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               THE MARQUEE GROUP, INC.             SFX ENTERTAINMENT, INC.
                 PROXY STATEMENT                          PROSPECTUS
  SPECIAL MEETING TO BE HELD ON MARCH 16, 1999       CLASS A COMMON STOCK

     SFX Entertainment, Inc. has agreed to acquire The Marquee Group, Inc. in a merger transaction. If the merger is completed, SFX will issue to you shares of SFX Class A common stock in exchange for your shares of Marquee stock. For each share of Marquee stock that you own on the day of the merger, you will receive
0.1111 of a share of SFX Class A common stock--except that, if the SFX stock price is more than $42.75, then you will receive $4.75 to $5.35 worth of SFX stock for each share of Marquee stock. The SFX stock price that we will use to calculate this exchange ratio will be the average of the last reported sale price of the SFX Class A common stock for the 15 trading days ending 5 days before the merger. SFX will issue a maximum of approximately 2,183,867 shares of SFX Class A common stock in the merger, assuming the exercise of all Marquee stock options and warrants.

     The SFX Class A common stock trades on the Nasdaq National Market System under the symbol "SFXE." The SFX Class A common stock has one vote per share, while SFX's Class B common stock is not publicly traded and generally has ten votes per share.

   The date, time and place of the special       March 16, 1999, 10:00 a.m.
     meeting of Marquee stockholders are:      888 Seventh Avenue, 37th Floor
                                                  New York, New York 10019

     At the special meeting, you will vote on whether to adopt the merger agreement and the merger, and will transact any other business that properly comes before the meeting. We cannot complete the merger unless the holders of a majority of the outstanding shares of Marquee common stock vote to adopt the merger agreement and the merger. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Marquee's board of directors recommends that you vote FOR adoption of the merger agreement and the merger.

     This document provides you with detailed information about the proposed merger. Please read this entire document carefully. AN INVESTMENT IN SFX CLASS A COMMON STOCK WILL INVOLVE RISKS AND UNCERTAINTIES. SEE "RISK FACTORS" BEGINNING ON PAGE 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated February 10, 1999 and was first mailed to stockholders on February 12, 1999.

                               TABLE OF CONTENTS





                                                     PAGE
                                                     ----
Questions and Answers about the
   Merger ..................................           1
Summary ....................................           3
   The Companies ...........................           3
   The Merger ..............................           3
   Market Price Information ................           7
   Selected Consolidated Financial
      Data .................................           8
   Comparative Per Share Data ..............          15
Risk Factors ...............................          17
   Decreases in the SFX stock price
      can decrease the value you
      receive in the merger ................          17
   Increases in the SFX stock price
      can decrease the amount of your
      interest in the combined company                17
   If SFX is unable to integrate the
      operations of its various
      businesses, its overall business
      may suffer ...........................          17
   SFX has a substantial amount of
      debt, which may harm it and its
      shareholders .........................          18
   SFX's credit facility and indentures
      restrict its operations ..............          18
   If SFX is unable to complete its
      pending acquisitions, SFX's
      business and stock price may
      suffer ...............................          19
   If SFX is unable to complete other
      acquisitions in the future, SFX's
      business and stock price may
      suffer ...............................          19
   SFX will be required to make large
      payments upon a change of
      control, which may harm SFX's
      financial condition ..................          20
   SFX and its management may have
      conflicts of interest with Marquee              20
   Competition between SFX and
      Marquee for business may
      negatively affect each company's
      results of operations ................          20
   SFX may be forced to sell some of
      its subsidiaries, which may
      prevent SFX from realizing the
      full value of these subsidiaries .....          20



                                                    PAGE
                                               --------------
   SFX may have lower revenues
      because it is unable to secure
      appropriate artists, events
      and venues ...........................          21
   SFX may have environmental
      liabilities that could affect its
      results of operations or financial
      condition ............................          21
   The Department of Justice
      investigation may harm SFX's
      operations ...........................          21
   Because a change of control of SFX
      would be difficult to achieve,
      holders of SFX stock may not
      have the opportunity to receive a
      premium for their shares .............          22
   SFX's operations may suffer from
      Year 2000 computer problems ..........          22
The Special Meeting ........................          23
   Special Meeting .........................          23
   Matters to be Considered ................          23
   Recommendation ..........................          23
   Record Date; Quorum .....................          23
   Share Ownership of Management
      and Certain Stockholders .............          23
   Votes Required; Effect of
      Abstentions and Non-Votes ............          23
   Voting and Revocation of Proxies ........          23
   Solicitation of Proxies; Expenses .......          24
The Merger .................................          25
   Background of the Merger ................          25
   Marquee's Reasons for the Merger ........          31
   Opinion of Marquee's Financial
      Advisor ..............................          33
   SFX's Reasons for the Merger ............          38
   Accounting Treatment ....................          39
   Federal Income Tax Consequences .........          39
   Regulatory Matters ......................          41
   Appraisal Rights ........................          41
   Federal Securities Laws
      Consequences; Resale
      Restrictions .........................          41
   Interests of Marquee's Management
      and Directors in the Merger ..........          41
   Litigation ..............................          43

                                                     PAGE
                                                --------------
Comparative Per Share Market Price
   and Dividend Information .................          45
The Merger Agreement ........................          46
   The Merger ...............................          46
   The Exchange Ratio .......................          46
   Stock Options ............................          47
   Warrants .................................          47
   Stock Appreciation Rights ................          48
   Representations and Warranties ...........          48
   Covenants ................................          49
   Non-Solicitation .........................          49
   Conditions ...............................          50
   Termination; Fees and Expenses ...........          51
SFX Unaudited Pro Forma
   Condensed Combined Financial
   Statements ...............................          53
Marquee Unaudited Pro Forma
   Condensed Combined Financial
   Statements ...............................          79
SFX Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations ....................          85
   The Spin-Off .............................          85
   Financings ...............................          86
   1997 Acquisitions ........................          87
   1998 Acquisitions ........................          87
   Recent Acquisition .......................          90
   Marquee Merger ...........................          91
   Pending Acquisitions .....................          91
   Agreement with Ticketmaster ..............          92
   Proposed Stock Option Plan ...............          92
   Results of Operations ....................          92
   Recent Developments ......................          96
   Historical Results .......................          96
   Pro Forma Results ........................          99
   Liquidity and Capital Resources ..........         100
   Recent Accounting
      Pronouncements ........................         108
Marquee Management's Discussion
   and Analysis of Financial Condition
   and Results of  Operations ...............         109
   Business .................................         109
   Results of Operations ....................         111
   Pro Forma Results of Operations ..........         113
   Liquidity and Capital Resources ..........         114
   Recent Accounting
      Pronouncements ........................         119



                                                     PAGE
                                                --------------
Overview of the Live Entertainment
   Industry .................................         120
   Concert Promotion Industry ...............         120
   Theatrical Industry ......................         121
   Motor Sports Industry ....................         122
   Talent Representation Industry ...........         122
SFX's Business ..............................         123
   Summary ..................................         123
   Broadcasting Merger and the
      Spin-Off ..............................         124
   1997 Acquisitions ........................         124
   1998 Acquisitions ........................         125
   Recent Acquisition .......................         127
   Marquee Merger ...........................         127
   Pending Acquisitions .....................         127
   Agreement with Ticketmaster ..............         128
   Services Provided by SFX .................         128
   Operating Strategy .......................         139
   Regulatory Matters .......................         142
   Properties ...............................         142
   Litigation ...............................         142
   Employees ................................         143
   Additional Information ...................         143
Marquee's Business ..........................         144
   Summary ..................................         144
   1997 Acquisitions ........................         144
   1998 Acquisitions ........................         145
   Acquisition and Operating Strategy                 145
   Services Provided by Marquee .............         147
   Dependence on a Limited Number
      of Clients and Events; Revenue
      Recognition ...........................         153
   Competition ..............................         154
   Employees ................................         154
   Properties ...............................         154
   Litigation ...............................         154
   Potential Conflicts of Interest ..........         155
   Additional Information ...................         155
Agreements Related to the Pending
   Acquisitions .............................         156
   Cellar Door ..............................         156
   Nederlander ..............................         157
SFX Management ..............................         159
   Directors and Executive Officers .........         159
   Compensation of Directors ................         163
   Executive Compensation ...................         165

                                                 PAGE
                                            --------------
   Aggregated Option Exercises in
      Last Fiscal Year and Fiscal-End
      Option Values .....................         166
   Spin-Off Shares ......................         167
   Employment Agreements and
      Arrangements with Certain
      Officers and Directors ............         167
Marquee Management ......................         172
   Directors and Executive Officers .....         172
   Management Compensation ..............         174
   Aggregate Option/SAR Exercises in
      1997 and Fiscal Year-end
      Option/SAR Values .................         177
   Employment Agreements ................         177
   Director Compensation ................         178
SFX Principal Stockholders ..............         179
   Possible Change in Control ...........         181
Marquee Principal Stockholders ..........         182
   Escrow Shares ........................         184
Certain Relationships and Related
   Transactions of SFX ..................         185
   Potential Conflicts of Interest ......         185
   Agreements Prior to the Spin-Off .....         185
   Employment Agreements ................         186
   Assumption of Employment
      Agreements; Certain Change of
      Control Payments ..................         186
   Indemnification of Mr. Sillerman .....         187
   Relationship Between Howard J.
      Tytel and Baker & McKenzie ........         187
   Arrangement Between Robert F.X.
      Sillerman and Howard J. Tytel .....         187
   Triathlon Fees .......................         188
   Agreements with Broadcasting .........         188
   Common Stock Received in the
      Spin-Off ..........................         188
   Issuance of Stock to Holders of
      Broadcasting's Options and SARs             189
   Meadows Repurchase ...................         189
Certain Relationships and Related
   Transactions of Marquee ..............         190



                                                 PAGE
                                            --------------
   Consulting Agreement .................         190
   ProServ Acquisition ..................         191
   Stockholders' Agreement ..............         192
   Potential Conflicts of Interest with
      SFX ...............................         192
   Founders' Stock ......................         192
   Escrow Agreement .....................         193
   Private Placement and Corporate
      Indebtedness ......................         194
   SMTI Acquisition .....................         195
   A&A Acquisition ......................         195
   Transactions at Arm's Length .........         196
Description of Capital Stock of SFX .....         197
   Common Stock .........................         197
   Preferred Stock ......................         199
Certain Statutory, Charter and Bylaw
   Provisions of SFX ....................         200
   Charter and Bylaw Provisions .........         200
   Certain Anti-Takeover Provisions .....         200
Comparison of Stockholders' Rights ......         201
   Authorized Capital Stock .............         201
   Voting ...............................         201
   Cumulative Voting ....................         202
   No Preemptive Rights .................         202
   Special Meetings of Stockholders .....         202
Legal Matters ...........................         202
Submission of Future Stockholder
   Proposals ............................         202
Experts .................................         203
Where You Can Find More
   Information ..........................         205
Safe Harbor for Forward-Looking
   Statements ...........................         206
Index to Financial Statements ...........         F-1
Annex I -- Agreement and Plan of
   Merger, as amended ...................         I-1
Annex II -- Opinion of Prudential
   Securities Incorporated ..............        II-1

                            ---------------------
     This proxy statement--prospectus incorporates important information that we are not including or delivering with the document. You can obtain this information without charge. Please direct requests to:


                               SFX Entertainment, Inc.
                               650 Madison Avenue, 16th Floor
                               New York, New York 10022
                               Attn: Timothy Klahs
                               Director of Investor Relations
                               (212) 407-9126



     To ensure timely delivery of the documents in advance of the special meeting, you should make your request no later than March 9, 1999.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT--PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION THAT IS DIFFERENT. THIS DOCUMENT IS DATED   FEBRUARY 10, 1999. YOU
SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY OTHER DATE.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER



Q.:   WHY SHOULD MARQUEE MERGE WITH SFX?
A.:   Marquee believes that the merger will benefit its stockholders because:
       o  the merger will combine Marquee's strength in event management, television programming, production, marketing, talent representation and consulting services with SFX's leadership in promoting and producing a broad variety of live entertainment events locally, regionally and nationally and in representing team sports athletes;
       o  its business is a good strategic complement to SFX's business;
       o  it will have greater ability to access larger pools of funds that might be used to acquire other companies in the future; and
       o  it can better implement its growth strategy by becoming a subsidiary of SFX.
Q.:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A.:   We are working towards completing the merger as quickly as possible and, if Marquee stockholders approve the merger, we expect to complete the merger shortly after the special meeting.
Q.:   IF I AM NOT GOING TO ATTEND THE SPECIAL MEETING, SHOULD I RETURN MY PROXY CARD INSTEAD?
A.:   Yes. Just complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.
Q.:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR
      ME?
A.:   You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions. Such broker non-votes will have the same effect as votes cast against the merger.
Q.:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A.:   No. After the merger closes, SFX will send you written instructions for exchanging your
      Marquee certificates for SFX certificates.
Q.:   CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?
A.:   Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in several ways:
       o  First, you can send a written notice stating that you would like to revoke your proxy to Marquee at the address listed below.
       o  Second, you can complete a new proxy card and send it to the address below, and the new proxy card will automatically replace any earlier dated proxy card that you returned.
       o  Third, you can attend the special meeting and vote in person.
       o  Fourth, if you instructed a broker to vote your shares, follow your broker's directions for changing those instructions.

      You should send any notice of revocation or your completed new proxy card to Marquee at the following address:
         The Marquee Group, Inc.
      c/o Continental Stock Transfer and Trust Company
      2 Broadway, 19th Floor
      New York, New York 10004
      Attn: Proxy Department
      Facsimile: (212) 509-5152
Q.:   WHO CAN ANSWER MY QUESTIONS?
A.:   You should contact:


  SFX:                  SFX Entertainment, Inc.
                        650 Madison Avenue, 16th Floor
                        New York, New York 10022
                        Attn: Timothy Klahs
                        (212) 407-9126
  Marquee:              The Marquee Group, Inc.
                        888 Seventh Avenue, 37th Floor
                        New York, New York 10019
                        Attn: Jan E. Chason
                        (212) 728-2021
  Proxy Solicitor:      Georgeson & Company Inc.
                        Wall Street Plaza, 30th Floor
                        New York, New York 10005
                        banks and brokers may call collect at (212) 440-9800
                        all others should call (800) 223-2064

                                    SUMMARY

     This summary highlights selected information from this proxy statement--prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, we urge you to read carefully the entire proxy statement--prospectus, including its annexes, which contains important information relating to the merger.


                                 THE COMPANIES

SFX ENTERTAINMENT, INC.
650 Madison Avenue, 16th Floor
New York, New York 10022
(212) 838-3100



     SFX is the largest diversified promoter, producer and venue operator for live entertainment events in the United States. SFX owns and/or operates the largest network of venues in the country used principally for music concerts and other live entertainment events. After giving effect to the Cellar Door acquisition, SFX has 75 venues--including 14 amphitheaters in 9 of the top 10 markets--in 30 of the top 50 markets, either directly owned, either partially or entirely, or operated under lease or exclusive booking arrangements. SFX also develops and manages touring Broadway shows, selling subscription series in 38 markets. In addition, SFX is a leading full-service marketing and management company specializing in the representation of team sport athletes, primarily in professional basketball.



THE MARQUEE GROUP, INC.
888 Seventh Avenue, 37th Floor
New York, New York 10019
(212) 977-0300

     Marquee provides event management, television programming and production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. Marquee has developed its sports television programming and production, marketing, sponsorship sales and consulting businesses since its formation in early 1996.


                                  THE MERGER

     WHAT MARQUEE STOCKHOLDERS WILL RECEIVE IN THE MERGER. You will receive shares of SFX Class A common stock in exchange for your shares of Marquee stock based on the exchange ratio. The exchange ratio is the number of shares of SFX Class A common stock that SFX will issue for each share of Marquee stock in the merger. We will base the exchange ratio on the SFX stock price which, for purposes of this calculation, is the average of the last reported sale price of the SFX Class A common stock for the 15 trading days ending 5 days before the merger.

     For each share of Marquee stock:

 o If the SFX stock price is $42.75 or less, you will receive 0.1111 shares of SFX Class A common stock;

 o If the SFX stock price is over $42.75 but no more than $60.00, you will receive $4.75 worth of SFX Class A common stock;

 o If the SFX stock price is over $60.00 but no more than $66.00, you will receive shares of SFX stock equal to 0.1 minus 1.25/SFX stock price; or


 o If the SFX stock price is over $66.00, you will receive $5.35 worth of SFX Class A common stock.

SFX will not issue fractional shares. You will receive an amount of cash based on the SFX stock price instead of any fractional shares.

     Soon after the merger occurs, you will receive a letter of transmittal describing the surrender of valid certificates representing Marquee stock, and instructions for use of the letter of transmittal. You should not surrender your Marquee stock certificates until after the merger and until you receive a letter of transmittal.


     OWNERSHIP OF SFX AFTER THE MERGER. Assuming an SFX stock price of $55.00, we estimate that SFX will issue to Marquee stockholders, after the exercise of all Marquee stock options and warrants, approximately 1,698,344 shares of SFX Class A common stock, representing approximately 5.6% of its Class A common stock after the merger and approximately 3.6% of its combined common stock voting power. We estimate the aggregate value of stock SFX will issue in the merger to be approximately $81.7 million, which does not include shares that may be issued upon the exercise of warrants and stock options issued in connection with the merger. SFX contemplates consummating a public offering of up to 4.0 million shares of Class A common stock excluding the overallotment option. If SFX consummates the equity offering and the acquisition of Cellar Door as contemplated, SFX will issue to Marquee stockholders in the merger SFX Class A common stock representing approximately 3.3% of SFX's combined common stock voting power.


     OUR REASONS FOR THE MERGER. The Marquee board of directors and its special committee believe that the merger enables you to become a stockholder in a significantly larger company that will be better positioned to compete in the sports and entertainment marketing, talent representation and television industry. In addition, the merger will provide Marquee with greater access to capital. Marquee's special committee consists of Arthur Barron and Myles Schumer, both of whom are independent directors on the Marquee board of directors, and Robert M. Gutkowski, the President and Chief Executive Officer of Marquee.

     To review the background and reasons for the merger in detail, see "The Merger" beginning on page 25.

     RECOMMENDATION OF THE MARQUEE BOARD. The Marquee board of directors and its special committee believe that the merger is advisable, fair to, and in the best interests of the Marquee stockholders. The Marquee board of directors has approved the merger agreement and the merger, and recommends that you vote FOR the proposal to adopt the merger agreement and the merger.

     OPINION OF FINANCIAL ADVISOR. The Marquee board of directors considered an opinion from its financial advisor, Prudential Securities Incorporated, in deciding to approve, adopt and declare advisable the merger agreement and the merger. The opinion expresses the view that the exchange ratio was fair from a financial point of view to the Marquee stockholders, other than Messrs. Sillerman and Tytel, on the date of the opinion. This opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is Annex II to this proxy statement--prospectus. We encourage you to read the opinion carefully.

     STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER. The holders of a majority of the outstanding shares of Marquee stock must vote for adoption of the merger agreement and the merger to approve them. Failure to vote will count as a vote against adoption of the merger agreement and the merger. On February 4, 1999, the directors and executive officers of Marquee and their affiliates directly or indirectly owned approximately 27.1% of the outstanding shares of Marquee stock. We expect that they will vote their shares for adoption of the merger agreement and the merger. For more information on the stock ownership of Marquee's directors and executive officers, see "Marquee Principal Stockholders."



     You will have one vote at the special meeting for each share of Marquee common stock you owned at the close of business on February 4, 1999. On that date, 18,085,614 shares of Marquee common stock were outstanding.


     INTERESTS OF MARQUEE'S MANAGEMENT AND DIRECTORS IN THE MERGER. When considering the recommendation of the Marquee board of directors and its special committee, you should be aware that certain members of Marquee's management and its board of directors have interests in the merger that differ from yours. For example:

 o they hold Marquee stock options, warrants and stock appreciation rights that will convert into stock options, warrants and stock appreciation rights of SFX after the merger;

 o they will amend their employment agreements on terms that may be more favorable to them;

 o SFX will indemnify them for six years after the merger for certain claims against them; and

 o each of the two independent directors of the Marquee board of directors received a fee of $35,000 from Marquee for evaluating the merger.

     Members of Marquee's management and board of directors also hold a substantial number of shares of Marquee common stock. Any or all of these interests may cause them to have conflicts of interest regarding the merger. The Marquee board of directors and its special committee were aware of these interests and considered them, among other matters, in approving, adopting and declaring advisable the merger agreement and the merger.

     Robert F.X. Sillerman, the Chairman of the Marquee board of directors, is also the Executive Chairman of SFX, while Howard J. Tytel, one of Marquee's directors, is the Executive Vice President and a director of SFX. Mr. Sillerman directly or indirectly currently owns approximately 6.1% of the voting power of Marquee and 39.1% of the combined voting power of SFX, while Mr. Tytel directly or indirectly currently owns approximately 1.1% of the voting power of Marquee and 1.0% of the combined voting power of SFX. Mr. Tytel had a significant role in negotiating the terms of the merger on behalf of SFX. For more information on interests of Marquee's management and directors in the merger, see "The Merger--Interests of Marquee's Management and Directors in the Merger."


     FEDERAL INCOME TAX CONSEQUENCES. We have structured the merger so that Marquee stockholders will not recognize gain or loss as a consequence of the merger, except for tax payable on cash they receive instead of fractional shares. SFX and Marquee have received an opinion from legal counsel that, based on certain assumptions and certifications, the merger will be a tax-free reorganization for federal income tax purposes. However, we urge you to consult your own tax advisor. For more information about tax matters, see "The Merger--Federal Income Tax Consequences."

     TERMINATION FEES AND EXPENSES. The merger agreement requires Marquee to pay a fee of up to $900,000 to SFX, and expenses of up to $500,000, if the merger agreement terminates under certain circumstances. For more information on the fees and expenses that may be paid, and the conditions under which the merger agreement may terminate, see "The Merger Agreement."

     LEGAL PROCEEDINGS RELATED TO THE MERGER. In May 1998, Herbert Beherens, a Marquee stockholder, filed a class action complaint against SFX, certain of its directors and Marquee. The complaint alleged that SFX's proposed acquisition of Marquee would be unfair to Marquee's public stockholders. In July 1998, the parties agreed to settle the lawsuit.

     Subsequently, SFX and Marquee amended the merger agreement, revising the exchange ratio and other terms. In entering into the amendment, SFX and Marquee considered the plaintiffs' concerns and interests. The parties also revised the terms of the settlement. The settlement depends on closing the merger, completing discovery and obtaining court approval. For more information about this litigation, see "The Merger--Litigation."

     REGULATORY MATTERS. The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, prohibited us from completing the merger until after we had given certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until a required waiting period had expired. Both SFX and Marquee have filed the required information, and the required waiting period for the merger has expired.

     NO APPRAISAL RIGHTS. Marquee stockholders will not have any dissenters' rights of appraisal under Delaware law in connection with the merger.

     COMPARATIVE RIGHTS OF STOCKHOLDERS. When the merger closes, stockholders of Marquee will become stockholders of SFX. Some differences between the governing documents of SFX and those of Marquee include:

 o SFX has two classes of common stock, while Marquee has only one class;

 o each share of SFX's Class A common stock has 1 vote and each share of SFX's Class B common stock has 10 votes, while each share of Marquee common stock has 1 vote; and

 o SFX's Class A common stockholders elect a portion of SFX's directors, and SFX's Class A and Class B common stockholders, voting together, elect the rest of SFX's board of directors, while all Marquee stockholders vote together to elect all of Marquee's directors.

                           MARKET PRICE INFORMATION

     The SFX Class A common stock trades on the Nasdaq National Market under the symbol "SFXE." The Marquee common stock trades on the American Stock Exchange under the symbol "MRT." The following table sets forth the SFX Class A and Marquee common stock prices on:

 o July 22, 1998, the last full trading day before the public announcement of the proposed merger;

 o October 16, the last full trading day before the public announcement of amendment no. 3 to the merger agreement, which, among other things, adjusted the exchange ratio;

 o January 25, 1999, the last full trading day before the public announcement of amendment no. 4 to the merger agreement, which again adjusted the exchange ratio; and

 o February 10, 1999, the latest practicable date.


     We urge you to check current stock prices before you decide how to vote. For more information on stock prices, see "Comparative Per Share Market Price and Dividend Information."





                              SFX CLASS A COMMON     MARQUEE COMMON     MARQUEE EQUIVALENT
                                  STOCK PRICE          STOCK PRICE       PER SHARE PRICE
                             --------------------   ----------------   -------------------
July 22, 1998 ............          $51 5/8              $5 15/16            $  4.75
October 16, 1998 .........           29 1/8               2 1/4                 3.24
January 25, 1999 .........           53 7/8               4 1/8                 4.75
February 10, 1999 ........           55 1/8               4 3/8                 4.75



     The Marquee equivalent per share price represents the equivalent of one share of Marquee common stock calculated by multiplying the price per share of SFX Class A common stock by the exchange ratio. This assumes that the SFX stock price would have been equal to the closing price of the SFX Class A common stock on the dates above, and that the exchange ratio would have been 0.0920 on July 22, 1998, 0.1111 on October 16, 1998, 0.0882 on January 25, 1999 and
0.0862 on February 10, 1999. We based the exchange ratio used in calculating the Marquee equivalent per share price for July 22, 1998 on the terms of the merger agreement prior to entering into amendment no. 3 to the merger agreement, which reduced the exchange ratio. For a description of the terms of the original merger agreement, see "The Merger--Background of the Merger."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited and unaudited financial statements of SFX and its predecessor, and Marquee. The information is only a summary, and you should read it in conjunction with our historical financial statements and related notes appearing elsewhere in this document. See "Index to Financial Statements."

SFX SELECTED FINANCIAL DATA


     The pro forma financial data of SFX set forth below gives effect to the merger, the acquisitions completed by SFX in 1997 and 1998, an offering of $200.0 million of 9 1/8% Senior Subordinated Notes due 2008, the contemplated acquisition of the Cellar Door group of companies and a proposed offering of up to 4.0 million shares of SFX's Class A common stock, as if they had occurred at the beginning of the periods presented. See "SFX Unaudited Pro Forma Condensed Combined Financial Statements" and the table "SFX Entertainment, Inc. Summary of Completed and Certain Pending Acquisitions" on page 58 for selected financial information related to each of SFX's acquisitions.


     We expect SFX to account for the merger under the "purchase method." For accounting and financial reporting purposes, SFX will allocate the purchase price of Marquee to the assets acquired and liabilities assumed based on their estimated fair values. SFX will allocate any excess purchase consideration to goodwill and amortize such amount using the straight-line method over a period of 15 years.

     We believe that the operating performance of entertainment companies, such as SFX and Marquee, is measured, in part, by their ability to generate EBITDA. Further, we use EBITDA as our primary indicator of our operating performance, and secondarily as a measure of liquidity. "EBITDA" is defined as earnings before interest, taxes, other income, net equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that the entertainment industry accepts EBITDA as a generally recognized measure of performance and that analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

     We believe there are adjustments that could affect EBITDA, but we have not reflected them in the pro forma financial information. If we had made such adjustments, Adjusted EBITDA on a pro forma basis would have been approximately $116,875,000 for the year ended December 31, 1997 and $131,154,000 for the nine months ended September 30, 1998. The adjustments include the elimination of non-cash charges, the expected cost savings associated with the elimination of duplicative staffing and general and administrative expenses in connection with SFX's acquisitions, the merger and the Cellar Door acquisition and include equity income from investments. While management believes that such cost savings are achievable, our ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond our control.

     Depreciation and amortization includes $1,264,000 of integration costs incurred during the nine months ended September 30, 1998.

     We have reduced corporate expenses for consulting fees earned from Triathlon Broadcasting Company of $1,794,000 for the year ended December 31, 1997 and $398,000 for the nine months ended September 30, 1998. SFX Broadcasting, Inc. assigned the right to receive consulting fees payable under the agreement with Triathlon to SFX in connection with the spin-off. Triathlon has agreed to be acquired by a third party, and when acquired, it will cease paying consulting fees. If the acquisition does not occur, future fees may vary, above the minimum annual fee of $500,000, depending upon the level of acquisition and financing activities of Triathlon.

                   SFX SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                              YEAR ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------------
                                                                                                      PRO FORMA
                                                                                                     FOR THE 1997
                                                                                                  ACQUISITIONS, THE
                                                                                                         1998
                                                                                                    ACQUISITIONS,
                                                                                                     THE MERGER,
                                                                                                   THE CELLAR DOOR
                                                                                                     ACQUISITION,
                                                                                                       THE NEW
                                                                                                    NOTE OFFERING
                                                   PREDECESSOR                                     AND THE PROPOSED
                                -------------------------------------------------                  EQUITY OFFERING
                                     1993          1994        1995       1996         1997              1997
                                ------------- ------------- ---------- ---------- -------------- -------------------
                                 (UNAUDITED)                                                         (UNAUDITED)
STATEMENT OF
 OPERATIONS DATA:
Revenue .......................    $46,526       $92,785     $47,566    $ 50,362   $     96,144      $ 1,001,191
Operating expenses ............     45,635       90,598       47,178      50,686         83,417          892,159
Depreciation &
 amortization .................        762          755          750         747          5,431           89,157
Corporate expenses ............         --           --           --          --          2,206            8,000
Non-cash compensation
 and other non-cash
 charges ......................         --           --           --          --             --            1,367
                                   -------       -------     -------    --------   ------------      -----------
Operating income (loss)                129        1,432         (362)     (1,071)         5,090           10,508
Interest expense ..............       (148)        (144)        (144)        (60)        (1,590)         (70,115)
Other income
 (expense) ....................         85          138          178         198            295            4,280
Equity income (loss)
 from investments .............         --             (9)       488         524            509            5,489
                                   -------       ---------   -------    --------   ------------      -----------
Income (loss) before
 income taxes .................         66        1,417          160        (409)         4,304          (49,838)
Income tax provision ..........        (57)            (5)       (13)       (106)          (490)          (4,915)
                                   -------       ---------   -------    --------   ------------      -----------
Net income (loss) .............          9        1,412          147        (515)         3,814          (54,753)
Accretion on temporary
 equity--stock subject
 to redemption (1) ............         --           --           --          --             --           (3,601)
                                   -------       --------    -------    --------   ------------      -----------
Net income (loss)
 applicable to common
 shares .......................    $     9       $1,412      $   147    $   (515)  $      3,814      $   (58,354)
                                   =======       ========    =======    ========   ============      ===========
Net income (loss) per
 common share (2) .............                                                    $       0.26      $     (1.63)
                                                                                   ------------      -----------
Weighted average
 common shares
 outstanding (2) ..............                                                      14,445,061       36,300,289
OTHER OPERATING
 DATA (3):
Cash flow from:
 Operating activities .........                  $2,959      $  (453)   $  4,214   $      1,005
 Investing activities .........                      --           --        (435)       (73,296)
 Financing activities .........                    (477)        (216)     (1,431)        78,270



                                        NINE MONTHS ENDED SEPTEMBER 30,
                                ------------------------------------------------
                                                                   PRO FORMA
                                                                 FOR THE 1997
                                                               ACQUISITIONS, THE
                                                                     1998
                                                                 ACQUISITIONS,
                                                                  THE MERGER,
                                                                THE CELLAR DOOR
                                                                 ACQUISITION,
                                                                    THE NEW
                                                                 NOTE OFFERING
                                                               AND THE PROPOSED
                                    ACTUAL         ACTUAL       EQUITY OFFERING
                                     1997           1998             1998
                                -------------- -------------- ------------------
                                  (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
STATEMENT OF
 OPERATIONS DATA:
Revenue .......................  $     74,396   $    680,376     $ 1,037,148
Operating expenses ............        63,045        602,538         910,731
Depreciation &
 amortization .................         4,041         40,381          71,809
Corporate expenses ............         1,307          5,839           6,000
Non-cash compensation
 and other non-cash
 charges ......................            --         32,895          33,262
                                 ------------   ------------     -----------
Operating income (loss)                 6,003         (1,277)         15,346
Interest expense ..............          (956)       (31,709)        (52,587)
Other income
 (expense) ....................           213          2,152            (670)
Equity income (loss)
 from investments .............         1,344          3,964           5,968
                                 ------------   ------------     -----------
Income (loss) before
 income taxes .................         6,604        (26,870)        (31,943)
Income tax provision ..........        (2,952)        (3,333)         (4,617)
                                 ------------   ------------     -----------
Net income (loss) .............         3,652        (30,203)        (36,560)
Accretion on temporary
 equity--stock subject
 to redemption (1) ............            --         (1,925)         (2,711)
                                 ------------   ------------     -----------
Net income (loss)
 applicable to common
 shares .......................  $      3,652   $    (32,128)    $   (39,271)
                                 ============   ============     ===========
Net income (loss) per
 common share (2) .............  $       0.25   $      (1.38)    $     (1.10)
                                 ------------   ------------     -----------
Weighted average
 common shares
 outstanding (2) ..............    14,382,778     23,262,122      36,300,289
OTHER OPERATING
 DATA (3):
Cash flow from:
 Operating activities .........  $        789   $     22,307
 Investing activities .........       (71,997)      (852,240)
 Financing activities .........        78,302        889,543

                                                     AS OF DECEMBER 31,                        AS OF SEPTEMBER 30, 1998
                                 ---------------------------------------------------------- -------------------------------
                                                                                                              PRO FORMA
                                                                                                           FOR THE MERGER,
                                                                                                           THE CELLAR DOOR
                                                                                                             ACQUISITION,
                                                                                                               THE NEW
                                                   PREDECESSOR                                              NOTE OFFERING
                                 -----------------------------------------------                           AND THE PROPOSED
                                      1993          1994        1995      1996      1997        ACTUAL     EQUITY OFFERING
                                 ------------- ------------- --------- --------- ---------- ------------- -----------------
                                  (UNAUDITED)   (UNAUDITED)                                  (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Current assets .................     $1,823        $4,453     $3,022    $6,191    $ 11,220   $  165,727       $  277,039
Property and equipment, net.....      4,484         3,728      2,978     2,231      59,685      275,000          312,881
Intangible assets, net .........         --            --         --        --      60,306      904,929        1,088,641
Total assets ...................      6,420         8,222      6,037     8,879     146,942    1,391,548        1,731,989
Current liabilities ............      4,356         3,423      3,138     7,973      21,514      166,540          175,512
Long-term debt, including
 current portion ...............         --         1,830         --        --      16,178      742,474          757,039
Temporary equity--stock
 subject to redemption(1) ......         --            --         --        --          --       16,500           19,920
Shareholders' equity ...........      6,420         2,969      2,900       907     102,144      396,211          706,659


----------
(1) The PACE acquisition agreement provides that each PACE seller shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE acquisition and ending 90 days thereafter, to require SFX to purchase up to one-third of SFX's Class A common stock received by that PACE seller, representing 500,000 shares in the aggregate, for a cash purchase price of $33.00 per share. With certain limited exceptions, the sellers may not assign these fifth year put option rights. We have recorded the maximum amount payable under all fifth year put options, $16,500,000, as temporary equity. For more information regarding the fifth year put options, see "SFX Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   The ProServ acquisition agreement provides that Marquee may be required to repurchase up to all of the 545,000 shares of Marquee common stock, which equals 47,088 shares of SFX Class A common stock after giving effect to the merger. The maximum amount payable under the put option, $3,420,000, has been recorded as temporary equity.

(2) Includes 500,000 shares of SFX's Class A common stock issued to the PACE sellers in connection with the fifth year put options and 47,088 shares of SFX Class A common stock related to the ProServ put options issued by Marquee; these shares are not included in calculating the net loss per common share.


(3) For a calculation of EBITDA and Adjusted EBITDA, see page 12.

                 SFX CALCULATION OF EBITDA AND ADJUSTED EBITDA
                                 (IN THOUSANDS)





                                                         YEAR ENDED DECEMBER 31,
                             -------------------------------------------------------------------------------
                                                                                              PRO FORMA
                                                                                             FOR THE 1997
                                                                                          ACQUISITIONS, THE
                                                                                                 1998
                                                                                            ACQUISITIONS,
                                                                                             THE MERGER,
                                                                                           THE CELLAR DOOR
                                                                                             ACQUISITION,
                                                                                               THE NEW
                                                                                            NOTE OFFERING
                                               PREDECESSOR                                 AND THE PROPOSED
                             -----------------------------------------------               EQUITY OFFERING
                                  1993         1994        1995      1996        1997            1997
                             ------------- ------------ --------- ---------- ----------- -------------------
                              (UNAUDITED)                                                    (UNAUDITED)
Net income (loss) ..........     $   9        $1,412     $   147    $ (515)    $ 3,814        $ (54,753)
Add back:
 Depreciation and
  amortization .............       762          755          750       747       5,431           89,157
 Interest expense ..........       148          144          144        60       1,590           70,115
 Income tax provision ......        57            5           13       106         490            4,915
Less:
 Other income (expense).....       (85)        (138)        (178)     (198)       (295)          (4,280)
 Equity income from
  investments ..............        --            9         (488)     (524)       (509)          (5,489)
                                 -----        ------     -------    ------     -------        ---------
EBITDA .....................       891        2,187          388      (324)     10,521           99,665
Add:
 Non-cash compensation
  and other non-cash
  charges ..................        --           --           --        --          --            1,367
 Equity income from
  investments ..............        --             (9)       488       524         509            5,489
 Expected acquisition
  related cost savings
  related to the
  elimination of
  duplicative staffing
  and general and
  administrative
  expenses .................        --           --           --        --          --           10,354
                                 -----        -------    -------    ------     -------        ---------
Adjusted EBITDA ............     $ 891        $2,178     $   876    $  200     $11,030        $ 116,875
                                 =====        =======    =======    ======     =======        =========



                                    NINE MONTHS ENDED SEPTEMBER 30,
                             ----------------------------------------------
                                                              PRO FORMA
                                                            FOR THE 1997
                                                          ACQUISITIONS, THE
                                                                1998
                                                            ACQUISITIONS,
                                                             THE MERGER,
                                                           THE CELLAR DOOR
                                                            ACQUISITION,
                                                               THE NEW
                                                            NOTE OFFERING
                                                          AND THE PROPOSED
                                 ACTUAL        ACTUAL      EQUITY OFFERING
                                  1997          1998            1998
                             ------------- ------------- ------------------
                              (UNAUDITED)   (UNAUDITED)      (UNAUDITED)
Net income (loss) ..........   $  3,652      $ (30,203)      $ (36,560)
Add back:
 Depreciation and
  amortization .............      4,041         40,381          71,809
 Interest expense ..........        956         31,709          52,587
 Income tax provision ......      2,952          3,333           4,617
Less:
 Other income (expense).....       (213)        (2,152)            670
 Equity income from
  investments ..............     (1,344)        (3,964)         (5,968)
                               --------      ---------       ---------
EBITDA .....................     10,044         39,104          87,155
Add:
 Non-cash compensation
  and other non-cash
  charges ..................         --         32,895          33,262
 Equity income from
  investments ..............      1,344          3,964           5,968
 Expected acquisition
  related cost savings
  related to the
  elimination of
  duplicative staffing
  and general and
  administrative
  expenses .................         --             --           4,769
                               --------      ---------       ---------
Adjusted EBITDA ............   $ 11,388      $  75,963       $ 131,154
                               ========      =========       =========

                        MARQUEE SELECTED FINANCIAL DATA

     The pro forma financial data of Marquee set forth below gives effect to the acquisitions completed by Marquee in 1997 and 1998 as well as a $35.0 million revolving credit facility entered into in 1998, as if, where indicated, they had occurred at the beginning of the period presented. See "Marquee Unaudited Pro Forma Condensed Combined Financial Statements."


                  MARQUEE SELECTED CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                 YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------
                                                                                             PRO FORMA
                                                                                           FOR THE 1997
                                                                                           ACQUISITIONS,
                                                                                             THE 1998
                                                                             PRO FORMA     ACQUISITIONS
                                                                           FOR THE 1997   AND THE CREDIT
                                         ACTUAL     ACTUAL      ACTUAL     ACQUISITIONS      AGREEMENT
                                          1995       1996        1997          1997            1997
                                       --------- ----------- ------------ -------------- ----------------
                                                                            (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues .............................       --   $  2,869    $  21,268      $34,953         $ 53,324
Operating expenses ...................       --      2,563       14,459       23,154           34,383
General and administrative
 expenses ............................       --      2,199        6,316        8,991           12,095
Loss on abandonment of lease .........       --         --          466          466              466
Deferred compensation and other
 non-cash compensation and
 other non-cash charge ...............       --         56          145          145              145
Depreciation and amortization ........       --          5          371        1,429            4,561
                                             --   --------    ---------      -------         --------
Income (loss) from operations ........       --     (1,954)        (489)         768            1,674
Interest expense, net ................       --        283           22           22            3,323
Financing expense ....................       --        193          756          756              756
                                             --   --------    ---------      -------         --------
Income (loss) before income
 taxes ...............................       --     (2,430)      (1,267)         (10)          (2,405)
Income taxes .........................       --        (20)          45           90               53
                                             --   --------    ---------      -------         --------
Net income (loss) ....................       --     (2,410)      (1,312)        (100)          (2,458)
Accretion of obligation related to
 the put option issued in
 connection with the ProServ
 acquisition .........................       --         --           59          301              301
                                             --   --------    ---------      -------         --------
Net income (loss) applicable to
 common stockholders .................       --   $ (2,410)   $  (1,371)     $  (401)        $ (2,759)
                                             ==   ========    =========      =======         ========
Net income (loss) per share
 applicable to common
 stockholders -- basic and
 dilutive ............................       --   $  (1.03)   $   (0.15)     $ (0.03)        $  (0.16)
                                             ==   ========    =========      =======         ========
Weighted average common stock
 outstanding .........................    2,067      2,347        9,377       16,559           17,108
                                          =====   ========    =========      =======         ========
OTHER OPERATING DATA (1)
Cash flows:
 Operations ..........................       --   $ (1,834)   $  (3,789)
 Investing Activities ................       --     (8,663)     (21,638)
 Financing Activities ................  $    20     17,708       27,140



                                             NINE MONTHS ENDED SEPTEMBER 30,
                                       -------------------------------------------
                                                                      PRO FORMA
                                                                     FOR THE 1997
                                                                    ACQUISITIONS,
                                                                       THE 1998
                                                                     ACQUISITIONS
                                                                    AND THE CREDIT
                                           ACTUAL        ACTUAL       AGREEMENT
                                            1997          1998           1998
                                       ------------- ------------- ---------------
                                        (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues .............................   $ 11,991      $  35,470       $48,848
Operating expenses ...................      7,664         23,726        30,777
General and administrative
 expenses ............................      4,502          8,239        10,650
Loss on abandonment of lease .........         --             --            --
Deferred compensation and other
 non-cash compensation and
 other non-cash charge ...............        165            367           367
Depreciation and amortization ........         91          1,463         3,569
                                         --------      ---------       -------
Income (loss) from operations ........       (431)         1,675         3,485
Interest expense, net ................        224            120         2,359
Financing expense ....................        756             --            --
                                         --------      ---------       -------
Income (loss) before income
 taxes ...............................     (1,411)         1,555         1,126
Income taxes .........................         77            541         1,000
                                         --------      ---------       -------
Net income (loss) ....................     (1,488)         1,014           126
Accretion of obligation related to
 the put option issued in
 connection with the ProServ
 acquisition .........................         --            236           236
                                         --------      ---------       -------
Net income (loss) applicable to
 common stockholders .................   $ (1,488)     $     778       $  (110)
                                         ========      =========       =======
Net income (loss) per share
 applicable to common
 stockholders -- basic and
 dilutive ............................   $  (0.20)     $    0.05       $ (0.01)
                                         ========      =========       =======
Weighted average common stock
 outstanding .........................      7,494         16,801        17,124
                                         ========      =========       =======
OTHER OPERATING DATA (1)
Cash flows:
 Operations ..........................   $ (2,184)     $  (3,547)
 Investing Activities ................     (4,432)       (32,408)
 Financing Activities ................        289         31,511

                                                            AT DECEMBER 31,             AT SEPTEMBER 30, 1998
                                                    --------------------------------   ----------------------
                                                     ACTUAL     ACTUAL      ACTUAL
                                                      1995       1996        1997              ACTUAL
                                                    --------   --------   ----------   ----------------------
                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Current assets ..................................      $20      $9,085     $17,567             $21,825
Total assets ....................................       20       9,361      46,790              90,182
Current liabilities .............................       --       1,850       6,520              11,451
Long-term debt ..................................       --       1,759       2,144              36,917
Common Stock subject to put options in connection
 with the ProServ acquisition ...................       --          --       3,184               3,420
Stockholders' equity ............................       20       5,409      33,286              36,779

--------
(1)   For a calculation of EBITDA and Adjusted EBITDA, see page 14.

               MARQUEE CALCULATION OF EBITDA AND ADJUSTED EBITDA
                                 (IN THOUSANDS)




                                                           YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------
                                                                                           PRO FORMA
                                                                                          FOR THE 1997
                                                                          PRO FORMA    ACQUISITIONS, THE
                                                                        FOR THE 1997   1998 ACQUISITIONS
                                     ACTUAL     ACTUAL       ACTUAL     ACQUISITIONS     AND THE CREDIT
                                      1995       1996         1997          1997         AGREEMENT 1997
                                    -------- ------------ ------------ -------------- -------------------
                                                                         (UNAUDITED)      (UNAUDITED)
Net income (loss) .................    $--     $ (2,410)    $ (1,312)      $ (100)         $ (2,458)
Add back (less)
 Depreciation and amortization.....     --            5          371        1,429             4,561
 Interest expense .................     --          283           22           22             3,323
 Financing expense ................     --          193          756          756               756
 Income taxes .....................     --          (20)          45           90                53
                                       ---     --------     --------       ------          --------
EBITDA                                  --       (1,949)        (118)       2,197             6,235
Add:
 Deferred compensation and
 other non-cash compensation
 and other non-cash charges .......     --           56          145          145               145
 Loss on abandonment of lease......     --           --          466          466               466
                                       ---     --------     --------       ------          --------
Adjusted EBITDA ...................    $--     $ (1,893)    $    493       $2,808          $  6,946
                                       ===     ========     ========       ======          ========



                                           NINE MONTHS ENDED SEPTEMBER 30,
                                    ----------------------------------------------
                                                                     PRO FORMA
                                                                   FOR THE 1997
                                                                 ACQUISITIONS, THE
                                                                 1998 ACQUISITIONS
                                        ACTUAL        ACTUAL      AND THE CREDIT
                                         1997          1998       AGREEMENT 1998
                                    ------------- ------------- ------------------
                                     (UNAUDITED)   (UNAUDITED)      (UNAUDITED)
Net income (loss) .................   $ (1,488)       $1,014          $  126
Add back (less)
 Depreciation and amortization.....         91         1,463           3,569
 Interest expense .................        224           120           2,359
 Financing expense ................        756            --              --
 Income taxes .....................         77           541           1,000
                                      --------        ------          ------
EBITDA                                    (340)        3,138           7,054
Add:
 Deferred compensation and
 other non-cash compensation
 and other non-cash charges .......        165           367             367
 Loss on abandonment of lease......         --            --              --
                                      --------        ------          ------
Adjusted EBITDA ...................   $   (175)       $3,505          $7,421
                                      ========        ======          ======

                          COMPARATIVE PER SHARE DATA


     We have summarized below the per share information for our respective companies on a historical, pro forma and equivalent basis. The exchange ratio of 0.0864 used in the pro forma and equivalent calculations assumes an SFX stock price of $55.00. Please read this table together with the unaudited pro forma consolidated financial statements and selected historical financial data of SFX and Marquee and their notes, which we have included in this proxy statement--prospectus. The pro forma information does not necessarily portray the historical results that we would have had or the future results that we will experience after the merger. Neither SFX nor Marquee has ever paid cash dividends on its stock.


     We calculated the net income (loss) per common share using the weighted average number of common shares outstanding. We calculated the historical book value and historical tangible book value per common share by dividing shareholders' equity for each company by the number of shares of common stock outstanding exclusive of shares subject to put options at the end of each period.


     We presented the pro forma per share data as if SFX had completed all recent and pending acquisitions and the related financings as of January 1, 1997. We calculated the pro forma book value and pro forma tangible book value per common share by dividing pro forma shareholders' equity by the pro forma number of shares of common stock outstanding exclusive of shares subject to put options at the end of the period. This pro forma per share data excludes the effects of the proposed equity offering.


     The pro forma per equivalent common share data represents the equivalent of one share of Marquee common stock to one share of SFX Class A common stock. We calculated it by multiplying the pro forma per common share data of SFX by the exchange ratio in the merger.




                                                                          NINE MONTHS
                                                         YEAR ENDED          ENDED
                                                        DECEMBER 31,     SEPTEMBER 30,
                                                            1997             1998
                                                       --------------   --------------
                                                         (UNAUDITED)      (UNAUDITED)
SFX
 Historical Per Common Share:
   Net income (loss) -- Basic and Dilutive .........      $  0.26          $  (1.38)
   Book value ......................................         6.98             13.23
   Tangible book value .............................         2.86            (16.99)
 Pro Forma Per Common Share:
   Net income (loss) ...............................      $ (2.16)         $  (1.48)
   Book value ......................................           --             15.68
   Tangible book value .............................           --            (18.60)
MARQUEE
 Historical Per Common Share:
   Net income (loss) -- Basic and Dilutive .........      $ (0.15)         $   0.05
   Book value ......................................         1.92              2.10
   Tangible book value .............................         0.54            ( 1.30)
 Pro Forma Per Equivalent Common Share:
   Net income (loss) ...............................           --          $  (0.13)
   Book value ......................................           --                --
   Tangible book value .............................           --                --

     If the SFX stock price is greater than $66.00, SFX will issue fewer shares for each outstanding share of Marquee. However, if the SFX stock price is equal to or less than $42.75, then SFX will issue 0.1111 shares of its Class A common stock for each outstanding share of Marquee stock. If the SFX stock price is equal to or less than $42.75, then the pro forma net income (loss) per share of SFX Class A common stock would be $(2.07) for the year ended December 31, 1997 and $(1.41) for the nine months ended September 30, 1998. The pro forma book value per share of SFX Class A common stock would be $14.60 for the nine months ended September 30, 1998. The pro forma tangible book value per share would be $(18.36) for the nine months ended September 30, 1998.

     In addition, the pro forma net income (loss) per equivalent share of Marquee common stock would be $(0.23) for the year ended December 31, 1997 and $(0.16) for the nine months ended September 30, 1998. The pro forma book value per equivalent share of Marquee common stock would be $1.62 for the nine months ended September 30, 1998. The pro forma tangible book value per equivalent share would be $(2.04) for the nine months ended September 30, 1998.

                                 RISK FACTORS


     When the merger closes, holders of Marquee common stock will become holders of SFX Class A common stock. Many factors will affect SFX's operating and financial results, as well as the price of SFX Class A common stock; some of these factors will be different from those affecting Marquee's operating and financial results and the price of Marquee common stock. Before you vote on the merger, you should consider carefully the risk factors discussed below as well as all of the other business, financial and legal information in this proxy statement-- prospectus, including the annexes. See "Safe Harbor for Forward Looking Statements."


DECREASES IN THE SFX STOCK PRICE CAN DECREASE THE VALUE YOU RECEIVE IN THE
MERGER

     If the SFX stock price is $42.75 or less, then each share of Marquee common stock will convert into 0.1111 shares of SFX Class A common stock in the merger. This amount will not increase, even if the SFX stock price drops substantially. For example, if the SFX stock price is greater than $42.75, you will receive at least $4.75 worth of SFX Class A common stock per share of Marquee common stock; however, if the SFX stock price is $20.00, you will receive only $2.22 worth of SFX Class A common stock.

     The prices of the SFX Class A common stock and the Marquee common stock have been volatile in the past. Therefore, we encourage you to check the current price of the SFX Class A common stock before the special meeting. For more information on SFX's stock prices, see "Comparative Per Share Market Price and Dividend Information."

INCREASES IN THE SFX STOCK PRICE CAN DECREASE THE AMOUNT OF YOUR INTEREST IN THE COMBINED COMPANY


     If the SFX stock price is more than $42.75 but no more than $60.00, then each share of Marquee common stock will convert into $4.75 worth of SFX Class A common stock. As long as the SFX stock price is between $42.75 and $60.00, this amount will not increase. As the SFX stock price increases over $42.75 -- except between $60.00 and $66.00 -- you will receive a proportionately smaller interest in the combined company after the merger. For example, if the SFX stock price is $45.00, then you will receive 0.1056 of a share of SFX Class A common stock per share of Marquee common stock; if the SFX stock price is $57.00, then you will receive only 0.0833 of a share; and if the SFX stock price is $70.00, then you will receive only 0.0764 of a share. However, when the SFX stock price is between $60.00 and $66.00, you will receive a proportionally larger interest in the combined company. Specifically, you will receive shares of SFX stock equal to the difference between 0.1 minus 1.25/SFX stock price for each share of Marquee stock. For example, if the SFX stock price is $62.00, then you will receive 0.0798 of a share of SFX Class A common stock per share of Marquee common stock; if the SFX stock price is $64.00, then you will receive 0.0805 of a share.


IF SFX IS UNABLE TO INTEGRATE THE OPERATIONS OF ITS VARIOUS BUSINESSES, ITS OVERALL BUSINESS MAY SUFFER

     SFX has grown rapidly since it was formed in December 1997, mainly by acquiring established live entertainment businesses. If SFX is unable to integrate its various businesses effectively, then SFX's business, financial condition and operating results may suffer. As of September 30, 1998, on a pro forma basis, SFX's 1998 acquisitions represented 74% of SFX's revenues and 67% of its assets, while Marquee and the Cellar Door acquisition collectively represented 11% of SFX's revenues and 16% of its assets.

     As you evaluate SFX's prospects, you should consider the many risks SFX will encounter during its process of integrating these acquired businesses, including:

 o the distraction of management's attention from other business concerns;

 o SFX's entry into markets where it has previously limited or no experience;
   and

 o potential loss of key employees or customers of the acquired businesses.

Although SFX's management has significant experience, it may be unable to effectively integrate the acquired businesses, Marquee, Cellar Door and/or other companies SFX expects to acquire in its pending acquisitions without encountering the difficulties described above, and the combined companies may not benefit as expected from the integration.


SFX HAS A SUBSTANTIAL AMOUNT OF DEBT, WHICH MAY HARM IT AND ITS STOCKHOLDERS

     SFX has a substantial amount of debt, and the amount of its debt is likely to substantially increase in the future. SFX's consolidated debt as of September 30, 1998 would have been approximately $757.0 million, on a pro forma basis giving effect to the Cellar Door acquisition, the merger, the recently completed offering of $200.0 million of 9 1/8% Senior Subordinated Notes due December 1, 2008 and the proposed equity offering.

     The amount of SFX's debt could harm the holders of its Class A common stock, by, among other things:

 o making SFX more vulnerable to general adverse economic and industry conditions;

 o limiting SFX's ability to obtain money to pay for future acquisitions, working capital, capital expenditures and other general corporate requirements;

 o dedicating more of SFX's cash flow to paying off its debt, which will reduce the amount of cash available to pay for working capital, capital expenditures or other general corporate needs;

 o limiting SFX's flexibility in planning for, or reacting to, changes in its business and the industry; and

 o placing SFX at a competitive disadvantage to competitors that have less debt.

     SFX's ability to pay principal and interest on its debt on time, to refinance its debt, or to pay for planned expenditures, will depend on various factors, some of which it will not be able to control. These factors include restrictions contained in its credit facility and the indentures relating to its notes, which may limit SFX's ability to, among other things, borrow additional funds. SFX may be unable to generate enough money to pay its debts because of insufficient cash flow from operations or because it is not able to raise additional capital funds by selling securities. SFX may also be required to refinance a part of its debt before the debt matures. For more details about SFX's financial resources, see "SFX Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SFX'S CREDIT FACILITY AND INDENTURES RESTRICT ITS OPERATIONS

     SFX's indentures and its credit facility restrict its and its subsidiaries' ability to, among other things:

 o sell or transfer assets;

 o incur additional debt;

 o repay other debt;

 o pay dividends;

 o make certain investments or acquisitions;



 o repurchase or redeem capital stock;



 o engage in mergers or consolidations; and

 o engage in certain transactions with subsidiaries and affiliates.

     The indentures and the credit facility also require SFX to comply with certain financial ratios, as discussed in "SFX Management's Discussion and Analysis Financial Condition and Results of Operations--Liquidity and Capital Resources."

     These restrictions may interfere with SFX's ability to obtain financing or to engage in other necessary or desirable business activities. In particular, SFX will need to seek the consent of its lender under the credit facility to consummate the merger.

     If SFX cannot comply with the requirements in the credit facility, then the lenders may require SFX to repay immediately all of its outstanding debt under the credit facility. If SFX's debt payments were accelerated, SFX's assets might not be sufficient to fully repay its debt. These lenders may also require SFX to use all of its available cash to repay its debt or may prevent SFX from making payments to other creditors on certain portions of its outstanding debt.


     SFX may not be able to obtain a waiver of these provisions or refinance its debt, if needed. In such a case, SFX's business, results of operations and financial condition would suffer.

IF SFX IS UNABLE TO COMPLETE ITS PENDING ACQUISITIONS, SFX'S BUSINESS AND STOCK
   PRICE MAY SUFFER

     SFX's pending acquisitions are important components in the implementation of SFX's overall business strategy. However, SFX may be unable to complete its pending acquisitions on the terms described in this proxy statement--prospectus or at all. If the trading price of SFX Class A common stock reflects the market's expectation that SFX will complete its pending acquisitions, then the price of SFX Class A common stock may drop if SFX is unable to complete these acquisitions.

     Completion of the pending acquisitions will also depend on satisfying or waiving a number of different closing conditions. SFX lacks the ability to satisfy some of these conditions by itself.


IF SFX IS UNABLE TO COMPLETE OTHER ACQUISITIONS IN THE FUTURE, SFX'S BUSINESS AND STOCK PRICE MAY SUFFER

     SFX is currently negotiating additional acquisitions and expects to seek additional acquisitions of live entertainment and related businesses in the future. However, it may be unable to:


 o identify and acquire additional suitable businesses;


 o obtain the financing necessary to acquire the businesses; or


 o obtain lenders' consents under its credit facility to acquire the businesses.


SFX's inability to obtain financing for future acquisitions or to complete acquisitions due to regulatory concerns could damage SFX's business, financial condition and results of operations, and, therefore, its stock price.


     Even if SFX is able to complete future acquisitions, they could result in
SFX: issuing more of its stock, which may dilute the value of existing SFX stock; incurring a substantial amount of additional debt; and/or amortizing expenses related to goodwill and other intangible assets. Any or all of these actions could damage SFX's business, financial condition and results of operations.

SFX WILL BE REQUIRED TO MAKE LARGE PAYMENTS UPON A CHANGE OF CONTROL, WHICH MAY HARM SFX'S FINANCIAL CONDITION

     SFX has obligations to make payments upon certain change of control events. If it makes the payments, it may lose necessary operating funds. If it cannot make the payments, it may be sued or forced into bankruptcy.


     If Mr. Sillerman directly or indirectly owns less than 30% of the combined voting power of SFX's Class A and Class B common stock, then a "Change in Control" will occur under SFX's credit facility. This would require SFX to repay all outstanding debt under the credit facility. Mr. Sillerman currently holds approximately 39.1% of SFX's voting power. Mr. Sillerman's voting power will decrease to approximately 34.9% after the merger, the Cellar Door acquisition and the proposed equity offering. This amount will decrease if SFX sells voting stock to third parties or issues it in acquisitions.


     Additionally, if anyone other than Mr. Sillerman becomes the beneficial owner of over 35% of the voting power of the outstanding SFX common stock, then a "Change in Control" will occur under SFX's indentures. This would require SFX to offer to repurchase its outstanding notes at a premium.

SFX AND ITS MANAGEMENT MAY HAVE CONFLICTS OF INTEREST WITH MARQUEE


     SFX anticipates that it may enter into certain transactions and arrangements with Marquee or compete with Marquee for business. Messrs. Sillerman and Tytel are likely, in such circumstances, to have conflicts of interest as officers and directors of SFX in such circumstances before the closing of the merger. Messrs. Sillerman and Tytel are directors, founders and significant stockholders of Marquee. However, Messrs. Sillerman and Tytel did not represent Marquee's interests in negotiations with SFX relating to the merger.

COMPETITION BETWEEN SFX AND MARQUEE FOR BUSINESS MAY NEGATIVELY AFFECT EACH COMPANY'S RESULTS OF OPERATIONS

     Before the closing of the merger, SFX may directly compete with Marquee in obtaining representation agreements with certain athletes and endorsement opportunities for its clients. In addition, SFX anticipates that it may enter into booking arrangements and other transactions and arrangements with Marquee's clients. SFX produces ice skating and gymnastics events that may compete with events Marquee is involved in before the closing of the merger. If SFX and Marquee compete for business before the closing of the merger, such competition may harm each company's results of operations.


SFX MAY BE FORCED TO SELL SOME OF ITS SUBSIDIARIES, WHICH MAY PREVENT SFX FROM REALIZING THE FULL VALUE OF THESE SUBSIDIARIES

     SFX has granted rights to re-purchase some of its subsidiaries. These rights may discourage potential bidders for the affected assets from negotiating with SFX, and may keep SFX from realizing the full productive value of these subsidiaries over time.


     PACE. In connection with SFX's acquisition of PACE Entertainment Corporation, Brian Becker received an option to acquire PACE's motor sports business--or, if that business is sold, PACE's theatrical business--at its fair market value. Mr. Becker may only exercise this option within 15 days after February 25, 2000. Mr. Becker's exercise of this option would result in termination of his employment agreement. Mr. Becker's exercise of this option could damage SFX's business, financial condition and results of operations.

     In addition, from February 25, 1999 to February 25, 2000, Mr. Becker will also have a right of first refusal under certain circumstances to acquire PACE's theatrical or motor sports line of business at a price equal to 95% of any proposed purchase price by a third party. On a pro forma basis for SFX's 1998 acquisitions, the merger and the Cellar Door acquisition, specialized motor sports would have accounted for approximately 5%, and theatrical would have accounted for approximately 21%, of SFX's total net revenues for the nine months ended September 30, 1998.

     DON LAW. In connection with SFX's acquisition of Blackstone Entertainment, LLC, also known as "Don Law," SFX granted the seller a right of first offer and refusal. The right allows the seller to purchase, with certain exceptions, the assets SFX acquired in the acquisition if SFX elects to sell those assets before July 2, 2000.

     BGP. SFX has agreed that it will not sell the assets of BG Presents, Inc. before February 24, 2001, without giving the sellers the opportunity to purchase the assets on the same terms.

     OTHER ACQUISITIONS. In addition, SFX has granted similar rights of first refusal to sellers in certain other acquisitions.

SFX MAY HAVE LOWER REVENUES BECAUSE IT IS UNABLE TO SECURE APPROPRIATE ARTISTS, EVENTS AND VENUES


     As a participant in the live entertainment industry, SFX's ability to generate revenues is highly sensitive to public tastes, which are unpredictable. A change in public tastes, an increase in competition or a lack of performer or event availability could damage SFX's business, financial condition and results of operations. Similarly, SFX's ability to generate revenues from live entertainment events may be limited if other competitive forms of entertainment are available. Since SFX relies on unrelated parties to create and perform live entertainment content, any lack of availability of popular musical artists, touring Broadway shows, specialized motor sports talent and other performers could limit SFX's ability to generate revenues.


     SFX requires access to venues to generate revenues from live entertainment events. It operates a number of its live entertainment venues under leasing or booking agreements. SFX's long-term success will depend in part on its ability to renew these agreements when they expire or end. SFX may be unable to renew these agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with new venues.

SFX MAY HAVE ENVIRONMENTAL LIABILITIES THAT COULD AFFECT ITS RESULTS OF OPERATIONS OR FINANCIAL CONDITION

     SFX may be subject to significant environmental liabilities. SFX owns or leases, or has other contractual interests in, numerous pieces of real property, many of which SFX recently acquired. SFX's properties are subject to environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances or materials. SFX's properties may also be subject to noise level restrictions, which may affect, among other things, the hours of operation of SFX's venues. Additionally, certain laws and regulations could hold SFX strictly, jointly and severally responsible for the correction of hazardous substance contamination at its facilities or at third-party waste disposal sites, and could hold it responsible for any personal or property damage related to the contamination.

THE DEPARTMENT OF JUSTICE INVESTIGATION MAY HARM SFX'S OPERATIONS

     SFX has received a preliminary inquiry from the Department of Justice seeking information on SFX's acquisitions of live entertainment venues and businesses throughout the United States. The Department of Justice is investigating whether these acquisitions might give SFX undue market power in producing, promoting or exhibiting live entertainment events. SFX has cooperated with the Department of Justice, and believes that its operations and plan of acquisitions comply with applicable antitrust laws. However, if the Department of Justice disagrees, it might file a lawsuit to force SFX to divest itself of some of its operations. Such a lawsuit could have a material adverse impact on SFX's business, results of operations and financial condition. For more information concerning the Department of Justice's preliminary inquiry, see "SFX's Business--Regulatory Matters."

BECAUSE A CHANGE OF CONTROL OF SFX WOULD BE DIFFICULT TO ACHIEVE, HOLDERS OF SFX STOCK MAY NOT HAVE THE OPPORTUNITY TO RECEIVE A PREMIUM FOR THEIR SHARES

     Holders of SFX Class A common stock could receive a premium for their shares upon a change of control of SFX. The holders of SFX Class A common stock may be less likely to receive a premium for their shares, however, because a change of control would be difficult to achieve without the cooperation of SFX's principal stockholders and its board of directors. There are several factors that would make a change of control difficult, including:


 o SFX has issued, and may issue in the future, shares of its Class B common stock, which has 10 votes per share in most matters. The holders of these shares will probably be able to prevent a change of control of SFX. The two current holders of its Class B common stock will control approximately 38.6% of SFX's total voting power after the merger, the Cellar Door acquisition and the proposed equity offering. Therefore, they probably will be able to block any potential change of control transaction that they oppose.


 o SFX's certificate of incorporation allows its board of directors to issue up to 25 million shares of preferred stock. If SFX issues shares of preferred stock with voting rights, this issuance could dilute the voting rights of holders of SFX common stock and could delay or prevent a change in control.


 o Section 203 of the Delaware General Corporation Law prohibits SFX from engaging in a "business combination" with an "interested stockholder" for three years after the person became an interested stockholder, unless the business combination is approved in a particular manner. Therefore, Section 203 could delay or prevent a change in control of SFX.

 o SFX's board of directors has also adopted other programs, plans and agreements that may make a change of control more expensive, such as severance payments and immediate vesting of stock options upon a change of control.

SFX'S OPERATIONS MAY SUFFER FROM YEAR 2000 COMPUTER PROBLEMS

     Year 2000 issues exist when computers record dates using two digits rather than four, and then use the dates for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause computer systems to perform inaccurate computations or fail to operate. Although SFX does not anticipate being subject to a material impact in this area, if it and the companies with which it does business do not take adequate preventative action, then the Year 2000 problem could damage SFX's business, financial condition and results of operations. For more information concerning SFX's Year 2000 compliance issues, see "SFX Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Year 2000 Compliance."

                              THE SPECIAL MEETING

SPECIAL MEETING


     We are furnishing this proxy statement--prospectus to Marquee stockholders in connection with the solicitation of proxies on behalf of the Marquee board of directors for use at the special meeting. The special meeting will be held at 10:00 a.m., local time, on March 16, 1999 at the principal executive offices of Marquee, 888 Seventh Avenue, 37th Floor, New York, New York.


MATTERS TO BE CONSIDERED

     At the special meeting, including any adjournment or postponement thereof, Marquee stockholders will:

 o consider and vote upon a proposal to adopt the merger agreement and the merger; and

 o transact such other business that may properly come before the special meeting.

RECOMMENDATION

     The Marquee Board believes that the merger is advisable, is fair to Marquee's stockholders and is in the best interests of Marquee and its stockholders. The Marquee Board, with Messrs. Sillerman and Tytel abstaining, unanimously recommends that stockholders of Marquee vote FOR adoption of the merger agreement and the merger.

RECORD DATE; QUORUM


     The Marquee Board has fixed the close of business on February 4, 1999 as the record date for the special meeting. Only Marquee stockholders of record on the record date are entitled to receive notice of and to vote at the special meeting. On the record date, 18,085,614 shares of Marquee common stock were outstanding and held by approximately 206 holders of record. Each outstanding share of Marquee common stock is entitled to one vote on the matter to be considered at the special meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Marquee common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.


SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     On the record date, Marquee's directors, its executive officers and their affiliates beneficially owned an aggregate of approximately 5,088,140 shares of Marquee common stock, or approximately 27.1% of the shares of Marquee common stock outstanding.

VOTES REQUIRED; EFFECT OF ABSTENTIONS AND NON-VOTES

     The favorable vote of the holders of a majority of the outstanding shares of Marquee common stock is required to adopt the merger agreement and the merger. Any failure by a holder of Marquee common stock to vote will have the effect of a vote against adoption of the merger agreement and the merger. Brokers generally will not have the discretionary authority to vote shares of Marquee common stock held in "street name" if they have not received instructions from the beneficial owners. Broker non-votes will have the same effect as votes cast against adoption of the merger agreement and the merger.

VOTING AND REVOCATION OF PROXIES

     All shares of Marquee common stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless such proxies shall have been revoked, will be voted at the special meeting, including any postponement or adjournment thereof, in accordance with the instructions on the proxies. If no instructions are indicated, such proxies will be voted for the adoption of the merger agreement and the merger.

     A person giving a proxy pursuant to this solicitation may revoke it at any time before the proxy is voted at the special meeting. A proxy may be revoked by:

 o filing with the Secretary of Marquee in care of Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, New York 10004, Attn:
   Proxy Department, facsimile: (212) 509-5152, before the voting of the proxy, either a written instrument revoking the proxy or an executed proxy bearing a later date;

 o completing a new proxy card and sending it to the address above, and the new proxy card will automatically replace any earlier dated proxy card;

 o voting in person at the special meeting; or

 o assuming you instructed a broker to vote your shares, following your broker's directions for changing those instructions.

Attendance at the special meeting will not, in itself, constitute the revocation of a proxy. Marquee will appoint one or more inspectors, who may be employees of Marquee, to determine among other things, the number of shares of Marquee common stock represented at the special meeting and the validity of the proxies submitted for vote at the special meeting. The inspectors of election appointed for the special meeting will tabulate votes cast by proxy or in person.

SOLICITATION OF PROXIES; EXPENSES

     Proxies are being solicited by and on behalf of the Marquee Board. Directors, officers and employees of Marquee may solicit proxies by the use of the mails, in person or by telephone, telegram or other means of communication. Marquee has engaged Georgeson & Company Inc. to assist Marquee in distributing proxy materials and contacting record and beneficial owners of Marquee common stock. Marquee has agreed to pay Georgeson & Company Inc. approximately $7,500, plus out-of-pocket expenses, for its services to be rendered on behalf of Marquee. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Marquee will bear its own expenses in connection with the solicitation of proxies for the special meeting.


     Marquee and SFX have agreed to pay their own expenses incurred in connection with the registration statement on Form S-4, this proxy statement--prospectus and the special meeting, including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that Marquee and SFX will each pay one-half of any filing fees and printing expenses.


     IF THE MERGER IS CONSUMMATED, HOLDERS OF MARQUEE COMMON STOCK WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF THEIR CERTIFICATES REPRESENTING SHARES OF MARQUEE STOCK. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE INSTRUCTIONS.

                                  THE MERGER

     This section of the proxy statement--prospectus describes the material aspects of the proposed merger. The following description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Annex I to this proxy statement--prospectus.

BACKGROUND OF THE MERGER

     From August 1996 to March 1997, Sillerman Communications Management Corporation ("SCMC"), and since March 1997, The Sillerman Companies, Inc. ("TSC"), have performed financial consulting services for Marquee. Robert F.X. Sillerman, one of the founders of Marquee, is the Chairman of the Board of Marquee and is also the controlling stockholder, Chairman and Chief Executive Officer of SCMC and TSC and the Executive Chairman of SFX. In addition, Howard
J. Tytel, one of the founders of Marquee, is a director of Marquee, the Executive Vice President and General Counsel of SCMC and TSC and the Executive Vice President and a director of SFX. See "Certain Relationships and Related Transactions of Marquee."

     In early April 1998, Mr. Sillerman contacted Robert M. Gutkowski, the President and Chief Executive Officer of Marquee, regarding the possibility of SFX acquiring Marquee. No specific details or terms of any possible transaction were discussed. Mr. Gutkowski subsequently contacted Prudential Securities regarding the possibility of Prudential Securities acting as financial advisor to Marquee with respect to SFX's eventual proposal.

     On April 13, 1998, Mr. Gutkowski met with advisors from Prudential Securities and certain members of the law firm of Paul, Hastings, Janofsky & Walker LLP to discuss procedural steps that should be taken in response to SFX's indication of interest in acquiring Marquee. On April 22, 1998, SFX sent a letter to Marquee stating that SFX was interested in the possibility of acquiring Marquee in a tax free reorganization.

     On April 24, 1998, the Marquee Board held a telephonic meeting at which all Marquee Board members were present except Messrs. Sillerman and Tytel. At the meeting, Mr. Gutkowski read a letter from SFX expressing its interest in acquiring Marquee. The Marquee Board appointed a special committee, consisting of Arthur Barron and Myles Schumer, both of whom are independent directors on the Marquee Board, along with Mr. Gutkowski, to analyze and respond to the SFX proposal and to retain independent counsel and financial advisors to assist the Marquee special committee with its deliberations.

     On April 28, 1998, the Marquee special committee retained Paul Hastings as independent counsel. Also in late April 1998, Prudential Securities began to act as Marquee's financial advisor in connection with the SFX proposal. Marquee formally retained Prudential Securities pursuant to a letter agreement dated May 22, 1998.

     At a meeting on April 28, 1998, Paul Hastings outlined for the Marquee special committee its fiduciary duties under Delaware law. The Marquee special committee determined that Marquee should issue a press release announcing its receipt of an indication of interest from SFX; at the same time, SFX would issue a press release announcing its interest in acquiring Marquee. On May 1, 1998, the Marquee special committee met by telephone with Paul Hastings and Prudential Securities to review a draft of the press release. SFX and Marquee issued their respective press releases on May 4, 1998.

     On May 5, 1998, before Marquee reached any agreement with SFX, a Marquee stockholder instituted litigation against SFX, certain of its directors and Marquee, alleging, among other things, that a merger between Marquee and SFX would irreparably harm Marquee stockholders. See "--Litigation."

     On June 10, 1998, after conferring with other directors of SFX, Mr. Tytel orally proposed to Prudential Securities that SFX might offer $6.00 per share of Marquee common stock to Marquee's stockholders other than members of its management, payable either entirely in SFX Class A common stock or in $4.00 of SFX Class A common stock and $2.00 in cash. Pursuant to this proposal, SFX might offer $3.00 per share of Marquee common stock to Marquee's management stockholders, payable in a combination of SFX Class A common stock and cash, plus a contingent value right that could increase the consideration received by such management stockholders by up to $4.00 per share of Marquee common stock.

     At a meeting later that day, the Marquee special committee, with the assistance of Prudential Securities, reviewed various factors that it intended to consider in evaluating proposals from SFX. Prudential Securities described the various valuation methods it would utilize in valuing a combination of Marquee and SFX and responded to questions from the Marquee special committee. Paul Hastings then led a lengthy discussion regarding SFX's proposal and the possibility of stockholders challenging the merger if Marquee's management stockholders received a different price for their shares--even if lower--than Marquee's non-management stockholders.

     On June 11, 1998, the Marquee Board, other than Messrs. Sillerman and Tytel, met with Paul Hastings and Prudential Securities. Mr. Gutkowski and Prudential Securities reviewed the terms of the SFX proposal with those Marquee Board members present. The Marquee Board authorized Mr. Gutkowski to meet with Mr. Tytel to discuss SFX's proposal on June 15, 1998. A lengthy discussion ensued regarding the problems associated with Marquee's directors and officers receiving a different price for their shares than all other Marquee stockholders. The Marquee Board concluded that any offer involving different consideration paid to different groups of stockholders would require the Marquee Board and its advisors to perform certain additional valuation methods, certain of which might be inherently vague and complex and which might result in one or more of such groups asserting they were treated unfairly relative to the other group. The Marquee Board also discussed in detail the effects that merging or not merging with SFX or another similar entity would have on Marquee's business plan and strategy. In particular, the Marquee Board analyzed Marquee's ability to complete acquisitions in the future without the benefit of being part of a larger company like SFX, given Marquee's need of funds for future acquisitions and the uncertainty of raising such funds through private lenders or the public or private debt or equity markets.

     On June 15, 1998, Mr. Gutkowski, Prudential Securities and Paul Hastings met with Mr. Tytel, Edward Dugan and Lehman Brothers Incorporated, SFX's independent financial advisor. Mr. Dugan is a member of the independent committee of SFX's board of directors. Messrs. Tytel and Gutkowski discussed Marquee's business plan and strategy at length, including Marquee's pending acquisitions and the anticipated effect such acquisitions would have on Marquee's projected earnings before interest, taxes, depreciation and amortization. Messrs. Tytel and Gutkowski also discussed Marquee's ability to fund such pending acquisitions as well as any future acquisitions. Mr. Gutkowski expressed to Mr. Tytel the Marquee Board's preference to treat all stockholders of Marquee similarly, including management. Having conferred with other members of management and directors of SFX on these matters, Mr. Tytel orally proposed offering $5.50 per share of Marquee common stock to all Marquee stockholders, payable in shares of SFX Class A common stock. This proposal was conditioned on the cancellation by management of shares of Marquee common stock held in escrow since Marquee's initial public offering. See "Certain Relationships and Related Transactions of Marquee--Escrow Agreement."

     Later that day, Mr. Gutkowski again met with Mr. Tytel and expressed disappointment with SFX's low valuation of Marquee. Having conferred with other directors of SFX, and having taken account of the views of Marquee's management and the price of SFX's Class A common stock, Mr. Tytel proposed $6.00 per share of Marquee common stock payable in SFX Class A common stock, with a cash election for between 25% and 35% of the consideration. The proposal was also conditioned on the cancellation of all Marquee escrow shares. Mr. Tytel's proposal was incomplete as to certain terms.

     On June 17, 1998, Mr. Gutkowski reported to the Marquee special committee, Paul Hastings and Prudential Securities on his discussions with Mr. Tytel and on the terms of SFX's most recent proposal. The Marquee special committee asked Prudential Securities to analyze the most recent proposal from SFX and suggested that either Prudential Securities or Mr. Gutkowski inform Mr. Tytel that the Marquee special committee would not respond to SFX's latest proposal until it reviewed the analysis of Prudential Securities.

     On June 23, 1998, the Marquee special committee met with Paul Hastings and Prudential Securities. Jan E. Chason, Marquee's chief financial officer, reported to the Marquee special committee on adjustments to certain estimates in Marquee's business plan. A discussion ensued regarding SFX's most recent proposal given such adjustments. Prudential Securities advised the Marquee special committee that it was not in a position to deliver a fairness opinion until SFX had completed the terms of its proposal, and it was agreed that Prudential Securities would contact Mr. Tytel and request full details of the SFX proposal.

     Between June 26 and July 1, 1998, Mr. Tytel conferred with various other directors of SFX and presented various proposals to the Marquee special committee, Paul Hastings and Prudential Securities, and negotiations occurred between the parties regarding the terms of such proposals. On July 1, 1998, Mr. Tytel provided a written proposal for the payment of $6.00 per share of Marquee common stock to all Marquee stockholders, with the consideration to be paid entirely in SFX Class A common stock. The exchange ratio for determining the number of shares of SFX Class A common stock that each Marquee stockholder would receive would be based on specified measuring periods and would be subject to certain adjustments, such that each Marquee stockholder would receive SFX Class A common stock valued at a minimum of $6.00 per share of Marquee common stock and up to a maximum of $6.30 per share of Marquee common stock. The July 1, 1998 proposal, like the June 15, 1998 proposal, was conditioned on the cancellation of all Marquee escrow shares.

     On July 2, 1998, the Marquee special committee met with Prudential Securities and Paul Hastings to discuss SFX's July 1, 1998 proposal, and a lengthy discussion followed regarding the same. Paul Hastings advised the Marquee special committee that it should not make a final recommendation to the Marquee Board until the merger agreement was negotiated. Subsequently, the Marquee Board, other than Messrs. Sillerman and Tytel, met by telephone with Prudential Securities and Paul Hastings to discuss SFX's July 1, 1998 proposal.


     On July 7, 1998, Baker & McKenzie, counsel to SFX, delivered an initial draft of the merger agreement to Paul Hastings. Paul Hastings and Baker & McKenzie negotiated the terms and conditions of the merger agreement during the two following weeks.

     Between July 1, 1998 and July 10, 1998, Mr. Tytel had various discussions with officers and directors of SFX regarding the possible terms of a merger with Marquee. On July 10, 1998, Mr. Tytel circulated revised terms of the SFX proposal, adjusting the measuring periods for the exchange ratio and the price of SFX Class A common stock at which SFX could terminate the transaction to reflect the significant appreciation in the SFX Class A common stock price after the July 1, 1998 SFX proposal.

     On July 13, 1998, Mr. Gutkowski met with Mr. Tytel to discuss the revised proposal. Having conferred with other directors of SFX, Mr. Tytel agreed to revise the July 10, 1998 proposal to allow Marquee stockholders to receive in excess of $6.00 per share and up to $6.30 per share if the price of SFX Class A common stock preceding the closing of the merger was greater than $57.50 per share.

     On July 20, 1998, the Marquee Board, other than Messrs. Sillerman and Tytel, met with Paul Hastings and Prudential Securities to evaluate SFX's revised proposal. Paul Hastings reviewed in detail with the Marquee Board the terms of the proposed merger and the negotiations with respect to the merger agreement that took place during the preceding two weeks. Paul Hastings indicated that there were certain specific open items for the Marquee Board to consider, including Marquee's completion of certain transactions as a condition precedent in the merger agreement to SFX's obligation to close the transaction. A lengthy discussion ensued regarding these conditions. Prudential Securities then reviewed with the Marquee Board its evaluation of the fairness of the exchange ratio from a financial point of view to the Marquee stockholders, other than Messrs. Sillerman and Tytel, and presented a publicly traded companies analysis, a selected transactions analysis and a discounted cash flow analysis. Prudential Securities then delivered an oral opinion to the effect that the exchange ratio described in the merger agreement was fair, from a financial point of view, to the Marquee stockholders, other than Messrs. Sillerman and Tytel, based on its valuation analysis. The Marquee Board agreed that Marquee's financial and legal advisors should contact SFX's advisors and propose making certain modifications to the above-described conditions precedent in the merger agreement. Paul Hastings then advised the Marquee Board that it would request that the consulting agreement with TSC be terminated, effective upon consummation of the merger.

     On July 22, 1998, the Marquee Board, other than Messrs. Sillerman and Tytel, met with Paul Hastings and Prudential Securities. Paul Hastings reported on the status of merger agreement negotiations. Prudential Securities restated and reaffirmed the opinion it gave on July 20, 1998, to the effect that the exchange ratio described in the merger agreement was fair, from a financial point of view, to the Marquee stockholders other than Messrs. Sillerman and Tytel. The Marquee special committee then unanimously recommended to the Marquee Board that the merger and merger agreement were advisable, fair to and in the best interests of the Marquee stockholders. The Marquee Board members in attendance then unanimously declared the merger agreement advisable and voted to approve the terms and conditions of the merger agreement, the merger and all related transactions.

     The merger agreement was executed on July 23, 1998, and the merger was publicly announced on the same day. The exchange ratio was to be determined as follows:



 o      If the SFX stock price was no greater than $57.50, then the                      $    6.00
        exchange ratio would equal:                                                      ---------------
                                                                                         SFX stock price
 o      If the SFX stock price was more than $57.50 but no greater                            .09
                                                                            0.12 -
        than $60.00, then the exchange ratio would equal:                                ---------------
                                                                                         SFX stock price
 o      If the SFX stock price was more than $60.00, then the exchange                   $    6.30
        ratio would equal:                                                               ---------------
                                                                                         SFX stock price

     On September 21, 1998, the parties amended the merger agreement, extending the date for filing this proxy statement--prospectus with the SEC to October 6, 1998. This was done to provide SFX and Marquee management and their respective independent accountants additional time to compile the requisite financial information required to be included in this proxy statement--prospectus.

     Between September 21, 1998 and October 5, 1998, at SFX management's request, Marquee's management provided SFX's management with revisions to Marquee's 1998 business plan reflecting Marquee's operating results for the quarter ended June 30, 1998 and changes in anticipated operating results for the remainder of fiscal 1998.

     During a telephone conversation on October 2, 1998 with representatives of Paul Hastings and Prudential Securities, Mr. Tytel indicated SFX's possible interest in restructuring the merger.

     On October 5, 1998, Mr. Gutkowski, Mr. Chason, Paul Hastings and Prudential Securities met with Mr. Tytel and Thomas P. Benson, SFX's chief financial officer, to review Marquee's historical and projected operating results. Because of those results and the then current trading prices of SFX Class A common stock, Mr. Tytel, on behalf of SFX, indicated SFX's desire to restructure the terms of the merger.

     On October 6, 1998, the Marquee Board, other than Messrs. Sillerman and Tytel, met with Paul Hastings and Prudential Securities to review the status of the merger in light of the October 5, 1998 discussions described above. Paul Hastings reviewed in detail with the Marquee Board the parties' respective rights and obligations under the merger agreement. A detailed discussion followed regarding Marquee's options in light of SFX's possible desire to restructure the transaction. The Marquee Board members present unanimously agreed that, given the changes in Marquee's recent and projected operating results, then current trading prices of SFX Class A common stock, the parties' interpretations of their respective rights and obligations under the merger agreement and SFX's desire to restructure the terms of the merger, Mr. Gutkowski and Marquee's financial and legal advisors should commence negotiations with SFX regarding a possible restructuring of the merger, and the deadline in the merger agreement for filing this proxy statement--prospectus should be extended to permit such negotiations.

     Accordingly, on October 6, 1998, the parties entered into a second amendment to the merger agreement that extended the date for filing this proxy statement--prospectus with the SEC to October 16, 1998.

     On October 7, 1998, the parties began preliminary discussions regarding a possible restructuring of the merger. On October 8, 1998, Marquee and SFX issued a joint press release announcing the commencement of such discussions and the second amendment to the merger agreement.

     Also on October 8, 1998, the Marquee Board, other than Messrs. Sillerman and Tytel, met with Paul Hastings and Prudential Securities to review the status of the negotiations with SFX. Prudential Securities reviewed with the Marquee Board the proposal which SFX presented earlier that day. SFX had proposed fixing the exchange ratio at 0.10 and granting Marquee stockholders a contingent value right based on Marquee's 1999 earnings before interest, taxes, depreciation and amortization. The proposal also provided for an elimination of SFX's right to terminate the merger agreement in the event SFX's Class A common stock traded below $32.00 per share for twenty consecutive days and for a reduction in the break-up and termination fees. Following discussion, the Marquee Board members present unanimously agreed that Mr. Gutkowski and Marquee's advisors would continue to negotiate the terms of the proposal with SFX and its advisors.

     Mr. Tytel, after conferring with the SFX independent committee, agreed, during the course of a meeting with Prudential Securities on October 9, 1998, to increase the exchange ratio to 0.1111. Later that day, the Marquee Board, other than Messrs. Sillerman and Tytel, met with Paul Hastings and Prudential Securities. Prudential Securities reviewed SFX's most recent proposal in detail with the Marquee Board and Marquee's options with respect thereto. The Marquee Board members present unanimously agreed that Mr. Gutkowski and Marquee's advisors should continue to negotiate the terms of the proposal with SFX.

     Marquee and its advisors had numerous discussions between October 9 and October 15 with Mr. Tytel and Baker & McKenzie regarding the possible terms of a restructured transaction. Following several proposals and counterproposals, Mr. Tytel, on behalf of SFX, and after conferring with the SFX independent committee, indicated that, if the SFX stock price were greater than $42.75 per share, then the exchange ratio would be adjusted to limit Marquee stockholders' consideration to $4.75 per share of Marquee common stock. The negotiations also resulted in an agreement to reduce the termination and break-up fees by fifty percent and in a proposal that SFX would agree that Marquee's historical performance for the six month period ended June 30, 1998 was satisfactory for purposes of the merger agreement. Concurrent with such discussions, Paul Hastings and Baker & McKenzie negotiated several drafts of amendment no. 3 to the merger agreement.

     On October 16, 1998, the Marquee Board, other than Messrs. Sillerman and Tytel, met with Paul Hastings and Prudential Securities to evaluate SFX's most recent proposal. Prudential Securities reviewed in detail with the Marquee Board the terms of SFX's proposal as of October 15, 1998, and presented a valuation analysis to the Marquee Board taking into account the revised terms of the proposed merger. Prudential Securities then delivered its opinion that the exchange ratio, as amended by amendment no. 3, was fair, from a financial point of view, to the Marquee stockholders, other than Messrs. Sillerman and Tytel. The Marquee special committee then unanimously reaffirmed its recommendation to the Marquee Board that the merger and merger agreement, as amended, were advisable, fair to and in the best interests of the Marquee stockholders. The Marquee Board members present then unanimously voted to approve the merger, the terms and conditions of the merger agreement, as amended, and the transactions that it contemplates and determined that the merger agreement, as amended, was advisable, fair to and in the best interest of the Marquee stockholders.

     On October 16, 1998, the parties entered into amendment no. 3, reflecting the revised terms of the merger, and issued a press release with respect thereto. Pursuant to amendment no. 3, the exchange ratio was to be determined as follows:



 o      If the SFX stock price was $42.75 or less, then the exchange
                                                                             0.1111
        ratio would equal:
 o      If the SFX stock price was greater than $42.75, then the        $    4.75
        exchange ratio would equal:                                     ---------------
                                                                        SFX stock price

     In connection with the litigation alleging that SFX's proposed acquisition of Marquee would be unfair to Marquee's public stockholders, SFX continued discussions with plaintiffs' counsel regarding plaintiffs' concerns. In January 1999, after considering plaintiffs' concerns and the current trading prices of SFX Class A common stock, Mr. Tytel, after conferring with its board of directors, proposed to revise the exchange ratio to allow Marquee stockholders to benefit from the potential increase in the SFX stock price. Under the new proposal, Marquee stockholders would receive the same amount of consideration as provided for in amendment no. 3 when the SFX stock price was at or below $60.00. However, for every dollar--or portion of a dollar--that the SFX stock price exceeded $60.00 up to $66.00, the Marquee stockholders would receive an additional $0.10--or proportional part of such amount--worth of SFX stock. If the SFX stock price were greater than $66.00 per share, then the exchange ratio would be adjusted to provide Marquee stockholders with consideration of $5.35 per share of Marquee common stock. Additionally, SFX agreed to provide Marquee, upon mutually acceptable terms, financing, not to exceed $5.0 million, for a specified future acquisition. Concurrent with such discussions with plaintiffs' counsel, Paul Hastings and Baker & McKenzie negotiated the terms of amendment no. 4 to the merger agreement to reflect the new proposal.

     On January 24, 1999, the Marquee Board, other than Messrs. Sillerman and Tytel, met telephonically with Paul Hastings and Prudential Securities to discuss the new proposal revising the exchange ratio, settlement of the pending shareholder litigation and the proposed $5.0 million acquisition financing to be provided by SFX. Prudential Securities reviewed with the Marquee Board the terms of SFX's proposal, and presented a valuation analysis to the Marquee Board taking into account the revised terms of the proposed merger. Prudential Securities then delivered its oral opinion, subsequently confirmed in writing, that the exchange ratio, as amended by amendment no. 4, was fair, from a financial point of view, to the Marquee stockholders, other than Messrs. Sillerman and Tytel. The Marquee Board members present then unanimously voted to approve the merger, the terms and conditions of the merger agreement, as amended, and the transactions that it contemplates and determined that the merger agreement, as amended, was advisable, fair to and in the best interests of the Marquee stockholders.

     On January 24, 1999, the parties entered into amendment no. 4, reflecting the revised terms of the merger, and on January 25, 1999, the parties issued a press release with respect thereto.

MARQUEE'S REASONS FOR THE MERGER

     The Marquee Board and the Marquee special committee believe that the merger will enable the Marquee stockholders to become, on a tax free basis, stockholders in a significantly larger company that will be better positioned to compete effectively in the sports and entertainment marketing, talent representation and television production industry, and that the merger will provide Marquee greater access to capital. Accordingly, at a meeting held on January 24, 1999, the Marquee Board, other than Messrs. Sillerman and Tytel, and the Marquee special committee unanimously determined that the merger and the merger agreement, as amended by amendment no. 4, is advisable, fair to and in the best interests of Marquee and its stockholders and approved and adopted the merger agreement. The Marquee Board, other than Messrs. Sillerman and Tytel, and the Marquee special committee unanimously recommend that Marquee stockholders vote FOR adoption of the merger agreement and the merger.


     In reaching their conclusions that Marquee should enter into the merger agreement as amended by amendment nos. 1 through 4 and that they would recommend adoption by the Marquee stockholders of the amended merger agreement and the merger, the Marquee special committee and Marquee Board considered a number of factors, including the following factors, each of which supported the Marquee Board's decision:

 o the opportunity to become part of a larger company with greater ability to access larger pools of funds that might be used to acquire other companies in the future;


 o the ability of a combined Marquee and SFX to meet the growing demands of the sports and entertainment marketplace to provide a wide range of integrated marketing services, at a level that may not be achievable by Marquee on its own;


 o changes in Marquee's historical and projected results of operations as of July 23, 1998 and subsequent thereto, which projected operating results, in Marquee Board's view, may make it more difficult for Marquee to secure access to capital to fund future acquisitions;

 o current market conditions and historical market prices, volatility and trading information with respect to Marquee common stock and SFX Class A common stock, which, with respect to the trading prices of Marquee common stock, in the Marquee Board's view, supported a determination that such trading prices may not reflect the stock's inherent value;

 o the financial condition and results of operations of Marquee and SFX before and after giving effect to the merger, which, in the Marquee Board's view, supported a determination that the consideration to be received by Marquee stockholders is fair to Marquee and its stockholders;

 o the oral opinion of Prudential Securities rendered at the January 24, 1999 meeting of the Marquee Board, and subsequently confirmed in writing, that, as of the date of such opinion, the exchange ratio was fair, from a financial point of view, to the holders of the Marquee common stock, other than Messrs. Sillerman and Tytel, and the valuation analyses utilized by Prudential Securities in forming its opinion including a comparative transactions analysis, a contribution analysis and a discounted cash flow analysis;

 o the opportunity for Marquee stockholders to continue to share in the potential for long-term gains from their investment in Marquee through the ownership of SFX Class A common stock following the merger;

 o the fact that Marquee stockholders will receive SFX Class A common stock in exchange for their Marquee common stock, which the Marquee Board believes will provide some flexibility to the Marquee stockholders by allowing them to choose whether to retain their SFX Class A common stock after the merger or to liquidate their investments, insofar as the Marquee Board believes that a liquid market exists for SFX Class A common stock;

 o the fact that the merger agreement requires the merger to be submitted to Marquee stockholders for adoption, which allows for an informed vote of the Marquee stockholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structures, and the fact that the merger agreement provides that it may be terminated if it is not adopted by Marquee's stockholders;

 o the fact that the merger will afford Marquee stockholders the opportunity to receive shares of SFX Class A common stock in a tax-free transaction;

 o the ability of SFX to consummate the transactions contemplated by the merger agreement on a timely basis and the likelihood that the conditions to closing set forth in the merger agreement will be fulfilled; and

 o the terms of the merger agreement, including the parties' mutual representations, warranties and covenants and the conditions to their respective obligations.

     The Marquee Board was aware that certain members of Marquee management and the Marquee Board may be deemed to have interests in the merger that are in addition to their interests as Marquee stockholders generally, and considered these interests in approving the merger. Such interests did not weigh either in favor of or against approving the merger. See "--Interests of Marquee's Management and Directors in the Merger."

     This discussion of the information and factors considered by the Marquee Board is not intended to be exhaustive. Although all of the above factors support the Marquee Board's determination, because of the wide variety of factors to be considered, the Marquee Board did not assign relative weights to the factors discussed above or determine that any factor was of particular importance. Rather, the Marquee Board viewed its positions and recommendation as being based upon all of the information presented.

     The per share price of Marquee common stock was $2 1/4 on the date of execution of amendment no. 3 and has increased to $4 3/16 as of January 22, 1999. The consideration to be received by Marquee's stockholders under the merger agreement, however, does not increase based on the trading prices of Marquee's common stock or changes in Marquee's operating results prior to the effective time of the merger. Accordingly, the Marquee Board has not reconsidered its reasons for approving the merger agreement and the merger in light of the recent increase in Marquee's stock price and Marquee's most recent financial results.

OPINION OF MARQUEE'S FINANCIAL ADVISOR

     On January 24, 1999, Prudential Securities delivered its oral opinion, subsequently confirmed in writing, to the Marquee Board to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of Marquee common stock other than Messrs. Sillerman and Tytel. Prudential Securities presented the financial analysis underlying its opinion at a telephonic meeting of the Marquee Board on January 24, 1999. In performing the financial analysis which underlies its opinion, Prudential Securities assumed a SFX stock price of $55.25 per share, the closing price for the SFX Class A common stock on January 22, 1999.

     In requesting the Prudential Securities opinion, the Marquee Board did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver the Prudential Securities opinion. A copy of the Prudential Securities opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this proxy statement--prospectus as Annex II and is incorporated herein by reference. The summary of the Prudential Securities opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities opinion. Marquee stockholders are urged to read the Prudential Securities opinion in its entirety.

     THE PRUDENTIAL SECURITIES OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF MARQUEE COMMON STOCK, OTHER THAN MESSRS. SILLERMAN AND TYTEL, FROM A FINANCIAL POINT OF VIEW. IT DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE MERGER.

     In conducting its analysis and arriving at the Prudential Securities opinion dated January 24, 1999, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including the following:

 o the merger agreement dated July 23, 1998, as amended through October 16, 1998, and a draft of amendment no. 4 dated January 20, 1999;

 o certain publicly-available historical financial and operating data concerning Marquee, including:

   (1) the Annual Reports to Stockholders and Annual Reports on Form 10-KSB of Marquee for the fiscal years ended December 31, 1996 and 1997;

   (2) Marquee's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1998 and September 30, 1998; and

   (3) Marquee's Prospectus, dated October 7, 1997, relating to the sale of 7,500,000 shares of Marquee common stock;

 o certain publicly-available historical financial and operating data concerning SFX, including:

   (1) SFX's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

   (2) SFX's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, 1998 and September 30, 1998;

   (3) SFX's Prospectus, dated May 20, 1998, relating to the sale of 7,000,000 shares of SFX Class A common stock and SFX's Prospectus, dated June 30, 1998, relating to the sale of 3,740,039 shares of SFX Class A common stock; and

   (4)   SFX's Current Report on Form 8-K dated November 23, 1998;

 o certain information relating to Marquee, including financial forecasts prepared by the management of Marquee;

 o certain information relating to Marquee's acquisition of Alphabet City Industries, Inc., Alphabet City Sports Records, Inc., Cambridge Holding Corporation, Park Associates Limited, Tollin/Robbins Productions and Tony Stephens Associates Limited, including selected financial data and certain financial forecasts prepared by the management of Marquee;

 o certain information relating to SFX, including financial forecasts prepared by the management of SFX;

 o the financial terms of certain recent transactions Prudential Securities deemed relevant to its inquiry;

 o the historical stock prices and trading volumes of Marquee common stock and SFX Class A common stock; and

 o such other financial studies, analyses and investigations that Prudential Securities deemed appropriate.

     Prudential Securities assumed, with Marquee's consent, that the draft of amendment no. 4 which Prudential Securities reviewed would conform in all material respects to the executed version.

     Prudential Securities discussed with the senior management of Marquee and
SFX: the prospects for their respective businesses; their estimates of such businesses' future financial performance; the financial impact of the merger on the respective companies; and such other matters Prudential Securities deemed relevant.

     In connection with its review and analysis and in the preparation of the Prudential Securities opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information publicly available or provided to it by Marquee and SFX and has not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Marquee or SFX. With respect to certain financial forecasts Marquee management provided to Prudential Securities for Marquee and the companies acquired in Marquee's 1998 acquisitions, Prudential Securities assumed that such information, and the assumptions and bases therefor, represented Marquee management's best then available estimate as to the future financial performance of Marquee and Marquee's 1998 acquisitions. With respect to such estimates of future financial performance of certain of Marquee's 1998 acquisitions, Marquee management relied on the information and estimates of the former owners of such companies. Prudential Securities also assumed that information SFX management provided regarding certain financial forecasts for SFX, and the assumptions and bases therefor, represented SFX management's best then available estimate of the future performance of SFX. For purposes of its opinion, Prudential Securities assumed that the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Further, the Prudential Securities opinion was based on economic, financial and market conditions as they existed on the date thereof and can only be evaluated as of the date of the Prudential Securities opinion, and Prudential Securities assumes no responsibility to update or revise the Prudential Securities opinion based upon events or circumstances occurring after such date.

     In connection with Prudential Securities' advisory assignment, Prudential Securities was not authorized by Marquee or the Marquee Board to solicit, nor did Prudential Securities solicit, indications of interest from third parties for the acquisition of all or part of Marquee. The Prudential Securities opinion does not address, nor should it be construed to address, the relative merits of the merger or any alternative business strategies that may be available to Marquee. In addition, the Prudential Securities opinion does not in any manner address the price at which SFX Class A common stock will trade following the consummation of the merger.

     The Prudential Securities opinion, including Prudential Securities' presentation of such opinion to the Marquee Board, was one of the many factors that the Marquee Board took into consideration in making its determination to recommend adoption of the merger agreement. Consequently, Prudential Securities's analyses described below should not be viewed as determinative of the opinion of the Marquee Board with respect to the exchange ratio. The exchange ratio was determined through arm's length negotiations between Marquee and SFX and was approved by the Marquee Board.

     In arriving at the Prudential Securities opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses orally presented to the Marquee Board at the January 24, 1999 telephonic meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Marquee and SFX. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses orally presented by Prudential Securities at the telephonic meeting of the Marquee Board on January 24, 1999, and subsequently confirmed in writing.

     CONTRIBUTION ANALYSIS. Prudential Securities examined Marquee's and SFX's relative contributions to projected 1998 and 1999 revenue, earnings before interest, taxes, depreciation and amortization -- for purposes of this section titled "Opinion of Marquee's Financial Advisor" only, "EBITDA" -- and net income to the combined entity and compared this to the percentage of post-merger SFX Class A common stock that the respective current Marquee stockholders and SFX stockholders would hold. In performing such analysis, Prudential Securities relied upon projected stand-alone operating data provided by Marquee management and SFX management. Existing Marquee stockholders were assumed to hold 4.6% and SFX stockholders were assumed to hold 95.4%, of the post-merger shares of SFX Class A common stock on a diluted basis. For 1998, Marquee contributed 5.9% and SFX contributed 94.1%, to the pro forma revenue of the combined entity, and Marquee contributed 7.8% and SFX contributed 92.2% to the pro forma EBITDA of the combined entity. An analysis of net income for this period is not meaningful because SFX is projected to have negative net income in 1998. For 1999, Marquee contributed 6.0% to the pro forma revenue of the combined entity, 7.7% to the pro forma EBITDA of the combined entity and 1.9% to the pro forma net income of the combined entity. For 1999, SFX contributed 94.0% to the pro forma revenue of the combined entity, 92.3% to the pro forma EBITDA of the combined entity and 98.1% to the pro forma net income of the combined entity.


     Prudential Securities also examined Marquee's and SFX's relative contributions of cash and cash equivalents, indebtedness and total equity as reported on a pro forma basis at November 23, 1998, pro forma for a private placement of $200.0 million in aggregate principal amount of its 9 1/8% Senior Subordinated Notes due 2008 and the Cellar Door acquisition, for SFX and at September 30, 1999 for Marquee. Marquee contributed 6.3% to the pro forma cash and equivalents of the combined entity, 4.2% to the pro forma indebtedness of the combined entity and 8.1% to the pro forma total equity of the combined entity. SFX contributed 93.7% to the pro forma cash and equivalents of the combined entity, 95.8% to the pro forma indebtedness of the combined entity and 91.9% to the pro forma total equity of the combined entity. This analysis supported Prudential Securities' opinion to the extent that the proportional holdings of Marquee and SFX stockholders in the combined entity corresponded to the range of the relative contributions of Marquee and SFX to the combined entity, as measured by the financial information summarized above.


     The following chart sets forth, in tabular form, Marquee's and SFX's relative contributions to the combined entity.





                                      % FROM SFX          % FROM MARQUEE
                                  -------------------   --------------------
   Revenues
     1998 .............................   94.1%                 5.9%
     1999 .............................   94.0%                 6.0%

   EBITDA
     1998 .............................   92.2%                 7.8%
     1999 .............................   92.3%                 7.7%
   Net Income
                                     NOT MEANINGFUL(1)     NOT MEANINGFUL(1)
     1998 .............................
     1999 .............................   98.1%                 1.9%

   Cash & Equivalents .................   93.7%                 6.3%
     Indebtedness .....................   95.8%                 4.2%
     Total Equity .....................   91.9%                 8.1%

   Pro Forma SFX Shares Owned .........   95.4%                 4.6%



----------
(1) SFX is projected to have negative net income in 1998.

     COMPARABLE TRANSACTIONS ANALYSIS. Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions which Prudential Securities deemed to be reasonably similar to the merger, and considered the multiple of the acquired entity's unlevered purchase price -- defined as diluted shares outstanding multiplied by current stock price plus long term indebtedness less cash, or "UPP" -- to its latest twelve months, or "LTM" revenues, LTM EBITDA and LTM earnings before interest and taxes, or "EBIT", based upon publicly-available information for such transactions. The transactions considered were the combinations of:

 o Magicworks Entertainment Incorporated and SFX;

 o FAME and SFX;

 o Ticketmaster Group Inc. and USA Networks Inc.;

 o PACE Entertainment Corporation and SFX;

 o Katz Media Group, Inc. and a private investor group;

 o Bozell Jacobs Kenyon & Echardt and True North Communications Inc.;

 o Simon Marketing, Inc. and CYRK, Inc.;

 o Ogden Professional Services and a private investor group; and

 o Ketchum Communications Holdings Inc. and Omnicom Group Inc.

     These comparable transactions were found to imply for each acquired entity an UPP within a range of 0.5x to 2.5x LTM revenues, 7.2x to 18.1x LTM EBITDA and 10.4x to 27.6x LTM EBIT. Applying such multiples to Marquee's LTM revenues, LTM EBITDA and LTM EBIT, after giving pro forma effect to Marquee's 1998 acquisitions and based on the SFX stock price per share of $55.25 on January 22, 1999, resulted in an implied range for the exchange ratio of 0.0392 to 0.2190.

     None of the acquired entities used in the above analysis for comparative purposes is, of course, identical to Marquee. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the acquired entities and other factors that could affect the consideration paid for each of the acquired entities as well as that of Marquee.


     The following table sets forth, in tabular form, the implied exchange ratios derived from the Comparable Transactions Analysis.






                                HIGH          LOW          MEDIAN         MEAN
                            -----------   -----------   -----------   -----------
   LTM Revenue ..........       0.1958        0.0392        0.0705        0.0940
   LTM EBITDA ...........       0.2190        0.0871        0.1512        0.1464
   LTM EBIT .............       0.1751        0.0660        0.0907        0.1003



     DISCOUNTED CASH FLOW ANALYSIS. Prudential Securities also considered the results of a discounted cash flow analysis of Marquee after giving effect to Marquee's 1998 acquisitions. Prudential Securities calculated the net present value of Marquee's projected four-year stream of unlevered free cash flows and projected 2002 terminal value, based on the financial projections provided to Prudential Securities by Marquee. Prudential Securities applied discount rates ranging from 14.0% to 18.0% and terminal value multiples ranging from 6.0x to 8.0x. This analysis resulted in an implied range for an exchange ratio of
0.0550 to 0.0973, based on the SFX stock price per share of $55.25, if determined on January 22, 1999.

     The following table sets forth, in tabular form, the implied exchange ratios derived from the Discounted Cash Flow Analysis.




                                               TERMINAL MULTIPLE OF EBITDA
                                             6.0X          7.0X          8.0X
                                         -----------   -----------   -----------
                                14.0%        0.0686        0.0829        0.0973
  DISCOUNT RATE .........       16.0%        0.0615        0.0749        0.0883
                                18.0%        0.0550        0.0675        0.0800


     Marquee selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, because of its familiarity with Marquee and for other purposes and because it has substantial experience in transactions similar to the merger. Pursuant to an engagement letter with Prudential Securities, Marquee has paid Prudential Securities a retainer of $75,000 on July 28, 1998 and an additional $500,000 in connection with the delivery of prior Prudential Securities opinions. An additional fee of $425,000 will be payable upon the consummation of the merger. In addition, the engagement letter with Prudential Securities provides that Marquee will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the merger or its engagement. In the past, Prudential Securities has provided financing services to Marquee and SFX and has received customary fees for such services. In particular, Prudential Securities served as an underwriter in Marquee's offering of 8,000,000 shares of common stock and served as an underwriter for SFX's offering of 7,000,000 shares of Class A common stock. In addition, Prudential Securities may serve as an underwriter in connection with SFX's proposed public offering of Class A common stock. Prudential Securities also provides equity research coverage regarding Marquee. In the ordinary course of business, Prudential Securities may actively trade shares of Marquee common stock and SFX Class A common stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

SFX'S REASONS FOR THE MERGER

     At its meeting held on January 23, 1999, the SFX independent committee, comprised of Messrs. Edward F. Dugan, James O'Grady and Paul Kramer, by unanimous vote, reaffirmed their determination that the terms of the merger agreement, as amended, and the merger, are advisable, fair to and in the best interests of SFX and its stockholders and approved the merger agreement, as amended, and the merger, and recommended them for approval to SFX's board of directors.

     In addition, the SFX Board, by unanimous vote, with Messrs. Sillerman and Tytel abstaining, reaffirmed their determination that the terms of the merger agreement, as amended, and the merger, are advisable, fair to and in the best interests of SFX and its stockholders and approved the merger agreement, as amended, and the merger.

     The SFX Board based its decision that the merger agreement is advisable to its stockholders, and its decision to approve the merger agreement and the merger, upon a number of factors. The SFX Board considered the following material factors that supported its decision to approve the merger:

 o Marquee's and SFX's respective businesses, management and competitive positions;

 o current industry, economic and market conditions and trends, including market prices and trading information with respect to Marquee common stock, and SFX Class A common stock;

 o the financial condition, results of operations, prospects and businesses of Marquee and SFX;

 o the financial and business prospects for the combined business, including general information relating to possible synergies, cost reductions and operating efficiencies and consolidation, supported the SFX Board's view that Marquee's business world provide a complimentary fit with SFX's business;

 o the terms of the merger agreement, including the parties' mutual representations, warranties and covenants and conditions to their respective obligations; and

 o the opinion of Lehman Brothers rendered to SFX, dated January 24, 1999, that, as of the date of such opinion, from a financial point of view, the exchange ratio to be paid by SFX in the merger was fair to SFX.

     After analyzing and discussing the above factors, the SFX Board determined that a merger with Marquee would be consistent with its operating strategy of pursuing complementary acquisition opportunities and that SFX's stockholders would benefit from such a business combination. After considering prevailing industry and economic conditions and trends, the SFX Board believed that the acquisition of Marquee would further support and strengthen SFX's position in the live entertainment business. Additionally, the SFX Board believed that SFX would be able to improve its financial and business prospects by exploiting synergies between, and incorporating the best business practices of, Marquee. The SFX Board also concluded that the terms of the merger agreement were fair to SFX and its stockholders. In the SFX Board's view, the financial condition, results of operations and prospects of Marquee and SFX, along with the opinion from Lehman Brothers, supported a determination that the consideration SFX would pay to Marquee stockholders in the merger is fair to SFX. Because of these favorable factors, each of which supported its determination, the SFX Board concluded that the merger is advisable, fair to and in the best interests of SFX and its stockholders.

     This discussion of the information and factors considered by the SFX Board is not intended to be exhaustive. Because of the wide variety of factors to be considered, the SFX Board did not assign relative weights to the factors discussed above or determine that any factor was of particular importance. Rather, the SFX Board viewed its positions and recommendation as being based upon all of the information presented.

ACCOUNTING TREATMENT

     SFX will account for the merger under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, SFX will allocate the purchase price of Marquee, including direct costs of the merger, to the assets acquired and liabilities assumed based upon their estimated relative fair values, with the excess purchase consideration allocated to goodwill. SFX amortizes goodwill using the straight-line method over 15 years.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a description of the material U.S. federal income tax consequences of the merger, and does not purport to be a complete analysis or description of all potential tax effects of the merger. The discussion only applies to U.S. Holders, as defined below, that hold Marquee common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all potential tax consequences that may be relevant to particular Marquee stockholders or to Marquee stockholders subject to special treatment under the Code, including, without limitation, foreign persons or entities, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, persons who hold shares of stock as part of a "straddle" or a "conversion transaction" for U.S. federal income tax purposes, and individuals who received shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation.

     A "U.S. Holder" means a holder of Marquee common stock who is an individual citizen or resident of the U.S., a corporation created or organized in or under the laws of the U.S., any political subdivision thereof or the District of Columbia or a partnership, trust or estate treated, for U.S. federal income tax purposes, as a domestic partnership, trust or estate.

     No information is provided herein with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The following discussion is based on the provisions of the Code, applicable Treasury Regulations promulgated thereunder, Internal Revenue Service rulings, judicial decisions and other administrative pronouncements, all in effect as of the date hereof. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such future change or interpretation could apply retroactively and could affect the accuracy of the following discussion.

     EACH U.S. HOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH U.S. HOLDER, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES ARISING OUT OF THE MERGER.


     SFX and Marquee have received an opinion from Baker & McKenzie in form and substance satisfactory to SFX and Marquee that, on the basis of certain representations and assumptions: the merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code; SFX, SFX's acquisition subsidiary and Marquee will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and neither the stockholders of Marquee nor Marquee shall recognize any gain or loss or dividend income for U.S. federal income tax purposes as a result of the merger, other than, in the case of Marquee stockholders, to the extent Marquee stockholders receive cash in lieu of a fractional share. In addition, the opinion describes certain specific U.S. federal income tax consequences to U.S. Holders as set forth in the following paragraph. The obligation of both SFX and Marquee to consummate the merger is conditioned upon the receipt of an updated opinion at the closing of the merger.

     A U.S. Holder who receives SFX Class A common stock in exchange for Marquee common stock will not recognize gain or loss upon such exchange, except with respect to cash received in lieu of a fractional share of SFX Class A common stock. Accordingly, the aggregate tax basis of the SFX Class A common stock received by a U.S. Holder will be the same as the aggregate tax basis of the Marquee common stock surrendered in exchange therefor pursuant to the merger, adjusted to take account of fractional interests, and the holding period of the SFX Class A common stock will include the holding period of the Marquee common stock surrendered in exchange therefor pursuant to the merger. A U.S. Holder who receives cash in lieu of a fractional share of SFX Class A common stock will be treated as having received such fractional interest pursuant to the merger and as having sold it for cash. Such U.S. Holders will recognize gain or loss equal to the difference, if any, between the cash received with respect to the fractional interest and the ratable portion of the tax basis of the Marquee common stock surrendered that is allocated to such fractional interest. In the case of an individual U.S. Holder, any gain will be subject to U.S. federal income tax at a maximum rate of 20% if such U.S. Holder's holding period in the Marquee common stock is more than 12 months at the effective time of the merger.

     The tax opinion is not binding on the Internal Revenue Service or any court and does not preclude the Internal Revenue Service or a court from reaching a contrary conclusion. Moreover, no rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the merger. If the merger is not treated as a reorganization under Section 368 of the Code, a U.S. Holder would recognize gain or loss equal to the difference between the aggregate fair market value of the SFX Class A common stock received and the aggregate tax basis of the Marquee common stock surrendered in exchange therefor.


REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Marquee and SFX made the required filings, and the applicable waiting period under the HSR Act relating to the merger has expired. However, the FTC and the Antitrust Division will still have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state in which Marquee or SFX has operations may also challenge the merger under state or federal antitrust laws. See "SFX's Business--Regulatory Matters."

APPRAISAL RIGHTS

     Marquee stockholders do not have any dissenters' rights of appraisal under the General Corporation Law of the State of Delaware with respect to the merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS

     All shares of SFX Class A common stock issued pursuant to the merger will be freely transferable unless they are held by "affiliates" of Marquee. The term "affiliates" is defined under the Securities Act of 1933, as amended, and generally includes individuals or entities that control, are controlled by, or are under common control with, Marquee. Affiliates may resell their shares only in transactions permitted by Rule 145 -- or, for affiliates of SFX, Rule 144 -- under the Securities Act, under an effective registration statement, or as otherwise permitted under the Securities Act.

     The merger agreement requires that SFX receive from each of Marquee's affiliates a written agreement that such persons will not offer or sell or otherwise dispose of any of the shares of SFX Class A common stock issued to them in the merger in violation of the Securities Act or the rules and regulations of the SEC.

INTERESTS OF MARQUEE'S MANAGEMENT AND DIRECTORS IN THE MERGER

     Stockholders should be aware that certain members of Marquee's management and the Marquee Board have certain interests in the merger that differ from, and are in addition to, the interests of the stockholders of Marquee generally. These interests may present them with potential conflicts of interest. Such interests relate to, among other things, provisions in the merger agreement regarding the treatment of outstanding Marquee options, warrants and stock appreciation rights and the performance and provision of obligations and benefits under existing severance agreements and compensation and benefit plans. These individuals will receive in the merger an aggregate of approximately 304,430 shares of SFX Class A common stock, options and warrants to purchase approximately 98,023 shares of SFX Class A common stock and 3,888 stock appreciation rights, assuming an exchange ratio of 0.0864. The Marquee Board was aware of these interests and considered them, among other matters, in adopting the merger agreement.

     Robert F.X. Sillerman, the Executive Chairman of SFX and a significant stockholder of SFX, beneficially owns approximately 6.1% of the Marquee common stock, where he serves as the Chairman of the Board of Directors. Howard J. Tytel, the Executive Vice President and a director of SFX, beneficially owns approximately 1.1% of the Marquee common stock, and is one of Marquee's directors. Messrs. Sillerman and Tytel abstained from voting on the merger as directors. Together, Messrs. Sillerman and Tytel beneficially own 39.1% of the combined voting power of SFX, and will own approximately 35.0% of the combined voting power of SFX after the completion of the merger, the Cellar Door acquisition and the proposed equity offering. See "Risk Factors--SFX and its management may have conflicts of interest with Marquee," "SFX Principal Stockholders" and "Marquee Principal Stockholders."

     The merger agreement provides that, at the effective time of the merger, SFX will automatically assume each outstanding option to purchase Marquee common stock, warrant to purchase Marquee common stock and cash-only stock appreciation right issued by Marquee. As of February 4, 1999, there were outstanding options and warrants to purchase an aggregate of 2,478,347 shares of Marquee common stock and stock appreciation rights related to 45,000 shares. Marquee's directors and officers held options and warrants to purchase an aggregate of 1,134,533 shares of Marquee common stock and stock appreciation rights related to 45,000 shares as of February 4, 1999. After the merger is completed, the holders of Marquee options, warrants and stock appreciation rights will have options, warrants and stock appreciation rights exercisable for that number of whole shares of SFX Class A common stock equal to the number of shares of Marquee common stock covered by the option, warrant or stock appreciation right immediately before the effective time, multiplied by the exchange ratio. See "The Merger Agreement--Stock Options" and "--Warrants." Assuming an SFX stock price of $55.00, the exchange ratio would be 0.0864 and the options and warrants held by the Marquee directors and officers would be exercisable for an aggregate of approximately 98,023 shares of SFX Class A common stock.

     In October, 1998, after entering into the merger agreement, Marquee granted an aggregate of 149,844 options to purchase its common stock, of which 111,278 were to the following officers and directors of Marquee:

 o options to purchase 26,479 shares to Mr. Sillerman;

 o options to purchase 18,691 shares to Mr. Gutkowski;

 o options to purchase 14,018 shares to each of Messrs. Kaminsky, Letis and Trager;

 o options to purchase 10,902 shares to Mr. Oppenheim;

 o options to purchase 4,672 shares to Mr. Tytel;

 o options to purchase 3,115 shares to each of Messrs. Allard and Dell; and

 o options to purchase 2,259 shares to Mr. Chason.

See "Marquee Management--Management Compensation." These options will convert in the merger into options to purchase SFX Class A common stock.

     In connection with Marquee's initial public offering, Messrs. Gutkowski, Kaminsky, Oppenheim, Letis and Trager and TSC deposited an aggregate of 1,275,000 shares of Marquee common stock into escrow. To facilitate the consummation of the merger, each of these members of Marquee's management and TSC waived their rights to the Marquee escrow shares. The management waivers become effective at the effective time of the merger, and TSC's waiver was effective immediately. See "Certain Relationships and Related Transactions of Marquee--Escrow Agreement."

     In connection with the merger, TSC has agreed to terminate its consulting agreement with Marquee for no consideration, effective upon the consummation of the merger. See "Certain Relationships and Related Transactions of Marquee--Consulting Agreement."

     In connection with the merger, Messrs. Gutkowski, Kaminsky, Letis, Oppenheim, Trager, Dell and Allard, among others, entered into agreements with Marquee to amend their employment agreements, to be effective as of the effective time of the merger. Among other things, these amendments will remove their rights to receive options to purchase shares of Marquee common stock, and grant them the right to receive options to purchase a certain number of shares of SFX Class A common stock. These amendments will also modify certain of these individuals' non-compete clauses.

     After the effective time of the merger, the merger agreement requires the surviving corporation to indemnify, to the fullest extent permitted by Delaware law, each person who was or becomes an officer or director of Marquee or any of its subsidiaries before the effective time. The indemnification will be against all losses, expenses, claims, damages, liabilities and amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation based on the fact that the indemnified party is or was an officer or director of Marquee or any of its subsidiaries, and which pertains to any matter existing or arising out of actions or omissions occurring at or before the effective time. SFX has unconditionally guaranteed the surviving corporation's indemnity obligation. The surviving corporation is required to maintain in effect, for a period of six years after the effective time, officers' and directors' liability insurance currently maintained by Marquee, covering the officers and directors currently covered thereby. However, the surviving corporation is not required to pay annual premiums in excess of 200% of Marquee's current annual premiums.

     In connection with the merger, the Marquee special committee evaluated the terms of the merger. Two members of the Marquee special committee, Messrs. Barron and Schumer, each received a one-time fee of $35,000.

LITIGATION

     On May 5, 1998, Herbert Behrens, a Marquee stockholder, filed a class action complaint in Chancery Court in the State of Delaware, New Castle County, CA #16355NC, against SFX, certain of its directors and Marquee. The complaint alleged that SFX proposed an acquisition of Marquee and that the proposed acquisition would be unfair to Marquee's public stockholders. The complaint sought an order enjoining the proposed transaction, or, in the alternative, awarding damages.

     On July 22, 1998, the parties to the litigation entered into a Memorandum of Understanding, pursuant to which the parties reached an agreement providing for a settlement of the action. Pursuant to the settlement, SFX acknowledged that the legal action was a significant factor in SFX improving the terms of its offer to acquire Marquee. The settlement also provided for the defendants to pay plaintiffs' counsel an aggregate of $310,000, including all fees and expenses, as approved by the court. The settlement was conditioned on the closing of the merger, completion of confirmatory discovery and approval of the court.

     On October 16, 1998, SFX and Marquee entered into amendment no. 3 to the merger agreement. In doing so, they took into consideration the concerns and interests of the plaintiffs in the litigation, but they did not amend the Memorandum of Understanding or revise the settlement at that time.

     On January 24, 1999, SFX and Marquee entered into amendment no. 4 to the merger agreement. At or about the same time, the parties to the lawsuit entered into an amended

Memorandum of Understanding which modified the terms of the settlement. In addition to the terms and conditions in the Memorandum of Understanding, in the revised settlement, the defendants acknowledged that the pending lawsuit was the sole factor in SFX's decision to improve the terms of its offer to acquire Marquee as reflected in amendment no. 4.


     The revised settlement also provides that the defendants will pay plaintiffs' attorneys' fees and expenses, as approved by the Court, in an amount not to exceed $385,000. The revised settlement is conditioned upon consummation of the merger, completion of any necessary discovery by the plaintiffs and approval of the Delaware Court. There can be no assurance, however, that the revised settlement will be approved by the Court as proposed, or at all. Pursuant to the revised settlement, the defendants deny that they have acted improperly in any way or breached any fiduciary duty.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The following table lists, for the SFX Class A common stock,


 o the high and low closing bid prices reported on the over-the-counter market from February 18, 1998, which was the first trading day for the common stock on a when-issued basis through April 20, 1998; and

 o the high and low closing sales prices reported by the Nasdaq National Market after April 20, 1998.

   The table also lists, for the Marquee common stock,

 o the high and low closing bid prices reported by the Nasdaq SmallCap Market through September 10, 1997; and

 o the high and low closing sales prices reported by the American Stock Exchange after September 10, 1997.




                                         SFX CLASS A COMMON
                                               STOCK            MARQUEE COMMON STOCK
                                       ----------------------   --------------------
                                          HIGH         LOW         HIGH        LOW
                                       ---------   ----------   ---------   --------
1997:
  First Quarter ....................        --            --     $7 1/4     $ 6
  Second Quarter ...................        --            --      6 3/8       5 1/2
  Third Quarter ....................        --            --      7 1/8       4 1/2
  Fourth Quarter ...................        --            --      6 15/16     3 1/8
1998:
  First Quarter, from February 18,
   1998 for SFX ....................    $25 1/4      $19 5/8     $4 3/4     $3 3/8
  Second Quarter ...................     45 7/8       25          6 1/4      3 9/16
  Third Quarter ....................     55           26 15/16    6 1/4      2 3/8
  Fourth Quarter ...................     54 7/8       22 5/8      4 1/2      1 3/8
1999:
  First Quarter, through February 10,
   1999 ............................    $62          $53 1/4     $4 9/16    $4 1/8


     If the SFX stock price during the measuring period is $42.75 or less, then each share of Marquee common stock will convert into 0.1111 shares of SFX Class A common stock. However, if the SFX stock price is more than $42.75, then you will receive $4.75 to $5.35 worth of SFX stock for each share of Marquee stock. The specific market value of the shares of SFX Class A common stock you will receive in the merger will depend on the market price of the SFX Class A common stock during the 15 day trading period ending 5 days before the merger. See "The Merger Agreement--The Exchange Ratio." We urge you to check current stock prices before you decide how to vote.



     Neither SFX nor Marquee has ever paid cash dividends on its stock. As of February 4, 1999, there were 213 record holders of SFX Class A common stock and 206 record holders of Marquee common stock.

                             THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex I to this proxy statement--prospectus and incorporated herein by reference. This summary is not a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the full text of the merger agreement.

THE MERGER

     If the Marquee stockholders adopt the merger agreement and the merger, and if the other conditions to the merger are satisfied or waived, then, at the effective time, SFX's acquisition subsidiary will merge with and into Marquee, with Marquee continuing as the surviving corporation and a wholly-owned subsidiary of SFX. The time at which the merger becomes effective in accordance with Delaware law is referred to as the "effective time."

     Upon closing of the merger, pursuant to the merger agreement, each issued and outstanding share of Marquee common stock will convert into the right to receive a fraction of a share of SFX Class A common stock equal to the exchange ratio. The consideration to be received is more fully described in "--The Exchange Ratio."

     Promptly after the effective time, transmittal forms will be mailed to each holder of record of shares of Marquee common stock to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of SFX Class A common stock to which he or she has become entitled and, if applicable, cash in lieu of a fractional share of SFX Class A common stock. After receipt of such transmittal form, each holder of Marquee certificates should surrender the certificates to Chase Mellon Shareholder Services LLC, which is acting as exchange agent, and each holder will receive in exchange certificates representing the whole number of shares of SFX Class A common stock to which he or she is entitled and any cash which may be payable in lieu of a fractional share of SFX Class A common stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.


STOCKHOLDERS SHOULD NOT SEND IN THEIR MARQUEE CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.


     After the effective time, each Marquee certificate, until properly surrendered and exchanged, will, for all purposes, represent only the right to receive the number of shares of SFX Class A common stock which the holder of the certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of SFX Class A common stock. The holder of an unexchanged Marquee certificate will not be entitled to receive dividends or other distributions payable by SFX, if any, until the certificate is surrendered, at which time such dividends and distributions, together with any cash payment in lieu of a fractional share of SFX Class A common stock, will be paid to the holder without interest.

THE EXCHANGE RATIO

     The exchange ratio -- the number of shares of SFX Class A common stock to which each share of Marquee will be entitled in the merger -- will be determined as follows:


 o if the SFX stock price -- the average of the last reported sale for the fifteen consecutive trading days ending on the fifth trading day before the effective time of the merger -- is $42.75 or less, then the exchange ratio will equal 0.1111; and

 o if the SFX stock price is greater than $42.75 but less than or equal to $60.00, then the exchange ratio will equal the quotient obtained by dividing $4.75 by the SFX stock price.

 o if the SFX stock price is greater than $60.00 but less than or equal to $66.00, then the exchange ratio will equal the difference between 0.1000 less the quotient obtained by dividing 1.25 by the SFX stock price.

 o if the SFX stock price is greater than $66.00, then the exchange ratio will equal the quotient obtained by dividing $5.35 by the SFX stock price.

     All arithmetic calculations will be made to the closest ten-thousandth. SFX will not issue any certificates representing fractional shares of SFX Class A common stock in the merger.


     Based upon the shares of SFX and Marquee outstanding on February 4, 1999, and assuming that the SFX stock price was $55.00, resulting in an exchange ratio of 0.0864:

 o the Marquee stockholders would receive approximately 1,486,332 shares of SFX Class A common stock for their shares of Marquee common stock and up to 212,012 shares upon the exercise of stock options and warrants received in connection with the merger, representing approximately 5.6% of the total number of shares of SFX Class A common stock and approximately 3.3% of the combined voting power of the shares of SFX common stock after the merger, the Cellar Door acquisition and the proposed equity offering; and

 o the Marquee security holders, other than Messrs. Sillerman and Tytel, would receive approximately 1,401,925 shares of SFX Class A common stock in the merger, representing approximately 2.9% of the combined voting power of the shares of SFX common stock after the merger, the Cellar Door acquisition and the proposed equity offering.


STOCK OPTIONS

     At the effective time, SFX will automatically assume each outstanding option to purchase Marquee common stock. The holders of Marquee options will continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreements pursuant to which their Marquee options were issued, except that:

 o each option will be exercisable for that number of whole shares of SFX Class A common stock equal to the number of shares of Marquee common stock covered by the option immediately before the effective time, multiplied by the exchange ratio, rounded up to the nearest whole number of shares; and

 o the per share exercise price for the shares of SFX Class A common stock issuable upon the exercise of each option will be the quotient determined by dividing the exercise price per share of Marquee common stock specified for the option under the applicable stock option plan or agreement in effect immediately before the effective time, by the exchange ratio, rounding the resulting exercise price down to the nearest whole cent.

At the effective time, SFX has agreed to reserve for issuance the number of shares of SFX Class A common stock that will become issuable upon the exercise of the options. SFX will not be required to issue fractional shares of its Class A common stock upon the exercise of any Marquee option.

WARRANTS

     At the effective time, SFX will automatically assume each outstanding warrant to purchase Marquee common stock. The holders of Marquee warrants will continue to have, and be subject to, the same terms and conditions set forth in their warrants, except that:


 o each warrant will be exercisable for that number of shares of SFX Class A common stock equal to the number of shares of Marquee common stock covered by the warrant immediately before the effective time, multiplied by the exchange ratio, rounded up to the nearest whole number of shares; and

 o the per share exercise price for the shares of SFX Class A common stock issuable upon the exercise of each warrant will be the quotient determined by dividing the exercise price per share of Marquee common stock specified for the warrant in effect immediately before the effective time, by the exchange ratio, rounding the resulting exercise price down to the nearest whole cent.

     At the effective time, SFX has agreed to reserve for issuance the number of shares of its Class A common stock that will become issuable upon the exercise of the warrants. SFX will not be required to issue fractional shares of SFX Class A common stock upon the exercise of any Marquee warrant.

STOCK APPRECIATION RIGHTS

     At the effective time, SFX will automatically assume each outstanding cash-only stock appreciation right ("SAR") issued by Marquee. The holders of SARs will continue to have, and be subject to, the same terms and conditions set forth in the agreements pursuant to which their SARs were issued, except that:

 o each SAR will be exercisable for cash representing that number of whole shares of SFX Class A common stock equal to the number of shares of Marquee common stock covered by the SAR immediately before the effective time, multiplied by the exchange ratio, rounded up to the nearest whole number of shares; and

 o the per share strike price for the cash representing shares of SFX Class A common stock issuable upon the exercise of each SAR will be the quotient determined by dividing the strike price per share of Marquee common stock specified for the SAR under the applicable agreement immediately before the effective time, by the exchange ratio, rounding the resulting strike price down to the nearest whole cent.

The holders of the SARs will be entitled to receive only cash upon exercise of the SARs.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties by Marquee, SFX and the acquisition sub. These include representations and warranties by Marquee with respect to, among other things:

 o organization, good standing and corporate power;
 o authority and noncontravention;
 o consents and approvals;
 o capital structure;
 o financial statements;
 o absence of certain changes or events;
 o real property and other assets;
 o documents filed with the SEC;
 o intellectual property;
 o material contracts;
 o litigation;
 o compliance with laws;
 o environmental laws;
 o taxes;

 o benefit plans;
 o labor matters;
 o tax and accounting matters;
 o insurance;
 o brokers' fees; and
 o the opinion of Marquee's financial advisor.

     SFX and the acquisition sub have also made certain representations and warranties with respect to, among other things:

 o organization, good standing and corporate power;
 o authority and noncontravention;
 o capital structure;
 o documents filed with the SEC;
 o absence of certain changes or events;
 o litigation;
 o compliance with laws;
 o benefit plans;
 o brokers' fees; and
 o tax and accounting matters.

     No representations and warranties made by Marquee, SFX or the acquisition sub will survive beyond the effective time.

COVENANTS

     Marquee has agreed that, until the completion of the merger, except as contemplated in the merger agreement or with the consent of SFX, it will, among other things:

 o conduct its operations in the ordinary course of business consistent with past practice;

 o use its reasonable efforts to preserve substantially intact its business organization and to keep available the services of its employees;

 o preserve its current relationships with its clients, sponsors, suppliers and other persons with which it has significant business relations;

 o not commit or incur any capital expenditure in excess of $50,000;

 o not enter into, modify, amend or terminate any material contract;

 o subject to certain exceptions, not incur or guarantee any indebtedness; and

 o except as required by law, not modify, amend or terminate certain acquisition contracts or waive, release or assign any material rights or claims thereunder.

     SFX has agreed that, until the completion of the merger, except as contemplated in the merger agreement or with the consent of Marquee, it will conduct its operations in the ordinary course of business consistent with past practice.

NON-SOLICITATION

   The merger agreement prohibits Marquee and its subsidiaries from:
 o initiating, soliciting or encouraging, or taking any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, as defined below;
 o entering into discussions or negotiating with any person or entity in furtherance of such inquiries to obtain a Takeover Proposal;

 o entering into an agreement with respect to any Takeover Proposal or agreeing to or endorsing any Takeover Proposal; or

 o authorizing or permitting any of the officers, directors or employees of Marquee or any Marquee subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by Marquee or any Marquee subsidiary to take any such action.

     The merger agreement requires Marquee to advise SFX of any such inquiry or proposal. However, the merger agreement does not prohibit the Marquee Board or any Marquee subsidiary or their representatives from:

 o furnishing information to, facilitating or entering into discussions or negotiations with any person or entity in connection with an unsolicited bona fide Takeover Proposal that involves consideration to Marquee's stockholders with a value that the Marquee Board reasonably believes, after consultation with Prudential Securities, is superior to the consideration provided for in the merger, if:

   (1) the Marquee Board, after consultation with independent legal counsel, determines in good faith that such action is required for the Marquee Board to comply with its fiduciary duties to stockholders imposed by applicable law; and

   (2) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, Marquee promptly provides written notice to SFX of Marquee's intention to furnish such information to, or begin such discussions or negotiations with, such person or entity, and obtains from such person or entity a customary confidentiality agreement; or

 o complying with Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with regard to a Takeover Proposal.

"Takeover Proposal" means any of the following involving Marquee or any Marquee subsidiary:

 o any merger, consolidation, share exchange, business combination, or other similar transaction, other than the transactions contemplated by the merger agreement;

 o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Marquee and its subsidiaries, taken as a whole, in a single transaction or series of transactions;

 o any tender offer or exchange offer for 25% or more of any outstanding class of capital stock of Marquee or the filing of a registration statement under the Securities Act in connection therewith;

 o the acquisition by any person of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any group which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of any class of capital stock of Marquee; or

 o any public announcement of a proposal, plan or intention to do any of the foregoing.

CONDITIONS

     The closing of the merger agreement is subject to the satisfaction or waiver of several conditions, including:


 o the stockholders of Marquee must adopt the merger agreement;

 o there must be no order, injunction, or other legal restraint or prohibition enjoining or preventing the closing of the merger;

 o the registration statement must be declared effective, and no stop order suspending the effectiveness of the registration statement may be in effect;

 o SFX and Marquee must have received from Nasdaq evidence that the shares of SFX stock to be issued in the merger will be listed on the Nasdaq National Market immediately following the effective time;

 o SFX and Marquee must have received a tax opinion of Baker & McKenzie; and

 o SFX and Marquee must have obtained or made all third party or governmental consents, authorizations, orders, approvals or filings required in connection with the merger agreement, subject to certain exceptions. The required consents include the consent of SFX's lenders.

     The obligations of SFX and the acquisition sub to complete the merger are subject to the satisfaction or waiver of further conditions, including, among others:

 o Marquee must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed by it on or before the effective time;

 o the representations and warranties of Marquee set forth in the merger agreement must be true and correct, subject to certain exceptions;

 o since July 23, 1998, Marquee must not have suffered a material adverse effect;

 o SFX must receive a signed affiliate agreement from each affiliate of Marquee and any other person who may be deemed to have become an affiliate of Marquee after July 23, 1998 and at or before the effective time; and

 o each release for Marquee escrow shares, the settlement of the class action litigation related to the merger and the employment agreement amendments entered into by certain members of Marquee management must remain in full force and effect.

     Marquee's obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

 o SFX and the acquisition sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed by them on or before the effective time;

 o the representations and warranties of SFX and the acquisition sub set forth in the merger agreement must be true and correct, subject to certain exceptions; and

 o since July 23, 1998, SFX must not have suffered a material adverse effect.

TERMINATION; FEES AND EXPENSES

     The merger agreement may be terminated, and the merger and related transactions may be abandoned at any time before the effective time, as follows:

(1)   by mutual written consent of SFX and Marquee;

(2)   by either SFX or Marquee, if

   (a) the effective time does not occur by April 30, 1999, subject to certain exceptions;

   (b) a law or court order permanently prohibits the merger, subject to certain exceptions;

   (c) the stockholders of Marquee fail to adopt the merger agreement, the merger and the transactions contemplated thereby at a duly convened meeting;

(3)   by SFX, if

   (a) the Marquee special committee or the Marquee Board fails to recommend, withdraws, or materially modifies or materially changes, its recommendation of the merger agreement or the merger in a manner adverse to SFX or decides to do any of the foregoing;



   (b) the Marquee special committee or the Marquee Board recommends to the stockholders of Marquee a Takeover Proposal or fails to recommend against accepting a Takeover Proposal, or takes no position with respect thereto, or decides to do any of the foregoing;


   (c) any person not affiliated with SFX acquires beneficial ownership or the right to acquire beneficial ownership of, or any group is formed that beneficially owns, or has the right to acquire beneficial ownership of, more than 25% of the then outstanding shares of any class of capital stock of Marquee;


   (d) Marquee breaches any representation, warranty, covenant or agreement, set forth in the merger agreement, or if any representation or warranty of Marquee becomes untrue, subject to certain exceptions; or


   (e) Lehman Brothers revokes its written fairness opinion under certain circumstances;


(4)   by Marquee, if


   (a)        Marquee accepts a Takeover Proposal;


   (b) SFX breaches any representation, warranty, covenant or agreement, set forth in the merger agreement, or if any representation or warranty of SFX becomes untrue, subject to certain exceptions; or


   (c) Prudential Securities revokes its written fairness opinion under certain circumstances;


     Marquee has agreed to pay to SFX a termination fee of $900,000, and certain expenses not to exceed $500,000, if:


 o the merger agreement terminates pursuant to clause (3)(a), (3)(b), (3)(c) or
   (4)(a) above, unless a termination occurs pursuant to clause (3)(a) due to the occurrence of certain events described in clauses (3)(d) or (3)(e) above with respect to Marquee's right to terminate; or


 o the merger agreement terminates pursuant to clause (2)(a) or (2)(c) above, and in either event a Takeover Proposal has been made before such termination and definitive documentation with respect to such Takeover Proposal is entered into within 12 months of such termination.


     If the merger agreement is terminated under clause (2)(c) above, but the $900,000 fee and expenses are not due, then Marquee will be required to pay SFX a termination fee of $500,000. If SFX is required to file suit to seek the termination fee or expenses, and it ultimately succeeds on the merits, then it will be entitled to all expenses, including attorneys' fees, that it incurs in enforcing its rights under the merger agreement.

        SFX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     We are providing the following pro forma financial information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited and unaudited financial statements of our company and certain of the other companies which we have acquired, as well as the financial statements of Cellar Door and Marquee.



     The SFX Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1998 is presented as if SFX had completed the new note offering, the merger, the Cellar Door acquisition and the proposed equity offering as of September 30, 1998.



     The SFX Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1997, and the nine months ended September 30, 1998, are presented as if SFX had completed SFX's 1997 acquisitions, SFX's 1998 acquisitions, the new note offering, the merger, the Cellar Door acquisition and the proposed equity offering as of January 1, 1997.



     In addition, the SFX Unaudited Pro Forma Condensed Combined Financial Statements do not reflect certain purchase price adjustments and future contingent payments, which may be payable pursuant to the various acquisition agreements.


     In our opinion, all adjustments necessary to fairly present this pro forma information have been made. The SFX Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of SFX and certain of the businesses previously acquired by SFX and the related notes to such financial statements contained elsewhere in this document. The pro forma information is based upon tentative allocations of purchase price and does not purport to be indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it indicative of SFX's future results. Purchase accounting is based upon preliminary asset valuations, which are subject to change. Final asset valuations are not expected to differ materially from the preliminary valuations. In addition, the operations data include adjustments to operating expenses to reflect anticipated savings that SFX management believes it will be able to achieve through the implementation of its operating strategy. However, there can be no assurance that SFX will be able to achieve such savings.


     The SFX Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto contain forward-looking statements that involve risks and uncertainties, including those described in "Risk Factors" or elsewhere herein. Therefore, the actual results of SFX may differ materially from those discussed herein. See "Risk Factors." SFX undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                            SFX ENTERTAINMENT, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1998
                                (IN THOUSANDS)





                                                                               SFX
                                                                          ENTERTAINMENT
                                                                             (ACTUAL)
                                                                         ---------------
Assets:
Current assets .........................................................   $  165,727
Property and equipment, net of accumulated depreciation of
 $12,144 ...............................................................      275,000
Intangible assets, net and accumulated amortization of $28,551 .........      904,929
Other assets ...........................................................       45,892
                                                                           ----------
Total Assets ...........................................................   $1,391,548
                                                                           ==========
Liabilities and Stockholders' Equity:
Current liabilities ....................................................   $  166,540
Deferred taxes .........................................................       60,601
Senior credit facility .................................................      346,000
Senior subordinated notes ..............................................      350,000
Other long-term debt ...................................................       23,122
Capital lease obligations ..............................................       12,922
Deferred purchase consideration ........................................       10,430
Other liabilities ......................................................        5,354
Minority interest ......................................................        3,868
Temporary equity--stock subject to redemption ..........................       16,500
Stockholders' equity:
 Class A common stock ..................................................          288
 Class B common stock ..................................................           17
 Additional paid-in capital ............................................      431,617
 Deferred compensation .................................................       (7,397)
 Accumulated deficit ...................................................      (28,314)
                                                                           ----------
Total stockholders' equity .............................................      396,211
                                                                           ----------
Total Liabilities & Stockholders' Equity ...............................   $1,391,548
                                                                           ==========



                                                                         THE MERGER, THE CELLAR DOOR ACQUISITION AND THE
                                                                                        NEW NOTE OFFERING
                                                                                                I
                                                                         -----------------------------------------------
                                                                             CELLAR                       PRO FORMA
                                                                              DOOR        MARQUEE        ADJUSTMENTS
                                                                               A             B                C
                                                                         ------------- ------------- -------------------
Assets:
Current assets .........................................................   $ (62,405)    $ (17,275)      $  110,640(a)
Property and equipment, net of accumulated depreciation of
 $12,144 ...............................................................      34,986         2,895               --
Intangible assets, net and accumulated amortization of $28,551 .........      65,635       110,577            7,500 (b)
Other assets ...........................................................       2,088         5,814             (366)(d)
                                                                           ---------     ---------       ----------
Total Assets ...........................................................   $  40,304     $ 102,011       $  117,774
                                                                           =========     =========       ==========
Liabilities and Stockholders' Equity:
Current liabilities ....................................................   $  11,729     $  11,451       $  (14,208)(c)
Deferred taxes .........................................................          --            --               --
Senior credit facility .................................................          --            --          (67,652)(c)
Senior subordinated notes ..............................................          --            --          200,000 (a)
Other long-term debt ...................................................          --            --               --
Capital lease obligations ..............................................          --            --               --
Deferred purchase consideration ........................................       6,788         3,777               --
Other liabilities ......................................................       1,787         1,615               --
Minority interest ......................................................          --            --             (366)(d)
Temporary equity--stock subject to redemption ..........................          --         3,420               --
Stockholders' equity:
 Class A common stock ..................................................           3            13               --
 Class B common stock ..................................................          --            --               --
 Additional paid-in capital ............................................      19,997        81,735               --
 Deferred compensation .................................................          --            --               --
 Accumulated deficit ...................................................          --            --               --
                                                                           ---------     ---------       ----------
Total stockholders' equity .............................................      20,000        81,748               --
                                                                           ---------     ---------       ----------
Total Liabilities & Stockholders' Equity ...............................   $  40,304     $ 102,011       $  117,774
                                                                           =========     =========       ==========



                                                                          THE MERGER, THE
                                                                            CELLAR DOOR
                                                                          ACQUISITION AND
                                                                            THE NEW NOTE
                                                                             OFFERING
                                                                                 I
                                                                         -----------------
                                                                                                             PRO FORMA
                                                                                                          FOR THE MERGER,
                                                                             PRO FORMA                    THE CELLAR DOOR
                                                                          FOR THE MERGER,                  ACQUISITION,
                                                                          THE CELLAR DOOR     PROPOSED     THE NEW NOTE
                                                                          ACQUISITION AND      EQUITY      OFFERING AND
                                                                            THE NEW NOTE      OFFERING     THE PROPOSED
                                                                              OFFERING           II       EQUITY OFFERING
                                                                         ----------------- ------------- ----------------
Assets:
Current assets .........................................................    $  196,687      $    80,352     $  277,089
Property and equipment, net of accumulated depreciation of
 $12,144 ...............................................................       312,881               --        312,881
Intangible assets, net and accumulated amortization of $28,551 .........     1,088,641               --      1,088,641
Other assets ...........................................................        53,428               --         53,428
                                                                            ----------      -----------     ----------
Total Assets ...........................................................    $1,651,637      $    80,352     $1,731,989
                                                                            ==========      ===========     ==========
Liabilities and Stockholders' Equity:
Current liabilities ....................................................    $  175,512      $        --     $  175,512
Deferred taxes .........................................................        60,601               --         60,601
Senior credit facility .................................................       278,348         (128,348)       150,000
Senior subordinated notes ..............................................       550,000               --        550,000
Other long-term debt ...................................................        23,122               --         23,122
Capital lease obligations ..............................................        12,922               --         12,922
Deferred purchase consideration ........................................        20,995               --         20,995
Other liabilities ......................................................         8,756               --          8,756
Minority interest ......................................................         3,502               --          3,502
Temporary equity--stock subject to redemption ..........................        19,920               --         19,920
Stockholders' equity:
 Class A common stock ..................................................           304               40            344
 Class B common stock ..................................................            17               --             17
 Additional paid-in capital ............................................       533,349          208,660        742,009
 Deferred compensation .................................................        (7,397)              --         (7,397)
 Accumulated deficit ...................................................       (28,314)              --        (28,314)
                                                                            ----------      -----------     ----------
Total stockholders' equity .............................................       497,959          208,700        706,659
                                                                            ----------      -----------     ----------
Total Liabilities & Stockholders' Equity ...............................    $1,651,637      $    80,352     $1,731,989
                                                                            ==========      ===========     ==========

I. THE MERGER, THE CELLAR DOOR ACQUISITION AND THE NEW NOTE OFFERING


A. CELLAR DOOR


                                                          AS OF SEPTEMBER 30, 1998 (IN THOUSANDS)
                                                     --------------------------------------------------
                                                                          PRO FORMA         CELLAR DOOR
                                                      AS REPORTED        ADJUSTMENTS        ACQUISITION
                                                     -------------   -------------------   ------------
Assets:
Current assets ...................................      $ 9,095          $  (71,500)(a)     $ (62,405)
Property and equipment, net ......................       34,986                  --            34,986
Intangible assets, net ...........................          256              58,591 (b)        65,635
                                                                              6,788 (c)
Other assets .....................................        4,420              (2,332)(d)         2,088
                                                        -------          ----------         ---------
Total Assets .....................................      $48,757          $   (8,453)        $  40,304
                                                        =======          ==========         =========
Liabilities & Stockholders' Equity:
Current liabilities ..............................      $16,130          $   (4,401)(d)     $  11,729
Long-term debt ...................................       23,500             (23,500)(a)            --
Deferred Purchase Consideration ..................           --               6,788 (c)         6,788
Other Liabilities ................................        1,787                  --             1,787
Stockholders' equity .............................        7,340              (7,340)(e)        20,000
                                                                             20,000 (a)
                                                                         ----------
Total Liabilities & Stockholders' Equity .........      $48,757          $   (8,453)        $  40,304
                                                        =======          ==========         =========

----------
PRO FORMA ADJUSTMENTS:


(a) To reflect the Cellar Door acquisition for $71,500,000 in cash including the repayment of $23,500,000 of Cellar Door's debt and $1,500,000 of fees and expenses, and the issuance of $20,000,000 of SFX Class A common stock or 363,636 shares, assuming that the shares are issued at the current market price of $55.00 per share.


(b) To reflect the excess of the purchase price paid over the fair value of net tangible assets acquired of $58,591,000.

(c) To reflect the issuance of an $8,500,000 promissory note to certain sellers with a present value of $6,788,000.

(d)        To reflect the elimination of related parties' notes.

(e) To reflect the elimination of Cellar Door's historical stockholders' equity.

B. MARQUEE



                                                                    AS OF SEPTEMBER 30, 1998 (IN THOUSANDS)
                                                            --------------------------------------------------------
                                                                                    PRO FORMA            MARQUEE
                                                             AS REPORTED(A)        ADJUSTMENTS        ACQUISITION(A)
                                                            ----------------   -------------------   ---------------
Assets:
Current assets ..........................................        $21,825           $  (39,100)(a)       $ (17,275)
Property and equipment, net .............................          2,895                   --               2,895
Intangible assets, net ..................................         59,648               50,929 (b)         110,577
Other assets ............................................          5,814                   --               5,814
Total Assets ............................................        $90,182           $   11,829           $ 102,011
                                                                 =======           ==========           =========
Liabilities & Stockholders Equity:
Current liabilities .....................................        $11,451           $       --           $  11,451
Long-term debt ..........................................         33,140              (33,140)(a)              --
Deferred purchase consideration .........................          3,777                   --               3,777
Other liabilities .......................................          1,615                   --               1,615
Temporary equity -- stock subject to redemption .........          3,420                   --               3,420
Stockholders' equity ....................................         36,779              (36,779)(c)          81,748
                                                                                       81,748 (a)
                                                                --------           ----------           ---------
Total Liabilities & Stockholders' Equity ................        $90,182           $   11,829           $ 102,011
                                                                 =======           ==========           =========

----------
PRO FORMA ADJUSTMENTS:


(a) To reflect the issuance of 1,486,332 shares of SFX Class A common stock valued at approximately $81,748,260, and the repayment of $33,140,000 of Marquee's debt and $6,000,000 in cash for related fees and expenses. The number of shares and the value of the stock to be issued is based on a $55.00 price per share and an exchange ratio of 0.0864.

(b) To reflect the excess of the purchase price paid over the fair value of net tangible assets acquired of $50,929,000. If the price of SFX's common stock is $42.75 or less, the goodwill arising from the merger may decrease by approximately $28,200,000.


(c) To reflect the elimination of Marquee's historical stockholders' equity.

C. PRO FORMA ADJUSTMENTS:

(a) Represents the application of the net proceeds of the new notes offering to repay substantially all of the revolving portion of the SFX credit facility, and borrowings under such facility to finance the purchase price of the merger and the Cellar Door acquisition of $110,640,000, including the repayment of Marquee's debt and related fees and expenses.
(b)        To record debt issuance costs related to the new notes offering.

(c) Reflects the payment of the $14,208,000 tax indemnification liability on December 31, 1998 and a $67,652,000 net paydown of existing borrowings under the credit agreement.

(d) Reflects the elimination of PACE's minority interest due to the Cellar Door acquisition.


II. PROPOSED EQUITY OFFERING


     SFX recently filed a registration statement on Form S-1 for the offering of 4,000,000 shares of SFX Class A common stock, the net proceeds of which will be used to repay borrowings under SFX's credit facility and to repay Marquee's indebtedness in the merger. Although the acquisition of Marquee is not contingent on the proposed equity offering and there can be no assurance that the offering will be consummated, we have included the relevant information in this proxy statement and pro forma financial information because we believed that the proposed offering will be consummated shortly after the mailing of the merger proxy to the Marquee stockholders.
The actual number of shares offered in the proposed equity offering may be greater or less than the current amount registered.

     The adjustments represent the estimated net proceeds from the proposed equity offering based on an offering price of $55.00 per share, the repayment of amounts outstanding under the SFX credit facility of $128,348,000 and additional cash for general corporate purposes of $80,352,000.

                            SFX ENTERTAINMENT, INC.
             SUMMARY OF COMPLETED AND CERTAIN PENDING ACQUISITIONS

                                 (IN THOUSANDS)




                                                CASH
                                           CONSIDERATION
                             DATE               AND          VALUE OF         NUMBER OF
COMPANY/ACTIVITY           ACQUIRED         ASSUMED DEBT   STOCK ISSUED   SHARES ISSUED(1)
-------------------- -------------------- --------------- -------------- ------------------
Delsener/Slater      January 2, 1997         $   26,815      $     --              --
Meadows              March 1, 1997               16,354         7,500             247
Sunshine             June 1, 1997                57,489         4,000             152
Westbury             January 8, 1998              8,835         1,000              75
BGP                  February 24, 1998           72,827         7,500             563
PACE and Pavilion    February 25, 1998          220,683        20,000           1,500
Contemporary         February 27, 1998           82,702        18,700           1,403
Network              February 27, 1998           56,784        10,000             750
Concert/Southern     March 4, 1998               16,908            --              --
USA Motor Sports     March 25, 1998               4,000            --              --
Avalon               May 14, 1998                26,840            --              --
Oakdale              June 3, 1998                11,900            --              --
FAME                 June 4, 1998                82,241        35,960           1,000
Don Law              July 2, 1998                92,195            --              --
Magicworks           September 11, 1998         115,740            --              --
Other Acquisitions   Third quarter 1998         115,386        10,000             300
Deferred financing
 costs                                               --            --              --
Cellar Door          First Quarter 1999          76,788        20,000             364
Marquee              First Quarter 1999          33,140        81,743           1,486
Working Capital                                      --            --              --
                                             ----------      --------           -----
Subtotal                                      1,117,627       216,408           7,840
Proposed Equity
 Offering            First Quarter 1999              --
                                             ----------
                                             $1,117,627      $216,408           7,840
                                             ==========      ========           =====
Deferred financing
 costs (3)



                                                              RELATED DEBT,                      PRO FORMA INTEREST EXPENSE
                                                             CAPITAL LEASES                  ----------------------------------
                                                              AND DEFERRED
                                                                PURCHASE
                                                              CONSIDERATION                    YEAR ENDED
                                   SOURCE OF                AT SEPTEMBER 30,     INTEREST     DECEMBER 31,   NINE MONTHS ENDED,
COMPANY/ACTIVITY                    FUNDS(2)                      1998             RATE           1997       SEPTEMBER 30, 1998
-------------------- ------------------------------------- ------------------ -------------- -------------- -------------------
Delsener/Slater      Capital contribution                     $     2,204         10.000%      $      220        $    165
Meadows              Capital contribution                          14,366           8.31%           1,194             895
Sunshine             Capital contribution                           1,306           8.58%             112              84
Westbury             Old notes                                      8,835          9.125%             806             605
BGP                  Old notes                                     72,827          9.125%           6,645           4,984
PACE and Pavilion    Old notes                                    220,683          9.125%          20,137          15,103
Contemporary         Old notes and credit facility                 82,702           8.71%           7,203           5,403
Network              Credit facility                               56,784           8.15%           4,628           3,471
Concert/Southern     Credit facility                               16,908           8.15%           1,378           1,034
USA Motor Sports     Credit facility                                4,000           8.15%             326             245
Avalon               Credit facility                               26,840           8.15%           2,188           1,641
Oakdale              Equity offering                                   --             --               --              --
FAME                 Equity offering                                   --             --               --              --
Don Law              Equity offering                                   --             --               --              --
Magicworks           Credit facility                              115,740           8.84%          10,237           7,678
Other Acquisitions   Equity offering and credit facility          100,376           8.15%           8,182           6,136
Deferred financing
 costs                                                             18,903           8.15%           1,541           1,156
Cellar Door          Credit facility                               78,288          9.125%           7,144           5,358
Marquee              Credit facility                               42,917          9.125%           3,916           2,937
Working Capital      Credit facility                               21,708          9.125%           1,981           1,486
                                                              -----------                      ----------        --------
Subtotal                                                          885,392                          77,838          58,378
Proposed Equity
 Offering                                                        (128,348)                        (10,113)         (7,584)
                                                              -----------                      ----------        --------
                                                              $   757,039                          67,725          50,794
                                                              ===========
Deferred financing
 costs (3)                                                    $    26,403               (4)         2,390           1,793
                                                              ===========                      ----------        --------
                                                                                               $   70,115        $ 52,587
                                                                                               ==========        ========


-------
(1) The number of shares issued was based upon the market price either agreed upon by SFX and the sellers before SFX's stock was publicly traded or at the price over a reasonable period of time before and after the announcement of the transaction.


(2) Assumes that the tax indemnification payments of $93.7 million paid as of September 30, 1998, were funded with the proceeds from SFX's public offering of 8,050,000 shares of Class A common stock on May 27, 1998.

(3) Represents interest associated with amounts assumed to be borrowed to pay deferred financing costs.

(4)   Debt issuance cost is being amortized over the term of the agreement.

                            SFX ENTERTAINMENT, INC.
                SUMMARY OF DEPRECIATION AND AMORTIZATION EXPENSE
                                 (IN THOUSANDS)





                                                                                             PRO FORMA AMORTIZATION EXPENSE
                                                                                           ----------------------------------
                              GOODWILL AND                    PROPERTY AND                   YEAR ENDED    NINE MONTHS ENDED
                            OTHER INTANGIBLE   AMORTIZATION    EQUIPMENT,    DEPRECIATION   DECEMBER 31,     SEPTEMBER 30,
                              ASSETS, GROSS       PERIOD          GROSS         PERIOD          1997              1998
                           ------------------ -------------- -------------- -------------- -------------- -------------------
Delsener/Slater                $   23,627         15 years      $ 21,682      5-20 years       $ 1,575        $   1,181
Meadows                             3,243         15 years        26,370      5-39 years           216              162
Sunshine                           37,619         15 years        28,991      5-40 years         2,508            1,881
Westbury                           11,512         15 years           500         7 years           767              576
BGP                                51,441         15 years        37,431      7-30 years         3,429            2,572
PACE and Pavilion                 182,423       2-15 years        94,515      7-30 years        13,028            9,771
Contemporary                       68,692         15 years        25,651      7-30 years         4,579            3,435
Network                            62,055         15 years         3,798      7-20 years         4,137            3,103
Concert/Southern                   16,227         15 years           709         7 years         1,082              811
USA Motor Sports                    2,759         15 years            --              --           184              138
Avalon                             27,418         15 years         4,268      7-30 years         1,828            1,371
Oakdale                            12,536         15 years           268         7 years           836              627
FAME                              120,138         15 years           297         7 years         8,021            6,016
Don Law                            64,049         15 years        27,571      7-30 years         4,270            3,202
Magicworks                        110,350         15 years         2,068         7 years         7,357            5,518
Other Acquisitions                128,168      10-15 years         2,958      7-30 years         9,614            7,210
Corporate                              --               --        10,067      3-10 years            --            3,989(1)
Deferred financing costs           18,903         10 years
Cellar Door                        65,635         15 years        34,986      7-30 years         4,376            3,282
Marquee                           110,577         15 years         2,895         7 years         7,371            5,528
                               ----------                       --------                       -------        -----------
Deferred financing costs            7,500         15 years
Total                          $1,124,872                       $325,025                       $75,178        $  60,373
                               ==========                       ========                       =======        ===========



                                                                          PRO FORMA
                                                                DEPRECIATION AND AMORTIZATION
                             PRO FORMA DEPRECIATION EXPENSE                EXPENSE
                           ---------------------------------- ---------------------------------
                             YEAR ENDED    NINE MONTHS ENDED    YEAR ENDED    NINE MONTHS ENDED
                            DECEMBER 31,     SEPTEMBER 30,     DECEMBER 31,     SEPTEMBER 30,
                                1997              1998             1997             1998
                           -------------- ------------------- -------------- ------------------
Delsener/Slater                $ 1,417          $ 1,063           $ 2,992          $ 2,244
Meadows                            624              468               840              630
Sunshine                         1,008              756             3,516            2,637
Westbury                            72               53               839              629
BGP                              1,357            1,018             4,786            3,590
PACE and Pavilion                2,685            1,957            15,713           11,728
Contemporary                     1,402            1,051             5,981            4,486
Network                            332              249             4,469            3,352
Concert/Southern                   101               76             1,183              887
USA Motor Sports                    --               --               184              138
Avalon                             610              457             2,438            1,828
Oakdale                             38               29               874              656
FAME                                43               32             8,064            6,048
Don Law                          1,137              853             5,407            4,055
Magicworks                         295              221             7,652            5,739
Other Acquisitions                 284              212             9,898            7,422
Corporate                          941            1,716               941            5,705
Deferred financing costs
Cellar Door                      1,219              914             5,595            4,196
Marquee                            414              311             7,785            5,839
                               -------          -------           -------          -------
Deferred financing costs
Total                          $13,979          $11,436           $89,157          $71,809
                               =======          =======           =======          =======


-------
(1) Represents the $2,725,000 write-off of the Triathlon asset and $1,264,000 of integration costs.

                            SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                                                                     PRO FORMA
                                                        SFX                                      FOR THE SFX 1997
                                                   ENTERTAINMENT     SFX 1997       SFX 1998       ACQUISITIONS
                                                      (ACTUAL)     ACQUISITIONS   ACQUISITIONS   AND THE SFX 1998
                                                         I              II             III         ACQUISITIONS
                                                  --------------- -------------- -------------- ------------------
Revenue .........................................     $96,144        $14,243       $ 773,514        $ 883,901
Cost of revenue .................................      73,881          8,696         569,500          652,077
Selling, general and administrative expenses            9,536          4,597         121,306          135,439
Depreciation & amortization .....................       5,431          3,802          66,544           75,777
                                                                                                           --
Corporate expenses, net of Triathlon fees .......       2,206             --           5,794            8,000
Non-cash compensation and other non-cash
 charges ........................................          --             --              --               --
                                                      -------        -------       ---------        ---------
Operating income (loss) .........................       5,090         (2,852)         10,370           12,608
Interest expense ................................       1,590            742          63,632           65,964
Equity (income) loss from investments ...........        (509)            --          (5,354)          (5,863)
Other income ....................................        (295)              (1)       (2,640)          (2,936)
                                                      -------        ----------    ---------        ---------
Income (loss) before
 income tax expense .............................       4,304         (3,593)        (45,268)         (44,557)
Income tax expense (benefit) ....................         490             --           4,367            4,857
                                                      -------        ---------     ---------        ---------
Net income (loss) ...............................     $ 3,814        $(3,593)      $ (49,635)         (49,414)
                                                                     =========     =========
Accretion on put option .........................          --                                          (3,300)
                                                      -------                                       ---------
Net income (loss) applicable to common
 shares .........................................     $ 3,814                                       $ (52,714)
                                                      =======                                       =========
Net income (loss) per common share ..............     $   .26                                       $   (1.76)
                                                      =======                                       =========
Weighted average common shares
 outstanding (1) (2) ............................      14,445                                          30,450
                                                      =======                                       =========



                                                  THE MERGER, THE CELLAR DOOR ACQUISITION
                                                         AND THE NEW NOTE OFFERING
                                                                    IV
                                                  ---------------------------------------       PRO FORMA
                                                                                               FOR THE SFX
                                                                                           1997 ACQUISITIONS,
                                                                                              THE SFX 1998
                                                                                              ACQUISITIONS,
                                                                                              THE NEW NOTE
                                                                                                OFFERING,        PROPOSED
                                                                              PRO FORMA      THE MERGER AND       EQUITY
                                                   CELLAR DOOR    MARQUEE    ADJUSTMENTS     THE CELLAR DOOR     OFFERING
                                                        A            B            C            ACQUISITION           V
                                                  ------------- ----------- ------------- -------------------- ------------
Revenue .........................................    $63,966     $ 53,324     $      --        $1,001,191       $       --
Cost of revenue .................................     49,073       34,383            --           735,533               --
Selling, general and administrative expenses           9,092       12,095            --           156,626               --
Depreciation & amortization .....................      5,595        7,785            --            89,157               --
Corporate expenses, net of Triathlon fees .......         --           --            --             8,000               --
Non-cash compensation and other non-cash
 charges ........................................         --        1,367            --             1,367               --
                                                     -------     --------     ---------        ----------       ----------
Operating income (loss) .........................        206       (2,306)           --            10,508               --
Interest expense ................................         --           --        14,264            80,228          (10,113)
Equity (income) loss from investments ...........       (601)          --           975            (5,489)              --
Other income ....................................       (369)          --          (975)           (4,280)              --
                                                     -------     --------     ---------        ----------       ----------
Income (loss) before
 income tax expense .............................      1,176       (2,306)      (14,264)          (59,951)          10,113
Income tax expense (benefit) ....................          5           53            --             4,915               --
                                                     -------     --------     ---------        ----------       ----------
Net income (loss) ...............................    $ 1,171       (2,359)    $ (14,264)          (64,866)      $   10,113
                                                     =======                  =========                         ==========
Accretion on put option .........................                    (301)                         (3,601)
                                                                 --------                      ----------
Net income (loss) applicable to common
 shares .........................................                $ (2,660)                     $  (68,467)
                                                                 ========                      ==========
Net income (loss) per common share ..............                                              $    (2.16)
                                                                                               ==========
Weighted average common shares
 outstanding (1) (2) ............................                                                  32,300
                                                                                               ==========



                                                       PRO FORMA
                                                      FOR THE SFX
                                                   1997 ACQUISITIONS,
                                                      THE SFX 1998
                                                     ACQUISITIONS,
                                                      THE NEW NOTE
                                                       OFFERING,
                                                      THE MERGER,
                                                    THE CELLAR DOOR
                                                      ACQUISITION
                                                        AND THE
                                                        PROPOSED
                                                    EQUITY OFFERING
                                                  -------------------
Revenue .........................................     $1,001,191
Cost of revenue .................................        735,533
Selling, general and administrative expenses             156,626
Depreciation & amortization .....................         89,157
Corporate expenses, net of Triathlon fees .......          8,000
Non-cash compensation and other non-cash
 charges ........................................          1,367
                                                      ----------
Operating income (loss) .........................         10,508
Interest expense ................................         70,115
Equity (income) loss from investments ...........         (5,489)
Other income ....................................         (4,280)
                                                      ----------
Income (loss) before
 income tax expense .............................        (49,838)
Income tax expense (benefit) ....................          4,915
                                                      ----------
Net income (loss) ...............................        (54,753)
Accretion on put option .........................         (3,601)
Net income (loss) applicable to common
 shares .........................................     $  (58,354)
                                                      ==========
Net income (loss) per common share ..............     $    (1.63)
                                                      ==========
Weighted average common shares
 outstanding (1) (2) ............................         36,300
                                                      ==========


See footnotes on following page.

----------

(1) Includes 500,000 shares of SFX Class A common stock issued to the PACE sellers in connection with the fifth year put options and 47,088 shares of SFX Class A common stock related to the ProServ put options issued by Marquee--such shares are not included in calculating the net loss per common share.


(2) Reconciliation of historical weighted average shares outstanding to pro forma weighted average shares.





                                                                                  CLASS A & B           WEIGHTED
                 ISSUANCE OF COMMON SHARES                    DATE ISSUED     SHARES OUTSTANDING     AVERAGE SHARES
----------------------------------------------------------   -------------   --------------------   ---------------
Class A common shares issued to SFX Broadcasting,
 Inc. shareholders' in the spin-off (a) ..................       1/1/97             12,864               12,864
Class B common shares issued to SFX Broadcasting,
 Inc. shareholders' in the spin-off (a) ..................       1/1/97              1,047                1,047
Class A common shares issued in the Meadows
 acquisition .............................................      2/28/97                247                  208
Class A common shares issued to employees ................      4/15/97                400                  286
Class A common shares issued in the Sunshine
 acquisition .............................................       6/1/97                 68                   40
                                                                                    ------               ------
Subtotal .................................................       1/1/98             14,626               14,445
                                                                                                         ======
Class A common shares issued for the Westbury,
 PACE, BGP, Contemporary and Network
 acquisitions ............................................      4/27/98              4,291
Class A common shares issued to employees in
 connection with the spin-off ............................      4/27/98              1,533
Class B common shares issued to employees in
 connection with the spin-off ............................      4/27/98                650
Class A common shares issued in the Equity Offering              5/5/98              8,050
Class A common shares issued in the FAME
 acquisition .............................................       6/4/98              1,000
Class A common shares issued for the other
 acquisitions ............................................      7/10/98                300
                                                                                    ------
Pro forma weighted average common shares
 outstanding before pending acquisitions and proposed
 equity offering .........................................                          30,450
Class A common shares expected to be issued in the
 Cellar Door acquisition .................................                             364
Class A common shares expected to be issued for the
 Marquee merger ..........................................                           1,486
                                                                                    ------
Pro forma weighted average common shares
 outstanding before the proposed equity offering .........                          32,300
Class A common shares expected to be issued in the
 proposed equity offering ................................                           4,000
                                                                                    ------
Pro forma weighted average common shares
 outstanding .............................................                          36,300
                                                                                    ======


----------
(a) Shares are assumed to be outstanding at the beginning of the period since SFX was a wholly owned subsidiary of SFX Broadcasting, Inc. at the time.

I. SFX'S ACTUAL OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997

     EBITDA for the year ended December 31, 1997 was $10,521,000 and $99,665,000 for SFX on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, SFX believes that the entertainment industry accepts EBITDA as a generally recognized measure of performance and that analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX's operating performance or liquidity which is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies. Cash flows from operating, investing and financing activities for SFX for the year ended December 31, 1997 were $1,005,000, ($73,296,000) and $78,270,000, respectively.

     We believe there are adjustments that could affect EBITDA, but we have not reflected them herein. If we had made such adjustments, Adjusted EBITDA on a pro forma basis would have been approximately $116,875,000 for the year ended December 31, 1997. The adjustments include the elimination of non-cash compensation and other non-cash charges of $1,367,000, the expected cost savings in connection with SFX's 1998 acquisitions, the merger and the Cellar Door acquisition associated with the elimination of duplicative staffing and general and administrative expenses of $10,354,000, and equity income from investments of $5,489,000. While management believes that such cost savings are achievable, SFX's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond SFX's control. See "Risk Factors."

II. SFX 1997 ACQUISITIONS


     SFX acquired Delsener/Slater, Meadows and Sunshine Promotions on January 2, 1997, March 20, 1997, and June 24, 1997, respectively. These adjustments represent the historical operating results of Meadows and Sunshine Promotions prior to their respective acquisitions by SFX. The following represents the historical operating results of these companies prior to their acquisition by SFX.



                                                                                                        PRO FORMA
                                                                        DELSENER/                      FOR THE SFX
                                           SUNSHINE      MEADOWS         SLATER          PRO FORMA         1997
                                         ACQUISITION   ACQUISITION   ACQUISITION(A)     ADJUSTMENTS    ACQUISITIONS
                                        ------------- ------------- ---------------- ---------------- -------------
Revenue ...............................    $11,692       $ 601           $1,950         $     --        $14,243
Cost of revenue .......................      7,779         325              592               --          8,696
Selling, general and administrative
 expenses .............................      3,826         306              465               --          4,597
Depreciation & amortization ...........        836         321              245            2,400 (b)      3,802
                                           -------       -----           ------         --------        -------
Operating income (loss) ...............       (749)       (351)             648           (2,400)        (2,852)
Interest expense ......................         --         171               --              571 (c)        742
Other (income) expenses ...............         --            (1)            --               --               (1)
                                           -------       --------        ------         --------        ----------
Income (loss) before income tax expense       (749)       (521)             648           (2,971)        (3,593)
Income tax expense (benefit) ..........         --          --               --               --             --
                                           -------       -------         ------         --------        ---------
Net income (loss) .....................    $  (749)      $(521)          $  648         $ (2,971)       $(3,593)
                                           =======       =======         ======         ========        =========


----------

(a) Delsener/Slater acquired Westbury Music Fair and Irving Plaza on January 8, 1998, and November 19, 1997, respectively.
           Delsener/Slater results includes the historical operating results of Westbury and Irving Plaza prior to their acquisitions.

(b) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the acquisitions. SFX amortizes goodwill and other intangibles over periods ranging from 2-15 years.

(c) Reflects the incremental interest expense associated with additional borrowing related to SFX's 1997 acquisitions.

III. SFX 1998 ACQUISITIONS


     SFX acquired PACE, including USA Motor Sports, and Pavilion on February 25, 1998; Contemporary on February 27, 1998; BG Presents, Inc. ("BGP") on February 24, 1998; Album Network, Inc., SJS Entertainment Corporation and the Network 40 (collectively "Network") on February 27, 1998; and Concert/Southern on March 4, 1998. In May 1998, SFX acquired Irvine Meadows Amphitheater, New Avalon, Inc, TBA Media, Inc. and West Coast Amphitheater (collectively "Avalon"). In June 1998, SFX acquired FAME and Oakdale. In July 1998, SFX acquired Don Law, and in September 1998, SFX acquired Magicworks. In addition, in the third quarter of 1998, SFX acquired seven other companies herein defined as the Other Acquisitions. The following represents the historical operating results of these companies prior to their acquisition by SFX.





                                                   YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                              -------------------------------------------------------------------------------------
                                   PACE
                                    AND                                                    CONCERTS
                                 PAVILION     CONTEMPORARY       BGP         NETWORK       SOUTHERN        FAME
                               ACQUISITIONS    ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION
                                     A              B             C             D             E             F
                              -------------- -------------- ------------- ------------- ------------- -------------
Revenue .....................    $284,360       $103,300      $105,553       $28,322       $14,797       $10,881
Cost of revenue .............     218,119         75,820        82,356         6,399         9,878            --
Selling, general and
 administrative expenses           43,044         15,400        14,274        13,178         2,642         3,457
Depreciation &
 amortization ...............       7,053          1,320         1,027           351            79           115
Corporate expenses ..........          --             --            --            --            --            --
Other expenses ..............          --             --            --            --            --            --
                                 --------       --------      --------       -------       -------       -------
Operating income (loss) .....      16,144         10,760         7,896         8,394         2,198         7,309
Interest expense ............       6,772            266           917           195            --            79
Equity (income) loss from
 investments ................      (7,399)            --            --            --            48            --
Other (income) expenses......       1,290           (357)         (270)          (78)          (60)         (143)
Income (loss) before
 income tax expense .........      15,481         10,851         7,249         8,277         2,210         7,373
Income tax expense
 (benefit) ..................       3,569             --         1,687           127            --           700
Net income (loss) ...........    $ 11,912       $ 10,851      $  5,562       $ 8,150       $ 2,210       $ 6,673
                                 ========       ========      ========       =======       =======       =======



                                                      YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                              -------------------------------------------------------------------------------------------
                                  AVALON       OAKDALE       DON LAW      MAGICWORKS       OTHER          PRO FORMA
                               ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITIONS      ADJUSTMENTS
                                    G             H             I             J              K                L
                              ------------- ------------- ------------- ------------- -------------- -------------------
Revenue .....................    $27,265       $16,435       $50,588       $38,963       $ 93,050                --
Cost of revenue .............     20,077        10,866        38,644        28,165         79,176                --
Selling, general and
 administrative expenses           3,629         3,854         5,097         8,290          8,441                --
Depreciation &
 amortization ...............        410            51         2,033           634            430            53,041 (a)
Corporate expenses ..........         --            --            --            --             --             5,794 (b)
Other expenses ..............         --            --            --            --             --                --
                                 -------       -------       -------       -------       --------            ------
Operating income (loss) .....      3,149         1,664         4,814         1,874          5,003           (58,835)
Interest expense ............         94         1,508         1,072           686            254            51,789 (c)
Equity (income) loss from
 investments ................         --            --            --          (541)        (1,561)              862 (d)
                                                                                                              1,581 (e)
                                                                                                              1,656 (f)
Other (income) expenses......         --           (79)         (329)         (135)            39              (862)(d)
                                                                                                             (1,656)(f)
                                                                                                            -------
Income (loss) before
 income tax expense .........      3,055           235         4,071         1,864          6,271          (112,205)
Income tax expense
 (benefit) ..................        949            --            --           747             22            (2,834))(g)
                                                                                                               (600)(h)
                                                                                                           --------
Net income (loss) ...........    $ 2,106       $   235       $ 4,071       $ 1,117       $  6,249       $  (108,771)
                                 =======       =======       =======       =======       ========       ===========



                               YEAR ENDED
                               DECEMBER 31,
                                   1997
                              (IN THOUSANDS)
                              --------------
                                PRO FORMA
                               FOR THE SFX
                                   1998
                               ACQUISITIONS
                              -------------
Revenue .....................   $ 773,514
Cost of revenue .............     569,500
Selling, general and
 administrative expenses          121,306
Depreciation &
 amortization ...............      66,544
Corporate expenses ..........       5,794
Other expenses ..............          --
                                ---------
Operating income (loss) .....      10,370
Interest expense ............      63,632
Equity (income) loss from
 investments ................      (5,354)
Other (income) expenses......      (2,640)
Income (loss) before
 income tax expense .........     (45,268)
Income tax expense
 (benefit) ..................       4,367
Net income (loss) ...........   $ (49,635)
                                =========

A. PACE AND PAVILION ACQUISITIONS

     Reflects the PACE acquisition, the separate acquisition of two partners' interest in the Pavilion partnership that owns certain amphitheaters operated by PACE and the acquisition of USA Motor Sports by PACE in March 1998.





                                                     YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                   -------------------------------------------------------------------------------
                                                                                                        PACE AND
                                        PACE          PAVILION      USA MOTOR        PRO FORMA          PAVILION
                                    AS REPORTED     AS REPORTED       SPORTS        ADJUSTMENTS       ACQUISITIONS
                                   -------------   -------------   -----------   -----------------   -------------
Revenue ........................     $176,168        $ 98,632        $8,560         $   1,000(a)       $284,360
Cost of revenue ................      147,969          64,419         5,731                --           218,119
Selling, general and
 administrative expenses .......       22,200          18,839         2,575              (570)(b)        43,044
Depreciation & amortization.....        1,985           4,045            23             1,000 (a)         7,053
Other expenses .................        1,139              --            --            (1,139)(c)            --
                                     --------        --------        ------         ---------          --------
Operating income ...............        2,875          11,329           231             1,709            16,144
Interest expense ...............        2,384           4,388            --                --             6,772
Equity (income) loss from
 investments ...................       (8,134)         (1,831)           --             2,566 (d)        (7,399)
Other (income) expenses ........           53           1,304           (67)               --             1,290
                                     --------        --------        ------         ---------          --------
Income before income tax
 expense .......................        8,572           7,468           298              (857)           15,481
Income tax expense .............        3,569              --            --                --             3,569
                                     --------        --------        ------         ---------          --------
Net income .....................     $  5,003        $  7,468        $  298         $    (857)         $ 11,912
                                     ========        ========        ======         =========          ========


----------


PRO FORMA ADJUSTMENTS:


(a) To reflect non-cash revenue and related amortization expense resulting from SFX granting Blockbuster naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion. SFX recorded deferred revenue and an offsetting intangible asset at the time of the PACE acquisition relating to the naming rights.

(b) Reflects the elimination of $570,000 of certain officers' salaries and bonuses which will not be paid under SFX's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on SFX's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of the PACE acquisition. Accordingly, no such bonus is reflected in the pro forma statement of operations because, if PACE's results were similar to those in these pro forma statements of operations, SFX would not be contractually obligated to pay a bonus.

(c) Reflects the elimination of non-recurring restricted stock compensation to PACE executives, as SFX does not maintain a restricted stock compensation plan and the new employment agreements with the PACE executives do not provide for such compensation.

(d) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion.

B. CONTEMPORARY ACQUISITION

     Reflects the Contemporary acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, Missouri that is operated by Contemporary.





                                                                YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                    -------------------------------------------------------------------
                                                     CONTEMPORARY      RIVERPORT          PRO FORMA        CONTEMPORARY
                                                      AS REPORTED     AS REPORTED        ADJUSTMENTS       ACQUISITION
                                                    --------------   -------------   ------------------   -------------
Revenue .........................................     $  89,053         $14,247         $       --          $103,300
Cost of revenue .................................        66,940           8,880                 --            75,820
Selling, general and administrative expenses             23,880           2,750            (11,230)(a)        15,400
Depreciation & amortization .....................           541             779                 --             1,320
                                                      ---------         -------         ----------          --------
Operating income (loss) .........................        (2,308)          1,838             11,230            10,760
Interest expense ................................           192              74                 --               266
Equity (income) from investments ................        (1,002)             --              1,002 (b)            --
Other (income) expenses .........................          (117)           (240)                --              (357)
                                                      ---------         -------         ----------          --------
Income (loss) before income tax expense .........        (1,381)          2,004             10,228            10,851
Income tax expense (benefit) ....................            --              --                 --                --
                                                      ---------         -------         ----------          --------
Net income (loss) ...............................     $  (1,381)        $ 2,004         $   10,228          $ 10,851
                                                      =========         =======         ==========          ========


----------

PRO FORMA ADJUSTMENTS:



(a) Reflects the elimination of certain officers' salaries and bonuses and other consulting expenses which will not be paid under SFX's new employment and other contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on SFX's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Contemporary. Accordingly, no such bonus is reflected in the pro forma statement of operations because, if Contemporary's results were similar to those in these pro forma statements of operations, SFX would not be contractually obligated to pay a bonus.


(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary has acquired its partners' 50% interest in this venture.

C. BGP ACQUISITION



                                                           YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         ------------------------------------------------
                                                          AS REPORTED        PRO FORMA            BGP
                                                              (A)           ADJUSTMENTS       ACQUISITION
                                                         -------------   -----------------   ------------
Revenue ..............................................     $105,553         $      --          $105,553
Cost of revenue ......................................       82,356                --            82,356
Selling, general and administrative expenses .........       17,602            (3,328)(b)        14,274
Depreciation & amortization ..........................        1,027                --             1,027
                                                           --------         ---------          --------
Operating income .....................................        4,568             3,328             7,896
Interest expense .....................................          917                --               917
Other (income) expenses ..............................         (270)               --              (270)
                                                           --------         ---------          --------
Income (loss) before income tax expense ..............        3,921             3,328             7,249
Income tax expense ...................................        1,687                --             1,687
                                                           --------         ---------          --------
Net income ...........................................     $  2,234         $   3,328          $  5,562
                                                           ========         =========          ========


----------

PRO FORMA ADJUSTMENTS:



(a)        Reflects BGP's operating results for the twelve months ended January
           31, 1998.

(b) Reflects the elimination of certain officers' salaries and bonuses and other consulting expenses which will not be paid under SFX's new employment and other contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on SFX's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of BGP. Accordingly, no such bonus is reflected in the pro forma statement of operations because, if BGP's results were similar to those in these pro forma statements of operations, SFX would not be contractually obligated to pay a bonus.

D. NETWORK ACQUISITION



                                                           YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         ------------------------------------------------
                                                                             PRO FORMA          NETWORK
                                                          AS REPORTED       ADJUSTMENTS       ACQUISITION
                                                         -------------   -----------------   ------------
Revenue ..............................................      $28,322         $      --          $28,322
Cost of revenue ......................................        6,399                --            6,399
Selling, general and administrative expenses .........       20,504            (7,326)(a)       13,178
Depreciation & amortization ..........................          351                                351
                                                            -------                            -------
Operating income (loss) ..............................        1,068             7,326            8,394
Interest expense, net ................................          195                --              195
Other (income) expenses ..............................          (78)               --              (78)
                                                            -------         ---------          -------
Income (loss) before income tax expense ..............          951             7,326            8,277
Income tax expense ...................................          127                --              127
                                                            -------         ---------          -------
Net income ...........................................      $   824         $   7,326          $ 8,150
                                                            =======         =========          =======


----------

PRO FORMA ADJUSTMENT:



(a) Reflects the elimination of certain officers' salaries and bonuses which will not be paid under SFX's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on SFX's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of the Network acquisition. Accordingly, no such bonus is reflected in the pro forma statement of operations because, if Network's results were similar to those in these pro forma statements of operations, SFX would not be contractually obligated to pay a bonus.

E. CONCERT/SOUTHERN ACQUISITION



                                                          YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         ----------------------------------------------
                                                                                             CONCERT/
                                                                            PRO FORMA        SOUTHERN
                                                          AS REPORTED      ADJUSTMENTS      ACQUISITION
                                                         -------------   ---------------   ------------
Revenue ..............................................      $14,797         $    --          $14,797
Cost of revenue ......................................        9,878              --            9,878
Selling, general and administrative expenses .........        3,071            (429)(a)        2,642
Depreciation & amortization ..........................           79              --               79
                                                            -------         -------          -------
Operating income .....................................        1,769             429            2,198
Other (income) expenses ..............................          (60)             --              (60)
Equity (income) loss from investments ................           80             (32)(b)           48
                                                            -------         -------          -------
Income before income tax expense .....................        1,749             461            2,210
                                                            -------         -------          -------
Net income ...........................................      $ 1,749         $   461          $ 2,210
                                                            =======         =======          =======


----------

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officers' salaries and bonuses which will not be paid under SFX's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on SFX's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Concert/Southern. Accordingly, no such bonus is reflected in the pro forma statement of operations because, if Concert/Southern's results were similar to those in these pro forma statements of operations, SFX would not be contractually obligated to pay a bonus.


(b) Reflects the elimination of equity loss of a non-entertainment affiliated entity which was not acquired by SFX.

F. FAME ACQUISITION



                                                            YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         -------------------------------------------------
                                                                              PRO FORMA           FAME
                                                          AS REPORTED        ADJUSTMENTS       ACQUISITION
                                                         -------------   ------------------   ------------
Revenue ..............................................     $ 10,881         $       --          $10,881
Cost of revenue ......................................           --                 --               --
Selling, general and administrative expenses .........       13,002            (10,595)(a)        3,457
                                                                                 1,050 (b)
Depreciation & amortization ..........................          115                 --              115
                                                           --------         ----------          -------
Operating income (loss) ..............................       (2,236)             9,545            7,309
Interest expense .....................................           79                 --               79
Other (income) expenses ..............................         (143)                --             (143)
                                                           --------         ----------          -------
Income (loss) before income tax expense ..............       (2,172)             9,545            7,373
Income tax expense (benefit) .........................           --                700 (c)          700
                                                           --------         ----------          -------
Net income (loss) ....................................     $ (2,172)        $    8,845
                                                           ========         ==========
----------
                                                                                                $ 6,673
                                                                                                =======



PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officers' distributions of earnings which will not be paid under SFX's new employment contracts. The FAME acquisition agreement provides for payments by SFX to the FAME sellers of additional amounts up to an aggregate of $15.0 million in equal annual installments over 5 years contingent on the achievement of certain financial targets and for additional payments by SFX if FAME's financial performance exceeds the target by certain amounts. The financial targets were not met during the pro forma period, therefore such additional payments are not included in these pro forma financial statements. Had such targets been met, or exceeded, the additional payments would have been rewarded as additional consideration in the acquisition of FAME. If FAME should meet the targets in the future, SFX will record the payments as additional purchase price.


(b) Reflects salaries and officers' life insurance premiums to be paid by SFX.

(c) Reflects an adjustment to the provision for state and local income taxes.

G. AVALON ACQUISITION



                                                             YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         ---------------------------------------------------
                                                                             PRO FORMA          AVALON
                                                          AS REPORTED       ADJUSTMENTS       ACQUISITION
                                                         -------------   -----------------   ------------
Revenue ..............................................      $27,265         $      --           $27,265
Cost of revenue ......................................       20,077                --            20,077
Selling, general and administrative expenses .........        4,327              (698)(a)         3,629
Depreciation & amortization ..........................          410                --               410
Corporate expenses ...................................           --                --                --
                                                            -------         ---------           -------
Operating income (loss) ..............................        2,451               698             3,149
Interest expense .....................................           94                --                94
Other expenses .......................................        1,581            (1,581)(b)            --
                                                            -------         ---------           -------
Income (loss) before income tax expense ..............          776             2,279             3,055
Income tax expense ...................................          249               700 (c)           949
                                                            -------         ---------           -------
Net income ...........................................      $   527         $   1,579           $ 2,106
                                                            =======         =========           =======


----------

PRO FORMA ADJUSTMENTS:



(a) Reflects the elimination of certain officers' bonuses and wages not expected to be paid under SFX's new employment contracts for Avalon. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on SFX's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Avalon. Accordingly, no such bonus is reflected in the pro forma statement of operations because, if Avalon's results were similar to those in these pro forma statements of operations, SFX would not be contractually obligated to pay a bonus.

(b) To reclassify PACE's equity income in Avalon following the Avalon acquisition.

(c) Reflects an adjustment to the provision for state and local income taxes.

H. OAKDALE ACQUISITION



                                                           YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         -----------------------------------------------
                                                                           PRO FORMA        OAKDALE
                                                          AS REPORTED     ADJUSTMENTS     ACQUISITION
                                                         -------------   -------------   ------------
Revenue ..............................................      $16,435       $       --       $16,435
Cost of revenue ......................................       10,866           --            10,866
Selling, general and administrative expenses .........        3,854           --             3,854
Depreciation & amortization ..........................           51           --                51
                                                            -------      ----------        -------
Operating income (loss) ..............................        1,664           --             1,664
Interest expense .....................................        1,508           --             1,508
Other (income) expenses ..............................          (79)          --               (79)
                                                            -------      ----------        -------
Income before income tax expense .....................          235           --               235
                                                            -------      ----------        -------
Net income ...........................................      $   235       $       --       $   235
                                                            =======       ==========       =======

                            I. DON LAW ACQUISITION


                                                          YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         ----------------------------------------------
                                                                            PRO FORMA         DON LAW
                                                          AS REPORTED      ADJUSTMENTS      ACQUISITION
                                                         -------------   ---------------   ------------
Revenue ..............................................      $50,588         $       --       $50,588
Cost of revenue ......................................       38,644              --           38,644
Selling, general and administrative expenses .........        5,757            (610)(a)        5,097
                                                                                (50) (b)
Depreciation & amortization ..........................        2,033              --            2,033
                                                            -------         ----------       -------
Operating income .....................................        4,154             660            4,814
Interest expense .....................................        1,072              --            1,072
Other (income) expenses ..............................         (329)             --             (329)
                                                            -------         ----------       -------
Income before income tax expense .....................        3,411             660            4,071
Net income ...........................................      $ 3,411         $   660          $ 4,071
                                                            =======         ==========       =======


----------
PRO FORMA ADJUSTMENTS:
(a) Reflects adjustment to eliminate payments made to employees associated with membership interest.

(b) Reflects the elimination of certain officer's bonuses and wages not expected to be paid under SFX's new employment contracts. The amount of the pro forma adjustment to eliminate salaries and bonuses is based on SFX's agreements with the affected employees that a bonus will not be paid unless there is a significant improvement in the results of Don Law. Accordingly, no such bonus is reflected in the pro forma statement of operations as should Don Law's results be at a similar level to that in these pro forma statements of operations no bonus would be paid, and SFX would not be contractually obligated to pay a bonus.

J. MAGICWORKS ACQUISITION


                                                         YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         --------------------------------------------
                                                                           PRO FORMA      MAGICWORKS
                                                          AS REPORTED     ADJUSTMENTS     ACQUISITION
                                                         -------------   -------------   ------------
Revenue ..............................................      $38,963           $--          $38,963
Cost of revenue ......................................       28,165            --           28,165
Selling, general and administrative expenses .........        8,290            --            8,290
Depreciation & amortization ..........................          634            --              634
                                                            -------           ---          -------
Operating income (loss) ..............................        1,874            --            1,874
Interest expenses ....................................          686            --              686
Equity (income) loss from investments ................         (541)           --             (541)
Other (income) expenses ..............................         (135)           --             (135)
                                                            -------           ---          -------
Income before income tax expense .....................        1,864            --            1,864
Income tax expense ...................................          747            --              747
                                                            -------           ---          -------
Net income ...........................................      $ 1,117           $--          $ 1,117
                                                            =======           ===          =======

K. OTHER ACQUISITIONS

     Reflects the historical combined operating results of the seven businesses acquired by SFX in the third quarter of 1998. In the aggregate, such acquisitions are not material to SFX's financial position or results of operations.




                                                           YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         ------------------------------------------------
                                                                            PRO FORMA           OTHER
                                                          HISTORICAL       ADJUSTMENTS       ACQUISITIONS
                                                         ------------   -----------------   -------------
Revenue ..............................................     $ 93,050        $      --          $ 93,050
Cost of revenue ......................................       79,176                             79,176
Selling, general and administrative expenses .........       10,064           (1,623)(a)         8,441
Depreciation & amortization ..........................          430               --               430
                                                           --------        ---------          --------
Operating income .....................................        3,380            1,623             5,003
Interest expense .....................................          254               --               254
Equity (income) loss from investments ................       (1,561)              --            (1,561)
Other (income) expenses ..............................           39               --                39
                                                           --------        ---------          --------
Income (loss) before income tax expense ..............        4,648            1,623             6,271
Income tax expense ...................................           22               --                22
                                                           --------        ---------          --------
Net income ...........................................     $  4,626        $   1,623          $  6,249
                                                           ========        =========          ========


----------

PRO FORMA ADJUSTMENT:

(a)        Reflects the elimination of consulting fees.

L. PRO FORMA ADJUSTMENTS

(a) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the acquisitions. SFX amortizes goodwill and other intangibles over periods ranging from 2-15 years.

(b) To record incremental corporate overhead charges associated with headquarters personnel and general and administrative expenses that management estimates will be necessary as a result of the SFX's acquisitions.

(c) Reflects the incremental interest expense associated with additional borrowing related to SFX's 1998 acquisitions.

(d) To reclassify Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion, which owns the other 50% equity interest in the venue.

(e) To reclassify PACE's equity income in Avalon following the Avalon acquisition.

(f)        To reflect the elimination of PACE's equity income in Magicworks.

(g) Represents an adjustment to the provision for state and local income taxes. The calculation treats all companies acquired as "C" Corporations and reflects the impact of non-deductible goodwill and tax savings related to the pro forma adjustments.

(h)        To reflect the federal tax benefit for interest expense.

IV. THE MERGER, THE CELLAR DOOR ACQUISITION AND THE NEW NOTE OFFERING


A. CELLAR DOOR





                                                           YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         ------------------------------------------------
                                                                             PRO FORMA        CELLAR DOOR
                                                          AS REPORTED       ADJUSTMENTS       ACQUISITION
                                                         -------------   -----------------   ------------
Revenue ..............................................      $63,966         $      --          $63,966
Cost of revenue ......................................       49,073                --           49,073
Selling, general and administrative expenses .........       12,152            (3,060)(a)        9,092
Depreciation & amortization ..........................        1,613             3,982 (b)        5,595
                                                            -------         ---------          -------
Operating income (loss) ..............................        1,128              (922)             206
Interest expense .....................................        2,398            (2,398)(c)           --
Equity income from investments .......................         (601)               --             (601)
Other income .........................................         (369)               --             (369)
                                                            -------         ---------          -------
Income (loss) before income tax expense ..............         (300)            1,476            1,176
Income tax expense ...................................            5                --                5
                                                            -------         ---------          -------
Net income (loss) ....................................      $  (305)        $   1,476          $ 1,171
                                                            =======         =========          =======


----------

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain management fees and certain officers' salaries, bonuses and other compensation which will not be paid under SFX's new employment agreements and other contracts.

(b) Reflects the increase of $3,982,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of Cellar Door. SFX amortizes goodwill over 15 years.

(c) Reflects the elimination of $2,398,000 of historical interest expense.

B. MARQUEE



                                                            YEAR ENDED DECEMBER 31, 1997 (IN THOUSANDS)
                                                         -------------------------------------------------
                                                             MARQUEE           PRO FORMA         MARQUEE
                                                          PRO FORMA (A)       ADJUSTMENTS        MERGER
                                                         ---------------   ----------------   ------------
Revenue ..............................................      $ 53,324          $      --         $ 53,324
Cost of revenue ......................................        34,383                 --           34,383
Selling, general and administrative expenses .........        12,095                 --           12,095
Depreciation and amortization ........................         4,561              3,224 (b)        7,785
Non-cash charges and financing expense ...............         1,367                 --            1,367
                                                            --------          ---------         --------
Operating income (loss) ..............................           918             (3,224)          (2,306)
Interest expense .....................................         3,323             (3,323)(c)           --
                                                            --------          ---------         --------
Income (loss) before income tax expense ..............        (2,405)                99           (2,306)
Income tax expense ...................................            53                 --               53
                                                            --------          ---------         --------
Net income (loss) ....................................        (2,458)                99           (2,359)
Accretion on put option ..............................          (301)                --             (301)
                                                            --------          ---------         --------
Net loss applicable to common share ..................      $ (2,759)         $      99         $ (2,660)
                                                            ========          =========         ========


----------

PRO FORMA ADJUSTMENTS:


(a) Represents the pro forma results for Marquee. See "Marquee Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 79.

(b) Reflects the increase of $3,224,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of Marquee. SFX amortizes goodwill over 15 years.


(c) Reflects the elimination of $3,323,000 of historical interest expense.

C. PRO FORMA ADJUSTMENT


   Reflects the incremental depreciation and amortization expense, SFX's incremental interest expense related to the merger and the Cellar Door acquisition and the elimination of Cellar Door's equity income in certain PACE companies. See pages 58 and 59 for details of the adjustments. Also, reflects no tax benefit on pro forma adjustments given SFX's loss position.



V. PROPOSED EQUITY OFFERING


     Reflects a reduction in interest expense of $10,113,000 due to repayment of outstanding borrowings under the revolving portion of SFX's credit facility in connection with the proposed equity offering.

                            SFX ENTERTAINMENT, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1998
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                          SFX
                                     ENTERTAINMENT
                                        (ACTUAL)     SFX 1998 ACQUISTIONS         PRO FORMA FOR
                                           I                  II            THE SFX 1998 ACQUISITIONS
                                    --------------- ---------------------- ---------------------------
Revenue ...........................    $ 680,376           $244,718                 $ 925,094
Cost of revenue ...................      519,552            178,745                   698,297
Selling, general and
 administrative expenses ..........       82,986             30,631                   113,617
Depreciation & amortization,
 including integration costs ......       40,381             21,393                    61,774
Corporate expenses, net of
 Triathlon fees ...................        5,839                161                     6,000
Noncash compensation and other
 non cash charges .................       32,895                 --                    32,895
                                       ---------           --------                 ---------
Operating income (loss) ...........       (1,277)            13,788                    12,511
Interest expense ..................       31,709             17,764                    49,473
Equity (income) loss from
 investments ......................       (3,964)            (1,270)                   (5,234)
Other (income) expenses ...........       (2,152)             2,822                       670
                                       ---------           --------                 ---------
Income (loss) before income tax
 expense ..........................      (26,870)            (5,528)                  (32,398)
Income tax expense (benefit) ......        3,333                280                     3,613
                                       ---------           --------                 ---------
Net income (loss) .................      (30,203)          $ (5,808)                  (36,011)
                                                           ========
Accretion on put option ...........       (1,925)                                      (2,475)
                                       ---------                                    ---------
Net loss applicable to common
 shares ...........................    $ (32,128)                                   $ (38,486)
                                       =========                                    =========
Net loss per common share .........    $   (1.38)                                   $   (1.29)
                                       =========                                    =========
Weighted average common
 shares outstanding (1) (2) .......       23,262                                       30,450
                                       =========                                    =========



                                                                                                                   PRO FORMA FOR
                                                                                                                    THE SFX 1998
                                                                                    PRO FORMA                      ACQUISITIONS,
                                    THE MERGER, THE CELLAR DOOR ACQUISITION     FOR THE SFX 1998                    THE NEW NOTE
                                           AND THE NEW NOTE OFFERING              ACQUISITIONS,                      OFFERING,
                                                      III                    THE NEW NOTE OFFERING,                 THE MERGER,
                                    ---------------------------------------        THE MERGER          PROPOSED   THE CELLAR DOOR
                                                                PRO FORMA        AND THE CELLAR         EQUITY      ACQUISITION
                                     CELLAR DOOR    MARQUEE    ADJUSTMENTS            DOOR             OFFERING   AND THE PROPOSED
                                          A            B            C              ACQUISITION            IV      EQUITY OFFERING
                                    ------------- ----------- ------------- ------------------------ ----------- -----------------
Revenue ...........................    $63,206      $48,848            --          $1,037,148         $      --     $1,037,148
Cost of revenue ...................     51,323       30,777            --             780,397                --        780,397
Selling, general and
 administrative expenses ..........      6,067       10,650            --             130,334                --        130,334
Depreciation & amortization,
 including integration costs ......      4,196        5,839            --              71,809                --         71,809
Corporate expenses, net of
 Triathlon fees ...................         --           --            --               6,000                --          6,000
Noncash compensation and other
 non cash charges .................         --          367            --              33,262                --         33,262
                                       -------      -------     ---------          ----------         ---------     ----------
Operating income (loss) ...........      1,620        1,215            --              15,346                --         15,346
Interest expense ..................         --           --        10,698              60,171            (7,584)        52,587
Equity (income) loss from
 investments ......................       (645)          --           (89)             (5,968)               --         (5,968)
Other (income) expenses ...........        (89)          --            89                 670                --            670
                                       -------      -------     ---------          ----------         ---------     ----------
Income (loss) before income tax
 expense ..........................      2,354        1,215       (10,698)            (39,527)            7,584        (31,943)
Income tax expense (benefit) ......          4        1,000            --               4,617                --          4,617
                                       -------      -------     ---------          ----------         ---------     ----------
Net income (loss) .................    $ 2,350          215     $ (10,698)            (44,144)        $   7,584        (36,560)
                                       =======                  =========                             =========
Accretion on put option ...........                    (236)                           (2,711)                          (2,711)
                                                    -------                        ----------                       ----------
Net loss applicable to common
 shares ...........................                 $   (21)                       $  (46,855)                      $  (39,271)
                                                    =======                        ==========                       ==========
Net loss per common share .........                                                $    (1.48)                      $    (1.10)
                                                                                   ==========                       ==========
Weighted average common
 shares outstanding (1) (2) .......                                                    32,300                           36,300
                                                                                   ==========                       ==========


See footnotes on following page.

----------

(1) Includes 500,000 shares of SFX Class A common stock issued to the PACE sellers in connection with the fifth year put option and 47,088 shares of SFX Class A common stock related to the ProServ put options issued by Marquee. Such shares are not included in calculating the net loss per common share.


(2) Reconciliation of historical weighted average shares outstanding to proforma weighted average shares.





                                                                       CLASS A & B
                                                            DATE          SHARES       WEIGHTED AVERAGE
               ISSUANCE OF COMMON SHARES                   ISSUED      OUTSTANDING          SHARES
------------------------------------------------------   ----------   -------------   -----------------
Class A common shares outstanding ....................     1/1/98         13,579            13,579
Class B common shares outstanding ....................     1/1/98          1,047             1,047
Class A common shares issued for Westbury, PACE,
 BGP, Contemporary and Network acquisitions ..........    4/27/98          4,291             2,460
Class A common shares issued to employees in
 connection with the spin-off ........................    4/27/98          1,533               882
Class B common shares issued to employees in
 connection with the spin-off ........................    4/27/98            650               374
Class A common shares issued in the Equity
 Offering ............................................     5/5/98          8,050             4,394
Class A common shares issued in the FAME
 acquisition .........................................     6/4/98          1,000               436
Class A common shares issued for the other
 acquisitions ........................................    7/10/98            300                90
                                                                          ------            ------
Subtotal .............................................                    30,450            23,262
                                                                                            ======
Class A common shares expected to be issued in the
 Cellar Door acquisition .............................                       364
Class A common shares expected to be issued for the
 Marquee merger ......................................                     1,486
                                                                          ------
Pro forma weighted average common shares
 outstanding before proposed equity offering .........                    32,300
Class A common shares expected to be issued in the
 proposed equity offering ............................                     4,000
                                                                          ------
Pro forma weighted average common shares
 outstanding .........................................                    36,300
                                                                          ======


NOTES TO PRO FORMA STATEMENTS:

I. Represents SFX's actual operating results for the nine months ended September 30, 1998.


   EDITDA for the nine months ended September 30, 1998, was $39,104,000 and $87,155,000 for SFX on an actual basis and a pro forma basis, respectively. EBITDA is defined as earnings before interest, taxes, other income, net, equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that the entertainment industry accepts EBITDA as a generally recognized measure of performance and that analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX's operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies. Cash flows from operating, investing and financing activities for SFX for the nine months ended September 30, 1998, were $22,307,000, ($852,240,000) and $889,543,000, respectively.



   We believe there are other adjustments that could affect EBITDA, but we have not reflected them herein. If we had made such adjustments, Adjusted EBITDA on a pro forma basis would have been approximately $131,154,000 for the nine months ended September 30, 1998. The adjustments include the elimination of non-cash compensation and other non-cash charges of $33,262,000, the expected cost savings in connection with SFX's 1997 acquisitions, SFX's 1998 acquisitions, the merger and the Cellar Door acquisition associated with the elimination of duplicative staffing and general and administrative expenses of $4,769,000, and equity income from investments of $5,968,000. While management believes that such cost saving are achievable, SFX's ability to fully achieve such cost savings is subject to numerous factors, certain of which may be beyond SFX's control.

II. SFX 1998 ACQUISITIONS


     SFX acquired PACE, including USA Motor Sports, and Pavilion, Contemporary, BGP, Network and Concert/Southern on February 25, 1998, February 27, 1998, February 24, 1998, February 27, 1998, and March 4, 1998, respectively. In May 1998, SFX acquired Avalon. In June 1998, SFX acquired FAME and Oakdale. In July 1998, SFX acquired Don Law, and in September 1998 SFX acquired Magicworks. In addition, in the third quarter of 1998 SFX acquired seven other companies herein defined as the Other Acquisitions. The following represents the historical operating results of these companies prior to their acquisition by SFX.





                                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                                   (IN THOUSANDS)
                                -------------------------------------------------------------------------------------
                                    PACE &                                                   CONCERT/
                                   PAVILION     COMTEMPORARY       BGP         NETWORK       SOUTHERN        FAME
                                 ACQUISITIONS    ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION
                                -------------- -------------- ------------- ------------- ------------- -------------
Revenue .......................    $ 86,206        $7,882       $ 16,075       $4,154        $  524        $2,144
Cost of revenue ...............      67,744         6,711         14,149        1,047           276         1,742
Selling, general and
 administrative expenses             17,906         1,544          2,652        2,902           362           295
Depreciation &
 amortization .................       1,049           254            213           51             9            27
Corporate expenses ............          --            --             --           --            --            --
                                   --------        ------       --------       ------        ------        ------
Operating income (loss) .......        (493)         (627)          (939)         154          (123)           80
Interest expense ..............       1,148            --            165           37            --            42
Equity (income) loss from
 investments ..................         549            --             --           --            20            --
Other (income) expenses .......        (176)         (122)            67          (14)           --           (26)
Income (loss) before
 income tax expense ...........      (2,014)         (505)        (1,171)         131          (143)           64
Income tax expense
 (benefit) ....................        (475)           --             --            3            --            --
                                   --------        ------       --------       ------        ------        ------
Net income (loss) .............    $ (1,539)       $ (505)      $ (1,171)      $  128        $ (143)       $   64
                                   ========        ======       ========       ======        ======        ======



                                                       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                                      (IN THOUSANDS)
                                ------------------------------------------------------------------------------------------
                                                                                                            PRO FORMA
                                    AVALON       OAKDALE       DON LAW      MAGICWORKS       OTHER         ADJUSTMENTS
                                 ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITION   ACQUISITIONS           A
                                ------------- ------------- ------------- ------------- -------------- ------------------
Revenue .......................   $  2,269        $5,982       $20,566       $54,547       $44,369        $        --
Cost of revenue ...............      2,467         3,787        14,598        46,292        19,932                 --
Selling, general and
 administrative expenses             1,338         1,535         2,437         6,070         6,512            (13,185)(a)
                                                                                                                  263 (b)
Depreciation &
 amortization .................        220            28         2,661            --           191             16,690 (c)
Corporate expenses ............         --            --            --            --            --                161 (d)
                                  --------        ------       -------       -------       -------        -----------
Operating income (loss) .......     (1,756)          632           870         2,185        17,734             (3,929)
Interest expense ..............         --            --            --            --           404             15,968 (e)
Equity (income) loss from
 investments ..................       (370)           --            --          (235)         (958)              (276)(f)
Other (income) expenses .......         --            --          (166)           --           240                370 (g)
                                                                                                                2,373 (h)
                                                                                                                  276 (f)
                                                                                                          -----------
Income (loss) before
 income tax expense ...........     (1,386)          632         1,036         2,420        18,048            (22,640)
Income tax expense
 (benefit) ....................         --            --            --           950            --               (198)(i)
                                  --------        ------       -------       -------       -------        -----------
Net income (loss) .............   $ (1,386)       $  632       $ 1,036       $ 1,470       $18,048        $   (22,442)
                                  ========        ======       =======       =======       =======        ===========



                                FOR THE NINE
                                 MONTHS ENDED
                                SEPTEMBER 30,
                                     1998
                                (IN THOUSANDS)
                                --------------
                                  PRO FORMA
                                 FOR THE SFX
                                     1998
                                 ACQUISITIONS
                                -------------
Revenue .......................   $244,718
Cost of revenue ...............    178,745
Selling, general and
 administrative expenses            30,631
Depreciation &
 amortization .................     21,393
Corporate expenses ............        161
                                  --------
Operating income (loss) .......     13,788
Interest expense ..............     17,764
Equity (income) loss from
 investments ..................     (1,270)
Other (income) expenses .......      2,822
Income (loss) before
 income tax expense ...........     (5,528)
Income tax expense
 (benefit) ....................        280
                                  --------
Net income (loss) .............   $ (5,808)
                                  ========


-------
A. PRO FORMA ADJUSTMENTS:
(a) To reflect the elimination of $10,723,000 of PACE's non-cash stock and other non-recurring compensation, $1,173,000 and $1,289,000 of Network's and FAME's excess compensation, respectively.

(b) Reflects salaries and officers' life insurance premiums to be paid by SFX.

(c) Reflects the increase of $18,108,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of SFX's 1998 acquisitions. SFX amortizes goodwill and other intangibles over periods ranging for 2-15 years.

(d) To record incremental corporate overhead, personnel and administrative expenses that management estimates will be necessary as a result of SFX's acquisitions.

(e) Reflects the incremental interest expense associated with additional borrowing related to SFX's 1998 acquisitions.

(f)        Reflects the elimination of PACE's equity income in certain
           Magicworks tours.
(g) To reclassify $370,000 of PACE's equity income in Avalon following the Avalon acquisition.

(h) Reflects the elimination of interest income earned from investing borrowings used to fund acquisitions.

(i) Represents an adjustment to the provision for state and local income taxes and a Federal tax benefit for interest expense at Magicworks. The calculation treats all companies to be acquired as "C" Corporations and reflects the impact of non-deductible goodwill.

III. THE MERGER, THE CELLAR DOOR ACQUISITION AND THE NEW NOTE OFFERING

A. CELLAR DOOR



                                                     NINE MONTHS ENDED SEPTEMBER 30, 1998 (IN
                                                                    THOUSANDS)
                                                   --------------------------------------------
                                                                     PRO FORMA      CELLAR DOOR
                                                    AS REPORTED     ADJUSTMENTS     ACQUISITION
                                                   ------------- ----------------- ------------
Revenue ..........................................    $63,206       $      --        $63,206
Cost of revenue ..................................     51,323              --         51,323
Selling, general and administrative expenses .....      6,697            (630)(a)      6,067
Depreciation & amortization ......................      1,272           2,924 (b)      4,196
                                                      -------       ---------        -------
Operating income (loss) ..........................      3,914          (2,294)         1,620
Interest (income) expense ........................      1,610          (1,610)(c)         --
Equity (income) loss from investments ............       (645)             --           (645)
Other income .....................................        (89)             --            (89)
                                                      -------       ---------        -------
Income (loss) before income tax expense ..........      3,038            (684)         2,354
Income tax expense ...............................          4              --              4
                                                      -------       ---------        -------
Net income (loss) ................................    $ 3,034       $    (684)       $ 2,350
                                                      =======       =========        =======


----------

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain management fees which will not be paid under SFX's new agreements.

(b) Reflects the increase of $2,924,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of Cellar Door. SFX amortizes goodwill over 15 years.

(c) Reflects the elimination of $1,610,000 of historical interest expense.

B. MARQUEE



                                    NINE MONTHS ENDED SEPTEMBER 30, 1998 (IN
                                                    THOUSANDS)
                                -------------------------------------------------
                                    MARQUEE           PRO FORMA          MARQUEE
                                 PRO FORMA(A)        ADJUSTMENTS         MERGER
                                --------------   -------------------   ----------
Revenue .....................      $48,848          $       --          $48,848
Cost of revenue .............       30,777                  --           30,777
Selling, general and
 administrative
 expenses ...................       10,650                  --           10,650
Depreciation &
 amortization ...............        3,569               2,270 (b)        5,839
Corporate expenses ..........           --                  --               --
Non cash compensation
 and other non cash
 charges ....................          367                  --              367
                                   -------          ----------          -------
Operating income (loss)              3,485              (2,270)           1,215
Interest expense ............        2,359              (2,359))(c)          --
Equity (income) loss
 from investment ............           --                  --               --
Other (income)
 expenses ...................           --                  --               --
                                   -------          ----------          -------
Income/(loss) before
 income tax expense .........        1,126                  89            1,215
Income tax expense
 (benefit) ..................        1,000                  --            1,000
                                   -------          ----------          -------
Net income ..................          126                  89              215
Accretion on put
 option .....................         (236)                 --             (236)
                                   -------         -----------          --------
Net loss applicable to
 common shares ..............      $  (110)         $       89          $   (21)
                                   =======          ==========          =======


PRO FORMA ADJUSTMENTS:


(a) Reflects the pro forma results of Marquee. See "Marquee Unaudited Pro Forma Condensed Combined Financial Statements" beginning on Page 79.

(b) Reflects the increase of $2,270,000 in depreciation and amortization resulting from the preliminary purchase accounting treatment of Marquee. SFX amortizes goodwill over 15 years.


(c) Reflects the elimination of $2,359,000 of historical interest expense.

C. PRO FORMA ADJUSTMENTS

   To reflect the elimination of Cellar Door's equity income in certain PACE businesses. Reflects the incremental amortization expense associated with the fees and expenses incurred in connection with the merger and the Cellar Door acquisition and SFX's incremental interest expense. Reflects no tax benefit on pro forma adjustments given SFX's loss position.


IV. PROPOSED EQUITY OFFERING


     Reflects a reduction in interest expense of $7,584,000 due to repayment of outstanding borrowings under the revolving portion of the SFX credit facility with the estimated net proceeds of the proposed equity offering.

      MARQUEE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Marquee Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 gives effect to the following transactions and adjustments as if they had occurred as of January 1, 1997:

the completion of Marquee's 1997 acquisitions:

     o  ProServ, Inc. and ProServ Television, Inc. (collectively, "Proserv");
        and

     o  QBQ Entertainment, Inc ("QBQ");

the completion of Marquee's 1998 acquisitions:

     o Alphabet City Industries, Inc. and Alphabet City Sports Records, Inc. (collectively, "Alphabet City");

     o  Cambridge Holding Corporation;

     o  Park Associates Limited ("PAL");

     o  Tony Stephens Associates Limited; and

     o Halcyon Days Production, Inc., Robbins Entertainment Group, Inc. and Tollin Robbins Management, LLC (collectively "Tollin/Robbins"); and

the application of the net proceeds from the Marquee credit agreement with BankBoston, N.A.

     The following Marquee unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 1998 gives effect to the following transactions and adjustments as if they had occurred on January 1, 1998: Marquee's 1998 acquisitions and the related impact of compensation arrangements with the former officers/stockholders, and the Marquee credit agreement.

     The Marquee Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of Marquee and certain of the businesses previously acquired by Marquee and the related notes to such financial statements contained elsewhere in this document. Marquee's 1997 acquisitions and Marquee's 1998 acquisitions have been reflected in the Marquee Unaudited Pro Forma Condensed Combined Financial Statements using the purchase method of accounting. In the opinion of Marquee's management, all adjustments necessary to fairly present this pro forma information have been made. The pro forma information does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of Marquee's future results. The unaudited pro forma statements of operations data include adjustments to operating expenses to reflect contractually required reductions in personnel, officers' salaries and employee benefits.

     The Marquee Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of Marquee may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to the revenues of the businesses owned and acquired, the integration of the businesses acquired and management of growth and the ability of Marquee to achieve strong savings. Marquee undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                  MARQUEE
                                  MARQUEE           1997           PRO FORMA
                                AS REPORTED   ACQUISITIONS(1)     ADJUSTMENTS
                               ------------- ----------------- -----------------
Revenues .....................   $ 21,268         $13,685         $       --
Operating expenses ...........     14,459           9,375               (680)(2)
General and
 administrative expenses            6,316           3,678             (1,003)(2)
Loss on abandonment of
 lease .......................        466              --                 --
Deferred compensation
 and other non-cash
 expenses ....................        145             110               (110)(2)
Depreciation &
 amortization ................        371             105                953 (3)
                                 --------         -------         ----------
Income (loss) from
 operations ..................       (489)            417                840
Interest expense (income),
 net .........................         22             120               (120)(4)
Financing expense ............        756              --                 --
Income (loss) before
 income taxes ................     (1,267)            297                960
Income taxes .................         45              45                 --
                                 --------         -------         ----------
Net income (loss) ............     (1,312)            252                960
Accretion of obligation
 related to the put option
 issued in connection
 with the ProServ
 acquisition .................         59              --                242 (5)
                                 --------         -------         ----------
Net income (loss)
 applicable to common
 stockholders ................   $ (1,371)        $   252         $      718
                                 ========         =======         ==========
Net loss per share
 applicable to common
 stockholders -- basic .......   $  (0.15)
                                 ========
Weighted average common
 stock outstanding ...........      9,377
                                 ========



                                                                                      PRO FORMA
                                                                                       FOR THE
                                                                                       MARQUEE
                                                                                         1997
                                                                                    ACQUISITIONS,
                                                                                       MARQUEE
                                  PRO FORMA                                              1998
                                   FOR THE                                           ACQUISITIONS
                                   MARQUEE         MARQUEE                             AND THE
                                    1997             1998           PRO FORMA          MARQUEE
                                ACQUISITIONS   ACQUISITIONS(6)     ADJUSTMENTS     CREDIT AGREEMENT
                               -------------- ----------------- ----------------- -----------------
Revenues .....................    $34,953          $18,371        $       --          $ 53,324
Operating expenses ...........     23,154           13,795            (2,566)(7)        34,383
General and
 administrative expenses            8,991            3,179               (75) (7)       12,095
Loss on abandonment of
 lease .......................        466               --                --               466
Deferred compensation
 and other non-cash
 expenses ....................        145               --                --               145
Depreciation &
 amortization ................      1,429              132             3,000 (8)         4,561
                                  -------          -------        ----------          --------
Income (loss) from
 operations ..................        768            1,265              (359)            1,674
Interest expense (income),
 net .........................         22              (32)              233 (9)         3,323
                                                                       3,100 (10)
Financing expense ............        756               --                --               756
Income (loss) before
 income taxes ................        (10)           1,297            (3,692)           (2,405)
Income taxes .................         90              287              (324)(11)           53
                                  -------          -------        ----------          --------
Net income (loss) ............       (100)           1,010            (3,368)           (2,458)
Accretion of obligation
 related to the put option
 issued in connection
 with the ProServ
 acquisition .................        301               --                --               301
                                  -------          -------        ----------          --------
Net income (loss)
 applicable to common
 stockholders ................    $  (401)         $ 1,010        $   (3,368)         $ (2,759)
                                  =======          =======        ==========          ========
Net loss per share
 applicable to common
 stockholders -- basic .......    $  (.03)                                            $  (0.16)
                                  =======                                             ========
Weighted average common
 stock outstanding ...........     16,559                                               17,108
                                  =======                                             ========

1997 PRO FORMA ADJUSTMENTS FOR STATEMENT OF OPERATIONS


(1) Marquee acquired ProServ and QBQ in October 1997 and included the results of their operations only from the acquisition date in its consolidated results of operations for the year ended December 31, 1997. Therefore, for pro forma purposes, the results of operations of Marquee's 1997 acquisitions for the period prior to the acquisition date are presented separately and are as follows:




                                                                    PROSERV        QBQ       COMBINED
                                                                  -----------   ---------   ---------
   Revenues ...................................................     $11,987      $1,698      $13,685
   Operating expenses .........................................       8,926         449        9,375
   General and administrative expenses ........................       3,240         438        3,678
                                                                    -------      ------      -------
                                                                       (179)        811          632
   Deferred compensation and other non-cash expenses ..........         110          --          110
   Depreciation and amortization ..............................         105          --          105
                                                                    -------      ------      -------
   Income (loss) from operations ..............................        (394)        811          417
   Interest expense (income), net .............................         152         (32)         120
                                                                    -------      ------      -------
   Income (loss) before income taxes ..........................        (546)        843          297
   Income taxes ...............................................          45          --           45
                                                                    -------      ------      -------
   Net income (loss) ..........................................     $  (591)     $  843      $   252
                                                                    =======      ======      =======

(2) To reduce expenses to reflect contractually agreed to reductions in personnel, officers' salaries, employee benefits and other costs in connection with Marquee's 1997 acquisitions for the period prior to the acquisitions.

(3) To reflect full year amortization of intangibles arising from Marquee's 1997 acquisitions.

(4) To reduce ProServ interest expense to reflect the reduction in debt as a result of the acquisition.

(5) To reflect full year expense related to the accretion of the put option.

(6) The Marquee 1998 Acquisitions column includes the historical results of operations for 1997 as follows:


                                       ALPHABET CITY   CAMBRIDGE       PAL      TOLLIN/ROBBINS   TONY STEPHENS    COMBINED
                                      --------------- ----------- ------------ ---------------- --------------- -----------
                                                                    NOTE (A)                        NOTE (A)
 Revenues ...........................      $2,976       $1,319       $4,889         $5,073          $4,114        $18,371
 Operating expenses .................       2,216          768       3,775           3,648           3,388         13,795
 General and administrative
   expenses .........................         653          571         813             846             296          3,179
                                           ------       ------       ------         ------          ------        -------
                                              107          (20)        301             579             430          1,397
 Depreciation and amortization ......           4            9          23              75              21            132
                                           ------       ------       ------         ------          ------        -------
 Income (loss) from operations ......         103          (29)        278             504             409          1,265
 Interest expense (income), net .....          --          (12)           (8)           --             (12)           (32)
                                           ------       ------       --------       ------          ------        -------
 Income (loss) before income
   taxes ............................         103          (17)        286             504             421          1,297
 Income taxes .......................          23           --          74              80             110            287
                                           ------       ------       -------        ------          ------        -------
 Net income (loss) ..................      $   80       $  (17)      $ 212          $  424          $  311        $ 1,010
                                           ======       ======       =======        ======          ======        =======

----------
Note (a)--Translated from British Pounds at the average exchange rate for the year.

 (7) To adjust expenses to reflect compensation agreements entered into in connection with Marquee's 1998 acquisitions.


 (8) To record the amortization of the intangibles arising from Marquee's 1998 acquisitions over 10-15 years.


 (9) To record imputed interest expense, at interest rates ranging from 8.4% to 10.5%, on the obligations to certain sellers in connection with Marquee's 1998 acquisitions -- $800,000 of imputed interest to be amortized over 4 to 5 years.


(10) To reflect interest expense, at interest rates ranging from 8.4% to 10.5%, total borrowings of $33.1 million, including the amortization of deferred financing costs -- approximately $750,000 amortized over 3 years -- associated with the Marquee credit agreement used to finance Marquee's 1998 acquisitions.


(11) To record the impact of Marquee's 1998 acquisitions pro forma adjustments, net of the benefit of consolidated net operating loss carryforwards.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)





                                                                                                            PRO FORMA
                                                                                                             FOR THE
                                                                                                             MARQUEE
                                                                                                               1997
                                                                                                          ACQUISITIONS,
                                                                                                             MARQUEE
                                                                                                               1998
                                                                                                           ACQUISITIONS
                                                                     MARQUEE                                 AND THE
                                                   MARQUEE             1998             PRO FORMA            MARQUEE
                                                 AS REPORTED     ACQUISITIONS(1)       ADJUSTMENTS       CREDIT AGREEMENT
                                                -------------   -----------------   -----------------   -----------------
Revenues ....................................     $ 35,470           $13,378           $      --             $48,848
Operating expenses ..........................       23,726             8,544              (1,493)(2)          30,777
General and administrative expenses .........        8,239             2,826                (251)(2)          10,650
                                                                                            (164)(3)
Deferred compensation and other
 non-cash expenses ..........................          367                --                  --                 367
Depreciation & amortization .................        1,463                66               2,040 (4)           3,569
                                                  --------           -------           ---------             -------
Income (loss) from operations ...............        1,675             1,942                (132)              3,485
Interest expense (income), net ..............          120               (17)                176 (5)           2,359
                                                                                           2,080 (6)
                                                                                       ---------
Income (loss) before income taxes ...........        1,555             1,959              (2,388)              1,126
Income taxes ................................          541               161                 298 (7)           1,000
                                                  --------           -------           ---------             -------
Net Income (loss) ...........................        1,014             1,798              (2,686)                126
Accretion of obligation related to the
 put option issued in connection with
 the ProServ acquisition ....................          236                --                  --                 236
                                                  --------           -------           ---------             -------
Net income (loss) applicable to common
 stockholders ...............................     $    778           $ 1,798           $  (2,686)            $  (110)
                                                  ========           =======           =========             =======
Net income (loss) per share applicable
 to common stockholders--basic and
 dilutive ...................................     $   0.05                                                   $ (0.01)
                                                  ========                                                   =======
Weighted average common stock
 outstanding ................................       16,801                                                    17,124
                                                  ========                                                   =======

1998 PRO FORMA ADJUSTMENTS FOR STATEMENT OF OPERATIONS

(1) Marquee acquired Alphabet City, Cambridge, PAL, Tollin/Robbins, and Tony Stephens during 1998 and included the results of their operations only from the acquisition date in its consolidated results of operations for the nine months ended September 30, 1998. Therefore, for pro forma purposes, the results of operations of Marquee's 1998 acquisitions for the period prior to the acquisition date are presented separately and are as follows:





                                        ALPHABET                               TOLLIN/       TONY
                                          CITY       CAMBRIDGE       PAL       ROBBINS     STEPHENS      COMBINED
                                       ----------   -----------   ---------   ---------   ----------   -----------
Revenues ...........................     $1,476        $691        $2,576      $5,509       $3,126       $13,378
Operating expenses .................      1,186         303         1,966       2,424        2,665         8,544
General and administrative
 expenses ..........................        346         156           906       1,259          159         2,826
                                         ------        ----        ------      ------       ------       -------
                                            (56)        232          (296)      1,826          302         2,008
Depreciation and amortization ......          4           2            --          50           10            66
                                         ------        ----        ------      ------       ------       -------
Income (loss) from operations ......        (60)        230          (296)      1,776          292         1,942
Interest expense (income), net .....         --          (1)           (8)         --           (8)          (17)
                                         ------        -----       -------     ------       -------      -------
Income (loss) before income
 taxes .............................        (60)        231          (288)      1,776          300         1,959
Income taxes .......................         20          85           (30)                      86           161
                                         ------        ----        ------                   ------       -------
Net income (loss) ..................     $  (80)       $146        $ (258)     $1,776       $  214       $ 1,798
                                         ======        ====        ======      ======       ======       =======



(2) To adjust expenses to reflect compensation agreements entered into in connection with Marquee's 1998 acquisitions.


(3) To reduce expenses for loss on transfer of property to former owners of PAL and other nonrecurring costs.

(4) To record the amortization of the excess of the purchase price over the net assets acquired associated with Marquee's 1998 acquisitions over 10-15 years.

(5) To record imputed interest expense, at interest rates ranging from 8.4% to 10.5%, on the obligations to certain sellers in connection with Marquee's 1998 acquisitions -- $800,000 of imputed interest to be amortized over 4 to 5 years.

(6) To reflect interest expense at interest rate ranging from 8.4% to 10.5%, total borrowings of $33.1 million, including the amortization of deferred financing costs -- approximately $750,000 amortized over 3 years -- associated with the Marquee credit agreement used to finance Marquee's 1998 acquisitions.

(7) To record the impact of Marquee's 1998 acquisitions Pro Forma Adjustments, net of the benefit of consolidated net operating loss carryforwards.

SFX MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

     The following discussion of the financial condition and results of operations of SFX should be read in conjunction with the consolidated financial statements and related notes thereto included in this proxy statement--prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. SFX's actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in "Risk Factors" and elsewhere in this proxy statement-- prospectus. SFX undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     SFX's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX and in third-party venues. In connection with all of its live entertainment events, SFX seeks to maximize related revenue streams, including the sale of corporate sponsorships, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis for SFX's 1998 acquisitions, the merger and the Cellar Door acquisition, SFX's music businesses, including venue operations, comprised approximately 61% of net revenues, theatrical comprised approximately 21% of net revenues, sports, including representation of professional athletes and specialized motor sports, comprised approximately 10% of net revenues and other operations comprised approximately 8% of SFX's net revenues for the nine months ended September 30, 1998.


     Promotion of events involves booking talent, renting or providing the event venue, marketing the event to attract ticket buyers and providing for local services required in the production of the event, such as security and stage hands. Promoters generally receive revenues from the sale of tickets and sponsorships. When an event is promoted at a venue owned or managed by the promoter, the promoter also generally receives a percentage of revenues from concessions, merchandising, parking, premium box seats and ticket rebates. SFX earns promotion revenues principally by promoting music concerts, touring Broadway shows and specialized motor sports events.


     Production of events involves developing the event content, hiring artistic talent and managing the actual production of the event, with the assistance of the local promoter. Producers generally receive revenues from guarantees and from profit sharing agreements with promoters, a percentage of the promoters' ticket sales, merchandising, sponsorships, licensing and the exploitation of intellectual property and other rights related to the production. SFX earns revenues by producing:

 o touring Broadway shows;
 o specialized motor sports events; and
 o other proprietary and non-proprietary entertainment events.

THE SPIN-OFF

     On April 27, 1998, SFX Broadcasting, Inc. ("Broadcasting"), a company primarily engaged in the radio broadcasting business, spun off SFX, one of its subsidiaries. In connection with the spin-off, SFX and Broadcasting entered into a distribution agreement, a tax sharing agreement and an employee benefits agreement, each of which provides for certain indemnification obligations by SFX. See "--Liquidity and Capital Resources-- Spin-Off."

FINANCINGS

     NEW NOTE OFFERING



     On November 25, 1998, SFX completed an offering of $200.0 million in principal amount of 9 1/8% Senior Subordinated Notes due December 1, 2008. Interest is payable on the new notes on June 1 and December 1 of each year. SFX used the proceeds from the new note offering to repay substantially all outstanding borrowings under the revolving portion of SFX's credit facility. SFX is obligated to offer to exchange substantially identical publicly registered notes for all outstanding new notes.



     OLD NOTE OFFERING

     On February 11, 1998, SFX completed an offering of $350.0 million in principal amount of 9 1/8% Senior Subordinated Notes due February 1, 2008. Interest is payable on the old notes on February 1 and August 1 of each year. SFX used the proceeds from the old note offering and the initial borrowings under SFX's credit facility to consummate certain of SFX's 1998 acquisitions. On July 15, 1998, SFX consummated the exchange of substantially identical publicly registered notes for all outstanding old notes. All original old notes were tendered for exchange and were canceled upon the issuance of the same principal amount of exchange notes.

     SENIOR CREDIT FACILITY


     On February 26, 1998, SFX executed a Credit and Guarantee Agreement which established a $300.0 million senior secured credit facility comprised of a $150.0 million eight-year term loan and a $150.0 million seven-year reducing revolving credit facility. On September 10, 1998, SFX entered into an agreement with The Bank of New York to increase the revolving portion of the SFX credit facility for a total borrowing availability of $350.0 million under its credit facility. SFX was required to obtain the consent of the lenders under the SFX credit facility to consummate the new note offering. In connection with such consent, the applicable margins under the SFX credit facility were amended. In connection with the proposed equity offering, SFX is seeking a consent from the lenders under the SFX credit facility. See "--Sources of Liquidity."

     In addition, SFX is in discussions with its lenders to amend the SFX credit facility to increase borrowing availability thereunder to $550.0 million and amend certain covenants. Although no assurances can be given, SFX expects to enter into this amendment by the end of the first quarter of 1999.


     EQUITY OFFERING

     On May 27, 1998, SFX consummated an offering of 8,050,000 shares of its Class A common stock at an offering price of $43.25 per share (the "SFX Equity Offering") and received net proceeds of approximately $329.0 million. SFX used the proceeds to consummate certain of SFX's 1998 acquisitions, to fund $97.3 million of tax indemnity payments and to pay fees and other expenses. See "--Liquidity and Capital Resources."

     PROPOSED EQUITY OFFERING

     SFX contemplates issuing approximately 4,000,000 shares of SFX Class A common stock in the proposed equity offering. See "--Liquidity and Capital Resources--Sources of Liquidity."

1997 ACQUISITIONS

     SFX entered the live entertainment business in January 1997 with SFX Broadcasting's acquisition of Delsener/Slater, a New York-based concert promotion company, for an aggregate consideration of $26.8 million. In March 1997, Delsener/Slater acquired, for aggregate consideration of $23.8 million, companies which hold a 37-year lease to operate the Meadows. In June 1997, Broadcasting acquired Sunshine Promotions, a concert promoter in the Midwest, for an aggregate cash consideration of $57.5 million and $4.0 million shares of Broadcasting stock. As a result of the acquisition of Sunshine Promotions, SFX owns the Deer Creek Music Theater and the Polaris Amphitheater, and has a long-term lease to operate the Murat Centre. See "SFX's Business--1997 Acquisitions."

     The cash portion of the purchase price for SFX's 1997 acquisitions was financed through capital contributions from Broadcasting.

1998 ACQUISITIONS

     ACQUISITION OF WESTBURY

     On January 8, 1998, SFX acquired a long-term lease for Westbury Music Fair, located in Westbury, New York, for an aggregate consideration of approximately $3.0 million and 75,019 shares of SFX Class A common stock having a negotiated value of approximately $1.0 million, which are subject to certain put and call rights. During the period between the closing and January 8, 2000, SFX has the right to repurchase all of such shares for an aggregate consideration of $2.0 million, and the seller has the right to require SFX to purchase all of such shares for an aggregate consideration of $750,000. SFX financed the purchase price with its cash on hand.

     ACQUISITION OF PACE AND PAVILION PARTNERS

     On February 25, 1998, SFX acquired all of the outstanding capital stock of PACE. In connection with the PACE acquisition, SFX acquired 100% of Pavilion, a partnership that owns interests in ten venues, by acquiring one-third of Pavilion through the acquisition of PACE and acquiring two-thirds of Pavilion through separate agreements between SFX and Pavilion, PACE and Blockbuster and PACE and Sony. The total consideration for the PACE acquisition was approximately $109.5 million in cash, the repayment of approximately $20.6 million of debt and the issuance of 1.5 million shares of SFX Class A common stock having a negotiated value of approximately $20.0 million. The total consideration for the Pavilion acquisition was approximately $90.6 million, comprised of $41.4 million in cash, the repayment of $43.1 million of debt and the assumption of approximately $6.1 million of debt related to a capital lease. See "--Liquidity and Capital Resources--Future Contingent Payments." SFX financed the purchase price with borrowings under its credit facility and with a portion of the proceeds of the old note offering.

     ACQUISITION OF CONTEMPORARY

     On February 27, 1998, SFX acquired Contemporary. The Contemporary acquisition involved the merger of Contemporary International Productions Corporation with and into SFX, the acquisition by a wholly-owned subsidiary of SFX of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition of the 50% interest in the Riverport Amphitheatre Joint Venture not owned by Contemporary. The total consideration for the Contemporary acquisition was approximately $101.4 million, including $72.8 million in cash, a payment for working capital of $9.9 million, and the issuance of 1,402,850 shares of SFX Class A common stock having a negotiated value of approximately $18.7 million. See "--Liquidity and Capital Resources--Future Contingent Payments." In May 1998, SFX and the Contemporary sellers agreed to place

140,000 of the shares issued in connection with the Contemporary acquisition into an escrow account. SFX may, at any time before May 18, 1999, cancel the escrowed shares in full settlement of certain claims which SFX has made against the Contemporary sellers. SFX financed the purchase price with borrowings under the SFX credit facility and with a portion of the proceeds of the old note offering.

     ACQUISITION OF BGP

     On February 24, 1998, SFX acquired all of the outstanding capital stock of BGP for a total consideration of $60.8 million in cash, $12.0 million in repayment of debt, which amount was at least equal to BGP's working capital, and 562,640 shares of SFX Class A common stock having a negotiated value of approximately $7.5 million. SFX financed the purchase price with borrowings under the SFX credit facility and with a portion of the proceeds of the old note offering.

     ACQUISITION OF NETWORK

     On February 27, 1998, SFX acquired Network. In the Network acquisition, SFX acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS Entertainment Corporation and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of The Network 40, Inc. The total purchase price paid was approximately $66.8 million, including approximately $52.0 million in cash, a payment for working capital of $1.8 million, reimbursed seller's costs of $500,000, the purchase of an office building and related property for approximately $2.5 million and the issuance of approximately 750,000 shares of SFX Class A common stock having a negotiated value of approximately $10.0 million. The purchase price is subject to an increase based on Network's actual 1998 EBITDA, as defined in the acquisition agreement. The increase will be $4.0 million if such EBITDA equals or exceeds $9.0 million, and may be as much as $14.0 million if such EBITDA is greater than $11.0 million. Any increase will be payable in SFX Class A common stock, or in certain circumstances in cash, by no later than March 20, 1999. See "--Liquidity and Capital Resources--Future Contingent Payments." The $2.5 million purchase of the office building and related property used in connection with Network's business was comprised of cash of $700,000 and the assumption of debt of $1.8 million. SFX financed the purchase price with borrowings under the SFX credit facility and with a portion of the proceeds of the old note offering. In connection with the Network acquisition, the selling stockholders were reimbursed for working capital in excess of $500,000.

     ACQUISITION OF CONCERT/SOUTHERN

     On March 4, 1998, SFX acquired Concert/Southern for a total cash consideration of $16.9 million. This amount includes payments of $1.6 million, representing the present value of a deferred purchase obligation, and $300,000 for the working capital adjustment. SFX financed the purchase price with borrowings under the SFX credit facility and with a portion of the proceeds of the old note offering.

     ACQUISITION OF USA MOTOR SPORTS

     On March 25, 1998, PACE acquired a 67% interest in certain assets and liabilities of USA Motor Sports for an aggregate cash consideration of approximately $4.0 million. Contemporary held the remaining 33% interest.

     ACQUISITION OF AVALON

     On May 14, 1998, SFX acquired all the outstanding equity interests in Avalon for a total cash purchase price of $26.8 million. SFX financed the purchase price with borrowings under the SFX credit facility, which it subsequently repaid with a portion of the proceeds from the SFX Equity Offering.

     ACQUISITION OF OAKDALE

     On June 3, 1998, SFX acquired certain assets of Oakdale for a purchase price of $9.4 million in cash and the assumption of $2.5 million of liabilities. At the closing, SFX also made a non-recourse loan to the Oakdale sellers in the amount of $11.4 million, a portion of which was used to repay outstanding indebtedness. In addition, SFX may be required to make an additional payment to the Oakdale sellers based on the Oakdale and Meadows combined EBITDA, as defined in the acquisition agreement. If this EBITDA exceeds $5.5 million in 1999, SFX will be obligated to pay the amount of such excess multiplied by a factor of between 5.0 and 5.8. SFX financed the purchase price with a portion of the proceeds from the SFX Equity Offering.

     ACQUISITION OF FAME

     On June 4, 1998, SFX acquired all of the outstanding capital stock of FAME. The aggregate purchase price for FAME was approximately $82.2 million in cash and 1.0 million shares of SFX Class A common stock having a negotiated value of approximately $35.9 million. The cash portion of the purchase price includes $7.9 million which SFX paid in connection with certain taxes to which FAME will be subject and excluding approximately $4.7 million of taxes paid which will be refunded to SFX in 1999. Under the FAME acquisition agreement, SFX is obligated to pay to the FAME sellers additional amounts up to an aggregate of $15.0 million in equal annual installments over 5 years contingent on the achievement of certain EBITDA targets as described in the acquisition agreement . See "--Liquidity and Capital Resources--Future Contingent Payments." The agreement also provides for additional payments by SFX if FAME's EBITDA performance exceeds the targets by certain amounts. The additional payments are to be made within 120 days after the end of the year to which they relate. SFX financed the purchase price with a portion of the proceeds from the SFX Equity Offering.

     ACQUISITION OF DON LAW

     On July 2, 1998, SFX acquired certain assets of Don Law, for an aggregate cash consideration of approximately $92.2 million, including the repayment of approximately $7.0 million in debt. SFX financed the purchase price with a portion of the proceeds of the SFX Equity Offering.

     ACQUISITION OF MAGICWORKS

     On September 11, 1998, SFX purchased all of the outstanding shares of common stock of Magicworks, a publicly traded company, for a total consideration of approximately $115.7 million in cash. SFX consummated the acquisition by means of a tender offer, in which it purchased approximately 98.7% of the Magicworks shares, followed by a merger in which the remaining shares were converted into cash consideration. SFX financed the acquisition with available cash and borrowings under the SFX credit facility.

     OTHER ACQUISITIONS

     In the third quarter of 1998, SFX completed the acquisition of seven companies in the theatrical and music segments. The seven acquisitions included two concert promotion companies, two theatrical presenters, a theatrical presenter and venue owner/operator, a concert merchandising company and an equity owner of an SFX amphitheater. The aggregate purchase price for these acquisitions was $107.2 million in cash, $8.2 million in deferred purchase consideration and 300,000 shares of SFX Class A common stock having a negotiated value of approximately $10.0 million, which are subject to piggyback and demand registration rights. SFX may also be required to make additional payments to the sellers of certain of the acquired companies based on the companies' EBITDA for the years 1998 through 2000 as described in the respective acquisition agreements. SFX financed the purchase prices with available cash and a portion of the proceeds of the SFX Equity Offering.

     The foregoing descriptions do not purport to be complete descriptions of the terms of the acquisition agreements and are qualified by reference to the acquisition agreements. Copies of certain of these acquisition agreements are exhibits to the registration statement and are incorporated herein by reference. See "Where You Can Find More Information." Pursuant to the acquisition agreements and the related agreements, SFX:

 o under certain circumstances, may be required to repurchase shares of its Class A common stock or make additional payments in connection therewith (See "--Liquidity and Capital Resources--Future Contingent Payments");

 o has granted certain rights of first refusal, certain of which are exercisable at 95% of the proposed purchase price; and

 o in connection with the PACE acquisition, has granted Brian Becker, an Executive Vice President, a Member of the Office of the Chairman and a director of SFX, the option to acquire, after February 25, 2000, SFX's then existing motor sports line of business -- or, if that business has previously been sold, SFX's then existing theatrical line of business -- at its then fair market value.

See "Risk Factors--SFX may be forced to sell some of its subsidiaries which may prevent SFX from realizing the full value of these subsidiaries" and "SFX Management-- Employment Agreements and Arrangements with Certain Officers and Directors--Becker Employment Agreement."

     SFX's 1998 acquisitions were accounted for using the purchase method of accounting, and the intangible assets created in the purchase transactions will generally be amortized against future earnings, if any, over a 15-year period. The amount of amortization will be substantial and will continue to affect SFX's operating results in the future. These expenses, however, do not result in an outflow of cash by SFX and do not impact EBITDA.

     The consummation of the acquisitions by SFX and other future acquisitions will result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill and other intangible assets. As of September 30, 1998, SFX's goodwill was approximately $905.0 million. This balance will substantially increase due to the Cellar Door acquisition and the merger. Goodwill and other intangible assets are being amortized using the straight-line method over periods up to 15 years.

RECENT ACQUISITION

     On January 11, 1999, SFX completed the acquisition of a company in the concert promotion and production industry, for a total consideration of $39.0 million. This amount includes $6.5 million in deferred purchase consideration based on foreign tax credits SFX may become entitled to before January 2004 and $4.0 million in deferred purchase consideration based on the seller's EBITDA, as defined in the acquisition agreement. SFX financed the acquisition with borrowings under the SFX credit facility.

MARQUEE MERGER


     On July 23, 1998, SFX and Marquee entered into the merger agreement, which was subsequently amended, whereby Marquee will become a wholly owned subsidiary of SFX. See "The Merger."

PENDING ACQUISITIONS

     CELLAR DOOR ACQUISITION


     In January, 1999, SFX and the owners of Cellar Door entered into a definitive agreement for SFX's acquisition of all of the outstanding capital stock of Cellar Door. The definitive agreement provides that the aggregate purchase price will be:

 o $70.0 million in cash payable at closing, less an amount equal to Cellar Door's "secured fund" indebtedness and capitalized leases;

 o shares of SFX's Class A common stock with a value of $20.0 million, up to $15.0 million of which SFX may elect to pay in cash; and


 o $8.5 million payable in five equal annual installments beginning on the first anniversary of the closing date. In addition, SFX will issue to the seller options to purchase 100,000 shares of SFX's Class A common stock. See "Agreements Related to the Pending Acquisitions--Cellar Door."

     SFX expects to complete the Cellar Door acquisition during the first quarter of 1999, subject to satisfaction of customary closing conditions. See "Risk Factors--If SFX is unable to complete its pending acquisitions, SFX's business and stock price may suffer." The applicable waiting period under the HSR Act for the Cellar Door acquisition has expired. However, the timing and completion of the Cellar Door acquisition are subject to a number of other conditions, certain of which are beyond SFX's control. There can be no assurance that the Cellar Door acquisition will be consummated during such period, on the terms described herein, or at all.

     NEDERLANDER ACQUISITION

     On February 1, 1999, SFX and the owners of Nederlander entered into definitive agreements for the acquisition of certain interests in seven venues and other assets of Nederlander for an aggregate purchase price of approximately $93.6 million in cash. SFX made payments to the sellers upon signing of the agreements in the aggregate amount of $7.5 million as a down payment toward the aggregate purchase price. SFX is required to make an additional down payment to the sellers of $5.0 million toward the aggregate purchase price if and when a second request for additional information is made under the HSR Act. The agreement relating to the venues in Cincinnati requires SFX to make an earn-out payment to the sellers in 2000 of up to $3.2 million depending on the level of earnings generated by operation of the Crown Arena. If SFX sells or transfers any of the interests in Crown Arena within ten years of the closing, SFX will be obligated to pay a portion of the consideration it receives to the sellers of Nederlander. The agreement relating to Mesa del Sol Centre for the Performing Arts provides for earn-out payments based on the financial performance of this venue. See "Agreements Related to the Pending Acquisitions--Nederlander." The closing will be subject to customary closing conditions, including obtaining the required approval under the HSR Act.

     SFX expects to complete the Nederlander acquisition during the second quarter of 1999. However, the timing and completion of the Nederlander acquisition are subject to a number of conditions, certain of which are beyond SFX's control, including, in particular, approvals under the HSR Act. There can be no assurance that the Nederlander acquisition will be consummated during such period, on the terms described herein, or at all.

     ISI ACQUISITION

     On January 26, 1999, SFX entered into a definitive agreement to acquire Integrated Sports International for an aggregate purchase price of $14.1 million in cash and 60,000 shares of SFX Class A common stock. In addition, during the five year period following the closing of the acquisition, SFX may be required to make additional payments of up to

$7.5 million in cash and 50,000 shares of SFX Class A common stock, based on the achievement by Integrated Sports of certain target levels of EBITDA, as defined in the acquisition agreement, during such period. SFX expects to complete the Integrated Sports acquisition during the first quarter of 1999. SFX would be required to pay liquidated damages of $2.0 million to Integrated Sports in the event it is not able to close the acquisition on or prior to April 15, 1999.


     The pending acquisitions will be accounted for using the purchase method of accounting and intangible assets created in the purchase transaction will generally be amortized against future earnings over a fifteen-year period. The amount of such amortization will be substantial and will continue to affect SFX's operating results in the future. These expenses, however, do not result in an outflow of cash by SFX and do not impact EBITDA.


     The consummation of the pending acquisitions by SFX and other future acquisitions will result in substantial charges to earnings relating to interest expense and the recognition and amortization of goodwill and other intangible assets. As of September 30, 1998, SFX's goodwill and other intangibles were approximately $905.0 million. This balance will increase due to the merger, the Cellar Door acquisition, the ISI acquisition and the Nederlander acquisition. Goodwill and other intangibles are being amortized using the straight-line method over 2-15 years.

     SFX is also currently pursuing certain additional acquisitions; however, it has not entered into any definitive agreements with respect to such acquisitions, and there can be no assurance that it will do so. See "Risk Factors--If SFX is unable to complete other acquisitions in the future, SFX's business and stock price may suffer."


AGREEMENT WITH TICKETMASTER

     On November 16, 1998, SFX and Ticketmaster entered into a binding letter of intent pursuant to which SFX granted Ticketmaster the exclusive right to sell and distribute tickets for SFX's events worldwide.

PROPOSED STOCK OPTION PLAN


     Following a recommendation of SFX's compensation committee, SFX has, subject to stockholder approval, adopted a new incentive stock option plan covering options to acquire up to three million shares of SFX Class A common stock and granted the options available thereunder to certain officers and employees of SFX. SFX anticipates that the proposed stock option plan will be submitted to a vote of the stockholders at SFX's first annual meeting scheduled to be held in the spring of 1999.


RESULTS OF OPERATIONS

     The operating performance of entertainment companies, such as SFX, is measured, in part, by their ability to generate EBITDA. Further, we use EBITDA as our primary indicator of our operating performance, and secondarily as a measure of liquidity. "EBITDA" is defined as earnings before interest, taxes, other income, net equity income (loss) from investments and depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that the entertainment industry accepts EBITDA as a generally recognized measure of performance and analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

     SFX's operations consist primarily of:

 o concert promotion and venue operation;

 o the promotion and production of theatrical events, particularly touring Broadway shows;

 o the promotion and production of motor sports events; and

 o representation of professional athletes.

SFX also engages in various other activities ancillary to its live entertainment businesses.

     CONCERT PROMOTION/VENUE OPERATION

     SFX's concert promotion and venue operation business consists primarily of the promotion of concerts and operation of venues primarily for use in the presentation of musical events. SFX's primary source of revenues from its concert promotion activities is from ticket sales at events promoted by SFX. As a venue operator, SFX's primary sources of revenue are sponsorships, concessions, parking and other ancillary services, derived principally from events promoted by SFX.

     Revenue from ticket sales is affected primarily by the number of events SFX promotes, the average ticket price and the number of tickets sold. The average ticket price depends on the popularity of the artist whom SFX is promoting, the size and type of venue and the general economic conditions and consumer tastes in the market where the event is being held. Revenue and margins are also affected significantly by the type of contract entered into with the artist or the artist's representative. Generally, the promoter or venue operator will agree to pay the artist the greater of a minimum guarantee or a profit sharing payment based on ticket revenue, less certain show expenses. The promoter or venue operator assumes the financial risk of ticket sales and is responsible for local production and advertising of the event. However, in certain instances, the promoter agrees to accept a fixed fee from the artist for its services, and the artist assumes all financial risk. When the promoter or venue operator assumes the financial risk, all revenue and expenses associated with the event are recorded. When the artist assumes the risk, only the fee is recorded. As a result, operating margins would be significantly greater for fee-based events as opposed to events for which SFX assumes the risk of ticket sales, although profits per event would tend to be lower. Operating margins can vary from period to period.

     SFX's most significant operating expenses are talent fees, production costs, venue operating expenses, including rent, advertising costs and insurance expense. The booking of talent in the concert promotion business generally involves contracts for limited engagements, often involving a small number of performances. Talent fees depend primarily on the popularity of the artist, the ticket price that the artist can command at a particular venue and the expected level of ticket sales. Production costs and venue operating expenses have substantial fixed cost components and lesser variable costs primarily related to expected attendance.

     THEATRICAL

     SFX's theatrical operations are directed mainly towards the promotion and production of touring Broadway shows, which generate revenues primarily from ticket sales and sponsorships. SFX may also participate in ancillary revenues, such as concessions and merchandise sales, depending on its agreement with a particular local promoter/venue operator. Revenue from ticket sales is primarily affected by the popularity of the production and the general economic conditions and consumer tastes in the particular market and venue where the production is presented. To reduce its dependency on the success of any single touring production, SFX sells advance annual subscriptions that provide the purchaser with tickets for all of the shows that SFX intends to tour in the particular market during the touring season. Historically, approximately 28% of ticket sales for touring Broadway shows presented by SFX were sold through advance annual subscriptions. Subscription related revenues received before the event date are initially recorded on the balance sheet as deferred revenue; after the event occurs, they are recorded on the statement of operations as gross revenue. Expenses are capitalized on the balance sheet as prepaid expenses until the event occurs. Subscriptions for touring Broadway shows typically cover approximately two-thirds of SFX's break-even cost point for those shows.

     Principal operating expenses related to touring shows include talent, rent, advertising and royalties. Talent costs are generally fixed once a production is cast. Rent and advertising expense may be either fixed or variable based on the arrangement with the particular local promoter/venue operator. Royalties are generally paid as a percentage of gross ticket sales.

     SFX also makes minority equity investments in original Broadway productions, principally as a means to obtain rights for touring shows, and in certain touring Broadway shows. These investments are generally accounted for using either the equity method or the cost method of accounting, based on the relative size of the investment. SFX monitors the recoverability of these investments on a regular basis, and SFX may be required to take write-offs if the original production closes or if SFX determines that the production will not recoup the investment. The timing of any write-off could adversely affect operating results in a particular quarter.

     MOTOR SPORTS

     SFX's motor sports activities consist principally of the promotion and production of specialized motor sports, which generate revenues primarily from ticket sales and sponsorships, as well as merchandising and video rights associated with producing motor sports events. Ticket prices for these events are generally lower than for theatrical or music concert events, generally ranging from $5 to $30. Revenue from these sources is primarily affected by the type of event and the general economic conditions and consumer tastes in the particular markets and venues where the events are presented. Event-related revenues received before the event date are initially recorded on the balance sheet as deferred revenue. After the event occurs, they are recorded on the statement of operations as gross revenue. Expenses are deferred on the balance sheet as prepaid expenses until the event occurs.

     Operating expenses associated with motor sports activities include talent, rent, track preparation costs, security and advertising. These operating expenses are generally fixed costs that vary based on the type of event and venue where the event is held.

     Under certain circumstances, SFX may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--SFX may be forced to sell some of its subsidiaries which may prevent SFX from realizing the full value of these subsidiaries."

     REPRESENTATION OF PROFESSIONAL ATHLETES

     Through FAME, SFX's talent representation activities consist principally of the representation of team sports athletes, primarily in the NBA, in player contract and endorsement negotiations. FAME also provides certain investment advisory services to its clients through an affiliate. FAME typically receives a percentage of monies earned by a player, generally approximately 4% of a player's sports contract and typically from 15% to 25% of endorsement deals. Revenue from these sources is recognized as the player receives his salary or endorsement payments based on the terms of the negotiated agreement.

Revenue from these sources is dependent upon a number of variables, many of which are outside SFX's control, including a player's skill, health, public appeal and the appeal of the sport in which the player participates. Principal operating expenses include salaries, wages and travel and entertainment expenses.


     On a pro forma basis for SFX's 1998 acquisitions, FAME's revenues would have comprised approximately 1.0% of SFX's revenues for the nine months ended September 30, 1998. The owners of the teams in the NBA had locked out their players from participation in league activities and suspended the 1998-99 basketball season indefinitely, causing cancellation of some of the games for the 1998-99 basketball season. The suspension of the NBA season ended on January 6, 1999, and the NBA season began February 5, 1999 with a reduced game schedule. The cancellation of over 30 games for the 1998-1999 NBA season will have a negative impact on FAME's revenues and EBITDA.


     OTHER BUSINESSES

     SFX's other principal businesses include the production and distribution of radio industry trade magazines, the production of radio programming content and show-prep material and the provision of radio air play and music retail research services. The primary sources of revenues from these activities include the sale of advertising space in its publications and the sale of advertising time on radio stations that carry its syndicated shows, subscription fees for its trade publications and subscription fees for access to its database of radio play lists and audience data. Revenues generally vary based on the overall advertising environment and competition.

     SFX also provides marketing and consulting services pursuant to contracts with individual clients for specific projects. Revenues from and costs related to these services vary based on the type of service being provided and the incremental associated costs.

     SEASONALITY

     SFX's operations and revenues have been largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. For example, on a pro forma basis for SFX's 1997 and 1998 acquisitions, SFX generated approximately 63% of its revenues in the second and third quarters for the twelve months ended September 30, 1998. SFX's outdoor venues are primarily used in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX promotes largely occur in the second and third quarters. SFX's entertainment marketing and consulting in connection with musical concerts also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX's business causes -- and will probably continue to cause -- a significant variation in SFX's quarterly operating results. These variations in demand could have a material adverse effect on the timing of SFX's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, SFX believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the SFX's 1998 acquisitions, such as motor sports, which is winter-seasonal, and touring Broadway shows, which typically tour between September and May.

RECENT DEVELOPMENTS


     SFX expects to release its results of operations for the fourth quarter and fiscal year ended December 31, 1998 on or about March 1, 1999. Although its year-end audit has not been completed, SFX expects to report that revenues, operating income and EBITDA during the forth quarter of 1998 did not grow at the same rate as during the nine months ended September 30, 1998. This is principally due to the loss of revenue during the NBA lock-out and results in SFX's theatrical business, which were adversely affected in part by the Livent bankruptcy. In addition, as a result of the bankruptcy filing of Livent in November, 1998, SFX is considering a one-time, non-cash charge of approximately $5.6 million in the fourth quarter of 1998 in order to fully reserve against advances relating to the touring productions of Ragtime and Showboat. Management's expectations are based on a preliminary review of the results of operations of SFX, its recently acquired companies and Cellar Door and Marquee for the fourth quarter of 1998. Actual results may deviate from our current expectations.


HISTORICAL RESULTS

     NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997

     SFX's revenue increased by $606.0 million to $680.4 million for the nine months ended September 30, 1998, compared to $74.4 million for the nine months ended September 30,

1997, primarily as a result of $578.5 million attributable to SFX's 1998 acquisitions and $12.4 million attributable to the acquisitions of the Meadows in March 1997 and Sunshine Promotions in June 1997. SFX's 1998 acquisitions significantly increased the concert promotion and venues operation business and expanded SFX's business to include theatrical promotion and production, motor sports promotion and production, representation of professional athletes and radio magazine publishing, programming and research.



     Cost of revenue increased by $539.5 million to $602.5 million for the nine month period ended September 30, 1998, compared to $63.0 million for the nine months ended September 30, 1997, primarily as a result of $513.5 million attributable to SFX's 1998 acquisitions and $12.6 million attributable to the acquisition of Sunshine Promotions in June 1997.


     Depreciation and amortization expense increased to $40.3 million for the nine month period ended September 30, 1998, compared to $4.0 million for the nine month period ended September 30, 1997, due to the inclusion of $31.1 million of depreciation and amortization expense related to SFX's 1998 acquisitions and the acquisition of Sunshine Promotions in June 1997 and $1.2 million related to the completion of capacity expansion projects at two amphitheaters. In addition, SFX recorded a $2.7 million write down of deferred expense relating to the Triathlon Broadcasting Company agreement and recorded $1.3 million of integration costs for the nine month period ended September 30, 1998. SFX recorded the fixed assets of the SFX's 1998 acquisitions and the Sunshine Promotions acquisition at fair value and recorded intangible assets equal to the excess of purchase price over the fair value of the net tangible assets, which are being amortized over a 2-15 year period.


     Corporate expenses were $5.8 million for the nine month period ended September 30, 1998, net of $398,000 in fees earned from Triathlon, compared to $1.3 million for the nine months ended September 30, 1997, net of Triathlon fees of $1.7 million. The increase in corporate expense reflects the growth of SFX's operations and the formation of SFX Live, the national marketing division of the Company. The fees earned from Triathlon are based on consulting services provided by or on behalf of SCMC, a private investment company in which Messrs. Sillerman and Tytel have economic interests, that makes investments in and provides financial consulting services to companies engaged in the media business. These fees fluctuate above the minimum annual fee of $500,000 based on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable from Triathlon to Broadcasting, and Broadcasting assigned its rights to receive the fees to SFX, pursuant to the distribution agreement. Triathlon has announced that it has agreed to be acquired by a third party. When Triathlon is acquired, it will cease paying consulting fees. See "Certain Relationships and Related Transactions of SFX--Triathlon Fees."

     Non-cash compensation and other non-cash charges recorded in the second and third quarter of 1998 of $32.9 million consisted of:

 o $23.9 million of compensation related to sale of 650,000 shares of SFX Class B common stock and 190,000 shares of SFX Class A common stock at a purchase price of $2.00 per share to certain executive officers pursuant to employment agreements;

 o $7.5 million associated with the issuance of 247,177 shares of SFX Class A common stock to Mr. Sillerman in connection with the repurchase (the "Meadows Repurchase") of shares of Broadcasting issued to the sellers of Meadows; and

 o $1.5 million related to the issuance of stock options to certain executive officers pursuant to employment agreements exercisable for an aggregate of 352,500 shares of SFX Class A common stock.

     Of these options, 345,000 vest over three years and have an exercise price of $5.50 per share. SFX is recording non-cash compensation charges of approximately $3.3 million annually over the three-year exercise period. See "SFX Management--Executive Compensation" and "Certain Relationships and Related Transactions of SFX--Meadows Repurchase."

     The operating loss was $1.3 million for the nine month period ended September 30, 1998, compared to income of $6.0 million for the nine months ended September 30, 1997, due to the results discussed above.

     Interest expense, net of investment income, was $28.2 million in the nine months ended September 30, 1998, compared to $743,000 for the nine months ended September 30, 1997, primarily as a result of $724.5 million attributable to the incurrence of additional debt related to SFX's 1998 acquisitions and $15.7 million attributable to the debt assumed in connection with the Meadows and Sunshine Promotions acquisitions.

     Minority interest was $1.3 million for the nine months ended September 30, 1998, compared to no minority interest for the nine months ended September 30, 1997, as a result of SFX's 1998 acquisitions.

     Income from equity investments was $4.0 million for the nine months ended September 30, 1998, compared to income of $1.3 million for the nine months ended September 30, 1997, as a result of SFX's 1998 acquisitions.

     Income tax expense was $3.3 million for the nine month period ended September 30, 1998. The provision is primarily for state and local taxes and reflects the impact of non-deductible goodwill amortization and other non-cash compensation and other non-cash charges. No federal tax benefit has been recognized due to the uncertainty of realizing a tax benefit for SFX's losses.


     SFX's net loss increased to $30.2 million for the nine month period ended September 30, 1998, as compared to net income of $3.7 million for the nine months ended September 30, 1997, due to the factors discussed above.

     EBITDA would have been $39.1 million for the nine months ended September 30, 1998. EBITDA, excluding non-cash compensation and other non-cash charges of $32.9 million, increased to $72.0 million for the nine month period ended September 30, 1998, compared to $10.0 million for the nine months ended September 30, 1997, primarily as a result of $65.1 million attributable to SFX's 1998 acquisitions and a deficit of $202,000 attributable to the acquisition of Sunshine Promotions in June 1997.


     YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     SFX's concert promotion revenue increased by 91% to $96.1 million for the year ended December 31, 1997, compared to $50.4 million for the year ended December 31, 1996, as a result of the acquisitions of Sunshine Promotions and Meadows, which increased concert promotion revenue by $45.5 million.



     Cost of revenue increased by 65% to $83.4 million for the year ended December 31, 1997, compared to $50.7 million for the year ended December 31, 1996, primarily as a result of the acquisitions of Sunshine Promotions and Meadows, which increased concert operating expenses revenue by $37.1 million, which was offset in part by $4.4 million in decreased officer salary expense paid to the former owners of Delsener/Slater.

     Depreciation and amortization expense increased to $5.4 million for the year ended December 31, 1997, compared to $747,000 for the year ended December 31, 1996, due to the inclusion of $2.6 million of depreciation and amortization expense related to the acquisitions of Sunshine Promotions and Meadows and $1.4 million in depreciation and amortization recorded in 1997 related to the purchase of Delsener/Slater on January 2, 1997 and $657,000 of depreciation and amortization relating to the corporate office. In 1997, SFX recorded the fixed assets of Delsener/Slater at fair value and recorded an intangible asset equal to the excess of purchase price over the fair value of net tangible assets of Delsener/Slater, which was amortized over a 15-year period.

     Corporate expenses were $2.2 million for the year ended December 31, 1997, net of $1.8 million in fees received from Triathlon, compared to no corporate expenses for the year ended December 31, 1996. These expenses represent the incremental costs of operating SFX's corporate offices, and therefore did not exist in 1996.

     Operating income was $5.1 million for the year ended December 31, 1997, compared to a loss of $1.1 million for the year ended December 31, 1996, due to the results discussed above.

     Interest expense, net of investment income, was $1.3 million in the year ended December 31, 1997, compared to net interest income of $138,000 for the year ended December 31, 1996, primarily as a result of assumption of additional debt related to the acquisitions of the Meadows and Sunshine Promotions.

     Equity income in unconsolidated subsidiaries decreased 3% to $509,000 for the year ended December 31, 1997, compared to $524,000 for the year ended December 31, 1996.

     Income tax expense increased to $490,000 for the year ended December 31, 1997, compared to $106,000 for the year ended December 31, 1996, primarily as a result of higher operating income.

     SFX's net income increased to $3.8 million for the year ended December 31, 1997, as compared to a net loss of $515,000 for the year ended December 31, 1996, due to the factors discussed above.

     EBITDA increased to $10.5 million for the year ended December 31, 1997, compared to a negative $324,000 for the year ended December 31, 1996, as a result of $8.3 million attributable to SFX's 1997 acquisitions, $4.4 million attributable to the reduction in officers' salary expense and $340,000 attributable to improved operating results.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     SFX's concert promotion revenue increased by 5.9% to $50.4 million for the year ended December 31, 1996, compared to $47.6 million for the year ended December 31, 1995, primarily as a result of an increase in concerts promoted.



     Cost of revenue increased by 7.2% to $50.6 million for the year ended December 31, 1996, compared to $47.2 million for the year ended December 31, 1995, primarily as a result of an increase in concert activity.



     Depreciation and amortization expense decreased slightly to $747,000 for the year ended December 31, 1996, compared to $750,000 for the year ended December 31, 1995.

     SFX's operating loss was $1.1 million for the year ended December 31, 1996, compared to an operating loss of $362,000 for the year ended December 31, 1995, due to the results discussed above.

     Interest income, net of interest expense, increased by 306% to $138,000 for the year ended December 31, 1996, compared to $34,000 for the year ended December 31, 1995.

     Equity income in unconsolidated subsidiaries increased 8% to $524,000 for the year ended December 31, 1996, compared to $488,000 for the year ended December 31, 1995, primarily as a result of $210,000 of income from the investment in the PNC Bank Arts Center, offset by lower income from SFX's other equity investments that was $174,000 lower.

     SFX's state and local income tax expense increased to $106,000 for the year ended December 31, 1996, compared to $13,000 for the year ended December 31, 1995. This increase was primarily the result of the higher operating income.

     SFX's net loss was $515,000 for the year ended December 31, 1996, compared to net income of $147,000 for the year ended December 31, 1995, due to the factors discussed above.

     EBITDA was a negative $324,000 for the year ended December 31, 1996, compared to $388,000 for the year ended December 31, 1995, primarily as a result of operating income of $902,000 and officers' salary expense that was $2,424,000 higher, partially offset by general and administrative expenses that were $809,000 lower.

PRO FORMA RESULTS

     NINE MONTHS ENDED SEPTEMBER 30, 1998


     On a pro forma basis, assuming all acquisitions and relating financings were completed as of January 1, 1997, revenue for the nine months ended September 30, 1998 would have been $1.0 billion, as compared to the actual results of $680.4 million. Cost of revenue would have been $780.4 million, as compared to the actual results of $519.6 million. Selling, general and administrative expenses would have been $130.3 million, as compared to the actual results of $83.0 million. Depreciation and amortization would have been $71.8 million, as compared to the actual results of $40.4 million. These increases in revenue, cost of revenue, selling, general and administrative expenses and depreciation and amortization resulted primarily from the inclusion of the operating results from each of the acquired businesses and pending acquisitions for the entire period.

     Corporate expenses would have been $6.0 million net of Triathlon fees, as compared to the actual results of $5.8 million, reflecting the incremental cost to the corporate office of operating a larger enterprise. Non-cash compensation and other non-cash charges would have been $33.3 million, as compared to the actual results of $32.9 million as a result of including Marquee's operations in the pro forma results. Operating income for the nine months ended September 30, 1998 would have been $15.3 million, as compared to the actual loss of $1.3 million, due to the results discussed above.

     Interest expense would have been $52.6 million for the nine months ended September 30, 1998, as compared to the actual results of $31.7 million. Interest increased primarily as a result of assumption in the pro forma financial statements that the debt used to fund the acquisitions are outstanding at the beginning of the period.


     Income from equity investments would have been $6.0 million, as compared to the actual results of $4.0 million. Income tax expense would have been $4.6 million, as compared to the actual provision of $3.3 million. These increases reflect the inclusion of the operating results of the completed and pending acquisitions for the entire period.


     SFX's net loss for the nine months ended September 30, 1998 would have been $36.6 million, as compared to the actual results of $30.2 million, due to the results discussed above.

     EBITDA would have been $87.2 million as compared to EBITDA of $39.1 million on a historical basis, due to the results discussed above. EBITDA, excluding non-cash charges of $33.3 million, would have been $120.4 million, as compared to EBITDA, excluding non-cash charges of $32.9 million, of $72.0 million on a historical basis.


     YEAR ENDED DECEMBER 31, 1997


     On a pro forma basis, assuming all acquisitions and related financings had been completed as of January 1, 1997, revenue for the year ended December 31, 1997 would have been $1.0 billion, as compared to the actual results of $96.1 million. Cost of revenue would have been $735.5 million, as compared to the actual results of $73.9 million. Selling, general and administrative expenses would have been $156.6 million as compared to the actual results of $9.5 million. Depreciation and amortization would have been $89.2 million, as compared to the actual results of $5.4 million. The increase in revenue, cost of revenue, selling, general and administrative expenses and depreciation and amortization was a result of the inclusion of the operating results from each of the acquired businesses and pending acquisitions for the entire period.

     Corporate expenses, net of Triathlon fees would have been $8.0 million, as compared to the actual results of $2.2 million, reflecting the incremental cost to the corporate office of operating the larger enterprise. Non-cash compensation and other non-cash charges would have been $1.4 million, resulting from historical costs incurred by Marquee. Operating income for the year ended December 31, 1997 would have been $10.5 million, as compared to the actual results of $5.1 million, due to the results discussed above.

     Interest expense would have been $70.0 million, as compared to the actual results of $1.6 million. Interest increased primarily as a result of the assumption in the pro forma financial statements that the debt used to fund the acquisitions are outstanding at the beginning of the period.


     Income from equity investments would have been $5.5 million, as compared to the actual results of $509,000. Income tax expense would have been $4.9 million, as compared to the actual provision of $490,000. These increases reflect the inclusion of the operating results of the completed and pending acquisitions for the entire period.


     SFX's net loss for the year ended December 31, 1997 would have been $54.8 million, as compared to the actual results of net income of $3.8 million, due to the results discussed above.

     EBITDA would have been $99.7 million as compared to EBITDA of $10.5 million on a historical basis, due to the results discussed above. EBITDA, excluding non-cash charges of $1.4 million, would have been $101.0 million, as compared to the actual results of $10.5 million.


LIQUIDITY AND CAPITAL RESOURCES


     SFX's principal need for funds has been for acquisitions, interest expense, working capital needs, certain payments in connection with the spin-off and, to a lesser extent, capital expenditures. SFX's principal sources of funds has been proceeds from the old note offering, the new note offering, SFX's Equity Offering, borrowings under SFX's credit facility and cash flows from operations. SFX used the net proceeds from the new note offering to repay substantially all of the revolving portion of the SFX credit facility and intends to use the additional borrowing availability under the SFX credit facility to complete the Cellar Door acquisition and to make certain other payments, as discussed below.

     HISTORICAL CASH FLOWS


     Net cash provided by operations was $22.3 million for the nine months ended September 30, 1998, as compared to $789,000 for the nine months ended September 30, 1997. The increase was primarily attributable to an increase in operating income, before depreciation, amortization and non-cash compensation and other non-cash charges of $40.4 million related to SFX's 1998 acquisitions, partially offset by other changes in working capital.


     Net cash used in investing activities for the nine months ended September 30, 1998 was $852.2 million as compared to $72.0 million for the nine months ended September 30, 1997. The increase was primarily the result of SFX's 1998 acquisitions. During the nine months ended September 30, 1997, SFX completed the acquisitions of Delsener/Slater, the Meadows and Sunshine Promotions.

     Net cash provided by financing activities for the nine months ended September 30, 1998 was $889.5 million as compared to $78.3 million for the nine months ended September 30, 1997. During 1998, SFX completed the old note offering for $350.0 million, borrowed $346.0 million under the SFX credit facility and completed the SFX Equity Offering for $329.0 million, net, offset by tax indemnification payments and spin-off related payments to Broadcasting of $113.9 million and the payment of debt issuance costs of $17.5 million.


     PENDING ACQUISITIONS

     The aggregate cash consideration in the Cellar Door acquisition is expected to consist of approximately $78.5 million including $8.5 million to be paid over five years. In connection with the merger, SFX will be required to refinance approximately $33.1 million of Marquee's debt. The aggregate cash consideration in the Integrated Sports acqusition is expected to be $14.1 million, exclusive of a contingent deferred payment of up to $7.5 million. Additionally, the aggregate cash consideration in the Nederlander acquisition is expected to be $93.6 million, exclusive of contingent deferred payments. SFX also expects to incur approximately $10.0 million in fees and expenses related to the pending acquisitions and the merger.

     SFX expects to complete the Cellar Door and Integrated Sports acquisitions during the first quarter of 1999 and the Nederlander acquisition during the second quarter of 1999, subject to satisfaction of customary closing conditions, certain of which are beyond the control of SFX. No assurance can be given that SFX will be able to complete the Cellar Door acquisition, the Integrated Sports acquisition or the Nederlander acquisition on the terms described herein or at all.


     FUTURE CONTINGENT PAYMENTS


     Certain of the agreements relating to SFX's 1998 acquisitions provide for purchase price adjustments and other future contingent payments under certain circumstances. The PACE acquisition agreement provides that each PACE seller will have an option, exercisable for 90 days after the fifth anniversary of the closing of the PACE acquisition, to require SFX to repurchase up to 500,000 shares of the SFX Class A common stock received by that seller for $33.00 in cash per share, for an aggregate purchase price of up to $16.5 million. Pursuant to the terms of Brian Becker's employment agreement with SFX, during the period between December 12, 1999, and December 27, 1999, Mr. Becker, an Executive Vice President, a director and a Member of the Office of the Chairman of SFX, will have the option to, among other things, require SFX to purchase any stock or options granted to him by SFX and/or pay him an amount equal to the present value of the compensation payable during the remaining term of his employment agreement. Exercise of such option would result in termination of Mr. Becker's employment agreement. See "SFX Management--Employment Agreements and Arrangements with Certain Officers and Directors--Becker Employment Agreement."

     Moreover, if the average trading price of the SFX Class A common stock is less than $13.33 during the twenty days before the second anniversary of the Contemporary acquisition, SFX will be required to pay one-half of such difference for each of the 1,402,850 shares issued in the acquisition and still held by the sellers of Contemporary on such date.


     Pursuant to the Network acquisition agreement, SFX agreed to increase the purchase price for Network based on Network's actual 1998 EBITDA, as defined in the acquisition agreement. The increase will be payable as follows:

 o by $4.0 million if the 1998 EBITDA equals or exceeds $9.0 million;

 o by an additional $4 for each $1 of additional 1998 EBITDA between $9.0 million and $10.0 million; and

 o by an additional $6 for each $1 of additional 1998 EBITDA between $10.0 million and $11.0 million.

This contingent consideration of up to $14.0 million is payable in shares of SFX's Class A common stock or, in certain circumstances, in cash by no later than March 20, 1999.

     Pursuant to the agreement relating to the acquisition of FAME, SFX is obligated to pay to the FAME sellers additional amounts up to $15.0 million in equal annual installments over five years contingent on the achievement by FAME of certain EBITDA targets, as defined in the acquisition agreement. The FAME agreement also provides for additional payments by SFX to the FAME sellers if FAME's EBITDA performance exceeds the targets by certain amounts. Furthermore, if SFX disposes of all or substantially all of the assets or voting interests of FAME during the five years following the closing of the FAME acquisition, certain payments may become due to the FAME sellers out of the proceeds of such sale.

     Pursuant to the agreement relating to the acquisition of certain assets of Oakdale, SFX may be required to make an additional payment to the sellers based on the Oakdale and Meadows combined EBITDA, as defined in the Oakdale acquisition agreement. If this EBITDA exceeds $5.5 million in 1999, SFX will be obligated to pay the Oakdale sellers between 5.0 to 5.8 times the amount of such excess.

     In addition, pursuant to the agreement relating to the acquisition of one of the seven companies in the theatrical and music segments in July, August and September 1998, if the EBITDA, as defined in the acquisition agreement, exceeds $14.3 million in 1998 and $30.0 million in 1999, SFX will be obligated to pay the sellers such excess.


     Pursuant to the agreement relating to the acquisition of a concert promotion and production company in January 1999, SFX may be obligated to pay to the seller additional amounts up to $4.0 million over five years contingent on the achievement by certain business segments of the seller of certain EBITDA targets. Additionally, SFX deposited $6.5 million into an escrow account. The release of such funds from escrow to the seller is dependent upon SFX achieving certain foreign tax savings.


     Certain of SFX's 1998 acquisitions and the pending Integrated Sports and Nederlander acquisitions provide for additional future payments based on the acquired companies' performance. No assurance can be given that SFX will have sufficient cash or other available sources of capital to make any or all of the future or contingent payments described above.



     SPIN-OFF

     In connection with the spin-off, SFX entered into the tax sharing agreement with Broadcasting. Pursuant to such agreement, SFX is responsible for certain taxes incurred by Broadcasting, including income taxes imposed with respect to income generated by SFX for periods before the spin-off and taxes resulting from gain recognized by Broadcasting in the spin-off. SFX has made an estimated payment of $108.0 million in taxes in connection with the spin-off. Management's estimates of the amount of the indemnity payment are based on assumptions which management believes are reasonable. However, upon the completion of all final tax returns, including any potential tax audits, such assumptions could be modified in a manner that would result in a significant variance in the actual amount of the tax indemnity.

     INTEREST ON NOTES AND BORROWINGS UNDER THE SENIOR CREDIT FACILITY

     On February 11, 1998, SFX completed the private placement of the old notes, which were subsequently exchanged for the publicly registered notes on July 15, 1998. Interest is payable on the exchange notes on February 1 and August 1 of each year. In addition, as of October 30, 1998, SFX had borrowed $346.0 million under the SFX credit facility, at an interest rate of approximately 7.89%, to fund a portion of SFX's 1998 acquisitions. On November 25, 1998, SFX completed the offering of the new notes, which are required to be exchanged for publicly registered new notes. In the event the new notes are not so exchanged, liquidated damages to the holders of the new notes will become payable. Interest is payable on the new notes on June 1 and December 1 of each year. In addition, as of January 26, 1999, SFX had term loan indebtedness of $149.0 million under its credit facility.

     The degree to which SFX will be leveraged could have important consequences including, but not limited to:

 o making it more difficult for SFX to satisfy its obligations with respect to the old notes and new notes;

 o increasing SFX's vulnerability to general adverse economic and industry conditions;

 o limiting SFX's ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures and other general corporate requirements;

 o requiring the dedication of a substantial portion of SFX's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, or other general corporate purposes;


 o limiting SFX's flexibility in planning for, or reacting to, changes in its business and the industry; and

 o placing SFX at a competitive disadvantage vis-a-vis less leveraged competitors.

     In addition, the SFX credit facility, the indenture governing the old notes and the indenture governing the new notes contain financial and other restrictive covenants that will limit the ability of SFX to, among other things, borrow additional funds for future acquisitions or otherwise. Failure by SFX to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on SFX's business, financial condition and results of operations. SFX's indebtedness under the SFX credit facility is secured by a pledge of the stock of its subsidiaries and by liens on substantially all of its and its subsidiaries' tangible assets. Most of SFX's subsidiaries have also guaranteed the old notes, new notes and borrowings under the credit facility. If SFX were unable to repay any borrowings when due, the lenders could attempt to seize SFX's and its subsidiaries' assets and the capital stock of SFX's subsidiaries. In addition, the degree to which SFX is leveraged could prevent it from repurchasing all of the old notes and new notes tendered to it upon the occurrence of a Change of Control. See "Risk Factors--SFX's credit facility and indentures restrict its operations" and "--SFX will be required to make large payments upon a change of control which may harm SFX's financial condition."

     SFX's ability to make scheduled payments of principal of, to pay interest on or to refinance its debt depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the businesses to be acquired and the integration of these businesses into SFX's operations. There can be no assurance that SFX will be able to make planned borrowings, that SFX's business will generate sufficient cash flow from operations, or that future borrowings will be available in an amount to enable SFX to service its debt and to make necessary capital or other expenditures. SFX may be required to refinance a portion of the principal amount of its indebtedness before its maturities. There can be no assurance that SFX will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any refinancing.

     CAPITAL EXPENDITURES

     Capital expenditures totaled $44.6 million for the nine months ended September 30, 1998. SFX estimates that its remaining capital expenditures for 1998 were approximately $3.4 million, including $2.4 million of major projects and $1.0 million of other capital expenditures. The Company expects capital expenditures to be approximately $37.0 million, including $25.0 million of major projects, in 1999, and are anticipated to be funded with cash flow from operations.

     YEAR 2000 COMPLIANCE

     SFX is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by SFX's computer systems. The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of SFX's programs that have time-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000, which could result in miscalculations or system failures. The problem is not limited to computer systems. Year 2000 issues will also potentially affect every non-information technology system that has an embedded microchip, such as elevators.

     ASSESSMENT. SFX management has been conducting a review of its exposure to the Year 2000 problem. Based on SFX's internal review and discussions with third parties regarding the Year 2000 problem, SFX believes that its exposure to potential Year 2000 problems exists in two general areas: technological operations, including non-information technology systems, which are in the sole control of SFX; and technological operations which are dependent in some way on one or more third parties. Failure to achieve high levels of Year 2000 compliance in either area could have a material adverse impact on SFX.

     REMEDIATION AND IMPLEMENTATION. In the area of technological operations which are under SFX's exclusive control, SFX is currently involved in the identification and remediation of affected technological functions, including non-information technology systems. SFX is addressing the risks associated with Year 2000 compliance with respect to its accounting and financial reporting systems and is in the process of installing new accounting and reporting systems. These systems will provide improved reporting, allow for more detailed analysis, handle SFX's 1998 acquisitions, the merger and the Cellar Door acquisition and be Year 2000 compliant. SFX expects that business segments representing 88% of SFX's pro forma revenue for the year ended September 30, 1998 will have the new year 2000 compliant accounting and financial systems installed as of January 1, 1999. SFX expects its remaining business segments to have the new year 2000 compliant accounting and financial systems installed before the summer of 1999. SFX is in the identification and assessment phase with respect to its non-information technology systems, which is projected to continue until the summer of 1999.

     TESTING. SFX will begin updating and testing its systems after their installation, and expects that all testing will be complete by the summer of 1999. Upon completion, SFX will be able to identify any internal computer systems that remain non-compliant. At present, it is anticipated that SFX's action plan for addressing Year 2000 problems will be successfully completed in all material respects in advance of January 1, 2000.

     ESTIMATED COSTS. The total financial effect that Year 2000 issues will have on SFX cannot be predicted with any certainty at this time. In fact, in spite of all efforts being made to rectify these problems, the success of SFX's efforts will not be known with certainty until the year 2000 actually arrives. SFX anticipates that the cost of implementing the new accounting and reporting systems will be approximately $4.5 million, of which approximately $2.4 million has been spent to date. Based on its assessment to date, SFX does not believe that expenses related to addressing the Year 2000 problem will have a material effect on the operations and financial condition of SFX.

     THIRD PARTIES. In the area of technological operations dependent in some way on one or more third parties, including vendors, suppliers, joint venture partners or major customers, the situation is much less in SFX's ability to predict or control. SFX has begun to assess the level of Year 2000 problems associated with their various vendors, suppliers, joint venture partners and major customers. SFX's significant vendors are ticketing companies, payroll processors, utility companies and banks. SFX is communicating with some of these third parties to assess their compliance efforts and SFX's exposure resulting from Year 2000 issues. SFX is in the process of requesting written assurances of Year 2000 compliance from each of its significant suppliers as a part of SFX's contingency planning process. Although SFX is making these efforts to ensure that the third parties on which it is heavily reliant are Year 2000 compliant, it cannot predict the likelihood of such compliance occurring nor the direct or indirect costs to SFX of non-compliance by those third parties or of securing such services from compliant third parties. SFX has no control over these third parties' compliance and cannot give assurances that these third parties' representations to SFX are accurate. Therefore, there can be no guarantee that Year 2000 problems originating with a third party will not occur and no absolute assurance that third parties will convert their systems in a timely manner. Assuming that such third parties are not or do not become Year 2000 compliant in a timely manner, to the extent SFX is unable to replace the goods, services or customers with alternate sources of supply and demand on a timely and economically equivalent basis, such failure would likely have a material adverse effect on SFX's business and results of operations. However, SFX does not anticipate that it will be subject to a material impact in this area.


     CONTINGENCY PLAN. SFX has not completed its implementation and testing of Year 2000 compliant systems. However, a reasonably likely worst case scenario is that certain of SFX's material suppliers or customers will be unable to fully become Year 2000 compliant in a timely manner, which will disrupt SFX's ability to provide services and generate revenues in certain areas in which it does business. For example, disruptions in ticketing operations would significantly reduce attendance. Disruptions in transportation could affect the provision of concessions for sale at SFX's venues. These disruptions would continue until alternate sources of supply and demand could be located. Based on the results of the implementation and testing of SFX's Year 2000 affected systems and the ongoing assessment of the readiness of its vendors, suppliers, joint venture partners and major customers, SFX will develop appropriate contingency plans that address the most reasonably likely worst case scenarios. SFX expects to have such contingency plans in place by the summer of 1999. A failure to address Year 2000 issues successfully could have a material adverse effect on SFX's business, financial condition or results of operations.

     SOURCES OF LIQUIDITY

     As of September 30, 1998, SFX's cash and cash equivalents totaled $65.6 million, and its working capital was a negative $8.0 million. In February 1998, SFX received the proceeds from the $350.0 million offering of old notes and borrowed $150.0 million under the SFX credit facility. On May 27, 1998, SFX received approximately $329.0 million in net proceeds from the SFX Equity Offering. SFX used the proceeds from the SFX Equity Offering to repay certain indebtedness, fund the tax indemnification payments and consummate the FAME, Oakdale and certain other acquisitions. In the third quarter of 1998, SFX used the remaining proceeds of the SFX Equity Offering and borrowed an additional $196.0 million under the SFX credit facility to complete the Don Law acquisition, the Magicworks acquisition and the acquisition of the seven companies in the theatrical and music segments. On November 25, 1998, SFX received approximately $192.5 million in net proceeds from the new note offering.


     SFX contemplates issuing approximately 4,000,000 shares of SFX Class A common stock in the proposed equity offering. Assuming an offering price of $55.00, the net proceeds of the offering are expected to be approximately $208.7 million. SFX currently expects to use the estimated net proceeds from the proposed equity offering to repay borrowings under the SFX credit facility and to repay Marquee's indebtedness in the merger. SFX intends to finance the cash portion of the purchase price of the pending acquisitions with a portion of the net proceeds of the proposed equity offering and borrowings under the SFX credit facility. The actual number of shares offered in the proposed equity offering may vary. There can be no assurance that the proposed equity offering will be consummated.


     SFX has incurred and will continue to incur substantial amounts of indebtedness. As of September 30, 1998, on a pro forma basis giving effect to the new note offering and the application of the net proceeds therefrom, the consummation of the Cellar Door acquisition and the merger, anticipated borrowings under the SFX credit facility and the proposed equity offering and the application of the estimated proceeds therefrom, SFX's consolidated debt would have been approximately $757.0 million. On the same basis, SFX's consolidated debt would consist of:

 o $350.0 million of old notes;

 o $200.0 million of new notes;

 o $150.0 million in borrowings under the SFX credit facility; and

 o $57.0 million in other debt.


SFX's temporary equity would have been $19.9 million, and its stockholders' equity would have been approximately $706.7 million.

     SFX's ratio of total debt to total capitalization as of September 30, 1998 would have been approximately 0.93 to 1. See "SFX Unaudited Pro Forma Condensed Combined Financial Statements." SFX may incur indebtedness from time to time to finance future acquisitions, for capital expenditures or for other purposes. See "Risk Factors--SFX has a substantial amount of debt which may harm it and its shareholders" and "--If SFX is unable to complete other acquisitions in the future, SFX's business and stock price may suffer."

     The SFX credit facility originally consisted of a $150.0 million seven-year reducing revolving facility and a $150.0 million eight-year term loan. On September 10, 1998, SFX entered into an agreement with The Bank of New York to increase its borrowing availability under the revolver portion of the SFX credit facility by an additional $50.0 million, which increased the aggregate amount of borrowing availability under the SFX credit facility to approximately $350.0 million. As of February 5, 1999, SFX had outstanding approximately $285.0 million of borrowings under the SFX credit facility. Giving pro forma effect to the proposed equity offering and the application of the proceeds therefrom, anticipated borrowings under the SFX credit facility and consummation of the Cellar Door acquisition and the merger, SFX expects to have $150.0 million outstanding under the SFX credit facility. Loans outstanding under the SFX credit facility will bear interest, at SFX's option, at 1.625 to 3.625 percentage points over LIBOR or the greater of the Federal Funds rate plus 0.50% or The Bank of New York's prime rate. The interest rate spreads on the term loan and the revolver portion of the SFX credit facility will be adjusted based on SFX's Total Leverage Ratio, as defined in the SFX credit facility. SFX will pay a per annum commitment fee on unused availability under the revolver of 0.375% to 0.5% and a per annum letter of credit fee equal to the Applicable LIBOR Margin, as defined in the SFX credit facility, for the revolver then in effect.

     The revolver and term loan portion of the SFX credit facility contain usual and customary covenants, including limitations on:

 o line of business;
 o additional indebtedness;
 o liens;
 o acquisitions;
 o asset sales;
 o dividends, repurchases of stock and other cash distributions;
 o total leverage;
 o senior leverage; and
 o ratios of Operating Cash Flow, as defined in the SFX credit facility, to pro forma interest expense, debt service and fixed charges.

SFX's obligations under the revolver and term loan are secured by substantially all of its assets, including property, stock of subsidiaries and accounts receivable and are guaranteed by SFX's subsidiaries.


     The consummation of the new note offering was conditioned upon the receipt of the consent of the lenders under the SFX credit facility. In connection with such consent, SFX agreed to increase the applicable margins as described above. SFX paid a consent fee to each consenting lender of 0.25% of such lender's commitment amount. In addition, SFX will be required to obtain a consent of the lenders in connection with the proposed equity offering.

     SFX has had discussions with its lenders to amend the SFX credit facility to increase borrowing availability to $550.0 million and amend certain covenants. The new facility is subject to the execution of a definitive agreement, which SFX expects to enter into by the end of first quarter of 1999, although no assurances can be given in this regard.


     The net proceeds to SFX from the proposed equity offering are expected to be approximately $208.7 million. The aggregate consideration to be paid in the Cellar Door, ISI and Nederlander acquisitions and the merger is expected to be approximately $220.8 million, including the repayment of approximately $33.1 million in debt. SFX intends to use a portion of the net proceeds from the proposed equity offering to temporarily repay borrowings under the revolving portion of the SFX credit facility, which had an outstanding balance of $135.0 million as of February 5, 1999. Total borrowing availability under the revolver is $200.0 million. SFX intends to finance the cash portion of the purchase price of the pending acquisitions with the remaining net proceeds of the proposed equity offering and borrowings under the SFX credit facility. The availability of funds under the SFX credit facility is subject to compliance with certain financial covenants, and there can be no assurance that the funds required to complete SFX's pending acquisitions and the merger will be available to SFX when needed. If SFX is unable to complete the Cellar Door acquisition, it may be required to pay the seller $10.0 million as liquidated damages. If SFX is unable to complete the Nederlander acquisition, it may be required to pay the seller up to $12.5 million as liquidated damages. SFX would be required to pay liquidated damages of $2.0 million to Integrated Sports in the event it is not able to close the Integrated Sports acquisition on or prior to April 15, 1999. See "Agreements Related to the Pending Acquisitions."

     Furthermore, certain agreements of SFX, including the distribution agreement, the tax sharing agreement, employee benefits agreement, certain employment agreements and the agreements relating to the completed acquisitions and the Cellar Door acquisition, provide for tax and other indemnities, purchase price adjustments, repurchase of SFX stock and future contingent payments in certain circumstances. There can be no assurance that SFX will have sufficient sources of funds to make such payments should they come due.

     In addition, consistent with its operating strategy, SFX is currently negotiating additional acquisitions and expects to pursue additional acquisitions in the live entertainment business in the future. However, SFX has not entered into any definitive agreements with respect to such acquisitions and there can be no assurance that it will do so. Any such acquisitions could result in SFX:

 o issuing more of its stock, which may dilute the value of existing stock of SFX;

 o incurring a substantial amount of additional debt; and/or

 o amortizing expenses related to goodwill and other intangible assets.

However, there can be no assurance that SFX will be able to obtain financing for such acquisitions on terms acceptable to SFX or at all. Any or all of these actions could have a material adverse impact on SFX's business, financial condition and results of operations. See "Risk Factors--If SFX is unable to complete other acquisitions in the future, SFX's business and stock price may suffer."

     SFX may also be obligated to make payments relating to ongoing and future litigation. See "SFX's Business--Litigation."

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"), which is effective for years beginning after December 15, 1997. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore SFX will adopt the new requirements for fiscal year 1998. Management has completed its review of FAS 131 and has preliminarily determined that its reportable segments will be music, theater, sports and other.


     In June 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is effective for fiscal years beginning after December 15, 1998. Under SOP 98-5, the costs of start-up activities, including organizational costs, would be expensed as incurred. SOP 98-5 broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility or beginning a new operation. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Earlier application is encouraged. The initial application of SOP 98-5 is to be reported as a cumulative effect of a change in accounting principle. Management has preliminarily determined that SOP 98-5 will not have a material effect on its financial position.

      MARQUEE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     The following discussion of the financial condition and results of operations of Marquee should be read in conjunction with the consolidated financial statements and related notes thereto included in this proxy statement--prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. Marquee's actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed elsewhere in this proxy statement--prospectus. These include uncertainties related to Marquee's business and growth strategies, difficulties in achieving cost savings and revenue enhancements and difficulties in integrating the acquired companies. Marquee undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

BUSINESS

     Marquee was formed in July 1995 to provide integrated event management, television programming and production, marketing, sponsorship sales, talent representation and consulting services in the sports, news and other entertainment industries. From the time of its formation until the consummation of its acquisitions of Sports Marketing and Television International, Inc. ("SMTI") and Athletes & Artists, Inc. ("A&A") in 1996, Marquee developed its sports television production, marketing and consulting business. Marquee financed its 1996 acquisitions with proceeds from its initial public offering in December 1996. In October 1997, Marquee acquired ProServ, and QBQ. Marquee also completed its secondary public offering of 8,500,000 shares of Marquee common stock at $5.00 per share in October and November 1997 (the "Second Offering"). In August and September 1998, Marquee acquired Alphabet City Industries, Inc., Alphabet City Sports Records, Inc., Cambridge Holding Corporation, Park Associates Limited, Tony Stephens Associates Limited and Tollin/Robbins Productions. Marquee obtained the funds used to consummate its 1998 acquisitions principally from borrowings under the Marquee credit agreement.

     The primary sources of Marquee's revenues are fees from providing event management, television programming and production, sports marketing, sponsorship sales, and consulting services and commissions from representation of sports, news and entertainment personalities. Marquee recognizes revenues from event management services when the events are held. It recognizes revenues from television programming and production services when the programs are available for broadcast. It recognizes marketing revenues for guaranteed amounts when contractual obligations are met; it records subsequent royalties when received. It recognizes revenues from advertising services in the month the advertisement is broadcast or printed. It records commissions based on profit or gross receipt participations upon the determination of such amounts. It recognizes consulting revenue as services are provided. It recognizes commissions from its talent representation services as revenue when they become payable to it under the terms of its agreements with its clients. Generally, such commissions are payable by clients upon their receipt of payments for performance of services.

     Marquee's revenues may vary from quarter to quarter, due to the timing of certain significant events and the resulting recognition of revenues from such events. Historically, the fourth quarter produced the highest percentage of revenues for the year, principally from Marquee's management and marketing of The Breeders' Cup Championship and from representation agreements with professional hockey players, which result in revenue to

Marquee upon the commencement of the National Hockey League season. As a result of Marquee's entry into the business of representing professional football players and Marquee's 1997 acquisitions, Marquee anticipates that its revenues and expenses will increase, and expects that these increased revenues and expenses will be recorded substantially in the third as well as the fourth quarter.


     Marquee has derived a significant portion of its revenues to date from a small number of events and clients. On a pro forma basis for Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, The Breeders' Cup Championship would have accounted for approximately 11% of Marquee's revenues for the year ended December 31, 1997. The Breeders' Cup agreement ends on December 31, 2000, with an automatic renewal under certain circumstances, unless terminated earlier. The grounds for terminating the agreement include the termination, for any reason, of Marquee's employment of Michael Letis or Michael Trager or the unavailability of Messrs. Letis or Trager to perform the services necessary to enable Marquee to comply with the terms of the agreement.


     Marquee has recorded and will continue to record substantial compensation charges and other non-cash charges to operations in connection with Marquee's 1997 acquisitions, Marquee's 1998 acquisitions and the issuance of securities to certain officers, directors and consultants.


o In connection with Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, Marquee recorded as intangibles the excess of the purchase price over the net tangible assets acquired of approximately $60 million which will be amortized over ten to twenty years.


o In the nine months ended September 30, 1998, Marquee recorded a charge to operations of $180,000 as non-cash compensation, in recognition of the probability of QBQ achieving certain financial thresholds that would require the release of the shares of Marquee common stock placed in escrow in connection with the acquisition of QBQ. This compensation charge will be adjusted through the actual release date based upon the changes in the fair market value of the shares subject to the escrow arrangement.


o Marquee may also record additional non-cash compensation expense during the period if the Marquee escrow shares are released from escrow because certain thresholds for the release are met. In connection with the merger, the holders of the Marquee escrow shares waived their rights to receive such shares, effective as of the date of the closing of the merger, except that TSC's waiver was effective in July 1998.


o In addition, Marquee will record charges to operations over the next two years aggregating $0.6 million related to its potential obligation to repurchase the shares of common stock issued in connection with the acquisition of ProServ.


o Marquee will also record charges to operations aggregating $1.3 million over the remaining three to eight years related to imputed interest on the indebtedness to the former stockholders of SMTI, A&A, QBQ and certain of the businesses acquired in Marquee's 1998 acquisitions.


o Further, in connection with an officer's employment agreement, Marquee will recognize a non-cash compensation charge of $300,000 over the next three years.


     These charges are principally not deductible for income tax purposes and may significantly increase Marquee's losses or reduce or eliminate earnings, if any, at such time.

RESULTS OF OPERATIONS

     Marquee's consolidated financial statements are not directly comparable from period to period because Marquee consummated Marquee's 1996 acquisitions in December 1996 and Marquee's 1997 acquisitions in October 1997. Marquee's 1998 acquisitions closed during August and September 1998. Marquee's reported results of operations only include the operations of the acquired businesses from the date of acquisition.

     NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     For the nine months ended September 30, 1998, Marquee generated revenues of approximately $35.5 million, compared to $12.0 million for the nine months ended September 30, 1997. The increase in revenues of approximately $23.5 million is principally attributable to:

o the inclusion of $19.4 million from the operations of Marquee's 1997 acquisitions;

o the inclusion of $1.8 million from the operations of Marquee's 1998 acquisitions; and

o $1.8 million in programming and production activity related to the PBA Tour broadcasts on ESPN and CBS, the syndicated series "More Than a Game," and increased boxing productions on ESPN.

     Marquee's operating expenses of $23.7 million for the nine months ended September 30, 1998 increased $16.0 million from $7.7 million for the prior year nine month period. The increase was principally the result of:

o $12.2 million from the inclusion of the operations of Marquee's 1997 acquisitions;

o   the inclusion of $0.9 million from Marquee's 1998 acquisitions; and

o the activity associated with the PBA Tour broadcast on ESPN and CBS, production of "More Than a Game," and ESPN boxing.

     General and administrative expenses were approximately $8.2 million for the nine months ended September 30, 1998, as compared to $4.5 million for the same period in 1997. The increase was principally the result of:

o the inclusion of $2.8 million from the operations of Marquee's 1997 acquisitions;

o the inclusion of $0.2 million from the operations of Marquee's 1998 acquisitions; and

o increased staff and occupancy costs required to support Marquee's expanded business operations.

     Marquee's income from operations was $1.7 million for the nine months ended September 30, 1998, compared to an operating loss of $0.4 million for the same period in 1997. The nine month period ended September 30, 1998 was additionally impacted by:

o a non cash compensation charge of $0.2 million as a result of the determination that the financial thresholds required to be met for the release of the QBQ escrow shares would probably be achieved in 1998, which will be adjusted based upon the change in the fair value of the shares through the actual release date of shares; and

o the charges for amortization of goodwill of $0.9 million for Marquee's 1997 acquisitions and of $0.3 million for Marquee's 1998 acquisitions.

     Marquee's net income applicable to common stockholders for the nine months ended September 30, 1998 was $0.8 million, compared to a net loss of $1.5 million for the same period in 1997. The nine months 1998 results include the non cash charges mentioned above as well as a charge of $0.2 million related to the accretions of Marquee's potential obligation in connection with the put option on common stock issued in connection with the ProServ acquisition.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     For the year ended December 31, 1997, Marquee generated revenues of approximately $21.3 million, compared to $2.9 million for the year ended December 31, 1996. The increase in revenues of approximately $18.4 million was principally attributable to:

 o the inclusion of $12.0 million from the operations of Marquee's 1996 acquisitions for the year;

 o $1.6 million from Marquee's 1997 acquisitions from the date of acquisition;
   and

 o increases of $3.3 million in Marquee's television production and programming activities; and

 o $1.0 million in consulting services.

The increase in television revenues included production of the US Open Professional Figure Skating Championship, the Senior Pro Tour for the PBA, a syndicated series--"More Than A Game"--and programming for various cable networks. The increase in consulting revenues was principally attributable to services rendered to Americast, a partnership of certain telephone companies, to assist in the creation of local sports networks for cable television. The partners in Americast disbanded their programming development department and terminated Marquee's contract as of September 27, 1997.

     Marquee's operating expenses of $14.5 million for 1997 increased $11.9 million from $2.6 million in the prior year, principally as a result of:

 o the inclusion of the operations of $6.6 million from Marquee's 1996 acquisitions for the entire year;

 o $1.1 million from Marquee's 1997 acquisitions from the date of acquisition;
   and

 o the costs related to the increased television production and programming in 1997.

     General and administrative expenses were approximately $6.3 million for 1997 as compared to $2.2 million for the prior year. The increase was principally the result of:

 o the inclusion of the operations of Marquee's 1996 acquisitions for 1997;

 o Marquee's 1997 acquisitions from the acquisition date; and

 o increased staffing and occupancy costs required to support Marquee's expanded business operations.

     Marquee's loss from operations for the year ended 1997 was approximately $489,000 compared to approximately $2.0 million for the prior year.

     Marquee's net loss was $1.3 million in 1997 versus a net loss of $2.4 million in 1996. The 1997 net loss includes one-time charges resulting from financing costs of approximately $868,000, including interest related to the bridge facility with respect to the Marquee Tender Offer, as defined herein, for its outstanding warrants, and a provision for loss on the abandonment of a lease of $466,000. The 1996 net loss includes a one-time financing charge of $193,000 related to Marquee's sale of debentures in a private placement. The net loss applicable to common stockholders in 1997 includes charges of $59,000, related to the accretion of Marquee's potential obligation under the put option on common stock issued in connection with the ProServ acquisition.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     For the year ended December 31, 1996, Marquee generated revenues of approximately $2.9 million. The principal sources of revenues were fees derived from Marquee's one-time representation of the sponsor of the 1996 Major League Baseball All-Star balloting program and from production of boxing programs broadcast on ESPN and ESPN2. Marquee also derived revenues from commissions earned from talent representation and from production of other programs for broadcast on various cable outlets.

     Marquee's operating expenses for the year ended December 31, 1996 were approximately $2.6 million and principally consisted of expenses related to the one-time event management engagement and production of ESPN boxing programs.

     General and administrative expenses for the year ended December 31, 1996 were $2.2 million and consisted principally of salary and benefits of $1.7 million.

     Marquee's operating loss for the year ended December 31, 1996, as reported, was $2.0 million. The operating loss in 1996 was principally due to the increased costs and expenses associated with Marquee's new operations.

     For the year ended December 31, 1996, Marquee's loss before taxes was approximately $2.4 million, including interest expense of $283,000 and financing expense of $193,000 related to the sale of debentures in the aggregate principal amount of $2.0 million. For 1996, Marquee had a net loss of $2.4 million after giving effect to an income tax benefit of $20,000.

PRO FORMA RESULTS OF OPERATIONS

     The following discussion and analysis of the results of operations on a pro forma basis for Marquee's 1997 acquisitions include Marquee, ProServ and QBQ, as if they had been consummated on January 1, 1997. The pro forma results of operations discussions for Marquee's 1998 acquisitions include Marquee, Marquee's 1997 acquisitions, Alphabet City, Cambridge, Park Associates, Tony Stephens and Tollin/Robbins, each as defined herein, as if they had occurred on January 1, 1997.


     NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997


     On a pro forma basis, giving effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, Marquee's revenues for the nine months ended September 30, 1998 were $48.8 million compared to $37.2 million for the same period in 1997. The increase on a pro forma basis of $11.6 million is related to the matters discussed above in the historical results as well as:


 o increased revenues of $3.0 million generated for The Guardian Cup, an ATP tennis tournament held in the United Kingdom in February 1998;


 o $1.2 million of revenues generated for securing the naming rights of a new arena being built in Los Angeles and the procurement of various other endorsements during the nine months ended September 30, 1998;


 o talent representation fees increasing by $2.7 million due to the Billy Joel tour and the addition of certain European soccer players;


 o programming and production activities increasing by approximately $4.5 million related to the production of syndicated series Kenan & Kel, All That, Cousin Skeeter and Arli$$, and the Paramount movie "Varsity Blues"; and

 o $2.0 million of reduced revenues from the AT&T Challenge Cup, an ATP tennis tournament in Atlanta, and the loss of the sponsorship for a golf event staged in Europe in 1997, which partially offset the amounts provided above.

Marquee's operating expenses increased approximately $8.6 million for the nine months ended September 30, 1998 compared to the same period in 1997 on a pro forma basis giving effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions. The increase is principally the result of matters previously discussed in the historical results as well as:

 o costs of $3.0 million associated with the ATP Tennis tournament in the United Kingdom;

 o increased talent representation expenses of $1.7 million associated with increased revenues; and

 o increased television production and distribution expenses for certain sporting events for which Marquee has distribution rights.

     General and administrative expenses increased $1.3 million for the nine months ended September 30, 1998 from approximately $9.4 million in the same period in 1997 on a pro forma basis giving effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions. The increase is the result of higher occupancy and staff costs required to support Marquee's expanded business operations.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     On a pro forma basis, giving effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, Marquee's 1997 revenues were $53.3 million, as compared to actual revenues of
$2.9 million for the year ended December 31, 1996.

     On a pro forma basis, giving effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, Marquee's 1997 operating expenses were $34.3 million, as compared actual operating expenses of $2.6 million for the year ended December 31, 1996.

     On a pro forma basis, giving effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, Marquee's 1997 general and administrative expenses were $12.1 million, as compared to actual general and administrative expenses of $2.2 million for the year ended December 31, 1996.

     On a pro forma basis, giving effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, Marquee would have reported income from operations of approximately $1.7 million in 1997, as compared to an actual operating loss of $2.0 million in 1996.

     On a pro forma basis, giving effect to Marquee's 1997 acquisitions, and Marquee's 1998 acquisitions, Marquee's net loss for the year ended December 31, 1997 would have been $2.5 million, and its net loss applicable to common stockholders for the year ended December 31, 1997 would have been $2.8 million.


LIQUIDITY AND CAPITAL RESOURCES

     GENERAL

     Marquee's principal sources of funds have been the net proceeds from its IPO in December 1996 of approximately $15.6 million, net proceeds of approximately $38.4 million from the Second Offering and borrowings of $33.1 million under the Marquee credit agreement in August and September 1998. Marquee has paid approximately $58.9 million in connection with all of the Marquee acquisitions, and used approximately $10.5 million to finance its tender offer for its then outstanding warrants. Working capital as of September 30, 1998 was approximately $10.4 million.

     COMPLETED ACQUISITIONS

     In 1997, Marquee purchased ProServ for an aggregate purchase price of approximately $12.1 million, including $10.8 million in cash and the issuance of 250,000 shares of Marquee's common stock. Marquee also repaid approximately $2.4 million of the outstanding indebtedness of ProServ. The shares issued in connection with the purchase of ProServ are subject to certain put and call options. The holder of the put option, at any time within the 60 day period following the second anniversary of the consummation of the ProServ acquisition, may elect to transfer to Marquee up to all of the remaining common stock of Marquee held by the option holder at a price per share of $7.70, for a total purchase price of up to approximately $1.9 million. In addition, at any time between the 61st and 90th day following the second anniversary of the consummation of the ProServ acquisition, Marquee may purchase 50% of the common stock of Marquee held by option holder at a price per share of $7.70, for a total purchase price of $962,500 in the aggregate. Marquee may also be obligated to make additional earn-out payments of up to $2.5 million over the next 4 years based on the financial performance of ProServ.

     In 1997, Marquee also purchased certain assets of QBQ for an aggregate purchase price of approximately $6.7 million, of which $2.0 million was paid by the issuance of 314,812 shares of Marquee common stock, $1.0 million will be payable in equal annual installments over eight years, subject to acceleration in certain circumstances and $615,000 will be payable in annual installments over five years. In addition, Marquee deposited 78,702 shares of its common stock with a value of approximately $500,000 into an escrow account. Marquee has determined that it was probable that these shares will be released from escrow and, accordingly, has recorded a charge to operations of $180,000 as non-cash compensation. In connection with the QBQ acquisition, Marquee loaned $1.5 million to the sole shareholder of QBQ, on a non-recourse basis, secured by Marquee's common stock issued in the QBQ acquisition. The acquisition agreement also provides that, at any time within the 30-day period following the first to occur of October 14, 1999 or an Acceleration Event, as defined in the QBQ acquisition agreement, QBQ may, at its option, elect to transfer to Marquee up to 75% of the shares it received in connection with the QBQ acquisition for an aggregate purchase price of up to $1.5 million. In addition, at any time within the 30-day period following the first to occur of October 14, 1999 or a Pledge Event, as defined in the QBQ acquisition agreement, Marquee may, at its option, elect to purchase 50% of such shares from QBQ for an aggregate of $1.5 million. In addition, if the QBQ escrow shares are released from escrow at any time within the first 30 days after October 14, 1999, or an Acceleration Event, QBQ may, at its option, elect to transfer up to 75% of the QBQ escrow shares to Marquee for an aggregate purchase price of up to $375,000 and Marquee may, at its option, elect to purchase up to 50% of the QBQ escrow shares for an aggregate purchase price of up to $750,000. Marquee may also be obligated to make significant additional earn-out payments over the next three years based on the financial performance of QBQ.

     In connection with Marquee's 1996 acquisitions, Marquee paid $9.0 million and agreed to pay $2.5 million to the former stockholders of SMTI and A&A in five equal annual installments, which began on April 1, 1997. The second installment of $500,000 was paid in April 1998.

     On August 3, 1998, Marquee consummated its acquisition of substantially all of the assets of Alphabet City Industries, Inc. and all of the outstanding stock of Alphabet City Sports Records, Inc., both of which are sports and music marketing companies which develop strategic alliances among sports leagues, music companies and corporate sponsors. The aggregate purchase price for the Alphabet City acquisition was approximately

$4.0 million, consisting of approximately $3.4 million in cash, excluding assumed liabilities, and 200,000 shares of Marquee's common stock. In addition, Marquee may be obligated to make significant additional payments of up to $9.0 million based upon the financial performance of the acquired businesses.

     On August 6, 1998, Marquee consummated its acquisition of all of the outstanding stock of Cambridge Holding Corporation, a golf representation company, whose client roster includes a mix of established PGA Tour winners and many prospects on the Nike Tour. The aggregate purchase price for Cambridge was approximately $3.9 million, consisting of approximately $3.5 million in cash and 89,536 shares of Marquee's common stock. In addition, Marquee may be obligated to make additional payments aggregating approximately $2.0 million based upon the future financial performance of Cambridge.

     On August 13, 1998, Marquee acquired PAL, a sports and media talent representation firm in the United Kingdom. The initial consideration for the PAL acquisition was approximately $3.2 million, consisting of approximately $2.6 million in cash and 117,440 shares of Marquee common stock. In addition, Marquee will pay an additional (pounds sterling)800,000--approximately $1.3 million--in cash and (pounds sterling)200,000--approximately $330,000--in Marquee common stock, based on the closing price of such stock as reported in The Wall Street Journal during the twenty days before the date of each payment, in five equal annual installments.


     On September 2, 1998, Marquee consummated its acquisition of all of the outstanding stock of Tony Stephens Associates Limited, a soccer talent representation and sports marketing firm in the United Kingdom. The initial consideration for the Tony Stephens acquisition was approximately $3.0 million, of which approximately $2.3 million was paid in cash and 142,291 shares of the Marquee common stock were issued. In addition, Marquee will pay an additional (pounds sterling)200,000--approximately $330,000--in cash and an additional (pounds sterling)50,000 --approximately $83,000--in the form of shares of Marquee common stock.

     On September 18, 1998, Marquee acquired Tollin/Robbins Productions, an independent television and film production and a talent management company, for an aggregate purchase price of $22.0 million. Of this amount, $16.0 million will be payable in four equal annual installments beginning on September 1, 1999. In addition, Marquee will pay certain additional amounts payable in cash and Marquee common stock based upon the financial performance of Tollin/Robbins. Tollin/Robbins produces television series for HBO and Nickelodeon and theatrical motion pictures for Paramount Pictures.

     Marquee financed the cash portion of Marquee's 1998 acquisitions principally with borrowings under the Marquee credit agreement.

     CREDIT AGREEMENT

     On July 31, 1998, Marquee entered into a credit agreement with BankBoston, N.A., which provides for a revolving line of credit of up to $35.0 million in the aggregate for loans and letters of credit, which are subject to a $2.0 million sub-limit. As of October 30, 1998, Marquee had outstanding approximately $33.1 million of borrowings under the credit facility. The revolving credit facility under the Marquee credit agreement may be used to finance acquisitions and for working capital needs. Loans under the Marquee credit agreement bear interest at a floating rate equal to a base rate that approximates the prime plus an applicable margin or a Eurocurrency rate plus an applicable margin, whichever is applicable. The applicable margin depends on Marquee achieving certain leverage ratios. In August and September 1998, Marquee borrowed approximately $33.1 million under the revolving credit facility in connection with Marquee's 1998 acquisitions. The interest rate associated with such borrowings was 8.3% for domestic borrowings and 10.5% for British pound loans at September 30, 1998.

     Marquee's lenders under the Marquee credit agreement have a first priority security interest in all existing and future acquired property of Marquee, including the capital stock of its subsidiaries, and in all existing and future property of its subsidiaries. Marquee's present and future subsidiaries also guaranteed its obligations under the Marquee credit agreement. The Marquee credit agreement also contains financial leverage and coverage ratios, which may inhibit Marquee's ability to incur other indebtedness, and restrictions on capital expenditures, distributions and other payments. However, the Marquee credit agreement allows Marquee to incur additional indebtedness outside of the Marquee credit agreement to acquire businesses secured solely by the assets of the acquired businesses, as long as Marquee is in compliance with the financial covenants of the Marquee credit agreement, exclusive of such indebtedness and the related borrowing base related to the businesses acquired. The term of the Marquee credit agreement is three years, with borrowing availability reduced periodically, commencing January 1, 2000.

     Management of Marquee believes that Marquee's working capital and cash flow generated from operations, as well as the availability of additional borrowings under the Marquee credit agreement, are sufficient to meet Marquee's working capital requirements for the foreseeable future. However, if Marquee is required to repurchase its shares issued in connection with Marquee's 1997 acquisitions, or make any of the earn-out payments described above, there can be no assurance that Marquee will have funds available for such repurchases or to make the additional earn-out payments. In addition, Marquee's strategy has historically involved continued expansion through additional acquisitions, both within its existing lines of businesses and within complementary lines of businesses. Pursuant to such strategy, Marquee is currently negotiating with respect to certain additional acquisitions, although it has not entered into any definitive agreements with respect to such acquisitions, and there can be no assurance that it will do so. Additional acquisitions will involve additional debt financing and/or the issuance of equity securities. Additional debt financing would require additional payments of principal and interest on such indebtedness and would adversely impact Marquee's cash flows, and issuing equity securities may dilute the ownership interests of Marquee's stockholders. However, there can be no assurance that Marquee will be able to obtain such financing on terms acceptable to Marquee or at all. Any such acquisitions may result in charges to operations relating to interest expense or the recognition and amortization of goodwill, which would have the effect of increasing Marquee's losses or reducing or eliminating earnings, if any.

     LOAN FROM SFX

     In connection with amendment no. 4 to the merger agreement, SFX agreed to lend to Marquee up to $5.0 million to finance a potential acquisition. If the merger agreement is terminated, Marquee is required to repay this financing, with interest, within one year of such termination. If required there can be no assurance that Marquee will have sufficient resources to repay this financing when due.

     YEAR 2000 COMPLIANCE

     GENERAL. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Marquee's exposure to potential Year 2000 problems exists in two general areas: technological operations in the sole control of Marquee, and technological operations dependent in some way on one or more third parties. Failure to achieve high levels of Year 2000 compliance in either area could have a material adverse impact on Marquee.

     STATE OF READINESS. In the area of technological operations under Marquee's exclusive control, Marquee has performed an internal assessment of its information technology systems and believes such systems are Year 2000 compliant. Marquee has assessed its non-information technology, including the embedded systems contained in its buildings and other infrastructure. Marquee believes that such non-information technology systems are Year 2000 compliant.


     THIRD PARTIES. In the area of technological operations dependent in some way on one or more third parties, the situation is much less in Marquee's ability to predict or control. Marquee has not performed its own tests on third parties' systems, but Marquee has completed an internal assessment of third parties' Year 2000 compliance, and intends to contact third parties with whom it has a material relationship to obtain written assurance of such compliance. Marquee intends to complete such assessments by the summer of 1999. Marquee is at risk from Year 2000 failures on the part of its major business counterparts, including suppliers and distributors as well as potential failures in public and private infrastructure services, including electricity, water, gas, transportation and communications. Assuming that the third parties with whom Marquee has a material relationship are not or do not become Year 2000 compliant in a timely manner, system failures resulting from the Year 2000 problem may affect security, payroll operations or health and safety, as well as such routine but important operations such as billing and collection. In addition, to the extent Marquee is unable to replace the services or sources of revenue with alternate sources on a timely and economically equivalent basis, such failure would likely have a material adverse effect on Marquee's business and results of operations. However, Marquee does not anticipate that it will be subject to a material impact resulting from third party Year 2000 compliance problems.


     COSTS. Thus far Marquee has not incurred any material costs with respect to the Year 2000 issue and based on currently available information, Marquee does not expect that the costs of Year 2000 compliance will be material. Nonetheless, in the event that major revenue sources or vendors experience Year 2000 compliance problems, Marquee could lose significant revenues for which it will not have an immediate replacement and such losses would have a material adverse effect on Marquee's business, financial condition or results of operations.

     CONTINGENCY PLAN. A reasonably likely worst case scenario resulting from the Year 2000 problem is that certain of Marquee's material vendors, customers or events will be unable to fully become Year 2000 compliant in a timely manner, which will disrupt Marquee's ability to provide services and generate revenues in certain areas in which it does business. Particularly, Marquee's event management operations could be significantly impeded by failures in third party ticket reservation and operating systems. These problems could impact Marquee's revenues derived from the representation of athletes and musicians since disruptions to these events would impact the earnings of talent represented. In television programming and production, Year 2000 failures could interfere with critical systems in such areas as the production, duplication and distribution of Marquee's programs. All of these disruptions would continue until alternative services or sources of revenue could be located.

     At present, Marquee anticipates that its action plan with respect to addressing Year 2000 problems will be successfully completed in all material respects in advance of January 1, 2000, and that Marquee's cost will not be material. Marquee does not currently anticipate developing a contingency plan for Year 2000 issues. Nonetheless, a failure to address Year 2000 issues successfully could have a material adverse effect on Marquee's business, financial condition or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued FAS 131, which is effective for years beginning after December 15, 1997. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore Marquee will adopt the new requirements in 1998. Management has not yet completed its review of FAS 131 and therefore has not determined what reportable segments it will present.


     In June 1998, the American Institute of Certified Public Accountants issued SOP 98-5, which is effective for fiscal years beginning after December 15, 1998. Under SOP 98-5, the costs of start-up activities, including organizational costs, would be expensed as incurred. SOP 98-5 broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility or beginning a new operation. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Earlier application is encouraged. The initial application of SOP 98-5 is to be reported as a cumulative effect of a change in accounting principle. Management is currently assessing the potential impact of SOP 98-5.

                  OVERVIEW OF THE LIVE ENTERTAINMENT INDUSTRY

CONCERT PROMOTION INDUSTRY

     The concert promotion industry consists primarily of regional promoters focused generally in one or two major metropolitan markets. According to Amusement Business, industry gross box office receipts for North American concert tours totaled $1.1 billion in 1997, compared to $321.7 million in 1985, representing a compounded annual growth rate of approximately 10.9%. SFX believes that overall increases in ticket sales during the last several years are in part due to the increasing popularity of amphitheaters as live entertainment venues, as well as an increasing number of tours that attract older audiences who did not previously attend musical concerts.

     Typically, to initiate a music concert or other live entertainment event or tour, a booking agent contracts with a performer to arrange a venue and date, or series of venues and dates, for the performer's event. The booking agent in turn contacts a promoter or promoters in the locality or region of the relevant venue or venues. The promoter markets the event, sells tickets, rents or otherwise provides the event venue or venues and arranges for local production services, such as stage, set, sound and lighting. In certain instances, particularly in connection with music festivals, a promoter may also provide limited production services. Individual industry participants, such as SFX, often perform more than one of the booking, promotion and venue operation functions.

     The booking agent generally receives from the artist a fixed fee for its services or, in some cases, a fee based on the success of the event or events. The promoter typically agrees to pay the performer the greater of a guaranteed amount and a profit-sharing payment based on gross ticket revenues, therefore assuming the risk of an unsuccessful event. The promoter sets ticket prices and advertises the event to cover expenses and generate profits. If the event is unprofitable, a promoter will sometimes renegotiate a lower guarantee to lessen the promoter's losses, in a process known as "settlement." In some instances, the promoter agrees to accept a fee from the booking agent for the promoter's services, and the booking agent bears the financial risk of the event.

     A venue operator typically contracts with a promoter to rent its venue for a specific event on a specific date or dates. The venue operator provides services such as concessions, parking, security, ushers and ticket-takers, and receives revenues from concessions, merchandise, sponsorships, parking and premium box seats. A venue operator will typically receive for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer.

     Concert venues generally consist of:

 o stadiums, which typically have 32,000 or more seats;
 o amphitheaters or arenas, which typically have 5,000 to 32,000 seats;
 o clubs, which typically have less than 2,000 seats; and
 o theaters, which typically have 100 to 5,000 seats.

Amphitheaters are generally outdoor venues that are used primarily in the summer season. They have become increasingly popular venues for concerts because the seating configuration is designed specifically for concert events, often resulting in more available seats, fewer obstructed seats, better lines of sight to the stage and superior acoustics. In addition, because they typically cost less to construct, maintain and operate than traditional multi-purpose stadiums and arenas, amphitheaters often are able to host concerts and other events that would not be profitable in a stadium or arena.

THEATRICAL INDUSTRY

     The audience for live professional theater has increased significantly in the last two decades. According to Variety Magazine, gross ticket sales for the entire industry of touring Broadway shows and Broadway shows have increased from $476.5 million during the 1987-8 season to $1.4 billion during the 1997-8 season, a compounded annual growth rate of 11.0%. During this time, the number of touring weeks and markets where touring Broadway shows could profitably be presented have expanded. Sales for touring Broadway shows have grown as a percentage of total industry gross ticket sales, from approximately 47% in the 1987-8 season to approximately 59% in the 1997-8 season. The growth of the national theatrical industry has resulted, in part, from:

 o the development of local subscription series for touring Broadway shows;
 o the construction of new performing arts centers with seating capacities of 2,500 or more in many municipalities;
 o an increase in the quality of touring Broadway shows; and
 o an increase in the number of multiple-week engagements produced for presentation outside of New York City.

Touring Broadway shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City.

     Live professional theater consists mainly of the production of existing musical and dramatic works and the development of new works. In general, musicals require more investment of time and capital than dramatic productions. For an existing musical work, which is more likely to be presented as a touring Broadway show, a period of 12 to 24 months typically elapses between the time a producer acquires the theatrical stage rights and the date when the musical is first performed before the public. During this time, the producer assembles a touring company and readies the show for the road. By comparison, dramatic productions typically have smaller production budgets, shorter pre-production periods and lower operating costs, and tend to occupy smaller theaters for shorter runs.

     A producer of a Broadway show or a touring Broadway show first acquires the rights to the work from its owners, who typically receive royalty payments in return. The producer then assembles the cast of the show, hires a director and arranges for the design and construction of sets and costumes. The producer of a touring Broadway show also must arrange transportation and schedule the show with local promoters. The local promoter of a touring Broadway show, who generally operates or has relationships with venues in individual markets, provides all local services, such as selling tickets, hiring local personnel, buying advertising and paying a fixed guarantee--typically between $100,000 and $400,000--to the producer of the show for each week that the show is presented. The promoter then has the right to recover the amount of the guarantee plus its local costs from ticket revenues. The promoter and the producer share any remaining ticket revenues, with the producer typically receiving approximately 60% of the profits. Although touring Broadway shows are generally substantially less expensive to produce than Broadway shows, their financing may take place through a limited partnership with third-party investors who receive a profit interest in the production. Often, investors in touring Broadway shows will also invest in the underlying Broadway show, in part to help secure touring rights. After investors have received the complete return of their investment, net profits are split between the limited partners and the show's producer. The amount of net profits allocated to the show's producer, including fees and royalties, varies somewhat, but is normally in the range of 50% after certain profit participations are deducted. After certain net profits, a producer may also receive a production fee and royalties. A typical touring Broadway show requires 45 playing weeks with a weekly guarantee from the local promoter of approximately $250,000 to recoup production and touring costs; more elaborate touring productions with larger casts or sets, such as The Phantom of the Opera or Miss Saigon, generally require significantly higher weekly revenues and additional playing weeks to recoup production and touring costs.

     Venues often sell tickets for touring Broadway shows through "subscription series," which are pre-sold season tickets for a defined package of shows to be presented in a given venue.

MOTOR SPORTS INDUSTRY

     Specialized motor sports events make up a growing segment of the live entertainment industry. This growth has resulted from additional demand in existing markets and new demand in markets where new arenas and stadiums have been built. The increasing popularity of specialized motor sports over the last several years has coincided with--and, in part, been due to--the increased popularity of other professional motor sports events, such as professional auto racing, including NASCAR, CART and Indy Car Racing. A number of specialized motor sports events are televised on several of the major television networks and are also shown on television in markets outside of the United States.

     In general, most markets host one to four motor sports events each year, with larger markets hosting more performances. Stadiums and arenas typically work with producers and promoters to manage the scheduling of events to maximize each event's results and each season's revenues. The cost of producing and promoting a typical single stadium event ranges from $300,000 to $600,000, and the cost of producing and presenting a typical single arena event ranges from $50,000 to $150,000. Typically, third parties create and finance monster trucks, demolition derbies, thrill acts, air shows and other motor sports concepts and events. They may perform in an individual event or in an entire season of events. As in other motor sports, corporate sponsorships and television exposure are important financial components that contribute to the success of a single event or season of events.

TALENT REPRESENTATION INDUSTRY

     The talent representation industry generally encompasses the negotiation of employment agreements and the creation and evaluation of endorsement, promotional and other business opportunities for the client. A provider in this industry may also provide ancillary services, such as financial advisory or management services to its clients in the course of the representation.

                                SFX'S BUSINESS

SUMMARY



     SFX is the largest diversified promoter, producer and venue operator for live entertainment events in the United States. In addition, with its acquisition of FAME in June 1998, SFX became a leading full-service marketing and management company specializing in the representation of team sports athletes, primarily in professional basketball. SFX owns, partially or entirely and/or operates under lease or exclusive booking arrangements, the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 75 venues in 30 of the top 50 markets, including 14 amphitheaters in 9 of the top 10 markets, after giving effect to the Cellar Door acquisition.



     SFX has benefited from significant growth in the live entertainment industry over the last several years. SFX believes that its ability to provide integrated services as a promoter, producer, venue operator and manager of live entertainment events will encourage wider use of its venues by performers. SFX further believes that this ability will allow SFX to capture a greater percentage of revenues generated by those events and may contribute to the overall growth of the live entertainment industry.


     Through its large number of venues, its strong, branded presence in each market served and its long operating history, SFX is able to provide integrated promotion and production services for a broad variety of live entertainment events locally, regionally and nationally. During 1998, giving effect to SFX's recent acquisitions, the merger and the Cellar Door acquisition, approximately 35 million people attended 12,150 events promoted and/or produced by SFX, including approximately 5,200 music concerts, 5,800 theatrical shows, over 800 family entertainment shows and over 350 specialized motor sports shows. These events included:


 o music concerts featuring artists such as The Rolling Stones, Phish, Fleetwood Mac, Ozzy Osbourne and Alanis Morissette;
 o music festivals such as the George Strait Country Music Festival;
 o touring theatrical productions such as Jekyll & Hyde, Rent and The Magic of David Copperfield; and
 o specialized motor sports events, such as Truck Fest and American Motorcycle Association Supercross racing events.

     SFX also represents many prominent and prestigious athletes and broadcasters for contract and marketing services. In addition, SFX's event marketing programs reached over 15 million people in 1997. SFX believes that its ability to provide integrated live entertainment services will, among other things, encourage wider use of its venues by performers and allow SFX to capture a greater percentage of revenues from national tours and ancillary revenue sources.

     SFX's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX and in third-party venues. As promoter, SFX typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services, such as stage, set, sound and lighting. As producer, SFX:

 o creates tours for music concerts, theatrical events, specialized motor sports and other events;
 o develops and manages touring Broadway-style theatrical shows; and
 o develops specialized motor sports and other live entertainment events.

     As venue owner/operator, SFX books and promotes events in the venues which it controls. SFX believes that its leadership position in the industry enhances its ability to maximize ancillary revenue opportunities, including corporate sponsorship sales, advertising, concession sales and product merchandising. In addition, SFX represents over 100 professional athletes, many of whom are professional basketball players. The following chart sets forth, on a pro forma basis, the appropriate percentages of SFX's net revenues for the nine months ended September 30, 1998, represented by its major areas of focus:




                                            NINE MONTHS ENDED
                                           SEPTEMBER 30, 1998
          LIVE ENTERTAINMENT           % OF PRO FORMA NET REVENUES
------------------------------------- ----------------------------
  Music, including venue
  operations ........................ 61%
  Theater ........................... 21%
  Sports, including representation of
  professional athletes and
  specialized motor sports
  operations ........................ 10%


     In addition, SFX recently created a family entertainment division to encompass certain of its family oriented music and theater operations.

BROADCASTING MERGER AND THE SPIN-OFF

     Broadcasting was formed in 1992 principally to acquire and operate radio broadcasting stations. Broadcasting formed SFX as its wholly-owned subsidiary in December 1997. On May 29, 1998, Broadcasting merged with and into an affiliate of Hicks, Muse Tate & Furst Incorporated. As a condition to the Broadcasting merger, Broadcasting contributed to SFX all of its assets relating to its entertainment business, and, on April 27, 1998, distributed the SFX common stock to certain stockholders of Broadcasting on a pro rata basis. The spin-off separated Broadcasting's entertainment business from its radio-broadcasting business and enabled Broadcasting buyer to acquire only Broadcasting's radio broadcasting business in the Broadcasting merger.

     In conjunction with the Broadcasting merger and the spin-off, SFX, Broadcasting and Broadcasting buyer entered into the distribution agreement, the tax sharing agreement and the employee benefits agreement. Each of these agreements provides for indemnification obligations by SFX and Broadcasting. See "SFX Management's Discussion and Analysis of
Financial Condition and Results of Operations--Liquidity and Capital Resources--Spin-Off."

1997 ACQUISITIONS

     Broadcasting formed SFX Concerts, Inc. ("Concerts") in January 1997 to acquire and hold Broadcasting's live entertainment operations. Broadcasting formed SFX as a wholly-owned subsidiary in December 1997 to be the parent company of Concerts. See "SFX Management's Discussion and Analysis of Financial Condition and Results of Operations."


     DELSENER/ SLATER


     In January 1997, Concerts acquired Delsener/Slater, a leading concert promotion company. Delsener/Slater has long-term leases or is the exclusive promoter for several of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, which is a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center, which is a 17,500-seat complex located in Holmdel, New Jersey, and was formerly known as the Garden State Arts Center.

     MEADOWS

     In March 1997, Concerts acquired the stock of certain companies which own and operate the Meadows, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. See "Certain Relationships and Related Transactions of SFX--Meadows Repurchase."

     SUNSHINE PROMOTIONS

     In June 1997, Concerts acquired the stock of Sunshine Promotions, one of the largest concert promoters in the Midwest. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

1998 ACQUISITIONS

     Following is a brief description of the businesses SFX acquired in 1998. The following descriptions are not intended to be complete descriptions of the terms of the acquisition agreements and are qualified by reference to the acquisition agreements. Copies of certain of these acquisition agreements are filed as exhibits to the registration statement and are incorporated herein by reference. See "SFX Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Where You Can Find More Information."

     WESTBURY

     On January 8, 1998, SFX acquired a long-term lease for Westbury Music Fair, located in Westbury, New York.

     BGP

     On February 24, 1998, SFX acquired BGP, one of the oldest promoters and producers of live entertainment in the United States and the principal promoter of live entertainment in the San Francisco Bay area.

     PACE AND PAVILION PARTNERS


     On February 25, 1998, SFX acquired all of the outstanding capital stock of PACE, one of the largest diversified promoters and producers of live entertainment in the United States. PACE has what SFX believes to be the largest distribution network in each of its music concerts, theatrical shows and motor sports events business segments. In connection with the acquisition of PACE, SFX has obtained 100% of Pavilion, a partnership that owns interests in 10 venues, by acquiring one-third of Pavilion through the acquisition of PACE and the remaining two-thirds of Pavilion from Sony and Blockbuster. Under certain circumstances, SFX may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--SFX may be forced to sell some of its subsidiaries, which may prevent SFX from realizing the full value of these subsidiaries."


     In connection with its acquisition of partnership interests in Lakewood Amphitheater in Atlanta, Georgia and Starplex Amphitheater in Dallas, Texas, PACE entered into a co-promotion agreement with its partner. The co-promotion agreement contains a provision that purports, under certain circumstances, to require PACE to co-promote, and share one-half of the profits and losses, with such partnership certain concerts which are presented by PACE or any of its affiliates in another venue located in either Atlanta, Georgia or

Dallas, Texas. However, SFX acquired an interest in Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern acquisition described below. SFX is currently involved in litigation with its partner. See "--Litigation."

     CONTEMPORARY

     On February 27, 1998, SFX acquired by merger and asset acquisition the music concert, live entertainment, event marketing, computerized ticketing and related businesses of Contemporary and the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary. Contemporary is a vertically-integrated live entertainment and special event promoter and producer, venue operator and consumer marketer. Contemporary is also one of the top special event sales promotion and marketing companies in the country. Contemporary develops programs for national consumer product companies and for demonstrating, sampling and selling products to consumers. Contemporary's clients have included AT&T, CBS TV, Radio Shack, Coca Cola USA, Reebok, Nabisco and the NBA.

     NETWORK

     On February 27, 1998, SFX acquired Album Network, Inc., SJS Entertainment Corporation and the assets of The Network 40 as well as an office building and related property. Network is engaged in music marketing, research and artist development activities and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives.

     CONCERT/SOUTHERN

     On March 4, 1998, SFX acquired Concert/Southern, a promoter of live entertainment in the Atlanta metropolitan area.

     USA MOTOR SPORTS

     On March 25, 1998, PACE acquired a 67% interest in certain assets and liabilities of USA Motor Sports. The remaining 33% interest is held by Contemporary.

     AVALON

     On May 14, 1998, SFX acquired Avalon, a leading music concert producer and promoter in the Los Angeles area.

     OAKDALE

     On June 3, 1998, SFX acquired certain assets of Oakdale. Oakdale is a promoter and producer of concerts in Connecticut and the owner of the Oakdale Theater, a new 4,800 seat facility located in Wallingford, Connecticut.

     FAME

     On June 4, 1998, SFX acquired all of the outstanding capital stock of FAME, a leading full-service marketing and management company which specializes in the representation of team sports athletes, primarily in professional basketball. FAME was founded in 1992 by David Falk and Curtis Polk and currently represents some of the premier athletes in professional team sports, including, among others, Michael Jordan, Patrick Ewing, Alonzo Mourning, Juwan Howard and Allen Iverson. In addition, FAME provides specialized financial advisory services to its clients. Mr. Falk continues to serve as the Chairman of FAME and was appointed as a Member of the Office of the Chairman and a director of SFX. SFX believes that, through its acquisition of FAME, it will be able to capitalize on the cross-marketing opportunities that may arise by virtue of representing prominent team athletes while selling corporate sponsorships and other marketing rights at its existing venues.

     DON LAW

     On July 2, 1998, SFX acquired certain assets of Don Law, a concert and theater promoter in New England. Don Law currently owns and/or operates three venues in New England with an aggregate seating capacity of 27,400.

     MAGICWORKS

     On September 11, 1998, SFX purchased all of the outstanding shares of common stock of Magicworks, a publicly-traded company. Magicworks specializes in the production and promotion of live entertainment events such as theatrical shows, musical concerts, ice skating shows and other forms of live entertainment. Magicworks also provides personal representation and sports marketing services to professional athletes in such sports as figure skating, baseball and tennis.

     OTHER ACQUISITIONS

     In the third quarter of 1998, SFX completed the acquisition of seven additional companies in the theatrical and music segments. The seven acquisitions included two concert promotion companies, two theatrical presenters, a theatrical presenter and venue owner/operator, a concert merchandising company and an equity owner of an SFX amphitheater.

RECENT ACQUISITION

     On January 11, 1999, SFX acquired all of the outstanding equity interests of a company involved in business management and tour production in music and the performing arts.

MARQUEE MERGER


     On July 23, 1998, SFX and Marquee entered into a merger agreement, which was subsequently amended, whereby Marquee will become a wholly owned subsidiary of SFX. See "The Merger."

PENDING ACQUISITIONS

     CELLAR DOOR ACQUISITION

     In January 1999, SFX and the beneficial owner of all of the outstanding equity interests of Cellar Door entered into a definitive agreement with respect to SFX's acquisition of all of the outstanding capital stock of Cellar Door. Cellar Door is a leading promoter and producer of live entertainment events. The closing is expected to be subject to customary closing conditions. See "Agreements Related to the Pending Acquisitions--Cellar Door."

     NEDERLANDER ACQUISITION

     On February 1, 1999, SFX entered into definitive agreements for the acquisition of certain interests in seven venues and other assets from entities controlled by members of the Nederlander family and other persons. The interests in the venues to be acquired consist of:


 o 50% interests in long-term leases and booking and management agreements for The World Music Theatre in Chicago and the Alpine/Valley Music Amphitheatre in East Troy, Wisconsin, serving the Milwaukee/North Chicago market;

 o a long-term lease for the Merriweather-Post Pavilion in Columbia, Maryland, serving the Washington D.C. and Baltimore markets; and

 o booking and management agreements for the Riverbend Music Center and the Crown Arena, a one-third interest in the ownership of the Crown Arena, a long-term lease for the Taft Theater and a short-term lease for Bogart's Club, all in Cincinnati.

In addition, the agreements cover 100% interests in entities that provide concert performances and multi-artist festivals, and hold rights to construct the Mesa del Sol Centre for the Performing Arts in Albuquerque, New Mexico. See "Agreements Related to the Pending Acquisitions-- Nederlander."


     ISI ACQUISITION

     On January 26, 1999, SFX entered into a definitive agreement to acquire Integrated Sports International. Integrated Sports International is a full-service marketing company utilizing a completely integrated approach in the development of client programs. Integrated Sports International is involved in:

 o corporate consulting and property marketing;
 o athlete/celebrity marketing and representation;
 o team and venue services;
 o event planning and management; and
 o licensing and merchandising.

     The consummation of each pending acquisition is subject to the satisfaction of a number of conditions, which, in some cases, are out of SFX's control. No assurance can be given that the pending acquisitions will be consummated on the terms described in this proxy statement--prospectus, or at all.


AGREEMENT WITH TICKETMASTER

     On November 13, 1998, SFX and Ticketmaster entered into a binding letter of intent in which SFX granted Ticketmaster the exclusive right to sell and distribute tickets for SFX's events worldwide. SFX anticipates that the revenues associated with its ticket sales will increase in 1999 as a result of this agreement. SFX is currently evaluating its existing internal ticket operations, which were acquired in SFX's 1998 acquisitions; however, SFX does not believe that its ticketing operations are material to its financial condition or results of operation.

SERVICES PROVIDED BY SFX

     SFX is engaged in:

 o booking and promoting live entertainment events and tours;
 o producing live entertainment events and tours;
 o owning and/or operating concert and other entertainment venues;
 o representing professional athletes; and
 o selling corporate sponsorships and advertising, and providing marketing and consulting services to third-parties.

     BOOKING AND PROMOTION

     SFX books and promotes music concerts, theatrical events, specialized motor sports and other live entertainment events and tours such as music festivals, comedy tours, figure skating shows, gymnastics tours, motivational speaking tours and other special events. SFX books and promotes events in a number of types of venues that are owned and/or operated by SFX or by third parties. See "--Venue Operations." SFX primarily promotes concerts performed by newer performers having widespread popularity--such as Phish, Dave Matthews Band and Hootie & the Blowfish--and by more established performers having relatively long-standing and more stable bases of popularity--such as James Taylor and Jimmy Buffett. SFX believes that its large distribution network will enable it to set an aggregate guarantee for a series of shows, mitigating the risk of loss associated with a single show. SFX also believes that the market research and audience demographics database that it acquired in SFX's 1998 acquisitions, when combined with its existing audience data collection efforts, will permit highly-effective, targeted marketing, such as direct-mail and subscription series campaigns, which SFX believes will increase ticket pre-sales and overall sales in a cost-efficient manner.

     The following table identifies artists whose events SFX recently promoted, on a pro forma basis:



   Aerosmith               Elton John          Phil Collins
   Alabama                 Fleetwood Mac*      Pink Floyd
   Alanis Morissette       James Taylor        Phish
   Bette Midler            Janet Jackson       R.E.M.
   Billy Joel              Jerry Seinfeld*     Rod Stewart*
   Brooks & Dunn           Jimmy Buffett       The Rolling Stones
   Chris Rock*             Live                Seal
   Clint Black             Melissa Etheridge   Sheryl Crow
   Crosby, Stills & Nash   Metallica           Smashing Pumpkins
   Dave Matthews           Michael Bolton*     Stone Temple Pilots
   Depeche Mode            Ozzy Osbourne*      Tim Allen*
   The Eagles              Pearl Jam           Tina Turner
   Earth, Wind & Fire      Peter Gabriel       U2

----------
*     SFX produced a national tour.


     PRODUCTION

     SFX is currently involved in creating tours for music concert and other live entertainment events. SFX's production activities include:

 o creating tours for music concert, theatrical, specialized motor sports and other live entertainment events;
 o developing and managing touring Broadway shows; and
 o developing specialized motor sports shows, proprietary characters and television programming.

     The acquired businesses produce tours on a national or regional basis and, in 1997, structured national tours for Fleetwood Mac and Ozzy Osbourne, among others. SFX plans to increase its production of national music tours.

     PACE also produces touring Broadway shows, acquiring the stage and touring rights from a show's owner, assembling the touring cast, hiring a director and arranging for the construction and design of sets and costumes. Touring Broadway shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City. PACE also produces and makes small investments--typically approximately $150,000 to $600,000--as a limited partner in the creation of a small number of original Broadway shows, in exchange for obtaining touring rights and favorable scheduling for those shows.

     The touring Broadway show production and promotion industry is highly fragmented. SFX believes it is the largest multiple-market presenter of touring Broadway shows in the United States. SFX competes with other producers and presenters to obtain presentation arrangements with venues and performing arts organizations in various markets, including in markets that have more than one venue suitable for presenting a touring Broadway show. SFX's competitors, some of whom have also been partners of PACE and Magicworks in certain theater investments from time to time, include a number of New York-based production companies that also promote touring Broadway shows and a number of regional presenters. On a pro forma basis, SFX would have had a producing interest or investment in the following shows for 1997 and/or 1998, among others:




           SHOW TITLE                    TYPE              SFX'S INVOLVEMENT
-------------------------------- -------------------- --------------------------
               Big                     Touring                Production
             Cabaret                   Touring                Production
            Damn Yankees               Touring                Production
              Death Trap               Touring                Production
              Evita                    Touring                Production
              Funny Girl               Touring                Production
            The Gin Game               Touring                Production
             Harmony                 Development              Production
            Jekyll & Hyde             Broadway                Production
     Kiss of the Spiderwoman           Touring                Production
         Lord of the Dance        Touring (Europe)            Production
The Magic of David Copperfield         Touring                Production
         Man of La Mancha              Touring                Production
         Smokey Joe's Cafe             Touring                Production
        The Sound of Music             Touring                Production
          Victor, Victoria             Touring         Production and Investment
           West Side Story             Touring                Production
            A Chorus Line         Touring (US & UK)           Investment
              Annie                   Broadway                Investment
            Carousel                   Touring                Investment
             Cirque              Broadway & Touring           Investment
             Chicago             Broadway & Touring           Investment
   How to Succeed in Business    Broadway & Touring           Investment
            Martin Guerre           West End (UK)             Investment
              Rent               Broadway & Touring           Investment
           Steel Pier                 Broadway                Investment
          Triumph of Love             Broadway                Investment
           West Side Story          Touring (UK)              Investment

     SFX believes that there are approximately 50 domestic markets that can provide the potential audience and gross ticket revenues for a full scale touring Broadway show to be profitable, and an additional 50 markets where smaller scale productions with shorter runs can be presented profitably. Most of these cities have only a limited number of venues that can accommodate a touring Broadway show.

     SFX currently sells subscription series for its touring Broadway shows in the following 38 markets that maintain active touring schedules:


Albuquerque, NM        Indianapolis, IN    Pittsburgh, PA
Atlanta, GA            Jacksonville, FL    Portland, OR
Austin, TX             Long Beach, CA      Salt Lake City, UT
Baltimore, MD          Louisville, KY      San Antonio, TX
Boise, ID              Miami, FL           Seattle, WA
Boston, MA             Milwaukee, WI       Tampa, FL
Cincinnati, OH         Minneapolis, MN     Tempe, AZ
Colorado Springs, CO   Nashville, TN       Tucson, AZ
Columbus, OH           New Orleans, LA     Wallingford, CT
Dallas, TX             Omaha, NE           Wichita, KS
Eugene, OR             Orange County, CA   Ottawa, Canada
Ft. Lauderdale, FL     Orlando, FL         Edmonton, Canada
Houston, TX            Palm Beach, FL

     SFX also produces motor sports events, such as monster truck events, tractor pulls, mud races, demolition derbies and motor cross races, and designs tracks and other elements for those events. Competition among producers in the specialized motor sports industry is between three large companies and a number of smaller regional companies. SFX also competes with several regional specialized motor sports companies, which each present only a small number of events, as well as a number of local promoters that present only one or two events per year. See "Risk Factors--SFX may be forced to sell some of its subsidiaries which may prevent SFX from realizing the full value of these subsidiaries."



     In addition, SFX produces a variety of other forms of live entertainment, including music festivals, radio programs, air shows, figure skating shows, gymnastics tours, comedy tours, motivational speaking tours and television programming based on certain of its events and other events.


     VENUE OPERATIONS


     SFX derives revenues from its venue operations primarily from corporate sponsorships and advertising, concessions, merchandise, parking and other related items. A venue operator typically receives for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer. As a venue owner, SFX typically receives 100% of sponsorship and advertising revenues. Since few artists will play in every available market during a tour, SFX competes with venues in other markets for dates of popular national tours. The favorable cost structure of amphitheaters and their ability to draw fans is often an important factor in a performer's decision to choose to perform in an amphitheater market. In certain cities, SFX also competes with other venues to promote an artist in that city.




     SFX believes that it controls the largest network of venues used principally for music concerts and other live entertainment events in the United States. Upon closing of the Cellar Door acquisition, SFX will wholly or partially own and/or operate 75 venues in 30 of the top 50 markets, including 14 amphitheaters in 9 of the top 10 markets. The following chart sets forth certain information with respect to the venues that SFX wholly or partially owns and/or operates:







                                                                         TOTAL       AVG.       NO. OF     TOTAL
                                MARKET       TYPE OF        SFX'S       SEATING   ATTENDANCE    EVENTS   SEATS SOLD
       MARKET AND VENUE        RANK (1)       VENUE        INTEREST    CAPACITY     IN 1997    IN 1997    IN 1997
----------------------------- ---------- -------------- ------------- ---------- ------------ --------- -----------
NEW YORK--NORTHERN NEW        1
 JERSEY--LONG ISLAND:
PNC Bank Arts Center                     amphitheater   22-year         17,500   6,456        57        368,004
 (formerly Garden State Arts                            lease that
 Center) ....................                           expires
                                                        October 31,
                                                        2017
Jones Beach Theatre .........            amphitheater   10-year         14,400   7,992        45        359,653
                                                        license
                                                        agreement
                                                        that expires
                                                        December 31,
                                                        1999
Roseland Ballroom ...........            theater        exclusive        3,600   2,614        41        107,174
                                                        booking
                                                        agent

                                                                             TOTAL           AVG.         NO. OF        TOTAL
                                  MARKET       TYPE OF        SFX'S         SEATING       ATTENDANCE      EVENTS      SEATS SOLD
        MARKET AND VENUE         RANK (1)       VENUE        INTEREST       CAPACITY        IN 1997      IN 1997       IN 1997
------------------------------- ---------- -------------- ------------- --------------- -------------- ----------- ---------------
Westbury Music Fair ...........            theater        43-year             2,870          2,198         148         325,348
                                                          lease that
                                                          expires
                                                          December 31,
                                                          2034
Irving Plaza ..................            theater        10-year             1,121            963         208         200,250
                                                          lease that
                                                          expires
                                                          July 30,
                                                          2007
Beacon Theatre ................            theater        49%                 2,849          2,000(2)       40(2)       80,000(2)
                                                          partnership
                                                          interest in
                                                          15-year
                                                          lease that
                                                          expires
                                                          December 31,
                                                          2006
LOS ANGELES--RIVERSIDE--        2
 ORANGE COUNTY:
Glen Helen Blockbuster                     amphitheater   25-year            25,000(3)      10,162          15         152,432
 Pavilion .....................                           lease that
                                                          expires
                                                          July 1, 2018
Irvine Meadows Amphitheater                amphitheater   facility           15,500         11,537          19         219,211
                                                          owned;
                                                          20-year
                                                          land lease
                                                          that expires
                                                          February
                                                          28, 2017
Thousand Oaks Civic Arts                   theater        5-year              1,800          1,164          24          27,929
 Plaza ........................                           exclusive
                                                          booking
                                                          agent for
                                                          contemporary
                                                          music
                                                          events that
                                                          expires
                                                          May 2003
CHICAGO--GARY--KENOSHA:         3
The Palace Theater(4) .........            theater        50%                 2,350         N/A           N/A           N/A
                                                          partnership
                                                          interest in
                                                          49-year
                                                          lease that
                                                          expires
                                                          May, 2048
Rosemont Horizon ..............            arena          10-year            17,500         N/A           N/A           N/A
                                                          consulting
                                                          agreement
                                                          that expires
                                                          January 1,
                                                          2009 (5)
Rosemont Theater ..............            theater        10-year             4,000         N/A           N/A           N/A
                                                          consulting
                                                          agreement
                                                          that expires
                                                          January 1,
                                                          2009 (5)
WASHINGTON--BALTIMORE:          4
Nissan Pavilion at Stone                   amphitheater   20-year            25,000         11,116          31         344,600
 Ridge(6) .....................                           lease that
                                                          expires
                                                          June 9,
                                                          2014

                                                                               TOTAL       AVG.       NO. OF     TOTAL
                                     MARKET       TYPE OF         SFX'S       SEATING   ATTENDANCE    EVENTS   SEATS SOLD
         MARKET AND VENUE           RANK (1)       VENUE        INTEREST     CAPACITY     IN 1997    IN 1997    IN 1997
---------------------------------- ---------- -------------- -------------- ---------- ------------ --------- -----------
SAN FRANCISCO--OAKLAND--           5
 SAN JOSE:
Shoreline Amphitheater ...........            amphitheater   facility         22,000      12,600        40      504,013
                                                             owned; land
                                                             leased for
                                                             35 years,
                                                             expiring
                                                             November 30,
                                                             2021
Concord Pavilion .................            amphitheater   10-year          12,500       6,226        42      261,479
                                                             exclusive
                                                             outside
                                                             booking
                                                             agent until
                                                             December 31,
                                                             2005
Greek Theater ....................            theater        4-year            8,500       6,191         9       55,718
                                                             promotion
                                                             agreement
                                                             that expires
                                                             October 31,
                                                             2002
Warfield Theatre .................            theater        10-year           2,250       1,677        77      129,129
                                                             lease that
                                                             expires
                                                             May 31,
                                                             2008
Fillmore Auditorium ..............            theater        10-year           1,249       1,051       180      189,103
                                                             lease that
                                                             expires
                                                             August 31,
                                                             2007
Punch Line Comedy Club ...........            club           5-year lease        175          97       422       41,138
                                                             that expires
                                                             September 15,
                                                             2001
PHILADELPHIA--WILMINGTON--         6
 ATLANTIC CITY:
Blockbuster/SONY Music                        amphitheater   31-year          25,000       8,973        54      484,528
 Entertainment Centre at the                                 lease that
 Waterfront ......................                           expires
                                                             September 29,
                                                             2025
BOSTON--WORCESTER--LAWRENCE:       7
Great Woods Center for the                    amphitheater   owned            19,500      11,943        54      644,875
 Performing Arts .................
Harborlights Pavilion(7) .........            amphitheater   license           4,800       3,180        45      143,100
                                                             agreement
Orpheum Theatre ..................            theater        4-year            2,700       2,475       184      622,586
                                                             operating
                                                             agreement
                                                             that expires
                                                             December 31,
                                                             2000
Avalon ...........................            club           5-year            1,350       1,116        54       60,213
                                                             exclusive
                                                             booking
                                                             agent until
                                                             June 30,
                                                             2003 and
                                                             beneficial
                                                             owner of a
                                                             minority
                                                             interest
Charles Playhouse (main stage)                theater        owned               525         439       416      182,448

                                                                                   TOTAL          AVG.       NO. OF       TOTAL
                                    MARKET       TYPE OF          SFX'S           SEATING      ATTENDANCE    EVENTS     SEATS SOLD
         MARKET AND VENUE          RANK (1)       VENUE         INTEREST          CAPACITY       IN 1997    IN 1997      IN 1997
--------------------------------- ---------- -------------- ----------------  --------------- ------------ --------- --------------
Charles Playhouse (basement) ....            theater        owned                   200           104       416         43,480
Wilbur Theatre ..................            theater        5-year lease          1,223           959       129        123,732
                                                            that expires
                                                            August 25,
                                                            2001
Colonial Theatre ................            theater        8-year lease          1,704         1,330       208        276,754
                                                            that expires
                                                            August 31,
                                                            2001
DETROIT--ANN ARBOR--FLINT:             8
Pine Knob Music Theatre(6) ......            amphitheater   preferred            16,646        11,277        45        507,469
                                                            booking
The Palace at Auburn Hills(6) ...            arena          preferred            15,000(8)     15,893        23        365,549
                                                            booking
Detroit State Theatre(6) ........            theater        exclusive             3,000         2,388        36         85,979
                                                            booking
Meadowbrook                                  amphitheater   exclusive
 Amphitheater(6) ................                           booking               7,619         4,235         5         21,174
DALLAS--FORT WORTH:                    9
Starplex Amphitheater ...........            amphitheater   32.5%                20,500         8,799        35        307,981
                                                            partnership
                                                            interest in
                                                            31 year
                                                            lease that
                                                            expires
                                                            December 31,
                                                            2028
HOUSTON--GALVESTON--BRAZORIA:         10
Cynthia Woods Mitchell                       amphitheater   15-year              13,000         8,381        35        293,350
 Pavilion .......................                           management
                                                            contract
                                                            that expires
                                                            December 31,
                                                            2009
Aerial Theater at Bayou Place                theater          50%                 2,800         3,223        18         58,019(9)
                                                            partnership
                                                            interest in
                                                            10-year
                                                            lease that
                                                            expires
                                                            December 31,
                                                            2007
ATLANTA:                              11
Lakewood Amphitheater ...........            amphitheater   32.5%                19,000         9,257        32        296,225
                                                            partnership
                                                            interest in
                                                            35-year
                                                            lease that
                                                            expires
                                                            January 1,
                                                            2019
Chastain Park Amphitheater ......            amphitheater   10-year               7,000         5,777        28        161,755
                                                            lease that
                                                            expires
                                                            December 31,
                                                            2000

Roxy Theater ....................            club           7-year lease          1,500           848       102         86,498
                                                            that expires
                                                            March 31,
                                                            2004
Cotton Club .....................            club           5-year lease            650           403       151         60,829
                                                            that expires
                                                            August 30,
                                                            2000


                                                                                   TOTAL       AVG.       NO. OF      TOTAL
                                      MARKET       TYPE OF          SFX'S         SEATING   ATTENDANCE    EVENTS    SEATS SOLD
          MARKET AND VENUE           RANK (1)       VENUE          INTEREST      CAPACITY     IN 1997     IN 1997    IN 1997
----------------------------------- ---------- -------------- ----------------- ---------- ------------ ---------- -----------
MIAMI--FORT LAUDERDALE:             12
Sunrise Musical Theatre (6) .......            theater        owned                3,968       3,366         34      114,444
Parker Playhouse ..................            theater        4-year               1,185         749        112       83,904
                                                              exclusive
                                                              booking
                                                              that expires
                                                              October 17,
                                                              2000
SEATTLE--TACOMA--BREMERTON:         13
White River Amphitheatre (10)                  amphitheater   long-term           20,000        N/A         N/A        N/A
                                                              management
                                                              agreement
PHOENIX--MESA:                      16
Desert Sky Blockbuster                         amphitheater   60-year             19,900       9,179         23      211,114
 Pavilion .........................                           lease that
                                                              expires
                                                              June 30,
                                                              2049
ST. LOUIS:                          18
Riverport Amphitheater ............            amphitheater   owned               21,000      10,531         42      442,302
American Theater ..................            theater        10-year              2,000       1,510         24       36,236
                                                              lease that
                                                              expires
                                                              July 31,
                                                              2004
Westport Playhouse ................            theater        year-to-year         1,100         880         15       13,196
                                                              lease, with
                                                              renewal
                                                              under
                                                              negotiation
PITTSBURGH:                         19
Star Lake Amphitheater ............            amphitheater   45-year             22,500      12,361         42      519,182
                                                              lease that
                                                              expires
                                                              December 31,
                                                              2034
I.C. Light Amphitheater ...........            amphitheater   year to year         4,235       2,257         82      185,029
                                                              license
                                                              agreement
                                                              expired
                                                              December 31,
                                                              1998 (extension
                                                              to December 31,
                                                              2004 negotiated-
                                                              awaiting
                                                              execution
                                                              of
                                                              agreement)


DENVER-BOULDER-GREELEY              21
Mammoth Events Center..............            theater        owned                3,000       N/A           N/A     N/A


KANSAS CITY:                        24
Sandstone Amphitheater. ...........            amphitheater   10-year             18,000       8,109         32      259,488
                                                              lease that
                                                              expires
                                                              December 31,
                                                              2002
Starlight Theater .................            theater        concert              9,000       3,772          9       33,948
                                                              presentation
                                                              agreement
                                                              that expires
                                                              September 30,
                                                              2000

                                                                               TOTAL       AVG.       NO. OF      TOTAL
                                     MARKET       TYPE OF         SFX'S       SEATING   ATTENDANCE    EVENTS    SEATS SOLD
         MARKET AND VENUE           RANK (1)       VENUE        INTEREST     CAPACITY     IN 1997     IN 1997    IN 1997
---------------------------------- ---------- -------------- -------------- ---------- ------------ ---------- -----------
Memorial Hall ....................            theater        5-year            3,000       1,910         11       21,014
                                                             management
                                                             contract
                                                             that expires
                                                             January 1,
                                                             2004
MILWAUKEE--RACINE:                 25
Marcus Amphitheater (6) ..........            amphitheater   50%              22,828       8,334         11       91,670
                                                             partnership
                                                             in lease
                                                             that expires
                                                             in 2000
Modjeska Theater(6) ..............            theater        exclusive         1,800         965         21       20,262
                                                             booking
SACRAMENTO--YOLO:                  26
Punch Line Comedy Club ...........            club           9-year lease        245          90        355       31,834
                                                             that expires
                                                             December 31,
                                                             2000
Yuba County                                   amphitheater   owned            18,500        N/A         N/A        N/A
 Amphitheatre (10) ...............
NORFOLK--VIRGINIA BEACH--          27
 NEWPORT NEWS:
GTE Virginia Beach                            amphitheater   30-year          20,000      10,428         32      333,688
 Amphitheater(6). ................                           lease that
                                                             expires in
                                                             2026
The Boathouse(6) .................            concert hall   lease that        2,460       1,494         42       62,762
                                                             expires
                                                             2013
The Abyss(6) .....................            club           exclusive           900         329         16        5,269
                                                             booking
INDIANAPOLIS:                      28
Deer Creek Music Center ..........            amphitheater   owned            21,000      11,348         42      476,617
Murat Theatre ....................            theater and    50-year           2,700       1,412        144      211,920
                                              ballroom       lease that
                                                             expires
                                                             August 31,
                                                             2045
COLUMBUS:                          30
Polaris Amphitheater .............            amphitheater   owned            20,000       7,732         39      301,555
CHARLOTTE--GASTONIA--ROCK HILL:    32
Charlotte Blockbuster Pavilion                amphitheater   owned            18,000       8,592         34      292,135
HARTFORD:                          37
Meadows Music Theater ............            amphitheater   facility         25,000       9,807         26      254,982
                                                             owned; land
                                                             leased for
                                                             40 years
                                                             until
                                                             September 13,
                                                             2034
Oakdale Theater ..................            theater        facility          4,800       2,944        142      418,000
                                                             owned;
                                                             15-year
                                                             land lease
                                                             that expires
                                                             June 3,
                                                             2013 and
                                                             SFX will
                                                             purchase
                                                             land upon
                                                             expiration

                                                                              TOTAL         AVG.           NO. OF         TOTAL
                                 MARKET       TYPE OF         SFX'S          SEATING     ATTENDANCE        EVENTS       SEATS SOLD
          MARKET AND VENUE      RANK (1)       VENUE         INTEREST       CAPACITY       IN 1997        IN 1997        IN 1997
------------------------------ ---------- -------------- ---------------   ---------- ---------------- ------------ --------------
NASHVILLE:                          40                                        17,000         8,208        25           205,204
Starwood Amphitheater ........            amphitheater   owned
ROCHESTER:                          41
Finger Lakes Amphitheater ....            amphitheater   year to year         12,700         6,123        15            91,845
                                                         co-promotion
                                                         agreement
                                                         that expires
                                                         December 31,
                                                         1999
Harro East Theater ...........            theater/       7-year                1,050         1,000(12)    13(12)        13,000(12)
                                          ballroom       exclusive
                                                         booking
                                                         that expires
                                                         November 4,
                                                         2005
RALEIGH--DURHAM--CHAPEL             45
 HILL:
Walnut Creek Amphitheater ....            amphitheater   40-year lease        20,000        10,498        40           419,919
                                                         that expires
                                                         October 31,
                                                         2030 (11)
WEST PALM BEACH--BOCA               48
 RATON:
SONY Music/Blockbuster                    amphitheater   lease that           20,000        11,244        26           292,340
 Coral Sky Amphitheater ......                           expires
                                                         December 31,
                                                         2005 (11)
Royal Poinciana Playhouse ....            theater        6-year lease            878           601        84            50,509
                                                         that expires
                                                         October 31,
                                                         2004
LOUISVILLE:                         49
Palace Theatre ...............            theater        50%                   2,700        N/A            N/A         N/A
                                                         ownership
RICHMOND--PETERSBURG:               51
Classic Amphitheatre(6) ......            amphitheater   year to year         11,000         6,208        14            86,917
                                                         management
                                                         contract
SPRINGFIELD:                        70
Tanglewood ...................            amphitheater   exclusive            13,802         5,786         8            46,289
                                                         booking
                                                         agent--expires
                                                         July 27, 1999
RENO:                              125
Reno Hilton Amphitheater .....            amphitheater   4-year                8,500         3,420        19            64,983
                                                         exclusive
                                                         promotion
                                                         agreement
                                                         that expires
                                                         December 31,
                                                         2001



----------
(1) Based on the July 1996 population of metropolitan statistical areas as set forth in the Internet Press Release, dated December 1997, by the Population Estimates Program, Population Division, U.S. Bureau of the Census. Excludes venues where SFX sells subscriptions for touring Broadway shows.

(2)   Approximate numbers.

(3) Additional seating of approximately 40,000 is available for certain events.

(4)   Venue is closed for renovation and is scheduled to re-open in May 1999.


(5) Consulting agreement provides for booking, group sales and marketing consulting services. Venue is available for rental by all promoters.

(6)   Venues to be acquired in the Cellar Door acquisition.

(7) SFX has negotiated a new license agreement for this facility and is awaiting approval of this agreement by the appropriate governmental authority.

(8) Additional seating of approximately 5,000 is available for certain events.

(9)   Includes New Year's Eve Festival with attendance of approximately 15,000.


(10)  Venue is currently under development.

(11) Upon closing of the Cellar Door acquisition, SFX will own a 100% interest in each of these leases. SFX currently holds a 66 2/3% partnership interest in the Walnut Creek Amphitheater lease and a 75% partnership interest in the SONY Music/Blockbuster Coral Sky Amphitheater lease.

(12)  Approximate numbers based on reported sellouts of all but one show.



     Because SFX operates a number of its venues under leasing or booking agreements, its long-term success will depend on its ability to renew these agreements when they expire or end. There can be no assurance that it will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues.


     REPRESENTATION OF PROFESSIONAL ATHLETES


     Upon consummation of the FAME acquisition in June 1998, SFX became a leading full-service provider of marketing and management services, specializing in the representation of team sports athletes, primarily in professional basketball. It generates revenues through the negotiation of professional sports contracts and endorsement contracts for its clients. FAME's clients have endorsed products for companies such as Nike, McDonald's, Coca-Cola and Chevrolet. In addition, FAME generates a small portion of its revenues by providing certain financial management and planning services to its clients, through its investment affiliate that was also acquired in the FAME acquisition, which is a registered investment advisor. SFX believes that it will be able to capitalize on the synergies which exist between the representation of athletes in corporate marketing opportunities and the sale of corporate sponsorships and other marketing rights at its existing venues.


     FAME has derived a significant portion of its revenues to date from a small number of its clients, primarily in professional basketball. SFX estimates that five of FAME's basketball clients accounted for approximately 78% of FAME's revenue for the nine months ended September 30, 1998, and, on a pro forma basis, FAME's revenues would have comprised approximately 1% of SFX's revenues for the same period. The amount of endorsement and other revenues that these clients generate is a function of, among other things, the clients' professional performance and public appeal. Factors beyond SFX's control, such as injuries to clients, declining skill or labor unrest, among others, could have a material adverse affect on SFX's operations. Representation agreements with clients are generally for a term equal to the term of the player's professional sports contract but are terminable on 15 days' notice, although FAME would continue to be entitled to the revenue streams generated during the remaining term of any contracts that it negotiated. The termination or expiration of FAME's contracts with certain clients could have a material adverse affect on SFX's operations.



     The merger and the ISI acquisition would substantially increase SFX's talent representation business.




     The owners of the teams in the NBA locked out their players from participation in league activities from July 1, 1998 to January 6, 1999, which caused cancellation of some of the games for the 1998-1999 basketball season. The NBA season began February 5, 1999 with a reduced game schedule. The cancellation of over 30 games for the 1998-1999 NBA season will have a negative impact on FAME's revenues and EBITDA.

     SPONSORSHIPS AND ADVERTISING; MARKETING AND OTHER SERVICES


     To maximize revenues, SFX actively pursues the sale of local, regional and national corporate sponsorships, including naming venues such as the PNC Bank Arts Center and designating "official" event or tour sponsors, providers of concessions such as beer and soda, credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of SFX's venues currently have no sponsorship arrangements in many of the available categories, including naming rights. SFX believes that the national venue network it has assembled will likely attract a larger number of major corporate sponsors and enable SFX to sell national sponsorship rights at a premium over local or regional sponsorship rights. SFX also pursues the sale of corporate advertising at its venues, and believes that it has substantial billboard and other advertising space available that it has not yet begun to utilize. SFX also believes that its relationships with advertisers will enable it to better utilize available advertising space and the aggregation of its audiences nationwide will create the opportunity for advertisers to access a nationwide market.


     SFX provides a variety of marketing and consulting services derived from or complementary to its live entertainment operations, including local, regional and national live marketing programs and subscription or fee based radio and music industry data compilation and distribution. Live marketing programs are generally specialized advertising campaigns designed to promote a client's product or service by providing samples or demonstrations in a live format, typically at malls and college campuses. For example, Contemporary presents live marketing events on behalf of AT&T for the purposes of demonstrating the advantages of AT&T's long distance service over that of its competitors. This program is in its third year, and Contemporary is now the primary vendor for this service. Additionally, SFX believes that Contemporary is one of the leading producers of national mall touring events, producing over 65 events every year in the country's shopping malls. These events, either in stores or mall congregation areas, are designed to promote brand awareness and drive follow-up sales. Contemporary recently had mall tour campaigns for Newsweek magazine and for Radio Shack. SFX believes that, along with mall events, Contemporary is one of the industry leaders in events produced on college campuses. Currently in its seventh year, the CBS College Tour will appear at 40 colleges in the United States. In addition to promoting the image of the CBS Television Network, these tours also create value-added tie-in promotions and marketing programs for the network's top advertisers. During each year, Contemporary uses over 100 vehicles, traveling nationwide in support of these programs, and draws on over 1,000 independent marketing associates across the country with respect to its marketing campaigns.


     SFX is engaged in music marketing, research and artist development activities, and is a publisher of trade magazines for radio broadcasters, music retailers, performers and record industry executives. Each of SFX's magazines focuses on research and insight common to a specific contemporary radio format. SFX also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters.


     SFX, through Network, creates and distributes network radio special events and live concert programming for over 400 music radio stations in the top 200 United States radio markets. Additionally, SFX produces eight daily radio "show prep" services that stations use to supplement in-house content production. Network also provides consulting and entertainment marketing services to corporate clients with music business interests.

OPERATING STRATEGY

     SFX's principal objectives are to maximize revenue and cash flow growth opportunities by being a leading promoter and producer of live entertainment events and a leading provider of talent representation services and owning and/or operating leading live entertainment venues in the United States. SFX's specific strategies include the following:

     OWN AND/OR OPERATE LEADING LIVE ENTERTAINMENT VENUES IN NATION'S TOP 50 MARKETS

     A key component of SFX's strategy is to own and/or operate a network of leading live entertainment venues in the nation's top 50 markets. SFX believes that this strategy will enhance its ability to:

 o utilize its nationwide venue footprint, significant industry expertise and access to a large aggregate audience to secure more events and distribute content on a national scale;
 o sell additional products and maximize numerous other related revenue sources, including sponsorships and other marketing opportunities;
 o position itself to produce national tours by leading performers to capture a greater percentage of revenues from those tours;
 o encourage wider use by performers of SFX's venues by providing centralized access to a nationwide network of venues; and
 o take advantage of economies of scale to increase, for example, concession and related revenues.



     SFX believes that it controls the largest network of venues used principally for music concerts and other live entertainment events in the United States. Upon closing of the Cellar Door acquisition, SFX will wholly or partially own and/or operate under lease or exclusive booking arrangements 75 venues in 30 of the top 50 markets, including 14 amphitheaters in 9 of the top 10 markets.



     MAXIMIZE ANCILLARY REVENUE OPPORTUNITIES


     SFX intends to enhance revenues and cash flows by maximizing revenue sources arising from and related to its leadership position in the live entertainment business. Management believes that these related revenue sources generally have higher margins than promotion and production revenues and include, among others, the sale of corporate sponsorship, naming and other rights, concessions, merchandise, parking and other products and services and the sale of rights to advertise to SFX's large aggregate national audience. Categories available for sponsorship arrangements include the naming of the venue itself and the designation of "official" event or tour sponsors, concessions providers, credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of SFX's venues currently have no sponsorship arrangements in many of the available categories, including naming rights. SFX also intends to maximize related revenues by developing and exploiting intellectual property rights associated with its production of musical concert tours and themed events such as regional music festivals and branded characters created as an integral part of the content, marketing and merchandising of certain motor sports events. Additionally, SFX intends to maximize related revenues by developing Internet opportunities, including affinity clubs, through the creation of a common SFX website.

     SFX has recently agreed to sell naming rights for four venues, and has the opportunity to sell naming rights to a majority of its remaining venues. SFX has also recently entered into 16 national sponsorships covering national tours arranged by SFX or for the exploitation of the SFX national network of venues. The majority of these sponsorships are for clients that are either new to SFX or to the entertainment industry generally. SFX believes that significant additional opportunities for various types of sponsorships remain available for sale.


     EXPLOIT SYNERGIES OF THE ACQUIRED BUSINESSES

     SFX plans to maximize revenues by exploiting synergies among, and incorporating the best business practices of, its various existing businesses, including the businesses to be acquired. SFX also intends to exploit synergies resulting from the consolidation of venue ownership and SFX's expanding overall size. For example, SFX believes that the radio industry trade publications of Network will enable SFX to introduce new acts and new musical releases to radio programming directors nationwide. This exposure can enhance recorded music sales and, in turn, music concert attendance, particularly for artists having relationships with SFX. In addition, SFX believes that it will be able to capitalize on the cross-marketing opportunities that may arise by virtue of representing prominent team athletes while selling corporate sponsorships and other marketing rights at its existing venues.

     INCREASE USE OF VENUES; DIVERSIFICATION OF ACTS AND VENUES

     Typically, a venue is not used for many of the dates available for live entertainment events in any given season. SFX believes that it will be able to increase the utilization of its venues through:

 o its ability to affect scheduling on a nationwide basis;
 o its local knowledge, relationships and expertise; and
 o its presentation of a variety of additional events, including comedy acts, magic acts, motivational speeches, national figure skating and gymnastics competitions and exhibitions and bull riding competitions, among others.

SFX believes that a diversified portfolio of performers, events and venues reduces reliance on the commercial success of any one performer, event or venue.

     INNOVATIVE EVENT MARKETING

     SFX plans to use innovative event marketing to increase admissions, sponsorship and advertising revenues, and, to develop ticketing strategies that more accurately reflect demand, resulting in increased sales of both lower and premium printed tickets. In particular, SFX believes that it can increase the profitability of its venues by offering premium ticket packages, including:

 o season ticket packages that include amenities such as preferred seating, VIP parking, waiter service, private club and/or "upscale" concession menus;
 o subscription series packages, allowing customers to purchase tickets for a set of performances; and
 o preferred seating, such as box seating and VIP seating areas, which typically generate higher revenues per seat.

     SFX acquired market research and audience demographics databases through certain of SFX's 1998 acquisitions. These databases, when combined with SFX's existing audience data collection efforts, will permit highly-effective targeted marketing, such as direct-mail and subscription series campaigns, which SFX believes will increase ticket pre-sales and overall sales in a cost-efficient manner.

     STRICT COST CONTROLS; NATIONALLY COORDINATED BOOKING, MARKETING &
ACCOUNTING

     SFX's senior management imposes strict financial reporting requirements and expense budget limitations on all of its businesses, enabling senior management to monitor the performance and operations of all of its businesses, to eliminate duplicative administrative costs and to realize expense savings. Moreover, SFX believes that its size will enable it to achieve substantial economies of scale by:

 o completing the implementation of a nationally coordinated booking system for contracting for and scheduling acts, while continuing to utilize the substantial local expertise of the acquired businesses;
 o establishing a centralized marketing team to exploit ancillary revenue streams on local, regional and national levels, including from sponsorship, advertising and merchandising opportunities; and
 o implementing a centralized accounting system.

     PURSUE COMPLEMENTARY ACQUISITION OPPORTUNITIES

     The live entertainment business is characterized by numerous participants, including booking agents, promoters, producers, venue owners and venue operators, many of which are entrepreneurial, capital-constrained local or regional businesses that do not achieve significant economies of scale from their operations. SFX believes that the fragmented nature of the industry presents attractive acquisition opportunities, and that its larger size will provide it with improved access to the capital markets that will give it a competitive advantage in implementing its acquisition strategy. Through consolidation, SFX believes that it will be better able to coordinate negotiations with performers and talent agents, addressing what SFX believes is a growing desire among performers and talent agents to deal with fewer, more sophisticated promoters. SFX intends to pursue additional strategic acquisitions of:

 o amphitheater and other live entertainment venues;
 o local and regional promoters and producers of music concert, theatrical, specialized motor sports and other live entertainment events; and
 o companies in the sports marketing and talent representation industry.

In addition to the Cellar Door, ISI and Nederlander acquisitions, SFX is currently in the process of negotiating certain additional acquisitions of live entertainment and related businesses; however, it has not entered into definitive agreements with respect to any of such acquisitions and there can be no assurance that it will do so. See "Risk Factors--If SFX is unable to complete other acquisitions in the future, SFX's business and stock price may suffer."

REGULATORY MATTERS

     Because SFX relies on acquisitions of existing businesses and assets for its growth, restrictions imposed by local, state and federal regulatory, licensing, approval and permit requirements, including those relating to zoning, operation of public facilities, consumer protection and antitrust, will significantly affect its ability to acquire and operate its business. For example, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice have the authority to challenge SFX's acquisitions on antitrust grounds before or after the acquisitions are completed. Each state where SFX operates may also challenge an acquisition under state or federal antitrust laws. SFX may be unable to obtain the licenses, approvals and permits it requires, including approvals under the HSR Act, from time to time to acquire and operate live entertainment businesses in accordance with its expansion strategy.

     SFX received a preliminary inquiry from the Department of Justice seeking information on SFX's acquisitions of live entertainment venues and businesses throughout the United States. See "Risk Factors--The Department of Justice investigation may harm SFX's operations."

PROPERTIES



     SFX's executive offices are located at 650 Madison Avenue, 16th Floor, New York, New York 10022. SFX wholly or partially owns and/or operates 75 venues as more fully described under "--Services Provided by SFX--Venue Operations." In addition, SFX owns or leases office space throughout the United States and abroad in connection with its operations.



LITIGATION

     In a complaint filed October 8, 1998 in the Superior Court of the State of California, Los Angeles County, Universal Concerts II, Inc., a California corporation formerly named MCA Concerts II, Inc., brought suit against PACE Amphitheaters, Inc., PACE Entertainment Group, Inc., SFX Entertainment, Inc., Brian Becker and Allen Becker. The complaint alleged, among other things, that SFX's acquisitions of PACE and Concert/Southern caused breaches of PACE's various agreements with Universal. The complaint alleged that PACE is in breach of a co-promotion agreement, that Brian and Allen Becker are in breach of non-competition agreements and that SFX has intentionally interfered with contracts between the plaintiff and certain of the defendants. The defendants have removed the case from the State Court to the Federal Court for the Central Division of California and have answered the complaint denying liability. Although the lawsuit seeks damages in an unspecified amount, in SFX management's view, the realistic amount in controversy is not material to the business or prospects of SFX. The defendants intend to defend the case vigorously.

     On November 20, 1998, a group of plaintiffs filed a complaint against 11 talent agencies and 29 promoters, including SFX, several of its subsidiaries and other entities to be acquired in the Cellar Door acquisition. According to the complaint, the plaintiffs are five corporations owned by African-Americans. The compliant alleges action by the defendants to exclude African-Americans from promoting concerts and seeks injunctive relief and damages for civil rights and antitrust violations. The focus of the action appears to be industry-wide, rather than specifically directed at SFX. SFX intends to defend the action vigorously.

     SFX is also involved in litigation relating to the merger. See "The Merger--Litigation."

     Although SFX is involved in several suits and claims in the ordinary course of business, it is not currently a party to any legal proceeding that it believes would have a material adverse effect on its business, financial condition or results of operations.

EMPLOYEES


     As of December 31, 1998, SFX had approximately 1,300 full-time employees. Upon closing of the merger and the Cellar Door acquisition, SFX expects to have approximately 1,650 full-time employees. SFX will also, from time to time, hire or contract for part-time or seasonal employees or independent contractors, although its staffing needs will vary. Management believes that its relations with its employees are good. A number of the employees of SFX are covered by collective bargaining agreements. See "SFX Management."


ADDITIONAL INFORMATION

     Certain information about SFX is publicly available. See "Where You Can Find More Information."

                              MARQUEE'S BUSINESS

SUMMARY

     Marquee provides integrated event management, television programming and production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. Marquee's event management, television programming and production and marketing services involve:

 o  managing sporting events;
 o producing television programs, principally sports entertainment and children's programs; theatrical motion pictures; and
 o  marketing professional and collegiate athletic leagues and organizations.

     Marquee also arranges and negotiates sports and entertainment-related television rights, advertising, corporate sponsorships and entitlements or naming rights for its clients. Marquee produces and distributes sports music compact discs and in-stadium/in-arena music and entertainment programming. The talent representation services provided by Marquee include negotiating employment agreements and creating and evaluating various business opportunities for sports, news and entertainment personalities. Marquee also provides a variety of consulting services to clients either engaged in, or seeking exposure in, sports and entertainment-related industries.

     Marquee was organized in July 1995 by Robert M. Gutkowski and Robert F.X. Sillerman. Mr. Gutkowski is Marquee's President and Chief Executive Officer and has over 20 years of experience in the television, sports and entertainment industries. He served as President of Madison Square Garden Corporation, which included overall responsibility for MSG Cable Network from November 1991 until September 1994. Mr. Sillerman is the Chairman of Marquee, and his principal occupation is Executive Chairman of the Board of Directors of SFX.

     From the time of its organization until its IPO in December 1996, Marquee developed its sports television programming and production, marketing and consulting business and negotiated its initial acquisitions. Simultaneously with the IPO, Marquee acquired SMTI, a leading provider of television programming and production and marketing services in the sports and other entertainment industries since 1984, and A&A, a sports and news talent representation firm founded in 1977, which has a client list that includes premier athletes, sports and news broadcasters and media executives. Since the IPO, Marquee has continued to grow by hiring individuals whose businesses and expertise complement those of Marquee and by providing services to an increasing number of clients. In October 1997, Marquee acquired ProServ and substantially all of the assets of QBQ. In August and September 1998, Marquee acquired Alphabet City, Cambridge, PAL, Tony Stephens and Tollin/Robbins. Through both acquisitions and internal growth, Marquee has developed or substantially expanded its event management, television programming and production, marketing, talent representation and consulting capabilities.

1997 ACQUISITIONS

     PROSERV ACQUISITION. In October 1997, Marquee acquired ProServ, an established provider of international sports event management, television programming and production, marketing, talent representation and consulting services. ProServ was founded in 1969 by the then-Captain of the U.S. Davis Cup team, Donald Dell, who also co-founded the Association of Tennis Professionals and pioneered the commercial development of tennis as a major international sport. Mr. Dell continues to serve as the chairman and chief executive officer of

ProServ and is also a director of Marquee. In addition, although Marquee's primary operations have been in the United States, Marquee believes ProServ's existing international operations will facilitate Marquee's goal of becoming a major competitor in the burgeoning business of international sports, particularly in European and Pacific Rim markets.

     QBQ ACQUISITION. In October 1997, Marquee also acquired the assets of QBQ, a company that books tours and appearances for a variety of entertainers. Since its founding in 1986, QBQ has developed relationships with, and has provided booking and touring representation services to, a variety of musicians and groups, including Billy Joel, Metallica, Lynyrd Skynyrd, Luther Vandross, Michael Bolton and Bruce Hornsby. Marquee believes that the music business offers commercial opportunities similar to the sports business, such as corporate sponsorships and entitlements. Mr. Gutkowski has significant expertise in the music concert business, having served as President of Madison Square Garden Corporation, a premier indoor concert venue, and has been actively involved in various aspects of the music concert business, including production of televised concerts.

1998 ACQUISITIONS

     ALPHABET CITY. On August 3, 1998, Marquee consummated its acquisition of substantially all of the assets of Alphabet City Industries, Inc. and Alphabet City Sports Records, Inc. (collectively "Alphabet City"), both of which are sports and music marketing companies which develop strategic alliances among sports leagues, music companies and corporate sponsors. Alphabet City produces national television spots, in-stadium/in-arena video programming and radio advertising campaigns for such clients as Foot Locker and Coca-Cola and develops music compilation compact discs for sports teams such as the New York Yankees, Chicago Bulls, the Green Bay Packers and the Denver Broncos, which it distributes through retail chain stores.

     CAMBRIDGE. On August 6, 1998, Marquee acquired all of the issued and outstanding capital stock of Cambridge, a golf representation company, whose client roster includes a mix of established PGA Tour winners and many prospects on the Nike Tour.

     PARK ASSOCIATES. On August 13, 1998, Marquee acquired PAL, a sports and media talent representation firm in the United Kingdom.

     TONY STEPHENS. On September 2, 1998, Marquee consummated its acquisition of all of the outstanding stock of Tony Stephens, a soccer talent representation and sports marketing firm in the United Kingdom.

     TOLLIN/ROBBINS. On September 18, 1998, Marquee acquired Tollin/Robbins, an independent television and film production and talent management company. Tollin/Robbins produces television series for HBO and Nickelodeon and theatrical motion pictures for Paramount Pictures.

ACQUISITION AND OPERATING STRATEGY

     As part of its strategy to provide comprehensive services to sports, news and entertainment-related businesses, Marquee intends to continue to expand through the acquisition of companies and events and through attracting individuals with relevant expertise, both within its existing lines of business and within complementary lines of business. Marquee believes that the highly fragmented nature of its industry offers many attractive acquisition opportunities, and Marquee intends to rely on the experience of its management team to continue to identify acquisition candidates whose businesses will complement Marquee's existing operations and whose operations may be constrained by lack of capital. In particular, Marquee intends to focus on consolidation opportunities presented by privately-held competitors of moderate size. In the European and Asian markets, Marquee intends to focus on companies with an established presence in their market and experienced management. Marquee believes that it is one of the few publicly-traded companies within its industry, and, as a result, Marquee will have certain advantages over many of its smaller competitors in negotiating and consummating acquisitions.

     To capitalize on the opportunities available in the sports, news and other entertainment industries, Marquee has developed an operating and acquisition strategy consisting of the following major elements:

     ENHANCE REVENUES BY OFFERING INTEGRATED SERVICES. Marquee intends to enhance its revenues from its event management, television programming and production, marketing, talent representation and consulting businesses by offering integrated sports and entertainment-related services. Marquee will continue to cross-promote its various services by offering additional complementary services within its lines of business to new and existing clients. For example, in connection with a particular event, Marquee may organize the event, provide the talent and/or broadcasters, produce the television coverage, sell the corporate advertising and sponsorships and negotiate the distribution and other ancillary rights. It is Marquee intends to expand its involvement with current clients for whom it provides less than a full complement of services, and to market its full service capabilities to new clients by emphasizing its ability to deliver integrated services, thereby relieving the client of the costly and inefficient burden of sourcing multiple providers. Furthermore, where possible, Marquee intends to create and/or seek ownership interests in sports and entertainment-related events to maximize its earnings potential from such events.

     INCREASE BREADTH OF SERVICES. Marquee intends to continue to expand its current lines of business to provide a more comprehensive array of services to its clients. As the needs of companies utilizing advertising and marketing services become increasingly sophisticated, Marquee believes that its clients will require a broader range of the types of services it provides. Marquee will utilize its breadth of services, its financial resources, its heightened visibility and its management's experience and reputation to provide it with expanded opportunities. For example, Marquee's financial resources may enable it to create or purchase ownership interests in sporting events and develop in-house television production capabilities. In addition, Marquee has begun developing certain speciality services such as the brokering of team franchise sales, the sale of entitlements to sports stadiums and the representation of women in sports and the marketing of women's sports events.

     In addition, Marquee intends to continue to expand its consulting business to utilize management's substantial expertise in various aspects of sports and entertainment event management, television programming and production and marketing. Through its wide array of activities, Marquee is able to gain experience and insight into the overall economics and developments in the sports and other entertainment industries, including such issues as pricing, marketability, logistics and publicity. Various sports and entertainment-related businesses require such expertise to maximize revenues from activities such as

 o team and event ticket sales;

 o venue management;

 o sales of television rights;

 o program development; and

 o obtaining and maintaining sponsorships.

Marquee is also able to use its expertise in advising businesses that are seeking exposure through sports and entertainment events.

     INCREASE INTERNATIONAL MARKET PENETRATION. Marquee intends to continue to pursue expansion opportunities in international markets, focusing on the European and Pacific Rim markets. Marquee believes that the sports, news and entertainment industries in these markets are less developed than in the United States and therefore present significant opportunities for Marquee. Marquee also believes that, over the next few years, these international markets will exhibit rapid growth, in which case there could be significant opportunities to provide the types of services offered by Marquee. Marquee currently has offices or representatives in England, Australia and Japan.

SERVICES PROVIDED BY MARQUEE

     Marquee believes that it is one of the leading integrated providers of comprehensive event management, television programming and production, marketing, talent representation and consulting services within the sports, news and entertainment industries. The following are descriptions of Marquee's lines of business:


     EVENT MANAGEMENT, TELEVISION PROGRAMMING AND PRODUCTION AND MARKETING SERVICES


     Marquee manages sporting events, produces sports and entertainment television programs and markets professional and collegiate athletic leagues and organizations. Marquee also arranges and negotiates sports and entertainment-related television rights, advertising, corporate sponsorships and entitlements for its clients. Further, Marquee produces theatrical motion pictures, produces and distributes sports music compact discs and in-stadium/in-arena music and entertainment videos.


     Marquee mainly derives its revenue for these services from commissions and/or fees for managing sporting events, selling broadcast rights to television networks and cable stations, packaging an event for a particular corporate sponsor, producing and distributing television programming or videos and selling entitlements and signage to sporting events and venues. For an event in which Marquee has ownership rights, Marquee derives revenues from the various revenue streams associated with the event's operations.


     Although they may vary from event to event, Marquee's activities in event management include:


 o  site selection;
 o  recruitment of athletes or personalities;
 o  procurement of television coverage;
 o  merchandising, sale of corporate sponsorship;
 o  creation of corporate hospitality programs; and
 o general administrative duties, including contract negotiation and scheduling.


     Marquee generally receives fixed fees and/or commissions, generally ranging from 15% to 35% of the contracted amount, although these fees and commissions are negotiated between the parties on an event-by-event basis. Marquee's corporate sponsorship projects are generally on a short-term basis and may not be evidenced by written agreements in advance of the company's expenditures or at all, which Marquee believes to be common in its industry.


     Marquee provides event management, television programming and production and/or marketing services to many clients or events, including the following:

                                                                SERVICES           FIRST YEAR OF
          PROJECT                   SPORT/FOCUS                 PROVIDED            AFFILIATION
---------------------------   -----------------------   -----------------------   ---------------
The Breeders' Cup             Thoroughbred horse        Event management,         1994
Championship                  racing and marketing      television production
The Hambletonian              Harness horse racing      Television production     1985
                              and marketing
Legg Mason Tennis Classic     Tennis                    Event management          1969
                                                        and marketing
AT&T Challenge*               Tennis                    Event management,         1986
                                                        television and
                                                        production and
                                                        marketing
U.S. Open Tennis              Tennis                    Television marketing      1991
Championship
French Open Tennis            Tennis                    Television marketing      1991
Championship
Isuzu Celebrity Golf          Golf                      Event management          1991
Championship*                                           and marketing
ESPN Boxing                   Boxing                    Television production     1996
ESPN-Subaru American          Wilderness television     Television production     1996
Outback                       series
The PBA Tour                  Bowling                   Television production     1996
                                                        and marketing
More Than a Game              Sports television         Television production     1997
                              series
The Guardian Direct Cup       Tennis                    Event management,         1997
                                                        television production
                                                        and marketing
Little League Baseball        Baseball                  Television production     1997
                                                        and marketing
Sale of Entitlements,         Professional and          Sale of entitlements,     1997
Team Sponsorships and         Collegiate Sports         team sponsorships
Signage for Stadiums          signage                   and stadium and
                                                        concourse signage
Members of the US             Soccer                    Event management          1998
Women's National Soccer                                 and marketing
Team
National Thoroughbred         Thoroughbred horse        Television production     1998
Racing Association            racing--television        and rights
                                                        negotiation

----------
*     Marquee has an ownership interest in these events.

     THE BREEDERS' CUP CHAMPIONSHIP. In 1984, SMTI, together with the Thoroughbred Racing Association and NBC Sports, created The Breeders' Cup Championship. This event consists of an annual series of thoroughbred horse races held at a rotating series of racetracks, including Churchill Downs, Santa Anita and Belmont Park. As co-creator of The Breeders' Cup Championship, SMTI handles substantially every management, television production, marketing and sponsorship aspect of the event. Marquee has entered into a marketing agreement with Breeders' Cup Limited, pursuant to which Marquee was granted the right to provide general marketing consultation, sales of broadcast and sponsorship rights, television advertising production, media placement, publicity, public relations, television and video production, production of promotional materials, merchandising and licensing of Breeders' Cup Limited in connection with The Breeders' Cup Championship. Marquee also supervises the televising of the event and has sold the television rights to NBC-TV, with which it works to create a four-hour broadcast. The Breeders' Cup agreement ends on December 31, 2000, unless terminated earlier in accordance with the terms of the agreement, including the termination, for any reason, of Marquee's employment of Michael Letis or Michael Trager or the unavailability of Mr. Letis or Mr. Trager to perform the services necessary to enable Marquee to comply with the terms of the Breeders' Cup agreement. Giving pro forma effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, the Breeders' Cup agreement would have accounted for approximately 11% of Marquee's revenues for the year ended December 31, 1997.

     THE HAMBLETONIAN. Since April 1985, Marquee has acted as the exclusive television agent for The Hambletonian, a premier event in harness horse racing held annually at The Meadowlands. Marquee's responsibilities include negotiating all television contracts and producing the telecast of the event. The agreement expired in March 1998, and The Hambletonian has orally agreed to renew for an additional two years.

     LEGG MASON TENNIS CLASSIC. Since July 1969, when this event was first held, ProServ has operated all aspects of this event for the Washington Tennis Foundation, a non-profit group which runs programs for "at-risk" youths throughout the metropolitan Washington area. This event is a Championship Series event on the ATP tour that features 56 singles players and 28 doubles teams. ProServ's agreement to manage this event expires in 2005, although it can be terminated earlier under certain circumstances.

     AT&T CHALLENGE. In January 1986, ProServ created the AT&T Challenge, a men's tennis tournament authorized by the ATP Tour that features 32 singles players and 16 doubles teams. ProServ owns the rights to this event, which serves as a major clay-court tune-up event for the French Open. ProServ provides all event management and television production services relating to the event, including ticket sales, sponsorship sales, player procurement, site preparation, public relations, television rights and event management.

     U.S. OPEN TENNIS CHAMPIONSHIP. Since October 1990, ProServ has negotiated the sale of U.S. cable television rights to the U.S. Open Tennis Championship. This event is one of only four Grand Slam events on the professional tennis tour. ProServ's agreement with respect to the U.S. Open Tennis Championship expires in October 2002.

     FRENCH OPEN TENNIS CHAMPIONSHIP. Since 1991, ProServ has acted as the exclusive consultant and representative for the distribution and sale of all television rights to the French Open Tennis Championship in North America. The French Open Tennis Championship is another of the four Grand Slam events on the professional tennis tour. ProServ's agreement with the French Tennis Federation expires in January 2001.

     ISUZU CELEBRITY GOLF CHAMPIONSHIP. In January 1995, Marquee and NBC formed Celebrity Golf Championship, LLC, a company in which Marquee owns a 25% interest, to conduct the Isuzu Celebrity Golf Championship. This event is an annual celebrity professional golf tournament held in Lake Tahoe, Nevada, where the competitors include well-known sports, entertainment and media personalities. In partnership with NBC, Marquee organizes all aspects of the event, including event management, sponsorship sales and television production.

     ESPN BOXING. Since March 1996, Marquee has produced all of the boxing matches broadcast on ESPN and ESPN2. During 1997 and 1998, Marquee will produce approximately 100 such boxing matches. Marquee's television production services in connection with these boxing matches include reviewing sites, arranging for television cameras, lighting, audio and video equipment and technical facilities and coordinating the use of on-air broadcasters. Marquee's agreement with ESPN expires in April 2000.

     ESPN-SUBARU AMERICAN OUTBACK. In October 1996, Marquee agreed to produce "Subaru America Outback," an outdoor television series featuring adventurers who take on the challenges of the wilderness. Forty-eight half-hour episodes aired on ESPN and ESPN2 in 1997 and 1998.

     THE PBA TOUR. Since September 1996, Marquee has served as the exclusive representative to the PBA Pro Bowlers Tour, one of the longest-running sports series on network and cable television. In connection therewith, Marquee handles sponsorship sales, television rights negotiations and television production. Marquee receives a portion of the proceeds from the sale of television rights and fees for television production and sponsorship sales. Marquee's agreement with the PBA expires in December 1999.

     MORE THAN A GAME. In February 1997, Marquee agreed with Raycom Sports, a television syndication company, to produce 52 episodes of "More Than a Game," a weekly syndicated sports magazine show featuring athletes and sports personalities who present examples of the positive side of sports. The episodes began airing in the third quarter of 1997. For 1998, Marquee will produce an additional 24 original episodes.

     THE GUARDIAN DIRECT CUP. In October 1997, Marquee entered into a joint venture to operate all aspects of The Guardian Direct Cup, a championship series on the ATP tour. In March 1998, the event was held in London, England. The agreement expires in 2000, and Marquee has an option to renew for an additional two years.

     LITTLE LEAGUE BASEBALL. In December 1997, Marquee agreed to act as the exclusive sponsorship agency for Little League Baseball. Marquee is also responsible for the television production for two of Little League's champion events. The agreement expires in December 1998 but may be terminated earlier at the Little League's option.

     SALE OF ENTITLEMENTS, TEAM SPONSORSHIPS AND SIGNAGE FOR STADIUMS. Marquee has entered into agreements to sell signage at Jack Kent Cooke Stadium in Washington D.C. and The Rose Bowl in Pasadena, California and to sell team sponsorships for the San Francisco Giants. In addition, Marquee sold the entitlement to Staples Center in Los Angeles, California and has entered into agreements to sell entitlements to the stadium to be used by the Baltimore Ravens and to consult with Time Warner in the sale of the entitlement for the stadium to be used by the Atlanta Hawks and Atlanta Thrashers. The agreements to sell stadium signage and team sponsorships are generally short-term.

     MEMBERS OF THE U.S. WOMEN'S NATIONAL SOCCER TEAM. Marquee is working with the members of this gold medal-winning team to develop a range of off-the-field marketing activities that take advantage of the team's prominence in the upcoming 1999 Women's World Cup and the 2000 Olympics in Sydney, Australia. These activities will include endorsements, publishing projects, television programming and event marketing. The contract for these services was entered into in July 1998 and extends through 2000.

     NATIONAL THOROUGHBRED RACING ASSOCIATION. In April 1998, the Company agreed to consult with the National Thoroughbred Racing Association to develop a plan to expand the presence of horse racing on network television. In collaboration with the NTRA, Marquee has developed a new television series of horse races which Marquee has placed on Fox and Fox Sports Net. The contract with NTRA expires in September 2000.


     TALENT REPRESENTATION


     Marquee represents broadcasting, sports, news and entertainment personalities. These representation services encompass the negotiation of employment agreements and the creation and evaluation of endorsement, promotional and other business opportunities for such personalities. Fees for these services may be fixed, but ordinarily represent a percentage of income realized by Marquee's clients through its efforts. Marquee's fees generated from a particular client are not necessarily related to the prominence of such client. Marquee's written representation agreements with its clients are generally terminable annually on 30 days' notice, although Marquee will continue to be entitled to revenue streams generated during the remaining term of any contracts which Marquee negotiated. Marquee lacks written representation agreements with certain of its clients, which Marquee believes to be common in the industry. In addition, Marquee's relationship with the talent that it represents may be dependent upon Marquee's continued relationship with the particular agent who represents such talent. While Marquee has agreements with many of its agents, there can be no assurance that they will continue to be employed by Marquee during the term of such agreements.


     Marquee represents, or derives revenues from the representation of, over 500 professional athletes, broadcasters, musicians and entertainers, including:



                               SELECTED ATHLETES



TENNIS                         HOCKEY               FOOTBALL
Alex Corretja                  Nikolai Khabibulin   Tony Brackens
Stefan Edberg                  Brian Leetch         Ben Coates
Jan Michael Gambill            Dmitri Miranov       Irving Fryar
Petr Korda                     Sergei Samsonov      Travis Jarvey
Patrick Rafter                 Sergei Zubov         Michael McCrary
Greg Rusedski                  Dmitrius Zubrus      Winfred Tubbs
Gabriela Sabatini
BASEBALL                       SOCCER               GOLF
Rico Brogna                    David Beckham        John Daly
Orlando "El Duque" Hernandez   Emile Heskey         Scott Hoch
Jorge Posada                   Michael Owen         Scott Verplank
Mike Remlinger                 Graeme Le Saux
Darryl Strawberry              Alan Shearer

                             SELECTED BROADCASTERS



Kenny Albert     Christiane Amanpour   Willow Bay       Chris Berman
Len Berman       Wolf Blitzer          Bud Collins      Dan Dierdorf
John Donvan      Mike Emrick           Bill Geist       Jim Gray
Kevin Harlan     Leon Harris           Fred Hickman     John Hockenberry
Tom Jackson      Craig James           Brent Jones      Mark Jones
Jim Lampley      Gary Linker           Sean McDonough   Al Michaels
Russ Mitchell    Eileen O'Connor       Judd Rose        Summer Sanders
Forrest Sawyer   Dick Schaap           Claire Shipman   Charley Steiner
Mike Tirico      Al Trautwig           Meredith Viera   Sam Wyche

     Marquee, through QBQ, books tours and appearances for a variety of musicians, entertainers and groups. As a booking representative, QBQ is exclusively responsible for, among other things, evaluating and reserving particular concert venues, planning and scheduling concert routes and negotiating the entertainer's fees. In some instances, QBQ also negotiates merchandising agreements in connection with a concert tour. QBQ generally receives payment based upon a percentage of the entertainer's fees. QBQ has provided such booking and touring representation services to a variety of musicians, entertainers and groups including:

                      SELECTED MUSICIANS AND ENTERTAINERS



Billy Joel   Bruce Hornsby     Damn Yankees         Def Leppard   Duran Duran
Everlast     Luther Vandross   Lynyrd Skynyrd       Metallica     Motley Crue
Rammstein    Richard Marx      Rodney Dangerfield   Styx          Ted Nugent

     QBQ's revenues depend, to a large extent, on the caliber of talent which it represents. Although many of the clients represented by QBQ have an extended history with QBQ, touring periodically over a number of years, generally, QBQ's agreements are for one-time tours or events. QBQ's agreements with clients and venues regarding specific performances are generally not evidenced by written contracts until shortly before such performances. QBQ's revenues will vary depending on the timing, frequency and size of concert tours its clients conduct.

     Marquee believes that transactions between personalities it represents and entities for which it produces events generally have been conducted at arms' length and on terms no less favorable to the personalities and entities than could be obtained from independent third parties. However, there can be no assurance that Marquee will not have a conflict of interest between personalities and entities that it represents in differing capacities.

     CONSULTING

     Marquee offers specialized consulting services to clients either engaged in, or seeking exposure in, the sports and entertainment-related industries. Marquee's employees have substantial experience in all aspects of sports, news and entertainment event management, marketing, sales and television production. Marquee's employees also have numerous personal contacts within the sports, news and other entertainment industries with individuals who work for companies that are in need of consulting services or are in a position to refer clients to Marquee.

     Sports, news and entertainment-related businesses often require expertise in areas that are outside of their principal line of business. Such businesses may seek consultants to advise them in connection with team and event ticket sales, venue management of concert halls and sporting arenas, sales of television rights, program development, public relations and obtaining and maintaining sponsorships. In addition, businesses that are seeking exposure within the sports and entertainment industries may seek consultants to advise them on the most efficient way to reach their target audiences. Marquee will seek to enter into agreements with businesses pursuant to which it will provide customized services in these and other areas. Marquee provides consulting services to certain clients to which it also provides event management, television production and/or marketing services.

     Marquee provides the following consulting services:

     EXCITE. Excite is one of the leading World Wide Web search engines. Marquee is designing and producing a wide range of in-stadium/in-arena sports marketing activities that feature the company's search engine. These activities include musical video programming and fan entertainment developed to be played on the videoboards at stadiums and arenas for NFL, NBA and MLB teams. Marquee is also consulting with Excite on other potential sports sponsorship activities.

     FOOTLOCKER. FootLocker is a major retailer of athletic footwear. Marquee is creating sports music and media projects targeted to reach the chain's target market. These projects include sports music and FootLocker-branded compact discs, television and radio advertising campaigns and the distribution of teen-focused magazines.

     HERSHEY FOODS CORPORATION. Hershey Foods Corporation manufactures, distributes and sells a broad line of chocolate and non-chocolate confectionary, pasta and grocery products. Since October 1993, ProServ has provided consulting services to Hershey Foods Corporation. ProServ's consulting duties include strategic consulting regarding Hershey Foods Corporation's investments in sports and entertainment. ProServ provides such services pursuant to an oral understanding.

     MAJOR LEAGUE BASEBALL. Since September 1993, Marquee has consulted with Major League Baseball Properties, Inc. in its negotiations with current and potential corporate sponsors. Marquee also consults on the creation and management of sponsorship campaigns and derives fees for such services. Marquee's representation of Major League Baseball Properties, Inc. is not evidenced by a formal agreement.

     SCHERING-PLOUGH CORPORATION. Schering-Plough Corporation produces Claritin, a drug used in alleviating allergies and sinus problems. Since March 1997, ProServ has assisted in the promotion of Claritin by developing and implementing sponsorships of PGA Tour events and by creating a wide range of opportunities for consumers to sample Claritin. ProServ's agreement with Schering-Plough Corporation expires on December 31, 1998.

     STAPLES, INC. Staples, Inc. owns and operates a chain of office products superstores. Since January 1994, ProServ has assisted Staples, Inc. in developing and implementing sponsorships of major league sports teams. ProServ's agreement with Staples, Inc. may be terminated by Staples, Inc. at its discretion.

DEPENDENCE ON A LIMITED NUMBER OF CLIENTS AND EVENTS; REVENUE RECOGNITION

     Marquee has derived a significant portion of its revenues to date from a small number of clients and events. On a pro forma basis, giving effect to Marquee's 1997 acquisitions and Marquee's 1998 acquisitions, the Breeders' Cup Championship would have accounted for approximately 11% of Marquee's revenues for the year ended December 31, 1997. Moreover, a limited number of clients and events represent a significant portion of Marquee's revenues.

The loss of any of these clients or events without a replacement could have a material adverse effect on the business and operations of Marquee.

     Marquee's revenues vary throughout the year. Historically, the fourth quarter produced the highest percentage of revenues for the year, principally from Marquee's management and marketing of The Breeders' Cup Championship and from representation agreements with professional hockey players, which result in revenue to Marquee upon the commencement of the National Hockey League season. However, as a result of Marquee's entry into the business of representing professional football players and Marquee's 1997 acquisitions, Marquee anticipates that its revenues will be recorded substantially in the third as well as the fourth quarter.

COMPETITION

     The business of providing services in the sports, news and other entertainment industries is highly competitive. Marquee's competitors include several large companies, such as Advantage International Inc., which is part of the Interpublic Group of Companies, Inc., and International Management Group in the sports industry and Creative Artists Agency, Inc., ICM Artists, Ltd. and the William Morris Agency, Inc. in the entertainment industry. Certain of these competitors have substantially greater financial and other resources than Marquee. In addition, Marquee competes with many smaller entities. The success of Marquee will be dependent upon its ability to obtain additional event management, television production, marketing, talent representation and consulting opportunities and to generate revenues from such activities. Marquee believes that it competes with other companies primarily on the basis of the experience of its management and the breadth of the services that it offers.

EMPLOYEES

     As of December 11, 1998, Marquee had 175 full-time employees, none of whom was covered by a collective bargaining agreement. Marquee considers its relations with its employees to be good. In addition, from time to time, Marquee engages independent contractors to provide certain of the services required by its business.

PROPERTIES

     Marquee's executive offices are located at 888 Seventh Avenue, New York, New York, and are occupied under a lease that expires in October 2007. Marquee also leases office space in Phoenix, Arizona; Los Angeles, California; Greenwich, Connecticut; Atlanta, Georgia; Herndon, Virginia; Washington, D.C.; London, England and Richmond Upon Thames, United Kingdom.

     Marquee believes that its facilities will be sufficient for its current operations for the foreseeable future. However, Marquee's expansion plans may require Marquee to obtain the use of additional office space or other facilities in the future. Marquee anticipates that such facilities will be available at a reasonable cost.

LITIGATION

     Marquee is a defendant in various legal actions, involving breach of contract and various other claims, which are incidental to the conduct of its business. In the opinion of management, there are no material threatened or pending legal proceedings against Marquee which if adversely decided, would have a material effect on Marquee's financial condition, results of operations or liquidity. Marquee is also involved in litigation regarding the merger. See "The Merger--Litigation."

POTENTIAL CONFLICTS OF INTEREST

     In any transaction or arrangement between Marquee and SFX before the closing of the merger, Messrs. Sillerman and Tytel are likely to have conflicts of interest as officers and directors of Marquee. These transactions or arrangements will be subject to the approval of the Marquee special committee and the SFX independent committee, except that booking arrangements in the ordinary course of business will be subject to periodic review but not the approval of each particular arrangement. See "Certain Relationships and Related Transactions of SFX--Potential Conflicts of Interest."

ADDITIONAL INFORMATION

     Certain information about Marquee is publicly available. See "Where You Can Find More Information."

                AGREEMENTS RELATED TO THE PENDING ACQUISITIONS


     The following is a summary of the material terms of the agreements related to the pending Cellar Door and Nederlander acquisitions. This summary is not intended to be a complete description of the terms of the agreements and is subject to, and qualified in its entirety by reference to, the agreements, copies of which have been filed as exhibits to the registration statement of which this proxy statement-prospectus is a part, and are incorporated herein by reference. There can be no assurance that SFX will be able to consummate the Cellar Door and Nederlander acquisitions on the terms described herein, or at all.


CELLAR DOOR


     The Cellar Door acquisition agreement provides that SFX will buy all of the issued and outstanding stock of Cellar Door for a purchase price of:


 o $70.0 million in cash, minus an amount equal to Cellar Door's secured indebtedness and capitalized leases;
 o $8.5 million in cash, to be paid in five equal annual installments;
 o $20.0 million in shares of SFX Class A common stock, valued based on a twenty-day trading average; however, SFX will have the ability to substitute up to $15.0 million of such amount in cash; and
 o options to purchase an aggregate of 100,000 shares of SFX Class A common stock, granted over a five-year period.


Mr. Boyle will be entitled to retain all net income of Cellar Door for 1998, subject to certain limitations. In addition, Mr. Boyle will become an employee of SFX and the Chairman of SFX's Music Group at closing, with an annual base salary of $300,000. He will also be appointed as a non-voting observer to the SFX Board.


     The agreement provides that 50% of the shares issuable at closing will be subject to:


 o a right of Mr. Boyle to "put" any of those shares to SFX at a price equal to 90% of the value originally ascribed to them, exercisable for 30 days after the second anniversary of the closing of the Cellar Door acquisition;
 o a right of SFX to "call" any of those shares at a price equal to 120% of the value originally ascribed to them, exercisable during the same period as the "put" right; and
 o a restriction on transfer for 2 years and 30 days after issuance.


The remaining 50% of the shares issuable at closing will be subject to a restriction on transfer for 1 year after issuance.



     If claims exceed $500,000 in the aggregate, SFX expects the agreement to provide that Mr. Boyle will indemnify SFX in full for certain claims arising after the closing. The closing of the Cellar Door acquisition is expected to occur during the first quarter of 1999, subject to the satisfaction of customary closing conditions.



     The applicable waiting period under the HSR Act relating to the Cellar Door acquisition has expired.


     SFX will be required to pay Mr. Boyle $10.0 million in liquidated damages if:


 o Cellar Door terminates the stock purchase agreement because the closing of the Cellar Door acquisition does not occur, and Cellar Door is not in material breach of any of its representations, warranties or covenants under the agreement, or

 o SFX does not complete the acquisition of Cellar Door for reasons other than a material misrepresentation or material breach of warranty by Cellar Door under the stock purchase agreement, a material breach by Cellar Door of its obligations under the agreement, or failure of certain conditions precedent.


NEDERLANDER

     On February 1, 1999, SFX entered into definitive agreements for the acquisition of certain interests in seven venues and other assets from entities controlled by members of the Nederlander family and other persons for an aggregate purchase price of approximately $93.6 million in cash.

     The interests in the venues to be acquired consist of:

 o 50% interests in long-term leases and booking and management agreements for The World Music Theatre in Chicago and the Alpine Valley Music amphitheatre in East Troy, Wisconsin, serving the Milwaukee/North Chicago market;


 o A long-term lease for the Merriweather Post Pavilion in Columbia, Maryland, serving the Washington, D.C. and Baltimore markets; and


 o Booking and management agreements for the Riverbend Music Center and the Crown Arena; a one-third interest in the ownership of the Crown Arena; a long-term lease for the Taft Theater; and a short-term lease for the Bogart's Club, all in Cincinnati.

     In addition, the agreements cover 100% interests in entities that provide concert performances and hold rights to construct the Mesa del Sol Centre for the Performing Arts in Albuquerque, New Mexico.

     Consummation of the acquisitions is subject to the satisfaction of a number of conditions, including, without limitation, the expiration or termination of the waiting period under the HSR Act.

     Under the terms of the agreements, SFX made payments to the sellers upon the signing of the agreements in the aggregate amount of $7.5 million as a down payment toward the aggregate purchase price. SFX is required to make an additional down payment to the sellers of $5 million toward the aggregate purchase price if and when a second request for additional information is made under the HSR Act.

     Under the terms of the agreements, the sellers will be entitled to retain the initial $7.5 million down payment if:

 o the closing has not occurred on or prior to August 31, 1999, the waiting period under the HSR Act has not been terminated and the sellers terminate the agreement, having satisfied all of the other conditions to SFX's obligation to close; however, the sellers are entitled to retain the entire $12.5 million down payment in such circumstance if SFX failed to use its reasonable best efforts to obtain the termination of the waiting period under the HSR Act,

 o the sellers terminate the agreements by reason of a breach by SFX that has or could reasonably be expected to have a material adverse effect on SFX, and SFX has failed to cure the breach after not less than 10 days' notice thereof, or,

 o if SFX refuses to close the transaction when all of the conditions to its obligation to close have been satisfied or are readily capable of being satisfied, in which case the sellers are entitled to retain the entire $12.5 million down payment.

     The agreement relating to the venues in Cincinnati requires SFX to make an earn-out payment to the sellers in 2000 of up to $3.2 million depending on the level of earnings generated by operation of the Crown Arena. In addition, in the event that SFX sells or otherwise transfers any of the interests in Crown Arena within ten years after the closing, SFX is obligated to pay one-third -- or one-quarter if the transaction occurs after the fifth anniversary of the closing -- of the consideration received by SFX, less one-third of the debt encumbering the Crown Arena at the time of closing, closing costs and capital expenditures incurred at the Crown Arena by SFX prior to the date of such transaction. The agreement relating to Mesa del Sol provides for an earn-out based on the financial performance of Mesa del Sol.

                                SFX MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the SFX Certificate of Incorporation and SFX Bylaws, the SFX Board manages the business of SFX. The SFX Board conducts its business through meetings of the SFX Board and its committees. The standing committees of the SFX Board are described below.


     The SFX Bylaws authorize the SFX Board to fix the number of directors from time to time. The number of directors of SFX is currently eleven. All directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers of SFX are to be elected annually by the SFX Board and serve at the SFX Board's discretion. In the election of directors, the holders of the SFX Class A common stock are entitled by class vote, exclusive of all other stockholders, to elect two-sevenths, rounded up, of the directors to serve on the SFX Board, with each share of the SFX Class A common stock entitled to one vote.


     Currently, the SFX Board consists of:


 o the individuals who previously served as directors of Broadcasting;
 o Brian Becker, who was appointed to the SFX Board upon the consummation of the PACE acquisition; and
 o David Falk, the Chairman and a founder of FAME, who was appointed as a director and a Member of the Office of the Chairman of SFX upon the consummation of the FAME acquisition.


     All of the individuals who previously served as directors of Broadcasting ceased to be directors of Broadcasting at the time of the Broadcasting merger.


     All of the executive officers of Broadcasting entered into five-year employment agreements with SFX, except Mr. Armstrong, who resigned as an executive officer of SFX. See "--Employment Agreements and Arrangements with Certain Officers and Directors."

     The following table sets forth information as to the directors and the executive officers of SFX:





                                                                                 AGE AS OF
              NAME                        POSITION(S) HELD WITH SFX           JANUARY 20, 1999
-------------------------------   ----------------------------------------   -----------------
Robert F.X. Sillerman .........   Director, Executive Chairman and           50
                                  Member of the Office of the Chairman
Michael G. Ferrel .............   Director, President, Chief Executive       49
                                  Officer and Member of the Office of
                                  the Chairman
Brian E. Becker ...............   Director, Executive Vice President and     42
                                  Member of the Office of the Chairman
David Falk ....................   Director and Member of the Office of       48
                                  the Chairman
Howard J. Tytel ...............   Director, Executive Vice President,        52
                                  General Counsel, Secretary and
                                  Member of the Office of the Chairman
Thomas P. Benson. .............   Director, Vice President and Chief         36
                                  Financial Officer
Richard A. Liese ..............   Director, Senior Vice President and        48
                                  Associate General Counsel
D. Geoffrey Armstrong             Director                                   41
James F. O'Grady, Jr. .........   Director                                   70
Paul Kramer ...................   Director                                   66
Edward F. Dugan ...............   Director                                   64
Robert M. Gutkowski(1)            Non-voting observer to Board of            50
                                  Directors
John J. Boyle(2) ..............   Non-voting observer to Board of            64
                                  Directors


----------
(1) Upon closing of the merger, SFX will appoint Mr. Gutkowski as a non-voting observer to its board of directors.

(2) Upon closing of the Cellar Door acquisition, SFX will appoint Mr. Boyle as a non-voting observer to its board of directors.

     ROBERT F.X. SILLERMAN has served as the Executive Chairman, a Member of the Office of the Chairman and a director of SFX since its formation in December 1997. Mr. Sillerman also served as the Executive Chairman of Broadcasting from July 1, 1995 until the consummation of the Broadcasting merger. From 1992 through June 30, 1995, Mr. Sillerman served as Chairman of the Board of Directors and Chief Executive Officer of Broadcasting. Mr. Sillerman is Chairman of the Board of Directors and Chief Executive Officer of SCMC, a private company that makes investments in and provides financial consulting services to companies engaged in the media business, and of TSC, a private company that makes investments in and provides financial advisory services to media-related companies. Through privately held entities, Mr. Sillerman controls the general partner of Sillerman Communications Partners, L.P., an investment partnership. Mr. Sillerman is also the Chairman of the Board and a founding stockholder of Marquee, a publicly-traded company organized in 1995, which is engaged in various aspects of the sports, news and other entertainment industries. Mr. Sillerman is also a founder and a significant stockholder of Triathlon, a publicly-traded company that owns and operates radio stations in medium and small-sized markets in the mid-western and western United States. For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities operating in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

     MICHAEL G. FERREL has served as the President, Chief Executive Officer, a Member of the Office of the Chairman and a director of SFX since its formation in December 1997. Mr. Ferrel also served as the President, Chief Executive Officer and a director of Broadcasting from November 22, 1996 until the consummation of the Broadcasting merger. Mr. Ferrel served as President and Chief Operating Officer of Multi-Market Radio, Inc., a wholly-owned subsidiary of Broadcasting ("MMR"), and a member of MMR's board of directors since MMR's inception in August 1992 and as Co-Chief Executive Officer of MMR from January 1994 to January 1996, when he became the Chief Executive Officer. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg Broadcasting, Inc., the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993.

     BRIAN E. BECKER has served as an Executive Vice President, a Member of the Office of the Chairman and a director of SFX since the consummation of the PACE acquisition in February 1998. Mr. Becker has served as Chief Executive Officer of PACE since 1994 and was appointed as President of PACE in 1996. He first joined PACE as the Vice President and General Manager of PACE's theatrical division at the time of that division's formation in 1982, and subsequently directed PACE's amphitheater development efforts. He served as Vice Chairman of PACE from 1992 until he was named its Chief Executive Officer in 1994.

     DAVID FALK serves as a Member of the Office of the Chairman and a director of SFX. Mr. Falk will also serve as a director and as Chairman of SFX's sports group and several subsidiaries within SFX's sports group which includes FAME. Mr. Falk, who has represented professional athletes for over twenty years, is presently a director, Chairman and Chief Executive Officer of FAME, positions he has held since he founded FAME in 1992. Mr. Falk also serves as Chairman of the HTS Sports-a-Thon to benefit the Leukemia Society of America, is a member of the Executive Committee of the College Fund and is on the Board of Directors of the Juvenile Diabetes Foundation and Share the Care for Children.


     HOWARD J. TYTEL has served as an Executive Vice President, General Counsel, Secretary and a director of SFX since its formation in December 1997. In January 1999, Mr. Tytel was elected as a Member of the Office of the Chairman. Mr. Tytel also served as a director, General Counsel, Executive Vice President and Secretary of Broadcasting from 1992 until the consummation of the Broadcasting merger. Mr. Tytel is Executive Vice President, General Counsel and a director of SCMC and TSC and holds an economic interest in those companies. Mr. Tytel is a director and a founder of Marquee and a founder of Triathlon. Mr. Tytel was a Director of Country Music Television from 1988 to 1991. From March 1995 until March 1997, Mr. Tytel was a Director of Interactive Flight Technologies, Inc., a publicly-traded company providing computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. From 1993 to 1998, Mr. Tytel was Of Counsel to the law firm of Baker & McKenzie, which represented Broadcasting and currently represents SFX and other entities with which Messrs. Sillerman and Tytel are affiliated on various matters.


     THOMAS P. BENSON has served as the Vice President, Chief Financial Officer and a director of SFX since its formation in December 1997. Mr. Benson also served as the Chief Financial Officer and a director of Broadcasting, having served in such capacity from November 22, 1996 until the consummation of the Broadcasting merger. Mr. Benson became the Vice President of Financial Affairs of Broadcasting in June 1996. He was the Vice

President--External and International Reporting for American Express Travel Related Services Company from September 1995 to June 1996. From 1984 through September 1995, Mr. Benson worked at Ernst & Young LLP as a staff accountant, senior accountant, manager and senior manager.

     RICHARD A. LIESE has served as a Senior Vice President since September, 1998, and as a Vice President, Associate General Counsel and a director of SFX since its formation in December 1997. Mr. Liese also served as a director, Vice President and Associate General Counsel of Broadcasting, having served in such capacity from 1995 until the consummation of the Broadcasting merger. Mr. Liese has also been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.

     D. GEOFFREY ARMSTRONG has served as a director of SFX since its formation in December 1997. He served as an Executive Vice President of SFX from its formation until September 1, 1998. Mr. Armstrong currently serves as a Director of Capstar Broadcasting Corporation, a publicly-traded radio broadcasting company. Mr. Armstrong also served as the Chief Operating Officer and an Executive Vice President of Broadcasting, having served in such capacity from November 22, 1996 until the consummation of the Broadcasting merger. Mr. Armstrong has served as a Director of Broadcasting since 1993. Mr. Armstrong became the Chief Operating Officer of Broadcasting in June 1996 and the Chief Financial Officer, Executive Vice President and Treasurer of Broadcasting in April 1995. Mr. Armstrong was Vice President, Chief Financial Officer and Treasurer of Broadcasting from 1992 until March 1995. He had been Executive Vice President and Chief Financial Officer of Capstar, a predecessor of Broadcasting, since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation.

     JAMES F. O'GRADY, JR. has served as a director of SFX since its formation in December 1997. Mr. O'Grady also served as a director of Broadcasting before the consummation of the Broadcasting merger. Mr. O'Grady has been President of O'Grady and Associates, a media brokerage and consulting company, since 1979. Mr. O'Grady has been a Director of Orange and Rockland Utilities, Inc. since 1980 and a Director of Video for Broadcast, Inc. since 1991. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that provides marketing and public relations services for a variety of clients, since 1985, and has been Of Counsel to Cahill and Cahill, Brooklyn, New York, since 1986. He also served on the Board of Trustees of St. John's University from 1984 to 1996, and has served as a Director of The Insurance Broadcast System, Inc. since 1994.

     PAUL KRAMER has served as a director of SFX since its formation in December 1997, served as a director of Broadcasting before the Broadcasting merger and currently serves as a director of Nations Flooring, Inc. Mr. Kramer has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since 1994. From 1992 to 1994, Mr. Kramer was an independent financial consultant. Mr. Kramer was a partner in the New York office of Ernst & Young LLP from 1968 to 1992.

     EDWARD F. DUGAN has served as a director of SFX since its formation in December 1997. Mr. Dugan also served as a director of Broadcasting before the Broadcasting merger. Mr. Dugan is President of Dugan Associates Inc., a financial advisory firm to media and entertainment companies, which he founded in 1991. Mr. Dugan was an investment banker with Paine Webber Inc., as a Managing Director, from 1978 to 1990, with Warburg Paribas Becker Inc., as President, from 1975 to 1978 and with Smith Barney Harris Upham & Co., as a Managing Director, from 1961 to 1975.

     ROBERT M. GUTKOWSKI will become a non-voting observer to the board of directors of SFX upon closing of the merger. See "Marquee Management--Directors and Executive Officers."


     JOHN J. BOYLE will become a non-voting observer to the board of directors of SFX and the Chairman of SFX's Music Group upon closing of the Cellar Door acquisition. Mr. Boyle currently serves as the Chief Executive Officer and Chairman of the Board of Directors of Cellar Door. Mr. Boyle purchased Cellar Door in 1963, and has been in the concert promotion business for over thirty years. See "Agreements Related to the Pending Acquisitions."


     AUDIT COMMITTEE

     The Audit Committee will review and report to the SFX Board on various auditing and accounting matters, including the selection, quality and performance of SFX's internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee will also review certain related-party transactions and potential conflict-of-interest situations involving officers, directors or stockholders of SFX. The members of the Audit Committee are Messrs. Kramer, O'Grady and Dugan.

     COMPENSATION COMMITTEE

     The Compensation Committee reviews and makes recommendations with respect to certain of SFX's compensation programs and compensation arrangements with respect to certain officers, including Messrs. Sillerman, Ferrel, Tytel, Benson and Liese. The members of the Compensation Committee are Messrs. Kramer, O'Grady and Dugan, none of whom is a current or former employee or officer of Broadcasting or SFX.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The SFX Board approved the issuance of shares of SFX Class A common stock to holders as of the spin-off record date of stock options or SARs of Broadcasting, whether or not vested. These holders included the members of the Compensation Committee. The issuance was approved to allow the holders of these options and SARs to participate in the spin-off in a similar manner to holders of Broadcasting's Class A common stock and as consideration for past services to SFX. In connection with this issuance, Mr. Kramer received 13,000 shares of SFX Class A common stock, Mr. O'Grady received 13,000 shares of SFX Class A common stock and Mr. Dugan received 3,000 shares of SFX Class A common stock.

     STOCK OPTION COMMITTEE

     The Stock Option Committee grants options, determines which employees and other individuals performing substantial services to SFX may be granted options and determines the rights and limitations of options granted under SFX's plans. The members of the Stock Option Committee are Messrs. Kramer, O'Grady and Dugan.

COMPENSATION OF DIRECTORS

     Directors employed by SFX receive no compensation for meetings they attend. Each director not employed by SFX receives a fee of $1,500 for each SFX Board meeting he attends, in addition to reimbursement of travel expenses. Each non-employee director who is a member of a committee also receives $1,500 for each committee meeting he attends that is not held in conjunction with a SFX Board meeting. If the committee meeting occurs in conjunction with a SFX Board meeting, each committee member receives an additional $500 for each committee meeting he attends.

     In addition, SFX adopted a deferred compensation plan for the non-employee directors effective as of January 1, 1998. Pursuant to the plan, SFX pays each non-employee director a quarterly retainer of $7,500, at least one-half of which must be paid in shares of SFX Class A common stock which are credited to a book-entry account maintained by SFX for each participant. Each non-employee director's account was initially credited with 5,455 shares of SFX Class A common stock, representing one year's annual retainer fee based upon $5.50 per share.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE
                      FOR THE YEAR ENDED DECEMBER 31, 1998

     The following table sets forth the annual and long-term compensation earned by the Executive Chairman and SFX's four other most highly compensated executive officers (the "Named Executive Officers") during 1998. SFX was spun off from Broadcasting on April 27, 1998.





                                         ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                       ------------------------   --------------------------------
                                                                                        SECURITIES
                                                                                        UNDERLYING
                                                                   RESTRICTED STOCK       OPTION
          NAME AND POSITION             SALARY(1)     BONUS(2)       AWARDS($)(3)       AWARDS(#)
------------------------------------   -----------   ----------   ------------------   -----------
Robert F.X. Sillerman                   $291,667                      $14,250,000        620,000
 Executive Chairman and Member
 of the Office of the Chairman
Michael G. Ferrel                        204,167                        4,275,000        225,000
 President, Chief Executive Officer
 and Member of the Office of the
 Chairman
Brian E. Becker                          245,000                               --         75,000
 Executive Vice President and
 Member of the Office of the
 Chairman
David Falk                               183,750                               --        100,000
 Member of the Office of the
 Chairman
Howard J. Tytel                          175,000                        2,280,000        105,000
 Executive Vice President, General
 Counsel, Secretary and Member of
 the Office of the Chairman


----------
(1) SFX began compensating Messrs. Sillerman and Ferrel upon the consummation of the Broadcasting merger, which occurred on May 29, 1998. SFX began compensating Mr. Falk on June 4, 1998, upon the consummation of the FAME acquisition. SFX began compensating Mr. Tytel on June 1, 1998. SFX began compensating Mr. Becker upon the consummation of the PACE acquisition, which occurred on February 25, 1998. See "Certain Relationships and Related Transactions of SFX" for additional transactions between SFX and the Named Executive Officers.


(2) The employment agreements of each of these executives provide for the payment of annual incentive bonuses in the discretion of the SFX Board. While the payment and amount of any such bonus is wholly within the discretion of the SFX Board, the Board will likely consider each executive's contribution to SFX's operating results, growth, realization of strategy and prospects in awarding bonuses. SFX currently expects to determine and pay bonuses, if any, by the end of the first quarter of 1999.


(3) Pursuant to the Spin-Off, SFX awarded Mr. Sillerman 500,000 and Mr. Ferrel 150,000 restricted shares of SFX Class B common stock, and awarded Mr. Tytel 80,000 restricted shares of SFX Class A common stock. Each such individual paid $2.00 per share for such restricted stock. The price of SFX's Class A common stock, as reported on the Nasdaq National Market, was $30.50. The value of the shares of restricted stock is reported in the table above. On December 31, 1998, the closing price of SFX's Class A common stock, as reported on the Nasdaq National Market, was $54.875. On December 31, 1998,
   the value of the shares of restricted stock held by Messrs. Sillerman, Ferrel and Tytel was $26,437,500, $7,931,250 and $4,230,000, respectively.
   All calculations of the value of the restricted stock assumes that the shares of SFX Class B common stock are equal in value to the shares of SFX Class A common stock.



     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL-END OPTION
VALUES

     The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during 1998, including the year-end value of unexercised options.


                                                                    NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING          VALUE OF
                                                                   UNEXERCISED       UNEXERCISED IN-
                                                                    OPTIONS AT      THE-MONEY OPTIONS
                                                                    FY-END (#)      AT FY-END ($)(1)
                       SHARES ACQUIRED                             EXERCISABLE/       EXERCISABLE/
        NAME           ON EXERCISE (#)     VALUE REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE
-------------------   -----------------   --------------------   ---------------   ------------------
Robert F. X.
 Sillerman            0                   0                        0/620,000          0/15,268,750
Michael G. Ferrel     0                   0                        0/225,000          0/5,562,500
Brian E. Becker       0                   0                         0/75,000          0/1,225,000
David Falk            0                   0                        0/100,000          0/1,325,500
Howard J. Tytel       0                   0                        0/105,000          0/2,588,125

----------
(1) Calculated by determining the difference between the closing price of SFX Class A common stock as reported on the Nasdaq National Market on December 31, 1998 ($54.875) and the exercise price of the options.

     OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information with respect to each grant of stock options during 1998 to the Named Executive Officers.



                                                 INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE VALUE AT
                           -------------------------------------------------------------              ASSUMED
                                                                                              ANNUAL RATES OF STOCK PRICE
                             NUMBER OF       % OF TOTAL                                               APPRECIATION
                             SECURITIES        OPTIONS                                       FOR OPTION TERM (10 YEARS)(1)
                             UNDERLYING      GRANTED TO       EXERCISE OR                  ---------------------------------
                              OPTIONS/      EMPLOYEES IN      BASE PRICE      EXPIRATION
          NAME              GRANTED (#)      FISCAL YEAR     ($/SHARE)(2)        DATE          5%($)           10%($)
------------------------   -------------   --------------   --------------   -----------   -------------   --------------
Robert F. X. Sillerman        250,000            12.9%         $  43.25        5/27/08      $6,812,500      $17,192,500
                              250,000            12.9             29.125       4/27/08       4,586,250       11,576,250
                              120,000             6.2              5.50        1/15/08         416,400        1,050,000
Michael G. Ferrel             100,000             5.2             43.25        5/27/08       2,725,000        6,877,000
                               75,000             3.9             29.125       4/27/08       1,375,875        3,472,875
                               50,000             2.6              5.50        1/15/08         173,500          437,500
Brian E. Becker                50,000             2.6             43.25        5/27/08       1,362,500        3,438,500
                               25,000             1.3             29.125       4/27/08         458,625        1,157,625
David Falk                    100,000             5.2             41.62         6/4/08       2,622,000        6,618,000
Howard J. Tytel                50,000             2.6             43.25        5/27/08       1,362,500        3,438,500
                               30,000             1.6             29.125       4/27/08         550,350        1,389,150
                               25,000             1.3              5.50        1/15/08          86,250          218,750

----------
(1) The dollar gains under these columns result from calculations required by the SEC and assume 5% and 10% growth rates in the trading prices of the SFX Class A common stock. The figures given are not intended to forecast future price appreciation of the SFX Class A common stock. The gains reflect a future value based upon growth at these prescribed rates.

(2) The $43.25 and $29.125 exercise prices represent the fair market value of a share of SFX Class A Common Stock on the date of grant. On January 15, 1998 the shares of SFX Class A Common

   Stock had not yet commenced trading on the Nasdaq National Market System. The SFX Board determined that $5.50 was the fair market value of a share of SFX Class A Common Stock on January 15, 1998.

     SFX and Broadcasting have also entered into certain agreements and arrangements with their officers and directors from time to time in the past. See "Certain Relationships and Related Transactions of SFX."

     STOCK OPTION AND RESTRICTED STOCK PLAN

     SFX's 1998 Stock Option and Restricted Stock Plan provides for the issuance of options to purchase up to 2,000,000 shares of SFX Class A common stock. The purpose of the plan is to provide additional incentive to officers and employees of SFX. Each option granted under the plan will be designated at the time of grant as either an "incentive stock option" or a "non-qualified stock option." The plan is administered by the Stock Option Committee. The SFX Board has approved the issuance of stock options exercisable for an aggregate of 1,982,166 shares under the plan. See "--Employment Agreements and Arrangements with Certain Officers and Directors" and "--Option Grants."

     PROPOSED STOCK OPTION PLAN

     Following a recommendation of the SFX's compensation committee, SFX has, subject to stockholder approval, adopted a new incentive stock option plan covering options to acquire up to three million shares of SFX Class A common stock and granted the options available thereunder to certain officers and employees of SFX. The plan will be designed to broaden the equity ownership of SFX's employees at all levels. SFX anticipates that the proposed stock option plan will be submitted to a vote of the stockholders at SFX's first annual meeting scheduled to be held in the spring of 1999.

SPIN-OFF SHARES

     SFX has issued shares of SFX Class A common stock to holders as of the spin-off record date of stock options or SARs of Broadcasting, whether or not vested. See "Certain Relationships and Related Transactions of SFX--Issuance of Stock to Holders of Broadcasting's Options and SARs."

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

     SFX has entered into employment agreements with each of its executive officers. The employment agreements became effective upon the Broadcasting merger or shortly thereafter, except for Mr. Becker's employment agreement, which is described below.


     AGREEMENTS WITH MESSRS. SILLERMAN, FERREL, TYTEL AND BENSON


     The respective employment agreements provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $300,000 for Mr. Tytel and $235,000 for Mr. Benson, increased annually by the greater of five percent or the rate of inflation. Each executive officer will receive a bonus to be determined annually in the discretion of the SFX Board, on the recommendation of its Compensation Committee. Each employment agreement is for a term of five years, and unless terminated or not renewed by SFX or the employee, the term will continue thereafter on a year-to-year basis on the same terms existing at the time of renewal.


     If an executive officer is terminated by SFX without Cause or if there is a Constructive Termination Without Cause, as such terms are defined in the respective employment agreements, then the executive officer will be entitled to receive the following payments:

 o his base salary for a period of three years following his termination or until the end of the term of the employment agreement, whichever is longer;

 o a bonus for the unexpired term of the agreement, based on the bonus received for the year before termination, multiplied by the unexpired term; and
 o options to purchase shares of SFX Class A common stock.


     If the executive officer is terminated for any reason other than Cause, or if there is a Constructive Termination Without Cause, as such terms are defined in the respective employment agreements, following a change in control of SFX, then he will be entitled to receive, in addition to the foregoing, additional options to purchase shares of SFX Class A common stock. SFX has also agreed to indemnify the executive officers for taxes that they incur if any of the change of control payments are deemed "parachute payments" under the Code. Mr. Tytel's agreement permits him or SFX to end his employment after one year, in which case all of his options would immediately vest, he would receive two years' salary paid in a lump sum and he would be granted options to purchase between 25,000 and 50,000 shares of SFX Class A common stock at the lowest exercise price of any options granted by SFX during that year.


     In connection with entering into the employment agreements, SFX sold the following shares of restricted stock:


 o 500,000 shares of Class B common stock to Mr. Sillerman;
 o 150,000 shares of Class B common stock to Mr. Ferrel;
 o 80,000 shares of Class A common stock to Mr. Tytel; and
 o 10,000 shares of Class A common stock to Mr. Benson.


The shares of restricted stock were sold to the officers at a purchase price of $2.00 per share. In addition, the SFX Board, on the review and recommendation of the Compensation Committee, also approved the issuance of the following stock options exercisable for shares of SFX Class A common stock:


 o options to purchase 120,000 shares to Mr. Sillerman;
 o options to purchase 50,000 shares to Mr. Ferrel;
 o options to purchase 25,000 shares to Mr. Tytel;
 o options to purchase 10,000 shares to Mr. Benson; and
 o options to purchase 40,000 shares to Mr. Armstrong, who was then an SFX officer.


The SFX Board, other than Messrs. Kramer, O'Grady and Dugan, also approved the issuance of stock options to purchase 2,500 shares of SFX Class A common stock to each of Messrs. Kramer, O'Grady and Dugan. The options will vest over one year and will have an exercise price of $5.50 per share. See "SFX Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."


     Upon the Broadcasting merger, SFX assumed Broadcasting's obligations arising under the employment agreements or arrangements between Broadcasting and SFX's executive officers, with certain exceptions. SFX also assumed the obligation to make the following change of control payments under these individuals' existing employment agreements with Broadcasting:


 o Mr. Sillerman  -- approximately $3.3 million;
 o Mr. Ferrel   -- approximately $1.5 million; and
 o Mr. Benson   -- approximately $200,000.

     BECKER EMPLOYMENT AGREEMENT

     As a condition to the execution of the PACE agreement, SFX entered into an employment agreement with the Chief Executive Officer and President of PACE, Brian Becker. The agreement has a term of five years that commenced on February 25, 1998. Mr. Becker will continue as President and Chief Executive Officer of PACE. In addition, for the term of his employment, Mr. Becker will serve as a member of SFX's Office of the Chairman, an Executive Vice President of SFX and a director of each of PACE and SFX, subject to shareholder approval. During the term of his employment, Mr. Becker will receive a base salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years and an annual bonus in the discretion of the Board.

     SFX has agreed that it will not sell either the theatrical or motor sports line of business of PACE before February 25, 1999. If SFX sells either line of business after the first anniversary, it has agreed not to sell the other line of business before March 11, 2000. Mr. Becker's employment agreement provides Mr. Becker with a right of first refusal if, between February 25, 1999 and February 25, 2000, SFX receives a bona fide offer from a third party to purchase all or substantially all of either the theatrical or motor sports lines of business at a price equal to 95% of the proposed purchase price. The Fifth Year Put Option, as defined in the PACE acquisition agreement and described in note 1 to SFX Selected Consolidated Financial Data, will also be immediately exercisable as of such closing. If Mr. Becker does not exercise his right of first refusal and either of the theatrical or motor sports line of business is sold, then he will have an identical right of first refusal for the sale of the remaining line of business beginning on February 25, 2000 and ending August 25, 2000. Mr. Becker will be paid an administrative fee of $100,000 if he does not exercise his right of first refusal and if SFX does not consummate the proposed sale. Mr. Becker would thereafter retain all rights to Becker's right of first refusal.

     Beginning on December 12, 1999, Mr. Becker will have the option (the "Becker Second Year Option"), exercisable within 15 days thereafter, to elect one or more of the following:

 o to sell to SFX any stock or options and/or any compensation to be paid to Mr. Becker by SFX;
 o to become a consultant to SFX for no more than an average of 20 hours per week for the remainder of the term and with the same level of compensation set forth in his employment agreement; or
 o to acquire PACE's motor sports line of business--or, if that line of business was previously sold, PACE's theatrical line of business--at its fair market value as determined in his employment agreement.

     Exercise of the Becker Second Year Option would result in the termination of Mr. Becker's employment agreement.

     Mr. Becker's employment agreement may be terminated by SFX for Cause, as defined in the agreement, by SFX for Mr. Becker's death or permanent disability or by Mr. Becker at any time for any reason or upon exercise of the Becker Second Year Option.

     In addition, Mr. Becker's employment may be terminated by SFX at any time in SFX's sole discretion or by Mr. Becker at any time following, among other things:

 o failure to elect or re-elect Mr. Becker as a director of SFX;
 o a reduction in Mr. Becker's base salary or in the formula to calculate his bonus;

 o discontinuation of Mr. Becker's participation in any stock option, bonus or other employee benefit plan;
 o the sale of either the motor sports or theatrical line of business to any person other than Mr. Becker before March 7, 2000, unless Mr. Becker elected not to exercise Becker's right of first refusal;
 o the sale of all or substantially all of the assets of PACE;
 o a change of control of SFX; or
 o the failure by SFX to contribute any acquired business, which derives a majority of its revenues from either a theatrical or motor sports line of business, to PACE.

If Mr. Becker's employment is terminated, then, among other things:

 o from the date of termination until February 25, 2003, SFX must pay Mr. Becker the base salary and any bonus to which he would otherwise be entitled and Mr. Becker will be entitled to participate in all of the profit-sharing, retirement income, stock purchase, savings and executive compensation plans to the same extent he would otherwise have been entitled to participate;
 o for one year after the date of termination, SFX will maintain Mr. Becker's life, accident, medical, health care and disability programs or arrangements and provide Mr. Becker with use of the same office and related facilities; and
 o if the termination occurs before March 11, 2000, Mr. Becker will retain the Becker Second Year Option and Becker's right of first refusal.

     Throughout the term of his employment and for a period of 18 months thereafter, Mr. Becker has agreed not to, directly or indirectly, engage in any activity or business that is directly competitive with SFX or its affiliates or solicit any of its employees to leave SFX or its affiliates. However, these restrictions will not apply if Mr. Becker exercises his rights, or SFX breaches its obligations, with respect to Becker's right of first refusal or the Becker Second Year Option.

     FALK EMPLOYMENT AGREEMENT

     On April 29, 1998, SFX entered into an employment agreement with David Falk. The agreement has a term of five years commencing June 4, 1998. SFX employs Mr. Falk as the Chairman of FAME and SFX's Sports Group and as a Member of the Office of Chairman of SFX and appointed him a director of SFX. Pursuant to the agreement, Mr. Falk directs the day to day operations of FAME and SFX's Sports Group and any other sports businesses acquired by SFX. The agreement provides for an annual base salary of $315,000, reviewed annually and increased by a minimum of 4.0% per year. In addition, Mr. Falk will be considered for an annual bonus consistent with the bonuses given to other senior executives of SFX. Mr. Falk received an option to purchase 100,000 shares of SFX Class A common stock at an exercise price of $41.62 per share. The option will fully vest on June 4, 1999. In addition, SFX has agreed to make annual stock option grants to Mr. Falk to purchase at least 30,000 shares of SFX Class A common stock in the first four years of his employment agreement.

     SFX may terminate Mr. Falk's employment at any time with or without cause, as defined in his employment agreement. If the agreement is terminated for any reason other than a voluntary termination or termination for cause, then:

 o all stock options granted pursuant to the agreement will immediately vest and become exercisable;
 o any remaining stock options to be granted pursuant to the agreement will immediately be granted and will vest and become exercisable; and

 o SFX will be obligated to pay Mr. Falk his base salary and annual bonuses at a rate equal to 50% of his base salary through the original term of the agreement, as well as certain additional benefits.


In addition, if a Change in Control, as defined in the agreement, occurs, SFX may be required to pay a portion of certain taxes incurred by Mr. Falk as a result of the Change of Control.


     For one year following the termination of the employment agreement by Mr. Falk or for cause, as defined in the agreement, except in certain events, Mr. Falk has agreed that he will not become employed in any capacity by, or become an officer, director, shareholder or general partner of any entity that competes with any material business of FAME as conducted as of the closing date of the FAME acquisition and he will not solicit any employee of SFX or any entities that are directly or indirectly controlled by SFX to leave such employment.


     SFX and Broadcasting have also entered into certain additional agreements and arrangements with their officers and directors from time to time in the past. See "Certain Relationships and Related Transactions of SFX."


     OPTION GRANTS


     On April 27, 1998, SFX granted the following options to purchase shares of SFX Class A common stock at $29.125 per share:


 o options to purchase 250,000 shares to Mr. Sillerman;
 o options to purchase 75,000 shares to Mr. Ferrel;
 o options to purchase 25,000 shares to Mr. Becker;
 o options to purchase 30,000 shares to Mr. Tytel;
 o options to purchase 35,000 shares to Mr. Armstrong; and
 o options to purchase 15,000 shares to Mr. Benson.


     On May 27, 1998, SFX granted the following options to purchase shares of SFX Class A common stock at $43.25 per share:


 o options to purchase 250,000 shares to Mr. Sillerman;
 o options to purchase 100,000 shares to Mr. Ferrel;
 o options to purchase 50,000 shares to Mr. Becker;
 o options to purchase 50,000 shares to Mr. Tytel;
 o options to purchase 50,000 shares to Mr. Armstrong; and
 o options to purchase 25,000 shares to Mr. Benson.


     These options vest over five years, starting one year from their date of grant.

                              MARQUEE MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of the executive officers and directors of Marquee:




                                              POSITION(S) HELD WITH                   AGE AS OF
              NAME                                   MARQUEE                       JANUARY 20, 1999
------------------------------- ------------------------------------------------- -----------------
Robert M. Gutkowski ........... President, Chief Executive Officer and Director   50
Robert F.X. Sillerman ......... Chairman                                          50
Arthur C. Kaminsky ............ Director and Executive Vice President             52
Michael Letis ................. Director and Executive Vice President             57
Louis J. Oppenheim ............ Director and Executive Vice President             41
Michael Trager ................ Director and Executive Vice President             56
William J. Allard ............. Director                                          38
Arthur R. Barron .............. Director                                          64
Donald L. Dell ................ Director                                          60
Myles W. Schumer .............. Director                                          52
Howard J. Tytel ............... Director                                          52
Jan E. Chason ................. Chief Financial Officer                           53

     The following are brief descriptions of the executive officers and directors of Marquee:

     ROBERT M. GUTKOWSKI has served as President, Chief Executive Officer and a director of Marquee since December 1995. Since March 1997, Mr. Gutkowski has been a member of the Board of Directors of the Professional Bowlers Association. Mr. Gutkowski has more than 20 years of experience in the television, sports and entertainment industries. From September 1994 until December 1995, Mr. Gutkowski was a consultant to sports-related businesses. From November 1991 to September 1994, he served as President and Chief Executive Officer of Madison Square Garden Corporation, where he oversaw the operations of the New York Knicks, the New York Rangers, the MSG Entertainment Group, the MSG Cable Network, Madison Square Garden and the Paramount Theater. From July 1990 to November 1991, Mr. Gutkowski served as President of MSG Entertainment Group, having served as Executive Vice President thereof from September 1987 to July 1990. From October 1985 to September 1987, he served as President of Madison Square Garden Network. Before his tenure at Madison Square Garden, Mr. Gutkowski was Vice President-Sales for Paramount Television Domestic Distribution. From February 1981 to September 1983, Mr. Gutkowski was Vice President-Programming for ESPN. Mr. Gutkowski earned a B.A. from Hofstra University.

     ROBERT F.X. SILLERMAN has been Chairman of Marquee since July 1995. For additional biographical information regarding Mr. Sillerman, see "SFX Management--Directors and Executive Officers."

     ARTHUR C. KAMINSKY has been a director of Marquee since March 1996 and an Executive Vice President of Marquee since December 1996. Mr. Kaminsky has served as President and Chief Executive Officer of Athletes and Artists, Inc. since 1977. From 1974 to 1990, Mr. Kaminsky was a partner with the law firm of Taft & Kaminsky. Mr. Kaminsky earned a B.A. from Cornell University and a J.D. from Yale University.

     MICHAEL LETIS became a director and an Executive Vice President of Marquee in December 1996. Mr. Letis has served as President of Sports Management and Television

International, Inc. since 1984. Mr. Letis is a director of Thoroughbred Racing Communications, Inc. and of the Thoroughbred Club of America. Mr. Letis earned a B.A. from Dartmouth College.

     LOUIS J. OPPENHEIM became a director and an Executive Vice President of Marquee in December 1996. Mr. Oppenheim has served as Chief Operating Officer, Vice President and Secretary of A&A since 1985. From 1981 to 1985, he served as a talent representative for A&A. Mr. Oppenheim earned a B.A. from The University of Pennsylvania and a J.D. from Fordham University.

     MICHAEL TRAGER has been a director of Marquee since March 1996 and an Executive Vice President of Marquee since December 1996. Mr. Trager has served as Chairman of SMTI since 1984. From November 1994 to December 1995, Mr. Trager served as a Director of Select Media Communications, Inc. Mr. Trager is a member of the Board of Directors and the past President of the Greenwich Old-timers Athletic Association, which provides college scholarships and financial assistance to young athletes in the Greenwich community. Mr. Trager earned a B.S. and M.B.A. from Bucknell University.

     WILLIAM J. ALLARD has served as a director of Marquee since October 1997. Mr. Allard has served as the Chief Operating Officer of ProServ, Inc. since January 1993 and as President of ProServ, Inc. since December 1996. From December 1990 to January 1993, Mr. Allard served as Managing Director of ProServ Europe, S.A., a French subsidiary of ProServ, Inc. Mr. Allard earned a B.S. from Babson College and an M.B.A. from Harvard University.

     ARTHUR R. BARRON has served as a director of Marquee since December 1996. From January 1995 through December 1997, Mr. Barron served as a non-exclusive consultant to Callahan Associates International LLC, a company seeking to finance, develop and acquire communication, entertainment and wireless projects around the world. In May 1995, Mr. Barron retired from Time-Warner Inc., where he served from February 1990 to May 1995 as Chairman of Time-Warner International, which is engaged in international strategic development activities in the media and entertainment industries, and as Chairman of Time-Warner Enterprises, the strategic and business development unit of Time-Warner Inc. From 1984 until July 1989, Mr. Barron served as President of Paramount Communications Inc.'s entertainment group, which includes Paramount Pictures, Madison Square Garden, the New York Knicks and the New York Rangers.

     DONALD L. DELL has served as a director of Marquee since October 1997. Mr. Dell founded, and since 1971 has been the Chairman and Chief Executive Officer of, ProServ, Inc. In 1980, Mr. Dell founded and became the Chairman of the Board of ProServ Television, Inc. Mr. Dell is also the Honorary Chairman of the KidSports Foundation, the Co-Chairman of the D.C. Tennis Classic in Washington, D.C. and the Vice Chairman of the International Tennis Hall of Fame in Newport, Rhode Island. He also serves on the Advisory Committee of the Washington Tennis Foundation. Mr. Dell earned a B.A. from Yale University and a J.D. from the University of Virginia.

     MYLES W. SCHUMER has served as a director of Marquee since December 1996. For more than the past five years, Mr. Schumer has been a partner, specializing in tax matters, of Cornick, Garber & Sandler, New York, independent public accountants. From July 1993 until November 1996, Mr. Schumer served as a director of Multi-Market Radio, Inc., a publicly-traded company controlled by Mr. Sillerman engaged in the ownership and operation of radio stations.

     HOWARD J. TYTEL has served as a director of Marquee since July 1995. For additional biographical information regarding Mr. Tytel, see "SFX Management-- Directors and Executive Officers."

     JAN E. CHASON has been the Chief Financial Officer of Marquee since June 1997. From November 1996 to July 1997, Mr. Chason was the Chief Financial Officer of Triathlon Broadcasting Company, a publicly-traded company that owns and operates radio stations. In addition, from June 1996 through June 1997, Mr. Chason was a consultant to SCMC and TSC and, through TSC, provided advisory services to Marquee. Mr. Chason was the principal in JEC Consulting Associates, which specialized in providing financial consulting and advisory services, from October 1994 to June 1996. From 1982 until September 1994, Mr. Chason was a Partner, specializing in auditing and accounting services, of Ernst & Young LLP. Mr. Chason earned a B.B.A. from City College of New York and is a Certified Public Accountant.

     AUDIT COMMITTEE

     The Audit Committee reviews, and reports to the Marquee Board on, various auditing and accounting matters, including the selection, quality and performance of Marquee's internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also reviews certain related-party transactions and potential conflict-of-interest situations involving officers, directors or stockholders of Marquee. The members of the Audit Committee are Messrs. Barron, Schumer and Tytel.

     COMPENSATION COMMITTEE

     The Compensation Committee reviews and makes recommendations with respect to certain of Marquee's compensation programs and compensation arrangements with respect to certain officers, including Messrs. Gutkowski, Kaminsky, Letis, Oppenheim and Trager. The members of the Compensation Committee are Messrs. Sillerman, Barron and Schumer.

     STOCK OPTION COMMITTEE

     The Stock Option Committee grants options, determines which employees and other individuals performing substantial services to Marquee may be granted options and determines the rights and limitations of options granted under Marquee's plans. The members of the Stock Option Committee are Messrs. Sillerman, Barron and Schumer.

MANAGEMENT COMPENSATION

     Marquee commenced operations in 1996. The table below sets forth information regarding the compensation awarded to, earned by or paid to Robert
M. Gutkowski, the President and Chief Executive Officer of Marquee, and the next four most highly compensated officers of Marquee (collectively, the "Marquee Named Executive Officers") during the years ended December 31, 1996 and 1997 for services rendered in all capacities to Marquee and its subsidiaries.

                          SUMMARY COMPENSATION TABLE
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                                                                  LONG TERM
                                         ANNUAL COMPENSATION                                     COMPENSATION
                                    -----------------------------                            -------------------
                                                                                                  SECURITIES
  NAME AND PRINCIPAL      FISCAL         ANNUAL                          OTHER ANNUAL         UNDERLYING OPTIONS
       POSITION            YEAR        SALARY ($)      BONUS ($)     COMPENSATION ($) (1)            (#)
----------------------   --------   ---------------   -----------   ----------------------   -------------------
Robert M. Gutkowski      1997           325,000        150,000      --                       0
 President and Chief     1996       231,250            122,500      --                       20,000
 Executive Officer
Arthur C. Kaminsky       1997           300,000           0         --                       0
 Executive Vice          1996            12,500(2)        0         --                       20,000
 President
Michael Letis            1997           300,000           0         --                       0
 Executive Vice          1996            12,500(3)        0         --                       20,000
 President
Louis J. Oppenheim       1997           175,000           0         --                       0
 Executive Vice          1996             7,292(4)        0         --                       20,000
 President and
 Secretary
Michael Trager           1997           300,000           0         --                       0
 Executive Vice          1996            12,500(5)        0         --                       20,000
 President

----------
(1) For each of 1996 and 1997, the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the salary and bonus for each of the Marquee Named Executive Officers.

(2) Mr. Kaminsky became an Executive Vice President of Marquee effective December 11, 1996, upon the acquisition of A&A by Marquee, and entered into an employment agreement providing for an initial annual salary of $300,000.

(3) Mr. Letis became an Executive Vice President of Marquee effective December 11, 1996, upon the acquisition of SMTI by Marquee, and entered into an employment agreement providing for an initial annual salary of $300,000.

(4) Mr. Oppenheim became an Executive Vice President of Marquee effective December 11, 1996, upon the consummation of the A&A acquisition, and entered into an employment agreement providing for an initial annual salary of $175,000.

(5) Mr. Trager became an Executive Vice President of Marquee effective December 11, 1996, upon the consummation of the SMTI acquisition, and entered into an employment agreement providing for an initial annual salary of $300,000.


                           OPTION/SAR GRANTS IN 1997

     Marquee did not grant any options to any of the Marquee Named Executive Officers in 1997.

     Marquee made the following grants of stock options and stock appreciation rights to its directors and executive officers in 1997:

 o Donald L. Dell, a director of Marquee, was granted 40,000 ten-year stock options in connection with the execution by him of an employment agreement with Marquee. These options are immediately exercisable and have an exercise price of $5.94 per share. See "--Employment Agreements."

 o TSC, a corporation of which Robert F.X. Sillerman, the Chairman of Marquee, is the Chairman and Chief Executive Officer, was granted 200,000 five-year stock options in connection with its services relating to the Marquee Tender Offer. These options are immediately exercisable and have an exercise price of $7.00 per share.

 o Mr. Sillerman was granted 10,000 five-year stock options in connection with his services relating to the acquisition of ProServ. These options are immediately exercisable and have an exercise price of $5.00 per share. See "Certain Relationships and Related Transactions of Marquee--Consulting Agreement" and "--ProServ Acquisition."

 o Jan E. Chason, the Chief Financial Officer of Marquee, was granted 7,500 stock options in 1997 with an exercise price of $5.875 per share. These options vest over three years.

     In addition, Marquee has made the following grants of stock options and stock appreciation rights to its directors and executive officers in 1998:

 o Robert F.X. Sillerman received a grant of 85,000 stock options on February 19, 1998 that have an exercise price of $4.00 per share and vest over a three-year period. In addition, Mr. Sillerman received a grant of 26,479 stock options on October 19, 1998 that have an exercise price of $2.50 per share and vest over a three-year period.

 o Robert M. Gutkowski received a grant of 57,000 stock options on February 19, 1998 that have an exercise price of $4.00 per share and vest over a three-year period. In addition, Mr. Gutkowski received a grant of 18,691 stock options on October 19, 1998 that have an exercise price of $2.50 per share and vest over a three-year period.

 o Arthur Kaminsky, Michael Letis and Michael Trager each received a grant of 45,000 stock options on February 19, 1998 that have an exercise price of $4.00 per share and vest over a three-year period. In addition, Messrs. Kamisky, Letis and Trager each received a grant of 14,018 stock options on October 19, 1998 that have an exercise price of $2.50 per share and vest over a three-year period.

 o Louis J. Oppenheim received a grant of 35,000 stock options on February 19, 1998 that have an exercise price of $4.00 per share and vest over a three-year period. In addition, Mr. Oppenheim received a grant of 10,902 stock options on October 19, 1998 that have an exercise price of $2.50 per share and vest over a three-year period.

 o Howard J. Tytel received a grant of 15,000 stock options on February 19, 1998 that have an exercise price of $4.00 and vest over a three-year period. Mr. Tytel also received a grant of 10,000 stock appreciation rights that have a base price of $4.00 per underlying share of Marquee common stock and vest over a three-year period. In addition, Mr. Tytel received a grant of 4,672 stock options on October 19, 1998 that have an exercise price of $2.50 per share and vest over a two-year period.

 o Donald Dell and William Allard each received a grant of 10,000 stock options on February 19, 1998 that have an exercise price of $4.00 per share and vest over a three-year period. In addition, Messrs. Dell and Allard each received a grant of 3,115 stock options on October 19, 1998 that have an exercise price of $2.50 per share and vest over a three-year period.

 o Jan E. Chason received a grant of 5,500 options on February 19, 1998 that have an exercise price of $4.00 per share and vest over a three-year period. In addition, Mr. Chason received a grant of 2,259 stock options on October 19, 1998 that have an exercise price of $2.50 per share and vest over a three-year period.

 o Arthur R. Barron and Myles W. Schumer each received a grant of 7,500 stock appreciation rights on February 12, 1998, which have vested, and have a base price of $4.25 per underlying share of Marquee common stock. In addition, Messrs. Barron and Schumer each received a grant of 10,000 stock appreciation rights on February 19, 1998 that have a base price of $4.00 per underlying share of Marquee common stock and vest over a three-year period.

AGGREGATE OPTION/SAR EXERCISES IN 1997 AND FISCAL YEAR-END OPTION/SAR VALUES

     The table below sets forth information with respect to the exercise of stock options and stock appreciation rights by the Marquee Named Executive Officers during the year ended December 31, 1997 and the value at December 31, 1997 of unexercised "in-the-money" options held by the Marquee Named Executive Officers. The value of unexercised in-the-money options at December 31, 1997 is the difference between the option exercise price and the fair market value of a share of Marquee common stock at December 31, 1997, multiplied by the number of options.




                                                                 NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               SHARES                          UNEXERCISED OPTIONS/SARS       IN-THE-MONEY OPTIONS
                             ACQUIRED ON         VALUE              AT FY-END (#)               AT FY-END ($) (1)
          NAME              EXERCISE (#)     REALIZED ($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
------------------------   --------------   --------------   ---------------------------   --------------------------
Robert M. Gutkowski        0                0                       2,000/18,000           0
Arthur C. Kaminsky .....   0                0                       2,000/18,000           0
Michael Letis ..........   0                0                       2,000/18,000           0
Louis J. Oppenheim .....   0                0                       1,000/9,000            0
Michael Trager .........   0                0                       2,000/18,000           0

----------
(1) Based on $3.75, the closing price on December 31, 1997 of a share of Marquee common stock.

EMPLOYMENT AGREEMENTS

     Marquee has employment agreements with each of Messrs. Gutkowski, Kaminsky, Letis, Oppeneheim, Trager, Dell and Allard.

     MR. GUTKOWSKI

     Marquee and Robert M. Gutkowski have entered into an employment agreement dated as of March 21, 1996. In the agreement, Mr. Gutkowski agreed to serve as Marquee's President and Chief Executive Officer for an initial term of five years. The employment agreement provides Mr. Gutkowski with an annual base salary of $325,000 plus an annual bonus of at least $150,000, which bonus may be increased in the discretion of the board of directors of Marquee.

     The employment agreement allows Marquee to terminate Mr. Gutkowski's employment agreement before the expiration of its term if he dies, if he becomes disabled for a period of 26 consecutive weeks or if Marquee has "cause." For purposes of the employment agreement, "cause" means:

 o the conviction of a felony;
 o the commission of an act of fraud or embezzlement upon Marquee;
 o a material breach by Mr. Gutkowski of his agreement not to compete with Marquee; or
 o the willful malfeasance or gross negligence by Mr. Gutkowski in the performance of his duties under the employment agreement or his failure to perform his duties thereunder, which malfeasance, negligence or failure has a material adverse effect on the business of Marquee and which remains uncured for 15 days after notice from Marquee.

     Pursuant to his employment agreement, Mr. Gutkowski agrees not to compete with Marquee or solicit any of Marquee's clients or employees during the term of the agreement. In addition, the employment agreement prohibits Mr. Gutkowski from engaging in such activities for certain periods of time if he voluntarily terminates his employment agreement, if Marquee terminates his employment agreement or if the employment agreement is not extended on substantially similar terms.

     MESSRS. KAMINSKY, LETIS, OPPENHEIM AND TRAGER

     Upon its acquisition of A&A and SMTI in December 1996, Marquee entered into employment agreements with each of Messrs. Kaminsky, Letis, Oppenheim and Trager on substantially the same terms and conditions as Mr. Gutkowski's employment agreement with Marquee. In these agreements, each such person agreed to serve as an Executive Vice President of Marquee for an initial term of five years. The employment agreements provide each of Messrs. Kaminsky, Letis and Trager with an annual base salary of $300,000, and provide Mr. Oppenheim with an annual base salary of $175,000.

     MR. DELL

     In October 1997, Marquee entered into an employment agreement with Mr. Dell. In the agreement, he agreed to serve for an initial term of four years as the Chairman and Chief Executive Officer of ProServ and a director of Marquee for a base salary of not less than $300,000 per year plus certain bonuses. Mr. Dell may terminate the employment agreement after three years without any further obligation on his part, except that he will be subject to a one-year agreement not to compete with Marquee if he opts to receive options to purchase 40,000 shares of Marquee common stock. If he does not so terminate the employment agreement, Marquee may extend the employment agreement for a fifth year. In addition, Mr. Dell received at the consummation of the ProServ acquisition, and he has the right to receive upon each anniversary thereof during the term of his employment agreement, an option to purchase 40,000 shares of Marquee common stock at an exercise price per share based upon the closing price of the Marquee common stock on the date of grant.

     MR. ALLARD

     In October 1997, Marquee entered into an employment agreement with Mr. Allard. His employment agreement provides that he will serve as President, Chief Operating Officer and Managing Director of ProServ through December 31, 2000 for an annual base salary of $300,000 plus certain incentive-based bonuses.

     AMENDMENTS

     In connection with the merger, Messrs. Gutkowski, Kaminsky, Letis, Oppenheim, Trager, Dell and Allard, among others, amended their employment agreements, to be effective as of the effective time of the merger. Among other things, these amendments will remove their rights to receive options to purchase shares of Marquee common stock, and grant them the right to receive options to purchase a certain number of shares of SFX Class A common stock. These amendments will also modify certain of these individuals' non-competition clauses.

DIRECTOR COMPENSATION

     Each director who is not an employee of Marquee receives $1,500 for each board of directors' meeting attended and $750 for each committee meeting attended, in addition to reimbursement for travel expenses in attending such meetings.
     In February 1998, Messrs. Barron and Schumer were each awarded 7,500 stock appreciation rights. These stock appreciation rights vest over two years and have a strike price of $4.25 per share of Marquee common stock.

                          SFX PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding ownership of SFX common stock as of February 10, 1999, by each executive officer of SFX, each director of SFX, the directors and executive officers of SFX as a group and each person known by SFX to own beneficially more than 5% of any class of SFX common stock.






                                                                    CLASS A COMMON STOCK
                                                                    AFTER THE MERGER AND
                                             CLASS A                   THE CELLAR DOOR
                                          COMMON STOCK                 ACQUISITION(1)
                                  ----------------------------- -----------------------------
       NAME AND ADDRESS OF             NUMBER OF       PERCENT        NUMBER         PERCENT
       BENEFICIAL OWNER(2)              SHARES        OF CLASS       OF SHARES      OF CLASS
--------------------------------- ------------------ ---------- ------------------ ----------
Directors and Executive Officers:
Robert F.X. Sillerman ...........     2,653,005(3)       9.2%       2,765,945(4)       9.1%
Michael G. Ferrel ...............       145,303(5)         *          145,303(5)         *
Brian Becker ....................        29,402(6)         *           29,402(6)         *
David Falk ......................       325,000(7)       1.1          325,000(7)       1.1
Howard J. Tytel .................       454,604(8)       1.6          471,286(9)       1.6
Thomas P. Benson ................        22,333(10)        *           22,333(10)        *
Richard A. Liese ................         2,800(11)        *            2,800(11)        *
D. Geoffrey Armstrong ...........       175,133(12)        *          175,133(12)        *
James F. O'Grady, Jr. ...........        17,272(13)        *           17,272(13)        *
Paul Kramer .....................        18,422(14)        *           18,422(14)        *
Edward F. Dugan .................         8,422(13)        *            8,422(13)        *
All directors and executive
 officers as a group (11 persons)     3,397,092         11.8%       3,510,032         11.6%
5% Stockholders:
Zweig-DiMenna International
 Limited(15) and affiliated
 companies ......................     1,450,400          5.0%       1,450,400          4.8%
 P.O. Box N-9932
 Maritime House, Frederick
 Street
 Nassau, Bahamas



                                                                   PERCENT OF
                                                                      TOTAL         PERCENT OF
                                                                     VOTING        TOTAL VOTING
                                             CLASS B                  POWER        POWER AFTER
                                          COMMON STOCK             BEFORE THE       THE MERGER
                                  -----------------------------  MERGER AND THE      AND THE
       NAME AND ADDRESS OF             NUMBER OF       PERCENT     CELLAR DOOR     CELLAR DOOR
       BENEFICIAL OWNER(2)              SHARES        OF CLASS     ACQUISITION    ACQUISITION(1)
--------------------------------- ------------------ ---------- ---------------- ---------------
Directors and Executive Officers:
Robert F.X. Sillerman ...........      1,524,168(4)      89.8%         39.1%           37.8%
Michael G. Ferrel ...............        172,869(5)      10.2           4.1             3.9
Brian Becker ....................             --           --             *               *
David Falk ......................             --           --             *               *
Howard J. Tytel .................             --           --           1.0             1.0
Thomas P. Benson ................             --           --             *               *
Richard A. Liese ................             --           --             *               *
D. Geoffrey Armstrong ...........             --           --             *               *
James F. O'Grady, Jr. ...........             --           --             *               *
Paul Kramer .....................             --           --             *               *
Edward F. Dugan .................             --           --             *               *
All directors and executive
 officers as a group (11 persons)      1,697,037        100.0%         44.5%           43.0
5% Stockholders:
Zweig-DiMenna International
 Limited(15) and affiliated
 companies ......................             --           --           3.2%            3.0
 P.O. Box N-9932
 Maritime House, Frederick
 Street
 Nassau, Bahamas


----------
*     Less than 1%


(1) Assumes that the exchange ratio is 0.0864, based on an assumed SFX stock price of $55.00, and that SFX will issue 363,636 shares of SFX Class A common stock in connection with the Cellar Door acquisition. If SFX issues 4,000,000 shares of SFX Class A common stock in the proposed equity offering, Mr. Sillerman will have 34.9% of the combined voting power of the SFX common stock, Mr. Ferrel will have 3.6%, and each of the remaining directors and executive officers of SFX will have less than 1.0%. On this basis, as a group, the directors and executive officers of SFX will have 39.6% of the combined voting power. Zweig DiMenna International and its affiliates will have 2.8%.


(2) Unless otherwise set forth above, the address of each stockholder is the address of SFX, which is 650 Madison Avenue, 16th Floor, New York, New York 10022. Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security, and a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of February 10, 1999. Unless noted otherwise, information as to beneficial ownership is based on statements furnished to SFX by the beneficial owners, and stockholders possess sole voting and dispositive power with respect to shares listed on this table. As of February 10, 1999, there were issued and outstanding 28,755,784 shares of SFX Class A common stock and 1,697,037 shares of SFX Class B common stock.

(3) Includes 39,343 shares of SFX Class A common stock held by SCMC and options to purchase an aggregate of 40,000 shares of Class A common stock held by Mr. Sillerman which are, or will become, exercisable within 60 days of February 10, 1999. Also includes 446,271 shares of SFX Class A common stock and 8,333 options held by Mr. Tytel that Mr. Sillerman has the right to vote. Excludes options to purchase an aggregate of 580,000 shares of Class A common stock held by Mr. Sillerman which are not exercisable within 60 days of February 10, 1999. If the 1,524,168 shares of Class B common stock held by Mr. Sillerman were included in calculating his ownership of the SFX Class A common stock, then Mr. Sillerman would beneficially own 4,177,173 shares of SFX Class A common stock, representing approximately 13.8% of the class. See "SFX Management-- Employment Agreements and Arrangements with Certain Officers and Directors."

(4) Includes 39,343 shares of SFX Class A common stock held by SCMC and options to purchase an aggregate of 40,000 shares of SFX Class A common stock held by Mr. Sillerman which are, or will become, exercisable within 60 days of February 10, 1999. Also includes 458,931 shares of SFX Class A common stock, 11,357 options and 997 warrants held by Mr. Tytel that Mr. Sillerman has the right to vote. Includes options to be received by Mr. Sillerman in the merger to purchase an aggregate of 18,864 shares of SFX Class A common stock and warrants to be received in the merger to purchase an aggregate of 5,649 shares of SFX Class A common stock which are, or will become, exercisable within 60 days of February 10, 1999. Excludes options to be received in the merger to purchase 9,976 shares of SFX Class A common stock and options previously issued to purchase an aggregate of 580,000 shares of SFX Class A common stock which are not exercisable within 60 days of February 10, 1999. If the 1,524,168 shares of SFX Class B common stock held by Mr. Sillerman were included in calculating his ownership of the SFX Class A common stock, then Mr. Sillerman would beneficially own 4,290,113 shares of SFX Class A common stock, representing approximately 11.8% of the class upon closing of the merger, the Cellar Door acquisition and the proposed equity offering. See "Marquee Principal Stockholders" and "SFX Management--Employment Agreements and Arrangements with Certain Officers and Directors."

(5) Includes options to purchase an aggregate of 16,666 shares of Class A common stock held by Mr. Ferrel which are, or will become, exercisable within 60 days of February 10, 1999. Excludes options to purchase an aggregate of 208,334 shares of SFX Class A common stock held by Mr. Ferrel which are not exercisable within 60 days of February 10, 1999. If the 172,869 shares of Class B common stock held by Mr. Ferrel were included in calculating his ownership of Class A common stock, then Mr. Ferrel would beneficially own 318,172 shares of Class A common stock, representing less than 1% of the class upon closing of the Cellar Door acquisition, the proposed equity offering and the merger. See "SFX Management--Employment Agreements and Arrangements with Certain Officers and Directors."

(6) Excludes options to purchase an aggregate of 75,000 shares of SFX Class A common stock held by Mr. Becker which are not exercisable within 60 days of February 10, 1999.

(7) Excludes options to purchase an aggregate of 100,000 shares of SFX Class A common stock held by Mr. Falk which are not exercisable within 60 days of February 10, 1999.

(8) Includes options to purchase an aggregate of 8,333 shares of Class A common stock held by Mr. Tytel which are, or will become, exercisable within 60 days of February 10, 1999. Excludes options to purchase an aggregate of 96,667 shares of SFX Class A common stock held by Mr. Tytel which are not exercisable within 60 days of February 10, 1999. Mr. Tytel also has an economic interest in SCMC, which beneficially owns 39,343 shares of SFX Class A common stock, although he lacks voting or dispositive power with respect to the shares beneficially held by SCMC. Mr. Sillerman has the right to vote all of the shares of SFX Class A common stock beneficially owned by Mr. Tytel.

(9) Includes option to purchase an aggregate of 8,333 shares of SFX Class A common stock held by Mr. Tytel which are, or will become, exercisable within 60 days of February 10, 1999. Also includes 3,024 options and 997 warrants that are, or will become, exercisable for shares of Class

    A common stock within 60 days of February 10, 1999. Excludes options to be received in the merger to purchase 1,267 shares of SFX Class A common stock and 576 stock appreciation rights to be received in the merger not exercisable within 60 days of February 10, 1999. Also excludes options previously issued to purchase an aggregate of 96,667 shares of SFX Class A common stock held by Mr. Tytel which are not exercisable within 60 days of February 10, 1999. Mr. Tytel also has an economic interest in SCMC, which beneficially owns 39,343 shares of SFX Class A common stock, although he lacks voting or dispositive power with respect to the shares beneficially held by SCMC. Mr. Sillerman has the right to vote all of the shares of SFX Class A common stock beneficially owned by Mr. Tytel.

(10) Includes options to purchase an aggregate of 3,333 shares of SFX Class A common stock held by Mr. Benson which are, or will become, exercisable within 60 days of February 10, 1999. Excludes options to purchase an aggregate of 46,667 shares of SFX Class A common stock held by Mr. Benson which are not exercisable within 60 days of February 10, 1999.

(11) Excludes options to purchase an aggregate of 10,000 shares of SFX Class A common stock held by Mr. Liese which are not exercisable within 60 days of February 10, 1999.

(12) Includes options to purchase an aggregate of 13,333 shares of SFX Class A common stock held by Mr. Armstrong which are, or will become, exercisable within 60 days of February 10, 1999. Excludes options to purchase an aggregate of 111,667 shares of SFX Class A common stock held by Mr. Armstrong which are not exercisable within 60 days of February 10, 1999.

(13) Includes options to purchase an aggregate of 2,500 shares of SFX Class A common stock held by each of Messrs. O'Grady and Dugan which are currently exercisable. Excludes 5,455 shares credited to each of these individuals' accounts in the deferred compensation plan for non-employee directors.

(14) Excludes 5,455 shares credited to Mr. Kramer's account in the deferred compensation plan for non-employee directors.

(15) Based on information contained in a Schedule 13G filed with the SEC on June 8, 1998. The aggregate number of shares is beneficially owned as follows: 714,300 shares by Zweig-DiMenna International Limited, a British Virgin Islands corporation; 328,200 by Zweig-DiMenna Partners, L.P., a New York limited partnership; 197,500 shares by Zweig-DiMenna Special Opportunities, L.P., a Delaware limited partnership; 124,000 shares by Zweig-DiMenna International Managers, Inc., a Delaware corporation, on behalf of a discretionary account; 83,400 shares by Gotham Advisors, Inc., a Delaware corporation, on behalf of a discretionary account and 3,000 shares by Zweig-DiMenna Investors L.P., a Delaware partnership. The principal business office for each of these entities, other than Zweig-DiMenna International Limited, whose address is set forth in the above table, is 900 Third Avenue, New York, New York 10022.


POSSIBLE CHANGE IN CONTROL


     Mr. Sillerman has pledged an aggregate of 793,401 of his shares of SFX Class B common stock as collateral for a line of credit, under which he currently has no outstanding borrowings. He continues to be entitled to exercise voting and consent rights with respect to the pledged shares, with certain restrictions. However, if he defaults in the payment of any future loans extended to him under the line of credit, the bank will be entitled to sell the pledged shares. Although the SFX Class B common stock has 10 votes per share in most matters, the pledged shares will automatically convert into shares of SFX Class A common stock upon such a sale. Such a sale of the pledged shares would reduce Mr. Sillerman's share of the voting power of the SFX common stock, and would therefore be likely to result in a change of control of SFX. See "Risk Factors--SFX will be required to make large payments upon a change of control, which may harm SFX's financial condition."

                        MARQUEE PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding ownership of Marquee common stock as of February 10, 1999, by each Marquee Named Executive Officer, each director of Marquee, the executive officers and directors of Marquee as a group and each person known by Marquee to own beneficially more than 5% of the common stock.





                                                                                                PERCENT OF
                                                                                               TOTAL VOTING
                 NAME AND ADDRESS OF BENEFICIAL OWNER (1)                   NUMBER OF SHARES      POWER
-------------------------------------------------------------------------- ------------------ -------------
Directors and Executive Officers:
Robert F.X. Sillerman (2)(3) .............................................      1,114,101           6.1%
Robert Gutkowski (3)(4) ..................................................        748,076           4.1%
Arthur C. Kaminsky (3)(5) ................................................        743,076           4.1%
Michael Letis (3)(6) .....................................................        743,076           4.1%
Michael Trager (3)(7) ....................................................        743,076           4.1%
Louis J. Oppenheim (3)(8) ................................................        375,702           2.1%
William J. Allard (9) ....................................................         38,333             *
Arthur R. Barron (10) ....................................................         20,000             *
Donald L. Dell (11) ......................................................        358,333           2.0%
Myles W. Schumer (12) ....................................................          3,000             *
Howard J. Tytel (13) .....................................................        193,076           1.1%
Jan E. Chason (14) .......................................................          8,291             *
All executive officers and directors as a group (12 persons) (15) ........      5,088,140          27.1%
5% Stockholders:
Kaufmann Fund, Inc. (16) .................................................      3,500,000          19.4%
  140 East 45th Street, 43rd Floor
  New York, NY 10017
Franklin Resources, Inc. (17) ............................................      1,500,000           8.3%
  777 Mariners Island Blvd.
  San Mateo, CA 94404


----------
*     Less than 1%

(1) Unless otherwise noted, the address of each beneficial owner is c/o The Marquee Group, Inc., 888 Seventh Avenue, 37th Floor, New York, New York 10019. Unless otherwise noted, Marquee believes that all persons named in the table have sole voting and investment power with respect to all shares of Marquee common stock beneficially owned by them.


(2) Includes 190,000 shares of common stock issuable upon the exercise of options that are, or will become, exercisable within 60 days of February 10, 1999 and 65,384 shares of common stock issuable upon exercise of warrants. Excludes 113,146 shares of common stock issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999. See "Certain Relationships and Related Transactions of Marquee--Consulting Agreement."


(3) Marquee, TSC and Messrs. Gutkowski, Kaminsky, Letis, Trager and Oppenheim have entered into an agreement with Marquee with respect to the voting of shares of common stock held by them. See "Certain Relationships and Related Transactions of Marquee--Stockholders' Agreement."

(4) Includes 196,154 shares of common stock that Mr. Gutkowski placed in escrow but with respect to which he retains voting power, 25,000 shares of common stock issuable upon the exercise of options that are, or will become, exercisable within 60 days of February 10, 1999 and 38,461 shares of common stock issuable upon exercise of warrants. Excludes 73,691 shares of common stock issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.

(5) Includes 196,154 shares of common stock that Mr. Kaminsky placed in escrow but with respect to which he retains voting power, 20,000 shares of common stock issuable upon the exercise of options that are, or will become, exercisable within 60 days of February 10, 1999 and 38,461 shares of common stock issuable upon exercise of warrants. Excludes 59,018 shares of common stock issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.

(6) Includes 196,154 shares of common stock that Mr. Letis placed in escrow but with respect to which he retains voting power, 20,000 shares of common stock issuable upon the exercise of options that are, or will become, exercisable within 60 days of February 10, 1999 and 38,461 shares of common stock issuable upon exercise of warrants. Excludes 59,018 shares of common stock issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.

(7) Includes 196,154 shares of common stock that Mr. Trager placed in escrow but with respect to which he retains voting power, 20,000 shares of common stock issuable upon the exercise of options that are, or will become, exercisable within 60 days of February 10, 1999 and 38,461 shares of common stock issuable upon exercise of warrants. Excludes 59,018 shares of common stock issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.

(8) Includes 98,076 shares of common stock that Mr. Oppenheim placed in escrow but with respect to which he retains voting power, 14,166 shares of common stock issuable upon the exercise of options that are, or will become, exercisable within 60 days of February 10, 1999 and 19,230 shares of common stock issuable upon exercise of warrants. Excludes 41,736 shares of common stock issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.

(9) Includes 28,333 shares issuable upon exercise of options that are, or will become, exercisable within 60 days of February 10, 1999. Excludes 9,782 shares issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.

(10) Excludes 17,500 stock appreciation rights, 7,083 of which are, or will become, exercisable within 60 days of February 10, 1999. See "Marquee Management--Director Compensation."

(11) Includes 43,333 shares issuable upon exercise of options that are, or will become, exercisable within 60 days of February 10, 1999. Excludes 9,782 shares issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.

(12) Includes 1,500 shares of common stock issuable upon exercise of warrants which are currently exercisable. Excludes 17,500 stock appreciation rights, 7,083 of which are exercisable within 60 days of February 10, 1999. See "Marquee Management--Director Compensation."

(13) Includes 35,000 shares of common stock issuable upon the exercise of options that are, or will become, exercisable within 60 days of February 10, 1999 and 11,538 shares of common stock issuable upon exercise of warrants. Excludes 14,762 shares issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999 or 10,000 stock appreciation rights, 3,333 of which are exercisable within 60 days of February 10, 1999.

(14) Includes 2,000 shares issuable upon exercise of warrants which are currently exercisable and 4,291 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of February 10, 1999. Excludes 12,718 shares of common stock issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.

(15) Includes 428,456 shares issuable upon the exercise of options that are, or will become, exercisable within 60 days of February 10, 1999 and 253,496 shares issuable upon exercise of warrants. Excludes 452,581 shares of Marquee common stock issuable upon the exercise of options that are not exercisable within 60 days of February 10, 1999.


(16) Based on information contained in a Schedule 13G filed with the SEC on November 12, 1997 by Kaufmann Fund, Inc., an investment company registered under the Investment Company Act of 1940, as amended.

(17) Based on information contained in a Schedule 13G filed with the SEC on February 6, 1998 by Franklin Resources, Inc., Charles P. Johnson, Rupert
      H. Johnson, Jr. and Franklin Advisors, Inc. Franklin Advisors, Inc. is a subsidiary of Franklin Resources, Inc. and an investment advisor registered under the Investment Advisers Act of 1940, as amended. Franklin Advisors, Inc. has investment and/or voting power over securities owned by its advisory clients. Charles P. Johnson and Rupert
      H. Johnson each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal stockholders of Franklin Resources, Inc.

ESCROW SHARES

     IPO ESCROW SHARES


     In connection with Marquee's initial public offering, TSC and Messrs. Gutkowski, Kaminsky, Oppenheim, Letis and Trager deposited an aggregate of 1,275,000 shares of Marquee common stock into escrow. Each of them has waived their rights to the Marquee escrow shares in connection with the merger, which waiver becomes effective at the effective time, except that TSC's waiver was effective immediately. See "Certain Relationships and Related Transactions of Marquee--Escrow Agreement."


     QBQ ESCROW SHARES


     In connection with Marquee's acquisition of QBQ in October 1997, Marquee deposited into escrow 78,702 shares of Marquee common stock. The escrowed shares will be released from escrow if the Operating Income, as defined in the agreement relating to the QBQ acquisition, derived from the purchased assets exceeds $1.0 million in any of the three fiscal years, or $1.25 million in the fourth fiscal year, following the consummation of the QBQ acquisition. In the nine six months of 1998, Marquee recorded a charge to operations in recognition of the probability that such financial thresholds will be reached and QBQ's escrow shares will be released. In the merger, these escrowed shares will be converted into shares of SFX Class A common stock.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF SFX

POTENTIAL CONFLICTS OF INTEREST

     Until the closing of the merger, Messrs. Sillerman and Tytel may have conflicts of interest between Marquee and SFX. Mr. Sillerman has an aggregate equity interest of approximately 6.1% in Marquee and is the Chairman of its Board of Directors, and Mr. Tytel has an equity interest in Marquee of approximately 1.1% and is one of its directors. However, Messrs. Sillerman and Tytel did not represent the interests of Marquee in negotiations with SFX relating to the merger. See "The Merger--Interests of Marquee's Management and Directors in the Merger." SFX may directly compete with Marquee before the consummation of the merger in obtaining representation agreements with particular athletes and endorsement opportunities for its clients. In addition, SFX anticipates that, from time to time, it will enter into transactions and booking and other arrangements with Marquee and Marquee's clients. In addition, TSC, an entity controlled by Mr. Sillerman and in which Mr. Tytel also has an equity interest, has provided financial consulting services to Marquee and will continue to do so until the closing of the merger. See "Certain Relationships and Related Transactions of Marquee--Consulting Agreement." TSC's services are provided by certain directors, officers and employees of SFX who are not separately compensated for their services by TSC. In any transaction, arrangement or competition with Marquee before the closing of the merger, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of SFX, on the one hand, and their duties as directors of Marquee and their interests in TSC and Marquee, on the other hand. See "--Triathlon Fees."

     Pursuant to the employment agreement entered into between Brian Becker and SFX in connection with the acquisition of PACE, Mr. Becker has the option, exercisable within 15 days after February 25, 2000, to purchase SFX's motor sports line of business -- or, if that line of business has been sold, SFX's theatrical line of business -- at its then fair market value. Exercise of such option would result in the termination of Mr. Becker's employment agreement. Mr. Becker's option may present a conflict of interest in his role as a director of SFX. See "Risk Factors--SFX may be forced to sell some of its subsidiaries which may prevent SFX from realizing the full value of these subsidiaries" and "SFX Management."

AGREEMENTS PRIOR TO THE SPIN-OFF

     In January 1998, to retain the services of certain officers and directors of SFX and, if necessary, facilitate Broadcasting's ability to pursue an alternative transaction to the spin-off, as contemplated in the Broadcasting merger agreement, SFX reached an agreement with such individuals to waive the individuals' right to receive shares of SFX in the spin-off in return for the right to receive one share of SFX common stock regardless of the number of shares that were otherwise distributable in the spin-off or, in an alternative transaction, receive $4.20 in value of stock of the acquiring company or $4.20 in cash depending on the circumstances for each share of Broadcasting common stock held by them or were entitled to receive. The amount of $4.20 was based on the value attributed to the SFX common stock in the fairness opinion obtained by Broadcasting in connection with the Broadcasting merger. If the spin-off was consummated, SFX was permitted to satisfy its obligations by delivering shares in connection with the spin-off. The following table sets forth the executive officers and directors who entered into such an agreement, along with the number of shares of Broadcasting common stock that they held or were entitled to receive:

              NAME                      SHARES OF BROADCASTING
-------------------------------   ----------------------------------
  Robert F. X. Sillerman          1,326,248 of Class A common stock
                                  1,024,168 of Class B common stock
  Michael G. Ferrel               98,637 of Class A common stock
                                  22,869 of Class B common stock
  Howard J. Tytel                 248,615 of Class A common stock
  Thomas P. Benson                9,000 of Class A common stock
  Richard A. Liese                2,800 of Class A common stock
  D. Geoffrey Armstrong           161,800 of Class A common stock
  James F. O'Grady, Jr.           14,772 of Class A common stock
  Paul Kramer                     15,922 of Class A common stock
  Edward F. Dugan                 5,922 of Class A common stock

     In accordance with this agreement, SFX's obligations were deemed satisfied upon delivery of the shares in connection with the spin-off. No cash payment was made.

EMPLOYMENT AGREEMENTS

     SFX has entered into employment agreements with each of its current executive officers. The employment agreements provide for annual base salaries of $500,000 for Mr. Sillerman, $350,000 for Mr. Ferrel, $315,000 for Mr. Falk, $300,000 for Mr. Tytel and $235,000 for Mr. Benson. Mr. Becker's employment agreement provides for an annual salary of $294,000 for the first year, $313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years.

     In connection with entering into the employment agreements, SFX sold the following restricted shares of stock: 500,000 shares of its Class B common stock to Mr. Sillerman; 150,000 shares of its Class B common stock to Mr. Ferrel; 80,000 shares of its Class A common stock to Mr. Tytel; and 10,000 shares of its Class A common stock to Mr. Benson. The shares were sold to the officers at a purchase price of $2.00 per share. In addition, the SFX Board, on the recommendation of its compensation committee, also has approved the issuance of stock options to its officers and directors exercisable for an aggregate of 252,500 shares of SFX's Class A common stock. The options will vest over three years and will have an exercise price of $5.50 per share. SFX will record non-cash compensation charges over the three-year exercise period to the extent that the fair value of the underlying Class A common stock exceeds the exercise price. See "SFX Management--Employment Agreements and Arrangements with Certain Officers and Directors."

ASSUMPTION OF EMPLOYMENT AGREEMENTS; CERTAIN CHANGE OF CONTROL PAYMENTS

     Pursuant to the terms of the distribution agreement, at the time of the consummation of the Broadcasting merger, SFX assumed all obligations under any employment agreement or arrangement between Broadcasting or any of its subsidiaries and any employee of SFX, including Messrs. Sillerman and Ferrel, other than obligations relating to Messrs. Sillerman's and Ferrel's change of control options and existing rights to indemnification. These assumed obligations included the obligation to make cash payments aggregating approximately $3.3 million to Mr. Sillerman, $1.5 million to Mr. Ferrel and $200,000 to Mr. Benson, after the termination of their employment with Broadcasting following the Broadcasting merger. SFX has paid these amounts. In addition, SFX's assumed obligations include the duty to indemnify

Messrs. Sillerman and Ferrel to the extent permitted by law for one-half of the cost of any excise tax that may be assessed against them for any change-of-control payments made to them by Broadcasting in connection with the Broadcasting merger.

INDEMNIFICATION OF MR. SILLERMAN

     On August 24, 1997, Mr. Sillerman entered into an agreement with Broadcasting and the Broadcasting buyer to waive his right to receive indemnification, except to the extent covered by directors' and officers' insurance, from Broadcasting, its subsidiaries, the Broadcasting buyer and its subsidiaries for claims and damages arising out of the Broadcasting merger and related transactions. Mr. Sillerman's employment agreement with SFX provides that SFX will indemnify Mr. Sillerman for these claims and damages to the fullest extent permitted by applicable law.

RELATIONSHIP BETWEEN HOWARD J. TYTEL AND BAKER & MCKENZIE

     Howard J. Tytel, who is the Executive Vice President, General Counsel, Secretary, Member of the Office of the Chairman and a director of SFX, was "Of Counsel" to the law firm of Baker & McKenzie from 1993 to May 31, 1998. Mr. Tytel was also an executive vice president, the general counsel and a director of Broadcasting. Baker & McKenzie served as counsel to Broadcasting and currently serves as counsel to SFX, Marquee and certain other affiliates of Mr. Sillerman. Baker & McKenzie formerly compensated Mr. Tytel based, in part, on the fees it received from providing legal services to Broadcasting, SFX, Marquee, other affiliates of Mr. Sillerman and other clients introduced to the firm by Mr. Tytel. Baker & McKenzie has agreed to a severance arrangement with Mr. Tytel, which is not based on fees received by Baker & McKenzie. From April 27, 1998, the date of the spin-off, until May 31, 1998, SFX incurred and paid Baker & McKenzie approximately $1.5 million for legal services. SFX believes that this arrangement was as fair to SFX as those that could have been obtained from an unrelated party on an arms-length basis.

ARRANGEMENT BETWEEN ROBERT F.X. SILLERMAN AND HOWARD J. TYTEL

     Since 1978, Messrs. Sillerman and Tytel have been jointly involved in numerous business ventures, including SCMC, TSC, MMR, Triathlon, Marquee, Broadcasting and SFX. In consideration for certain services provided by Mr. Tytel in connection with those ventures, Mr. Tytel has generally received from Mr. Sillerman either a minority equity interest in the businesses, with Mr. Sillerman retaining the right to control the voting and disposition of Mr. Tytel's interest, or cash fees in an amount mutually agreed upon. Although Broadcasting did not compensate Mr. Tytel directly, except for ordinary fees paid to him in his capacity as a director, he receives compensation from TSC and SCMC, companies controlled by Mr. Sillerman, as well as from Mr. Sillerman personally, with respect to the services he provides to various entities affiliated with Mr. Sillerman, including Broadcasting. In 1997, these cash fees aggregated approximately $5.0 million. In connection with the consummation of the Broadcasting merger and certain related transactions, Mr. Tytel received 308,374 shares of SFX's Class A common stock, with Mr. Sillerman retaining the right to vote these shares, and cash fees from TSC, SCMC and Mr. Sillerman personally. Mr Tytel has also granted Mr. Sillerman the right to vote all other shares of SFX Class A common stock beneficially owned by him. In addition, Mr. Tytel continues to have an economic interest in SCMC, which beneficially owns 39,343 shares of SFX's Class A common stock. See "--Assumption of Employment Agreements; Certain Change of Control Payments" and "--Employment Agreements."

TRIATHLON FEES


     SCMC, a corporation controlled by Mr. Sillerman and in which Mr. Tytel has an equity interest, has an agreement to provide consulting and marketing services to Triathlon, a publicly-traded company in which Mr. Sillerman is a significant stockholder. Under the terms of the agreement, SCMC has agreed to provide consulting and marketing services to Triathlon until June 1, 2005, for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect of transactional investment banking services. Triathlon paid fees of $3,000,000 for the year ended December 31, 1996, fees of $1,794,000 for the year ended December 31, 1997, and fees of $530,000 for the year ended December 31, 1998. These fees vary above the minimum annual fee of $500,000 depending on the level of acquisition and financing activities of Triathlon. SCMC previously assigned its rights to receive fees payable under this agreement to Broadcasting. Pursuant to the terms of the distribution agreement, Broadcasting assigned its rights to receive these fees to SFX. All services provided by SCMC are provided by employees of SFX. Triathlon has announced that it has agreed to be acquired by a third party. Triathlon will pay a fee to SFX in connection with such acquisition. When Triathlon is acquired, it will cease paying consulting fees for SCMC's services.


AGREEMENTS WITH BROADCASTING

     SFX and Broadcasting have entered into various agreements with respect to the spin-off and related matters. For the terms of these agreements, see the distribution agreement, tax sharing agreement and the employment benefits agreement, each of which is an exhibit to the registration statement.

COMMON STOCK RECEIVED IN THE SPIN-OFF

     In the spin-off, the holders of Broadcasting's Class A common stock, Series D preferred stock and warrants, upon exercise, received shares of SFX's Class A common stock, whereas Messrs. Sillerman and Ferrel, as the holders of Broadcasting's Class B common stock, which is entitled to ten votes per share on most matters, received shares of SFX's Class B common stock. SFX's Class A common stock and Class B common stock have similar rights and privileges, except that the Class B common stock has greater voting rights. See "Description of Capital Stock of SFX." The issuance of SFX's Class B common stock in the spin-off was intended to preserve Messrs. Sillerman's and Ferrel's relative voting power after the spin-off. Assuming the completion of the merger, the Cellar Door acquisition and the proposed equity offering, Mr. Sillerman may be deemed to beneficially own approximately 34.9% of the combined voting power of SFX, and Messrs. Sillerman and Ferrel may be deemed to beneficially own approximately 38.5% of the combined voting power of SFX. Accordingly, Mr. Sillerman, alone and together with SFX's current directors and executive officers, will generally be able to control the outcome of the votes of the stockholders of SFX on most matters. See "SFX Principal Stockholders."


     In addition, in August 1997, the board of directors of Broadcasting approved amendments to certain warrants to purchase an aggregate of 600,000 shares of Broadcasting's Class A common stock. The warrants were held by SCMC, an entity controlled by Mr. Sillerman. The amendments memorialized the original intent of the directors of Broadcasting that SCMC receive the aggregate number of shares of SFX Class A common stock that it would have received if it had exercised the warrants immediately before the spin-off. Because of these amendments, SCMC received 600,000 shares of SFX Class A common stock in the spin-off.

ISSUANCE OF STOCK TO HOLDERS OF BROADCASTING'S OPTIONS AND SARS

     On April 27, 1998, SFX issued 522,941 shares of its Class A common stock to holders as of the spin-off record date of the stock options or SARs of Broadcasting, whether or not vested. SFX also issued 325,000 to Mr. Sillerman and 70,000 shares to Mr. Ferrel with respect to options issuable under their employment agreements with Broadcasting. In addition, SFX issued 325,000 shares of its Class A common stock to Mr. Sillerman and 30,000 shares of SFX Class A common stock to Mr. Ferrel, which corresponded to change-of-control options of Broadcasting that they waived in connection with the Broadcasting merger. The issuances were made in consideration for past services to SFX and to allow holders of such options and SARs to participate in the spin-off in a manner similar to holders of Broadcasting's Class A common stock. Additionally, many of the option and SAR holders are officers, directors or employees of SFX. The members of the SFX Board, other than Messrs. Becker and Falk, received an aggregate of 850,479 shares pursuant to such issuance.

MEADOWS REPURCHASE


     In connection with the acquisition of Meadows Music Theater, Broadcasting obtained an option, as subsequently amended, to repurchase 247,177 shares of its Class A common stock (the "Meadows Shares") for an aggregate purchase price of $8.2 million. However, Broadcasting was restricted from exercising the Meadows Repurchase by certain loan covenants and other restrictions. Pursuant to the terms of the Broadcasting merger agreement, since the Meadows Shares were outstanding at the effective time of the Broadcasting merger, working capital was decreased by approximately $10.3 million.


     In January 1998, Mr. Sillerman committed to finance the $8.2 million exercise price of the Meadows Repurchase to offset the $10.3 million reduction to working capital. In consideration for his commitment, the board of directors of Broadcasting agreed that Mr. Sillerman would receive approximately the number of shares of SFX's Class A common stock to be issued in the spin-off with respect to the Meadows Shares. At the time Broadcasting accepted Mr. Sillerman's commitment, the board of directors of Broadcasting valued SFX's Class A common stock to be issued in the spin-off at $4.20 per share, the value attributed to such shares in the fairness opinion obtained by Broadcasting in connection with the Broadcasting merger. The transaction was approved by Broadcasting's board of directors, including the independent directors.



     In April 1998, Broadcasting assigned the option for the Meadows Shares to an unaffiliated third party and, in connection therewith, agreed to pay such party a fee of $75,000. Mr. Sillerman subsequently advanced such party the $8.2 million exercise price for the Meadows Repurchase, the repayment of which became due upon the Broadcasting merger. The third party has exercised the option and transferred to Mr. Sillerman SFX's Class A common stock issued in the spin-off with respect to the Meadows Shares. The Meadows Shares were tendered in the Broadcasting merger by the third party in exchange for the per share Broadcasting merger consideration of $75. The third party subsequently repaid the advance from Mr. Sillerman and transferred $10.3 million, the remainder of such consideration net of the third party fee, to SFX.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF MARQUEE

CONSULTING AGREEMENT

     Marquee entered into a Financial Consulting Agreement with SCMC, dated as of August 1, 1996. In March 1997, SCMC assigned its rights, obligations and duties under the consulting agreement to TSC. In the consulting agreement, TSC, a principal stockholder of Marquee, agreed to serve as Marquee's financial consultant until August 1, 2002. Mr. Sillerman, the Chairman of Marquee, is the Chairman, Chief Executive Officer and controlling stockholder of SCMC and TSC, and Mr. Tytel, a director of Marquee, is the Executive Vice President and General Counsel of SCMC and TSC. SCMC and/or TSC have entered into similar agreements with other companies, including companies in which Mr. Sillerman or his affiliates have substantial interests. Marquee had agreed to pay $30,000 per month commencing in September 1997 to TSC as compensation for its services under the consulting agreement. In October 1997, TSC waived its rights to future monthly payments under the consulting agreement. Under the consulting agreement, TSC has agreed to perform, or assist Marquee in, among other things:


 o production of financial reports and other data for Marquee's lenders and investors and as required under the Securities Act and the Exchange Act;
 o  assistance with the preparation of Marquee's books and records;

 o the maintenance of relationships with financial institutions participating in Marquee's financings;
 o  the design and implementation of Marquee's accounting systems;

 o the purchase, installation and implementation of computer hardware and software for Marquee's accounting systems;
 o  the implementation of a cash management system;

 o the establishment of regularized procedures for the accumulation of cash balances available for interest and other required debt service payments;

 o the engagement of bookkeeping, accounting and other personnel necessary for the implementation of Marquee's accounting systems; and

 o  placement of financing.

     The consulting agreement also provides for special advisory fees to be paid to TSC in the event of any financings or mergers and acquisitions, whether or not such transactions are originated by TSC, although such fees are subject to the approval of Marquee's independent directors. Marquee did not, however, make any such payment to SCMC or TSC in connection with Marquee's IPO, the A&A acquisition, the SMTI acquisition or Marquee's private placement. In February 1997, Marquee advanced $400,000 to TSC as an advance against special advisory fees to be earned by TSC. In connection with the ProServ acquisition and the QBQ acquisition, TSC received special advisory fees of $450,000, of which $400,000 was offset against the amount previously advanced to TSC. In connection with the tender offer, commenced in July 1997 and consummated in September 1997, by Marquee for its outstanding warrants (the "Marquee Tender Offer"), TSC received an immediately exercisable option to purchase 200,000 shares of Marquee common stock at $7.00 per share. This option expires in 2002. Although the special advisory fees paid in connection with these acquisitions exceed those contemplated by the consulting agreement, Marquee's independent directors have approved such fees as an affiliated transaction.

     Marquee has also agreed to reimburse TSC for all reasonable out-of-pocket disbursements incurred by TSC in connection with the performance of services under the consulting agreement and to indemnify TSC and its affiliates for losses, claims, damages or liabilities arising out of TSC's performance of its obligations under the consulting agreement. In 1997, Marquee reimbursed TSC's expenses of $75,000.

     In connection with the merger, TSC has agreed to terminate the consulting agreement for no consideration, effective upon the closing of the merger. Until the closing of the merger, employees of SFX will continue to provide the above-described services to Marquee on behalf of TSC. See "Certain Relationships and Related Transactions of SFX--Potential Conflicts of Interest."

     Mr. Tytel, a director of Marquee, was Of Counsel to the law firm of Baker & McKenzie from 1993 to May 31, 1998. Baker & McKenzie is counsel in certain matters to Marquee, SCMC, TSC and certain other affiliates of Mr. Sillerman. See "Certain Relationships and Related Transactions of SFX--Relationship Between Howard J. Tytel and Baker & McKenzie."

     In January 1996, Marquee entered into a month-to-month lease with TSC providing for a monthly rent of approximately $4,000, which lease was terminated in September 1996.

PROSERV ACQUISITION

     Marquee purchased ProServ for an aggregate purchase price of $10.8 million in cash and the issuance of 250,000 shares of Marquee common stock. In connection with the acquisition, Marquee repaid approximately $2.5 million of the outstanding indebtedness of ProServ. Of the $10.8 million cash purchase price, Donald Dell received $6.5 million and William J. Allard received approximately $643,000. In addition, Mr. Dell received the 250,000 shares of Marquee common stock issued in the ProServ acquisition. Messrs. Dell and Allard became directors of Marquee upon the consummation of the ProServ acquisition.

     Mr. Dell has agreed not to offer, sell or otherwise transfer or dispose of 50% of Dell's Marquee stock, with certain exceptions, until January 14, 2000. Marquee has granted Mr. Dell certain demand and piggyback registration rights with respect to Dell's Marquee stock, which, in certain situations, permit Mr. Dell to sell 100% of his Marquee stock.

     In addition, Marquee and Mr. Dell have agreed to indemnify each other for any losses incurred by either party as a result of the inaccuracy of any representation or warranty or the breach of any covenant or agreement; however, in certain circumstances, if Mr. Dell breaches the agreement, and Marquee still elects to purchase Mr. Dell's shares, then Marquee's remedy for such breach will be limited to $900,000. Mr. Dell has also agreed to indemnify Marquee for certain amounts by which ProServ's deficit in net working capital at the time of the consummation of the purchase of Mr. Dell's shares exceeds certain specified thresholds. The amount of such indemnity has not been finally determined.

     Marquee's stock purchase agreement with Mr. Dell provides that, at any time between October 14, 1999 and December 13, 1999, Mr. Dell may elect to transfer to Marquee up to all of the remaining Marquee stock held by Mr. Dell at a price per share equal to $7.70, for a total purchase price of up to approximately $1.9 million. If Marquee does not purchase the shares from Mr. Dell, Mr. Dell has certain rights to require Marquee to issue more shares of Marquee common stock to Mr. Dell. In addition, at any time between December 14, 1999 and January 12, 2000, Marquee may purchase up to 50% of Dell's Marquee stock held by Mr. Dell at a price per share equal to $7.70, for a total purchase price of up to $962,500. Marquee will record charges to operations over the next two years related to Marquee's potential obligation to repurchase Dell's Marquee stock.

     Upon the consummation of the ProServ acquisition, Marquee entered into employment agreements with Messrs. Dell and Allard. See "Marquee
Management--Employment Agreements."

     In connection with the ProServ acquisition, Mr. Sillerman provided a $500,000 personal guarantee to secure Marquee's obligations. In consideration for his guarantee, Marquee granted Mr. Sillerman an immediately exercisable, five-year option to purchase 10,000 shares of Marquee common stock at an exercise price per share of $5.00 and paid Mr. Sillerman $75,000, which included $25,000 for his related legal fees and expenses.

STOCKHOLDERS' AGREEMENT

     In March 1996, Marquee entered into a stockholders' agreement with each of TSC and Messrs. Gutkowski, Kaminsky, Oppenheim, Trager and Letis. The stockholders' agreement generally covers certain corporate governance matters. The stockholders' agreement entitles TSC to nominate two directors to the Marquee Board, entitles Messrs. Kaminsky and Oppenheim to nominate two directors, entitles Messrs. Trager and Letis to nominate two directors and entitles Mr. Gutkowski to nominate one director. Each party to the stockholders' agreement has agreed to vote all of the shares of Marquee common stock owned by him for the election of the directors so nominated and not to take any action to remove any director so elected, except for the director(s) nominated by him. In September 1997, the parties amended the stockholders' agreement to provide for an increase in the size of the Marquee Board to permit the addition of Messrs. Dell and Allard upon the consummation of the ProServ acquisition.

     The stockholders' agreement will terminate upon the mutual consent of the parties' when there is only one party bound thereby or March 21, 2004. In addition, the stockholders' agreement will terminate with respect to a party if he dies or a guardian is appointed to oversee his affairs or he holds less than 65% of the shares of common stock beneficially owned by him on December 11, 1996, except that party will remain obligated to vote his shares of common stock in accordance with the terms of the stockholders' agreement.

     In connection with the merger, the parties to the stockholders' agreement agreed to terminate the stockholders' agreement effective at the closing of the merger.

POTENTIAL CONFLICTS OF INTEREST WITH SFX

     Mr. Sillerman, the Chairman of Marquee, is the Executive Chairman of SFX, and Mr. Tytel, a director of Marquee, is a director, Executive Vice President and Secretary of SFX. Until the closing of the merger, Messrs. Sillerman and Tytel may have conflicts between their responsibilities to Marquee and to SFX. See "The Merger--Interests of Marquee's Management and Directors in the Merger" and "Certain Relationships and Related Transactions of SFX--Potential Conflicts of Interest."

FOUNDERS' STOCK

     In connection with the organization of Marquee, in July 1995 Marquee sold 333 shares of its common stock to Mr. Gutkowski, Marquee's President and Chief Executive Officer, and in August 1995 Marquee sold 666 shares of common stock to TSC, which is controlled by Mr. Sillerman, Marquee's Chairman, for an aggregate purchase price of $19,980 or approximately $.01 per share on a post-stock split basis. In May 1996, Marquee sold one share of common stock to Martin R. Ehrlich, the Senior Vice President of Programming of Marquee, for a purchase price of $500 or $.01 per share on a post-stock split basis. In August 1996, Marquee increased the number of shares outstanding by means of a stock split, thereby increasing the number of shares held by Mr. Gutkowski to 646,154 shares, TSC to 1,292,308 shares and Mr. Ehrlich to 50,000 shares.

ESCROW AGREEMENT

     In connection with Marquee's IPO, TSC and Messrs. Gutkowski, Kaminsky, Oppenheim, Letis and Trager deposited an aggregate of 1,275,000 shares of Marquee common stock into escrow. The Marquee escrow shares are not assignable or transferable. Of the Marquee escrow shares:

(1) 850,000 shares will be released from escrow if, for the fiscal year ending December 31, 1998, Marquee's income before provision for taxes (the "Minimum Pretax Income") equals or exceeds $2,400,000;

(2) 425,000 shares--or, if the condition set forth in (1) was not met, the remaining escrowed shares--will be released if, for the fiscal year ending December 31, 1999, the Minimum Pretax Income equals or exceeds $3,400,000; and

(3) all of the escrowed shares will be released from escrow if one or more of the following conditions is/are met: the Closing Price, as defined in the escrow agreement, of the Marquee common stock averages in excess of $15.00 per share for any 20 consecutive trading days during the period from December 5, 1998 until December 31, 1999; or Marquee is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of Marquee on the date of such transaction equals or exceeds $15.00 per share.

     If the applicable Minimum Pretax Income levels or Closing Price level set forth above have not been met by March 31, 2000, the escrowed shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of Marquee.

     The Minimum Pretax Income amounts set forth above are:

 o calculated exclusive of any extraordinary earnings or charges -- including any charges incurred in connection with the release from escrow of the escrowed shares and any Escrow Property, as defined below, in respect thereof -- and any interest expense relating to the debentures previously issued by Marquee in connection with Marquee's private placement;

 o derived solely from the businesses owned and operated by Marquee following completion of Marquee's 1996 acquisitions and do not give effect to any operations relating to businesses or assets acquired after such date; and

 o  audited by Marquee's independent public accountants.

     The Closing Price amount set forth above is subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

     Any money, securities, rights or property distributed on account of the escrowed shares will be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total on partial liquidation of Marquee. However, with the exception of any securities of Marquee or any successor to Marquee issued as a result of any of the foregoing, such property must be delivered to the holders of the escrowed shares promptly upon the escrow agent's receipt thereof. The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between Marquee and the underwriters in Marquee's IPO and should not be construed to imply or predict any future earnings by Marquee or any increase in the market price of its securities.

     In connection with the merger, TSC and Messrs. Gutkowski, Kaminsky, Oppenheim, Letis and Trager waived their rights to receive the escrowed shares. Except for TSC, whose waiver became effective on July 23, 1998, the waivers become effective upon the closing of the merger.

PRIVATE PLACEMENT AND CORPORATE INDEBTEDNESS

     In August 1996, Marquee closed a private placement of $2,000,000 aggregate principal amount of debentures. The debentures converted into an aggregate of 666,662 IPO units upon the consummation of Marquee's IPO in December 1996. Each IPO unit was composed of one share of Marquee common stock and one warrant to purchase Marquee stock.

     From January 3, 1996 through September 30, 1996, Mr. Gutkowski made loans to Marquee in the aggregate principal amount of $437,000, which loans accrued interest at the rate of 12% per annum. Marquee used the funds that Mr. Gutkowski advanced for working capital purposes. In August 1996, Marquee repaid $125,000 of such amount to Mr. Gutkowski from the proceeds of Marquee's private placement, and Mr. Gutkowski purchased $115,385 in principal amount of debentures through the cancellation of an equal portion of such indebtedness. These debentures automatically converted upon the consummation of Marquee's IPO into 38,461 shares of common stock and 38,461 warrants. In September 1996, Marquee repaid $76,000 of its indebtedness to Mr. Gutkowski from working capital. Marquee repaid Mr. Gutkowski's remaining balance and accrued interest in December 1997.

     From May 15, 1996 through August 12, 1996, TSC incurred expenses and made loans to Marquee in the aggregate principal amount of $196,385. This debt accrued interest at the rate of 12% per annum, but TSC waived the interest. Marquee used the borrowings for working capital purposes, including rent payable to TSC. In August 1996, TSC purchased $230,768 in principal amount of debentures through the payment of $34,383 and the cancellation of debt. Its debentures automatically converted upon the consummation of Marquee's IPO into 76,924 shares of common stock and 76,924 warrants.

     On May 30, 1996, Michael Trager, the Chairman of SMTI, and Michael Letis, the President of SMTI, each of whom is currently an Executive Vice President and a director of Marquee, made a loan to Marquee in the aggregate principal amount of $100,000. The loan accrued interest at the rate of 12% per annum, but Messrs. Trager and Letis waived the interest. The proceeds of the loan were used by Marquee for working capital purposes. In August 1996, Messrs. Trager and Letis each purchased $115,385 in principal amount of debentures through the payment of an aggregate of $130,770 and the cancellation of the $100,000 loan. Their debentures automatically converted upon the consummation of Marquee's IPO into an aggregate of 76,924 shares of common stock and 76,924 warrants.

     On August 6, 1996, Louis J. Oppenheim, the Vice President of A&A and an Executive Vice President and a director of Marquee, made a loan to Marquee in the aggregate principal amount of $33,334. The loan accrued interest at the rate of 12% per annum, but Mr. Oppenheim waived the interest. The proceeds of the loan were used by Marquee for working capital purposes. In August 1996, Mr. Oppenheim purchased $57,692 in principal amount of debentures through the payment of $24,358 and the cancellation of the $33,334 loan. His debentures automatically converted upon the consummation of Marquee's IPO into 19,230 shares of common stock and 19,230 warrants.

     In August 1996, Arthur C. Kaminsky, the President and Chief Executive Officer of A&A and an Executive Officer and a director of Marquee, purchased $115,385 in principal amount of debentures. His debentures automatically converted upon the closing of Marquee's IPO into 38,461 shares of common stock and 38,461 warrants.

     The investments by TSC and Messrs. Gutkowski, Trager, Letis, Oppenheim and Kaminsky in the private placement were on the same terms as the investments by the non-affiliated investors, except that they each agreed not to sell the securities issuable upon conversion of the debentures until December 5, 1998.

SMTI ACQUISITION

     Marquee, SMTI, Messrs. Trager, Letis, Gutkowski and TSC entered into an acquisition agreement, amended and restated as of March 21, 1996, pursuant to which Marquee acquired SMTI on December 11, 1996, simultaneously with the closing of Marquee's initial public offering. The aggregate purchase price paid by Marquee to Messrs. Trager and Letis, the sole stockholders of SMTI, consisted of $8,000,000 in cash, of which $6,500,000 was paid at the closing and an aggregate of $1,500,000 is payable in five equal annual installments commencing April 1, 1997, and the issuance to each of Messrs. Trager and Letis of 646,154 shares of Marquee common stock. Marquee also entered into five-year employment agreements with each of Messrs. Trager and Letis. See "Marquee Management-- Employment Agreements."

     From its inception until immediately before the completion of the SMTI acquisition, SMTI was treated as a closely-held corporation under Subchapter S of the Code, and, therefore, did not pay federal income taxes on amounts earned during such period. Accordingly, SMTI distributed through dividends to its stockholders substantially all of its earnings during such period. Pursuant to the SMTI acquisition agreement, immediately before the closing of the SMTI acquisition, SMTI declared a dividend to Messrs. Trager and Letis of an amount equal to 40% of the increase in SMTI's accumulated adjustments account, as defined in the Code, which amount approximates the amount the stockholders of SMTI expected to pay personally for income taxes based on such earnings. The amount of such dividend was approximately $325,000 and was paid by Marquee in 1997.

     Marquee provided services as a subcontractor for SMTI aggregating $724,000 during the period January 1, 1996 to December 12, 1996, which was recognized by Marquee as revenues.

A&A ACQUISITION

     Marquee, A&A, Messrs. Kaminsky, Oppenheim, Gutkowski and TSC entered into an acquisition agreement, amended and restated as of March 21, 1996, pursuant to which Marquee acquired A&A on December 11, 1996, simultaneously with the closing of Marquee's initial public offering. The aggregate purchase price paid by Marquee to Messrs. Kaminsky and Oppenheim, the sole stockholders of A&A, consisted of $3,500,000 in cash, of which $2,500,000 was payable at the closing and an aggregate of $1,000,000 which was payable in five equal annual installments commencing April 1, 1997, and the issuance to Messrs. Kaminsky and Oppenheim of an aggregate of 969,231 shares of common stock, 646,154 of which were issued to Mr. Kaminsky and 323,076 of which were issued to Mr. Oppenheim. Marquee also entered into five-year employment agreements with each of Messrs. Kaminsky and Oppenheim. See "Marquee Management--Employment Agreements."

     The A&A acquisition agreement permitted Messrs. Kaminsky and Oppenheim to withdraw from A&A an amount of money equal to the amount that A&A recovers in pending lawsuits in which it is the plaintiff, up to $100,000. Messrs. Kaminsky and Oppenheim have withdrawn an aggregate of approximately $80,000 from A&A pursuant to this provision, and have waived their right to withdraw any additional amount from A&A pursuant to this provision.

TRANSACTIONS AT ARM'S LENGTH

     Marquee believes that the transactions between it and its officers, directors and principal stockholders or affiliates thereof have been on terms no less favorable to Marquee than could have been obtained from independent third parties. Except for the fairness opinion Marquee obtained from its financial advisor in connection with the merger, Marquee has not sought outside advice with respect to such transactions and, in certain instances, has not considered retaining any other provider of similar services. Since its IPO, all transactions between Marquee and its officers, directors and principal stockholders or affiliates thereof have been approved by Marquee's independent directors.

                      DESCRIPTION OF CAPITAL STOCK OF SFX


     The authorized capital stock of SFX consists of 110,000,000 shares of common stock, comprised of 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, and 25,000,000 shares of preferred stock, all with a par value of $.01 per share. The following descriptions of the SFX common stock and preferred stock are summaries, and are qualified by reference to the detailed provisions of the SFX Certificate of Incorporation and the SFX Bylaws, each of which is filed as an exhibit to the registration statement. See "The Merger," "SFX's Business" and "Marquee's Business."

COMMON STOCK

     SHARES OUTSTANDING


     As of the date of this proxy statement--prospectus, 28,755,784 shares of SFX's Class A common stock and 1,697,037 shares of SFX's Class B common stock are outstanding. All of these shares are validly issued, fully paid and nonassessable. Upon the closing of the merger, the Cellar Door acquisition and the proposed equity offering, 34,605,752 shares of SFX's Class A common stock, not including shares to be issued upon the exercise of options and warrants, and 1,697,037 shares of SFX's Class B common stock will be outstanding, assuming an exchange ratio of 0.0864 and the issuance of 363,636 shares in the Cellar Door acquisition and 4,000,000 shares in the proposed equity offering.


     DIVIDENDS

     Although SFX does not anticipate paying any dividends on the SFX common stock in the foreseeable future, holders of common stock will have the right to receive any dividends that are declared thereon by the SFX Board at any time and from time to time out of funds legally available for that purpose. SFX may not declare or pay any dividend in cash or property on either class of common stock, unless it simultaneously declares or pays the same dividend on the other class of common stock. If dividends are declared that are payable in shares of common stock of SFX, then the stock dividends will be payable at the same rate on each class of common stock and will be payable only in shares of SFX Class A common stock to holders of SFX Class A common stock and in shares of SFX Class B common stock to holders of SFX Class B common stock. If dividends are declared that are payable in shares of common stock of another corporation, then the shares paid may differ as to voting rights to the extent that voting rights differ among SFX's Class A common stock and SFX's Class B common stock.

     VOTING RIGHTS

     Holders of SFX Class A common stock and SFX Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of SFX Class A common stock entitled to one vote and each share of SFX Class B common stock entitled to ten votes, except:

 o  for the election of directors;

 o with respect to any "going private" transaction between SFX and Robert F.X. Sillerman or any of his affiliates; and

 o  as otherwise provided by law.

     In the election of directors, the holders of shares of SFX Class A common stock, voting as a separate class, elect two sevenths of SFX's directors. Any person nominated by the SFX

Board for election by the holders of SFX Class A common stock as a director of SFX must be qualified to be an "Independent Director," as defined in the SFX Certificate of Incorporation. If a Class A director dies, is removed or resigns before his term expires, then any person appointed by a majority of the directors then in office, although less than a quorum, may fill that director's vacancy on the SFX Board. Any person appointed to fill the vacancy must, however, be qualified to be an Independent Director. The holders of SFX Class A common stock and SFX Class B common stock, voting as a single class, with each share of SFX Class A common stock entitled to one vote and each share of SFX Class B common stock entitled to ten votes, have the right to elect the remaining directors. The holders of common stock do not have any rights to cumulative votes in the election of directors. Mr. Sillerman has agreed to abstain, and has agreed to cause each of his affiliates to abstain, from voting in any election of Class A directors. The initial Class A directors are Messrs. Dugan, Kramer and O'Grady.

     The holders of the SFX Class A common stock and SFX Class B common stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of his affiliates, with each share of SFX Class A common stock and SFX Class B common stock entitled to one vote.

     Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock in order to approve, among other things, a change in the designations, preferences or limitations of that class of common stock.

     LIQUIDATION RIGHTS

     Upon liquidation, dissolution or winding-up of SFX, after distribution in full of any preferential amounts required to be distributed to holders of preferred stock, the holders of SFX Class A common stock will have the right to share ratably with the holders of SFX Class B common stock all assets available for distribution after payment in full of creditors.

     CONVERSION

     Each share of SFX Class B common stock is convertible at any time, at the holder's option, into one share of SFX Class A common stock. Each share of SFX Class B common stock converts automatically into one share of SFX Class A common stock at the time of its sale or transfer to a party not affiliated with SFX or at the time of Mr. Sillerman's death, in the case of his or his affiliates' shares.

     OTHER PROVISIONS

     The holders of SFX common stock do not have any preemptive or subscription rights. In any merger, consolidation or business combination, the consideration holders of SFX Class A common stock receive must be identical to the consideration per share that holders of SFX Class B common stock receive, except that in any such transaction in which shares of common stock are to be distributed, the distributed shares may differ as to voting rights to the extent that voting rights now differ among the SFX Class A common stock and the SFX Class B common stock. SFX may not subdivide or combine the outstanding shares of either class of SFX common stock unless it proportionately subdivides or combines the outstanding shares of both classes.

     TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for SFX's Class A and Class B common stock is Chase Mellon Shareholder Services, L.L.C.

PREFERRED STOCK

     As of the date of this proxy statement--prospectus, no shares of SFX's preferred stock are outstanding, and SFX has 25,000,000 shares of preferred stock authorized.


     The SFX Board, without further vote or action by the stockholders, has the authority to issue SFX's preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof. If SFX issues shares of preferred stock with voting rights, then it could dilute the voting rights of the holders of SFX common stock by increasing the number of outstanding shares having voting rights, and by creating class or series voting rights. If the SFX Board authorizes the issuance of shares of preferred stock with conversion rights, then it could potentially increase the number of shares of common stock outstanding up to the authorized amount. Also, the preferred stock could have preferences over the common stock and over other series of preferred stock with respect to dividend and liquidation rights.

            CERTAIN STATUTORY, CHARTER AND BYLAW PROVISIONS OF SFX

     The following descriptions of the SFX Certificate of Incorporation and the SFX Bylaws are summaries, and are qualified by reference to the SFX Certificate of Incorporation and SFX Bylaws, each of which is filed as an exhibit to the registration statement.

CHARTER AND BYLAW PROVISIONS


     As allowed by Delaware law, SFX's Certificate of Incorporation states that, to the fullest extent permitted by Delaware law, SFX's directors will not be liable for monetary damages for breach of their fiduciary duty of care to SFX and its stockholders. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:


 o  for any breach of their duty of loyalty to SFX or its stockholders;

 o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 o under Section 174 of Delaware law, which relates to liability for unlawful payments of dividends and stock repurchases and redemptions; or

 o for any transaction from which the director derived an improper personal benefit.

This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The SFX Bylaws and certain of SFX's employment agreements also contain provisions that require SFX to indemnify its directors, officers, employees or other agents to the fullest extent permitted by Delaware law, and to advance expenses to its officers and directors as incurred.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of the SFX Certificate of Incorporation summarized in the succeeding paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including attempts that might result in a premium over the market price for the shares of SFX common stock held by stockholders.

     The SFX Certificate of Incorporation allows the SFX Board to establish one or more additional series of SFX preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the SFX Board without any further stockholder approval. These rights, preferences, privileges and limitations could impede or discourage the acquisition of control of SFX. See "Description of Capital Stock of SFX --Preferred Stock."

     SFX is a Delaware corporation and is subject to Section 203 of Delaware's general corporation law. The following summary of Section 203 does not purport to be complete and is qualified in its entirety by reference thereto. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder unless:

 o before such person became an interested stockholder, the board of directors of the corporation either approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

 o upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

 o following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Under Section 203, the above restrictions also do not apply to certain business combinations proposed by an interested stockholder after the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.


                      COMPARISON OF STOCKHOLDERS' RIGHTS

     As a result of the merger, holders of Marquee stock will become stockholders of SFX, and the rights of the former holders of Marquee stock will thereafter be governed by the SFX Certificate of Incorporation, SFX Bylaws and Delaware law. The rights of Marquee's stockholders currently are governed by Marquee's Amended and Restated Certificate of Incorporation, Marquee's Amended and Restated Bylaws and Delaware law. Because SFX and Marquee are both Delaware corporations, the law governing the rights of Marquee stockholders will not change. The following summary sets forth the material differences between the certificates of incorporation and bylaws of SFX and Marquee.

     The following discussions are not intended to be complete and are qualified by reference to the SFX Certificate of Incorporation, the SFX Bylaws, the Marquee Certificate of Incorporation and the Marquee Bylaws. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of SFX consists of 100,000,000 shares of its Class A common stock, of which there are 28,755,784 shares outstanding, 10,000,000 shares of its Class B common stock, of which there are 1,697,037 shares outstanding, and 25,000,000 shares of its preferred stock, of which no shares are outstanding. The authorized capital stock of Marquee consists of 25,000,000 shares of common stock, of which there are 18,085,614 shares outstanding, and 5,000,000 shares of preferred stock, of which no shares are outstanding.

VOTING

     Holders of SFX common stock vote as a single class on all matters submitted to a vote of the SFX stockholders, with each share of SFX Class A common stock entitled to one vote and each share of SFX Class B common stock entitled to ten votes, except:

 o  for the election of directors;

 o with respect to any "going private" transaction between SFX and Robert F.X. Sillerman or any of his affiliates; and

 o  as otherwise provided by law.

When electing SFX's directors, the SFX Class A common stockholders vote as a single class to elect 2/7 of the SFX Board, rounded up. The SFX directors are elected by the SFX Class A and SFX Class B common stockholders, voting together as a single class, elect the remaining SFX directors. See "Description of Capital Stock of SFX--Common Stock--Voting Rights." Each share of Marquee common stock is entitled to one vote on all matters to be voted upon by the Marquee stockholders.

CUMULATIVE VOTING

     Neither the SFX Certificate of Incorporation nor the Marquee Certificate of Incorporation provides for cumulative voting in the election of directors.

NO PREEMPTIVE RIGHTS

     Stockholders of SFX and Marquee do not have any preemptive rights.

SPECIAL MEETINGS OF STOCKHOLDERS

     The SFX Bylaws allow the Executive Chairman of the SFX Board, the Vice-Chairman of the SFX Board, the President of SFX or a majority of the directors of SFX to call special meetings of the stockholders at any time. No other person may call a special meeting of the stockholders of SFX. The Marquee Bylaws allow the Marquee Board, any officer of Marquee -- acting upon the instruction of the Marquee Board -- or any stockholder of Marquee who holds at least 10% of the outstanding shares entitled to vote at the meeting to call a special meeting of the Marquee stockholders at any time.


                                 LEGAL MATTERS

     Baker & McKenzie, Houston, Texas, will pass upon the validity of the SFX Class A common stock to be issued in connection with the merger for SFX.


                  SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

     Marquee does not currently expect to hold a 1998 Annual Meeting of Stockholders because, following the merger, Marquee will not be a publicly traded company.

     If the Marquee stockholders do no adopt the merger agreement, or if the merger does not close for any reason, then Marquee will hold an annual meeting of stockholders in August 1999, but will not hold an annual meeting of stockholders in 1998. In such event, Marquee must receive proposals of stockholders intended to be included in Marquee's proxy statement for the 1999 annual meeting pursuant to Rule 14a-8 under the Exchange Act no later than February 1, 1999 -- which Marquee believes is a reasonable period of time before July 1, 1999, the date on which Marquee intends to begin to print and mail its proxy materials for the 1999 annual meeting -- to be considered for inclusion in Marquee's proxy statement and proxy for the 1999 annual meeting. Marquee must receive proposals of stockholders submitted outside the processes of Rule 14a-8 of the Exchange Act in connection with the 1999 annual meeting by April 1, 1999 or such proposals will be considered untimely. Marquee's proxy will give discretionary authority to the proxy holders to vote with respect to all non-Rule 14a-8 proposals received after April 1, 1999 in connection with the 1999 annual meeting. Such proposals and notices should be mailed to Marquee at its principal executive offices and addressed to the attention of the Secretary of Marquee.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the following financial statements which are included herein, as set forth in their reports:

 o the consolidated financial statements of SFX as of and for the year ended December 31, 1997;
 o the consolidated financial statements of Delsener/Slater Enterprises, Ltd. and Affiliated Companies (Predecessor) as of December 31, 1996 and for the years ended December 31, 1995 and 1996;
 o the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1996, and for the years ended September
   30, 1996 and 1995;
 o the combined financial statements of Contemporary Group as of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996, and 1997;
 o the combined financial statements of The Album Network, Inc. and Affiliated Companies as of September 30, 1996 and 1997, and for the years ended September 30, 1996 and 1997;
 o the consolidated financial statements of BG Presents, Inc. and Subsidiaries as of January 31, 1997 and 1998 and for the years ended January 31, 1996, 1997, and 1998;
 o the combined financial statements of Concert/Southern Promotions and Affiliated Companies as of December 31, 1997, and for the year ended December 31, 1997;
 o the combined financial statements of Falk Associates Management Enterprises, Inc. as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997;
 o the combined financial statements of Blackstone Entertainment LLC as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and 1997;
 o the consolidated financial statements of The Marquee Group, Inc. as of December 31, 1997 and for the years ended December 31, 1996 and 1997;
 o the combined financial statements of Alphabet City Sports Records, Inc. and Alphabet City Industries, Inc. as of December 31, 1997 and for the period from April 11, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997;
 o the consolidated financial statements of Cambridge Holding Corporation, Inc. as of December 31, 1997 and for the year ended December 31, 1997; and
 o the combined financial statements of Tollin-Robbins Entertainment as of December 31, 1997 and for the years ended December 31, 1997 and 1996.

     These financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.

     Arthur Andersen LLP, independent auditors, have audited the following financial statements which are included herein, as set forth in their reports:

 o the combined financial statements of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners as of December 31, 1995 and 1996, and for the years ended December 31, 1995 and 1996;
 o the combined financial statements of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1995 and 1996, and for the years ended December 31, 1995 and 1996;
 o the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1997, and for the year ended September 30, 1997;
 o the consolidated financial statements of Pavilion Partners as of September 30, 1997 and for the year ended September 30, 1997;
 o the financial statements of Riverport Performing Arts Centre, Joint Venture as of

     December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996; and

o the consolidated financial statements of Magicworks Entertainment Incorporated as of December 31, 1996 and 1997, and for the years ended December 31, 1996 and 1997.


     These financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.


     PricewaterhouseCoopers LLP, independent accountants, have audited the financial statements of Pavilion Partners for the year ended October 31, 1995, for the eleven months ended September 30, 1996 and as of September 30, 1996. These financial statements are included herein in reliance on their report, given on their authority as experts in auditing and accounting.


     Grant Thornton, independent auditors, have audited the financial statements of Park Associates Limited as of December 31, 1997 and for the year ended December 31, 1997. These financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.


     Richard E. Woodhall, independent auditors, have audited the financial statements of Tony Stephens Associates Limited as of April 30, 1998 and for the year ended April 30, 1998. These financial statements are included herein in reliance on their report, given on their authority as experts in accounting and auditing.


     PricewaterhouseCoopers LLP, independent auditors, have audited the financial statements of ProServ, Inc. as of December 31, 1996 and for the years ended December 31, 1996 and 1995. These financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.


     David Berdon & Co., LLP, independent auditors, have audited the financial statements of QBQ Entertainment, Inc. as of December 31, 1995 and 1996. These financial statements are included herein in reliance on their reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     SFX and Marquee file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.


     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our Securities and Exchange Commission filings at the commission's website at http://www.sec.gov.



     In addition, SFX filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the SFX Class A common stock to be issued to Marquee stockholders in the merger (File No. 333-71195). SFX has provided information regarding SFX and its subsidiaries, and Marquee has provided information with respect to Marquee and its subsidiaries, in the registration statement. This proxy statement--prospectus is a part of the registration statement on Form S-4 and constitutes a prospectus of SFX, in addition to being a proxy statement of Marquee for the special meeting. This proxy statement--prospectus does not contain all the information you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4. You may read and copy the registration statement on Form S-4 and any of its amendments, including exhibits, at the Securities and Exchange Commission's public reference rooms, or request copies by writing or calling the Securities Exchange Commission or downloading it from the Securities and Exchange Commission's website.

                  SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS


     SFX and Marquee believe that certain statements contained in this proxy statement--prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. These include statements contained under "Summary," "Risk Factors," "The Merger," "SFX Management's Discussion and Analysis of Financial Condition and Results of Operations," "Marquee Management's Discussion and Analysis of Financial Condition and Results of Operations," "SFX's Business" and "Marquee's Business." The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:


o statements about benefits that SFX or Marquee may achieve as a result of the merger, about the future development of SFX's business or about other effects of the merger;


o statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words; and


o   other statements about matters that are not historical facts.


     SFX and Marquee may be unable to achieve future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement--prospectus.

                         INDEX TO FINANCIAL STATEMENTS



SFX ENTERTAINMENT:                                                                        PAGE
                                                                                          ----
SFX ENTERTAINMENT, INC.
Consolidated Balance Sheets as of September 30, 1998 (unaudited) and December 31, 1997    F-6
Consolidated Statements of Operations for the three months ended September 30, 1998 and
 1997 (unaudited) .....................................................................   F-7
Consolidated Statements of Operations for the nine months ended September 30, 1998
 and 1997 (unaudited) .................................................................   F-8
Consolidated Statements of Shareholders' Equity for the nine months ended September 30,
 1998 and 1997 (unaudited) ............................................................   F-9
Consolidated Statements of Cash Flows for the nine months ended September 30, 1998 and
 1997 (unaudited) .....................................................................   F-10
Notes to Consolidated Financial Statements (unaudited) ................................   F-11
Reports of Independent Auditors .......................................................   F-22
Consolidated Balance Sheets as of December 31, 1997 and 1996 (Predecessor) ............   F-24
Consolidated Statements of Operations for the years ended December 31, 1997, 1996
 (Predecessor) and 1995 (Predecessor) .................................................   F-25
Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996
 (Predecessor) and 1995 (Predecessor) .................................................   F-26
Notes to Consolidated Financial Statements ............................................   F-27
CONNECTICUT PERFORMING ARTS, INC. AND CONNECTICUT PERFORMING
 ARTS PARTNERS
Report of Independent Public Accountants ..............................................   F-42
Combined Balance Sheets as of December 31, 1995 and 1996 ..............................   F-43
Combined Statements of Operations for the years ended December 31, 1995 and 1996 ......   F-44
Combined Statements of Shareholders' and Partners' Equity (Deficit) for the years ended
 December 31, 1995 and 1996 ...........................................................   F-45
Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996 ......   F-46
Notes to Combined Financial Statements ................................................   F-47
DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
Report of Independent Public Accountants ..............................................   F-55
Combined Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (unaudited)   F-56
Combined Statements of Operations and Partners' Equity (Deficit) for the years ended
 December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997
 (unaudited) ..........................................................................   F-58
Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996 and
 the three months ended March 31, 1996 and 1997 (unaudited) ...........................   F-59
Notes to Combined Financial Statements ................................................   F-60
PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
Report of Independent Public Accountants ..............................................   F-66
Report of Independent Auditors ........................................................   F-67
Consolidated Balance Sheets as of September 30, 1996 and 1997 and December 31, 1997
 (unaudited) ..........................................................................   F-68
Consolidated Statements of Operations for the years ended September 30, 1995, 1996 and
 1997 and the three months ended December 31, 1996 and 1997 (unaudited) ...............   F-69
Consolidated Statements of Shareholders' Equity for the years ended September 30, 1995,
 1996 and 1997 and the three months ended December 31, 1997 (unaudited) ...............   F-70
Consolidated Statements of Cash Flows for the years ended September 30, 1995, 1996 and
 1997 and the three months ended December 31, 1996 and 1997 (unaudited) ...............   F-71

Notes to Consolidated Financial Statements ..............................................   F-72
PAVILION PARTNERS
Report of Independent Public Accountants ................................................   F-86
Report of Independent Accountants .......................................................   F-87
Consolidated Balance Sheets as of September 30, 1996 and 1997 and December 31, 1997
 (unaudited) ............................................................................   F-88
Consolidated Statements of Income for the year ended October 31, 1995, eleven months ended September 30, 1996, the year ended September 30, 1997 and the three months ended
 December 31, 1996 and 1997 (unaudited) .................................................   F-89
Consolidated Statements of Partners' Capital for the year ended October 31, 1995, eleven months ended September 30, 1996, the year ended September 30, 1997 and the three
 months ended December 31, 1997 (unaudited) .............................................   F-90
Consolidated Statements of Cash Flows for the year ended October 31, 1995, eleven months ended September 30, 1996, the year ended September 30, 1997 and the three months ended
 December 31, 1996 and 1997 (unaudited) .................................................   F-91
Notes to Consolidated Financial Statements ..............................................   F-92
CONTEMPORARY GROUP
Report of Independent Auditors ..........................................................   F-101
Combined Balance Sheets as of December 31, 1996 and 1997 ................................   F-102
Combined Statements of Operations for the years ended December 31, 1995, 1996 and 1997 ..   F-103
Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997 ........   F-104
Combined Statements of Stockholders' Equity for the years ended December 31, 1996 and
 1997 ...................................................................................   F-105
Notes to Combined Financial Statements ..................................................   F-106
RIVERPORT PERFORMING ART CENTRE, JOINT VENTURE
Report of Independent Public Accountants ................................................   F-110
Balance Sheets as of December 31, 1997 and 1996 .........................................   F-111
Statements of Income and Changes in Partners' Equity for the years ended December 31,
 1997 and 1996 ..........................................................................   F-112
Statements of Cash Flows for the years ended December 31, 1997 and 1996 .................   F-113
Notes to Financial Statements ...........................................................   F-114
THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
Report of Independent Auditors ..........................................................   F-117
Combined Balance Sheets as of September 30, 1996 and 1997 ...............................   F-118
Combined Balance Sheets as of December 31, 1997 (unaudited) .............................   F-119
Combined Statements of Operations and Stockholders' Deficit for the years ended September
 30, 1996 and 1997 ......................................................................   F-120
Combined Statements of Operations and Stockholders' Deficit for the three months ended
 December 31, 1997 (unaudited) ..........................................................   F-121
Combined Statements of Cash Flows for the years ended September 30, 1996 and 1997 .......   F-122
Combined Statements of Cash Flows for the three months ended December 31, 1997
 (unaudited) ............................................................................   F-123
Notes to Combined Financial Statements ..................................................   F-124
BG PRESENTS, INC. AND SUBSIDIARIES
Report of Independent Auditors ..........................................................   F-129
Consolidated Balance Sheets as of January 31, 1997 and 1998 .............................   F-130
Consolidated Income Statements for the years ended January 31, 1996, 1997 and 1998 ......   F-131

Consolidated Statements of Cash Flows for the years ended January 31, 1996, 1997 and 1998    F-132
Consolidated Statements of Stockholders' Equity for the years ended January 31, 1996, 1997
 and 1998 ................................................................................   F-133
Notes to Consolidated Financial Statements  ..............................................   F-134
CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
Report of Independent Auditors ...........................................................   F-140
Combined Balance Sheet as of December 31, 1997 ...........................................   F-141
Combined Statement of Operations for the year ended December 31, 1997 ....................   F-142
Combined Statement of Cash Flows for the year ended December 31, 1997 ....................   F-143
Combined Statements of Stockholders' Equity for the year ended December 31, 1997 .........   F-144
Notes to Combined Financial Statements ...................................................   F-145
FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.
Report of Independent Auditors ...........................................................   F-148
Combined Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998 (unaudited) .    F-149
Combined Statements of Operations and Stockholders' Equity (Deficit) for the years ended
 December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998
 (unaudited) .............................................................................   F-150
Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997 and
 the three months ended March 31, 1997 and 1998 (unaudited) ..............................   F-151
Notes to Combined Financial Statements ...................................................   F-152
BLACKSTONE ENTERTAINMENT LLC
Report of Independent Auditors ...........................................................   F-157
Combined Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited) ...   F-158
Combined Statements of Income for the years ended December 31, 1996 and 1997 and the six
 months ended June 30, 1997 and 1998 (unaudited) .........................................   F-159
Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997 and
 the six months ended June 30, 1997 and 1998 (unaudited) .................................   F-160
Combined Statement of Members' Equity for the years ended December 31, 1996 and 1997
 and the six months ended June 30, 1998 (unaudited) ......................................   F-161
Notes to Combined Financial Statements ...................................................   F-162
MAGICWORKS ENTERTAINMENT INCORPORATED
Report of Independent Certified Public Accountants .......................................   F-169
Consolidated Balance Sheets as of December 31, 1997 and 1996 and June 30, 1998
 (unaudited) .............................................................................   F-170
Consolidated Statements of Income for the years ended December 31, 1997 and 1996 and the
 six months ended June 30, 1998 and 1997 (unaudited) .....................................   F-171
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997 and
 1996 ....................................................................................   F-172
Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996 and
 the six months ended June 30, 1998 and 1997 (unaudited) .................................   F-173
Notes to Consolidated Financial Statements ...............................................   F-174
THE MARQUEE GROUP, INC.:
THE MARQUEE GROUP, INC.
Consolidated Balance Sheets at September 30, 1998 (unaudited) and December 31, 1997 ......   F-187
Consolidated Statements of Operations for the three and nine months ended September 30,
 1998 and 1997 (unaudited) ...............................................................   F-188

Consolidated Statements of Cash Flows for the three and nine months ended September 30,
 1998 and 1997 (unaudited) ..............................................................   F-189
Consolidated Statements of Stockholders' Equity for the nine months ended September 30,
 1998 (unaudited) .......................................................................   F-190
Notes to Consolidated Financial Statements ..............................................   F-191
Report of Independent Auditors ..........................................................   F-195
Consolidated Balance Sheet as of December 31, 1997 ......................................   F-196
Consolidated Statements of Operations for the years ended December 31, 1996 and 1997 ....   F-197
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996
 and 1997 ...............................................................................   F-198
Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1997 ....   F-199
Notes to Consolidated Financial Statements ..............................................   F-200
ALPHABET CITY SPORTS RECORDS, INC. AND ALPHABET CITY
 INDUSTRIES, INC.
Report of Independent Auditors ..........................................................   F-211
Combined Balance Sheet as of December 31, 1997 and June 30, 1998 (unaudited) ............   F-212
Combined Statements of Income for the period from April 11, 1996 (inception) to
 December 31, 1996 and for the year ended December 31, 1997 and for the six months
 ended June 30, 1997 and 1998 (unaudited) ...............................................   F-213
Combined Statements of Cash Flows for the period from April 11, 1996 (inception) to
 December 31, 1996 and for the year ended December 31, 1997 and for the six months
 ended June 30, 1997 and 1998 (unaudited) ...............................................   F-214
Notes to Combined Financial Statements ..................................................   F-215
CAMBRIDGE HOLDING CORPORATION, INC. AND SUBSIDIARY
Report of Independent Auditors ..........................................................   F-219
Consolidated Balance Sheet as of December 31, 1997 and June 30, 1998 (unaudited) ........   F-220
Consolidated Statement of Operations for the year ended December 31, 1997 and for the six
 months ended June 30, 1997 and 1998 (unaudited) ........................................   F-221
Consolidated Statement of Cash Flows for the year ended December 31, 1997 and for the six
 months ended June 30, 1997 and 1998 (unaudited) ........................................   F-222
Notes to Consolidated Financial Statements ..............................................   F-223
PARK ASSOCIATES LIMITED
Report of Independent Auditors ..........................................................   F-225
Balance Sheet as of December 31, 1997 ...................................................   F-226
Statement of Profit and Loss Account for the year ended December 31, 1997 ...............   F-227
Statement of Cash Flows for the year ended December 31, 1997 ............................   F-228
Notes to Financial Statements ...........................................................   F-229
Balance Sheet as of June 30, 1998 (unaudited) ...........................................   F-237
Statements of profit and loss account for the six months ended June 30, 1997 and 1998
 (unaudited) ............................................................................   F-238
Statements of cash flows for the six months ended June 30, 1997 and 1998 (unaudited) ....   F-239
Notes to Financial Statements ...........................................................   F-240
TOLLIN-ROBBINS ENTERTAINMENT
Report of Independent Auditors ..........................................................   F-243
Combined Balance Sheets as of December 31, 1997 and 1996 and June 30, 1998 (unaudited) ..   F-244
Combined statements of operations for the years ended December 31, 1997 and 1996 and for
 the six months ended June 30, 1997 and 1998 (unaudited) ................................   F-245

Combined Statements of Stockholders' Equity and for the years ended December 31, 1996
 and 1997 and for the six months ended June 30, 1998 (unaudited) .........................   F-246
Combined Statements of Cash Flows for the years ended December 31, 1996 and 1997 and for
 the six months ended June 30, 1997 and 1998 (unaudited) .................................   F-247
Notes to Combined Financial Statements ...................................................   F-248
TONY STEPHENS ASSOCIATES LIMITED
Report of Independent Auditors ...........................................................   F-253
Balance Sheet as of April 30, 1998 .......................................................   F-254
Statement of Profit and Loss Account for the year ended April 30, 1998 ...................   F-255
Statement of Cash Flows for the year ended April 30, 1998 ................................   F-256
Notes to Financial statements ............................................................   F-257
Balance Sheet as of June 30, 1998 (unaudited) ............................................   F-260
Statements of Profit and Loss Accounts for the six months ended June 30, 1997 and 1998
 (unaudited) .............................................................................   F-261
Statements of Cash Flows for the six months ended June 30, 1997 and 1998 (unaudited) .....   F-262
Notes to Financial Statements ............................................................   F-263
PROSERV, INC. AND SUBSIDIARIES
Report of Independent Accountants ........................................................   F-267
Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited) ........   F-268
Consolidated Statements of Operations for the years ended December 31, 1996 and 1995
 and for the six months ended June 30, 1997 (unaudited) and 1996 (unaudited) .............   F-269
Consolidated Statements of Stockholders' Equity/(Deficit) for the years ended December 31,
 1996 and 1995 and for the six months ended June 30, 1997 (unaudited) ....................   F-270
Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995
 and for the six months ended June 30, 1997 (unaudited) and 1996 (unaudited) .............   F-271
Notes to Consolidated Financial Statements ...............................................   F-272
QBQ ENTERTAINMENT, INC.
Report of Independent Auditors ...........................................................   F-285
Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited) .....................   F-286
Statements of Operations for the years ended December 31, 1996 and 1995 and for the
 six months ended June 30, 1997 and 1996 (unaudited) .....................................   F-287
Statements of Stockholders' Equity (Deficiency) for the years ended December 31, 1996
 and 1995 and the six months ended June 30, 1997 (unaudited) .............................   F-288
Statements of Cash Flows for the years ended December 31, 1996 and 1995 and for the
 six months ended June 30, 1997 and 1996 (unaudited) .....................................   F-289
Notes to Financial Statements ............................................................   F-290

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                             September 30,   December 31,
                                                                                  1998           1997
                                                                             -------------   ------------
                                                                              (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents ................................................. $   65,589      $  5,979
 Accounts receivable .......................................................     68,042         3,831
 Prepaid expenses ..........................................................     27,375            --
 Receivables from equity investees .........................................        974            --
 Other current assets ......................................................      3,747         1,410
                                                                             ----------      --------
Total current assets .......................................................    165,727        11,220
Property and equipment, net of accumulated depreciation of $12,144 at
 September 30, 1998 and $2,610 at December 31, 1998 ........................    275,000        59,685
Deferred acquisition costs .................................................        551         6,213
Goodwill and other intangible assets, net of accumulated amortization of
 $28,551 at September 30, 1998 and $2,745 at December 31, 1998 .............    904,929        60,306
Investment in and receivables from equity investees, less current portion...     22,406           937
Note receivable from related parties and employees .........................     12,610            --
Other assets ...............................................................     10,325         8,581
                                                                             ----------      --------
TOTAL ASSETS ............................................................... $1,391,548      $146,942
                                                                             ==========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
 Accounts payable and accrued expenses ..................................... $   66,202      $  2,715
 Deferred revenue ..........................................................     73,608         3,603
 Income taxes payable ......................................................        480         1,707
 Due to SFX Broadcasting ...................................................     26,250        11,539
 Current portion of long-term debt .........................................      4,238           755
 Current portion of capital lease obligations ..............................        674           168
 Current portion of deferred purchase consideration ........................      2,313         1,950
                                                                             ----------      --------
Total current liabilities ..................................................    173,765        22,437
Long-term debt, less current portion .......................................    714,884        14,929
Capital lease obligations, less current portion ............................     12,248           326
Deferred purchase consideration, less current portion ......................      8,117         4,289
Deferred income taxes ......................................................     60,601         2,817
Other ......................................................................      5,354            --
                                                                             ----------      --------
TOTAL LIABILITIES ..........................................................    974,969        44,798
Minority interest ..........................................................      3,868            --
Temporary equity - stock subject to redemption .............................     16,500            --
Shareholders' equity:
 Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued and outstanding as of September 30, 1998 and December 31,
   1997 ....................................................................         --            --
 Class A common stock, $.01 par value, 100,000,000 shares authorized;
   28,753,194 and 13,579,024 shares issued and outstanding as of
   September 30, 1998 and December 31, 1997, respectively ..................        288           136
 Class B common stock, $.01 par value, 10,000,000 shares authorized;
   1,697,037 and 1,047,037 shares issued and outstanding as of
   September 30, 1998 and December 31, 1997, respectively ..................         17            10
Additional paid in capital .................................................    431,617        98,184
Deferred compensation ......................................................     (7,397)           --
Accumulated (deficit) earnings .............................................    (28,314)        3,814
                                                                             ----------      --------
Total shareholders' equity .................................................    396,211       102,144
                                                                             ----------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................................. $1,391,548      $146,942
                                                                             ==========      ========

                            See accompanying notes.

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)



                                                               Three Months Ended September 30,
                                                               --------------------------------
                                                                      1998           1997
                                                                     ------         ------
Revenue .......................................................  $   388,034    $    43,425
Operating expenses:
 Cost of revenue ..............................................      331,857         35,569
 Depreciation and amortization, including $1,014 of integration
   costs in 1998 ..............................................       21,207          2,345
 Corporate expenses, net of Triathlon fees ....................        2,510            259
 Non-cash compensation and other non-cash charges .............          843             --
                                                                ------------    -----------
                                                                     356,417         38,173
                                                                ------------    -----------
Income from operations ........................................       31,617          5,252
Income from equity investments ................................       (2,139)        (1,344)
Interest expense ..............................................       13,488            378
Investment income .............................................         (967)           (95)
Minority interest .............................................          916             --
                                                                ------------    -----------
Income before provision for income taxes ......................       20,319          6,313
Provision for income taxes ....................................        1,983            295
                                                                ------------    -----------
Net income ....................................................       18,336          6,018
Accretion on stock subject to redemption ......................         (825)             -
                                                                ------------    -----------
Net income applicable to common shares ........................  $    17,511    $     6,018
                                                                ============    ===========
Basic Earnings per common share ...............................  $      0.58    $      0.41
                                                                ============    ===========
Dilutive earnings per common share ............................  $      0.57    $      0.41
                                                                ============    ===========
Weighted average basic common shares outstanding ..............   30,420,883     14,626,061
Weighted average dilutive common shares outstanding ...........   30,881,777     14,626,061
Pro Forma:
Income before provision for income taxes ......................  $    20,319    $     6,313
Pro forma provision for income taxes ..........................        1,983          2,952
                                                                ------------    -----------
Pro forma net income ..........................................       18,336          3,361
Accretion on stock subject to redemption ......................         (825)            --
                                                                ------------    -----------
Pro forma net income applicable to common stock ...............  $    17,511    $     3,361
                                                                ============    ===========
Pro forma earnings per share:
 Basic ........................................................  $      0.58    $      0.23
                                                                ============    ===========
 Diluted ......................................................  $      0.57    $      0.23
                                                                ============    ===========

                            See accompanying notes.

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)



                                                                        Nine Months Ended September 30,
                                                                        -------------------------------
                                                                              1998           1997
                                                                             ------         ------
Revenue ...............................................................  $   680,376    $    74,396
Operating expenses:
 Cost of revenue ......................................................      602,538         63,045
 Depreciation and amortization, including $1,264 of integration
   costs in 1998 ......................................................       40,381          4,041
 Corporate expenses, net of Triathlon fees ............................        5,839          1,307
 Non-cash compensation and other non-cash charges .....................       32,895             --
                                                                        ------------    -----------
                                                                             681,653         68,393
                                                                        ------------    -----------
Income (loss) from operations .........................................       (1,277)         6,003
Income from equity investments ........................................       (3,964)        (1,344)
Interest expense ......................................................       31,709            956
Investment income .....................................................       (3,466)          (213)
Minority interest .....................................................        1,314             --
                                                                        ------------    -----------
Income (loss) before provision for income taxes .......................      (26,870)         6,604
Provision for income taxes ............................................        3,333          2,952
                                                                        ------------    -----------
Net income (loss) .....................................................      (30,203)         3,652
Accretion on stock subject to redemption ..............................       (1,925)            --
                                                                        ------------    -----------
Net income (loss) applicable to common shares .........................  $   (32,128)   $     3,652
                                                                        ============    ===========
Basic and dilutive net income (loss) per common share .................  $     (1.38)   $      0.25
                                                                        ============    ===========
Weighted average basic and dilutive common shares outstanding .........   23,262,122     14,382,778
Pro Forma:
Income (loss) before provision for income taxes .......................  $   (26,870)   $     6,604
Pro forma provision for income taxes ..................................        3,333          2,956
                                                                        ------------    -----------
Pro forma net income (loss) ...........................................      (30,203)         3,652
Accretion on stock subject to redemption ..............................       (1,925)            --
                                                                        ------------    -----------
Pro forma net income (loss) applicable to common stock ................  $   (32,128)   $     3,652
                                                                        ============    ===========
Pro forma earnings (loss) per share ...................................  $     (1.38)   $      0.25
                                                                        ============    ===========

                            See accompanying notes.

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)
                                  (UNAUDITED)



                                                                        Nine Months Ended September 30,
                                                                        -------------------------------
                                                                               1998         1997
                                                                              ------       ------
Balances at January 1, ...................................................  $  102,144    $     --
 Net assets contributed by SFX Broadcasting ..............................          --      97,726
Liabilities in excess of assets of SFX Broadcasting, Inc. assumed in
 the Spin-Off, principally federal income taxes of $105.0 million.........    (129,237)         --
Sale of 8,050,000 Shares of Class A Common Stock .........................     329,004          --
Issuance of 5,837,874 shares of Class A Common Stock for
 acquisitions ............................................................      97,466          --
Issuance of 190,000 shares of Class A Common Stock pursuant to
 employment agreements ...................................................       8,511          --
Issuance of 650,000 shares of Class B Common Stock pursuant to
 employment agreements ...................................................      18,526          --
Net income (loss) ........................................................     (30,203)      6,309
                                                                           -----------   ---------
Balances at September 30 .................................................  $  396,211    $104,035
                                                                           ===========   =========

                            See accompanying notes.

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                        Nine Months Ended September 30,
                                                                        -------------------------------
                                                                               1998         1997
                                                                              ------       ------
Operating activities:
Net (loss) income ........................................................  $  (30,203)   $   6,309
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
 Depreciation and amortization, including $1,264 of integration
   costs .................................................................      40,381        4,041
 Pretax income of equity investees, net of distributions received ........       1,030          458
 Non-cash charges ........................................................      32,895           --
 Minority interest .......................................................       1,314           --
Changes in operating assets and liabilities, net of amounts
 acquired:
 Accounts receivable .....................................................      (9,620)      (1,019)
 Prepaid expenses ........................................................      (6,296)      (2,419)
 Other current assets ....................................................      (1,744)          --
 Other assets ............................................................      (3,191)        (275)
 Receivable from related parties and employees ...........................      (2,162)          --
 Accounts payable and accrued expenses ...................................     (14,475)         (16)
 Accrued interest and dividends ..........................................       7,595           --
 Deferred revenue ........................................................       6,783       (6,290)
                                                                           -----------   ----------
Net cash provided by operating activities ................................      22,307          789
                                                                           -----------   ----------
Investing activities:
 Purchases of businesses, net of cash acquired ...........................    (807,135)     (69,645)
 Deposits and other payments for pending acquisitions ....................        (551)          --
 Purchases of property and equipment .....................................     (44,554)      (2,352)
                                                                           -----------   ----------
Net cash used in investing activities ....................................    (852,240)     (71,997)
                                                                           -----------   ----------
Financing activities:
 Capital contributed by SFX Broadcasting .................................          --       78,855
 Proceedsfrom issuance of senior subordinated debt and
   borrowings under the credit agreement .................................     723,500           --
 Proceeds from sale of common stock ......................................     330,683           --
 Repayment of debt and capital lease obligation ..........................     (33,049)        (553)
 Payments made to SFX Broadcasting pursuant to the Spin-Off ..............    (113,876)          --
 Other, principally debt issuance costs ..................................     (17,715)          --
                                                                           -----------   ----------
Net cash provided by financing activities ................................     889,543       78,302
                                                                           -----------   ----------
Net increase in cash and cash equivalents ................................      59,610        7,094
Cash and cash equivalents at beginning of period .........................       5,979           --
                                                                           ===========   ==========
Cash and cash equivalents at end of period ...............................  $   65,589    $   7,094
                                                                           ===========   ==========
Supplemental disclosure of cash flow information:
Cash paid for interest ...................................................  $   22,807    $     897
                                                                           ===========   ==========
Cash paid for income taxes ...............................................  $   17,217    $      --
                                                                           ===========   ==========

Supplemental disclosure of non-cash investing and financing activities:

 o Issuance of equity securities, including deferred equity security issuance and assumption of debt in connection with certain acquisitions (see Note
   1).

 o Agreements to pay future cash consideration in connection with certain acquisitions (see Note 1).

 o The balance sheet includes certain assets and liabilities that have been contributed to the Company by SFX Broadcasting.


                            See accompanying notes.

                   SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1. ORGANIZATION AND BASIS OF PRESENTATION

SFX Entertainment, Inc. ("SFX" or the "Company") is a leading promoter, producer and venue operator for live entertainment events. In addition, the Company is a leading full-service marketing and management company specializing in the representation of team sports athletes, primarily in professional basketball.

The Company owns and/or operates the largest network of venues in the country used principally for music concerts and other live entertainment events. Upon completion of all pending acquisitions, it will have 68 venues either directly owned or operated under lease or exclusive arrangements, including 13 amphitheaters in 9 of the top 10 markets. The Company also develops and manages touring Broadway shows, selling subscriptions series in 38 of the markets that maintain active touring schedules with approximately 240,000 subscribers last year. Through its large number of venues and the long operating histories of the businesses it has acquired, SFX operates an integrated franchise that promotes and produces a broad variety of live entertainment events locally, regionally and nationally. Pro forma for all completed acquisitions, during 1997, approximately 30 million people attended 11,300 events promoted and/or produced by SFX, including approximately 5,400 music concerts, 5,600 theatrical shows and over 200 specialized motor sports events.

SFX was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). Concerts was formed in January 1997 to acquire and hold SFX Broadcasting's live entertainment operations. The Company had no substantive operations until its acquisition of Delsener/Slater Enterprises, Ltd. and affiliated companies ("Delsener/Slater") in January 1997.

In August 1997, SFX Broadcasting agreed to the merger (the "Broadcasting Merger Agreement") among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly owned subsidiary of the Buyer, and SFX Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off"). The Spin-Off was completed on April 27, 1998 and the Broadcasting Merger was completed on May 29, 1998.

Information with respect to the three and nine months ended September 30, 1998 and 1997 is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company, for the periods presented.

In 1998 the Company's income taxes are calculated on a stand alone basis including the period through April 27, 1998 in which the Company was a member of the SFX Broadcasting's Consolidated federal income tax return. In 1997, the Company's income taxes reflected the federal benefit for the operating losses of SFX Broadcasting.

In June 1997, the Financial Accounting Standards Board issued Statement No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information," which establishes new standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for financial statements for fiscal years beginning after December 31, 1997, and therefore the Company will adopt the new requirements in 1998. Management has completed its review of SFAS 131 and as such has preliminarily determined that its reportable segments will be music, theatrical, sports and other.

In June 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is effective for fiscal years beginning after December 15, 1998. Under SOP 98-5, the costs of start-up activities, including organizational costs, would be expensed as incurred. SOP 98-5 broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility or beginning a new operation. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Earlier application is encouraged. The initial application of SOP 98-5 is to be reported as a cumulative effect of a change in accounting principle. Management has preliminarily determined that SOP 98-5 will not have a material effect on its financial position.

The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. However, this seasonality is somewhat offset by typically non-summer seasonal businesses such as touring Broadway Shows (which typically tour between September and May) and motor sports (which produces revenue predominantly in the first quarter).


2. ACQUISITIONS

1997 Acquisitions

In January 1997, SFX Broadcasting acquired Delsener/Slater, a concert promotion company which has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area. Total aggregate consideration was approximately $27,600,000, including $2,900,000 for working capital and the present value of deferred payments of $3,000,000 to be paid over five years and $1,000,000 to be paid without interest over ten years. In March 1997, the Company acquired the stock of certain companies which own and operate the Meadows Music Theater (the "Meadows"), an indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 250,838 shares of SFX Broadcasting Class A Common Stock with a value of approximately $7,500,000 and the assumption of approximately $15,400,000 in debt. In June 1997, the Company acquired the stock of Sunshine Promotions, Inc. and certain other related companies ("Sunshine Promotions"), an owner-operator of venues and a concert promoter in the Midwest for $53,900,000 in cash, of which $2,000,000 is payable over five years, 62,792 shares of SFX Broadcasting Class A Common Stock issued with a value of approximately $2,000,000, shares of SFX Broadcasting stock issuable over a two year period with a value of approximately $2,000,000 and the assumption of approximately $1,600,000 in debt.

The Delsener/Slater, Meadows, and Sunshine Promotions acquisitions are collectively referred to herein as the "1997 Acquisitions." The 1997 Acquisitions were financed through capital contributions from SFX Broadcasting and were accounted for under the purchase method of accounting.

1998 Acquisitions

 Westbury

On January 8, 1998, the Company acquired certain companies which hold a long-term lease for Westbury Music Fair, located in Westbury, New York, (the "Westbury Acquisition") for an aggregate consideration of approximately $3.0 million in cash and 75,019 shares of the Company's Class A Common Stock. During the period between the closing and January 8, 2000, the Company has the right to repurchase all of such shares for an aggregate consideration of $2.0 million and the seller has the right to require the Company to purchase all of such shares for an aggregate consideration of $750,000.

 BGP

On February 24, 1998, the Company acquired all of the outstanding capital stock of BG Presents ("BGP"), an owner-operator of venues for live entertainment and a promoter in the San Francisco Bay area (the "BGP Acquisition"), for total consideration of approximately $80.3 million (including the repayment of $12.0 million in BGP debt and the issuance upon the Spin-Off of 562,640 shares of Class A Common Stock of the Company valued by the parties at $7.5 million). The sellers of BGP provided net working capital (as defined in the acquisition agreement) at the closing in an amount equal to or greater than long-term debt.


 PACE

On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE Entertainment Corporation ("PACE"), a diversified producer and promoter of live entertainment in the United States (the "PACE Acquisition"), for total consideration of approximately $150.1 million (including issuance upon the Spin-Off of 1,500,000 shares of the Company's Class A Common Stock valued by the parties at $20.0 million and assumption of approximately $20.6 million of debt). In related transactions, the Company acquired, for total consideration of $90.6 million comprised of $41.4 million in cash, the repayment of approximately $43.1 million of debt and the assumption of approximately $6.1 million of debt related to a capital lease, the 66 2/3% ownership interests of Blockbuster Entertainment Corporation and Sony Music Entertainment, Inc. in Amphitheater Entertainment Partnership, a partner of PACE in the Pavilion Partners venue partnership. As a result, the Company owns 100% of Pavilion Partners.

The PACE Acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the PACE consideration stock received by such PACE seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers. The stock, which is subject to redemption, has been recorded as temporary equity on the accompanying consolidated balance sheet and is being accreted over a five-year period.

Under the terms of an employment agreement entered into by the Company with an officer of PACE, the officer will have the right, two years from the date of the acquisition, to purchase PACE's motor sports division at fair value. If the motor sports division has been sold by the Company, the officer would be entitled to purchase PACE's theatrical division for its fair value. In addition, on March 25, 1998, PACE paid $4.0 million to acquire a 67% interest in certain assets and liabilities of USA Motor Sports, a producer and promoter of motor sports events. The remaining 33% interest is owned by the Contemporary Group.

 Contemporary

On February 27, 1998, the Company acquired the Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $101.4 million comprised of $72.8 million in cash, a payment for working capital of approximately $9.9 million and the issuance of preferred stock of the Company valued by the parties at $18.7 million which, upon the Spin-Off, was converted into 1,402,850 shares of Class A Common Stock of the Company (the "Contemporary Acquisition"). The Contemporary Acquisition involved the merger of Contemporary International Productions Corporation with and into the Company, the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition by Contemporary of the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary. If any of the Contemporary sellers owns any shares of the Company's Class A Common Stock received in the Contemporary Acquisition on the second anniversary of the closing date and the average trading price of such stock over the 20-day period ending on such anniversary date is less than $13.33 per share, then the Company will make a one-time cash payment to each individual holding such shares that is equal to the product of (i) the quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $13.33 divided by two, multiplied by (ii) the number of shares of Class A Common Stock of the Company's received by such individual in the Contemporary Acquisition and owned as of such anniversary date. In May 1998 the Company placed 140,000 of the shares issued in connection with the Contemporary Acquisition into an escrow account. The Company may, at its sole discretion, cancel such shares at any time.

 Network

On February 27, 1998, the Company acquired the Network Magazine Group ("Network Magazine"), a publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment Corporation ("SJS"), an independent creator, producer and distributor of music-related radio programming, services and research which it exchanges with radio broadcasters for commercial air-time which, in turn, is sold to national network advertisers (the "Network Acquisition"), for total consideration of approximately $66.8 million comprised of $52.0 million in cash, a payment for working capital of approximately $1.8 million, reimbursed sellers costs of $500,000, the purchase of an office building and property for $2.5 million and the issuance upon the Spin-Off of approximately 750,000 shares of Class A Common Stock of the Company valued by the parties at $10.0 million. The $2.5 million purchase of the office building and property is comprised of cash of approximately $700,000 and the assumption of debt of approximately $1.8 million. The Company is also obligated to pay the sellers an additional payment in Class A Common Stock or, at the Company's option, cash based on future operating results, as defined, generated on a combined basis by Network Magazine and SJS in 1998, up to a maximum of $14.0 million. In the Network Acquisition, the Company, through a wholly owned subsidiary, acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS Entertainment Corporation and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of The Network 40, Inc.

 Concert/Southern

On March 4, 1998, the Company acquired Concert/Southern Promotions ("Concert/Southern"), a promoter of live music events in the Atlanta, Georgia metropolitan area (the "Concert/Southern Acquisition"), for total cash consideration of approximately $16.9 million, which includes a $300,000 payment for working capital.

 Avalon

On May 14, 1998, the Company acquired all of the outstanding equity interests of Irvine Meadows Amphitheater, New Avalon, Inc., TBA Media, Inc. and West Coast Amphitheater (collectively, "Avalon") for a cash purchase price of $26.8 million (subject to upward adjustment), including approximately $300,000 that the Company paid to reimburse the Avalon sellers for certain third party out of pocket expenses incurred in the development of the Camarillo Creek Amphitheatre (the "Avalon Acquisition"). Avalon is a concert promoter and producer that operates predominantly in the Los Angeles area.

 Oakdale

On June 3, 1998, the Company acquired certain assets of Oakdale Concerts, LLC and Oakdale Development Limited Partnership (collectively, "Oakdale"), a promoter and producer of concerts in Connecticut and the owner of the 4,800 seat Oakdale Music Theater, for a purchase price of $9.4 million in cash and the assumption of $2.5 million in liabilities (the "Oakdale Acquisition"). The Company also made a non-recourse loan to the Oakdale sellers in the amount of $11.4 million. In addition, pursuant the Oakdale Agreement, if the future operating results (as defined in the Oakdale Agreement) of the Oakdale Theater and the Meadows exceeds $5.5 million in 1999, the Company will be obligated to pay between 5.0 to 5.8 times the amount of such excess to the Oakdale sellers.

 FAME

On June 4, 1998, the Company acquired Falk Associates Management Enterprises, Inc. and Financial Advisory Management Enterprises, Inc. (collectively, "FAME"), a full-service marketing and management company which specializes in the representation of team sports athletes, primarily in professional basketball. The aggregate purchase price for FAME was approximately $82.2 million in cash (including approximately $7.9 million which the Company paid in connection with certain taxes incurred by FAME and the FAME sellers and excluding $4.7 million of taxes paid on behalf of the sellers which will be refunded to the Company in 1999) and 1.0 million shares of Class A Common Stock, valued at approximately $36.0 million (the "FAME Acquisition"). The agreement also provides for payments by the Company to the FAME sellers of additional amounts up to an aggregate of $15.0 million in equal annual installments over 5 years contingent on the achievement of certain operating performance targets. The agreement also provides for additional payments by the Company if FAME's operating performance exceed the targets by certain amounts.

 Don Law

On July 2, 1998, the Company acquired certain assets of Blackstone Entertainment, LLC ("Don Law"), a concert and theater promoter in New England, for an aggregate consideration of approximately $92.2 million, including the repayment of approximately $7.0 million in debt. Don Law currently owns and/or operates three venues in New England with an aggregate seating capacity of 27,400. Don Law also acts as the sole ticket operator for all of its own venues as well as several third party venues.

 Magicworks

On September 11, 1998, the Company purchased all of the outstanding shares of common stock of Magicworks Entertainment Incorporated ("Magicworks"), a producer and promoter of theatrical shows, musical concerts, ice skating shows and other live entertainment events. The total consideration was $118.9 million in cash, including approximately $3.2 million in fees and expenses and the repayment of $2.4 million in convertible notes which the Company is required to repay upon presentation for conversion into Magicworks stock (the "Magicworks Acquisition"). The acquisition was consummated by means of a tender offer (in which approximately 98.7% of Magicworks shares were purchased) followed by a merger (in which the remaining shares were converted into cash consideration).

 Other Acquisitions

During the third quarter of 1998, the Company completed the acquisition of seven companies in the theatrical and music segments, principally in the areas of programming, touring and merchandising (collectively the "Other Acquisitions"). The aggregate purchase price was $104.7 million in cash, approximately $10.0 million in stock (300,000 shares of the Company's Class A Common Stock) and $10.0 million of deferred payments. In addition, the Company is required to make a loan to certain sellers in an amount equal to taxes incurred by the sellers in connection with one of the transactions. The Company expects that the amount of the loan will be approximately $750,000.

The Westbury Acquisition, the BGP Acquisition, the PACE Acquisition, the Contemporary Acquisition, the Network Acquisition, the Concert/Southern Acquisition, the Avalon Acquisition, the Oakdale Acquisition, the FAME Acquisition, the Don Law Acquisition, the Magicworks Acquisition and the Other Acquisitions are collectively referred to herein as the "1998 Acquisitions." The 1998 Acquisitions were accounted for under the purchase method of accounting and funded with the proceeds of the Note Offering, the Equity Offering, the Credit Agreement (each as defined herein) and available cash. The purchase prices of the 1998 Acquisitions have been preliminarily allocated to the assets acquired and liabilities assumed and are subject to change.

Operating results for the 1997 Acquisitions and the 1998 Acquisitions are included herein from their respective acquisition dates. Operating results associated with the assets and liabilities contributed by SFX Broadcasting are also included herein. Prior to the Spin-Off, SFX Broadcasting provided various administrative services to the Company. SFX Broadcasting allocated these expenses on the basis of direct usage. In the opinion of management, this method of allocation was reasonable and allocated expenses approximated what the Company would have incurred on a stand-alone basis. Intercompany transactions and balances have been eliminated in consolidation.

The following pro forma summary represents the consolidated results for the nine months ended September 30, 1998 and the year ended December 31, 1997 as if the 1997 Acquisitions and the 1998 Acquisitions had occurred at January 1, 1997, after giving effect to certain adjustments, including amortization of intangible assets and interest expense on the acquisition debt. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of that date or of results which may occur in the future (in thousands).

                                                           PRO FORMA
                                             Nine Months Ended        Year Ended
                                            September 30, 1998     December 31, 1997
                                           --------------------   ------------------
  Revenues                                      $ 925,094             $ 883,901
  Net loss applicable to common shares          $ (38,486)            $ (52,714)
  Loss applicable to common shares              $   (1.29)            $   (1.76)

3. FINANCING


 Note Offering and Guarantees by Subsidiaries


On February 11, 1998, the Company completed an offering of $350.0 million
9 1/8% Senior Subordinated Notes (the "Notes" and "Note Offering") due 2008. Interest is payable on the Notes on February 1 and August 1 of each year. On July 15, 1998, the Company consummated the exchange of substantially identical publicly registered notes (the "Exchange Notes") for all outstanding Notes. All Notes were tendered for exchange and were cancelled upon the issuance of the same principal amount of Exchange Notes.


The Company is a holding company that has no operating assets or operations of its own. Substantially all of the Company's subsidiaries are wholly owned and have jointly and severally guaranteed the Company's indebtedness represented by the Exchange Notes (the "Guarantors"). Certain subsidiaries which are not wholly owned (the "Non-Guarantor Subsidiaries"), do not guarantee such indebtedness.


Full financial statements of the Guarantors and Non-Guarantor Subsidiaries have not been included because, pursuant to their respective guarantees, the Guarantors are jointly and severally liable with respect to the Exchange Notes and management believes that the Non-Guarantor Subsidiaries are not material to the Company on a consolidated basis. Accordingly, the Company does not believe that the information contained in separate full financial statements of the Guarantors or Non-Guarantor Subsidiaries would be material to investors. The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors and Non-Guarantor Subsidiaries as of and for the nine months ended September 30, 1998 (in thousands).

                                               SFX                                                             SFX
                                          Entertainment                  Non-Guarantor                    Entertainment
                                               Inc.        Guarantors     Subsidiaries    Eliminations    Consolidated
                                         --------------- -------------- --------------- ---------------- --------------
Current assets                             $    8,910      $  148,522      $ 8,295        $         --     $  165,727
Property and equipment, net                     8,905         256,182        9,913                  --        275,000
Goodwill and other intangible assets,
 net                                           29,972         853,660       21,297                  --        904,929
Investment in subsidiaries                  1,111,914          22,406           --          (1,111,914)        22,406
Other assets                                    3,648          16,768        3,070                  --         23,486
                                           ----------      ----------      -------        ------------     ----------
 Total assets                              $1,163,349      $1,297,538      $42,575        $ (1,111,914)    $1,391,548
                                           ==========      ==========      =======        ============     ==========
Current liabilities                        $   42,455      $  127,678      $ 3,632        $         --     $  173,765
Long-term debt, less current portion          697,753          29,379       12,767             (12,767)       727,132
Other liabilities                              10,430          63,179          463                  --         74,072
Minority interest                                  --           2,579        1,289                  --          3,868
Temporary equity                               16,500              --           --                  --         16,500
Shareholders' equity                          396,211       1,074,723       24,424          (1,099,147)       396,211
                                           ----------      ----------      -------        ------------     ----------
 Total liabilities and shareholders'
   equity                                  $1,163,349      $1,297,538      $42,575        $ (1,111,914)    $1,391,548
                                           ==========      ==========      =======        ============     ==========
Revenue                                    $       --      $  659,858      $20,518        $         --     $  680,376
Operating expenses                             48,047         615,916       17,690                  --        681,653
Interest expense, net                          27,669             591          507                (524)        28,243
Minority interest                                  --             392          922                  --          1,314
Income from equity investments                     --          (3,964)          --                  --         (3,964)
Provision for income taxes                         --           3,333           --                  --          3,333
                                           ----------      ----------      -------        ------------     ----------
Net (loss) income                          $  (75,716)     $   43,590      $ 1,399        $        524     $  (30,203)
                                           ==========      ==========      =======        ============     ==========
Cash flow from operations                  $  (45,994)     $   70,023      $(1,722)       $         --     $   22,307
Cash flow used in investing activities       (844,051)         (7,816)        (373)                 --       (852,240)
Cash flow from financing activities           891,252          (1,704)          (5)                 --        889,543
Cash at the beginning of the period                --           2,916        3,063                  --          5,979
                                           ----------      ----------      ---------      ------------     ----------
Cash at the end of the period              $    1,207      $   63,419      $   963        $         --     $   65,589
                                           ==========      ==========      =========      ============     ==========

The following are summarized unaudited statements setting forth certain financial information concerning the Guarantors and Non-Guarantor Subsidiaries as of and for the three months ended September 30, 1998 (in thousands).



                                         SFX                                                                   SFX
                                    Entertainment                      Non-Guarantor                      Entertainment
                                         Inc.          Guarantors       Subsidiaries     Eliminations     Consolidated
                                   ---------------   --------------   ---------------   --------------   --------------
Revenue                               $      --        $372,039           $15,995           $   --          $388,034
Operating expenses                        7,745         335,722            12,950               --           356,417
Interest expense, net                    12,361             119               208             (167)           12,521
Minority interest                            --              (7)              923               --               916
Income from equity investments               --          (2,139)               --               --            (2,139)
Provision for income taxes                   --           1,983                --               --             1,983
                                      ---------         ---------         -------           ------          --------
Net (loss) income                     $ (20,106)        $36,361           $ 1,914           $  167          $ 18,336
                                      =========         =========         =======           ======          ========

 Credit Agreement

On February 26, 1998, the Company executed a Credit and Guarantee Agreement (the "Credit Agreement" or "Credit Facility") which established a $300.0 million senior secured credit facility comprised of (i) a $150.0 million eight-year term loan (the "Term Loan") and (ii) a $150.0 million seven-year reducing revolving credit facility (the "Revolver"). In addition, in September 1998, the Company received an increase in its borrowing availability under the Revolver by $50.0 million, which increased the Company's availability under the Credit Agreement to $350.0 million. Loans outstanding under the Credit Facility bear interest, at the Company's option, at 1.875 to 2.375 percentage points over LIBOR or the greater of the Federal Funds rate plus 0.50% or the Bank of New York's prime rate. The interest rate spreads on the Term Loan and the Revolver are adjusted based on the Company's Total Leverage Ratio (as defined in the Credit Agreement). The Company pays a per annum commitment fee on unused availability under the Revolver of 0.50% to the extent that the

Company's Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if such ratio is less than 4.0 to 1.0 and a per annum letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company, including a pledge of the outstanding stock of substantially all of its subsidiaries and guaranteed by all of the Company's subsidiaries. As of November 13, 1998, the Company had borrowed $346.0 million under the Credit Agreement to consummate certain of the 1998 Acquisitions.

In addition, the Company has received a commitment letter from its lenders to replace its existing credit facility with a new $600.0 million credit facility. The new facility is subject to the execution of a definitive agreement and will differ from the current credit facility in several respects including applicable financial ratios, interest rate margins and term of repayment. The Company and its lenders are presently reviewing the pending commitment in light of recent developments in the credit markets. The Company may renegotiate the existing commitment, which renegotiations may significantly alter the principal terms, or the Company may consider alternative forms of debt financing. If a new credit facility is consummated and the terms of the agreement are substantially different than the terms of the existing credit facility, the Company may be required to write off the remaining deferred financing costs related to the current credit facility in the form of an extraordinary loss.

 Equity Offering

On May 27, 1998, the Company consummated an offering of 8,050,000 shares of Class A Common Stock at an offering price of $43.25 per share (the "Equity Offering"). The proceeds received by the Company, after deducting the underwriting discount and offering expenses, were approximately $329.0 million. The proceeds were used to (i) repay certain indebtedness and consummate certain of the 1998 Acquisitions and (ii) pay $93.7 million of the tax indemnification obligation related to the Spin-Off (see Note 6).


4. CAPITAL STOCK

In order to facilitate the Spin-Off, the Company revised its capital structure to increase its authorized capital stock and to effect a stock split. The authorized capital stock of the Company consists of 110,000,000 shares of Common Stock (comprised of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock), and 25,000,000 shares of preferred stock, par value $.01 per share.

In the Spin-Off, (a) 13,579,024 shares of Class A Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class A Common Stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, including 609,856 shares of Class A Common Stock issued upon the exercise of certain warrants of SFX Broadcasting and (b) 1,047,037 shares of Class B Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting Class B Common Stock. The financial statements have been retroactively adjusted to reflect this transaction.

Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (a) for the election of directors, (b) with respect to any "going private" transaction between the Company and Mr. Sillerman or any of his affiliates and (c) as otherwise provided by law.

The Board of Directors has the authority to issue preferred stock and will assign the designations and rights at the time of issuance.

During January 1998, the Board of Directors and SFX Broadcasting, as sole stockholder, approved and adopted a stock option and restricted stock plan providing for the issuance of restricted shares of the Company's Class A Common Stock and options to purchase shares of the Company's Class A Common Stock totaling up to 2,000,000 shares. In January 1998, the Company granted options exercisable for an aggregate of 345,000 shares of the Company's Class A Common Stock at an exercise price of $5.50 which will vest over three years and 7,500 shares of the Company's Class A Common Stock at an exercise price of $5.50 which vests over one year. The Company will record non-cash compensation charges over the three-year vesting period of approximately $3.3 million annually. Between April and August 1998, the Company granted options exercisable for an aggregate of 1,629,666 shares of Class A Common Stock at exercise prices ranging from $29.125 to $45.875.

During January 1998, in connection with the expectation of certain executive officers entering into employment agreements with the Company, the Board of Directors, upon recommendation of the Compensation Committee, approved the sale of an aggregate of 650,000 shares of the Company's Class B Common Stock and 190,000 shares of the Company's Class A Common Stock to certain officers for a purchase price of $2.00 per share. Such shares were issued in April 1998. A non-cash charge to earnings was recorded by the Company in the second quarter of approximately $23.9 million associated with the sale.

The Board of Directors also approved the issuance of shares of the Company's Class A Common Stock to holders of stock options or stock appreciation rights ("SARs") of SFX Broadcasting as of the Spin-Off record date, whether or not vested. The issuance was approved to allow such holders of these options or SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A Common Stock. Additionally, many of the option holders will become officers, directors and employees of the Company.


5. NON-CASH CHARGES

Non-cash charges recorded in the second and third quarters of 1998 of $32.9 million consisted of (a) $23.9 million of compensation related to the sale of 650,000 shares of Class B Common Stock and 190,000 shares of Class A Common Stock at a purchase price of $2.00 per share to certain executive officers pursuant to employment agreements, (b) $7.5 million associated with the issuance of 247,177 shares of Class A Common Stock to Mr. Robert F.X. Sillerman, Executive Chairman of the Company, in connection with the repurchase of shares of SFX Broadcasting issued to the sellers of the Meadows and (c) $1.5 million related to the issuance of stock options to certain executive officers pursuant to employment agreements exercisable for an aggregate of 352,500 shares of Class A Common Stock.

In addition, a $2.7 million write down of the remaining balance of the deferred expense relating to the Triathlon Broadcasting Company ("Triathlon") agreement was recorded in the second quarter of 1998 as a result of Triathlon's recent agreement to be acquired by a third party. If a third party acquires Triathlon, the consulting fee agreement would be terminated. The write down was recorded as a charge to amortization expense.


6. SPIN-OFF

Pursuant to the terms of the Spin-Off, SFX Broadcasting contributed to the Company all of the assets relating to its live entertainment businesses and the Company assumed all of SFX Broadcasting's liabilities pertaining to the live entertainment businesses, as well as certain other liabilities including the obligation to make change of control payments to certain employees of SFX Broadcasting of approximately $5.0 million, as well as the obligation to indemnify one-half of certain of these employees' excise tax. At the time of the Broadcasting Merger, the Company preliminarily received $2.0 million of net Working Capital (as defined in the Broadcasting Merger Agreement). Any additional payments which may be payable upon the final determination of the Working Capital will be reflected as an increase or decrease, as the case may be, to equity.

In connection with the Spin-Off, the Company entered into a tax sharing agreement with SFX Broadcasting. Pursuant to the tax sharing agreement, as amended, the Company is responsible for certain taxes incurred by SFX Broadcasting, including income taxes imposed with respect to income generated by the Company for periods prior to the Spin-Off and taxes resulting from gain recognized by SFX Broadcasting in the Spin-Off. The Company believes that the amount of taxes it will be required to pay in connection with the Spin-Off will be approximately $108.0 million, of which $93.7 million was paid on or before September 30, 1998. The remaining $14.3 million portion of the tax indemnity payment is payable on December 31, 1998. Management's estimates of the amount of the indemnity payment are based on assumptions which management believes are reasonable. However, upon the completion of all final tax returns, including any potential tax audits, such assumptions could be modified in a manner that would result in a significant variance in the actual amount of the tax indemnity.


7. DILUTIVE EARNINGS PER SHARE

A reconciliation of the number of shares used for calculating basic earnings per common share and diluted earnings per common share for the three months ended September 30, 1998 follows:



  Average number of common shares outstanding      30,420,883
  Effect of stock options                             460,894
                                                   ----------
                                                   30,881,777
                                                   ==========

Options to purchase 1,117,666 shares of common stock at prices ranging from $43.25 to $45.88 were outstanding at September 30, 1998, but were not included in the computation of diluted earnings per common share because the options' exercise price was greater than the average market price of the Company's common stock during the three months ended September 30, 1998. In addition, diluted earnings per share was not adjusted for the impact of common stock issued to the PACE sellers, which is subject to redemption by the Company, because to do so would have been antidilutive.

Outstanding stock options at September 30, 1998 had no dilutive effect on basic earnings per share during the nine months ended September 30, 1998 due to the Company's net loss position. The Company did not have any dilutive securities outstanding during the nine-months and three-months ended September 30, 1997.


8. COMMITMENTS AND CONTINGENCIES

Pursuant to a real estate purchase agreement with the sellers of Oakdale, the Company has agreed to purchase the land, building and improvements of the Oakdale Theater at the end of the Company's fifteen-year lease of the premises in June 2013 for $15.4 million. In June 1998, the Company extended an $11.4 million note receivable to the sellers which is secured by the property.

While the Company is involved in several law suits and claims arising in the ordinary course of business, the Company is not currently a party to any legal proceeding that the Company believes would have a material adverse effect on its business, financial position or results of operations.


9. SUBSEQUENT EVENTS

Pending Acquisitions

 Marquee

The Company has entered into an agreement and plan of merger (the "Marquee Merger Agreement"), dated as of July 23, 1998, as amended, with The Marquee Group, Inc. ("Marquee"), pursuant to which Marquee will become a wholly-owned subsidiary of the Company. Pursuant to the Marquee Merger Agreement, at the effective time of the merger, for each outstanding share of common stock of
Marquee: (i) if the Company's stock price is $42.75 or less, Marquee shareholders will receive 0.1111 shares of the Company's Class A Common Stock;
(ii) if the Company's stock price is over $42.75 but no more than $60.00, Marquee shareholders will receive $4.75 worth of the Company's Class A Common Stock; (iii) if the Company's stock price is over $60.00, but no more than $66.00, Marquee shareholders will receive between $4.75 and $5.35 worth of the Company's common stock; or (iv) if the Company's stock price is over $66.00, Marquee shareholders will receive $5.35 worth of the Company's Class A Common Stock. Marquee is a publicly traded company that provides integrated event management, television production, marketing and consulting services in the sports, news and entertainment industries. The Company expects to incur approximately $6.0 million in fees and expenses related to the transaction.

 Cellar Door


On August 13, 1998, the Company and the beneficial owner of all of the outstanding equity interests of the entities comprising the Cellar Door Group of Companies (collectively, "Cellar Door") entered into a letter of intent with respect to the Company's acquisition of all of the outstanding capital stock of Cellar Door (the "Cellar Door Acquisition"). Pursuant to the letter of intent, the aggregate purchase price for Cellar Door will be $70.0 million in cash payable at closing, Class A Common Stock with a value of $20.0 million (based upon the average closing price of the Class A Common Stock for the twenty business day period ending on the business day prior to the closing) and $8.5 million payable in five equal annual installments beginning on the first anniversary of the closing date. In addition, the Company will issue to the seller options to purchase 100,000 shares of the Company's Class A Common Stock. The closing will be subject to customary closing conditions, including the entry into a definitive acquisition agreement and obtaining the required approval under the HSR Act (as defined herein). If the Company is unable to complete the Cellar Door Acquisition, it may be required to pay the seller $10.0 million as liquidated damages. Cellar Door is a leading promoter and producer of live entertainment events. The Company expects to incur approximately $1.5 million in fees and expenses related to the transaction.

The Marquee merger and the Cellar Door Acquisition are collectively referred to herein as the "Pending Acquisitions." The Company expects to complete the Pending Acquisitions during the first quarter of 1999. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, including the approval of the stockholders of Marquee, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the Cellar Door Acquisition, and the receipt of all applicable consents from third parties and regulatory agencies. Certain of these conditions are beyond the Company's control and there can be no assurance that each of the Pending Acquisitions will be consummated during the first quarter of 1999, on the terms described herein, or at all. In connection with the HSR Act filing for the Marquee merger, the Company received notice of a preliminary inquiry from the Antitrust Division of the U.S. Department of Justice relating to the Cellar Door Acquisition and seeking information on the overall scope of the Company's operations. The Company intends to cooperate with the Department of Justice inquiry. While the Company believes that the Cellar Door Acquisition, along with the Company's overall business and plan of acquisitions, are in compliance with applicable antitrust laws, there can be no assurance that the results of such inquiry will not have a material adverse impact on the Company's ability to consummate the Cellar Door Acquisition or its business, results of operations and financial conditions.


 ISI

In January 1999, the Company entered into a definitive agreement to acquire Integrated Sports International ("ISI") for an aggregate purchase price of $14.1 million in cash and 60,000 shares of Class A Common Stock. In addition, during the five-year period following the closing of the acquisition, the Company may be required to make additional payments of up to $7.5 million in cash and 50,000 shares of Class A Common Stock based on the achievement of ISI of certain target levels of EBITDA, as defined in the acquisition agreement, during such period. The Company expects to complete the ISI acquisition during the first quarter of 1999. The Company would be required to pay liquidated damages of $2.0 million to ISI in the event it is not able to close the acquisition on or prior to April 15, 1999.

 Nederlander Acquisition

On February 1, 1999, the Company and the owners of Nederlander entered into definitive agreements for the acquisition of certain interests in seven venues and other assets of Nederlander for an aggregate purchase price of approximately $93.6 million in cash plus future earn-out payments depending on the level of future earnings generated.

Stock Incentive Plan

Following a recommendation of the Company's compensation committee, the Company has, subject to stockholder approval, adopted a new incentive stock option plan covering options to acquire up to three million shares of the Company's Class A Common Stock. The plan will be designed to broaden the equity ownership of the Company's employees at all levels. The Company anticipates that the proposed stock plan will be submitted to a vote of the stockholders at the Company's first annual meeting scheduled to be held in the spring of 1999.

Common Stock Offering

In January 1999 the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission for the registration of 4,600,000 shares of its Class A Common Stock.


Note Offering

On November 25, 1998, the Company completed an offering of $200.0 million in principal amount of 9 1/8% Senior Subordinated Notes due December 1, 2008. Interest is payable on the notes on June 1 and December 1 of each year.

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
SFX Entertainment, Inc.


     We have audited the accompanying consolidated balance sheet of SFX Entertainment, Inc. as of December 31, 1997, and the related consolidated statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Entertainment, Inc. at December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                        ERNST & YOUNG LLP



New York, New York
March 5, 1998, except
for Notes 1 and 11, as to
which the date is April 27, 1998

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
Delsener/Slater Enterprises, Ltd.


     We have audited the accompanying consolidated balance sheet of Delsener/Slater Enterprises, Ltd. and Affiliated Companies as of December 31, 1996, and the related consolidated statements of operations and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delsener/Slater Enterprises, Ltd. and Affiliated Companies at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                        ERNST & YOUNG LLP



New York, New York
October 2, 1997

                            SFX ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)




                                                                                      DECEMBER 31,
                                                                               --------------------------
                                                                                              PREDECESSOR
                                                                                   1997          1996
                                                                               -----------   ------------
ASSETS
Current assets:
 Cash and cash equivalents ...................................................  $  5,979        $5,253
 Accounts receivable .........................................................     3,831           159
 Prepaid expenses and other current assets ...................................     1,410           779
                                                                                --------        ------
Total current assets .........................................................    11,220         6,191
Property and equipment, net ..................................................    59,685         2,231
Deferred acquisition costs ...................................................     6,213            --
Goodwill, net ................................................................    60,306            --
Investment in unconsolidated subsidiaries ....................................       937           458
Note receivable from employee ................................................       900            --
Other assets .................................................................     7,681            --
                                                                                --------        ------
Total assets .................................................................  $146,942        $8,880
                                                                                ========        ======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Accounts payable and accrued expenses .......................................  $  2,715        $6,078
 Deferred revenue ............................................................     3,603            18
 Income taxes payable ........................................................     1,707            --
 Due to stockholder ..........................................................        --         1,877
 Due to SFX Broadcasting .....................................................    11,539            --
 Current portion of long-term debt ...........................................       923            --
 Current portion of deferred purchase consideration ..........................     1,950            --
                                                                                --------        ------
Total current liabilities ....................................................    22,437         7,973
Long-term debt, less current portion .........................................    15,255            --
Deferred purchase consideration, less current portion ........................     4,289            --
Deferred income taxes ........................................................     2,817            --
Commitment and contingencies .................................................
Shareholder's equity (Note 11):
Capital contributed by SFX Broadcasting ......................................    98,184            --
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued and
 outstanding .................................................................        --            --
Class A common stock, $.01 par value, 100,000,000 shares authorized,
 13,579,024 issued and outstanding ...........................................       136            --
Class B common stock, $.01 par value, 10,000,000 shares authorized, 1,047,037
 issued and outstanding ......................................................        10            --
Combined stockholder's equity--predecessor ...................................        --           907
Retained earnings ............................................................     3,814            --
                                                                                --------        ------
Total shareholder's equity ...................................................   102,144           907
                                                                                --------        ------
Total Liabilities and shareholder's Equity ...................................  $146,942        $8,880
                                                                                ========        ======

                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)





                                                                              YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------
                                                                                     PREDECESSOR     PREDECESSOR
                                                                        1997             1996           1995
                                                                   --------------   -------------   ------------
Concert revenue ................................................    $    96,144       $ 50,362        $47,566
Operating expenses:
 Cost of revenue ...............................................         83,417         50,686         47,178
 Depreciation and amortization .................................          5,431            747            750
 Corporate expenses, net of Triathlon fees of $1,794 in
  1997 .........................................................          2,206             --             --
                                                                    -----------       --------        -------
                                                                    $    91,054       $ 51,433        $47,928
                                                                    -----------       --------        -------
Income (loss) from operations ..................................          5,090         (1,071)          (362)
Investment income ..............................................            295            198            178
Interest expense ...............................................         (1,590)           (60)          (144)
Equity in pretax income of unconsolidated subsidiaries .........            509            524            488
                                                                    -----------       --------        -------
Income (loss) before provision for income taxes ................    $     4,304       $   (409)       $   160
Provision for income taxes .....................................            490            106             13
                                                                    -----------       --------        -------
Basic and diluted net income (loss) ............................    $     3,814       $   (515)       $   147
                                                                    ===========       ========        =======
Net income (loss) per common share .............................    $      0.26
                                                                    ===========
Weighted average basic and dilutive common shares
 outstanding ...................................................     14,445,061
                                                                    ===========
Pro Forma:
Income (loss) before provision for income taxes ................    $     4,304       $   (409)       $   160
Pro forma provision for income taxes ...........................          2,540            106             13
                                                                    -----------       --------        -------
Pro forma net income (loss) ....................................    $     1,764       $   (515)       $   147
                                                                    ===========       ========        =======
Pro forma earnings per share ...................................    $      0.12
                                                                    ===========


                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)



                                                                         YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------
                                                                               PREDECESSOR     PREDECESSOR
                                                                    1997           1996           1995
                                                                -----------   -------------   ------------
OPERATING ACTIVITIES:
Net income (loss) ...........................................    $   3,814      $   (515)       $    147
Adjustment to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation of property and equipment .....................        2,686           746             750
 Amortization of goodwill ...................................        2,745            --              --
 Equity in pretax income of unconsolidated subsidiaries,
   net of distributions received ............................         (479)           16               2
   Deferred income taxes ....................................         (427)           --              --
 Changes in operating assets and liabilities, net of
   amounts acquired:
   Accounts receivable ......................................         (923)         (159)            384
   Prepaid expenses and other current assets ................          419          (649)            374
   Other assets .............................................         (275)           --              --
   Accounts payable and accrued expenses ....................         (325)        4,759          (1,326)
   Income taxes payable .....................................          917            --              --
   Deferred revenue .........................................       (7,147)           16            (784)
                                                                 ---------      --------        --------
Net cash provided by (used in) operating activities .........        1,005         4,214            (453)
INVESTING ACTIVITIES:
 Purchase of concert promotion businesses, net of cash
   acquired .................................................      (71,213)           --              --
 Investment in GSAC Partnership .............................           --          (435)             --
 Purchase of property and equipment .........................       (2,083)           --              --
                                                                 ---------      --------        --------
Net cash used in investing activities .......................      (73,296)         (435)             --
                                                                 ---------      --------        --------
FINANCING ACTIVITIES:
 Capital contributed by SFX Broadcasting ....................       79,093            --              --
 Payment of debt ............................................         (823)           --              --
 Proceeds from issuance of common stock and capital
   contributions ............................................           --           152              --
 Loan from stockholder ......................................           --            47              --
 Distributions paid .........................................           --        (1,630)           (216)
                                                                 ---------      --------        --------
Net cash provided by (used in) financing activities .........       78,270        (1,431)           (216)
Net increase in cash and cash equivalents ...................        5,979         2,348            (669)
Cash and cash equivalents at beginning of period ............           --         2,905           3,574
                                                                 ---------      --------        --------
Cash and cash equivalents at end of period ..................    $   5,979      $  5,253        $  2,905
                                                                 =========      ========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ......................................    $   1,504      $     60        $    144
                                                                 =========      ========        ========
Cash paid for income taxes ..................................    $      --      $    106        $     13
                                                                 =========      ========        ========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
o Issuance of equity securities, including deferred equity security issuance and assumption of debt in connection with certain acquisitions (see Note 1).
o Agreements to pay future cash consideration in connection with certain acquisitions (see Note 1).
o The balance sheet includes certain assets and liabilities which have been contributed by SFX Broadcasting to the Company in connection with the Spin-Off.

                            See accompanying notes.

                            SFX ENTERTAINMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND BASIS OF PRESENTATION

     SFX Entertainment, Inc. ("SFX" or the "Company") was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("SFX Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). Concerts was formed in January of 1997 to acquire and hold SFX Broadcasting's live entertainment operations. During 1997, the Company made several acquisitions as described below. The Company had no substantive operations until its acquisition of Delsener/Slater Enterprises, Ltd. and Affiliated Companies ("Delsener/Slater" or the "Predecessor") in January 1997, and Delsener/Slater is considered the Company's predecessor for financial reporting purposes.


 Delsener/Slater

     In January 1997, SFX Broadcasting acquired Delsener/Slater, a leading concert promotion company, for an aggregate consideration of approximately $27,600,000, including $2,900,000 for working capital and the present value of deferred payments of $3,000,000 to be paid without interest over five years and $1,000,000 to be paid without interest over ten years. Delsener/Slater has long-term leases or is the exclusive promoter for seven of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, a 14,000-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 17,500-seat complex located in Holmdel, New Jersey.


 Meadows

     In March 1997, the Company acquired the stock of certain companies which own and operate the Meadows Music Theater (the "Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, 250,838 shares of SFX Broadcasting Class A Common Stock with a value of approximately $7,500,000 and the assumption of approximately $15,400,000 in debt.


  Sunshine Promotions

     In June 1997, the Company acquired the stock of Sunshine Promotions, Inc. and certain other related Companies ("Sunshine Promotions"), one of the largest concert promoters in the Midwest, for $53,900,000 in cash, of which $2,000,000 is payable over five years, 62,792 shares of SFX Broadcasting Class A Common Stock issued with a value of approximately $2,000,000, shares of SFX Broadcasting stock issuable over a two year period with a value of approximately $2,000,000 and the assumption of approximately $1,600,000 of debt. The shares of stock to be issued in the future are classified as deferred purchase consideration on the balance sheet. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre (the "Murat"), a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana. Pursuant to the Broadcasting Merger Agreement, the Company is responsible for the payments owing under the Sunshine note, which by its terms accelerates upon the change in control of SFX Broadcasting resulting from the consummation of the Broadcasting Merger.

     The Delsener/Slater, Meadows, and Sunshine Promotions acquisitions are collectively referred to herein as the "Completed Acquisitions." The cash portion of the Completed Acquisitions were financed through capital contributions from SFX Broadcasting and were accounted for under the purchase method of accounting. The purchase prices have been preliminarily allocated to the assets acquired and are subject to change.

     The accompanying consolidated financial statements as of December 31, 1997 include the accounts of Delsener/Slater, Sunshine Promotions, the Meadows, and certain assets and liabilities which have been contributed by SFX Broadcasting to the Company in connection with the Spin-Off

                            SFX ENTERTAINMENT, INC.

(as defined herein) under the terms of the Broadcasting Merger (as defined herein) Agreement. Operating results for the Completed Acquisitions are included herein from their respective acquisition dates. Operating results associated with the assets and liabilities to be contributed are included herein. SFX Broadcasting provides various administrative services to the Company. It is SFX Broadcasting's policy to allocate these expenses on the basis of direct usage. In the opinion of management, this method of allocation is reasonable and allocated expenses approximate what the Company would have incurred on a stand-alone basis. Intercompany transactions and balances among these companies have been eliminated in consolidation.

     The following unaudited pro forma summary represents the consolidated results for the years ended December 31, 1997 and 1996 as if the Completed Acquisitions had occurred at the beginning of such year after giving effect to certain adjustments, including amortization of goodwill and interest expense on the acquisition debt. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future (in thousands).





                                             PRO FORMA
                                            (UNAUDITED)
                              ----------------------------------------
                                   YEAR ENDED           YEAR ENDED
                               DECEMBER 31, 1997     DECEMBER 31, 1996
                              -------------------   ------------------
  Revenues ................         $110,387             $104,784
  Net income ..............         $    221             $  2,668


 Spin-Off

     In August 1997, SFX Broadcasting agreed to the merger (the "Broadcasting Merger Agreement") among SBI Holdings, Inc. (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and SFX Broadcasting (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off"). The Spin-Off was completed on April 27, 1998 and the Broadcasting Merger is expected to be completed in the second quarter of 1998.

     Pursuant to the terms of the Spin-Off, SFX Broadcasting contributed to the Company all of its concert and other live entertainment assets along with an allocation of working capital in an amount estimated by management of SFX Broadcasting to be consistent with the proper operation of SFX Broadcasting, and the Company assumed all of SFX Broadcasting's liabilities pertaining to the live entertainment businesses, as well as certain other liabilities including the obligation to make change of control payments to certain employees of SFX Broadcasting of approximately $5,000,000 as well as the obligation to indemnify one-half of certain of these employees' excise tax. At the time of the Broadcasting Merger, SFX Broadcasting will contribute its positive Working Capital (as defined in the Broadcasting Merger Agreement) to the Company. If Working Capital is negative, the Company must pay the amount of the shortfall to SFX Broadcasting. As of December 31, 1997, SFX Broadcasting had advanced approximately $11,539,000 to the Company for use in connection with certain acquisitions and capital expenditures. This obligation and other costs subsequently incurred in connection with the Spin-Off were reimbursed with the proceeds from the Senior Subordinated Notes and the Credit Agreement (see Note
2). SFX Broadcasting advanced additional amounts to the Company prior to the consummation of the Spin-Off which were reimbursed in April 1998.

     SFX Broadcasting and the Company entered into a tax sharing agreement. Under the tax sharing agreement, the Company will agree to pay to SFX Broadcasting the amount of the tax liability of SFX Broadcasting and the Company combined, to the extent properly attributable to the Company for the period up to and including the Spin-Off, and will indemnify SFX Broadcasting for any tax adjustment made in subsequent years that relates to taxes properly attributable to the Company during the period prior to and including the Spin-Off. SFX Broadcasting, in turn, will indemnify the Company for any

                            SFX ENTERTAINMENT, INC.

tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to the SFX Broadcasting during the period prior to and including the Spin-Off. The Company also will be responsible for any taxes of SFX Broadcasting resulting from the Spin-Off, including any income taxes but only to the extent that the income taxes result from the gain on the distribution that exceeds the net operating losses of SFX Broadcasting and the Company available to offset such gain including net operating losses generated in the current year prior to the Spin-Off.

     The actual amount of the gain will be based on the excess of the value of the Company's Common Stock on the date of the Spin-Off over the tax basis of that stock. The Company believes that the value of the Company's Common Stock for tax purposes will be determined by no later than the first trading day following the date on which the Company's Common Stock is distributed in the Spin-Off. Increases or decreases in the value of the Company's Common Stock subsequent to such date will not effect the tax liability. The Company expects that such indemnity payment will be due on or about June 15, 1998.


2. RECENT ACQUISITIONS AND FINANCING

     On February 11, 1998, SFX completed the private placement of $350.0 million of 9 1/8% Senior Subordinated Notes (the "Notes") due 2008. Interest is payable on the Notes on February 1 and August 1 of each year.

     On February 26, 1998 the Company executed a Credit and Guarantee Agreement (the "Credit Agreement") which established a $300.0 million senior secured credit facility comprised of (i) a $150.0 million eight-year term loan (the "Term Loan") and (ii) a $150.0 million seven-year reducing revolving credit facility. Loans outstanding under the Credit Facility bear interest, at the Company's option, at 1.875 to 2.375 percentage points over LIBOR or the greater of the Federal Funds rate plus 0.50% or BNY's prime rate. The interest rate spreads on the Term Loan and the Revolver will be adjusted based on the Company's Total Leverage Ratio (as defined in the Credit Agreement). The Company will pay a per annum commitment fee on unused availability under the Revolver of 0.50% to the extent that the Company's Leverage Ratio is greater than or equal to 4.0 to 1.0, and 0.375% if such ratio is less than 4.0 to 1.0 and a per annum letter of credit fee equal to the Applicable LIBOR Margin (as defined in the Credit Agreement) for the Revolver then in effect. The Revolver and Term Loan contain provisions providing that, at its option and subject to certain conditions, the Company may increase the amount of either the Revolver or Term Loan by $50.0 million. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company, including a pledge of the outstanding stock of substantially all of its subsidiaries and guaranteed by all of the Company's subsidiaries. On February 27, 1998, the Company borrowed $150.0 million under the Term Loan. Together with the proceeds from the Notes, the proceeds from the Term Loan were used to finance the Recent Acquisitions (as defined below.)

     On February 24, 1998, the Company acquired all of the outstanding capital stock of BG Presents ("BGP"), one of the oldest promoters of, and owner-operators of venues for, live entertainment in the United States, and a leading promoter in the San Francisco Bay area (the "BGP Acquisition"), for total consideration of approximately $80,300,000 (including the repayment of $12,000,000 in BGP debt and the issuance upon the Spin-Off of 562,640 shares of common stock of the Company valued by the parties at $7,500,000). The sellers of BGP provided net working capital (as defined in the acquisition agreement) at the closing in an amount equal to or greater than long-term debt.

     On February 25, 1998, the Company acquired all of the outstanding capital stock of PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promoters of live entertainment in the United States, having what the Company believes to be the largest distribution network in the United States in each of its music, theater and specialized motor sports businesses (the "PACE Acquisition"), for total consideration of approximately $150,100,000 (including issuance upon

                            SFX ENTERTAINMENT, INC.

the Spin-Off of 1,500,000 shares of the Company's common stock valued by the parties at $20,000,000 and assumption of approximately $20,600,000 of debt). Under the terms of the agreement, additional cash consideration would be required if the deemed value of the Company's common stock was less than $13.33 per share as a result of changes in the consummation of acquisitions. In related transactions, the Company acquired, for total consideration of $90,600,000 comprised of $41,400,000 in cash, the repayment of approximately $43,100,000 of debt and the assumption of approximately $6,100,000 of debt related to a capital lease, the 66 2/3% ownership interests of Blockbuster Entertainment Corporation and Sony Music Entertainment, Inc. in Amphitheater Entertainment Partnership, a partner of PACE in the Pavilion Partners venue partnership. As a result, the Company owns 100% of Pavilion Partners.

     The PACE acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE acquisition and ending 90 days thereafter, to require the Company to purchase up to one-third of the PACE consideration stock received by such PACE seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers.

     Under the terms of an employment agreement to be entered into by the Company with an officer of PACE, the officer will have the right, two years from the date of the acquisition, to purchase PACE's motor sports division at fair value. If the motor sports division has been sold by the Company, the officer would be entitled to purchase PACE's theatrical division for the fair value.

     On February 27, 1998, the Company acquired the Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $101,400,000 comprised of $72,800,000 in cash, a payment for working capital of approximately $9,900,000 and the issuance upon the Spin-Off of 1,402,850 shares of common stock of the Company valued by the parties at $18,700,000. (the "Contemporary Acquisition"). The Contemporary Acquisition involved the merger of Contemporary International Productions Corporation with and into the Company, the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets, excluding certain cash and receivables, of the remaining members of Contemporary and the acquisition by Contemporary of the 50% interest in the Riverport Amphitheater Joint Venture not owned by Contemporary. If any of the Contemporary sellers owns any shares of the Company's Class A Common Stock received in the Contemporary Acquisition on the second anniversary of the closing date and the average trading price of such stock over the 20-day period ending on such anniversary date is less than $13.33 per share, then the Company will make a one-time cash payment to each individual holding any such shares that is equal to the product of (i) the quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $13.33 divided by two, multiplied by (ii) the number of shares of Class A Common Stock of the Company received by such individual in the Contemporary Acquisition and owned as of such anniversary date.

     On February 27, 1998, the Company acquired the Network Magazine Group ("Network Magazine"), a publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment Corporation ("SJS"), an independent creator, producer and distributor of music-related radio programming, services and research which it exchanges with radio broadcasters for commercial air-time sold, in turn, to national network advertisers (the "Network Acquisition"), for total consideration of approximately $66,800,000 comprised of $52,000,000 in cash, a payment for working capital of approximately $1,800,000, reimbursed sellers costs of $500,000, the purchase of an office building and property for $2,500,000 and the issuance upon the Spin-Off of 750,188 shares of common stock of the Company valued by the parties at $10,000,000. The $2,500,000 purchase of the office building and property is comprised of cash of approximately $700,000 and the assumption of debt of approximately $1,800,000. The Company is also obligated to pay the sellers an additional payment in

                            SFX ENTERTAINMENT, INC.

common stock or, at the Company's option, cash based on future operating results, as defined, generated on a combined basis by Network Magazine and SJS in 1998, up to a maximum of $14,000,000. In the Network Acquisition, the Company, through a wholly owned subsidiary, acquired all of the outstanding capital stock of each of The Album Network, Inc. and SJS Entertainment Corporation and purchased substantially all of the assets and properties and assumed substantially all of the liabilities and obligations of the Network 40, Inc.

     On March 4, 1998, the Company acquired Concert/Southern Promotions ("Concert/Southern"), a promoter of live music events in the Atlanta, Georgia metropolitan area (the "Concert/Southern Acquisition"), for total cash consideration of approximately $16,900,000, which includes a $300,000 payment for working capital.

     The PACE Acquisition, the Contemporary Acquisition, the Network Acquisition, the BGP Acquisition and the Concert/Southern Acquisition are collectively referred to herein as the "Recent Acquisitions."


3. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES


 Cash and Cash Equivalents

     The Company considers all investments purchased with a maturity of three months or less to be cash equivalents. Included in cash and cash equivalents at December 31, 1997 is $1,235,000 of cash which has been deposited in a separate account and will be used to fund committed capital expenditures at PNC Bank Arts Center.


 Property and Equipment

     Land, buildings and improvements and furniture and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:



  Buildings and improvements .........   7-40 years
  Furniture and equipment ............   5-7 years

     Leasehold improvements represent the capitalized costs to renovate the Jones Beach Theatre. The costs to renovate the theatre included permanent seats, a new stage and lavatory facilities. These costs are being amortized over the term of the lease.


 Goodwill

     Goodwill represents the excess of the purchase price over the fair market value of the assets purchased in the Completed Acquisitions and is net of accumulated amortization of $2,745,000. Goodwill is being amortized using the straight-line method over 15 years. Management reviews the carrying value of goodwill against anticipated cash flows on a non-discounted basis to determine whether the carrying amount will be recoverable.


 Other Assets

     Other assets includes $4,928,000 of costs associated with acquiring the right to receive fees from Triathlon Broadcasting Company ("Triathlon"), an affiliate, for certain financial consulting, marketing and administrative services provided by the Company to Triathlon. Under the terms of the agreement, the Company has agreed to provide consulting and marketing services to Triathlon for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees to be earned in respect of transactional investment banking services. These fees, which are recorded as a reduction of corporate, general and administrative expenses, will fluctuate based upon the level of acquisition and

                            SFX ENTERTAINMENT, INC.

financing activity of Triathlon. The cost of acquiring the fees is being amortized over the term of the agreement which expires on June 1, 2005. Triathlon has announced its intention to enhance shareholder value through a sale. The Company's management believes that the capitalized cost of acquiring the right to receive fees from Triathlon is recoverable.


 Revenue Recognition

     The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters.

     Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred revenue until the event occurs.


 Risks and Uncertainties

     Accounts receivable are due principally from ticket companies and venue box offices. These amounts are typically collected within 20 days of a performance. Generally, management considers these accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. Certain other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required. Management believes that no allowance for doubtful accounts is required at December 31, 1996 or 1997.

     The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision that purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. In management's view, this provision will not materially affect the business or prospects of the Company. However, the Company acquired an interest in the Chastain Park Amphitheater, also in Atlanta, in the Concert/Southern acquisition. The Company intends to seek a waiver.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


 Advertising Costs

     Advertising costs are expensed as incurred and approximated $7,109,000, $4,896,000 and $2,687,000 in 1997, 1996, and 1995, respectively.


 Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities.

     In 1998, the Company's income taxes are calculated on a stand alone basis involving the period through April 27, 1998 in which the Company was a member of SFX Broadcasting's Consolidated federal income tax return. In 1998, the Company's income taxes reflected the federal benefit for the operating losses of SFX Broadcasting.

                            SFX ENTERTAINMENT, INC.

     The Company calculates its tax provision on a separate company basis.


 Loss Per Common Share


     Basic loss per common share is based upon the net loss applicable to common shares after preferred dividend requirements and upon the weighted average of common shares outstanding during the period. Diluted loss per common share adjusts for the effect of convertible securities and stock options only in the periods presented in which such effect would have been dilutive. There were no dilutive securities during the year ended December 31, 1997.


     Earnings per share for the years ended December 31, 1996 and 1995 have not been presented herein since the operations for those years relate to the predecessor of the Company and such information would not be meaningful.


 Reclassification


     Certain amounts in 1995 and 1996 have been reclassified to conform to the 1997 presentation.


4. CONNECTICUT DEVELOPMENT AUTHORITY ASSISTANCE AGREEMENT


     On September 12, 1994, the Connecticut Development Authority ("CDA") entered into a non-recourse assistance agreement with the Meadows whereby the CDA provided grant funds for the construction and development of the Meadows through the issuance of State of Connecticut General Fund Obligation Bonds ("GFO Bonds"). The Meadows received bond proceeds of $8,863,000. Pursuant to such agreement, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual service under the GFO Bonds. An operating shortfall has not existed since the inception of the CDA. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual service requirements, including interest, on the GFO Bonds for each of the next five years and thereafter are as follows (in thousands):



  1998 ...............    $   739
  1999 ...............        737
  2000 ...............        739
  2001 ...............        740
  2002 ...............        741
  Thereafter .........     16,399
                          -------
                          $20,095
                          =======

     The assistance agreement requires an annual Meadows attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual Meadows attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note 5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the beginning of the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

                            SFX ENTERTAINMENT, INC.

5. LONG-TERM DEBT

     The Predecessor did not have any long-term debt as of December 31, 1996. As of December 31, 1997, the company's long-term debt, which is recorded at present value, consisted of the following (in thousands):



          Meadows CDA Mortgage Loan ..................    $ 7,411
          Meadows Concession Agreement Loans .........      5,872
          Meadows CDA Construction Loan ..............        700
          Murat notes payable ........................        790
          Meadows note payable .......................        694
          Polaris note payable .......................        221
          Capital lease obligations ..................        490
                                                          -------
                                                           16,178
          Less current portion .......................        923
                                                          -------
                                                          $15,255
                                                          =======

 Meadows CDA Mortgage Loan

     On September 12, 1994, the CDA entered into a construction mortgage loan agreement for $7,685,000 with the Meadows. The purpose of the loan was to finance a portion of the construction and development of the Meadows. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019.

     The loan is collateralized by a lien on the Meadows' assets. The loan is secured by an irrevocable standby letter of credit issued by the Company in the amount of $785,000.


 Meadows Concession Agreement Loans

     In connection with the Meadows' concession agreement, the concessionaire loaned the Meadows $4,500,000 in 1995 to facilitate the construction of the amphitheater. Principal and interest at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly concession commission payment. As of December 31, 1997, the outstanding balance was $4,343,000.

     During 1995, the concessionaire loaned the Meadows an additional $1,000,000. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly concession commission payment through December 20, 2002. As of December 31, 1997, the outstanding balance was $679,000.

     The concession agreement also required the Company to supply certain equipment to the concessionaire at the Company's expense. The cost of the equipment purchased by the concessionaire was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185. However, the Company is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of December 31, 1997, the outstanding balance was $850,000.


 Meadows CDA Construction Loan

     In March 1997, the Meadows entered into a $1,500,000 loan agreement with the CDA of which $1,000,000 was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of

                            SFX ENTERTAINMENT, INC.

8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Meadows is required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13,000,000 on or before the March 1 following each calendar year commencing March 1, 1998. In 1997, gross revenues did not exceed the defined threshold and thus no principal payment was made on March 1, 1998.


 Murat Notes Payable


     The Company has two loans payable to the Massachusetts Avenue Community Development Corporation (MAC), an $800,000 non-interest bearing note and a $1,000,000 note. Principal payments on the non-interest bearing note are the lesser of $0.15 per Murat ticket sold during fiscal year or remaining net cash flow, as defined. Interest on the other note is calculated annually and is equal to the lesser of (1) $0.10 per Murat ticket sold during the fiscal year,
(2) prime plus 1% or (3) remaining net cash flow, as defined. Interest and principal on the $1,000,000 note is payable at the lesser of $0.10 per Murat ticket sold during fiscal year or remaining net cash flow, as defined.


     Provisions of the $800,000 note payable requires the Murat to continue making payments after the principal has been paid down equal to the lesser of $0.15 per Murat ticket sold during the fiscal year or remaining cash flow. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the theatre.


 Meadows Note Payable


     Under the terms of a Meadows ticket and sales agreement, a vendor loaned the Company $824,500 and pays the Company an annual fee of $140,000 for nine years commencing in March 1996. Proceeds from the annual fee are used by the Company to make the annual principal and interest payments.


 Polaris Note Payable


     In 1994, a concessionaire advanced Sunshine Promotions $500,000 to be used in the construction of the Polaris Amphitheater. The advance is interest free and is payable in annual installments of $25,000 beginning in 1994 for a period of 20 years.


 Capital Lease Obligations


     The Company has entered into various equipment leases. Interest on the leases range from 6.5% to 18.67%.


     Principal maturities of the long-term debt, notes payable and capital lease obligations over the next five years as of December 31, 1997 are as follows (in thousands):




                            LONG-TERM DEBT AND     CAPITAL LEASE
                               NOTES PAYABLE        OBLIGATIONS
                           --------------------   --------------
  1998 .................           $756                $167
  1999 .................            782                 157
  2000 .................            611                 113
  2001 .................            541                  53
  2002 .................           $537                  --

                            SFX ENTERTAINMENT, INC.

6. PROPERTY AND EQUIPMENT

     The Company's property and equipment as of December 31, 1997 and 1996 consisted of the following (in thousands):




                                                            PREDECESSOR
                                                 1997          1996
                                             -----------   ------------
       Land ..............................    $  8,752             --
       Building and improvements .........      44,364             --
       Furniture and equipment ...........       6,503       $    131
       Leasehold improvements ............       2,676          6,726
                                              --------       --------
                                                62,295          6,857
       Accumulated depreciation ..........      (2,610)        (4,626)
                                              --------       --------
                                              $ 59,685       $  2,231
                                              ========       ========

7. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

     The Company is a 49% partner in a general partnership which subleases a theater located in New York City. Income associated with the promotion of concerts at this theater is recorded as concert revenue. Any such promotion revenue recognized reduces the Company's share of the partnership's profits. The Company is also a one-third partner in GSAC Partners, a general partnership through which it shares in the income or loss of the PNC Bank Arts Center at varying percentages based on the partnership agreement. The Company records these investments on the equity method. In connection with the PACE Acquisition, the Company agreed to purchase the interest in GSAC Partners that it did not already own and in 1998 completed the purchase. Thus, the financial position and operations of GSAC Partners will be consolidated into those of the Company beginning in 1998.

     The following is a summary of the unaudited financial position and results of operations of the Company's equity investees (GSAC Partners in 1997 and 1996 only) as of and for the years ended December 31, 1997, 1996 and 1995 (in thousands):




                                                                    PREDECESSOR     PREDECESSOR
                                                          1997          1996           1995
                                                       ---------   -------------   ------------
   Current assets ..................................    $ 2,818       $   756         $  214
   Property, plant and equipment ...................      1,427           239            122
   Other assets ....................................        239           819             --
                                                        -------       -------         ------
   Total assets ....................................    $ 4,484       $ 1,814         $  336
                                                        =======       =======         ======

   Current liabilities .............................    $ 1,621       $ 1,534         $  264
   Partners' capital ...............................      2,863           280             72
                                                        -------       -------         ------
   Total liabilities and partners' capital .........    $ 4,484       $ 1,814         $  336
                                                        =======       =======         ======
   Revenue .........................................    $20,047       $16,037         $4,058
   Expenses ........................................     17,074        14,624          2,954
                                                        -------       -------         ------
   Net income ......................................    $ 2,973         1,413         $1,104
                                                        =======       =======         ======

     The equity income recognized by the Company represents the appropriate percentage of investment income less amounts reported in concert revenues for shows promoted by the Company at these theaters. Such concert revenues of unconsolidated subsidiaries was approximately $97,000, $205,000 and $110,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                            SFX ENTERTAINMENT, INC.

8. INCOME TAXES


     The provisions for income taxes for the years ended December 31, 1997, 1996 and 1995 are summarized as follows (in thousands):




                                     PREDECESSOR     PREDECESSOR
                            1997         1996           1995
                           ------   -------------   ------------
  CURRENT:
  Federal ..............      --           --             --
  State ................    $420         $106            $13
  DEFERRED:
  Federal ..............      --           --             --
  State ................      70           --             --
                            ----         ----            ---
  Total ................    $490         $106            $13
                            ====         ====            ===

     No Federal income taxes were provided in 1997 as a result of the Company's inclusion in the consolidated federal income tax return with SFX Broadcasting. If the Company had filed on a stand alone basis, its federal tax provision would have been approximately $2,050,000, consisting of $1,760,000 in current taxes and approximately $290,000 of deferred taxes. The Predecessor had no Federal tax provision in 1996 or 1995 by virtue of the status of its profitable included companies as S Corporations. State income taxes were provided to the extent that S Corporation status was not recognized.


     Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax asset and liabilities as of December 31, 1997 are as follows (in thousands):



  Deferred tax assets:
  Deferred compensation ........................    $  783
  Deferred tax liabilities:
  Depreciable assets ...........................    $3,600
                                                    ------
  Net deferred tax liability ...................    $2,817
                                                    ======

     The Predecessor had no deferred tax liabilities as of December 31, 1996.


     The acquisition of the Meadows resulted in the recognition of deferred tax liabilities of approximately $3,200,000 under the purchase method of accounting. These amounts were based upon the excess of the financial statement basis over the tax basis in assets, principally fixed assets. The acquisition of Delsener/Slater resulted in the recognition of deferred tax assets of approximately $1,200,000 under the purchase method of accounting. These amounts were based upon the excess of the financial statements basis over the tax basis in assets, principally deferred compensation.

                            SFX ENTERTAINMENT, INC.

     At December 31, 1997, 1996, and 1995 the effective rate varies from the statutory Federal income tax rate as follows (in thousands):

                                                                                    PREDECESSOR
                                                                               ---------------------
                                                                     1997         1996        1995
                                                                 -----------   ----------   --------
   Income taxes at the statutory rate ........................    $  1,463       $ (139)     $  54
   Effect of Subchapter S status .............................          --          139        (54)
   Nondeductible amortization ................................         800           --         --
   Travel and entertainment ..................................          20           --         --
   Effect of consolidated return loss ........................      (2,283)          --         --
   State and local income taxes (net of Federal benefit) .....         490          106         13
                                                                  --------       ------      -----
   Total provision ...........................................    $    490       $  106      $  13
                                                                  ========       ======      =====

9. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     Pursuant to the terms of the Spin-Off, upon the consummation of the Broadcasting Merger, the Company will assume all obligations under any employment agreements or arrangements between SFX Broadcasting and any employee of the Company.

     While the Company is involved in several suits and claims in the ordinary course of business, the Company is not now a party to any legal proceeding that the Company believes would have a material adverse effect on its business.

     The Company's operating leases includes primarily leases with respect to venues, office space and land. Total rent expense was $2,753,000 , $875,000 and $835,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The lease terms range from 3 to 37 years. Prior to the Spin-Off, the Company will enter into contracts with certain officers and other key employees. No such contracts existed in 1997. The future minimum payments for all noncancelable operating leases and employee agreements with initial terms of one year or more are as follows (in thousands):



                                                                EMPLOYMENT
                                           OPERATING LEASES     AGREEMENTS
                                          ------------------   -----------
  1998 ................................         $ 3,366           $1,900
  1999 ................................           3,823            1,864
  2000 ................................           1,648            1,624
  2001 ................................           1,666            1,534
  2002 ................................           1,678              300
  2003 and thereafter .................          14,117               --
                                                -------           ------
                                                $26,298           $7,222
                                                =======           ======

     The Company has committed to expansion projects at the Jones Beach Theater and PNC Bank Arts Center and, in connection with the BGP Acquisition, for the construction of a new amphitheater in the Seattle, Washington market. The Jones Beach Theater and PNC Bank Arts Center expansions are expected to be completed in June 1998 and to cost approximately $15,000,000 and $10,500,000, respectively. As of December 31, 1997, approximately $1,018,000 and $1,500,000, respectively, of these costs have been incurred. The new amphitheater in Seattle is expected to cost $10,000,000 and is expected to be completed in the spring of 1999.

     As of December 31, 1997 and 1996, outstanding letters of credit for $1,110,000 and $400,000, respectively, were issued by banks on behalf of the Company as security for loans and the rental of theaters.

     In connection with the acquisition of Delsener/Slater, SFX Broadcasting entered into an employment agreement with each of Ron Delsener and Mitch Slater pursuant to which each of Messrs. Delsener and Slater serve as Co-President and Co-Chief Executive Officer of Delsener/Slater. Each of the employment agreements continues until December 31, 2001 unless terminated earlier by the Company for cause or voluntarily by Mr. Delsener or Mr. Slater.

                            SFX ENTERTAINMENT, INC.

     In certain cases, Messrs. Delsener and Slater have rights to purchase the outstanding capital stock of Delsener/Slater for fair market value as defined in their employment agreements.

     Additionally, in the case of a return event, as defined, which may be deemed to include the Spin-Off, the Broadcasting Merger and related transactions, Messrs. Delsener and Slater have the right to receive a portion of the excess of the proceeds of the return event over a fixed amount determined in reference to the original purchase price for Delsener/Slater, all as calculated pursuant to the Delsener and Slater employment agreements. Management believes that, with respect to the Spin-Off, the Broadcasting Merger and related transactions, no payment will accrue to Mr. Delsener or Mr. Slater pursuant to their employment agreements.

     The employment agreements further provide that Messrs. Delsener and Slater shall be paid annual bonuses determined with reference to Delsener/Slater profits, as defined, for the immediately preceding year. Management believes that no such bonus was earned for the year ended December 31, 1997.

     Messrs. Delsener and Slater and the Company are in the process of negotiating amendments to their employment agreements to reflect, among other things, the changes to the business of the Company as a result of the Recent Acquisitions and the Spin-Off, and each of Messrs. Delsener and Slater have agreed in principle to waive any rights which may accrue in connection with the Broadcasting Merger or the Spin-Off. The Company also expects, in connection with the foregoing, to negotiate mutually satisfactory amendments to certain of Messrs. Delsener's and Slater's compensation arrangements, including bonus and profit sharing provisions.


10.  RELATED PARTY TRANSACTIONS

     The Company's Executive Vice President, General Counsel and Director is Of Counsel to the law firm of Baker & McKenzie. Baker & McKenzie serves as counsel to the Company in certain matters. Baker & McKenzie compensates the executive based, in part, on the fees it receives from providing legal services to the Company and other clients originated by the executive. In 1997, the Company incurred fees of approximately $2,948,000 for legal services related to the Recent Acquisitions. Such fees were funded by SFX Broadcasting on behalf of the Company. In February 1998, the Company reimbursed SFX Broadcasting for these fees.

     Due to stockholder represents the balance due to Mr. Delsener on his advances to renovate the Jones Beach Theatre (the "Jones Beach Loan") and the PNC Bank Arts Center (the "PNC Loan"). Delsener /Slater paid interest at 8% per annum on the Jones Beach Loan, which was repaid in May 1996. The PNC Loan, which was originated in 1996 was repaid in connection with the acquisition of Delsener/Slater by SFX Broadcasting in 1997 (See Note 1).


11. CAPITAL STOCK

     In order to facilitate the Spin-Off, the Company recently revised its capital structure to increase its authorized capital stock and to effect a stock split. The authorized capital stock of the Company consists of 110,000,000 shares of Common Stock (comprised of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock), and 25,000,000 shares of preferred stock, par value $.01 per share.

     In the Spin-Off, (a) 13,579,024 shares of Class A Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting's Class A common stock, Series D preferred stock and interests in SFX Broadcasting's director deferred stock ownership plan, (b) 1,047,037 shares of Class B Common Stock were distributed to holders on the Spin-Off record date of SFX Broadcasting Class B common stock and (c) 609,856 shares of Class A Common Stock were placed in escrow to be issued upon the exercise of certain warrants of SFX Broadcasting. The financial statements have been retroactively adjusted to reflect this transaction.

     Holders of the Company's Class A Common Stock are entitled to one vote and holders of the Company's Class B Common Stock are entitled to ten votes on all matters submitted to a vote of

                            SFX ENTERTAINMENT, INC.

shareholders except for (a) the election of directors, (b) with respect to any "going private" transaction involving the Chairman and (c) as otherwise provided by law.

     The Board of Directors has the authority to issue preferred stock and will assign the designations and rights at the time of issuance.


12.  DEFINED CONTRIBUTION PLAN

     The Company sponsors a 401(k) defined contribution plan in which most full-time employees are eligible to participate. The Plan presently provides for discretionary employer contributions. There were no contributions in 1997.


13. SUBSEQUENT EVENTS (UNAUDITED)

     During January 1998, the Board of Directors and SFX Broadcasting, as sole stockholder, approved and adopted a stock option and restricted stock plan providing for the issuance of restricted shares of the Company's Class A Common Stock and options to purchase shares of the Company's Class A Common Stock totaling up to 2,000,000 shares.

     During January 1998, in connection with certain executive officers entering into employment agreements with the Company, the Board of Directors, upon recommendation of the Compensation Committee, approved the sale of an aggregate of 650,000 shares of the Company's Class B Common Stock and 90,000 shares of the Company's Class A Common Stock to certain executive officers for a purchase price of $2.00 per share. Such shares will be issued on or about the effective date of the Spin-Off. A substantial non-cash charge to earnings will be recorded by the Company at the time of the Spin-Off based on then fair value of such shares.

     In addition, the Board, upon recommendation of the Compensation Committee, has approved the issuance of stock options exercisable for 1,002,500 shares of the Company's Class A Common Stock. Of these options, 252,500 will vest over three years and will have an exercise price of $5.50 per share, and the remainder will vest over five years and will have an exercise price of $30.50. The Company will record non-cash compensation charges over the three-year period with respect to the 252,000 options to be issued to the extent that the fair value of the Company's Class A Common Stock exceeds the exercise price of such options.

     Further, the Board of Directors has approved the issuance of shares of the Company's Class A Common Stock to holders of stock options or stock appreciation rights ("SARs") of SFX Broadcasting as of the Spin-Off record date, whether or not vested. The issuance was approved to allow such holders of these options or SARs to participate in the Spin-Off in a similar manner to holders of SFX Broadcasting's Class A Common Stock. Additionally, many of the option holders will become officers, directors and employees of the Company.

     In connection with the acquisition of Meadows Music Theater, Broadcasting obtained an option, as subsequently amended, to repurchase 247,177 shares of its Class A common stock (the "Meadows Shares") for an aggregate purchase price of $8.2 million (the "Meadow Repurchase"). However, Broadcasting was restricted from exercising the Meadows Repurchase by certain loan covenants and other restrictions. Pursuant to the terms of the Broadcasting Merger agreement, since the Meadows Shares were outstanding at the effective time of the Broadcasting Merger, Working Capital was decreased by approximately $10.3 Million.

     In January 1998, Mr. Sillerman committed to finance the $8.2 million exercise price of the Meadows Repurchase in order to offset the $10.3 million reduction to Working Capital. In consideration for his commitment, the board of directors of Broadcasting agreed that Mr. Sillerman would receive approximately the number of shares of SFX's Class A common stock to be issued in the Spin-Off with respect to the Meadows Shares. At the time Broadcasting accepted Mr. Sillerman's commitment, the board of directors of Broadcasting valued SFX's Class A common stock to be issued

                            SFX ENTERTAINMENT, INC.

in the Spin-Off at $4.20 per share, the value attributed to such shares in the fairness opinion obtained by Broadcasting in connection with the Broadcasting Merger. The transaction was approved by Broadcasting's board of directors, including the independent directors.


     In April 1998, Broadcasting assigned the option for the Meadows Shares to an unaffiliated third party and, in connection therewith, agreed to pay such party a fee of $75,000. Mr. Sillerman subsequently advanced such party the $8.2 million exercise price for the Meadows Repurchase, the repayment of which became due upon the Broadcasting Merger. The third party has exercised the option and transferred to Mr. Sillerman SFX's Class A common stock issued in the Spin-Off with respect to the Meadows Shares. The Meadows Shares were tendered in the Broadcasting Merger by the third party in exchange for the per share Broadcasting Merger consideration of $75. The third party subsequently repaid the advance from Mr. Sillerman and transferred $10.3 million, the remainder of such consideration net of the third party fee, to SFX.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of Connecticut Performing Arts, Inc. and the Partners of Connecticut Performing Arts Partners:


     We have audited the accompanying combined balance sheets of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners (collectively, the Company) as of December 31, 1995 and 1996, and the related combined statements of operations, shareholders' and partners' equity (deficit) and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        ARTHUR ANDERSEN LLP



Hartford, Connecticut
March 21, 1997

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                            COMBINED BALANCE SHEETS




                                                                               AS OF DECEMBER 31,
                                                                        ---------------------------------
                                                                              1995              1996
                                                                        ---------------   ---------------
ASSETS:
Current assets:
Cash ................................................................     $    63,061      $      6,778
Accounts receivable .................................................         192,382           152,205
Accounts receivable -- related party ................................         124,700           226,265
Prepaid interest ....................................................          54,982            54,279
Prepaid insurance ...................................................          69,797            87,869
Other current assets ................................................          21,156            60,784
Deposit .............................................................              --           110,000
Subscription receivable .............................................             100               100
                                                                          -----------      ------------
   Total current assets .............................................         526,178           698,280
                                                                          -----------      ------------
Plant and equipment:
Building and building improvements ..................................      14,127,632        14,208,153
Furniture, fixtures and equipment ...................................       1,899,041         1,973,911
Leasehold improvements ..............................................       1,221,069         1,224,071
                                                                          -----------      ------------
                                                                           17,247,742        17,406,135
Less: Accumulated depreciation and amortization .....................        (408,897)       (1,620,297)
                                                                          -----------      ------------
                                                                           16,838,845        15,785,838
                                                                          -----------      ------------
Other assets:
Deferred costs, net of accumulated amortization of $165,300 and
 $503,766 in 1995 and 1996, respectively ............................       2,453,553         2,115,087
Deposit .............................................................         110,000                --
Other ...............................................................              --             2,332
                                                                          -----------      ------------
   Total other assets ...............................................       2,563,553         2,117,419
                                                                          -----------      ------------
                                                                          $19,928,576      $ 18,601,537
                                                                          ===========      ============
LIABILITIES AND SHAREHOLDERS' AND PARTNERS'
 EQUITY (DEFICIT)
Current liabilities:
Accounts payable ....................................................     $   915,280      $    908,986
Accrued expenses ....................................................       1,356,132           655,207
Deferred income .....................................................         679,476           737,440
Notes payable .......................................................       1,100,000         1,450,000
Current portion of long-term debt and capital lease obligations .....         493,362           824,800
                                                                          -----------      ------------
   Total current liabilities ........................................       4,544,250         4,576,433
                                                                          -----------      ------------
Long-term debt and capital lease obligations,
 less current portion ...............................................      13,398,700        13,982,196
                                                                          -----------      ------------
COMMITMENTS AND CONTINGENCIES
 (Notes 2, 4, 5, 6, 9 and 10)
Shareholders' and Partners' Equity (Deficit):
Shareholders' equity--
 Common stock .......................................................           1,000             1,000
 Series A Preferred Stock ...........................................       1,346,341         1,372,174
 Series B Preferred Stock ...........................................       1,250,000         1,250,000
 Accumulated deficit ................................................        (273,114)       (1,999,823)
Partners' equity (deficit) ..........................................        (338,601)         (580,443)
                                                                          -----------      ------------
   Total shareholders' and partners' equity (deficit) ...............       1,985,626            42,908
                                                                          -----------      ------------
                                                                          $19,928,576      $ 18,601,537
                                                                          ===========      ============

The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                       COMBINED STATEMENTS OF OPERATIONS




                                                YEAR ENDED DECEMBER 31,
                                          -----------------------------------
                                                1995               1996
                                          ----------------   ----------------
Operating revenues:
Concert revenue .......................     $  6,830,681       $  8,122,797
Cost of concerts ......................       (5,524,043)        (6,191,777)
                                            ------------       ------------
                                               1,306,638          1,931,020
Ancillary income ......................        1,431,577          2,052,592
                                            ------------       ------------
                                               2,738,215          3,983,612
                                            ------------       ------------
Operating expenses:
General and administrative ............        3,068,162          3,080,914
Depreciation and amortization .........          574,197          1,549,894
Other .................................           20,046             33,577
                                            ------------       ------------
                                               3,662,405          4,664,385
                                            ------------       ------------
   Loss from operations ...............         (924,190)          (680,773)
Other income (expense):
Interest income .......................          428,869             30,015
Interest expense ......................         (509,225)        (1,274,660)
                                            ------------       ------------
   Loss before income taxes ...........       (1,004,546)        (1,925,418)
Provision for income taxes ............           10,796             17,300
                                            ------------       ------------
   Net loss ...........................     $ (1,015,342)      $ (1,942,718)
                                            ============       ============

The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                     COMBINED STATEMENTS OF SHAREHOLDERS'
                        AND PARTNERS' EQUITY (DEFICIT)




                                                        SHAREHOLDERS' EQUITY (DEFICIT)
                                                  -------------------------------------------     PARTNERS'
                                                    COMMON      PREFERRED       ACCUMULATED         EQUITY
                                                    STOCK         STOCK           DEFICIT         (DEFICIT)
                                                  ---------   -------------   ---------------   -------------
Balance, December 31, 1994 ....................    $1,000      $2,500,000      $        (32)     $  500,000
Accretion of Series A Preferred Stock .........        --          96,341           (96,341)             --
Net loss ......................................        --              --          (176,741)       (838,601)
                                                   ------      ----------      ------------      ----------
Balance, December 31, 1995 ....................     1,000       2,596,341          (273,114)       (338,601)
Accretion of Series A Preferred Stock .........        --          25,833           (25,833)             --
Net loss ......................................        --              --        (1,700,876)       (241,842)
                                                   ------      ----------      ------------      ----------
Balance, December 31, 1996 ....................    $1,000      $2,622,174      $ (1,999,823)     $ (580,443)
                                                   ======      ==========      ============      ==========

The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

                       COMBINED STATEMENTS OF CASH FLOWS




                                                                          YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                          1995                1996
                                                                   -----------------   -----------------
Cash flows from operating activities:
Net loss .......................................................     $  (1,015,342)      $  (1,942,718)
Adjustments to reconcile net loss to net cash provided by
 (used in) operating activities:
 Depreciation and amortization .................................           574,197           1,549,894
 Loss on disposal of equipment .................................                --               1,031
Changes in operating assets and liabilities:
 Accounts receivable ...........................................          (192,382)             40,177
 Accounts receivable -- related party ..........................                --            (101,565)
 Prepaid expenses and other assets .............................          (143,703)            (59,329)
 Accounts payable ..............................................                --              (6,294)
 Accrued expenses ..............................................           505,199             150,008
 Deferred income ...............................................           679,476              57,964
                                                                     -------------       -------------
   Net cash provided by (used in) operating activities .........           407,445            (310,832)
                                                                     -------------       -------------
Cash flows from investing activities:
 Purchases of plant and equipment ..............................       (23,242,858)           (159,452)
 Grant proceeds ................................................         7,680,161                  --
 Deferred start-up costs .......................................          (264,975)                 --
 Accounts receivable -- related party ..........................           827,170                  --
 Accounts payable ..............................................          (438,350)                 --
                                                                     -------------       -------------
    Net cash used in investing activities ......................       (15,438,852)           (159,452)
                                                                     -------------       -------------
Cash flows from financing activities:
 Proceeds from borrowings on notes payable and long-term
   debt ........................................................        13,943,316           1,278,068
 Repayments of notes payable, long-term debt and capital
   lease obligations ...........................................          (176,917)           (864,067)
 Proceeds from sales of common and preferred stock .............               900                  --
                                                                     -------------       -------------
   Net cash provided by financing activities ...................        13,767,299             414,001
                                                                     -------------       -------------
Net decrease in cash ...........................................        (1,264,108)            (56,283)
Cash, beginning of year ........................................         1,327,169              63,061
                                                                     -------------       -------------
Cash, end of year ..............................................     $      63,061       $       6,778
                                                                     =============       =============
Supplemental Disclosures:
 Cash Paid For--
 Interest ......................................................     $     554,342       $   1,108,291
                                                                     =============       =============
 Income taxes ..................................................     $      10,796       $      17,300
                                                                     =============       =============
 Noncash Transactions--
 Capital lease obligations .....................................     $      59,479       $          --
                                                                     =============       =============
 Series A Preferred Stock accretion ............................     $      96,341       $      25,833
                                                                     =============       =============
 Conversion of accrued expense for equipment purchase to
   note payable ................................................     $          --       $     850,933
                                                                     =============       =============

The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                      CONNECTICUT PERFORMING ARTS PARTNERS

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Operations --


     Connecticut Performing Arts, Inc. (the Company) and Connecticut Performing Arts Partners (the Partnership) were incorporated and formed, respectively, in 1993 pursuant to the laws of the State of Connecticut. The Company's shareholders and the Partnership's partners are Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation. The Company's shareholders and the Partnership's partners changed in March 1997 (see Note
10). The Company and Partnership are engaged in the ownership and operation of an amphitheater in Hartford, Connecticut. The construction of the amphitheater commenced in December 1994 and amphitheater operations commenced in July 1995.


     Principles of combination --


     The combined financial statements include the accounts of the Company and the Partnership after elimination of intercompany accounts and transactions.


     Use of estimates in the preparation of financial statements --


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Plant and equipment --


     Plant and equipment is carried at cost. Major additions and betterments are capitalized, while replacements, maintenance and repairs which do not extend the lives of the assets are charged to operations as incurred. Upon the disposition of plant and equipment, any resulting gain or loss is recognized in the statement of operations as a component of income.


     The Company received grant funds from the City of Hartford and Connecticut Development Authority related to the construction of the amphitheater (see Note
4). Such amounts have been accounted for as a reduction in the cost of the amphitheater.


     Depreciation of plant and equipment is provided for, commencing when such assets become operational, using straight-line and accelerated methods over the following estimated useful lives:




                                                     USEFUL LIVES
                                                 -------------------
   Building and building improvements .......... 39 years
   Furniture, fixtures and equipment ........... 4-7 years
   Leasehold improvements ...................... Shorter of asset life or lease term

     Effective January 1, 1996, the Company and Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which had no effect upon adoption. This statement requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     Deferred costs --

     Deferred costs consist of start-up costs being amortized over a period of 5 years and deferred financing costs being amortized over the term of the related debt (24 years and 4 months). As of December 31, 1995 and 1996 deferred costs were as follows:





                                                    1995            1996
                                               -------------   -------------
   Deferred start-up .......................    $1,452,669      $1,452,669
   Deferred financing ......................     1,166,184       1,166,184
                                                ----------      ----------
                                                 2,618,853       2,618,853
   Less: Accumulated amortization ..........      (165,300)       (503,766)
                                                ----------      ----------
                                                $2,453,553      $2,115,087
                                                ==========      ==========

     Deposit --

     The deposit represents a deposit held by the City of Hartford related to an employment agreement between the Partnership and the City of Hartford for priority hiring of Hartford residents and utilization of minority business enterprise or women business enterprise contractors and vendors in the future operation of the amphitheater. The deposit will be returned to the Partnership in December 1997 if the Partnership is in compliance with the employment agreement. As of December 31, 1996, the Partnership has compensated the City of Hartford for noncompliance with the terms of the agreement in connection with the construction of the facility and the hiring of contractors and the City of Hartford has agreed to make no additional claims with respect to this matter.

     Income taxes --

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss carryforwards available for tax reporting purposes, using the applicable tax rates for the years in which the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is more likely than not.

     The income tax effects of the operations of the Partnership accrue to the partners in accordance with the terms of the Partnership agreement and are not reflected in the accompanying combined financial statements.

     Revenue recognition --

     Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred income until the event occurs. Ticket revenue is recorded net of payments in lieu of taxes under the terms of the City of Hartford lease (see Note 6) and admission taxes.

     Advertising --

     The Company expenses the cost of advertising when the specific event takes place. Advertising expense was $639,424 and $689,160 for the years ended December 31, 1996 and 1995, respectively.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. SHAREHOLDERS' EQUITY:

     Common stock --

     The Company is authorized to issue 5,000 shares of common stock with no par value. The subscription receivable of $100 as of December 31, 1996 represents the amount due from shareholders for 100 shares of common stock at $10 per share, of which $900 was received in February 1995.

     Preferred stock --

     The Company is authorized to issue 295,000 shares of preferred stock at no par value. As of December 31, 1996 and 1995, 125,000 of such shares have been designated as Series A Preferred Stock and 125,000 of such shares have been designated as Series B Preferred Stock. Series A and Series B Preferred Stock are not entitled to dividends and have liquidation rights of $10 per share.

     Series A Preferred Stock is mandatorily redeemable at the rate of 20,835 shares commencing December 31, 1995 (the Initial Redemption Date) and an aggregate of 20,833 shares on each six month anniversary of the Initial Redemption Date until all 125,000 shares of the Series A Preferred Stock have been redeemed, at $11.445 per share. As of December 31, 1996, no shares of Series A Preferred Stock had been redeemed. The Company is accreting the difference between the redemption price and the proceeds per share over the period from the issuance date to the respective scheduled redemption dates.

     Series B Preferred Stock is mandatorily redeemable at a per share price of $10 in whole or in part at the option of the Company at any such time as legally available funds, as defined in the resolution establishing and designating the preferred stock, are available. On the tenth anniversary of the completion date of the amphitheater any Series B Preferred Stock outstanding shall be redeemed by the Company at a per share price of $10.

     The Series A and Series B Preferred Stock will not be redeemed if such redemption would result in a violation of the provisions of the Connecticut Development Authority assistance agreement (see Note 4) or the mortgage loan agreement (see Note 5).

3. PARTNERS' EQUITY:

     In 1993, Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation each made an initial capital contribution of $250,000.

4. GRANT FUNDS:

     Connecticut Development Authority (CDA) Assistance Agreement --

     On September 12, 1994, the CDA entered into a non-recourse assistance agreement with the Company whereby the CDA provided grant funds for the construction and development of an amphitheater in the City of Hartford (the Project) through the issuance of State of Connecticut General Fund Obligation Bonds (GFO Bonds). The Company received bond proceeds of $8,863,000, which amount is net of CDA bond issuance costs of $593,000 and withholdings of $429,000 by the CDA to cover the expected operating shortfall, as discussed below, through December 31, 1995. Commencing January 1, 1996, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual debt service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual debt service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual debt service under the GFO Bonds. An operating shortfall did not exist for the year ended December 31, 1996. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual debt service requirements on the GFO Bonds for each of the next five years and thereafter are as follows:

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


4. GRANT FUNDS: (CONTINUED)


YEAR                          AMOUNT
-----------------------   -------------
   1997 ...............   $   740,556
   1998 ...............       738,906
   1999 ...............       736,656
   2000 ...............       738,856
   2001 ...............       740,293
   Thereafter .........    17,140,363
                          -----------
                          $20,835,630
                          ===========

     The assistance agreement requires an annual attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note 5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.


     City of Hartford Grant Funds --


     On February 15, 1995 the Company entered into an agreement with the City of Hartford whereby the City of Hartford provided grant funds of $2,050,000 for the remediation and closure of a solid waste disposal area near the amphitheater. As of December 31, 1995 all funds had been received by the Company.


5. NOTES PAYABLE AND LONG-TERM DEBT:


     Notes payable --


     In October 1995, the Company entered into two notes payable with related parties for an aggregate of $2,000,000. As of December 31, 1996 and 1995, $1,450,000 and $1,100,000, respectively was outstanding on these notes. The notes bear interest at 6.6% per annum and are payable upon demand.


     CDA mortgage loan --


     On September 12, 1994, CDA entered into a construction mortgage loan agreement for $7,685,000 with the Company. The purpose of the loan was to finance a portion of the construction and development of the amphitheater. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). As of December 31, 1995, proceeds of $6,519,000, which amount is net of deferred financing costs of approximately $1,166,000, had been received by the Company.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


5. NOTES PAYABLE AND LONG-TERM DEBT: (CONTINUED)

     The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019. As of December 31, 1996, future principal payments are as follows:




YEAR                         AMOUNT
------------------------ -------------
   1997 ................  $  111,667
   1998 ................     121,667
   1999 ................     131,667
   2000 ................     141,667
   2001 ................     152,500
   Thereafter ..........   6,854,498
                          ----------
                          $7,513,666
                          ==========

     The loan is guaranteed by the Company's shareholders and is collateralized by a lien on the Company's assets. As of December 31, 1996, the loan was secured by an irrevocable standby letter of credit issued by a shareholder of the Company in the amount of $785,000. The letter of credit was replaced in March 1997 by a letter of credit issued by a new shareholder (see Note 10).

     Ogden Entertainment, Inc. (OE) Concession Agreement --

     In October 1994, the Partnership entered into a concession agreement with OE which provides for the payment of concession commissions to the Partnership. In connection with the concession agreement, OE loaned the Partnership $4,500,000 in 1995 to facilitate the construction of the amphitheater. On December 30, 1996, the concession agreement was amended and restated retroactively to October 18, 1994. In accordance with the terms of the amended agreement, which expires on July 7, 2025, interest only, at the 6-month LIBOR rate, through July 7, 1995 and principal and interest, at the rate of 7.5% per annum, were due on the note payable via withholdings of the first $41,716 from each monthly commission payment commencing July 20, 1995 through December 20, 1995. Effective January 2, 1996, and through the term of the amended concession agreement, principal and interest, at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly commission payment.

     OE loaned the Partnership an additional $1,000,000 during 1995. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly commission payment through December 20, 2002. As of December 31, 1996, aggregate future principal payments to OE are as follows:





YEAR                           AMOUNT
------------------------   -------------
   1997 ................    $  190,722
   1998 ................       194,442
   1999 ................       198,451
   2000 ................       202,772
   2001 ................       207,427
   Thereafter ..........     4,218,234
                            ----------
                            $5,212,048
                            ==========

     The concession agreement provided for the Partnership to supply certain equipment to OE at the Partnership's expense. This equipment was installed prior to the opening of the amphitheater (the

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


5. NOTES PAYABLE AND LONG-TERM DEBT: (CONTINUED)

Initial Equipment). The Initial Equipment was purchased by OE at a cost of $850,933 and the Partnership was obligated to reimburse OE for the cost of the equipment. Accordingly, this amount was reflected as an accrued expense in the accompanying combined balance sheet as of December 31, 1995. In 1996, in connection with the amended concession agreement, the $850,933, and an additional $33,067 related to 1996 equipment purchases, was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185 to OE, however, the Partnership is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of December 31, 1996, future principal payments to OE by the Partnership are as follows:




YEAR                         AMOUNT
------------------------   ----------
   1997 ................    $ 42,210
   1998 ................      46,284
   1999 ................      50,751
   2000 ................      55,650
   2001 ................      61,022
   Thereafter ..........     628,083
                            --------
                            $884,000
                            ========

     Conn Ticketing Company (CTC) Promissory Note Payable --

     On April 1, 1995, CTC (a company related to the Company and the Partnership via common ownership) entered into a promissory note agreement with ProTix Connecticut General Partnership (PTCGP). Under the terms of the agreement, CTC borrowed $825,000 at 9.375% per annum from PTCGP. Principal and interest are repayable by CTC in nine annual installments of $139,714 which commenced March 31, 1996. In May 1995, CTC loaned $824,500 to the Company which is also repayable in nine annual installments of principal and interest of $139,714. The PTCGP loan to CTC is secured by CTC's receivable from the Company. As of December 31, 1996, future principal payments to CTC by the Company are as follows:


YEAR                         AMOUNT
------------------------   ----------
   1997 ................    $ 68,217
   1998 ................      74,613
   1999 ................      81,608
   2000 ................      89,259
   2001 ................      97,627
   Thereafter ..........     351,306
                            --------
                            $762,630
                            ========

     In January 1995, the Partnership entered into a ticket and sales agreement with PTCGP through December 31, 2004. Under the terms of the agreement, PTCGP pays the Partnership an annual fee of $140,000 commencing in March 1996. Proceeds from the annual fee for the first nine years will be used by the Partnership to make the annual principal and interest payment to CTC.

     Line of credit --

     The Partnership has a line of credit in the amount of $2,000,000, which bears interest at 8.25% per annum, with a bank. As of December 31, 1996, $395,000 was outstanding on the line of credit.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


5. NOTES PAYABLE AND LONG-TERM DEBT: (CONTINUED)

     Capital lease obligations --

     The Partnership entered into capital leases for certain office equipment. The leases expire in 1998 and 2000. As of December 31, 1996 future principal payments are as follows:




YEAR                   AMOUNT
------------------   ----------
   1997 ..........    $16,984
   1998 ..........     13,905
   1999 ..........      4,550
   2000 ..........      4,213
                      -------
                      $39,652
                      =======

6. LAND AND BUILDING LEASES:

     Land lease agreement between the City of Hartford and the Partnership --

     The Partnership entered into a 40 year lease agreement for certain land with the City of Hartford, Connecticut on September 14, 1994. The lease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The Partnership pays an annual basic rent of $50,000 commencing July 1, 1995; and additional rent payments in lieu of real estate taxes (PILOT) in an amount equal to 2% of all admission receipts, food and beverage revenue, merchandise revenue and parking receipts that exceed 10% of the total admission receipts, which amount is to be net of any surcharges and sales or like taxes levied by governmental authorities on the price of such items.

     Assignment of lease by the Partnership to the Company --

     The above lease was subsequently assigned by the Partnership to the Company on September 22, 1994 for consideration of $1.

     Lease and sublease agreement between the Company and the Partnership --

     On October 19, 1994, the Company subleased the land and buildings and improvements thereon to the Partnership for a period of 40 years commencing upon substantial completion of the amphitheater. The sublease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The sublease agreement provides for the Partnership to pay rent to the Company in amounts ranging from $804,000 to $831,100 per annum for the first 25 years and $100,000 per annum thereafter including the option periods. Additional rent of six semi-annual installments of $238,452 is also payable by the Partnership commencing six months after the start of operations. Subsequent to the six semi-annual installments an aggregate of $1,250,000 will be payable in semi-annual installments based on available cash flow of the Partnership, as defined. Additionally, the Partnership is also required to pay the annual basic rent ($50,000) and any additional payments in lieu of taxes under the terms of the lease agreement between the City of Hartford and the Partnership described above. The Partnership will also pay additional rent equal to principal and interest payable by the Company to the concession company for a previously arranged concessionaire arrangement (see
Note 5). The accompanying combined statement of operations for the year ended December 31, 1996 includes rent expense of $50,000 which represents the aggregate amount due to the City of Hartford under the terms of the above agreements.

7. INCOME TAXES:

     The provision for income taxes for the year ended December 31, 1996 represents minimum state income taxes for the Company. As of December 31, 1996, the Company has a net deferred tax asset of

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


7. INCOME TAXES: (CONTINUED)

approximately $750,000 primarily as a result of aggregate net operating losses since inception. Usage of the net operating loss carryforwards is restricted in the event of certain ownership changes. A valuation allowance has been recorded for the same amount due to the uncertainty related to the realization of this asset.


8. RELATED PARTY TRANSACTIONS:


     Accounts receivable -- related party as of December 31, 1996, includes net amounts due from a shareholder of $121,265 and receivables from another related party of $105,000.


9. CONTINGENCIES:


     The Company and the Partnership are party to certain litigation arising in the normal course of business. Management, after consultation with legal counsel, believes the disposition of these matters will not have a material adverse effect on the combined results of operations or financial condition.


10. SUBSEQUENT EVENTS:


     Effective March 5, 1997, the Partnership and Company entered into a $1,500,000 loan agreement with the CDA of which $1 million was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Partnership and Company are required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13 million on or before March 1 of each calendar year commencing March 1, 1998.


     In March 1997, three subsidiaries of SFX Broadcasting, Inc. (Broadcasting), which were created for such purpose, were merged into Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp., a newly formed entity. In connection with the merger, the name of Nederlander of Connecticut, Inc., was changed to NOC, Inc. (NOC) and the directors of NOC, Inc., Connecticut Amphitheater Development Corporation (CADCO) and QN Corp. (QN) were replaced with directors of the Broadcasting acquisition subsidiaries. Each outstanding share of stock of NOC, CADCO and QN was canceled and exchanged for an aggregate of $1 million cash and shares of Broadcasting Class A Common Stock valued at $9 million, subject to certain adjustments. The shares are subject to a put provision between the second and seventh anniversary of the closing whereby the holder can put each share back to Broadcasting for the per share value of Broadcasting stock as of the merger closing date, as defined, less 10%. Additionally, the shares may be called by Broadcasting during the same period for an amount equal to the per share value of the Broadcasting stock as of the merger closing date, as defined, plus 10%. As consideration for approval of the transaction, the CDA received shares of Broadcasting stock valued at approximately $361,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of SFX Broadcasting, Inc.:


     We have audited the accompanying combined balance sheets of DEER CREEK PARTNERS, L.P. (formerly Sand Creek Partners, L.P.) and MURAT CENTRE, L.P., as of December 31, 1996 and 1995, and the related combined statements of operations and partners' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.



                                        ARTHUR ANDERSEN LLP


Indianapolis, Indiana
September 29, 1997.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                            COMBINED BALANCE SHEETS




                                                                DECEMBER 31,               MARCH 31,
                                                        -----------------------------   --------------
                                                             1995            1996            1997
                                                        -------------   -------------   --------------
                                                                                          (UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents ...........................   $ 1,894,533     $   876,776      $ 1,704,847
Accounts receivable .................................       138,548         155,929          345,891
Prepaid show expense ................................            --          42,114           95,918
Prepaid expenses ....................................        91,919         118,152          169,771
                                                        -----------     -----------      -----------
   Total current assets .............................     2,125,000       1,192,971        2,316,427
                                                        -----------     -----------      -----------
Property and equipment:
Land ................................................     2,428,770       2,428,770        2,428,771
Buildings ...........................................     6,155,979       6,155,979        6,155,979
Site improvements ...................................     2,328,369       2,230,594        2,238,898
Leasehold improvements ..............................     5,270,038       9,663,357        9,663,357
Furniture and equipment .............................     1,070,547       1,722,874        1,731,720
                                                        -----------     -----------      -----------
                                                         17,253,703      22,201,574       22,218,725
Less: Accumulated depreciation ......................     2,167,567       2,850,077        3,039,185
                                                        -----------     -----------      -----------
   Total property and equipment .....................    15,086,136      19,351,497       19,179,540
                                                        -----------     -----------      -----------
Other Assets:
Cash surrender value--life insurance policy .........        62,819          71,815           71,814
Unamortized loan acquisition costs ..................        93,439         350,055          343,841
                                                        -----------     -----------      -----------
   Total other assets ...............................       156,258         421,870          415,655
                                                        -----------     -----------      -----------
   TOTAL ASSETS .....................................   $17,367,394     $20,966,338      $21,911,622
                                                        ===========     ===========      ===========

        The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                            COMBINED BALANCE SHEETS




                                                                       DECEMBER 31,                 MARCH 31,
                                                             ---------------------------------   ---------------
                                                                   1995              1996              1997
                                                             ---------------   ---------------   ---------------
                                                                                                   (UNAUDITED)
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of notes and capital lease obligation.....    $    796,391      $    611,127      $    595,503
Current portion of deferred ticket revenue ...............         542,420           841,476         2,854,155
Accounts payable .........................................         472,365           520,663         1,228,317
Accrued interest .........................................         663,391           299,600           389,600
Accrued property taxes ...................................         125,524           280,734           361,983
Current portion of loan payable ..........................              --            34,200                --
Construction payable and other accrued liabilities .......       3,341,284            50,641                --
                                                              ------------      ------------      ------------
   Total current liabilities .............................       5,941,375         2,638,441         5,429,558
                                                              ------------      ------------      ------------
Long-term Liabilities:
Notes payable and capital lease obligation,
 net of current portion ..................................      12,998,738        17,266,768        17,160,968
Loan, net of current portion (Note 5) ....................              --            99,200            99,200
Deferred ticket revenue, net of current portion ..........              --           168,833           168,833
                                                              ------------      ------------      ------------
   Total long-term liabilities ...........................      12,998,738        17,534,801        17,429,001
                                                              ------------      ------------      ------------
Partners' equity (deficit):
Contributed capital ......................................              --         2,200,000         2,200,000
Undistributed earnings (loss) ............................      (1,572,719)       (1,406,904)       (3,146,937)
                                                              ------------      ------------      ------------
                                                                (1,572,719)          793,096          (946,937)
                                                              ------------      ------------      ------------
   TOTAL LIABILITIES AND PARTNERS'
    EQUITY ...............................................    $ 17,367,394      $ 20,966,338      $ 21,911,622
                                                              ============      ============      ============

        The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

       COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY (DEFICIT)




                                                                                                  THREE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                 MARCH 31
                                                          --------------------------------- ------------------------------
                                                                1995             1996             1996            1997
                                                          ---------------- ---------------- ---------------- -------------
                                                                                                     (UNAUDITED)
Operating revenues:
Concert revenue ......................................... $11,073,491      $14,194,502      $ 1,338,260     $1,670,645
Cost of concerts ........................................   8,939,022       10,724,059        1,206,013      1,328,882
                                                          -----------      -----------      -----------      ----------
                                                            2,134,469        3,470,443          132,247        341,763
Ancillary income:
Royalty commissions .....................................   1,706,458        1,799,950           48,840        109,840
Corporate sponsorships ..................................     959,518        1,056,161               --         14,784
Other ancillary income ..................................     789,433        1,375,528           71,025        195,771
                                                          -----------      -----------      -----------      ----------
                                                            5,589,878        7,702,082          119,865        320,395
Operating expenses:
General & administrative ................................   2,419,679        3,452,990          580,897        872,445
Depreciation & amortization .............................     343,567          783,167          108,373        195,320
Other operating expenses ................................     249,812          471,126               --             --
                                                          -----------      -----------      -----------      ----------
                                                            3,013,058        4,707,283          689,270      1,067,765
Income from operations ..................................   2,576,820        2,994,799         (437,158)      (405,607)
Other income (expense):
Interest and other income ...............................      86,034           84,123           16,246         25,639
Interest expense ........................................  (2,203,690)      (1,549,579)        (273,335)      (400,469)
                                                          -----------      -----------      -----------      ----------
   Net Income (Loss) .................................... $   459,164      $ 1,529,343      $  (694,247)     $(780,437)
Partners' Equity (Deficit) at beginning of year ......... $(1,857,603)     $(1,572,719)     $(1,572,719)     $(793,096)
Contributions ...........................................          --        2,200,000        2,200,000             --
Distributions ...........................................    (174,280)      (1,363,528)        (563,529)      (959,596)
                                                          -----------      -----------      -----------      ----------
Partners' Equity (Deficit) at end of year ............... $(1,572,719)     $   793,096      $  (630,495)     $(946,937)
                                                          ===========      ===========      ===========      ==========

        The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                       COMBINED STATEMENTS OF CASH FLOWS




                                                              YEAR ENDED DECEMBER 31,         THREE MONTHS ENDED MARCH 31
                                                         ---------------------------------   -----------------------------
                                                               1995              1996             1996           1997
                                                         ---------------   ---------------   -------------- --------------
                                                                                                      (UNAUDITED)
Operating Activities:
Net income ...........................................   $  459,164        $1,529,343        $ (694,249)    $ (780,436)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization .......................      461,678           783,167           108,373        195,320
Decrease (increase) in certain assets:
 Accounts receivable .................................      (45,317)          (17,381)         (219,190)      (189,962)
 Prepaid show expenses ...............................           --           (42,114)          (88,012)       (53,804)
 Prepaid expenses and other ..........................      746,307           (33,381)          (77,135)       (51,619)
Increase (decrease) in certain liabilities:
 Accounts payable, construction payable and
   other accrued liabilities .........................    3,424,461        (3,087,135)       (2,568,202)       738,263
 Deferred ticket revenue .............................   (1,266,654)          467,889         2,205,631      2,012,679
 Accrued interest ....................................      389,251          (363,791)         (663,391)        90,000
 Other ...............................................      (75,407)           44,852                --             --
                                                         ----------        ----------        ----------     ----------
   Net cash provided by (used in) operating
    activities .......................................    4,093,483          (718,551)       (1,996,175)     1,960,441
                                                         ----------        ----------        ----------     ----------
Investing Activities:
 Capital expenditures ................................   (6,713,889)       (5,197,260)       (3,738,002)       (17,151)
                                                         ----------        ----------        ----------     ----------
 Net cash used by investing activities ...............   (6,713,889)       (5,197,260)       (3,738,002)       (17,151)
                                                         ----------        ----------        ----------     ----------
Financing Activities:
 Net proceeds from borrowings ........................    3,060,087         5,057,249         3,600,229             --
 Capital contributions ...............................           --         2,200,000         2,200,000             --
 Department of Metropolitan Development
   Grant .............................................      761,014           338,986           338,986             --
 Principal payments on notes and loan payable
   and capital leases ................................      (20,308)       (1,334,653)          (47,167)      (155,623)
 Distributions to partners ...........................     (174,280)       (1,363,528)         (563,529)      (959,596)
                                                         ----------        ----------        ----------     ----------
   Net cash provided by financing activities .........    3,626,513         4,898,054         5,528,519     (1,115,219)
                                                         ----------        ----------        ----------     ----------
Net increase (decrease) in cash and cash
 equivalents .........................................    1,006,107        (1,017,757)         (205,658)       828,071
Cash and cash equivalents:
 Beginning of period .................................      888,426         1,894,533         1,894,533        876,776
                                                         ----------        ----------        ----------     ----------
 End of period .......................................   $1,894,533        $  876,776        $1,688,875     $1,704,847
                                                         ==========        ==========        ==========     ==========
Supplemental disclosures:
 Cash paid for interest ..............................   $1,148,049        $1,912,494        $  936,726     $  310,469
 Equipment acquired under capital leases .............           --           139,000           137,033     $       --
                                                         ==========        ==========        ==========     ==========

        The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 (INFORMATION AS TO MARCH 31, 1997 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 a. Organization


     Prior to 1997 (See Note 10) Deer Creek Partners, L.P. (the Deer Creek Partnership) owned and operated Deer Creek Music Center (Deer Creek), a concert amphitheater located in Hamilton County, near Indianapolis, Indiana which commenced operations in 1989. Sand Creek Partners, L.P. (the general partner) was a 50% general partner and is responsible for the management of the Deer Creek Partnership. Conseco, Inc. (Conseco) was a 50% limited partner of the Deer Creek Partnership. All distributable cash, as defined by the Deer Creek partnership agreement, is to be distributed equally between the Partners.


     The Deer Creek Partnership was formed on January 5, 1996 as a result of Conseco exercising its option to become a 50% owner of Deer Creek. Deer Creek was previously 100% owned by Sand Creek Partners, L.P. This change in ownership has been accounted for as a reorganization, and thus the carrying value of the assets and liabilities related to Deer Creek remain unchanged as a result of the reorganization.


     Murat Centre, L.P. (Murat Partnership), formed on August 1, 1995, leases and operates the Murat Theatre (Theatre), a renovated concert and entertainment venue located in downtown Indianapolis, Indiana. The Theatre's grand reopening was in March, 1996. The Theatre is currently owned by and was previously operated by the Murat Temple Association, Inc. Murat Centre, Inc. is the general partner and is responsible for management of the Theatre. Profits and losses of the Murat Partnership are allocated 1% to the general partner and 99% to the limited partners. Distributions to partners are generally limited to the income taxes payable by the partners as a result of taxable income generated by the Murat Partnership. To the extent that cash flow for the applicable year exceeds all payment requirements as discussed in Note 3, the excess shall be distributed to the partners.


     In connection with reopening the Theatre, the Murat Partnership expended approximately $11.7 million for renovations which began in 1995. Start-up and organizational costs of approximately $85,000 in 1995 and $90,000 in 1996 were expensed as incurred and have been included in general and administrative expenses in the combined statement of operations for the years ended December 31, 1996 and 1995. The building is leased under a 50 year operating lease with options for 5 additional consecutive 10 year periods under the same terms and conditions as the initial 50 year lease.


 b. Basis of Accounting


     The financial statements have been prepared in accordance with generally accepted accounting principles. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimated.


 c. Property and Equipment


     Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over forty years, leasehold improvements over thirty years, site improvements over twenty years, and furniture and equipment over five to seven years.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                 (INFORMATION AS TO MARCH 31, 1997 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

 d. Loan Acquisition Costs

     Loan acquisition costs represent agency and commitment fees paid to the lenders, closing costs and legal fees incurred in connection with the notes payable (see Note 2). These fees are being amortized on a straight-line basis over a fifteen year period, which represented the approximate term of the related debt.

 e. Deferred Revenue

     Deferred revenue includes individual show ticket revenue, season ticket revenue, and corporate box seat revenue received in advance of events or the next concert season and will be recognized over the period in which the shows are held. A portion of the deferred revenue was derived from the bartering of tickets for goods and services related to the Murat renovation. Barter transactions are recorded at the estimated fair value of the materials or service received.

 f. Income Taxes

     No provision for Federal or state income taxes is required because the partners are taxed directly on their distributable shares of the Partnerships' income or loss.

 g. Cash Equivalents

     The Partnerships consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 h. Advertising and Promotion

     Advertising and promotion costs are expensed at the time the related promotional event is held. The costs were approximately $930,000 in 1996 and $595,000 in 1995. For the three month periods ended March 31, 1997 and 1996 these costs were approximately $70,000 and $172,000, respectively.

 i. Interim Financial Statements

     The unaudited interim information as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Interim results are not necessarily indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.


2. NOTES PAYABLE

     Notes payable and capital lease obligations as of December 31, 1995 and 1996 consisted of the following:


                                                                     DECEMBER 31,     DECEMBER 31,
                                                                         1995             1996
                                                                    --------------   -------------
MURAT PARTNERSHIP
Note payable to bank with 9.25% interest rate subject to
 adjustment in 2001 and 2006; payable in monthly installments of $30,876, including interest, in addition to annual contingent principal payments based upon remaining net cash flow as
 defined in Note 3; secured by assets of the Murat Partnership and guaranteed by two of the limited partners for $375,000
 each; balance due no later than April 1, 2011. .................      $      --      $2,928,053

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                 (INFORMATION AS TO MARCH 31, 1997 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


                                                                         DECEMBER 31,     DECEMBER 31,
                                                                             1995             1996
                                                                        --------------   -------------
Note payable with 9% non-compounding interest rate through
 November 14, 1996, 12% non-compounding interest rate from
 November 15, 1996 through November 14, 1998, 18%
 non-compounding interest rate thereafter; all interest is
 cumulative; principal and interest payments are based upon
 remaining net cash flow as defined in Note 3; subordinate to
 above bank note payable. ...........................................    $ 2,647,165     $ 3,000,000
Note payable with 0% interest rate; principal payments the lesser of $.15 per ticket sold during fiscal year or remaining net cash flow as defined in Note 3; subordinate to above bank note
 payable. ...........................................................             --         800,000
Note payable with interest calculated annually and is equal to the lesser of (1) $.10 per ticket sold during fiscal year, (2) prime plus 1% or (3) remaining net cash flow as defined in Note 3;
 interest and principal is paid at the lesser of $.10 per ticket sold during fiscal year or remaining net cash flow as defined in Note
 3; principal is also required to be paid down upon sale of
 certain Partnership assets or the refinancing of certain
 Partnership loans; subordinate to above bank note payable ..........             --       1,000,000
 Other ..............................................................         90,940              --
DEER CREEK PARTNERSHIP
Note payable with interest calculated annually at 9.5%; payable in quarterly installments of approximately $353,000, including interest, through the year 2010; secured by substantially all of the assets of the partnership and is guaranteed up to 50%,
 jointly and severally, by two officers of Sunshine Promotions,
 Inc. (Sunshine), and by Sunshine (See Note 6.) .....................             --      10,019,361
Note payable with interest at 11.18% payable in monthly
 installments and contingent interest based upon net cash flow;
 secured by substantially all of the assets of the Partnership;
 principal due 1999 with the option for the holder to accelerate
 the maturity date to 1996. .........................................     11,041,024              --
Capital leases ......................................................         16,000         130,481
                                                                         -----------     -----------
  Total notes payable and capital lease obligations .................     13,795,129      17,877,894
  Less -- Current portion ...........................................        796,391         611,127
                                                                         -----------     -----------
                                                                         $12,998,738     $17,266,768
                                                                         ===========     ===========

     Principal payments made on the Murat Partnership bank term note during 1996 totaled $71,947. The Murat Partnership's 1996 net cash flow (see Note 3) did not require additional principal payments to be made on its notes payable. The bank term note contains cash flow and leverage ratio covenants. The Murat Partnership was not in compliance with the cash flow covenant as of December 31, 1996, but received a waiver dated March 31, 1997 for the December 31, 1996 calculation. Provisions of the $800,000 note payable require the Murat Partnership to continue making payments after the principal has been paid down equal to the lesser of $.15 per ticket sold during the fiscal year or remaining cash flow, as defined in Note 3. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the Theatre.

     Under the terms of the note payable in 1995, the Deer Creek Partnership incurred contingent interest, which was based on cash flow, of $885,000. During 1995, Deer Creek Partnership's current

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                 (INFORMATION AS TO MARCH 31, 1997 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

lender (a related party) purchased the note payable and entered into an amended and restated loan agreement with the partnership on January 5, 1996. For each year until the Deer Creek loan is repaid, net cash flow (as defined) in excess of $400,000 shall be paid as a principal payment on the loan, not to exceed $400,000. In 1995 and 1996, the Deer Creek Partnership's net cash flow was such that the maximum principal payment of $400,000 was required for each year. In addition, the promotional management fee paid to Sunshine (see Note 6) is subordinate to the quarterly loan payments.

     Principal maturities of notes payable for the next 5 years, excluding principal paydowns resulting from excess cash flow:



  1997 ..............    $578,895
  1998 ..............     635,682
  1999 ..............     698,041
  2000 ..............     766,518
  2001 ..............     841,712

     Future capital lease payments of principal and interest are as follows:



  1997 ..............    $50,800
  1998 ..............     46,250
  1999 ..............     37,000
  2000 ..............     36,000
  2001 ..............      4,000

3. MURAT CASH FLOW PAYMENTS

     Each of the Murat Partnership's debt agreements require certain principal and interest to be paid in April of each year based upon the Murat Partnership's net cash flow for the preceding year. The Murat Partnership's building lease agreement provides for lease payments to be made based upon the same net cash flow calculation. Net cash flow, as defined in each agreement, approximates net income, plus depreciation and amortization, less capital expenditures and partnership distributions necessary to pay applicable income taxes. Net cash flow in each year will be used by the Murat Partnership to pay principal, interest and lease payments in the following order of priority:

1. Payment of interest on $1,000,000 note equal to the lesser of (a) $.10 per ticket sold, (b) prime plus 1% or (c) remaining net cash flow;

2. Additional principal payments on bank note so that the total principal paid each month (including mandatory term payments discussed in Note 2) equals up to, but not exceeding, $16,667. If cash flow in any fiscal year is not sufficient to meet these additional principal payments, the obligation carries forward to the subsequent year;

3. For 1997 and beyond, building operating lease payments not to exceed $50,000 per year, non-cumulative;

4. Interest related to the $3 million note (including previous years' cumulative amounts not paid);

5. Principal payment on the $3 million note until paid in full;

6. Principal payment on $800,000 note equal to lesser of $.15 per ticket sold during fiscal year or remaining net cash flow;

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                 (INFORMATION AS TO MARCH 31, 1997 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

     If cash flow is such that only a portion is paid on the obligation in 2. above, Sunshine, Inc.'s management fee (see Note 6.) could be reduced by the amount paid in 1. in order to maximize the amount available to fully pay the obligation in 2.


4. DMD GRANT

     As part of the original financing for renovation of the Theatre, the Department of Metropolitan Development (DMD) contributed approximately $760,000 in 1995 and $340,000 in 1996 to the Murat Partnership. The DMD stipulated that the grant was to be used for leasehold improvements on the Theatre. As such, the grant has been recorded on the balance sheet as a reduction of leasehold improvements and is being amortized over 30 years.


5. AGREEMENTS WITH OUTSIDE VENDORS

     Effective February 1996, the Murat Partnership entered into a ten year agreement with a caterer to provide exclusive catering services at the Theatre. The Murat Partnership is entitled to a commission based upon a percentage of the caterer's net sales. As part of the agreement the caterer loaned the Murat Partnership $165,000, at a nominal interest rate, for leasehold improvements necessary to provide catering services. In February 1996 the Murat Partnership began repaying the loan ratably over 5 years.

     Effective February 1996, the Murat Partnership entered into a ten year agreement with a concessionaire for the exclusive license to sell concession food and beverages at Theatre events. The Murat Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts. The concessionaire has paid the Murat Partnership $50,000 to be used for leasehold improvements (which are being depreciated over 30 years) which will be used by the concessionaire. This payment has been recorded as deferred income and is being amortized over the term of the agreement. On March 28, 1997 the rights to the concession agreement were acquired by the caterer under the same terms as the original concession agreement.

     Effective March 1996, the Murat Partnership entered into a five year agreement with a stagehand union allowing the union to provide services at all ticketed shows held in the main theater other than the broadway series. The agreement, among other items, sets minimum hours per show and hourly wages to be paid to union members. It also sets forth duties which must be performed solely by union members. A separate agreement between the stagehand union and Pace Theatrical Group, Inc. (see Note 7) governs the use of union stagehands for the broadway series.

     Effective February 1996, the Murat Partnership entered into a one year agreement granting another party the right to manage and operate the Theatre parking lot.

     In July 1988, the Deer Creek Partnership entered into a ten-year agreement with a concessionaire for the exclusive license to sell food and beverages at Deer Creek events. The Deer Creek Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts.

     The Deer Creek Partnership has an agreement with another concessionaire for an exclusive license to sell consigned nonconsumable novelties and programs at Deer Creek events. The agreement expires on October 31, 2001. The Deer Creek Partnership is entitled to royalty commissions based on the concessionaire's gross receipts.

     Total revenues related to the Deer Creek and Murat Center Partnership's vendor agreements were approximately $1.8 million and $1.7 million in 1996 and 1995, respectively. For the three month periods ended March 31, 1997 and 1996, there was no revenue related to these agreements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.

                 (INFORMATION AS TO MARCH 31, 1997 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

6. MANAGEMENT AGREEMENTS

     The Deer Creek Partnership and Murat Partnership have entered into agreements which expire in 2009 and 2015, respectively, with Sunshine whose stockholders are also the limited partners of the general partner. Sunshine provides the overall promotional management and booking of the entertainment events held at respective venues, along with other general management responsibilities. As compensation for Sunshine's services, the Deer Creek Partnership pays Sunshine 4 percent of gross ticket sales, royalty income and various other revenues. Total fees to Sunshine for these services were approximately $581,000 in 1995 and $560,000 in 1996. The Murat pays Sunshine an annual management fee of $300,000, adjusted annually each January 1 by the greater of 4% or the annual increase in the consumer price index. In 1996 no such fee was recognized by the Murat Partnership as Sunshine permanently waived the $300,000 management fee due for 1996.

     In June 1988, the Deer Creek Partnership entered into a ten-year agreement with an unrelated management company to provide the on-site operations management for Deer Creek. At the end of 1995, this agreement was terminated by mutual consent of both parties. The Deer Creek Partnership entered into a new agreement with the former management company whereby it agreed to pay $75,000 in 1996, 1997 and 1998 and also to provide to the former management company selected season tickets at Deer Creek in 1997 and 1998. In return, for 1996, 1997 and 1998, the Deer Creek Partnership is to receive advertising and promotion.


7. BROADWAY SERIES PARTNERSHIP

     In 1996 the Murat Partnership entered into a 5 year partnership agreement with Pace Theatrical Group, Inc. (Pace) and Broadway Series Management (BSMG) to co-present a subscription series of touring Broadway type shows in Indianapolis. This agreement calls for net profits and losses derived from the series to be split, after the allocation of certain revenues to the Murat Partnership and Pace, as follows: 45% Murat Partnership, 45% Pace, and 10% BSMG. No capital was invested by any of the parties and all income has been distributed to the parties. The Murat Partnership is responsible for the local marketing and management of the series, while Pace is responsible for booking, series management, and season ticket sales for the series. The Murat Partnership recognized earnings related to this partnership of $270,000 in 1996.


8. RELATED PARTIES

     In addition to the management agreement with Sunshine discussed in Note 6, the Deer Creek Partnership and Murat Partnership have conducted business with certain related parties in which the limited partners of the general partner have significant interests. Fees paid to all other related parties for catering, uniforms and marketing services totaled $249,000 in 1995 and $65,000 in 1996 from the Deer Creek Partnership and $46,000 in 1996 from the Murat Partnership.


9. SALE OF MURAT PARTNERSHIP AND DEER CREEK PARTNERSHIP

     In June 1997, the partners of the Murat Partnership and the Deer Creek Partnership agreed to sell all of the assets of the Murat Partnership and Deer Creek Partnership to SFX Broadcasting, Inc. (Broadcasting). The total sales price to Broadcasting of the combined partnership assets was approximately $33 million. As a part of the sale, Broadcasting assumed or retired virtually all liabilities and acquired all assets of the Murat Partnership and the Deer Creek Partnership.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To PACE Entertainment Corporation:


We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation (a Texas Corporation) and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PACE Entertainment Corporation and subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP







Houston, Texas
December 15, 1997 (except with respect
to the matters discussed in
Note 12, as to which the date
is December 22, 1997)

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
PACE Entertainment Corporation and Subsidiaries


     We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PACE Entertainment Corporation and subsidiaries at September 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.



                                        ERNST & YOUNG LLP



Houston, Texas
December 13, 1996

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                   SEPTEMBER 30       DECEMBER 31
                                                               --------------------- ------------
                                                                  1996       1997        1997
                                                               ---------- ---------- ------------
                                                                                      (UNAUDITED)
      ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...................................  $23,165    $23,784     $27,702
 Trade receivables, net ......................................    4,097      4,562       6,741
 Accounts receivable, related parties ........................    1,010      1,007       1,096
 Notes receivable ............................................    3,040        386          81
 Prepaid expenses ............................................    6,106      9,967      10,586
 Investments in theatrical productions .......................    2,489      4,402       3,958
 Deferred tax asset ..........................................    1,872        979         943
                                                                -------    -------     -------
   Total current assets ......................................   41,779     45,087      51,107
INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS ...................    8,816     13,899      15,613
NOTES RECEIVABLE, related parties ............................    6,958      8,024       7,766
INTANGIBLE ASSETS, net .......................................   17,244     17,894      17,633
OTHER ASSETS, net ............................................    4,484      4,933       6,047
                                                                -------    -------     -------
   Total assets ..............................................  $79,281    $89,837     $98,166
                                                                =======    =======     =======
              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities ....................  $10,285    $11,078       9,277
 Deferred revenue ............................................   26,909     32,093      33,208
 Current maturities of long-term debt ........................    2,576      2,394       2,688
                                                                -------    -------     -------
   Total current liabilities .................................   39,770     45,565      45,173
LONG-TERM DEBT ...............................................   21,863     23,129      31,543
OTHER NONCURRENT LIABILITIES .................................    2,496      1,607       2,080
REDEEMABLE COMMON STOCK ......................................    3,264      2,456       2,983
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $1 par value; 500,000 shares authorized,
   2,579 shares issued as of September 30, 1996 and 1997 .....        3          3           3
 Additional paid-in capital ..................................    1,910      1,942       2,097
 Retained earnings ...........................................   10,115     15,275      14,427
 Treasury stock, at cost, 544 shares .........................     (140)      (140)       (140)
                                                                -------    -------     -------
   Total shareholders' equity ................................   11,888     17,080      16,387
                                                                -------    -------     -------
   Total liabilities and shareholders' equity ................  $79,281    $89,837     $98,166
                                                                =======    =======     =======

The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)




                                                                                              THREE MONTHS ENDED
                                                     YEARS ENDED SEPTEMBER 30                    DECEMBER 31
                                            -------------------------------------------  ----------------------------
                                                 1995           1996           1997           1996           1997
                                            -------------  -------------  -------------  --------------  ------------
                                                                                                 (UNAUDITED)
GROSS REVENUES ...........................   $  150,385     $  156,325     $  176,046      $ 38,430       $  38,552
COST OF SALES ............................     (131,364)      (135,925)      (148,503)      (34,221)        (33,687)
EQUITY IN EARNINGS (LOSS) OF
 UNCONSOLIDATED PARTNERSHIPS
 AND THEATRICAL PRODUCTIONS ..............        2,183          3,048          6,838          (111)          1,185
                                             ----------     ----------     ----------      --------       ---------
  Gross profit ...........................       21,204         23,448         34,381         4,098           6,050
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES .................      (13,351)       (15,951)       (21,260)       (4,072)         (5,018)
STOCK COMPENSATION .......................          (25)        (3,675)          (456)             (6)         (683)
LITIGATION SETTLEMENT ....................           --         (3,657)            --            --              --
DEPRECIATION AND AMORTIZATION ............       (1,223)        (1,737)        (1,896)         (434)           (523)
                                             ----------     ----------     ----------      ----------     ---------
  Operating profit (loss) ................        6,605         (1,572)        10,769          (414)           (174)
INTEREST INCOME, related parties .........          305            329            403            75             178
INTEREST INCOME, other ...................          147            176             60            35               6
INTEREST EXPENSE .........................         (655)        (1,206)        (1,997)         (480)           (867)
                                             ----------     ----------     ----------      ----------     ---------
INCOME (LOSS) BEFORE INCOME TAXES
 AND MINORITY INTEREST ...................        6,402         (2,273)         9,235          (784)           (857)
INCOME TAX (PROVISION) BENEFIT ...........       (2,575)           714         (3,529)          222             182
MINORITY INTEREST ........................         (485)          (446)          (546)         (130)           (173)
                                             ----------     ----------     ----------      ----------     ---------
NET INCOME (LOSS) ........................   $    3,342     $   (2,005)    $    5,160      $   (692)      $    (848)
                                             ==========     ==========     ==========      ==========     =========

The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)




                                                             ADDITIONAL                                   TOTAL
                                                  COMMON       PAID-IN      RETAINED     TREASURY     SHAREHOLDERS'
                                                   STOCK       CAPITAL      EARNINGS       STOCK         EQUITY
                                                 --------   ------------   ----------   ----------   --------------
BALANCE AT SEPTEMBER 30, 1994 ................      $ 3        $1,465       $  8,778      $ (140)       $ 10,106
 Amortization of deferred stock compensation         --            25             --          --              25
 Net income ..................................       --            --          3,342          --           3,342
                                                    ---        ------       --------      ------        --------
BALANCE AT SEPTEMBER 30, 1995 ................        3         1,490         12,120        (140)         13,473
 Issuance of restricted stock and amortization
   of deferred stock compensation ............       --           420             --          --             420
 Net loss ....................................       --            --         (2,005)         --          (2,005)
                                                    ---        ------       --------      ------        --------
BALANCE AT SEPTEMBER 30, 1996 ................        3         1,910         10,115        (140)         11,888
 Issuance of restricted stock and amortization
   of deferred stock compensation ............       --            32             --          --              32
 Net income ..................................       --            --          5,160          --           5,160
                                                    ---        ------       --------      ------        --------
BALANCE AT SEPTEMBER 30, 1997 ................        3         1,942         15,275        (140)         17,080
 Issuance of restricted stock and amortization
   of deferred stock compensation
   (unaudited) ...............................       --           155             --          --             155
 Net loss (unaudited) ........................       --            --           (848)         --            (848)
                                                    ---        ------       --------      ------        --------
BALANCE AT DECEMBER 31, 1997
 (unaudited) .................................      $ 3        $2,097       $ 14,427      $ (140)       $ 16,387
                                                    ===        ======       ========      ======        ========

The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)




                                                                                                    THREE MONTHS ENDED
                                                                   YEARS ENDED SEPTEMBER 30             DECEMBER 31
                                                            -------------------------------------- ---------------------
                                                                 1995         1996         1997       1996       1997
                                                            ------------- ------------ ----------- ---------- ----------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ........................................   $ 3,342      $  (2,005)   $   5,160   $   (692)  $   (848)
 Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities-
   Depreciation and amortization ..........................     1,223          1,737        1,896        434        522
   Equity in (earnings) loss of unconsolidated
    partnerships ..........................................    (1,624)          (486)      (4,912)       607     (1,150)
   Distributions from unconsolidated partnerships .........     1,297          1,090        2,354      1,073        411
   Restricted stock compensation ..........................        25          3,675          456          6        683
   Deferred income tax expense (benefit) ..................       848         (4,541)       2,037         36       (574)
   Changes in operating assets and liabilities- ...........
    Trade receivables .....................................       447           (826)        (465)       383     (2,179)
    Notes receivable ......................................    (1,813)        (1,227)       2,654      1,140        305
    Prepaid expenses ......................................      (221)         1,466       (3,861)    (2,099)      (619)
    Investments in theatrical productions .................       305           (335)      (1,913)    (1,658)       444
    Other assets ..........................................       (37)        (1,130)        (421)       (39)      (469)
    Accounts payable and accrued liabilities ..............       947         (1,142)        (920)      (264)    (2,626)
    Deferred revenue ......................................    (1,082)        (1,008)       5,184     (7,004)     1,115
    Other liabilities .....................................       171          1,601          (34)       130      3,083
                                                              --------     ---------    ---------   --------   --------
      Net cash provided by (used in) operating
       activities .........................................     3,828         (3,131)       7,215     (7,947)    (1,902)
                                                              --------     ---------    ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired .......................        --        (13,233)      (2,215)        --       (178)
 Capital expenditures .....................................      (728)          (827)      (1,008)      (407)      (900)
 Loans and advances to related parties ....................    (2,301)          (535)      (2,295)         2        169
 Contributions to unconsolidated partnerships .............    (1,212)        (1,806)      (2,162)      (618)    (1,980)
                                                              --------     ---------    ---------   --------   --------
      Net cash used in investing activities ...............    (4,241)       (16,401)      (7,680)    (1,023)    (2,889)
                                                              --------     ---------    ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt additions .............................     8,927         24,043       24,287        557     14,593
 Payments on debt .........................................    (8,928)        (6,512)     (23,203)      (873)    (5,884)
                                                              --------     ---------    ---------   --------   --------
      Net cash provided by (used in) financing
       activities .........................................        (1)        17,531        1,084       (316)     8,709
                                                              ----------   ---------    ---------   --------   --------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS .........................................      (414)        (2,001)         619     (9,286)     3,918
CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR .........................................    25,580         25,166       23,165     23,165     23,784
                                                              ---------    ---------    ---------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR .....................................................   $25,166      $  23,165    $  23,784   $ 13,879   $ 27,702
                                                              =========    =========    =========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
 Interest paid ............................................   $   620      $   1,117    $   1,900   $    180   $    644
 Income taxes paid ........................................     2,276          2,804        2,103        565         93

The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION:


 Description of Business


     PACE Entertainment Corporation (referred to herein as PACE or the Company), a Texas corporation, is a diversified live entertainment company operating principally in the United States. The Company presents and produces theatrical shows, musical concerts and specialized motor sports events. Through certain unconsolidated partnerships, the Company also owns interests in and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists.


 Principles of Consolidation


     The accompanying consolidated financial statements include the accounts of PACE and its majority-owned subsidiaries. The Company accounts for its investments in 50 percent or less owned entities, including theatrical production partnerships, using the equity method. Intercompany balances are eliminated.


     The Company has various agreements related to the presentation of events with other live entertainment organizations whereby the Company retains 50 percent to 80 percent of the profits from such events. The Company consolidates the revenues and related costs from these events and records the amounts paid to the other parties in cost of sales.


 Cash Equivalents


     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At September 30, 1997, the Company had restricted cash and cash equivalents of $2,950,000, which secured letters of credit totaling $3,750,000.


 Trade Receivables


     Trade receivables are shown net of allowance for doubtful accounts of $120,000 and $134,000 at September 30, 1996 and 1997, respectively.


 Prepaid Expenses


     Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.


     As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $1,337,000 and $1,498,000, respectively. The Company recognized event advertising expenses of $13,818,000, $14,861,000 and $13,802,000 in cost of sales for the years ended September 30, 1995, 1996 and 1997, respectively.


 Investments in Theatrical Productions


     Theatrical production partnerships are typically formed to invest in a single theatrical production and, therefore, have limited lives which are generally less than one year. Accordingly, the Company's investments in such partnerships are generally shown as current assets. The partnerships amortize production costs over the estimated life of each production based on the percentage of revenues earned in relation to projected total revenues.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Intangible Assets


     Intangible assets consisted of the following (in thousands):




                                                                    SEPTEMBER 30
                                                               -----------------------
                                                                  1996         1997
                                                               ----------   ----------
       Goodwill ............................................    $ 16,599     $ 17,851
       Noncompete agreements and other intangibles .........       3,940        3,857
                                                                --------     --------
                                                                  20,539       21,708
       Accumulated amortization ............................      (3,295)      (3,814)
                                                                --------     --------
                                                                $ 17,244     $ 17,894
                                                                ========     ========

     Goodwill, which represents the excess of costs of business acquisitions over the fair value of net assets acquired, is being amortized on a straight-line basis over periods not exceeding 40 years. The noncompete agreements and other intangibles are being amortized on a straight-line basis over periods generally not exceeding five years. The Company evaluates on an ongoing basis whether events and circumstances indicate that the amortization periods of intangibles warrant revision. Additionally, the Company periodically assesses whether the carrying amounts of intangibles exceed their expected future benefits and value, in which case an impairment loss would be recognized. Such assessments are based on various analyses, including cash flow and profitability projections.


 Accounts Payable and Accrued Liabilities


     Accounts payable and accrued liabilities consisted of the following (in thousands):




                                                 SEPTEMBER 30
                                             ---------------------
                                                1996        1997
                                             ---------   ---------
       Accounts payable ..................    $ 1,192     $ 1,866
       Accrued payroll ...................      2,384       2,936
       Other accrued liabilities .........      6,709       6,276
                                              -------     -------
                                              $10,285     $11,078
                                              =======     =======

 Revenue Recognition


     Revenues from the presentation and production of an event, including interest on advance ticket sales, are recognized upon completion of the event. Deferred revenue relates primarily to advance ticket sales.


     The Company barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Company's financial position or results of operations.


  Stock-Based Compensation


     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," during the year ended September 30, 1997, and implemented its disclosure provisions. While SFAS No. 123 encourages companies to recognize expense for stock options at estimated fair value based on an option-pricing model, the Company has elected to continue to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Financial Instruments


     The carrying amounts of cash equivalents approximate fair value because of the short maturities of these investments. The carrying amount of long-term debt approximates fair value as borrowings bear interest at current market rates.


 Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


 Reclassifications


     Certain 1995 and 1996 amounts have been reclassified to conform with the 1997 presentation.


 Interim Financial Information


     The interim financial data as of December 31, 1997 and for the three-month periods ended December 31, 1996 and 1997 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.


2. ACQUISITIONS:


     On March 13, 1996, the Company acquired substantially all the assets of SRO Motorsports (SRO), a division of Madison Square Garden, L.P., under an asset purchase agreement for an aggregate initial purchase price of approximately $13,300,000 in cash and $3,800,000 in assumed liabilities. The agreement also provides for a contingent deferred purchase price not to exceed $1,000,000, payable if annual earnings before interest, taxes, depreciation and amortization of the Company's motor sports operations, as defined, exceed $8,000,000 for any fiscal year through September 30, 2001. No deferred purchase price costs had been incurred through September 30, 1997.


     The acquisition of SRO was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at fair value, resulting in the recognition of $14,250,000 of goodwill and $400,000 of other intangibles. The results of operations of SRO since March 13, 1996, have been included in the accompanying consolidated financial statements.


     The following unaudited pro forma information assumes that the Company had acquired SRO as of October 1, 1994. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisition, amortization of goodwill and other intangibles, the income tax effects of the operations of SRO, and the elimination of certain intercompany balances. The unaudited pro forma information, which is not necessarily indicative of what actual results would have been, is as follows (in thousands):




                                            YEAR ENDED
                                           SEPTEMBER 30
                                     -------------------------
                                         1995          1996
                                     -----------   -----------
                                            (UNAUDITED)
       Gross revenues ............    $167,422      $172,952
       Net income (loss) .........       3,742          (257)

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

3. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS AND THEATRICAL
     PRODUCTIONS:


     Investments in unconsolidated partnerships and theatrical productions consisted of the following (in thousands):




                                                                  SEPTEMBER 30
                                                              ---------------------
                                                                 1996        1997
                                                              ---------   ---------
       Investment in--
        Pavilion Partners .................................    $ 3,131     $ 4,810
        Universal/PACE Amphitheaters Group, L.P. ..........      3,380       3,991
        Other .............................................      2,305       5,098
                                                               -------     -------
       Investments in unconsolidated partnerships .........      8,816      13,899
       Investments in theatrical productions ..............      2,489       4,402
                                                               -------     -------
                                                               $11,305     $18,301
                                                               =======     =======

     The Company's share of earnings and the distributions received from these investments were as follows (in thousands):




                                                   YEAR ENDED SEPTEMBER 30
                                              ---------------------------------
                                                 1995        1996        1997
                                              ---------   ---------   ---------
       Equity in earnings (losses) of--
        Pavilion Partners .................    $1,872      $  103      $2,803
        Universal/PACE Amphitheaters
          Group, L.P. .....................       551         871         645
        Other .............................      (799)       (488)      1,464
                                               ------      ------      ------
       Equity in earnings of unconsolidated
        partnerships ......................     1,624         486       4,912
       Equity in earnings of theatrical
        productions .......................       559       2,562       1,926
                                               ------      ------      ------
                                               $2,183      $3,048      $6,838
                                               ======      ======      ======
       Distributions received from--
        Pavilion Partners .................    $  992      $1,002      $1,124
        Universal/PACE Amphitheaters
          Group, L.P. .....................       166          78          34
        Other .............................       139          10       1,196
                                               ------      ------      ------
       Distributions from unconsolidated
        partnerships ......................     1,297       1,090       2,354
       Distributions from theatrical
        productions .......................     4,240       5,836       6,803
                                               ------      ------      ------
                                               $5,537      $6,926      $9,157
                                               ======      ======      ======

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Pavilion Partners


     Pavilion Partners is a Delaware general partnership between the Company and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between Sony Music Entertainment Inc. (Sony) and Blockbuster Entertainment Corporation (Blockbuster). Pavilion Partners owns and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists. Pavilion Partners had interests in 10 and 11 amphitheaters at September 30, 1996 and 1997, respectively. The Company owns a 33-1/3 percent interest in, and is the managing partner of, Pavilion Partners.


     In general, all of Pavilion Partners' income is allocated to the partners in proportion to their respective ownership interests. The partnership agreement generally restricts cash distributions to 35 percent of cash flow after scheduled debt service. Additionally, PACE has been entitled to certain priority allocations of net income based, in part, on the cash flow from one of the amphitheaters it contributed to Pavilion Partners. During the periods ended September 30, 1995, 1996 and 1997, the priority allocations of net income included in the Company's equity in earnings of Pavilion Partners were $771,000, $725,000 and $119,000, respectively. The cumulative amount of the priority allocations of net income was limited; PACE is not entitled to any future priority allocations. AEP is entitled to receive priority allocations of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. The cumulative priority allocations of net income to AEP is limited to $7,000,000. The loan is scheduled to mature in 2004 and no such allocation has yet been made.


     PACE also received booking fees of $323,000, $235,000 and $395,000 from Pavilion Partners for the years ended September 30, 1995, 1996 and 1997, respectively. In addition, the Company is reimbursed for certain costs of providing management services to Pavilion Partners. These reimbursements totaled $1,629,000, $1,824,000 and $1,968,000 during the periods ended September 30, 1995, 1996 and 1997, respectively, and offset general and administrative expenses.


     Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Pavilion Partners follows (in thousands):






                                                            1995         1996         1997
                                                         ----------   ----------   ----------
       Current assets ................................    $15,787      $20,700      $ 30,178
       Noncurrent assets .............................     64,619       72,793        72,598
                                                          -------      -------      --------
        Total assets .................................    $80,406      $93,493      $102,776
                                                          =======      =======      ========
       Current liabilities ...........................    $ 9,467      $17,194      $ 19,748
       Noncurrent liabilities ........................     51,578       58,695        59,166
       Partners' capital .............................     19,361       17,604        23,862
                                                          -------      -------      --------
        Total liabilities and partners' capital ......    $80,406      $93,493      $102,776
                                                          =======      =======      ========
       Gross revenues ................................    $69,372      $89,223      $100,209
                                                          =======      =======      ========
       Gross profit ..................................    $19,440      $27,993      $ 36,157
                                                          =======      =======      ========
       Net income (loss) .............................    $ 3,104      $  (839)     $  6,986
                                                          =======      =======      ========

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Universal/PACE


     The Company owns a 32.5 percent interest in Universal/PACE Amphitheaters Group, L.P. (Universal/PACE), a limited partnership between the Company and Universal Concerts, Inc., which controls two amphitheaters. PACE earned management fees of $167,000, $79,000 and $34,000 from Universal/PACE for the years ended September 30, 1995, 1996 and 1997, respectively. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Universal/PACE follows (in thousands):




                                                            1995        1996        1997
                                                         ---------   ---------   ---------
       Current assets ................................    $ 4,085     $ 3,420     $ 6,659
       Noncurrent assets .............................     14,654      14,185      14,156
                                                          -------     -------     -------
        Total assets .................................    $18,739     $17,605     $20,815
                                                          =======     =======     =======
       Current liabilities ...........................    $ 6,599     $ 3,876     $10,221
       Noncurrent liabilities ........................      6,467       5,618         602
       Partners' capital .............................      5,673       8,111       9,992
                                                          -------     -------     -------
        Total liabilities and partners' capital ......    $18,739     $17,605     $20,815
                                                          =======     =======     =======
       Gross revenues ................................    $24,070     $20,336     $25,299
                                                          =======     =======     =======
       Gross profit ..................................    $ 5,968     $ 6,361     $ 5,817
                                                          =======     =======     =======
       Net income ....................................    $ 1,183     $ 2,438     $ 1,880
                                                          =======     =======     =======

  Other


     The Company also has investments in numerous theatrical production and other unconsolidated partnerships. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for these partnerships, excluding Pavilion Partners and Universal/PACE, follows (in thousands):




                                                             1995          1996         1997
                                                         ------------   ----------   ----------
       Current assets ................................     $ 10,410      $ 12,433     $ 35,743
       Noncurrent assets .............................        5,668         7,267       14,050
                                                           --------      --------     --------
        Total assets .................................     $ 16,078      $ 19,700     $ 49,793
                                                           ========      ========     ========
       Current liabilities ...........................     $  7,539      $  6,566     $ 19,134
       Noncurrent liabilities ........................        2,315         2,250        2,957
       Partners' capital .............................        6,224        10,884       27,702
                                                           --------      --------     --------
        Total liabilities and partners' capital ......     $ 16,078      $ 19,700     $ 49,793
                                                           ========      ========     ========
       Gross revenues ................................     $113,854      $111,715     $249,707
                                                           ========      ========     ========
       Gross profit ..................................     $    221      $ 10,440     $ 34,454
                                                           ========      ========     ========
       Net income (loss) .............................     $ (1,863)     $  9,823     $ 32,164
                                                           ========      ========     ========

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT:


     Long-term debt consisted of the following (in thousands):




                                                 SEPTEMBER 30
                                            -----------------------
                                               1996         1997
                                            ----------   ----------
       Term loan ........................    $ 14,464     $ 12,322
       Revolving line of credit .........       9,250       12,950
       Other notes payable ..............         725          251
                                             --------     --------
                                               24,439       25,523
       Less- Current portion ............      (2,576)      (2,394)
                                             --------     --------
                                             $ 21,863     $ 23,129
                                             ========     ========

     In March 1996, the Company entered into a new credit agreement with certain financial institutions. The credit agreement provides for a term loan and a revolving line of credit, both of which bear interest at either LIBOR plus 2 percent or prime, at the option of the Company. At September 30, 1997, the weighted average interest rate was 7.8 percent. The term loan is scheduled to mature in March 2001 and is payable in quarterly installments of $536,000 plus interest, with a balloon payment at maturity. The Company may borrow $27,000,000 under the revolving line of credit until February 1998; subsequently, borrowings are limited to $13,000,000 until March 2001, when the revolving line of credit expires. The Company must pay a quarterly commitment fee equal to 0.375 percent per annum on the average daily unused portion of the revolving line of credit. The term loan and the revolving line of credit are secured by substantially all of the Company's assets, including pledges of the capital stock of its subsidiaries. The credit agreement contains various restrictions and requirements relating to, among other things, mergers, sales of assets, investments and maintenance of certain financial ratios.


     At September 30, 1997, scheduled maturities of long-term debt were as follows (in thousands):



       For the year ending September 30--
        1998 ............................    $ 2,394
        1999 ............................      2,143
        2000 ............................      2,143
        2001 ............................     18,843
                                             -------
                                             $25,523
                                             =======

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

5. INCOME TAXES:


     Deferred taxes reflect the tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):




                                                                 SEPTEMBER 30
                                                             ---------------------
                                                               1996        1997
                                                             --------   ----------
       Deferred tax assets--
        Investments in unconsolidated partnerships and
          theatrical productions .........................    $  286      $  237
        Accounts payable and accrued liabilities .........     1,014       1,480
        Restricted stock compensation ....................     1,387         409
        Other noncurrent liabilities .....................     1,717          --
        Other ............................................       107         281
                                                              ------      ------
          Total deferred tax assets ......................     4,511       2,407
                                                              ------      ------
       Deferred tax liabilities--
        Investments in unconsolidated partnerships and
          theatrical productions .........................     1,522       1,099
        Prepaid expenses .................................       907       1,237
        Intangibles ......................................       646         672
                                                              ------      ------
          Total deferred tax liabilities .................     3,075       3,008
                                                              ------      ------
                                                              $1,436      $ (601)
                                                              ======      ======

     Deferred taxes are included in the consolidated balance sheets as follows (in thousands):




                                                     SEPTEMBER 30
                                                -----------------------
                                                   1996         1997
                                                ---------   -----------
       Current deferred tax assets ..........    $1,872      $    979
       Other noncurrent liabilities .........      (436)       (1,580)
                                                 ------      --------
                                                 $1,436      $   (601)
                                                 ======      ========

     The income tax (provision) benefit consisted of the following (in thousands):




                                                          YEAR ENDED SEPTEMBER 30
                                                 ------------------------------------------
                                                     1995           1996           1997
                                                 ------------   ------------   ------------
       Current--
        Federal ..............................     $ (1,251)      $ (2,817)      $ (1,319)
        State ................................         (476)        (1,010)          (173)
       Deferred--
        Federal ..............................         (692)         3,705         (1,777)
        State ................................         (156)           836           (260)
                                                   --------       --------       --------
       Total tax (provision) benefit .........     $ (2,575)      $    714       $ (3,529)
                                                   ========       ========       ========
       Effective tax rate ....................           44%            26%            41%
                                                   ========       ========       ========

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

     The reconciliation of income tax computed at the U.S. federal statutory rates to the income tax (provision) benefit is as follows (in thousands):




                                                             YEAR ENDED SEPTEMBER 30
                                                     ---------------------------------------
                                                         1995          1996         1997
                                                     ------------   ---------   ------------
       Tax at the federal statutory rate .........     $ (2,012)     $  924       $ (2,954)
       Increases resulting from--
        State income taxes, net of federal tax
          effect .................................         (417)       (112)          (286)
        Nondeductible expenses ...................          (60)        (98)          (185)
        Other ....................................          (86)         --           (104)
                                                       --------      ------       --------
        Total income tax (provision) benefit .....     $ (2,575)     $  714       $ (3,529)
                                                       ========      ======       ========

6. REDEEMABLE COMMON STOCK:

     At September 30, 1997, the Company had outstanding 155 shares of common stock that are redeemable under conditions that are not solely within the control of the Company. The Company granted this redeemable stock to certain executives during the years ended September 30, 1996 and 1997. To the extent that the grants related to prior service, the Company recognized compensation costs on the grant date. Additionally, the Company recognizes compensation costs for the change in value of certain shares that, as discussed below, the Company may be required to purchase from the executives at fair market value. Restricted stock compensation related to these grants totaled $3,260,000 and $425,000 during the years ended September 30, 1996 and 1997, respectively. The Company has the right of first refusal to purchase the redeemable common stock at fair market value.

     Agreements with one executive who received 140 shares of redeemable stock provide that the Company will have call options to purchase these shares from the executive for a total of $3,420,000. These agreements also provide that the executive will have put options to sell such shares to the Company for $3,420,000. The put and call options are only exercisable if the executive's employment is terminated before an initial public offering of the Company's common stock.

     Of the redeemable stock granted to this executive, 123 shares were granted during the year ended September 30, 1996, and vested during the year ended September 30, 1997. Since the grant related to prior service, the Company recognized compensation costs on the grant date. During the year ended September 30, 1997, the Company executed a promissory note in the amount of $1,232,000 with this executive. This note bears interest at 5.45 percent, is secured by 140 shares of the Company's common stock, and is scheduled to mature in October 2001. The proceeds of the note were used to pay the executive's tax liability related to the 123 shares that vested during the year ended September 30, 1997. Accordingly, the value of redeemable stock outstanding has been reduced by this note receivable.

     The remaining 17 shares of redeemable stock received by this executive were granted during the year ended September 30, 1997, and vest ratably during the years ending September 30, 1999 and 2000. To fund the executive's tax liability related to these 17 shares, the Company may be required to purchase up to 41 percent of the shares at fair market value when the shares vest. The Company has similar agreements with the other executives who received the remaining 15 shares of redeemable stock, which were granted during the year ended September 30, 1996. In order to fund the executives' tax liabilities related to these grants and related restricted common stock grants, these 15 shares of redeemable stock must be purchased at fair market value when the shares vest during the years ended September 30, 1998 and 1999. Although all 32 shares that the Company may be required to purchase in order to satisfy executives' tax liabilities have future vesting requirements, the Company recognized

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition and recognition over the vesting periods is not material to the Company's results of operations and financial position.


7. SHAREHOLDER'S EQUITY:

     The Company granted 23 shares of restricted common stock to certain executives during the year ended September 30, 1996. These shares vest ratably during the years ended September 30, 1998 and 1999. Although the shares have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition, which totaled $390,000 and $6,000 during the years ended September 30, 1996 and 1997, respectively, and recognition over the vesting periods is not material to the Company's results of operations and financial position. The Company has the right of first refusal to purchase at fair market value all of the shares granted during the year ended September 30, 1996. Additionally, if the executives' employment is terminated before an initial public offering of the Company's common stock, the Company has a call option to purchase the vested shares at fair market value.

     Effective October 15, 1993, the Company and one of its officers entered into an employment agreement which provided for the granting of 45 shares of the Company's common stock. The shares vested over a five-year period and the Company recorded related compensation expense of $25,000 for each of the years ended September 30, 1995, 1996 and 1997.


8. STOCK OPTIONS:

     The Company adopted the 1996 Stock Incentive Compensation Plan during the year ended September 30, 1996. Under the plan, the Company may grant awards based on its common stock to employees and directors. Such awards may include, but are not limited to, restricted stock, stock options, stock appreciation rights and convertible debentures. Up to 325 shares of common stock may be issued under the plan. During the year ended September 30, 1996, the Company granted options to purchase 117 shares of common stock at a weighted average exercise price of $18,989 per share, which approximated fair value on the date of grant. Such options vest and are generally exercisable ratably over a four-year period. The options expire in 10 years.

     An option to purchase 22 shares of common stock at $10,000 per share was granted to an executive during the year ended September 30, 1994. This option was canceled subsequent to September 30, 1997.

     Because the exercise prices of the Company's employee stock options equaled the fair market value of the underlying stock on the date of grant, no compensation expense was recognized in accordance with APB Opinion No. 25. Had compensation cost for the options been determined based on the fair value at the grant date pursuant to SFAS No. 123, the Company's net income would have decreased by $49,000 and $148,000 for the years ended September 30, 1996 and 1997, respectively. For this purpose, the fair value of the options was estimated using the minimum value method assuming that the risk-free interest rate was 6.7 percent and that no dividends will be paid.


9. RELATED-PARTY TRANSACTIONS:

     The Company contracts with certain theatrical partnerships of which it is a minority partner to obtain the rights to present theatrical productions in the Company's markets. Approximately $20,000,000, $33,400,000 and $31,200,000
of expenses were incurred for such rights and included in cost of sales during the years ended September 30, 1995, 1996 and 1997, respectively.

     The Company contracts with certain unconsolidated partnerships to sell the rights to present musical concerts. Approximately $2,446,000 of revenues was earned from the sale of such rights during the year ended September 30, 1997. No such rights were sold during the years ended September 30, 1995 and 1996.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

     As of September 30, 1997, notes receivable, related parties included $6,453,000 due from executives and $1,571,000 due from other related parties. Two of the notes receivable from executives are promissory notes from the Company's principal shareholder. As of September 30, 1997, these two notes totaled $5,961,000, including accrued interest of $550,000. One note, in the original principal amount of $2,911,000, bears interest at 5.83 percent, is secured by 254 shares of PACE common stock and matures on March 28, 1999. The other note is for $2,500,000, bears interest at 6.34 percent, is secured by 246 shares of PACE common stock and was scheduled to mature on November 3, 1997. This note has been extended to mature on November 4, 2000. Interest income on these two notes was approximately $300,000 for each of the years ended September 30, 1995, 1996 and 1997. At September 30, 1997, the Company also had a $583,000 receivable from its principal shareholder. The principal shareholder has represented his intention to pay the outstanding loans and receivable balance from personal assets or if necessary, the liquidation of certain ownership interests in the Company.


     At September 30, 1997, notes receivable from other related parties included $945,000 due from a joint venture partner. The terms of the related joint venture agreement provide for the Company to loan to the joint venture partner any required capital contributions, to be repaid on a priority basis from the profits allocated to the joint venture partner. The advances accrue interest at the prime rate plus 4 percent (12.5 percent at September 30, 1997) and are secured by the joint venture partner's 50 percent interest in the joint venture.


10. LITIGATION SETTLEMENT:


     The Company was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several other defendants named in the litigation, including Pavilion Partners, with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts, (b) constructive fraud, (c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiffs' claims was that certain of the defendants agreed to enter into a partnership with plaintiffs for the development and operation of an amphitheater.


     On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. The defendants did not acknowledge or admit any liability. The settlement called for payments from defendants totaling $4,500,000. The Company was obligated to pay $1,500,000 immediately after the settlement and is obligated to pay an additional $2,000,000 on or before May 1, 1998. To guarantee payment of this $2,000,000 obligation, the Company had a standby letter of credit outstanding at September 30, 1997. The remaining $1,000,000 of the settlement was paid by Pavilion Partners during the year ended September 30, 1997. This expense and related legal expenses were charged to operations for the year ended September 30, 1996.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

11. COMMITMENTS AND CONTINGENCIES:


 Leases


     The Company leases office facilities under noncancelable operating leases with future minimum rent payments as follows (in thousands):



       For the year ending September 30--
        1998 ............................    $1,006
        1999 ............................       417
        2000 ............................       215
        2001 ............................       193
        2002 ............................       195
       Thereafter .......................        33
                                             ------
        Total ...........................    $2,059
                                             ======

     Rent expense was $676,000, $765,000 and $1,084,000 for the years ended September 30, 1995, 1996 and 1997, respectively.


 Change in Control Provisions


     The Company and its unconsolidated partnerships, including Pavilion Partners, have entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Company.


 Employment Agreements


     The Company has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands):



       For the year ending September 30--
        1998 ............................    $4,463
        1999 ............................     3,825
        2000 ............................     2,789
        2001 ............................     1,430
        2002 ............................       743

     The Company is currently negotiating certain other employment agreements that may result in additional future commitments.


 Insurance


     The Company carries a broad range of insurance coverage, including general liability, workers' compensation, stop-loss coverage for its employee health plan and umbrella policies. The Company carries deductibles of up to $10,000 per occurrence for general liability claims and is self-insured for annual healthcare costs of up to $25,000 per covered employee and family. The Company has accrued for estimated potential claim costs in satisfying the deductible and self-insurance provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

 Legal Proceedings

     Various legal actions and claims are pending against the Company, most of which are covered by insurance. In the opinion of management, the ultimate liability, if any, which may result from these actions and claims will not materially affect the financial position or results of operations of the Company.

 Guarantees

     The Company has guaranteed a $2,438,000 debt of a partnership in which Pavilion Partners holds a 50 percent interest. PACE has agreements with its partners whereby they would assume approximately 50 percent of any liability arising from this guarantee. The debt matures June 1, 2003. Management does not believe that the guarantee will result in a material liability to the Company.

 Income Taxes

     The Internal Revenue Service is examining several years of returns of a majority-owned subsidiary. Management is currently discussing a possible settlement of approximately $600,000, which has been accrued in the Company's financial statements.

  Subscription Agreement


     During April 1995, the Company acquired an interest in a company incorporated in the United Kingdom. Pursuant to a subscription agreement, the Company made payments totaling $1,355,000 prior to September 30, 1997. The Company has agreed to pay an additional (pounds sterling)239,000 in April 1998.

 Construction Commitments

     An unconsolidated partnership has committed to certain renovation work at its amphitheater. The Company may be obligated to fund up to approximately $7.3 million of these renovations. Through its investment in another unconsolidated partnership, the Company has an interest in a performance hall being constructed for musical and theatrical presentations. The Company had funded $0.4 million of the performance hall construction costs through September 30, 1997; the Company's estimated additional funding commitments are approximately $2.0 million. In addition, the Company and several third parties are currently negotiating definitive agreements to develop a theatrical venue. The Company may be obligated to fund approximately $3.0 million of the costs of this development over an undetermined period of time.

 Put Option Agreement

     The Company has entered into put option agreements with two banks whereby the Company may be required to repurchase a total of 1,000 shares of the Company's common stock held by an affiliate that collateralizes the personal loans of the Company's principal shareholder at a per share price of $1,500. The put options are effective only in the event of a loan default of the shareholder prior to July 31, 1999. At September 30, 1997, the loans were not in default.


12. SUBSEQUENT EVENTS:

     Subsequent to September 30, 1997, the Company entered into certain agreements with an executive who previously had been granted an option to purchase 22 shares of common stock at $10,000 per share. Pursuant to the new agreements, the option was canceled and the executive was granted 22 shares of restricted common stock.

     In December 1997, the Company and its shareholders entered into an agreement with SFX Entertainment, Inc. (SFX), whereby the shareholders would sell their interests in the Company to SFX (SFX Transaction). The purchase price of $109 million in cash and 1,500,000 shares of SFX

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

Class A Common Stock is subject to adjustment prior to closing. Closing is subject to certain conditions, including approval of certain third parties. Concurrent with closing, the agreement requires, among other things, the repayment of all outstanding loans and receivables due from the Company's principal shareholder (see Note 9) and the repayment of the promissory note received from an executive in connection with a stock grant (see Note 6). Additionally, the agreement provides for the settlement of all restricted and redeemable stock, as well as all outstanding stock options. This settlement is expected to result in a one-time charge by the Company of approximately $4.7 million, net of related tax effects. The agreement also requires SFX to provide the Company with a $25 million line of credit (Acquisition Facility) to be used for certain acquisitions being contemplated by the Company. If the acquisition of the Company is not consummated, this line of credit will be converted to a term loan in the amount of advances then outstanding or, under certain circumstances, will become immediately due and payable. This bridge financing is secured by the assets acquired and an option to purchase the Company's interest in Pavilion Partners.

     In December 1997, the Company entered into agreements to effectively purchase substantially all of the assets of United Sports of America (USA Transaction), a producer and presenter of demolition derbies, thrill shows, air shows, monster truck shows, tractor pull events, motorcycle racing and bull riding in the United States and Canada. Pursuant to the agreements, the total purchase price is $6,000,000 in cash of which an option amount of $500,000 was paid upon the execution of the agreement and closing is subject to the satisfactory completion of due diligence by the Company. Management does not expect this transaction to close until May 1998. In the event the transaction does not close, the option amount will be forfeited if certain conditions are not met.

     In December 1997, the Company entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in Pavilion Partners (Blockbuster Transaction) for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Pavilion Partners Partnership Agreement. In addition, the Company has agreed to purchase a note with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony. (Note 3)

     On December 22, 1997, the Company entered into an agreement to purchase Sony's 33 1/3 percent interest in Pavilion Partners (Sony Transaction) for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations. (see Note 3)


13. EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

     Effective February 25, 1998, the SFX Transaction, Blockbuster Transaction and Sony Transaction closed. In conjunction with the closing, SFX retired the Company's outstanding term loan and revolving line of credit and purchased or retired a substantial portion of the indebtedness of Pavilion Partners, including debt which was previously guaranteed by PACE. No borrowings had been made under the Acquisition Facility, which expired with the closing of the SFX Transaction. Additionally, all put option agreements related to the Company's common stock were terminated.

     During February 1998, the Company granted 40 shares of restricted common stock to an executive. This grant combined with the settlement of all restricted and redeemable stock, all outstanding stock options and certain bonuses paid in conjunction with the SFX Transaction resulted in a one-time charge during February 1998 of approximately $6.4 million, net of related tax effects.

     The USA Transaction closed on March 25, 1998. To effect the USA Transaction, PACE contributed $4,000,000 to a newly formed partnership and that partnership acquired a 67% interest in certain assets and liabilities of United Sports of America from third parties. The remaining 33% interest in those assets and liabilities was contributed to the partnership by a subsidiary of SFX.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Pavilion Partners:


We have audited the accompanying consolidated balance sheet of Pavilion Partners, a Delaware general partnership, as of September 30, 1997, and the related consolidated statements of income, partners' capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pavilion Partners as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP






Houston, Texas
December 15, 1997 (except with
respect to the matters discussed
in Note 11, as to which the date
is December 22, 1997)

                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Partners of Pavilion Partners


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Pavilion Partners and its subsidiaries (the Partnership) at September 30, 1996 and the results of their operations and their cash flows for the year ended October 31, 1995 and the eleven months ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP





Houston, Texas
December 12, 1996

                               PAVILION PARTNERS

                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)




                                                                 SEPTEMBER 30
                                                            ----------------------    DECEMBER 31
                                                               1996        1997          1997
                                                            ---------   ----------    -----------
                                                                                      (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..............................    $ 8,554     $ 17,898       $15,464
 Accounts receivable ....................................      7,842        6,167         2,067
 Accounts receivable, related parties ...................      1,878        3,878         1,687
 Notes receivable, related parties ......................      1,218        1,218         1,218
 Prepaid expenses and other current assets ..............      1,208        1,017           622
                                                             -------     --------       -------
      Total current assets ..............................     20,700       30,178        21,058
 Prepaid rent ...........................................      7,075        6,938         6,898
 Property and equipment, net ............................     61,292       59,938        59,291
 Other assets ...........................................      4,426        5,722         5,777
                                                             -------     --------       -------
      Total assets ......................................    $93,493     $102,776       $93,024
                                                             =======     ========       =======
               LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable .......................................    $ 1,404     $  1,193       $   260
 Accounts payable, related parties ......................      1,866        3,948         2,193
 Accrued liabilities ....................................      8,112        7,032         5,614
 Deferred revenue .......................................      3,602        5,081         3,067
 Current portion of notes payable and capital lease
   obligation ...........................................      1,573        1,614         1,639
 Current portion of note payable, related party .........        637          880           945
                                                             -------     --------       -------
      Total current liabilities .........................     17,194       19,748        13,718
 Notes payable ..........................................     43,680       42,192        41,879
 Note payable, related party ............................      7,268        7,025         6,961
 Capital lease obligation ...............................      6,130        5,989         5,952
 Other liabilities and minority interests in consolidated
   subsidiaries .........................................      1,617        3,960         2,911
                                                             -------     --------       -------
      Total liabilities .................................     75,889       78,914        71,421
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL .......................................     17,604       23,862        21,603
                                                             -------     --------       -------
      Total liabilities and partners' capital ...........    $93,493     $102,776       $93,024
                                                             =======     ========       =======

The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS

                       CONSOLIDATED STATEMENTS OF INCOME
                                (IN THOUSANDS)




                                                        ELEVEN MONTHS                        THREE MONTHS ENDED
                                         YEAR ENDED         ENDED          YEAR ENDED           DECEMBER 31,
                                        OCTOBER 31,     SEPTEMBER 30,     SEPTEMBER 30,   -------------------------
                                            1995             1996             1997            1996          1997
                                       -------------   ---------------   --------------   -----------   -----------
                                                                                                 (UNAUDITED)
TICKET REVENUES ....................      $43,266          $50,151          $ 58,479       $  4,186      $  4,554
OTHER OPERATING REVENUES                   28,109           33,942            41,730          3,254         3,141
                                          -------          -------          --------       --------      --------
   Total revenues ..................       71,375           84,093           100,209          7,440         7,695
COST OF SALES ......................       49,226           57,723            64,052          4,862         5,229
                                          -------          -------          --------       --------      --------
   Gross profit ....................       22,149           26,370            36,157          2,578         2,466
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                    8,329            9,774            10,858          2,299         1,987
DEPRECIATION AND
 AMORTIZATION ......................        2,461            3,346             3,975            961         1,031
OTHER OPERATING COSTS ..............        5,345            7,390             8,531            961           723
LITIGATION EXPENSES AND
 SETTLEMENT ........................           --            2,380                --             --            --
                                          -------          -------          --------       --------      --------
   Operating profit (loss) .........        6,014            3,480            12,793         (1,643)       (1,275)
INTEREST INCOME ....................          504              391               532             74           167
INTEREST EXPENSE ...................        2,793            3,855             4,413          1,127         1,102
                                          -------          -------          --------       --------      --------
INCOME (LOSS) BEFORE
 MINORITY INTEREST .................        3,725               16             8,912         (2,696)       (2,210)
MINORITY INTEREST ..................          276              308             1,926            (63)          (59)
                                          -------          -------          --------       --------      --------
NET INCOME (LOSS) ..................      $ 3,449          $  (292)         $  6,986       $ (2,633)     $ (2,151)
                                          =======          =======          ========       ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS

                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                (IN THOUSANDS)




                                                    AMPHITHEATER
                                                    ENTERTAINMENT
                                                     PARTNERSHIP     SM/PACE, INC.       TOTAL
                                                   --------------   ---------------   ----------
BALANCE, October 31, 1994 ......................      $ 13,108          $2,805         $ 15,913
 Net income ....................................         1,788           1,661            3,449
 Distributions .................................            --            (699)            (699)
                                                      --------          ------         --------
BALANCE, October 31, 1995 ......................        14,896           3,767           18,663
 Net income (loss) .............................          (330)             38             (292)
 Distributions .................................            --            (767)            (767)
                                                      --------          ------         --------
BALANCE, September 30, 1996 ....................        14,566           3,038           17,604
 Net income ....................................         4,578           2,408            6,986
 Distributions .................................            --            (728)            (728)
                                                      --------          ------         --------
BALANCE, September 30, 1997 ....................      $ 19,144          $4,718         $ 23,862
 Net loss (unaudited) ..........................        (1,435)           (716)          (2,151)
 Distributions (unaudited) .....................            --            (108)            (108)
                                                      --------          ------         --------
BALANCE, December 31, 1997 (unaudited) .........      $ 17,709          $3,894         $ 21,603
                                                      ========          ======         ========

The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                 FOR THE
                                                FOR THE       ELEVEN MONTHS        FOR THE          THREE MONTHS ENDED
                                               YEAR ENDED         ENDED          YEAR ENDED            DECEMBER 31,
                                              OCTOBER 31,     SEPTEMBER 30,     SEPTEMBER 30,   ---------------------------
                                                  1995             1996             1997            1996           1997
                                             -------------   ---------------   --------------   ------------   ------------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss) .......................     $   3,449        $   (292)         $  6,986        $ (2,633)      $ (2,151)
 Adjustments to reconcile net
   income (loss) to net cash
   provided by operating
   activities--
   Depreciation and amortization .........         2,461           3,346             3,975             961          1,031
   Minority interest .....................           276             308             1,926             (63)           (59)
   Changes in assets and
    liabilities--
    Accounts receivable ..................        (1,455)         (3,647)            1,669           5,124          4,100
    Accounts receivable and
      payable, related parties ...........            32            (756)               82            (299)           436
    Prepaid expenses and other
      current assets .....................           191            (296)              266             774            435
    Accounts payable and accrued
      liabilities ........................          (512)          1,695            (2,184)         (1,925)        (2,350)
    Deferred revenue and other
      liabilities ........................         1,304           2,110             2,284          (2,082)        (2,092)
    Other, net ...........................          (785)         (1,259)           (1,548)           (141)        (1,210)
                                               ---------        --------          --------        --------       --------
      Net cash provided by (used
       in) operating activities ..........         4,961           1,209            13,456            (284)        (1,860)
                                               ---------        --------          --------        --------       --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Payments of preoperating costs ..........        (1,318)         (1,114)              (59)           (271)            --
 Capital expenditures ....................       (25,856)         (7,483)           (1,879)            (15)          (178)
                                               ---------        --------          --------        --------       --------
      Net cash used in investing
       activities ........................       (27,174)         (8,597)           (1,938)           (286)          (178)
                                               ---------        --------          --------        --------       --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Funding of capital commitments by
   partners ..............................         4,046              --                --              --             --
 Distributions to partner ................          (699)           (767)             (728)           (728)          (108)
 Proceeds from borrowings ................        24,322           8,323                --              --             --
 Repayments of borrowings ................          (639)         (1,072)           (1,446)           (375)          (288)
                                               ---------        --------          --------        --------       --------
      Net cash provided by (used
       in) financing activities ..........        27,030           6,484            (2,174)         (1,103)          (396)
                                               ---------        --------          --------        --------       --------
NET INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS .............................         4,817            (904)            9,344          (1,673)        (2,434)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD .....................         4,641           9,458             8,554           8,554         17,898
                                               ---------        --------          --------        --------       --------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD ..................................     $   9,458        $  8,554          $ 17,898        $  6,881       $ 15,464
                                               =========        ========          ========        ========       ========

The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND BASIS OF PRESENTATION:

     Pavilion Partners (the Partnership) is a Delaware general partnership between SM/PACE, Inc. (PACE), which is a wholly owned subsidiary of PACE Entertainment Corporation, and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between a wholly owned subsidiary of Sony Music Entertainment Inc. (Sony) and two wholly owned subsidiaries of Blockbuster Entertainment Corporation (Blockbuster). PACE is the managing partner of the Partnership. AEP owns a 66 2/3 percent interest in the Partnership, and PACE owns a 33 1/3 percent interest in the Partnership.

     In April 1990, Sony and PACE formed YM/PACE Partnership which changed its name to the Sony Music/PACE Partnership. Effective April 1, 1994, the partners entered into an agreement whereby Blockbuster obtained an indirect 33 1/3 percent interest in Sony Music/PACE Partnership, which was renamed Pavilion Partners. In accordance with the agreement, Sony contributed an interest-bearing note in the amount of $4,250,000 and its existing interest in Sony Music/PACE Partnership to AEP. Concurrently, Blockbuster contributed an interest-bearing note in the amount of $4,250,000 and its interest in three existing amphitheaters to AEP. AEP in turn contributed these assets to the Partnership. At the same time, PACE Entertainment Corporation contributed its interest in two existing amphitheaters to the Partnership. Upon completion of these contributions to the Partnership, AEP owned a 66 2/3 percent interest in the Partnership and PACE owned a 33 1/3 percent interest in the Partnership.

     The Partnership owns and operates amphitheaters, which are primarily used for the presentation of live performances by musical artists. As of September 30, 1997, the Partnership owned interests in or leased 10 amphitheaters and had a long-term management contract to operate an additional amphitheater. All of the amphitheaters owned or operated by the Partnership are located in the United States.

     In April 1997, the Partnership entered into a new partnership agreement with a third party to be known as Western Amphitheater Partners (WAP). The Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre, and the other partner contributed or licensed the assets and liabilities of the Irvine Meadows Amphitheatre. Each partner has a 50 percent interest in WAP. Under the terms of the Partnership agreement, the partners are required to make an additional capital contribution of approximately $850,000 each in WAP which was accrued by the Partnership at September 30, 1997. The fiscal year-end for the WAP partnership will be December 31.

     During 1996, the Partnership changed its fiscal year-end from October 31 to September 30.



2. SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

     The consolidated financial statements of the Partnership include all of its wholly owned subsidiaries and other partnerships in which Pavilion Partners holds a controlling interest. All partnerships in which Pavilion Partners holds less than a controlling interest are reported on the equity method of accounting. All significant intercompany transactions have been eliminated in consolidation.

 Basis of Contributed Assets

     All assets contributed to the Partnership by the partners were recorded at the carrying values of the contributing entities.

 Revenue Recognition

     The Partnership records revenues from the presentation of events at the completion of the related event. Advance ticket sales are classified as deferred revenue until the event has occurred. Sponsorship and other revenues that are not related to any single event are classified as deferred revenue and amortized over each of the amphitheaters' various shows during the operating season.

                               PAVILION PARTNERS

     The Partnership barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Partnership's financial position or results of operations.

 Income Taxes

     No provision for federal or state income taxes is necessary in the financial statements of the Partnership because, as a partnership, it is not subject to federal or state income taxes and the tax effect of its activities accrues to the partners.

 Prepaid Expenses

     Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

     As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $160,000 and $137,000, respectively. The Partnership recognized event advertising expenses of $5,815,000, $6,439,000 and $6,569,000 in cost of sales for the year ended October 31, 1995, the eleven months ended September 30, 1996, and the year ended September 30, 1997, respectively.

 Other Assets

     The Partnership incurs certain costs in identifying and selecting potential sites for amphitheater development. All costs incurred by the Partnership during the initial site selection phase are expensed as incurred. Certain incremental start-up costs that are incurred after a decision has been made to develop a site are capitalized as preoperating costs. After an amphitheater is fully developed, these preoperating costs are amortized on a straight-line basis over a five-year period.

     Contract acquisition costs include fees associated with securing a contract with a booking agent for one of the Partnership's amphitheaters. These costs are amortized on a straight-line basis over the life of the contract which is 10 years.

 Property and Equipment

     Property and equipment is stated at cost. Repair and maintenance costs are expensed as incurred. Interest incurred in connection with the construction of an amphitheater is capitalized as part of the cost of the amphitheater. During 1995 and 1996, the Partnership capitalized interest in connection with the construction of amphitheaters of $645,000 and $161,000, respectively. No interest was capitalized in 1997.

     Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Other property and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. A summary of the principal ranges of useful lives used in computing the annual provision for depreciation and amortization is as follows:




                                        RANGE OF YEARS
                                       ---------------
   Buildings .......................       27-31.5
   Leasehold improvements ..........        5-31.5
   Equipment .......................        3-7
   Furniture and fixtures ..........        5-10

     The Partnership evaluates on an ongoing basis whether events and circumstances indicate that the estimated useful lives of property and equipment warrant revision. The Partnership adopted Statement

                               PAVILION PARTNERS
of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1997. The adoption of SFAS No. 121 did not have a material effect on the Partnership's financial position or results of operations.

 Fair Value of Financial Instruments

     The carrying amounts of the Partnership's financial instruments approximate their fair value at September 30, 1996 and 1997.

 Statement of Cash Flows

     The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Interest paid was $2,319,000, $3,652,000 and $3,917,000 for 1995, 1996 and 1997, respectively.
During the year ended October 31, 1995, the Partnership issued a note payable with a fair value of $1,300,000 to a vendor in exchange for certain equipment with a fair value which approximated the amount of the note. During 1997, the Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre into the new WAP Partnership in which it holds a 50 percent interest. The net book value of the investment made in the WAP Partnership was $54,000.

 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Partnership to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

     Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation.

 Interim Financial Information

     The interim financial data as of December 31, 1997 and for the three-month periods ended December 31, 1996 and 1997 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.


3. PARTNERSHIP AGREEMENT:

     The Partnership agreement provides, among other things, for the following:


 Contributions and Project Loans

     In addition to the initial contributions as discussed in Note 1, the partners are obligated to contribute, in proportion to their respective Partnership interests, any deficiency in the funding for the construction of each approved amphitheater development or any operational shortfall, as defined in the Partnership agreement. No such funding was required in 1995, 1996 or 1997.

     In addition, AEP is responsible for providing project financing, as defined, for each approved amphitheater development. To the extent AEP does not fulfill this responsibility, AEP must indemnify, defend and hold harmless the Partnership from all claims, demands, liabilities or other losses (including the loss of any earnest money deposits and any reasonable attorneys' fees) which might result from AEP's failure to provide such project loan.

                               PAVILION PARTNERS

 Income Allocation


     In general, all of the Partnership's income is allocated to the partners in proportion to their respective Partnership interests. However, PACE receives a priority allocation of net income, as defined in the Partnership agreement, until the cumulative amount of such allocations is equal to $2,000,000 increased by 7 percent of the unpaid allocation on the last day of each fiscal year. Any such allocation of net income to PACE is distributed in the following year. The priority allocation of net income to PACE for 1995, 1996 and 1997 was approximately $767,000, $716,000 and $119,000, respectively. This allocation obligation was fully satisfied with the distribution of the fiscal 1997 income allocation amount during October 1997.

     AEP is entitled to receive a priority allocation of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. At September 30, 1997, the loan balance is $7,905,000 and is payable in quarterly installments with a balloon payment due at its maturity on April 1, 2004. The priority allocation of net income is equal to 65 percent of the cash flow attributable to the amphitheater, as defined in the Partnership agreement. The cumulative priority allocation of net income to AEP is limited to $7,000,000. No such allocation was made in 1995, 1996 or 1997.

     On November 1 of each calendar year, the executive committee of the Partnership determines if any excess cash exists in the Partnership's accounts above what is necessary to fund future operations and obligations. Any such excess cash may be distributed to the partners in proportion to their respective interests in the Partnership. No distributions of excess cash flow have been made.


4. PROPERTY AND EQUIPMENT:

     The components of the Partnership's property and equipment are as follows (in thousands):




                                                                SEPTEMBER 30
                                                             -------------------
                                                                1996      1997
                                                             --------- ---------
   Property ................................................  $   695   $   695
   Buildings ...............................................   10,817    10,817
   Leasehold improvements ..................................   53,148    53,826
   Equipment ...............................................    5,007     4,488
   Furniture and fixtures ..................................      705       722
   Construction in progress ................................       --       786
                                                              -------   -------
                                                               70,372    71,334
   Less--Accumulated depreciation and amortization .........    9,080    11,396
                                                              -------   -------
                                                              $61,292   $59,938
                                                              =======   =======

     Depreciation and amortization expense associated with property and equipment for 1995, 1996 and 1997 was $1,905,000, $2,693,000 and $3,179,000,
respectively.

     Assets under capital lease included above are as follows (in thousands):




                                                 SEPTEMBER 30
                                             --------------------
                                                1996       1997
                                             ---------  ---------
   Building ...............................   $5,333     $5,333
   Furniture and equipment ................      841        841
                                              ------     ------
                                               6,174      6,174
   Less--Accumulated depreciation .........    2,068      2,237
                                              ------     ------
                                              $4,106     $3,937
                                              ======     ======

                               PAVILION PARTNERS

     Amortization expense associated with assets under capital lease for 1995, 1996 and 1997 was $169,000, $156,000 and $169,000, respectively.


5. OTHER ASSETS:


     Other assets consist of the following (in thousands):




                                                                                     SEPTEMBER 30
                                                                                 --------------------
                                                                                    1996       1997
                                                                                 ---------  ---------
   Preoperating costs, net of accumulated amortization of $2,092,000 and
     $1,094,000, respectively..................................................   $2,153     $1,709
   Investment in unconsolidated partnerships ..................................    1,302      2,797
   Contract acquisition costs, net of accumulated amortization of $45,000 and
     $129,000, respectively ...................................................      624        815
   Other ......................................................................      347        402
                                                                                  ------     ------
                                                                                  $4,426     $5,723
                                                                                  ======     ======

     During 1995, 1996 and 1997, the Partnership recognized equity in earnings of unconsolidated partnerships of $263,000, $129,000 and $1,592,000, respectively, which is included in other operating revenues.


6. ACCRUED LIABILITIES:


     Accrued liabilities consist of the following (in thousands):




                                                      SEPTEMBER 30
                                                  --------------------
                                                    1996        1997
                                                  --------   ---------
   Interest ...................................    $  544     $  522
   Rent .......................................       638        580
   Taxes ......................................       748        613
   Litigation expenses and settlement .........     1,873         --
   Insurance ..................................     1,216      1,656
   Other ......................................     3,093      3,660
                                                   ------     ------
                                                   $8,112     $7,031
                                                   ======     ======

     Accrued liabilities do not include accrued interest on the notes payable to Blockbuster (see Note 7). Such accrued interest, which is included in accounts payable, related parties, was $1,082,000 and $1,601,000 as of September 30, 1996 and 1997, respectively.

                               PAVILION PARTNERS

7. NOTES PAYABLE:


     Notes payable to third parties consist of the following (in thousands):




                                                                           SEPTEMBER 30
                                                                      -----------------------
                                                                         1996         1997
                                                                      ----------   ----------
   Note payable to a bank, interest at LIBOR plus 0.18% (6% at
     September 30, 1996 and 1997), payments due semiannually
     with a balloon payment due on maturity in July 2005,
     guaranteed by Sony ...........................................    $13,122      $12,573
   Note payable to a bank, interest at 8.35% through July 2002 and
     LIBOR plus 0.18% thereafter, due in July 2005, guaranteed by
     Sony .........................................................     10,000       10,000
   Note payable to a bank, interest at LIBOR plus 0.85% (6.78% at
     September 30, 1996 and 1997), payments due annually with a balloon payment due on maturity in December 2005,
     guaranteed by Blockbuster and Sony ...........................      7,732        7,575
   Note payable to a bank, interest at prime minus 105 basis points
     (7.2% and 7.45% at September 30, 1996 and 1997,
     respectively), payments due quarterly with a balloon payment
     due on maturity in April 2000, guaranteed by Sony ............      6,449        6,356
   Note payable to a bank, interest at 9.46%, payments due
     quarterly with a balloon payment due on maturity in
     December 1999, guaranteed by Sony ............................      3,958        3,914
   Note payable to a vendor, interest imputed at 8.98%, payments
     due weekly through May 2005 ..................................      1,826        1,671
   Other notes payable to vendors, interest at fixed rates ranging from 8.2% to 10.72%, due in equal installments with final
     maturities ranging from December 1996 through
     February 2006 ................................................      2,040        1,591
                                                                       -------      -------
     Total ........................................................     45,127       43,680
   Less--Current maturities .......................................      1,447        1,488
                                                                       -------      -------
     Noncurrent portion ...........................................    $43,680      $42,192
                                                                       =======      =======
   Note payable to a related party consist of the following (in thousands):
                                                                             SEPTEMBER 30
                                                                      --------------------------
                                                                        1996         1997
                                                                      --------     --------
   Note payable to Blockbuster, interest at 7%, payments due
     quarterly with a balloon payment due on maturity in
     April 2004, secured by property and equipment with a net
     book value of $6,212 .........................................    $ 7,905      $ 7,905
   Less--Current maturities .......................................        637          880
                                                                      --------     --------
     Noncurrent portion ...........................................    $ 7,268      $ 7,025
                                                                      ========     ========

     The terms of contracts with concessionaires such as food and beverage vendors generally require the vendors to make a significant initial payment to the Partnership at the time of the construction of an amphitheater. These advances are repayable in periodic installments from amounts otherwise due to the Partnership under the concession contracts. As of September 30, 1997, the notes payable to

                               PAVILION PARTNERS
vendors under such arrangements had a weighted-average effective interest rate of 9.15 percent. The Partnership's weighted-average interest rate on notes payable to banks was 7.3 percent on September 30, 1997.

     Interest expense on the note payable to a related party was $547,000, $489,000 and $519,000 for 1995, 1996 and 1997, respectively. Principal and interest on the note payable to a related party have not been paid as accounts receivable, related parties from Blockbuster remain outstanding.

     As of September 30, 1997, scheduled maturities of notes payable were as follows:



   1998 ...............    $ 2,368
   1999 ...............      1,841
   2000 ...............     11,560
   2001 ...............      1,751
   2002 ...............      1,811
   Thereafter .........     32,254
                           -------
                           $51,585
                           =======

8. LEASE COMMITMENTS:

     The Partnership leases various amphitheaters under operating and capital leases. Initial lease terms are 25 to 60 years with varying renewal periods at the Partnership's option on most leases. A number of the amphitheater leases provide for escalating rent over the lease term. Rental expense on operating leases is recognized on a straight-line basis over the life of such leases. The majority of the amphitheater leases provide for contingent rentals, generally based upon a percentage of gross revenues, as defined in the respective lease agreements. Minimum rental expense associated with operating leases for 1995, 1996 and 1997 was $648,000, $2,353,000 and $2,612,000, respectively. Contingent rental expense associated with operating leases for 1995, 1996 and 1997 was $2,407,000, $2,515,000 and $2,571,000, respectively. Contingent rental expense associated with capital leases for 1995, 1996 and 1997 was $144,000, $155,000 and $149,000, respectively.

     Minimum rental commitments on long-term capital and operating leases at September 30, 1997, were as follows (in thousands):




                                                         CAPITAL     OPERATING
                                                          LEASES      LEASES
                                                        ---------   ----------
   Year ending September 30--
    1998 ............................................    $   757     $ 2,902
    1999 ............................................        757       3,056
    2000 ............................................        756       3,148
    2001 ............................................        757       3,248
    2002 ............................................        757       3,297
    Thereafter ......................................      9,714      54,693
                                                         -------     -------
                                                          13,498     $70,344
                                                                     =======
   Less--Amount representing interest ...............      7,383
                                                         -------
   Present value of minimum rental payments .........      6,115
   Less--Current portion ............................        126
                                                         -------
   Noncurrent portion ...............................    $ 5,989
                                                         =======

9. RELATED PARTIES:

     The responsibility for the day-to-day business and affairs of the Partnership has been delegated by the partners to a managing director and support staff employed by PACE Entertainment

                               PAVILION PARTNERS

Corporation and its subsidiaries. PACE Entertainment Corporation and its subsidiaries provide the Partnership with management and consulting services in connection with the development, construction, maintenance and operation of amphitheaters owned or leased by the Partnership. The Partnership paid $1,650,000, $1,687,000 and $1,968,000 during 1995, 1996 and 1997, respectively, to PACE Entertainment Corporation as reimbursement for the costs of these services.

     The Partnership paid PACE Music Group (PMG), a subsidiary of PACE Entertainment Corporation, $289,000, $225,000 and $395,000 during 1995, 1996 and 1997, respectively, for services provided by PMG as a local presenter at one of the Partnership's amphitheaters.

     Accounts receivable from and accounts payable to related parties at September 30, 1997, of $3,878,000 and $3,948,000, respectively, relate to amounts owed to and due from the partners arising from the formation of the Partnership and general and administrative expenses paid by or on behalf of the Partnership.

     Notes receivable, related parties consist of two notes due from AEP which bear interest at 5.62 percent per annum and matured April 1, 1997. Principal payments on the notes are due upon request by the Partnership in order to fund the construction of proposed amphitheaters. Interest on the partners' notes amounted to $192,000, $63,000 and $68,000 for 1995, 1996 and 1997,
respectively.


10. COMMITMENTS AND CONTINGENCIES:

 Commitments

     The Partnership guarantees 50 percent of a $2,305,000 promissory note issued by its 50 percent equity partner in the Starwood Amphitheater. The note matures on June 1, 2003.

     The Partnership has committed to fund certain renovation work at one of its amphitheaters in proportion to its 66 2/3 percent partnership interest in that amphitheater. The renovations are to include increasing seating capacity and upgrading the amphitheater's concession plazas and parking facilities. The total budget for these renovations is approximately $11.0 million of which $5.0 million will be funded by the minority partner and a note payable to vendor, therefore the Partnership's funding commitment is approximately $6.0 million.

     The Partnership maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management performs periodic evaluations of the relative credit standards of the financial institutions with which it deals. Additionally, the Partnership's cash management and investment policies restrict investments to low-risk, highly liquid securities. Accordingly, management does not believe that the Partnership is currently exposed to any significant credit risk on cash and cash equivalents.

     The Partnership is subject to other claims and litigation arising in the normal course of its business. The Partnership does not believe that any of these proceedings will have a material adverse effect on its financial position or results of operations.

     The Partnership was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several defendants named in the litigation with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts, (b) constructive fraud, (c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiff's claims was that certain of the defendants agreed to enter into a partnership with the plaintiffs for the development and operation of an amphitheater. On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. Although the defendants believe that they would have prevailed at a trial of the Promotion

                               PAVILION PARTNERS

Litigation, the defendants chose to settle rather than risk the uncertainties of a trial. The defendants did not acknowledge or admit any liability. The settlement called for payments to plaintiffs totaling $4.5 million, of which $1.0 million was paid by the Partnership. The Partnership recorded litigation settlement expense of $1.0 million at September 30, 1996. The settlement was paid during May 1997.

 Change in Control Provisions

     The Partnership has entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Partnership.

 Employment Agreements

     The Partnership has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands):



   For the year ending September 30--
   1998 .............................    $335
   1999 .............................     177

 Insurance

     The Partnership carries a broad range of insurance coverage, including general liability, workers' compensation, employee health coverage and umbrella policies. The Partnership carries deductibles of up to $10,000 per occurrence for general liability claims. The Partnership has accrued for estimated potential claim costs in satisfying the deductible provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

11. SUBSEQUENT EVENTS:

     In December 1997, the managing partner and its shareholders entered into an agreement whereby the shareholders would sell their interests in PACE Entertainment Corporation to SFX Entertainment, Inc. (SFX Transaction). Closing is subject to certain conditions, including the approval of third parties.

     On December 19, 1997, the PACE Entertainment Corporation entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in the Partnership (Blockbuster Transaction) for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Partnership agreement. In addition, PACE Entertainment Corporation has agreed to purchase the note payable to Blockbuster with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony.

     On December 22, 1997, PACE Entertainment Corporation entered into an agreement to purchase Sony's 33 1/3 percent interest in the Partnership (Sony Transaction) for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations (see Note 7).

12. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

     Effective February 25, 1998, the SFX Transaction, Blockbuster Transaction and Sony Transaction closed. In conjunction with the closing, SFX purchased or retired approximately $38 million of the Partnership's outstanding notes payable.

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Contemporary Group


     We have audited the accompanying combined balance sheets of Contemporary Group as of December 31, 1997 and 1996 and the related combined statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Contemporary Group at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                      Ernst & Young LLP




New York, New York
May 22, 1998

                              CONTEMPORARY GROUP


                            COMBINED BALANCE SHEETS






                                                                                 DECEMBER 31
                                                                       --------------------------------
                                                                             1996             1997
                                                                       ---------------   --------------
ASSETS
Current assets:
 Cash ..............................................................    $  2,972,409      $10,427,805
 Accounts receivable ...............................................       4,067,444        7,672,187
 Notes receivable - related party ..................................              --        1,000,000
 Prepaid expenses and other current assets .........................         272,105          210,640
                                                                        ------------      -----------
Total current assets ...............................................       7,311,958       19,310,632
Property and equipment, at cost, less accumulated depreciation and
 amortization of $2,723,986 in 1996 and $3,264,972 in 1997 .........       2,438,210        2,813,902
Reimbursable event costs ...........................................         474,469          152,617
Deferred event expenses ............................................         250,973          402,460
Investment in Riverport ............................................       4,934,513        5,436,717
Other assets .......................................................         120,256          199,518
                                                                        ------------      -----------
Total assets .......................................................    $ 15,530,379      $28,315,846
                                                                        ============      ===========
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accrued compensation and bonuses ..................................    $  2,906,153      $ 6,721,459
 Accrued expenses and other current liabilities ....................       1,994,036        6,169,861
 Accounts payable ..................................................       1,733,676        1,347,539
 Current portion of note payable ...................................         667,138        1,075,000
                                                                        ------------      -----------
Total current liabilities ..........................................       7,301,003       15,313,859
Deferred revenue and other liabilities .............................       2,586,880        5,570,295
Note payable, less current portion .................................       1,659,723          739,424
Combined stockholders' equity ......................................       3,982,773        6,692,268
                                                                        ------------      -----------
Total liabilities and combined stockholders' equity ................    $ 15,530,379      $28,315,846
                                                                        ============      ===========

                            See accompanying notes.

                              CONTEMPORARY GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31
                                                 --------------------------------------------------
                                                      1995             1996              1997
                                                 --------------   --------------   ----------------
Operating revenues:
 Event promotion revenue .....................    $39,159,137      $38,023,454       $ 48,057,060
 Marketing revenue ...........................      7,670,138       12,969,621         30,195,359
 Other event revenue .........................      8,813,999        8,859,218         10,800,118
                                                  -----------      -----------       ------------
                                                   55,643,274       59,852,293         89,052,537
Cost of revenue ..............................     44,240,953       46,410,935         66,940,088
                                                  -----------      -----------       ------------
                                                   11,402,321       13,441,358         22,112,449
Operating expenses:
 Salary and bonus expense ....................      5,944,644        8,010,991         18,992,476
 Depreciation and amortization ...............        559,980          566,573            540,986
 General and administrative expenses .........      3,468,742        3,767,111          4,887,615
                                                  -----------      -----------       ------------
                                                    9,973,366       12,344,675         24,421,077
Income (loss) from operations ................      1,428,955        1,096,683         (2,308,628)
Other income (expense):
 Interest income .............................        226,024          158,512            201,310
 Interest expense ............................       (140,773)        (213,658)          (192,130)
 Loss on asset disposal ......................             --               --            (84,261)
 Equity in income of Riverport ...............      1,332,898          822,716          1,002,204
                                                  -----------      -----------       ------------
                                                    1,418,149          767,570            927,123
                                                  -----------      -----------       ------------
Income before income taxes ...................      2,847,104        1,864,253         (1,381,505)
Federal and state taxes ......................         20,677           35,367                 --
                                                  -----------      -----------       ------------
Net income (loss) ............................    $ 2,826,427      $ 1,828,886       $ (1,381,505)
                                                  ===========      ===========       ============

                            See accompanying notes.

                              CONTEMPORARY GROUP


                       COMBINED STATEMENTS OF CASH FLOWS






                                                                               YEAR ENDED DECEMBER 31
                                                                ----------------------------------------------------
                                                                      1995              1996              1997
                                                                ---------------   ---------------   ----------------
OPERATING ACTIVITIES
Net income ..................................................    $  2,826,427      $  1,828,886       $ (1,381,505)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization ..............................         559,980           566,573            540,986
 Loss on asset disposal .....................................              --                --             84,261
 Non cash interest expense ..................................         142,068           148,113            154,701
 Equity in income of Riverport, net of distributions
   received .................................................         (82,897)         (222,716)          (502,204)
 Changes in operating assets and liabilities:
   Accounts receivable ......................................      (1,451,090)         (659,486)        (3,604,743)
   Prepaid expenses and other current assets ................        (331,184)          225,754             61,465
   Reimbursable event costs .................................         (75,913)         (361,599)           321,852
   Deferred event expenses ..................................         (15,608)          (45,150)          (151,487)
   Other assets .............................................          (1,575)          (29,923)           (79,262)
   Accounts payable .........................................         398,369           970,553           (386,137)
   Accrued compensation and bonuses .........................         665,488           954,175          3,815,306
   Accrued expenses and other current liabilities ...........         907,053           301,652          4,175,825
   Deferred revenue .........................................      (1,569,486)          245,216          3,227,827
   Other liabilities ........................................              --           162,860           (244,412)
                                                                 ------------      ------------       ------------
Net cash provided by operating activities ...................       1,971,632         4,084,908          6,032,473
INVESTING ACTIVITIES
Loan to related party .......................................              --                --         (1,000,000)
Purchase of property and equipment ..........................        (281,306)       (1,159,382)        (1,063,848)
Proceeds from sale of property and equipment ................              --                --             62,909
                                                                 ------------      ------------       ------------
Net cash used in investing activities .......................        (281,306)       (1,159,382)        (2,000,939)
FINANCING ACTIVITIES
Borrowings ..................................................         226,970           626,970                 --
Payments of notes payable ...................................         (75,000)         (336,802)          (667,138)
Proceeds received from capital contributions ................              --                --          5,000,000
Distributions paid ..........................................      (2,578,000)       (2,993,000)          (909,000)
                                                                 ------------      ------------       ------------
Net cash provided by (used in) financing activities .........      (2,426,030)       (2,702,832)         3,423,862
                                                                 ------------      ------------       ------------
Net increase in cash ........................................        (735,704)          222,694          7,455,396
Cash at beginning of period .................................       3,485,419         2,749,715          2,972,409
                                                                 ------------      ------------       ------------
Cash at end of period .......................................    $  2,749,715      $  2,972,409       $ 10,427,805
                                                                 ============      ============       ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest ......................................    $     24,000      $    143,271       $     37,421
                                                                 ============      ============       ============
Cash paid for income taxes ..................................    $     45,805      $     34,550       $     27,077
                                                                 ============      ============       ============

                            See accompanying notes.

                              CONTEMPORARY GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995




Balance, January 1, 1995 .................................    $  4,898,460
 Distributions to stockholders ...........................      (2,578,000)
 Net income for the year ended December 31, 1995 .........       2,826,427
                                                              ------------
Balance, December 31, 1995 ...............................       5,146,887
 Distributions to stockholders ...........................      (2,993,000)
 Net income for the year ended December 31, 1996 .........       1,828,886
                                                              ------------
Balance, December 31, 1996 ...............................       3,982,773
 Distributions to stockholders ...........................        (909,000)
 Capital contributions ...................................       5,000,000
 Net loss for the year ended December 31, 1997 ...........      (1,381,505)
                                                              ------------
Balance, December 31, 1997 ...............................    $  6,692,268
                                                              ============

                            See accompanying notes.

                              CONTEMPORARY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 Principles of Combination

     The accompanying combined financial statements include the accounts of Contemporary International Productions Corporation, Contemporary Productions Incorporated, Contemporary Marketing, Inc. ("CMI"), Contemporary Sports Incorporated, Innovative Training and Education Concepts Corporation, n/k/a Contemporary Group, Inc., Contemporary Investments Corporation ("CIC"), Contemporary Investments of Kansas, Inc., Continental Entertainment Associates, Inc., Dialtix, Inc., and Capital Tickets L.P. (collectively, the "Contemporary Group" or the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are subject to common ownership and to the transaction described in Note 8.

     The Contemporary Group is a live entertainment and special events producer, venue operator and consumer marketer. Income from operations originates from the operation of the concert division which earns promotion income in two ways: either a fixed fee for organizing and promoting an event or an arrangement that entitles it to a profit percentage based on a predetermined formula. The Companies recognize revenue from the promotion of events when earned, which is generally upon exhibition. The Companies record commissions on booking acts as well as sponsorship and concession income as other event revenues.

     CIC is a 50% partner in Riverport Performing Arts Centre Joint Venture ("Riverport"), a Missouri general partnership which operates a 20,000 seat outdoor amphitheater located in St. Louis, Missouri. The investment in Riverport is recorded under the equity method of accounting.


 Income Taxes

     As of December 31, 1997, all of the entities combined are either "S Corporations" or partnerships and therefore no tax provision has been provided. In 1996 and 1995, certain of the entities were "C Corporations" for which a tax provision has been provided.

     For the year ended December 31, 1996 and 1995, with respect to the "C Corporations," the total provision for income taxes is $35,367 and $20,677 respectively.

     Certain of the "C Corporations" filed elections to be treated as "S Corporations" beginning January 1, 1997. Therefore, with respect to such corporations, no provision for income taxes has been provided for the year ended December 31, 1997. These Companies have subsequently revoked the election to be taxed as "S Corporations", effective January 1, 1998.


 Accounts Receivable

     Accounts receivable consist of amounts due from ticket vendors, venue box offices and customers of marketing services. Management considers these accounts receivable as of December 31, 1997, 1996 and 1995 to be collectible; accordingly, no allowance for doubtful accounts is recorded.


 Revenue Recognition

     Deferred revenue relates primarily to an advance on future concession revenues which is evidenced by a noninterest bearing note payable and advances on marketing services. Payments collected in advance are recognized as income as events occur or services are provided. Reimbursable event costs represent amounts paid by the Companies on behalf of co-promoters and other parties with interests in the events which will be reimbursed by such parties.

     Sales under long-term contracts for the Company's marketing division are recorded under the percentage-of-completion method, wherein revenues and estimated costs are recorded as the work is performed.

                              CONTEMPORARY GROUP

 Significant Customer

     CMI's most significant customer is AT&T, which provided approximately 23% and 12% of the Companies' combined revenues for the years ended December 31, 1997 and 1996, respectively. In March 1998, AT&T has indicated that it will no longer be using the services of CMI.


 Advertising Costs

     Advertising costs are expensed as incurred. For the year ended December 31, 1997, 1996 and 1995, advertising costs were $115,634 and $71,879 and
$44,226, respectively.


 Property and Equipment

     Property and equipment is recorded at cost. Depreciation is computed on either the straight-line method or accelerated methods over the estimated useful lives of the assets or the term of the related lease as follows:



          Furniture, fixtures and equipment ......... 5-7 years
          Land improvements ......................... 15 years
          Leasehold improvements .................... 10 years

 Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


 Reclassification

     Certain prior year amounts in the financial statements have been reclassified to conform with the current year's presentation.


2. INVESTMENTS

     The following is a summary of the financial position and results of operations of Riverport as of and for the year ended December 31, 1995, 1996 and 1997:




                                                                  YEAR ENDED DECEMBER 31
                                                       ---------------------------------------------
                                                            1995            1996            1997
                                                       -------------   -------------   -------------
   Current assets ..................................   $   350,532     $   473,275     $   284,424
   Property and equipment ..........................    12,388,989      11,815,552      11,188,826
   Other assets ....................................        27,573          16,553              --
                                                       -----------     -----------     -----------
   Total assets ....................................   $12,767,094     $12,305,380     $11,473,250
                                                       ===========     ===========     ===========
   Current liabilities .............................   $ 1,524,364     $ 1,993,981     $   318,028
   Other liabilities ...............................     1,819,136         442,374         281,789
   Partners' capital ...............................     9,423,594       9,869,025      10,873,433
                                                       -----------     -----------     -----------
   Total liabilities and partners' capital .........   $12,767,094     $12,305,380     $11,473,250
                                                       ===========     ===========     ===========
   Revenue .........................................   $15,256,314     $11,693,138     $14,247,109
   Net operating income ............................   $ 3,200,738     $ 1,970,887     $ 2,616,839
   Net income ......................................   $ 2,665,796     $ 1,645,431     $ 2,004,408

                              CONTEMPORARY GROUP

     During the years ended December 31, 1997, 1996 and 1995, CIC received a cash distribution of $500,000, $600,000 and $1,250,000, respectively, from Riverport.


3. NOTES PAYABLE


     In November 1995, the Company obtained a $750,000 unsecured line of credit with a bank which matured in May 1996. The note bore a rate of interest based on the prime lending rate (8.75% in 1995). At December 31, 1995, $226,970 was outstanding under this line of credit.


     At December 31, 1997, 1996 and 1995, CIC held a $2,322,500 non interest-bearing note payable to its partner in Riverport. The carrying value of the note was $1,814,424, $1,734,723 and $1,661,610 at December 31, 1997,
1996 and 1995, respectively, which includes imputed interest at a rate of approximately 9%. The note, which was payable in installments through December 1, 2000 and was secured by CIC's investment in Riverport, was repaid in 1998 in connection with the transaction described in Note 8.


     At December 31, 1996, the Companies had a $592,138 bank note payable which bore interest based on the prime lending rate (8.25% in 1996, 8.5% in 1997) and was repaid in full during 1997.


4. COMMON STOCK


     The Companies' stock and tax status for 1997 are as follows:




                                                          TAX           SHARES        SHARES       PAR
                                                         STATUS       AUTHORIZED      ISSUED      VALUE
                                                     -------------   ------------   ----------   ------
   Contemporary International Productions
     Corporation .................................   S-Corp.            30,000            10      $  1
   Contemporary Productions Incorporated .........   S-Corp.            30,000           100      $  1
   Contemporary Marketing, Inc. ..................   S-Corp.            30,000           100      $  1
   Contemporary Sports, Incorporated .............   S-Corp.            30,000           100      $  1
   Innovative Training and Education
     Concepts Corporation n/k/a
     Contemporary Group, Inc. ....................   S-Corp.            30,000           100      $  1
   Contemporary Investments Corporation ..........   S-Corp.            30,000           200      $  1
   Contemporary Investments of Kansas, Inc.          S-Corp.            30,000        30,000      $  1
   Continental Entertainment Associates, Inc.        C-Corp.               300             6      $100
   Dialtix, Inc. .................................   S-Corp.               300             6      $100
   Capital Tickets L.P. ..........................   Partnership          N/A           N/A        N/A

5. COMMITMENTS AND CONTINGENCIES


 Leases


     The Companies lease office facilities and concert venues under noncancellable leases which expire at various dates through 2004. Such leases contain various operating escalations and renewal options.


     Total rent expense for the years ended December 31, 1997, 1996 and 1995 was $705,489, $818,123 and $734,785, respectively.

                              CONTEMPORARY GROUP

     Future minimum lease payments under noncancellable operating leases as of December 31, 1997 are as follows:



  1998 .........................    $  858,757
  1999 .........................       863,757
  2000 .........................       440,050
  2001 .........................       264,000
  Thereafter ...................       317,000
                                    ----------
                                    $2,743,564
                                    ==========

 Compensation

     During 1996, CMI entered into an employment agreement with one of its employees which provided her rights to future cash payments based on the fair value of CMI, as defined. These rights would vest on January 1, 2002 or upon the occurrence of certain transactions, including a change of control. On December 31, 1997, in connection with an amendment to her employment agreement, the rights became fully vested and CMI paid this employee $1,329,284. In addition, she is entitled to receive as a bonus $2,854,899 under the amendment, which will be paid in 1998 and is accrued at December 31, 1997.


 Litigation

     The Companies are party to various legal proceedings generally incidental to their businesses. Although the ultimate disposition of these proceedings is not presently determinable, management, after discussions with counsel, does not expect the outcome of these proceedings to have a material adverse effect on the financial condition of the Companies.


6. EMPLOYEE RETIREMENT PLAN

     In January 1992, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402(g) of the Internal Revenue Code. The Companies contribute to participant employees' accounts at the rate of 25% of the first 5% of the participating employees' contributions. During the years ended December 31, 1997, 1996 and 1995, the Companies contributions totaled approximately $37,769, $25,600 and $18,887, respectively.


7. RELATED PARTY TRANSACTIONS

     During 1997, the Company loaned $1,000,000 to its co-presidents. The loans which bore a rate of interest of approximately 5.8% were repaid in full in early 1998.


8. SUBSEQUENT EVENTS

     In February 1998, the owners of the Companies sold 100% of the capital stock of Contemporary International Productions Corporation and the assets of the remaining companies comprising the Contemporary Group, excluding cash and 1997 receivables, to SFX Entertainment, Inc. for an aggregate consideration of $62,300,000 in cash and the issuance of preferred stock which was converted into 1,402,850 shares of SFX Entertainment Class A Common Stock. In connection with this transaction, SFX Entertainment and its affiliates also acquired the 50% interest of Riverport not owned by CIC for $12,585,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Riverport Performing Arts Centre, Joint Venture:

     We have audited the accompanying balance sheets of Riverport Performing Arts Centre, Joint Venture (a Missouri General Partnership) as of December 31, 1997 and 1996, and the related statements of income and changes in partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riverport Performing Arts Centre, Joint Venture as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                        ARTHUR ANDERSEN LLP



St. Louis, Missouri,
 February 27, 1998

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE

               BALANCE SHEETS -- AS OF DECEMBER 31, 1997 AND 1996






                                                             1997              1996
                                                       ---------------   ---------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .........................    $    202,251      $     76,231
 Accounts receivable ...............................              --           324,275
 Prepaid expenses and other current assets .........          82,173            72,769
                                                        ------------      ------------
Total current assets ...............................         284,424           473,275
                                                        ------------      ------------
FACILITY:
 Land and leasehold interest .......................       5,156,342         5,156,342
 Buildings and improvements ........................       8,516,251         8,449,225
 Furniture, fixtures and equipment .................       2,293,356         2,218,987
 Less- Allowance for depreciation ..................      (4,777,123)       (4,009,002)
                                                        ------------      ------------
                                                          11,188,826        11,815,552
                                                        ------------      ------------
OTHER ASSETS--Deferred financing fees, net .........              --            16,553
                                                        ------------      ------------
                                                        $ 11,473,250      $ 12,305,380
                                                        ============      ============
LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt ..............    $    160,585      $  1,376,762
 Accounts payable and accrued expenses .............         120,043           453,804
 Deferred income ...................................          37,400           163,415
                                                        ------------      ------------
Total current liabilities ..........................         318,028         1,993,981
LONG-TERM DEBT .....................................         281,789           442,374
                                                        ------------      ------------
                                                             599,817         2,436,355
PARTNERS' EQUITY ...................................      10,873,433         9,869,025
                                                        ------------      ------------
                                                        $ 11,473,250      $ 12,305,380
                                                        ============      ============

      The accompanying notes are an integral part of these balance sheets.

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE

              STATEMENTS OF INCOME AND CHANGES IN PARTNERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996






                                                              1997              1996
                                                        ---------------   ---------------
REVENUES:
 Show admission .....................................    $  9,901,214      $  8,053,939
 Sponsorships and promotions ........................       1,113,100           914,690
 Concession rental ..................................       1,970,742         1,724,060
 Parking ............................................       1,122,979           843,283
 Other ..............................................         139,074           157,166
                                                         ------------      ------------
   Operating revenues ...............................      14,247,109        11,693,138
                                                         ------------      ------------
EXPENSES:
 Talent .............................................       5,825,962         4,382,735
 Other show expenses ................................       1,866,910         1,706,317
 Advertising and marketing ..........................       1,037,048           887,673
 Producer fees and commissions ......................       1,187,253         1,071,946
 General and administrative .........................       1,713,097         1,673,580
                                                         ------------      ------------
   Operating expenses ...............................      11,630,270         9,722,251
                                                         ------------      ------------
   Net operating income .............................       2,616,839         1,970,887
                                                         ------------      ------------
OTHER EXPENSES (INCOME):
 Depreciation and amortization ......................         779,278           767,258
 Interest, net ......................................          13,167           112,947
 Other income .......................................        (180,014)         (554,749)
                                                         ------------      ------------
   Other expenses, net ..............................         612,431           325,456
                                                         ------------      ------------
   Net income .......................................       2,004,408         1,645,431
PARTNERS' EQUITY AT THE BEGINNING OF PERIOD .........       9,869,025         9,423,594
DISTRIBUTION TO PARTNERS ............................      (1,000,000)       (1,200,000)
                                                         ------------      ------------
PARTNERS' EQUITY AT THE END OF THE PERIOD ...........    $ 10,873,433      $  9,869,025
                                                         ============      ============

        The accompanying notes are an integral part of these statements.

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                         1997              1996
                                                                   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ....................................................    $  2,004,408      $  1,645,431
 Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation and amortization ...............................         779,278           767,258
   Change in accounts receivable ...............................         324,275          (215,712)
   Change in prepaid expenses and other current assets .........          (4,008)           (3,606)
   Change in accounts payable and accrued expenses .............        (333,761)          284,945
   Change in deferred income ...................................        (126,015)          (31,505)
                                                                    ------------      ------------
    Net cash provided by operating activities ..................       2,644,177         2,446,811
                                                                    ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Facility additions ............................................        (141,395)         (182,801)
                                                                    ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of debt .............................................      (1,376,762)       (1,160,585)
 Distribution to Partners ......................................      (1,000,000)       (1,200,000)
                                                                    ------------      ------------
    Net cash used in financing activities ......................      (2,376,762)       (2,360,585)
                                                                    ------------      ------------
    Change in cash and cash equivalents ........................         126,020           (96,575)
CASH AND CASH EQUIVALENTS, beginning of year ...................          76,231           172,806
                                                                    ------------      ------------
CASH AND CASH EQUIVALENTS, end of year .........................    $    202,251      $     76,231
                                                                    ============      ============

        The accompanying notes are an integral part of these statements.

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


1. SIGNIFICANT ACCOUNTING POLICIES:


 Organization

     The Riverport Performing Arts Centre, Joint Venture (the Joint Venture) is a Missouri General Partnership between Contemporary Investments Corporation (Contemporary) and Sverdrup/BRC Joint Venture (formerly Sverdrup/MDRC Joint Venture). The partners each hold a 50% interest in the equity and operations of the Joint Venture. The term of the Joint Venture continues until December 31, 2045. The Joint Venture is the developer, owner and operator of a 20,000 seat outdoor amphitheater located in St. Louis, Missouri. The Joint Venture contracts with popular musical performing artists for the entertainment of its guests. Entertainment is provided during the months of April through October to guests primarily from the St. Louis metropolitan area.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Cash and Cash Equivalents

     Cash equivalents consist of investments with a maturity of three months or less when purchased. Cash equivalents are carried at cost, which approximates market. Interest income of $61,199 and $56,708 for 1997 and 1996, respectively, is netted against interest expense in the accompanying statements of income.


 Depreciation and Amortization

     Depreciation is provided using the straight-line method over estimated useful lives of 5 to 20 years. Deferred financing fees are amortized over the life of the related debt.


 Leasehold Interest

     The facility was constructed on land obtained through a leasehold interest that expires on April 25, 2011. The Sverdrup/BRC Joint Venture sold to Contemporary an undivided 50% interest in the leasehold interest. Concurrently, both Sverdrup/BRC Joint Venture and Contemporary contributed their undivided 50% interests in the leasehold interest into the Joint Venture. Ground rent is $1 per year under the lease with the Joint Venture assigned as landlord.


 Deferred Income

     Deferred income reflects advance sales of season tickets for the subsequent operating season and is amortized into show admission revenues as the subsequent operating season progresses.


 Income Taxes

     Income taxes have not been provided for in the financial statements since the Joint Venture is organized as a partnership, and each partner is liable for its own tax payments.

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE

2. LONG-TERM DEBT

     Notes payable outstanding at December 31 are as follows:




                                                                         1997           1996
                                                                      ----------   -------------
     Mortgage note due in installments through 1997, bearing
       interest at prime plus 1/2% which averaged 8.875% during
       1997 and 1996 ..............................................    $     --     $1,216,178
     Noninterest-bearing note due in installments through 2000.....     442,374        602,958
                                                                       --------     ----------
                                                                        442,374      1,819,136
     Less-Current maturities ......................................     160,585      1,376,762
                                                                       --------     ----------
                                                                       $281,789     $  442,374
                                                                       ========     ==========

     The mortgage note contains covenants that require the Joint Venture to maintain certain financial ratios and also prohibit certain transactions. The mortgage note is secured by buildings, improvements, furniture, fixtures and equipment, limited to the remaining term of the leasehold interest expiring April 25, 2011. The mortgage note was paid off on September 25, 1997. The noninterest-bearing note is secured by all concession equipment. Cash paid for interest totaled $79,391 and $173,172 for 1997 and 1996, respectively.

     Maturities of long-term debt are as follows:



  1998 .........  $160,585
  1999 .........   160,585
  2000 .........   121,204
                  --------
                  $442,374
                  ========

3. CONCESSION RENTAL:

     The Joint Venture rents certain premises at its location for the sale of concessions under a lease that expires in 2000. Rental income is based on a percentage of gross receipts for some products sold and gross margin for other products sold.


4. RELATED-PARTY TRANSACTIONS

     Contempro Group, Inc., an affiliate of Contemporary, provides various services to the Joint Venture. These services include marketing, media placement, sales and show production. Approximately $2,235,000 and $1,766,000 was paid for these services in 1997 and 1996, respectively.

     In addition to the payments described above, the Joint Venture also compensates Contempro Group, Inc. as an agent for the procurement of these services.

     Sverdrup Investments, Inc., an affiliate of Sverdrup/BRC Joint Venture, was paid $36,000 for accounting services in 1997 and $147,000 for accounting and landscaping services in 1996.

     Riverport Trust, an affiliate of Sverdrup/BRC Joint Venture, provides ground maintenance to the tenants of the Riverport complex. The fees charged for these services is based on the total space occupied by the tenant. The Joint Venture paid approximately $62,000 and $73,000 for these services in 1997 and 1996, respectively.

     The Joint Venture had liabilities for related-party transactions and pass-through costs to affiliates of Contemporary totaling approximately $56,000 and $416,000 as of December 31, 1997 and 1996, respectively. The Joint Venture also had receivables for income collected by Contemporary totaling approximately $273,000 as of December 31, 1996.

                RIVERPORT PERFORMING ARTS CENTRE, JOINT VENTURE

5. CONTINGENCIES:


     From time to time, the Joint Venture is a party to certain lawsuits and other claims related to the normal conduct of its business. Management believes that liabilities, if any, resulting from the resolution of pending or threatened proceedings would not materially affect the financial condition or results of operations of the Joint Venture.


6. SUBSEQUENT EVENT:


     On February 27, 1998, Sverdrup/BRC Joint Venture and Contemporary sold their 50% interests in the equity and operations of the Joint Venture to SFX Entertainment, Inc. and Contemporary Acquisition Corporation, respectively.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Album Network, Inc.


     We have audited the accompanying combined balance sheets of The Album Network, Inc. and Affiliated Companies as of September 30, 1997 and 1996, and the related combined statements of operations and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Album Network, Inc. and Affiliated Companies at September 30, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                            ERNST & YOUNG LLP





November 20, 1997
New York, New York

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                             COMBINED BALANCE SHEET






                                                                                 SEPTEMBER 30,
                                                                        --------------------------------
                                                                             1996              1997
                                                                        --------------   ---------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................    $    160,453     $    272,423
 Accounts receivable, less allowance for doubtful
  accounts of $153,728 in 1997and $95,450 in 1996 ...................       2,148,159        2,229,237
 Officers' loans receivable .........................................         423,447          390,794
 Prepaid expenses and other current assets ..........................         125,558          234,914
                                                                         ------------     ------------
Total current assets ................................................       2,857,617        3,127,368
Property, plant and equipment, at cost, less accumulated depreciation
 of $1,056,689 in 1997 and $ 914,513 in 1996 ........................         278,898          303,614
Deferred software costs, less accumulated amortization of $106,639 in
 1997 and $45,768 in 1996 ...........................................         172,302          262,061
Other noncurrent assets .............................................          39,477           37,033
                                                                         ------------     ------------
Total assets ........................................................    $  3,348,294     $  3,730,076
                                                                         ============     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accrued officers' bonuses ..........................................    $  1,200,000     $  1,251,000
 Accounts payable and other accrued expenses ........................       1,081,469        1,208,424
 Officers' loans payable ............................................         650,000          489,085
 Unearned subscription income .......................................         530,255          406,529
 Taxes payable and other current liabilities ........................         339,551          224,011
 Current portion of long-term debt ..................................         636,723          506,228
                                                                         ------------     ------------
Total current liabilities ...........................................       4,437,998        4,085,277
Long-term debt ......................................................       1,294,133        1,051,881
Deferred income taxes ...............................................         279,434          114,178
Combined stockholders' deficit ......................................      (2,663,271)      (1,521,260)
                                                                         ------------     ------------
Total liabilities and stockholders' deficit .........................    $  3,348,294     $  3,730,076
                                                                         ============     ============

                            See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1997
                                  (UNAUDITED)






ASSETS
Current assets:
 Cash and cash equivalents ...............................................    $    169,498
 Accounts receivable, less allowance for doubtful
  accounts of $157,682 ...................................................       2,268,205
 Officers' loans receivable ..............................................         406,421
 Prepaid expenses and other current assets ...............................         133,293
                                                                              ------------
Total current assets .....................................................       2,977,417
Property, plant and equipment, at cost, less accumulated depreciation
 of $1,098,747 ...........................................................         307,096
Deferred software costs, less accumulated amortization of $127,116 .......         282,453
Other noncurrent assets ..................................................           9,525
                                                                              ------------
Total assets .............................................................    $  3,576,491
                                                                              ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable and other accrued expenses .............................    $  1,346,095
 Officers' loans payable .................................................         717,336
 Unearned subscription income ............................................         558,358
 Taxes payable and other current liabilities .............................         749,108
 Current portion of long-term debt .......................................         635,464
                                                                              ------------
Total current liabilities ................................................       4,006,361
Long-term debt ...........................................................         939,200
Deferred income taxes ....................................................          53,575
Combined stockholders' deficit ...........................................      (1,422,645)
                                                                              ------------
Total liabilities and stockholders' deficit ..............................    $  3,576,491
                                                                              ============

                            See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                     COMBINED STATEMENTS OF OPERATIONS AND
                             STOCKHOLDERS' DEFICIT






                                                                     YEAR ENDED SEPTEMBER 30,
                                                                -----------------------------------
                                                                      1996               1997
                                                                ----------------   ----------------
OPERATING REVENUES
Advertising revenue .........................................     $  7,040,465       $  7,619,751
Research services revenue ...................................        2,453,026          2,441,703
Direct mail & subscription revenue ..........................        1,791,887          1,837,248
Broadcast revenue ...........................................        2,085,714          2,235,788
Consulting revenue ..........................................          720,000            470,000
Other revenue ...............................................          675,790          1,152,448
                                                                  ------------       ------------
                                                                    14,766,882         15,756,938
Direct costs of revenue .....................................        4,408,997          4,107,328
                                                                  ------------       ------------
                                                                    10,357,885         11,649,610
OPERATING EXPENSES
Officers' salary expense ....................................        3,384,870          3,662,427
Other salary expense ........................................        3,956,910          3,949,715
Depreciation and amortization ...............................          183,976            203,047
General and administrative expenses .........................        2,524,704          2,483,197
                                                                  ------------       ------------
                                                                    10,050,460         10,298,386
                                                                  ------------       ------------
Income from operations ......................................          307,425          1,351,224
OTHER INCOME (EXPENSE)
Interest income--officers' loans ............................           35,000             41,600
Interest income--third party ................................            6,961              1,295
Interest expense--officers' loans ...........................          (35,000)           (55,940)
Interest expense--third party ...............................         (256,164)          (175,490)
                                                                  ------------       ------------
Income before income taxes ..................................           58,222          1,162,689
INCOME TAXES
Provision for income taxes ..................................          211,832             20,678
                                                                  ------------       ------------
Net income (loss) ...........................................         (153,610)         1,142,011
Combined stockholders' deficit at beginning of year .........       (2,509,661)        (2,663,271)
                                                                  ------------       ------------
Combined stockholders' deficit at end of year ...............     $ (2,663,271)      $ (1,521,260)
                                                                  ============       ============

                            See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                     COMBINED STATEMENT OF OPERATIONS AND
                             STOCKHOLDERS' DEFICIT
                      THREE MONTHS ENDED DECEMBER 31, 1997
                                  (UNAUDITED)






OPERATING REVENUES
Advertising revenue ...........................................    $  1,605,422
Research services revenue .....................................         604,961
Direct mail & subscription revenue ............................         521,851
Broadcast revenue .............................................         825,686
Other revenue .................................................          97,437
                                                                   ------------
                                                                      3,655,357
Direct costs of revenue .......................................       1,056,785
                                                                   ------------
                                                                      2,598,572
OPERATING EXPENSES
Officers' salary expense ......................................         209,424
Other salary expense ..........................................       1,090,662
Depreciation and amortization .................................          62,535
General and administrative expenses ...........................       1,034,159
                                                                   ------------
                                                                      2,396,780
                                                                   ------------
Income from operations ........................................         201,792
OTHER INCOME (EXPENSE)
Interest income--officers' loans ..............................           4,171
Interest income--third party ..................................             169
Interest expense--officers' loans .............................         (15,596)
Interest expense--third party .................................         (26,921)
                                                                   ------------
Income before income taxes ....................................         163,615
INCOME TAXES
Provision for income taxes ....................................          65,000
                                                                   ------------
Net income (loss) .............................................          98,615
Combined stockholders' deficit at beginning of period .........      (1,521,260)
                                                                   ------------
Combined stockholders' deficit at end of period ...............    $ (1,422,645)
                                                                   ============

                            See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS






                                                                          YEAR ENDED SEPTEMBER 30,
                                                                       ------------------------------
                                                                            1996             1997
                                                                       --------------   -------------
OPERATING ACTIVITIES
Net income .........................................................     $ (153,610)     $1,142,011
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization ....................................        183,976         203,047
  Provision for doubtful accounts ..................................         13,584          58,278
  Changes in operating assets and liabilities:
   Accounts receivable .............................................       (246,873)       (139,356)
   Prepaid expenses and other current assets .......................        154,120        (109,356)
   Other non current assets ........................................         (3,378)          2,444
   Accounts payable and accrued expenses ...........................         69,816         126,955
   Unearned subscription income ....................................        101,623        (123,726)
   Accrued officers' bonus .........................................        639,000          51,000
   Deferred income taxes ...........................................         39,268        (165,256)
   Taxes payable and other current liabilities .....................        143,423        (115,540)
                                                                         ----------      ----------
Net cash provided by operating activities ..........................        940,949         930,501
                                                                         ----------      ----------
INVESTING ACTIVITIES
Purchase of property and equipment .................................        (65,731)       (166,892)
Deferred software costs ............................................        (97,463)       (150,630)
                                                                         ----------      ----------
Net cash used in investing activities ..............................       (163,194)       (317,522)
                                                                         ----------      ----------
FINANCING ACTIVITIES
Payments on long term debt .........................................       (860,236)       (527,747)
Proceeds from additional debt borrowings ...........................         52,500         155,000
Proceeds from (repayments of) officers' loans, net .................         61,355        (128,262)
                                                                         ----------      ----------
Net cash used in financing activities ..............................       (746,381)       (501,009)
                                                                         ----------      ----------
Net increase in cash and cash equivalents ..........................         31,374         111,970
Cash and cash equivalents at beginning of year .....................        129,079         160,453
                                                                         ----------      ----------
Cash and cash equivalents at end of year ...........................     $  160,453      $  272,423
                                                                         ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .............................................     $  304,726      $  190,168
                                                                         ==========      ==========
Cash paid for income taxes .........................................     $   21,375      $   26,316
                                                                         ==========      ==========

                            See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                       COMBINED STATEMENT OF CASH FLOWS
                      THREE MONTHS ENDED DECEMBER 31, 1997
                                  (UNAUDITED)






OPERATING ACTIVITIES
Net income .........................................................    $     98,615
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization ....................................          62,535
  Provision for doubtful accounts ..................................           3,954
  Changes in operating assets and liabilities:
   Accounts receivable .............................................         (42,922)
   Prepaid expenses and other current assets .......................         101,621
   Other non current assets ........................................          27,508
   Accounts payable and accrued expenses ...........................         137,671
   Unearned subscription income ....................................         151,829
   Accrued officers' bonus .........................................      (1,251,000)
   Deferred income taxes ...........................................         (60,603)
   Taxes payable and other current liabilities .....................         525,097
                                                                        ------------
Net cash used in operating activities ..............................        (245,695)
INVESTING ACTIVITIES
Purchase of property and equipment .................................         (45,540)
Deferred software costs ............................................         (40,869)
                                                                        ------------
Net cash used in investing activities ..............................         (86,409)
FINANCING ACTIVITIES
Payments on long term debt .........................................        (112,681)
Proceeds from additional debt borrowings ...........................         129,236
Proceeds from officers' loans, net .................................         212,624
                                                                        ------------
Net cash provided by financing activities ..........................         229,179
                                                                        ------------
Net decrease in cash and cash equivalents ..........................        (102,925)
Cash and cash equivalents at beginning of year .....................         272,423
                                                                        ------------
Cash and cash equivalents at end of year ...........................    $    169,498
                                                                        ============

                            See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

     The accompanying combined financial statements include the accounts of The Album Network, Inc., The Network 40, Inc., The Urban Network, Inc. and In-the-Studio (collectively, the "Companies"). Intercompany transactions and balances among the Companies have been eliminated in combination.

     On August 27, 1997, the board of directors and shareholders of the Companies approved a plan of agreement and merger which provided that The Urban Network, Inc. merge into The Album Network, Inc. (the "Company") effective September 24, 1997. The Companies accounted for the transaction as a merger of companies under common control.

     The Companies publish six music trade magazines, produce rock, urban and top 40 programming specials and manufacture compact disc samplers. They also serve as product marketing advisors to contemporary music talent and their managers in providing creative content and innovative marketing campaigns. In addition, the Companies provide research services for radio station program directors and record label executives. The Companies publishes five print periodicals for rock and top 40 music broadcasters, retailers and music industry executives. The weekly publications are the "Album Network" and the "Network 40". The monthly publications are the "Virtually Alternative" and "Totally Adult" and the quarterly publication is titled "AggroActive." Additionally, "The Urban Network" trade magazine is published each week.

 Revenue Recognition

     The Companies' magazines generate revenue from advertising sales, complemented by subscription sales and incremental direct mail revenue.

     Unearned subscription income represents revenues on subscriptions for which publications have not been delivered to customers as of the balance sheet date. Unearned subscription income at September 30, 1996 also includes unearned income on certain advertising and direct mail packages.

     Revenue from research services is recognized straight-line over the license term or upon the sale of computer software developed for licensees and other customers. Advertising and broadcast revenues are recognized when advertisements are run or aired.

 Furniture and Equipment

     Furniture and equipment are valued at cost less accumulated depreciation. Depreciation is provided on the straight-line and declining balance methods over the estimated useful lives of the assets, as follows:


  Computer hardware ...............   5 years
  Software ........................   5 years
  Furniture and equipment .........   5-7 years
  Leasehold improvements ..........   5 years

 Deferred Software Costs

     Costs incurred to produce software masters and subsequent enhancements to such software are capitalized and amortized over the remaining economic life of the master (generally, five years). Costs of maintenance and customer support are charged to expense when incurred.

 Cash and Cash Equivalents

     The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

 Income Taxes


     Each of the affiliated Companies file a separate tax return. The Album Network, Inc. and the Urban Network, Inc. are "C Corporations." The Network 40, Inc. has elected to be taxed as an "S Corporation". The "S Corporation" election is effective for both federal and state tax purposes. Accordingly all items of income, loss, deduction or credit are reported by the shareholders on their respective personal income tax returns. The corporate tax rate for S Corporations in California is one and one-half percent (1.5%).


 Risks and Uncertainties


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


 Concentration of Credit Risk


     The Company maintains bank balances with City National Bank in excess of the federally insured limit of $100,000.


 Reclassification


     Certain amounts in the financial statements have been reclassified to conform with the current presentations.


 Interim Financial Information


     Financial information as of December 31, 1997 and for the three months ended December 31, 1997 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for such period have been included, all adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.


2. RELATED PARTY TRANSACTIONS


 Officers' Loans


     The Companies have several loan agreements outstanding with its officers in order to satisfy the cash flow needs of operations. The interest rates on the loans to and from the officers range from approximately 10% to 12%.


     At October 1, 1995, the officers owed the Companies $471,918 and the Companies owed the officers $637,116. During the year ended September 30, 1996, the officers repaid $48,471 and loaned the Companies an additional $12,884.


     At October 1, 1996, the officers owed the Companies $423,447 and the Companies owed the officers $650,000. During the year ended September 30, 1997, the officers repaid $32,653 to the Companies and the Companies repaid $160,915 to the officers.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

3. LONG-TERM DEBT

     A summary of long-term debt as of September 30, 1997 and 1996 is as follows:



                                                                               SEPTEMBER 30
                                                                       -----------------------------
                                                                            1996            1997
                                                                       -------------   -------------
Note payable to City National Bank, collateralized by certain equipment and personally guaranteed by the stockholders; payable in monthly installments of $2,917 plus interest at 10.5%; due
 May 1999 ..........................................................    $   96,994      $   62,740
Note payable to City National Bank, personally guaranteed by the stockholders; payable in monthly installments of $41,233 plus interest at 8.75% through January 22, 1997 and at 8.25% thereafter;
 due December 2000.(A) .............................................     1,821,862       1,415,369
Other ..............................................................        12,000          80,000
                                                                        ----------      ----------
                                                                         1,930,856       1,558,109
Less current portion ...............................................       636,723         506,228
                                                                        ----------      ----------
Long-term debt .....................................................    $1,294,133      $1,051,881
                                                                        ==========      ==========

----------
(A) In September 1995 The Album Network, Inc., The Network 40, Inc. and The Urban Network, Inc. entered into a loan agreement with City National Bank for $2,330,000 in connection with a redemption of common stock. Interest was set at 8.75% per year and principal and interest were payable in monthly installments of $57,846 through September 1999. In January 1997, the loan agreement was revised. Interest was reset at 8.25% and monthly payments of $41,233 were extended through December 2000. The principal balance at the date of revision was $1,687,560.


4. COMMON STOCK

     The Companies' stock and tax status at September 30, 1997 are as follows:




                                                                           SHARES
                                                                           ISSUED
                                              TAX           SHARES           AND
                                             STATUS       AUTHORIZED     OUTSTANDING
                                         -------------   ------------   ------------
     The Album Network, Inc. .........      C-Corp.       1,000,000         220
     The Network 40, Inc. ............      S-Corp.         100,000         825
     The Urban Network, Inc. .........      C-Corp.         100,000         825
     In-the-Studio ...................    Partnership         n/a           n/a

5. COMMITMENTS AND CONTINGENCIES

 Leases

     The Companies lease an office facility under noncancellable leases which expire in February 1998.

     Total rent expense for the years ended September 30, 1997 and 1996 under operating leases was $262,812 and $256,026, respectively.

     Future minimum lease payments under noncancellable operating leases as of September 30, 1997 total $121,155, all of which is payable in 1998.


 Other Matters

     As of September 30, 1997, approximately $80,000 was drawn on lines of credit with City National Bank. There were no amounts drawn as of September 30, 1996.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

6. INCOME TAXES


     The Album Network has received a Statutory Notice of Deficiency from the Internal Revenue Service ("IRS") for the years ended September 30, 1994, 1995 and 1996 asserting tax deficiencies resulting primarily from an IRS position that compensation paid to officers was unreasonable and excessive. In total, approximately $3.5 million of adjustments increasing taxable income have been proposed. The total additional tax, penalties and interest through September 30, 1997 related to these adjustments would be approximately $1.8 million. The company has analyzed these matters with tax counsel and believes it has meritorious defenses to the deficiencies asserted by the IRS. The company has filed a petition with the United States Tax Court contesting the asserted liability. While the company believes that a successful defense of this case may be made, in light of the economic burdens of the defense, the company may entertain a settlement for up to $291,000. Accordingly, the company has recorded reserves in such amount, including $23,000, $115,000 and $153,000 for the years ended September 30, 1997, 1996 and prior periods, respectively.


     For the years ended September 30, 1996 and 1997 the provision for income taxes is as follows:




                                  1996           1997
                              -----------   -------------
  Current:
   Federal ................    $129,911      $  143,056
   State ..................      17,710          42,878
                               --------      ----------
    Total .................     147,621         185,934
                               --------      ----------
  Deferred:
   Federal ................      49,764        (150,383)
   State ..................      14,447         (14,873)
                               --------      ----------
    Total .................      64,211        (165,256)
                               --------      ----------
  Total ...................    $211,832      $   20,678
                               ========      ==========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Companies' deferred tax assets and liabilities as of September 30, 1996 and 1997 are as follows:




                                                         1996         1997
                                                     -----------   ----------
         Deferred tax assets:
          Contributions carryforward .............    $  8,194      $ 10,078
         Deferred tax liabilities:
          Fixed assets ...........................      12,280        11,830
          Intangible assets ......................     275,346       112,424
                                                      --------      --------
          Total deferred tax liabilities .........     287,628       124,254
                                                      --------      --------
         Net deferred tax liabilities ............    $279,434      $114,176
                                                      ========      ========

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES

7. EMPLOYEE RETIREMENT PLAN


     In January 1997, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402 (g) of the Internal Revenue Code. The Companies contribute monthly to participating employees accounts at the rate of 10% of the participating employees contributions. During the year ended September 30, 1997, the Companies contributions totaled approximately $14,000.


8. SUBSEQUENT EVENTS (UNAUDITED)


     On February 27, 1998, the Company was acquired by SFX Entertainment Inc.

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
BG Presents, Inc.


     We have audited the accompanying consolidated balance sheets of BG Presents, Inc. and Subsidiaries as of January 31, 1997 and 1998, and the related consolidated statements of income, cash flows and stockholders' equity for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BG Presents, Inc. and subsidiaries at January 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.




                                              Ernst & Young LLP



New York, New York
March 20, 1998

                      BG PRESENTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                                                  JANUARY 31
                                                                        ------------------------------
                                                                             1997             1998
                                                                        --------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................    $11,819,831     $ 5,380,984
 Accounts receivable--trade .........................................      3,164,543       5,460,915
 Accounts receivable--related parties ...............................      1,347,150         776,174
 Investments ........................................................        370,000              --
 Inventories ........................................................        236,078         227,766
 Prepaid assets .....................................................        450,883       3,001,450
 Income tax receivable ..............................................        418,528              --
 Deferred income taxes ..............................................         94,000              --
 Other current assets ...............................................             --         118,455
                                                                         -----------     -----------
Total current assets ................................................     17,901,013      14,965,744
Property and equipment, net .........................................      9,661,910       8,904,509
Goodwill, net of accumulated amortization of $238,400 and
 $357,600 at January 31, 1997 and 1998, respectively.................      1,549,600       1,430,400
Other assets (Note 6) ...............................................            167       4,100,011
                                                                         -----------     -----------
Total assets ........................................................    $29,112,690     $29,400,664
                                                                         ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable--current portion .....................................    $   722,966     $   879,040
 Lease commitment--current portion ..................................         35,676              --
 Accounts payable ...................................................      3,229,054       1,816,959
 Deferred revenue ...................................................      1,362,533       1,480,145
 Accrued liabilities and other current liabilities ..................      3,721,749       3,753,613
                                                                         -----------     -----------
Total current liabilities ...........................................      9,071,978       7,929,757
Lease commitment, less current portion ..............................      6,704,719              --
Notes payable, less current portion .................................      5,233,709      11,134,834
Deferred income taxes ...............................................      2,617,000       2,617,000
Stockholders' equity:
 Common stock, no par value; 10,000,000 shares authorized;
   1,000,000 shares issued and outstanding in 1997 and 1998 .........      1,198,947       1,198,947
 Retained earnings ..................................................      4,286,337       6,520,126
                                                                         -----------     -----------
Total stockholders' equity ..........................................      5,485,284       7,719,073
                                                                         -----------     -----------
Total liabilities and stockholders' equity ..........................    $29,112,690     $29,400,664
                                                                         ===========     ===========

                            See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES

                        CONSOLIDATED INCOME STATEMENTS




                                                                   YEAR ENDED JANUARY 31
                                                     -------------------------------------------------
                                                          1996             1997              1998
                                                     --------------   --------------   ---------------
REVENUES
Concert revenues .................................    $ 62,996,606     $ 74,981,534     $ 75,898,464
Contract management ..............................       7,844,248       10,255,060       23,632,596
Concessions/merchandise ..........................       5,536,287        7,094,593        6,021,845
                                                      ------------     ------------     ------------
                                                        76,377,141       92,331,187      105,552,905
Cost of revenues .................................      54,383,763       69,916,840       81,092,377
                                                      ------------     ------------     ------------
                                                        21,993,378       22,414,347       24,460,528
EXPENSES
General and administrative .......................      17,614,296       17,602,501       18,866,259
Depreciation and amortization ....................       1,441,439        1,474,414        1,026,684
                                                      ------------     ------------     ------------
Income from operations ...........................       2,937,643        3,337,432        4,567,585
OTHER INCOME (EXPENSE)
Interest expense .................................      (1,324,219)      (1,257,758)        (916,723)
Interest income ..................................         307,756          295,057          294,888
Miscellaneous ....................................         535,191          289,222          (24,300)
                                                      ------------     ------------     ------------
Income before provision for income taxes .........       2,456,371        2,663,953        3,921,450
Provision for income taxes .......................       1,160,718        1,272,190        1,687,661
                                                      ------------     ------------     ------------
Net income .......................................    $  1,295,653     $  1,391,763     $  2,233,789
                                                      ============     ============     ============

                            See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                YEAR ENDED JANUARY 31
                                                                 ---------------------------------------------------
                                                                       1996              1997              1998
                                                                 ---------------   ---------------   ---------------
OPERATING ACTIVITIES
Net income ...................................................    $  1,295,653      $  1,391,763      $  2,233,789
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization of property and
   equipment .................................................       1,322,239         1,355,214           907,484
 Amortization of goodwill ....................................         119,200           119,200           119,200
 Loss on sale of property and equipment ......................          13,603                --                --
 Changes in operating assets and liabilities:
   Accounts receivable--trade ................................         524,566        (1,356,263)       (2,296,372)
   Accounts receivable--related parties ......................        (496,971)             (821)          570,976
   Inventories ...............................................        (228,294)           (7,784)            8,312
   Prepaid assets and other ..................................        (322,524)          478,391        (2,550,567)
   Income tax receivable .....................................         (50,888)         (328,390)          300,073
   Accounts payable and accrued expenses .....................        (491,982)        3,128,476        (1,380,231)
   Deferred income taxes .....................................       1,139,000            45,000            94,000
   Deferred revenue ..........................................         (67,859)          379,748           117,612
   Other .....................................................         288,367               160            74,347
                                                                  ------------      ------------      ------------
Net cash provided by (used in) operating activities ..........       3,044,110         5,204,694        (1,801,377)
INVESTING ACTIVITIES
Purchase of SAP limited partnership interest .................      (4,250,000)               --                --
Proceeds from sale of equipment ..............................          13,150                --                --
Capital expenditures, including White River
 Amphitheatre ................................................        (469,447)         (367,678)       (4,247,528)
Other ........................................................        (644,496)         (247,000)          293,254
                                                                  ------------      ------------      ------------
Net cash used in investing activities ........................      (5,350,793)         (614,678)       (3,954,274)
FINANCING ACTIVITIES
Payments of notes payable ....................................        (444,985)         (775,756)               --
Borrowings on notes payable ..................................              --         1,000,000         6,057,199
Payments of lease commitments ................................        (395,330)         (405,275)       (6,740,395)
Retirement of stock ..........................................              --           (21,053)               --
                                                                  ------------      ------------      ------------
Net cash used in financing activities ........................        (840,315)         (202,084)         (683,196)
Net increase (decrease) in cash and cash equivalents .........      (3,146,998)        4,387,932        (6,438,847)
Cash and cash equivalents at beginning of year ...............      10,578,897         7,431,899        11,819,831
                                                                  ------------      ------------      ------------
Cash and cash equivalents at end of year .....................    $  7,431,899      $ 11,819,831      $  5,380,984
                                                                  ============      ============      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .......................................    $  1,324,219      $  1,257,664      $  1,092,356
Cash paid for income taxes ...................................         888,738         1,280,000         1,325,000

                            See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED JANUARY 31, 1998, 1997 AND 1996



Balance--January 31, 1995 ..............................    $2,818,921
Net income for the year ended January 31, 1996 .........     1,295,653
                                                            ----------
Balance--January 31, 1996 ..............................     4,114,574
Net income for the year ended January 31, 1997 .........     1,391,763
Repurchase and retirement of stock .....................       (21,053)
                                                            ----------
Balance--January 31, 1997 ..............................     5,485,284
Net income for the year ended January 31, 1998 .........     2,233,789
                                                            ----------
Balance--January 31, 1998 ..............................    $7,719,073
                                                            ==========

                            See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               JANUARY 31, 1998


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Business and Principles of Consolidation

     BG Presents, Inc. ("BGP" or the "Company") is a holding company for various operating subsidiaries which principally promote and manage musical and special events in the San Francisco Bay Area. In addition, the Company owns the Shoreline Amphitheatre in Mountain View, California. Bill Graham Enterprises, Inc. ("BGE"), Bill Graham Presents, Inc. ("BGPI"), Bill Graham Management, Inc. ("BGM"), AKG, Inc. ("AKG"), Shoreline Amphitheatre, Ltd. ("SAL"), Fillmore Fingers, Inc. ("FF"), and Shoreline Amphitheatre Partners ("SAP" and, collectively, the "Companies") are wholly-owned subsidiaries of the Company. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

     BGE and BGPI earn promotion income in two ways: either a fixed fee for organizing and promoting an event, or an arrangement that entitles them to a profit percentage based on a predetermined formula. In addition, the Companies earn revenue from merchandise and concessions sold during events which they promote. BGM manages the careers of various artists and records a percentage of the artists' gross sales from publishing rights, record sales, and tours as contract management revenue.

     AKG operates the Fillmore, Warfield, and Punchline theatres located in San Francisco, which generate revenue from food and beverage sales, sponsorships, and ticket sales. Bill Graham Special Events, a division of AKG, records management/contract fees from organizing corporate and other parties at various venues in the San Francisco Bay Area. FF provides table service (food and beverage) for two theatres located in Los Angeles owned by third parties.

 Revenue Recognition

     Revenue from talent management and the sales of tickets is recognized when earned. Cash received from the sale of tickets for events not yet performed is deferred. Revenue from the direct sale of compact discs is recognized upon the date of sale. The Company's revenue included $305,017, $14,562,000 and $13,483,683 during the fiscal years ended January 31, 1996, 1997 and 1998, respectively, from various gymnastics tours, ice skating tours and television specials.

 Cash and Cash Equivalents

     The Company considers all investments purchased with an original maturity date of three months or less to be cash equivalents. At January 31, 1996, 1997 and 1998, the Companies had cash balances in excess of the federally insured limits of $100,000 per institution.

 Use of Estimates

     Generally accepted accounting principles require management to make assumptions in estimates that affect the amount reported in the financial statements for assets, liabilities, revenues, and expenses. In addition, assumptions and estimates are used to determine disclosure for contingencies, commitments, and other matters discussed in the notes to the financial statements. Actual results could differ from those estimates.

 Accounts Receivable

     The Company's accounts receivable are principally due from ticket service and merchandising companies in the San Francisco Bay Area. In addition, related party receivables include amounts due from owners of the Company and from affiliated companies. Management believes that all accounts receivable as of January 31, 1996, 1997 and 1998 were fully collectible; therefore, no allowance for doubtful accounts was recorded.

                      BG PRESENTS, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
     (CONTINUED)


 Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives, which range from 3 to 40 years. Leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.


 Goodwill

     The Company amortizes goodwill over a 15 year period.


 Income Taxes

     The Companies account for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.


 Inventories

     Inventories, which consist principally of compact discs and beverage items, are stated at first-in, first-out (FIFO) cost, which is not in excess of market.


 Advertising and Promotion Costs

     The Company expenses all advertising and promotion costs as incurred, except in instances where management believes these costs generate a direct response from customers. Advertising expenses were $3,408,322, $4,319,291 and $4,519,049 for the fiscal years ended January 31, 1996, 1997 and 1998, respectively.


2. INCOME TAXES

     The provision for income taxes for the fiscal years ended January 31, 1997 and 1998 is summarized as follows:


                                     1997            1998
                                -------------   -------------
  Current:
  Federal ...................    $  984,500      $1,304,837
  State .....................       285,800         378,824
                                 ----------      ----------
                                  1,270,300       1,683,661
  Deferred:
  Federal ...................         1,500           3,100
  State .....................           400             900
                                 ----------      ----------
                                      1,900           4,000
                                 ----------      ----------
                                 $1,272,200      $1,687,661
                                 ==========      ==========

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax liabilities as of January 31, 1997 and 1998 are primarily the result of the difference between the book basis of depreciable assets and the related tax basis.

     The difference between the tax provision at Federal statutory rates and the effective rate is due to state taxes, amortization of goodwill and other nondeductible items.

                      BG PRESENTS, INC. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

     Property and equipment as of January 31, 1997 and 1998 consists of the following:




                                                   1997               1998
                                             ----------------   ----------------
         Buildings .......................    $   8,234,231      $   8,251,729
         Leasehold improvements ..........       10,326,553         10,403,033
         Equipment .......................        2,166,037          2,184,855
         Office furniture ................          693,068            711,235
         Computer equipment ..............          330,367            343,493
         Vehicle .........................           61,211             67,205
                                              -------------      -------------
                                                 21,811,467         21,961,550
         Accumulated depreciation and
           amortization ..................      (12,783,510)       (13,528,140)
                                              -------------      -------------
                                                  9,027,957          8,443,410
         Land ............................          633,953            633,953
                                              -------------      -------------
                                              $   9,661,910      $   9,067,363
                                              =============      =============

4. PENSION PLAN

     The Company sponsors a 401(k) Tax Advantage Savings Plan that covers employees who have one year of service, have worked at least 1,000 hours, are 21 years of age or older, and are not covered by a union contract. At its discretion, the Company may contribute a percentage of gross pay to the plan, up to a maximum gross pay of $150,000 per participant. In addition, the Company makes a matching contribution of 25% of each participant's account up to $400 of their salary deferral each year, for a maximum company matching contribution of $100. Total contributions to the plan were approximately $182,000, $186,000 and $213,049 for the years ended January 31, 1996, 1997 and 1998, respectively.

                      BG PRESENTS, INC. AND SUBSIDIARIES

5. NOTES PAYABLE


     Notes payable as of January 31, 1997 and 1998 consists of the following:




                                                                       1997             1998
                                                                  -------------   ---------------
   Note payable to Midland Loan Services LP; monthly
     payments of $16,574, including interest at the bank's
     index rate plus 3.5% (8.4% and 8.375% at January 31,
     1997 and 1998, respectively; matures May 1, 2004;
     secured by deed ..........................................    $2,215,001       $ 2,193,732
   Note payable to Sanwa Bank; quarterly payments range
     from $75,000 to $200,000, interest accrued monthly at
     the bank's prime rate plus 0.5% (8.75% and 8.75% at
     January 31, 1997 and 1998, respectively); matures
     January 31, 2001 .........................................     2,925,000         2,425,000
   Note payable to Sanwa Bank; monthly payments of
     $16,666, including interest at a rate of London Inter-
     Bank Offered Rate (LIBOR) plus 2.5%; matures
     January 31, 2002; secured by assets of the Company
     (excluding the office building) ..........................       816,674           616,682
   Note payable to Sanwa Bank; monthly payments range
     from $12,000 to $25,000, interest accrued monthly at the
     bank's index rate plus 2.375%; matures March 1, 2007;
     secured by deed ..........................................            --         6,778,460
                                                                   ----------       -----------
                                                                    5,956,675        12,013,874
   Less current portion .......................................      (722,966)         (879,040)
                                                                   ----------       -----------
                                                                   $5,233,709       $11,134,834
                                                                   ==========       ===========

     The first note payable with Sanwa Bank also provided for a line-of-credit of up to $1,000,000 that expired on April 30, 1997. At January 31, 1998, there were no borrowings outstanding against this credit line.

                      BG PRESENTS, INC. AND SUBSIDIARIES

5. NOTES PAYABLE (CONTINUED)

     At January 31, 1998, the Company has a $3,000,000 unused line-of-credit with a bank to be drawn upon as needed, with interest at the bank's prime rate plus 0.5%. In addition, the Company may use up to $1,500,000 of the line for letters-of-credit. This line-of-credit is secured by the assets of the Company.


     Maturities of long-term debt are approximately as follows:



  Year ended January 31:
  1999 ...........................    $   879,040
  2000 ...........................        893,998
  2001 ...........................      1,851,908
  2002 ...........................        227,764
  2003 ...........................        246,791
  Thereafter .....................      7,914,373
                                      -----------
                                      $12,013,874
                                      ===========

6. COMMITMENTS AND CONTINGENCIES


 Leases

     The Company leases nightclubs, theaters and storage space pursuant to noncancellable operating leases. Certain leases require contingent rentals to be paid based on a percentage of gross sales of tickets, merchandise, and food and beverage. These leases expire on various dates through June 2021.

     At January 31, 1998, the future minimum operating lease payments under noncancelable operating leases are as follows:



  Year ended January 31:
  1999 ...........................    $  543,354
  2000 ...........................       547,211
  2001 ...........................       485,961
  2002 ...........................       451,694
  2003 ...........................       425,633
  Thereafter .....................     2,367,353
                                      ----------
                                      $4,821,206
                                      ==========

     Total minimum rental expense included in operating expenses for the years ended January 31, 1996, 1997 and 1998 was $810,956, $438,500 and $706,219,
respectively, and the contingent rental expense was $541,334, $627,222 and $725,787, respectively. Included in cost of revenues is $6,145,944, $6,392,616 and $7,265,769 of contingent rentals paid based on gross sales for the years ended January 31, 1996, 1997 and 1998, respectively.


 Shoreline Amphitheater Lease and Agreement

     The Shoreline Amphitheater Lease and Agreement, as amended, provides for, among other things, that the City of Mountain View, California (the "City") owns certain real property (the "Site") which it has leased to the Company for the purpose of constructing and operating the amphitheater. The lease terminates after 35 years on November 30, 2021, and the Company has the option to extend for three additional five-year periods.

                      BG PRESENTS, INC. AND SUBSIDIARIES

     The Company is obligated to pay as rent to the City a certain percentage of "gross receipts" received annually by the Company and additional rent based on the "net available cash" of the Company, as such terms are defined in the agreement.


6. COMMITMENTS AND CONTINGENCIES (CONTINUED)


     Rent expense charged to operations for the years ended January 31, 1996, 1997 and 1998 amounted to $594,002, $396,789 and $613,933, respectively.


     As of the year ended January 31, 1997, the Company was obligated to pay the City $93,200 monthly, which related to $9,500,000 of funds provided the Company by the City pursuant to the lease. Prior to the refinancing of this arrangement as a $6.9 million note payable to Sanwa Bank (see Note 5), the Company had accounted for this obligation as a long-term liability amortizable on a monthly basis over the 20-year period commencing August 1, 1986. The principal and interest (10.24%) on this liability were being amortized monthly. At January 31, 1997, the outstanding balance amounted to $6,740,395, of which $35,676 was current.


 Seattle White River Amphitheatre


     The Company has committed payments for the construction of an amphitheatre in the Seattle, Washington market totaling $10 million. Through January 31, 1998, the Company has paid $3,921,812 toward this project. This amount is included in other assets on the balance sheet. The Company has also capitalized interest pertaining to the capital expenditures for the amphitheatre of $175,633 at January 31, 1998, which is also included in other assets on the balance sheet.


 Employment Contracts


     The Company has entered into employment contracts with certain key employees which amount to $2,300,000 per year. These contracts are in effect until the first note payable to Sanwa Bank (see Note 5) is paid in full or six years, whichever comes first. According to these agreements, compensation and other benefits will cease if discharged with just cause, death or disability, and resignation of employment. Benefits do not cease if discharged without just cause.


 Contingencies


     The Company is involved in various legal and other matters arising in the normal course of business. Based upon information available to management, its review of these matters to date and consultation with counsel, management believes that any liability relating to these matters would not have a material effect on the Company's financial position and results of operations.


7. SUBSEQUENT EVENTS


 Acquisition of Companies by SFX Entertainment, Inc.


     On February 24, 1998, the stockholders of the Company sold all of the outstanding capital stock of the Companies to SFX Entertainment, Inc. for cash consideration of $60.8 million (including the repayment of $12 million in the Companies' debt and the issuance of 562,640 shares of common stock of SFX Entertainment, Inc.). The Company has agreed to have net working capital, as defined, at the closing at least equal to the Company's debt.

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors
Concert/Southern Promotions


     We have audited the accompanying combined balance sheet of Concert/Southern Promotions and Affiliated Companies as of December 31, 1997, and the related combined statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Concert/Southern Promotions and Affiliated Companies at December 31, 1997, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                        ERNST & YOUNG LLP





New York, New York
March 13, 1998

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                            COMBINED BALANCE SHEET
                               DECEMBER 31, 1997



ASSETS
Current assets:
 Cash and cash equivalents ..................................   $  612,967
 Accounts receivable ........................................      185,437
 Due from owners (Note 3) ...................................      332,754
 Prepaid expenses and other current assets ..................      115,844
                                                                ----------
Total current assets ........................................    1,247,002
Investments in equity investees (Note 2) ....................      895,790
Property and equipment:
 Land .......................................................       19,638
 Leasehold improvements .....................................      286,998
 Furniture and equipment ....................................      496,265
                                                                ----------
                                                                   802,901
 Accumulated depreciation and amortization ..................      460,483
                                                                ----------
                                                                   342,418
                                                                ----------
Total assets ................................................   $2,485,210
                                                                ==========
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses ......................   $  229,558
 Deferred income ............................................      368,150
                                                                ----------
Total current liabilities ...................................      597,708
Combined stockholders' equity (Note 4) ......................    1,887,502
                                                                ----------
Total liabilities and combined stockholders' equity .........   $2,485,210
                                                                ==========

                            See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                        COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997



Operating revenues:
 Concert revenue .............................    $14,796,977
 Cost of concerts ............................      9,877,586
                                                  -----------
                                                    4,919,391
Operating expenses:
 Salaries--officers ..........................        364,000
 Bonuses--officers ...........................        564,767
 Salaries--other .............................        367,356
 Rent expense ................................        207,220
 Legal and accounting fees ...................        201,435
 Depreciation and amortization ...............         78,682
 General and administrative expenses .........      1,367,304
                                                  -----------
                                                    3,150,764
                                                  -----------
Income from operations .......................      1,768,627
Other income:
 Interest income .............................         59,624
 Losses from equity investees ................        (79,629)
                                                  -----------
Net income ...................................    $ 1,748,622
                                                  ===========

                            See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                       COMBINED STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1997



OPERATING ACTIVITIES
Net income ......................................................................    $  1,748,622
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ................................................          78,682
   Losses from equity investees .................................................          79,629
   Changes in operating assets and liabilities:
    Accounts receivable .........................................................       1,000,781
    Prepaid expenses and other current assets ...................................          69,896
    Accounts payable and accrued expenses .......................................        (452,361)
    Deferred income .............................................................         368,150
Net cash provided by operating activities .......................................       2,893,399
FINANCING ACTIVITIES
Due to/from owner ...............................................................        (398,080)
Distributions paid to stockholder ...............................................      (2,722,827)
                                                                                     ------------
Net cash used in financing activities ...........................................      (3,120,907)
                                                                                     ------------
Net decrease in cash and cash equivalents .......................................        (227,508)
Cash and cash equivalents at beginning of year ..................................         840,475
                                                                                     ------------
Cash and cash equivalents at end of year ........................................    $    612,967
                                                                                     ============

                            See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                  COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                         YEAR ENDED DECEMBER 31, 1997




Balance, January 1, 1997 .............    $  2,861,707
Distributions to stockholder .........      (2,722,827)
Net income ...........................       1,748,622
                                          ------------
Balance, December 31, 1997 ...........    $  1,887,502
                                          ============

                            See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES


 Principles of Combination

     The accompanying combined financial statements include the accounts of Southern Promotions, Inc., High Cotton, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc., Cooley and Conlon Management, Inc. ("CCMI") and Interfest, Inc. and their wholly-owned subsidiaries:
Concert/Southern Chastain Promotions ("Concert/Southern"), Roxy Ventures, Cotton Club and Midtown Music Festival (collectively, the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are presented on a combined basis to reflect common ownership by Alex Cooley, Peter Conlon and Stephen Selig III.

     Concert/Southern is the predominant musical event promoter in the Atlanta, Georgia region, and through Chastain Joint Ventures ("Chastain Ventures") is the operator, pursuant to a long-term lease with the City of Atlanta, of the Chastain Park Amphitheater. Chastain Ventures is owned equally by Concert/Southern and the Atlanta Symphony Orchestra, and is accounted for by Concert/Southern on the equity method. Buckhead Promotions and Northern Exposure equally own Roxy Ventures which holds a long-term lease for the Roxy Theatre, and Pure Cotton holds a long-term lease for the Cotton Club. Interfest, Inc. promoted the three-day Midtown Music Festival held in downtown Atlanta during 1997. In addition, High Cotton owns 52.6% of HC Properties, Inc., a real estate investment company which is accounted for on the equity method.

     The Companies record revenue when earned. Concert revenue includes ticketing, concession, and sponsorship revenue. Deferred income relates primarily to deposits received in advance of the concert season.


 Property and Equipment

     Land, leasehold improvements, and furniture and equipment are stated at cost. Depreciation of furniture and equipment is provided primarily by the straight-line method over the estimated useful lives of the respective classes of assets. Leasehold improvements are amortized over the life of the lease or of the improvement, whichever is shorter.

 Income Taxes

     The Companies have been organized as either partnerships or corporations which have elected to be taxed as "S Corporations." The "S Corporation" elections are effective for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the partners or shareholders on their respective personal income tax returns and, therefore, no current or deferred federal or state taxes have been provided in the accompanying combined financial statements.

     The difference between the tax basis and the reported amounts of the Companies' assets and liabilities was $16,576 at December 31, 1997.


 Risks and Uncertainties

     Accounts receivable are due from ticket vendors and venue box offices. These amounts are typically collected within 20 days of a performance. Management considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.


 Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

2. INVESTMENTS IN EQUITY INVESTEES


     The following is a summary of the financial position and results of operations of the Companies' equity investees as of and for the period ended December 31, 1997:




                                                  CHASTAIN
                                             PARK AMPHITHEATER   HC PROPERTIES
                                            ------------------- --------------
                                                (50% OWNED)      (52.6% OWNED)
   Current assets .........................      $ 322,527        $   51,820
   Property and equipment .................        468,145           810,480
   Other assets ...........................             --           415,145
                                                 ---------        ----------
   Total assets ...........................      $ 790,672        $1,277,445
                                                 =========        ==========
   Current liabilities ....................      $ 129,953        $    1,927
   Partners' capital ......................        660,719         1,275,518
                                                 ---------        ----------
   Total liabilities and partners' capital       $ 790,672        $1,277,445
                                                 =========        ==========
   Revenue ................................      $ 653,251        $   87,407
   Expenses ...............................        747,055           165,328
                                                 ---------        ----------
   Net income (loss) ......................      $ (93,804)       $  (77,921)
                                                 =========        ==========

3. RELATED PARTY TRANSACTIONS


     The Companies have an arrangement with Stephen Selig III whereby the cash receipts of Concert/Southern, Buckhead Promotions and Roxy Ventures are transferred to the Selig Enterprises, Inc. Master Cash Account (the "Master Account"). All subsequent payments made by the Companies are funded by the Master Account. Accordingly, the Companies' cash held by the Master Account of $281,058 is recorded as due from owner.


     In addition, CCMI has recorded a receivable from its stockholders of $51,696.


4. STOCKHOLDERS' EQUITY


     The Companies' stocks are as follows:




                                      SHARES       SHARES      PAR
                                    AUTHORIZED     ISSUED     VALUE
                                   ------------   --------   ------
   Southern Promotions .........    1,000,000      5,000       $1
   High Cotton .................       10,000        550        1
   Buckhead Promotions .........    1,000,000        500        1
   Northern Exposure ...........    1,000,000      1,000        1
   Pure Cotton .................      100,000        500        1
   CCMI ........................       10,000      1,000        1
   Interfest ...................      100,000        500        1
                                                   -----
                                                   9,050
                                                   =====

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES

5. COMMITMENTS AND CONTINGENCIES


 Leases


     The following is a schedule of future minimum rental payments under operating leases (principally office and venue facilities) that have initial or remaining lease terms in excess of one year as of December 31, 1997:



   Year ended December 31:
     1998 ................    $  222,539
     1999 ................       183,198
     2000 ................       188,991
     2001 ................       133,350
     2002 ................       136,350
     Thereafter ..........       174,375
                              ----------
     Total ...............    $1,038,803
                              ==========

     Certain office facilities have renewal and escalation clauses.


 Legal Matters


     On October 10, 1997, Concert/Southern settled a lawsuit agreeing to pay $100,000. Such amount has been provided for in the accompanying combined statement of operations.


     The Companies have also been named in various other lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Companies as a result of these lawsuits. Management has stated that all cases will be vigorously defended.


6. SUBSEQUENT EVENTS


     On March 4, 1998, SFX Entertainment Inc. acquired the Companies for a total cash purchase price of $16,900,000 (including a working capital payment of $300,000).


     Prior to the sale of the Companies to SFX, the sole shareholder of High Cotton received a distribution of High Cotton's interest in HC Properties, Inc.

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Falk Associates Management Enterprises, Inc.


     We have audited the accompanying combined balance sheets of Falk Associates Management Enterprises, Inc. as of December 31, 1996 and 1997, and the related combined statements of operations and stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Falk Associates Management Enterprises, Inc. at December 31, 1996 and 1997, and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        ERNST & YOUNG LLP


New York, New York
April 10, 1998

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.

                            COMBINED BALANCE SHEETS




                                                                        DECEMBER 31
                                                              -------------------------------       MARCH 31
                                                                   1996             1997              1998
                                                              -------------   ---------------   ---------------
                                                                                                  (UNAUDITED)
ASSETS
Current assets:
 Cash .....................................................    $  964,265      $     34,586      $    691,718
 Cash surrender value of officers' life insurance .........        73,336           115,436           125,436
 Accounts receivable ......................................       641,204           614,051           663,484
 Current portion of stockholder loan receivable ...........        92,669           116,524           237,528
 Other current assets .....................................        13,428            33,456            24,904
                                                               ----------      ------------      ------------
                                                                1,784,902           914,053         1,743,070
                                                               ----------      ------------      ------------
Fixed assets, net of accumulated depreciation and
 amortization .............................................        85,200            63,714            62,377
Certificate of deposit, noncurrent ........................       200,906           211,331           202,044
Accounts receivable .......................................       514,051                --                --
Stockholder loan receivable ...............................       506,400           389,873           136,542
Other .....................................................        58,900             7,119             7,119
                                                               ----------      ------------      ------------
Total assets ..............................................    $3,150,359      $  1,586,090      $  2,151,152
                                                               ==========      ============      ============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses ....................    $  221,952      $    165,504      $    898,054
 Payroll taxes payable ....................................       907,446                --                --
 Stockholder loan payable .................................        95,000            95,000            95,000
 Current portion of settlement agreement ..................       134,552           145,652           149,253
 Current portion of deferred revenue ......................       673,744         1,358,149         1,263,080
 Current portion of long-term debt ........................       309,313           310,162           310,472
                                                               ----------      ------------      ------------
                                                                2,342,007         2,074,467         2,715,859
                                                               ----------      ------------      ------------
Settlement agreement, less current portion ................       658,756           513,103           473,103
Deferred revenue, less current portion ....................            --         1,031,250           937,500
Long-term debt, less current portion ......................        46,548            36,200            33,428
Combined stockholders' equity (deficit) ...................       103,048        (2,068,930)       (2,008,738)
                                                               ----------      ------------      ------------
Total liabilities and combined stockholders' equity
 (deficit) ................................................    $3,150,359      $  1,586,090      $  2,151,152
                                                               ==========      ============      ============

                            See accompanying notes.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.

     COMBINED STATEMENTS OF OPERATIONS AND STOCKHOLDERS' EQUITY (DEFICIT)




                                                             YEAR ENDED                    THREE MONTHS ENDED
                                                            DECEMBER 31,                        MARCH 31
                                                  --------------------------------   -------------------------------
                                                       1996             1997              1997             1998
                                                  -------------   ----------------   -------------   ---------------
                                                                                               (UNAUDITED)
REVENUES
Agent fees ....................................    $6,364,503       $ 10,881,588      $1,219,282      $  1,812,804
EXPENSES
Stockholders' salary expense ..................     4,732,430         10,594,773       1,173,341         1,289,251
Other salary expense ..........................       969,293          1,177,197         130,372           143,250
Depreciation and amortization .................       113,486            115,309          29,897            14,053
Travel and entertainment ......................       503,475            552,951         118,418           140,141
General and administrative expenses ...........       627,174            677,453         137,664           169,452
                                                   ----------       ------------      ----------      ------------
                                                    6,945,858         13,117,683       1,589,692         1,756,147
                                                   ----------       ------------      ----------      ------------
(Loss) income from operations .................      (581,355)        (2,236,095)       (370,410)           56,657
OTHER INCOME (EXPENSE)
Interest income -- stockholders' loan .........        32,305             27,237           6,810             9,288
Interest income -- third party ................       142,917            115,714          28,148            15,171
Interest expense -- third party ...............       (91,996)           (78,834)        (21,414)          (20,924)
Other income ..................................         2,200                 --              --                --
                                                   ----------       ------------      ----------      ------------
                                                       85,426             64,117          13,544             3,535
Net (loss) income .............................      (495,929)        (2,171,978)       (356,866)           60,192
Combined stockholders' equity at
 beginning of year ............................       598,977            103,048         103,048        (2,068,930)
                                                   ----------       ------------      ----------      ------------
Combined stockholders' equity (deficit)
 at end of year ...............................    $  103,048       $ (2,068,930)     $ (253,818)     $ (2,008,738)
                                                   ==========       ============      ==========      ============

                            See accompanying notes.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS




                                                              YEAR ENDED                       THREE MONTHS
                                                             DECEMBER 31                      ENDED MARCH 31
                                                  ----------------------------------   -----------------------------
                                                       1996               1997              1997            1998
                                                  --------------   -----------------   --------------   ------------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income .............................     $ (495,929)      $  (2,171,978)      $ (356,866)     $   60,192
Adjustments to reconcile net (loss)
 income to net cash provided by
 (used in) operating activities:
   Depreciation and amortization ..............        113,486             115,309           29,897          14,053
   Non-cash interest expense ..................         75,702              65,447           16,399          13,601
   Non-cash interest income ...................        (32,188)            (37,753)          (9,402)          4,041
   Changes in operating assets and
    liabilities:
   Decrease (increase) in accounts
    receivable ................................         17,538             541,204           47,786         (49,433)
   Decrease (increase) in other
    current assets ............................            559             (20,028)          (7,736)          8,552
   Increase (decrease) in accounts
    payable and accrued expenses ..............         71,526             (56,448)         325,813         732,550
   Increase (decrease) in payroll taxes
    payable ...................................        461,584            (907,446)        (907,446)             --
   Increase (decrease) in deferred
    revenue ...................................        479,319           1,715,655          229,918        (188,819)
                                                    ----------       -------------       ----------      ----------
Net cash provided by (used in)
 operating activities .........................        691,597            (756,038)        (631,637)        594,737
                                                    ----------       -------------       ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets ......................        (70,467)            (42,042)         (20,441)        (12,716)
Increase in cash surrender value of
 officers' life insurance .....................        (31,336)            (42,100)         (10,000)        (10,000)
                                                    ----------       -------------       ----------      ----------
Net cash used in investing activities .........       (101,803)            (84,142)         (30,441)        (22,716)
                                                    ----------       -------------       ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of long-term debt ....................       (300,000)           (309,499)        (102,432)         (2,462)
Proceeds from long-term debt
 borrowings ...................................        355,861             300,000               --              --
Proceeds from stockholder loan
 receivable ...................................             --             120,000          120,000         137,573
Payment on settlement agreement ...............       (200,000)           (200,000)         (50,000)         (50,00)
                                                    ----------       -------------       ----------      ----------
Net cash (used in) provided by financing
 activities ...................................       (144,139)            (89,499)         (32,432)         85,111
                                                    ----------       -------------       ----------      ----------
Net increase (decrease) in cash ...............        445,655            (929,679)        (694,510)        657,132
Cash at beginning of period ...................        518,610             964,265          964,265          34,586
                                                    ----------       -------------       ----------      ----------
Cash at end of period .........................     $  964,265       $      34,586       $  269,755      $  691,718
                                                    ==========       =============       ==========      ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
Cash paid for interest ........................     $   16,294       $      13,386       $    5,014      $    7,324
                                                    ==========       =============       ==========      ==========

                            See accompanying notes.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

     The accompanying combined financial statements include the accounts of Falk Associates Management Enterprises, Inc. ("FAME") and Financial Advisory Management Enterprises, Inc. ("FINAD") (collectively, the "Companies"). Transactions and balances among the Companies have been eliminated in combination. The Companies are subject to common ownership.

     In exchange for a percentage fee or commission, FAME provides representation services regarding the negotiation of professional sporting contracts and marketing and endorsement contracts. FINAD provides financial management services including, but not limited to, the implementation of financial planning to meet clients' savings and financial goals, the receipt and deposit of funds, cash flow budgeting and analysis, preparation of financial statements and tax return services, in exchange for an annual fixed fee and an additional percentage fee based on the dollar value of assets managed and monitored.

 Revenue Recognition

     The Companies revenues arise primarily from percentage fees or commissions received for the negotiation of professional sporting contracts and marketing and endorsement contracts. The Companies recognize revenue ratably over the period of the associated contract. Deferred revenue is recorded on the accompanying combined balance sheets when funds are received in advance of the performance period and is recognized over the period of performance.

 Accounts Receivable

     Accounts receivable consist of amounts due from professional athletes for services rendered or for fees due related to prior performance that has been contractually deferred to a later date. Management considers these accounts receivable as of December 31, 1996 and 1997 to be collectible; accordingly, no allowance for doubtful accounts is recorded.

 Fixed Assets

     Fixed assets are stated at cost. Depreciation and amortization of fixed assets is provided on the straight-line method over the estimated useful lives of the assets including 5 years for technical equipment, 7 years for furniture and office equipment and 10 years for leasehold improvements.

 Income Taxes

     The Companies are cash-basis taxpayers and have elected to be taxed as S Corporations for federal and state income tax purposes. All items of income, loss and credits are reported by the Companies stockholders on their respective personal income tax returns. Accordingly, no current and deferred federal corporate income taxes have been provided in the accompanying combined financial statements. However, since the Companies operate in the District of Columbia ("D.C.") they are subject to D.C. income tax. No D.C. income tax benefits have been provided on the Companies' D.C. net operating loss carryforwards and other deductible temporary differences due to the uncertainty of recognizing future tax benefits for these items.

 Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.

     The Companies derive substantially all of its agent fees from the representation services they provide regarding the negotiation of professional sporting contracts and marketing and endorsement contracts for professional athletes in the National Basketball Association ("NBA"). In March 1998, the NBA Board of Governors voted to exercise the league's right to re-open its Collective Bargaining Agreement (the "Agreement") with the National Basketball Players Association. As a result, the Agreement will expire as of June 30, 1998. As a matter of Collective Bargaining, the Agreement, when it expires, continues in place until it is replaced by a successor agreement, or until some other labor remedies are utilized by one party or the other, meaning a strike or a lockout or a moratorium collectively. Should there be a work stoppage due to either a lockout or strike and NBA games are not played, it would be likely that the Companies agent fees would be negatively impacted.


 Significant Customer

     The Companies three most significant sources of revenue provided a majority of the Companies combined agent fees for the year ended December 31, 1996 and 1997, respectively.

 Interim Financial Information

     The interim financial data as of March 31, 1998 and for three-month periods ended March 31, 1997 and 1998 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of Management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.


2. FIXED ASSETS

     Fixed assets consisted of the following:



                                                                       DECEMBER 31
                                                              -----------------------------
                                                                   1996            1997
                                                              -------------   -------------
   Furniture and office equipment .........................    $  150,739      $  159,467
   Technical equipment ....................................       169,112         200,300
   Leasehold improvements .................................         4,841           6,967
                                                               ----------      ----------
                                                                  324,692         366,734
   Less accumulated depreciation and amortization .........      (239,492)       (303,020)
                                                               ----------      ----------
                                                               $   85,200      $   63,714
                                                               ==========      ==========

3. LONG-TERM DEBT

     Long-term debt consisted of the following:



                                                DECEMBER 31
                                       -----------------------------
                                            1996            1997
                                       -------------   -------------
   Time note (A) ...................    $  200,000      $  200,000
   Line of credit (B) ..............       100,000         100,000
   Note payable (C) ................        55,861          46,362
                                        ----------      ----------
   Long term debt ..................       355,861         346,362
   Less current maturities .........      (309,313)       (310,162)
                                        ----------      ----------
   Total long-term debt ............    $   46,548      $   36,200
                                        ==========      ==========

----------
(A) On December 31, 1996 and 1997, respectively, the Companies had outstanding a six-month $200,000 time note (the "Time Note") with a bank (the "Bank"). Interest was set at the prime rate which approximated 8.25% at both December 31, 1996 and 1997, respectively. Interest is payable monthly in arrears. The Companies may repay the principal at any time during the

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.

           six-month period ended June 30, 1998, with all remaining principal and outstanding interest in full on June 30, 1998. The time note contains covenants which, among other things, restrict the pledging of assets without prior written approval of the Bank.

(B) On December 31, 1996 and 1997, respectively, the Companies had outstanding a $100,000 one-year line of credit with the Bank which was fully drawn as of those dates. Interest was set at the prime rate which approximated 8.25% at both December 31, 1996 and 1997, respectively. Interest is payable monthly in arrears. Principal and any outstanding interest is payable in full at December 31, 1998. The line of credit contains covenants which are similar to those in the Time Note.

(C) In December 1996, the Companies entered into a five year $55,861 note payable with the Bank. Interest was fixed at 8.75%. Commencing January 1997, the note became payable in 59 monthly installments consisting of principal and interest with the final payment equal to any remaining principal and interest due. The note is secured by specific computer hardware and software which was purchased with the proceeds of the note payable.

     At December 31, 1997, the aggregate amounts of long-term debt due during the next four years are as follows:



YEAR ENDING DECEMBER 31        AMOUNT
-------------------------   -----------
     1998 ...............    $310,162
     1999 ...............      11,088
     2000 ...............      12,098
     2001 ...............      13,014
                             --------
                             $346,362
                             ========

4. COMMITMENTS AND CONTINGENCIES

     The Companies are obligated under certain noncancellable operating leases. Rent expense, principally for office space, amounted to approximately $149,400 and $167,300 for the years ended December 31, 1996 and 1997, respectively. In March 1998, the Companies entered into a sublease for additional office space.

     Future minimum rental payments under noncancellable operating leases are as follows:



YEAR ENDING DECEMBER 31    OPERATING LEASES
------------------------- -----------------
     1998 ...............     $  214,000
     1999 ...............        244,000
     2000 ...............        247,000
     2001 ...............        250,000
     2002 ...............        184,000
                              ----------
                              $1,139,000
                              ==========

 Settlement Agreement

     In 1994, the Companies were party to a $1.9 million legal settlement arising from a civil suit wherein they were jointly and severally liable to make settlement payments over a seven year period. The carrying value of the settlement agreement was approximately $793,300 and $658,800 at December 31, 1997 and 1996, respectively, discounted at a 8.25% interest rate.

 Agreement and Memorandum of Understanding

     In January 1992, an Agreement and Memorandum of Understanding (the "Agreement") was executed between the Companies' principal stockholder and a third party which formerly employed the principal stockholder. Under the terms of the Agreement, the Companies are obligated to remit to the third party a percentage of the Companies fees as received for the representation services provided regarding the negotiation of professional sporting contracts and marketing and endorsement

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.

contracts. Agreement terms are limited to those professional athletes who became clients of the Companies at the time of the Companies formation and generally does not give the third party any right to fees related to contract renewals.

 Stock Appreciation Rights

     In December 1996, the Companies issued stock appreciation rights ("SARs") to a stockholder and executive vice president of the Companies. The SARs are exercisable only upon the occurrence of defined terms and conditions, including the sale or merger of the Companies to a third party or upon termination of employment. Accordingly, upon the exercise of the SAR's, the Companies will record expense in the combined statement of operations equal to the fair value of the SARs.


5. RELATED PARTY TRANSACTIONS

 Stockholder Loan Receivable

     In January 1993, the Companies entered into two eight-year promissory loan notes with a stockholder of the Companies for face amounts of $384,000 and $96,000. The loans accrue interest at a fixed rate of 5.7% with monthly payments of principal and accrued interest commencing January 1, 1997.

 Stockholder Loan Payable

     In January 1993, the principle stockholder of the Companies made a $95,000 non-interest bearing advance to the Companies in connection with its formation. This advance is due on demand and has been classified as a current liability in the accompanying combined balance sheets.

 Stockholders' Life Insurance

     The Companies are the owners and beneficiaries of key-man life insurance policies carried on the lives of its stockholders' with cash surrender values totaling approximately $73,300 and $115,400 as of December 31, 1996 and 1997, respectively. No loans are outstanding against the policies, but there is no restriction in the policy regarding loans.

     The life insurance contracts are accompanied by mandatory stock purchase agreements relating to the amount of the proceeds of the life insurance. Upon death, the insured's estate will be obligated to sell, and the Companies will be obligated to purchase the insured's stock up to the value of the stock or the proceeds of insurance, whichever is lesser. The purpose is to protect the Companies against an abrupt change in ownership.


6. EMPLOYEE BENEFIT PLAN

     During 1997, the Companies began sponsoring a deferred contribution plan (the "Plan"). The Plan enables all full time employees who have completed one year of service with the Companies to make voluntary contributions to the Plan not to exceed the dollar limits as prescribed by the Internal Revenue Service. Under the Plan, the Companies matches an employee's contribution up to a maximum of 3% of their salary. The Companies contribution for the year ended December 31, 1997 was approximately $40,800.


7. STOCKHOLDERS AGREEMENT

     The stockholders of the Companies currently maintain a Stockholders Agreement (the "Agreement") which place restrictions on the transfer (as defined in the Agreement) of their stock.


8. SUBSEQUENT EVENT

     On June 4, 1998 the stockholders of the Companies completed the sale of the Companies to a subsidiary of SFX Entertainment, Inc. ("SFX") whereby SFX acquired all of the outstanding capital

                 FALK ASSOCIATES MANAGEMENT ENTERPRISES, INC.

stock of the Companies for a total purchase price of approximately $82.2 million (including approximately $7.9 million which the Companies received for the reimbursement of certain taxes incurred and excluding $4.7 million of taxes paid on behalf of the Companies which will be refunded to SFX in 1999) and the issuance of 1.0 million shares of SFX's Class A Common Stock. The sale agreement also provides for payments by SFX to the Companies for additional amounts up to an aggregate of $15.0 million in equal annual installments over five years contingent on the achievement of certain EBITDA (as defined) targets and for additional payments by SFX if the companies EBITDA performance exceeds the targets by certain amounts.

                        REPORT OF INDEPENDENT AUDITORS

To the Members
Blackstone Entertainment LLC


     We have audited the accompanying combined balance sheets of Blackstone Entertainment LLC as of December 31, 1996 and 1997, and the related combined statements of income, members' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Blackstone Entertainment LLC at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



May 1, 1998                                         ERNST & YOUNG LLP
New York, New York

                         BLACKSTONE ENTERTAINMENT LLC

                            COMBINED BALANCE SHEETS




                                                                     DECEMBER 31                JUNE 30
                                                            -----------------------------   --------------
                                                                 1996            1997            1998
                                                            -------------   -------------   --------------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents, including $50,000 and $55,000
   of restricted cash at December 31, 1996 and 1997,
   respectively .........................................   $ 2,025,731     $ 3,529,135      $16,664,490
 Accounts receivable ....................................       551,776         275,820        1,154,574
 Due from related parties ...............................        60,751         310,874               --
 Due from members .......................................       234,822         165,117               --
 Other current assets ...................................       151,872         219,789        1,440,463
                                                            -----------     -----------      -----------
Total current assets ....................................     3,024,952       4,500,735       19,259,527
Fixed assets, net .......................................    14,680,344      13,394,676       12,856,629
Intangible assets, net ..................................       212,682         177,823          149,302
                                                            -----------     -----------      -----------
Total assets ............................................   $17,917,978     $18,073,234      $32,265,458
                                                            ===========     ===========      ===========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses ..................   $   819,690     $ 1,675,061      $ 1,859,872
 Notes payable, current portion .........................     1,427,172       1,388,806        8,940,357
 Capital leases payable, current portion ................       344,038         487,334          496,655
 Deferred income ........................................       545,537         547,270       14,601,337
 Due to related parties .................................       241,677              --               --
 Loans payable to members ...............................     1,500,000       2,461,239               --
                                                            -----------     -----------      -----------
 Total current liabilities ..............................     4,878,114       6,559,710       25,898,221
Notes payable, net of current portion ...................     8,564,888       6,816,668               --
Capital leases payable, net of current portion ..........     1,080,959         693,061          405,813
Other ...................................................        50,825              --               --
                                                            -----------     -----------      -----------
Total liabilities .......................................    14,574,786      14,069,439       26,304,034
Members' equity .........................................     3,343,192       4,003,795        5,961,424
                                                            -----------     -----------      -----------
Total liabilities and members' equity ...................   $17,917,978     $18,073,234      $32,265,458
                                                            ===========     ===========      ===========

                            See accompanying notes.

                         BLACKSTONE ENTERTAINMENT LLC

                         COMBINED STATEMENTS OF INCOME




                                                   YEAR ENDED DECEMBER 31           SIX MONTHS ENDED JUNE 30,
                                               -------------------------------   -------------------------------
                                                    1996             1997             1997             1998
                                               --------------   --------------   --------------   --------------
                                                                                           (UNAUDITED)
Gross revenues .............................    $ 48,824,066     $ 50,587,721     $21,451,061      $21,443,331
Operating costs and expenses:
 Operating costs ...........................      35,631,428       35,806,833      13,640,379       15,192,627
 Promotion expenses ........................       2,596,861        2,837,208       1,863,062          947,315
 General and administrative
   expenses ................................       4,634,399        5,756,993       2,179,883        2,437,189
 Depreciation and amortization .............       2,026,637        2,033,245         571,555          689,842
                                                ------------     ------------     -----------      -----------
Total operating costs and expenses .........      44,889,325       46,434,279      18,254,879       19,266,973
Operating income (loss) ....................       3,934,741        4,153,442       3,196,182        2,176,358
Investment income ..........................         189,970          329,696         119,125          165,504
Interest expense ...........................      (1,132,556)      (1,071,731)       (487,080)        (384,233)
                                                ------------     ------------     -----------      -----------
Net income (loss) ..........................    $  2,992,155     $  3,411,407     $ 2,848,227      $ 1,957,629
                                                ============     ============     ===========      ===========

                            See accompanying notes.

                         BLACKSTONE ENTERTAINMENT LLC

                       COMBINED STATEMENTS OF CASH FLOWS




                                                           YEAR ENDED DECEMBER 31            SIX MONTHS ENDED JUNE 30,
                                                      ---------------------------------   --------------------------------
                                                            1996              1997             1997              1998
                                                      ---------------   ---------------   --------------   ---------------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) .................................    $  2,992,155      $  3,411,407      $  2,848,000     $  1,957,629
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Depreciation and amortization ..................       2,226,637         2,033,245           572,000          689,842
   Other ..........................................             543                --
   (Increase) decrease in assets:
 Accounts receivable ..............................        (180,773)          275,956          (975,000)        (402,763)
 Other current assets .............................         284,240           (67,917)         (133,000)      (1,220,674)
   Increase (decrease) in liabilities:
    Deferred income ...............................        (149,523)            1,733        11,901,000       14,054,067
    Accounts payable and accrued
      expenses ....................................         (34,164)          855,371           676,000          184,811
    Due to/from related parties and
      members .....................................         (68,475)         (422,095)          (68,000)              --
    Other .........................................         (11,461)          (50,825)         (462,000)              --
                                                       ------------      ------------      ------------     ------------
Net cash provided by operating activities .........       5,059,179         6,036,875        14,359,000       15,262,912
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of fixed assets .......................      (1,678,666)         (386,983)          (15,000)        (123,274)
                                                       ------------      ------------      ------------     ------------
Net cash used in investing activities .............      (1,678,666)         (386,983)          (15,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on notes payable and consulting
 agreement ........................................      (1,227,498)       (1,986,586)         (695,000)        (765,117)
Payments on to capital leases .....................         (17,182)         (370,337)           (3,000)        (277,927)
Changes in loans payable to members ...............        (119,189)               --           (11,000)        (967,239)
Distributions to members ..........................      (1,720,546)       (1,789,565)         (300,000)              --
                                                       ------------      ------------      ------------     ------------
Net cash used in financing activities .............      (3,084,415)       (4,146,488)       (1,009,000)      (2,004,283)
                                                       ------------      ------------      ------------     ------------
Net increase in cash and cash equivalents .........         296,098         1,503,404        13,335,000       13,135,355
Cash and cash equivalents, beginning of
 period ...........................................       1,729,633         2,025,731         1,925,000        3,529,135
                                                       ------------      ------------      ------------     ------------
Cash and cash equivalents, end of period ..........    $  2,025,731      $  3,529,135      $ 15,260,000     $ 16,664,490
                                                       ============      ============      ============     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Capital lease additions ...........................    $    125,735      $    538,526      $         --     $         --
Cash paid during the year for interest ............    $  1,301,210      $  1,017,371      $    431,778     $    384,233

                            See accompanying notes.

                         BLACKSTONE ENTERTAINMENT LLC

                     COMBINED STATEMENT OF MEMBERS' EQUITY




                                                      MEMBERS'
                                                       EQUITY
                                                  ---------------
   Balance, January 1, 1996 ...................    $  2,071,583
   Net income .................................       2,992,155
   Distributions to members ...................      (1,770,546)
   Capital contributions ......................          50,000
                                                   ------------
   Balance, December 31, 1996 .................       3,343,192
   Net income .................................
   Distributions to members ...................      (2,750,804)
                                                   ------------
   Balance, December 31, 1997 .................       4,003,795
   Net loss ...................................       1,957,629
                                                   ------------
   Balance, June 30, 1998 (unaudited) .........    $  5,961,424
                                                   ============

                            See accompanying notes.

                         BLACKSTONE ENTERTAINMENT LLC

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

     Blackstone Entertainment LLC ("the Company") was organized on October 1, 1997 as a Massachusetts Limited Liability Company. On that date, the net assets of the following companies (collectively, "Don Law and Affiliates"), which had been commonly controlled and functionally related, and a related parcel of land located in Mansfield, Massachusetts were contributed in formation of the
Company:

     - Great Woods, Inc.

     - Time Trust Associates Joint Venture

     - Harborlights Pavilion, Inc.

     - NEXT, Inc.

     - Don Law Company, Inc.

     - Orpheum Management Corporation

     - Black and Copper, Ltd.

     - Andrew Trust LLC

     These financial statements reflect the businesses subject to the transaction described in Note 10 and accordingly, represent the combined results of Blackstone Entertainment LLC and Don Law and Affiliates as a predecessor. The net assets transferred to the Company have been recorded at their historical book values.

 Nature of Business

     Great Woods, Inc., a Massachusetts corporation, managed and operated the Great Woods Center for the Performing Arts in Mansfield, Massachusetts. Time Trust Associates Joint Venture, a Massachusetts general partnership, held title to the real estate on which the facility is situated.

     Harborlights Pavilion, Inc., a Massachusetts corporation, managed and operated the Harborlights Pavilion in Boston, Massachusetts.

     NEXT, Inc., a Massachusetts corporation, operated a computerized ticketing system for entertainment facilities and theaters throughout the New England area.

     Don Law Company, Inc., a Massachusetts corporation, promoted concerts and other entertainment events throughout the New England area.

     Orpheum Management Corporation, a Massachusetts corporation, managed the Orpheum Theatre in Boston, Massachusetts.

     Black and Copper, Ltd., a Massachusetts corporation, provided graphic design, advertising, marketing and promotional services principally to its related entities.

     Andrew Trust LLC owned additional parcels of land surrounding the Great Woods Center for the Performing Arts in Mansfield, Massachusetts.

 Limited Liability Company

     The Company's operating agreement provides that liability of its members is limited to their capital invested in the Company. The Company's operating agreement does not limit its term of existence, and provides for dissolution upon the occurrence of certain events, one of which is the acquisition by one member of all of the outstanding ownership interest.

                         BLACKSTONE ENTERTAINMENT LLC

 Member Classes and Priorities


     The Company's operating agreement provides for one of its members to receive a priority distribution of current year earnings and liquidation proceeds to $2,250,000. The remaining members receive a matching distribution subsequent to the priority distribution of $2,250,000. All additional proceeds are then divided evenly among the members. The operating agreement provides for both priorities to disappear upon the Company's attainment of certain distribution levels.


 Cash and Cash Equivalents


     Cash and cash equivalents consist of cash, time deposits, commercial paper and money market mutual funds. The Company invests its excess cash in highly rated companies and financial institutions. These deposits have original maturities that do not exceed three months. During the course of the year, the Company maintained balances in financial institutions in excess of FDIC insured limits. Included in cash and cash equivalents at December 31, 1996 and 1997 is approximately $50,000 and $55,000, respectively, of restricted cash to be used for future Orpheum Theatre renovations and improvements.


 Fixed Assets


     Fixed assets are stated at cost. Depreciation is computed over estimated useful lives ranging from three to thirty-nine years utilizing straight-line and accelerated methods. Depreciation expense charged to operations was $1,992,321 and $1,798,386 during the years ended December 31, 1996 and 1997, respectively.


 Intangible Assets, Net


     Intangible assets consisting of goodwill which is being amortized over fifteen years using the straight-line method and organization costs incurred when Harborlights Pavilion, Inc. and NEXT, Inc. were established are being amortized over five years using the straight-line method. These assets are shown on the combined balance sheets net of accumulated amortization of $125,665 and $360,524 as of December 31, 1996 and 1997. Total amortization expense charged to operations was $34,316 and $234,859 during the years ended December 31, 1996 and 1997.


 Revenue Recognition


     All divisions, except for NEXT, recognize event-related revenue upon completion of each performance. Advance ticket receipts for performances are recorded as deferred revenue. Costs incurred which relate to future performances are recorded as prepaid expenses. The NEXT division recognizes revenues as tickets are sold and services are performed.


 Income Taxes


     The Company is treated as a partnership for federal and state income tax purposes. The Company's earnings and losses are included in the members' income tax returns in relation to their respective ownership interests; accordingly, no provision is required for federal and state income taxes.


 Advertising Expense


     The Company expenses advertising costs as incurred. Advertising expense amounted to approximately $1,849,000 and $2,061,000 during the years ended December 31, 1996 and 1997, respectively.

                         BLACKSTONE ENTERTAINMENT LLC

 Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


 Year 2000 (unaudited)


     The Company has addressed the risks associated with year 2000 compliance with respect to its ticketing system based on consultation with its vendors. Future costs associated with such compliance are not expected to be significant.


 Interim Financial Information


     The interim financial data as of June 30, 1998 and for the six-month periods ending June 30, 1997 and 1998 is unaudited and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, in the opinion of Management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.


2. FIXED ASSETS, NET


     Fixed assets, net consists of the following:




                                                      DECEMBER 31
                                           ----------------------------------
                                                 1996              1997
                                           ---------------   ----------------
Performing art facilities ..............    $  21,454,305     $  21,496,711
Land and site improvements .............        2,133,905         2,327,127
Equipment under capital leases .........        1,426,874         1,567,690
Machinery and equipment ................        1,484,682         1,628,996
Furniture and fixtures .................          494,480           522,372
Leasehold improvements .................          243,982           244,982
Motor vehicles .........................          156,135           189,663
                                            -------------     -------------
                                               27,394,363        27,977,541
Less accumulated depreciation ..........      (12,714,019)      (14,582,865)
                                            -------------     -------------
                                            $  14,680,344     $  13,394,676
                                            =============     =============

                         BLACKSTONE ENTERTAINMENT LLC

3. NOTES PAYABLE


     Notes payable consist of the following:



                                                                                      DECEMBER 31
                                                                             -----------------------------
                                                                                  1996            1997
                                                                             -------------   -------------
1. The Company is obligated under a note payable to the FDIC dated May 11, 1988 in the original amount of $10,600,000. On
   May 9, 1995, the note was modified and extended to mature
   February 15, 2005. At such time, a balloon payment of
   approximately $3,500,000 will be required. The note is
   payable in monthly principal installments of $44,167 plus
   interest at 8.98% per annum. The note is collateralized by substantially all assets of the Great Woods Inc. and Time
   Trust Join Venture, including a mortgage on the real estate and facility, and a security interest in all operating permits and licenses, programming and concession contracts, and
   insurance policies on the lives of two members. ........................    $7,752,942      $7,222,942
2. The Company is obligated to a concessionaire under an
   unsecured five-year installment note in the original amount of
   $1,600,000 which matures on June 30, 1998. The note is
   payable in annual principal installments of $320,000 with
   interest payable quarterly at 1.5% over the prime rate. ................       640,000         320,000
3. The Company is obligated under a five-year installment note dated May 18, 1994 payable to a bank in the original amount of $1,600,000. The note is payable in monthly installments of
   $33,136 including interest at 8.9% per annum and is
   collateralized by all assets of the Harborlights Pavilion Inc. .........       829,118         492,532
4. The Company is obligated to a concessionaire under an
   unsecured installment note dated August 19, 1994 in the
   original amount of $350,000 bearing interest at 1% over the prime rate. The remaining outstanding principal balance and any accrued interest is due November 1, 1998. The note is
   personally guaranteed by the members of the Company. ...................       210,000         140,000
5. The Company is obligated to a concessionaire under an
   unsecured and noninterest bearing note dated July 11, 1994 in the original amount of $150,000. The note is due in annual installments of $30,000 with the final installment due
   October 15, 1998. ......................................................        60,000          30,000
6. The Company is obligated under a note payable from
   Andrew Trust LLC to a bank dated December 12, 1996 in
   the original amount of $500,000. Interest is payable monthly at 0.75% over the prime rate and the principal reaches
   maturity on December 12, 1999. .........................................       500,000              --
                                                                               ----------      ----------
                                                                                9,992,060       8,205,474
   Current maturities .....................................................     1,427,172       1,388,806
                                                                               ----------      ----------
   Long-term debt .........................................................    $8,564,888      $6,816,668
                                                                               ==========      ==========

                         BLACKSTONE ENTERTAINMENT LLC

Maturities of long-term debt are as follows:
December 31:

   1999 ................  $  653,726
   2000 ................     530,000
   2001 ................     530,000
   2002 ................     530,000
   2003 ................     530,000
   Thereafter ..........   4,042,942
                          ----------
                          $6,816,668
                          ==========

     The Company has an unsecured demand line of credit with a bank of $2,000,000 which expires April 30, 1998. Interest is payable monthly at 1% over the prime rate. The Company had no amounts outstanding under this line of credit as of December 31, 1996 and 1997.


     The bank note payable collaterialized by the assets of Harborlights Pavilion, Inc. and the demand line of credit are subject to several financial covenants which the company is currently in the process of renegotiating. For the years ended December 31, 1996 and 1997, Harborlights Pavilion, Inc. failed at least one of these financial covenants. Management anticipates that based upon discussions with the bank, the loan will not be called.



4. CAPITAL LEASE OBLIGATIONS


     The Company is obligated under capital lease agreements for certain business equipment. The leases have been capitalized at the fair value of the leased equipment with a corresponding liability recorded. Each payment is allocated between a reduction of the liability and interest expense to yield a constant periodic rate of interest on the remaining balance of the obligation.


     At December 31, 1997, future minimum payments due on the lease agreements are as follows:
Year ended December 31:



1998 ................................................   $ 564,474
1999 ................................................     564,625
2000 ................................................     155,095
2001 ................................................      15,961
                                                        ---------
                                                        1,300,155
Amount representing interest ........................     119,760
                                                        ---------
Present value of net minimum lease payments .........   1,180,395
Current portion .....................................     487,334
                                                        ---------
Long-term portion ...................................   $ 693,061
                                                        =========

5. LOANS PAYABLE TO MEMBERS


     The Company is obligated to members in the amount of $961,239 which represents the balance of advances made by them in conjunction with the transfer of assets on October 1, 1997. The loans are unsecured and noninterest bearing, and are expected to be repaid during 1998.


     The Company is obligated to two members for loans totaling $1,500,000 at both December 31, 1996 and 1997. The loans are unsecured, bear interest at 6.5% per annum, and have no formal repayment terms.

                         BLACKSTONE ENTERTAINMENT LLC

6. COMMITMENTS AND RELATED PARTY TRANSACTIONS

 Lease Commitments and Rent Expense

     Total rent expense amounted to approximately $487,000 and $577,000 for the years ended December 31, 1996 and 1997, respectively, of which $92,700 was paid to an affiliate during 1996 and 1997. At December 31, 1997, the Company is committed under the following noncancellable operating leases:

     1) The Company is obligated under a five-year license agreement dated March 31, 1994 for the lease of a parcel of real estate located on Fan Pier in Boston, Massachusetts. The agreement provides for a minimum annual rent of $250,000 through 1998. Additional rent is required based on the number of tickets sold annually in excess of a 100,000 ticket base. The landlord has the right to terminate the license agreement upon giving written notice by November of each year, for termination in the following calendar year.

     2) Under an agreement with the owner of the Orpheum Theatre, the Company has exclusive booking and scheduling rights for the Theatre and sole responsibility for granting concessions for the sale of food and refreshments at the Theatre. Under the terms of the agreement, the Company is required to pay a hall rental charge of $4,750 per performance for the period January 1998 through December 2000, plus additional amounts for artist rehearsals. The Company is reimbursed for the hall rental charges by the shows' promoters and earns commissions from the Theatre's owner based on the annual volume of rental fees paid.

     3) The company is obligated under three leases with an affiliate. During 1996 and 1997, the combined rent for these three leases was $92,700 each year.

     4) The company is obligated under a one year lease for the NEXT, Inc. premises for rent payments of $53,750 through December 31, 1998.


 Other Commitments

     The Company is obligated under a ten-year consulting agreement with the former owner of a concert promotion business which was acquired in 1992. The consulting agreement requires scheduled annual payments totaling of $828,000 over the next four years.

     The Company is obligated under a consulting agreement with a member requiring annual payments of $100,000 renewable annually.


7. PROFIT SHARING PLANS

     The Company maintains 401(k) profit sharing plans covering eligible employees who meet certain age and length of service requirements. Employees may elect voluntary salary reductions; company contributions are made at the discretion of the managing member. The Company did not make any matching contributions during the years ended December 31, 1996 and 1997.


8. LITIGATION

     Great Woods, Inc. is a defendant in several lawsuits that management believes are without merit. In the event of an adverse judgment, management believes its insurance coverage is sufficient to cover any potential losses.


9. EMPLOYMENT AGREEMENTS

     Two employees have employment agreements pursuant to which they may received contingent consideration upon the occurrence of specified events. One of the employees is entitled to 0.6% of the

                         BLACKSTONE ENTERTAINMENT LLC
net proceeds from the sale, refinancing or other disposition of the Company or its ownership interests. The other is entitled to 5% of the defined after tax proceeds from the sale of Great Woods , Inc. less certain defined contingent consideration paid prior to the date of sale. The Company is obligated under an informal employment arrangement with the General Manager of the NEXT, Inc. which provides for a base salary of $150,000 in addition to a bonus based on performance. The arrangement is renewable annually.


     In connection with employment agreements, certain employees were paid $610,000 in 1997 in connection with the sale of membership interests by the principal owner to the Company. Such amount was recorded as a charge to earnings in 1997.


10. SUBSEQUENT EVENT


     On July 2, 1998, SFX Entertainment, Inc. acquired the Company for aggregate consideration of approximately $92.2 million, including the repayment of approximately $7.0 million in debt.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of Magicworks Entertainment Incorporated:


We have audited the accompanying balance sheets of Magicworks Entertainment Incorporated (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magicworks Entertainment Incorporated and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Miami, Florida,
February 23, 1998.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                                            DECEMBER 31,
                                                         JUNE 30,    ---------------------------
                                                           1998           1997          1996
                                                      -------------- ------------- -------------
                                                        (UNAUDITED)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents ..........................  $ 6,383,715    $ 5,410,837   $ 5,936,611
 Accounts and notes receivable, net .................    2,614,418      1,802,623     1,288,558
 Inventories ........................................      715,443        486,954       268,959
 Advances and temporary deposits ....................      233,158        582,809       121,196
 Due from affiliates ................................           --             --        39,170
 Prepaid show expenses ..............................    8,532,595        929,566       117,363
 Other current assets ...............................      462,275        409,503       397,170
                                                       -----------    -----------   -----------
   TOTAL CURRENT ASSETS .............................   18,941,604      9,622,292     8,169,027
PROPERTY AND EQUIPMENT, NET .........................    2,104,950      2,098,785     2,048,255
INVESTMENTS IN PARTNERSHIPS .........................    3,855,219      4,273,973     1,907,678
DEFERRED COSTS, NET .................................    1,703,050        983,679     1,105,114
INTANGIBLE ASSETS, NET ..............................      374,167        399,167       325,745
OTHER ASSETS ........................................      117,500         67,500            --
                                                       -----------    -----------   -----------
 TOTAL ASSETS .......................................  $27,096,490    $17,445,396   $13,555,819
                                                       ===========    ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Borrowings under credit agreement ..................  $ 3,100,000    $        --   $        --
 Current portion of long-term debt ..................      306,635        299,557       302,956
 Accounts payable ...................................    1,077,712      1,252,517       983,691
 Accrued liabilities ................................      530,108        532,648       228,808
 Advance ticket sales ...............................           --      3,479,469       844,373
 Deferred income taxes ..............................    9,770,271             --       137,131
 Due to affiliates ..................................       30,198        357,451            --
                                                       -----------    -----------   -----------
   TOTAL CURRENT LIABILITIES ........................   14,814,924      5,921,642     2,496,959
DEFERRED INCOME TAXES ...............................           --             --       274,263
LONG-TERM DEBT, NET OF CURRENT PORTION ..............    5,810,422      6,047,163     6,177,492
                                                       -----------    -----------   -----------
 TOTAL LIABILITIES ..................................   20,625,346     11,968,805     8,948,714
                                                       -----------    -----------   -----------
COMMITMENTS AND CONTINGENCIES (NOTE 9)
STOCKHOLDERS' EQUITY
 Preferred stock, $.001 par value; 5,000,000 shares
   authorized; none issued ..........................           --             --            --
 Common stock, $.001 par value; 50,000,000 shares
   authorized; 24,404,300 and 24,394,300 issued and
   outstanding in 1997 and 1996, respectively .......       24,427         24,404        24,394
 Additional paid-in capital .........................    4,160,326      4,078,618     4,151,026
 Retained earnings ..................................    2,286,391      1,373,569       431,685
                                                       -----------    -----------   -----------
   TOTAL STOCKHOLDERS' EQUITY .......................    6,471,144      5,476,591     4,607,105
                                                       -----------    -----------   -----------
   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY ..........................................  $27,096,490    $17,445,396   $13,555,819
                                                       ===========    ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME





                                          SIX MONTHS ENDED JUNE 30,    YEARS ENDED DECEMBER 31,
                                         --------------------------- -----------------------------
                                              1998          1997          1997           1996
                                         ------------- ------------- ------------- ---------------
                                                 (UNAUDITED)
REVENUES
 Production ............................ $2,630,405    $3,134,762    $5,334,130     $  4,649,009
 Promotion ............................. 25,376,916     5,413,958    26,762,607       35,510,618
 Merchandising .........................  7,718,846     2,477,829     4,881,577        2,603,691
 Other .................................  1,145,778       951,159     1,984,589        3,629,858
                                         -----------   -----------   -----------    ------------
   TOTAL REVENUES ...................... 36,871,945    11,977,708    38,962,903       46,393,176
                                         -----------   -----------   -----------    ------------
OPERATING EXPENSES
 Production ............................  2,187,153        47,658     1,533,922        4,046,160
 Promotion ............................. 22,226,188     4,793,391    23,667,541       30,290,201
 Salaries, wages, and benefits .........  2,456,860     1,551,572     3,617,180        3,416,590
 Merchandising .........................  6,326,419     1,733,984     3,596,529        1,933,983
 General and administrative ............  2,030,748     2,803,211     4,673,482        3,373,100
                                         -----------   -----------   -----------    ------------
   TOTAL OPERATING EXPENSES ............ 35,227,368    10,929,816    37,088,654       43,060,034
                                         -----------   -----------   -----------    ------------
INCOME FROM OPERATIONS .................  1,644,577     1,047,892     1,874,249        3,333,142
OTHER INCOME (EXPENSE)
 Interest income .......................     74,473        89,768       135,372          280,708
 Interest expense ......................   (610,537)     (403,845)     (686,275)        (491,630)
                                         -----------   -----------   -----------    ------------
   INCOME BEFORE PROVISION FOR
    INCOME TAXES, PRO FORMA INCOME
    TAXES AND INCOME FROM
    INVESTMENTS IN UNCONSOLIDATED
    PARTNERSHIPS .......................  1,108,513       733,815     1,323,346        3,122,220
PROVISION FOR INCOME TAXES .............   (458,566)     (600,616)     (747,324)        (597,216)
                                         -----------   -----------   -----------    ------------
   INCOME BEFORE PRO FORMA INCOME
    TAXES FOR PERIODS PRIOR TO JULY
    29, 1996 AND INCOME FROM
    INVESTMENTS IN UNCONSOLIDATED
    PARTNERSHIPS .......................    649,947       133,199       576,022        2,525,004
                                         -----------
PRO FORMA INCOME TAXES .................         --            --            --       (1,161,758)
                                         -----------   -----------   -----------    ------------
   INCOME AND PRO FORMA INCOME
    BEFORE INCOME FROM INVESTMENTS
    IN UNCONSOLIDATED PARTNERSHIPS .....    649,947       133,199       576,022        1,363,246
INCOME FROM INVESTMENTS IN
 UNCONSOLIDATED PARTNERSHIPS ...........    262,875       806,225       540,977           40,759
                                         -----------   -----------   -----------    ------------
NET INCOME AND PRO FORMA NET INCOME      $  912,822    $  939,424    $1,116,999     $  1,404,005
                                         ===========   ===========   ===========    ============
NET INCOME AND PRO FORMA NET INCOME
 PER SHARE, BASIC AND DILUTED .......... $     0.04    $     0.04    $     0.05     $       0.06
                                         ===========   ===========   ===========    ============
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING
 Basic ................................. 24,417,467    24,394,299    24,398,546       22,907,463
                                         ===========   ===========   ===========    ============
 Diluted ............................... 24,739,388    24,475,876    24,434,440       22,989,112
                                         ===========   ===========   ===========    ============


The accompanying notes are an integral part of these consolidated financial statements.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                 COMMON       ADDITIONAL         RETAINED
                                                  STOCK         PAID-IN          EARNINGS           TOTAL
                                               ----------   --------------   ---------------   ---------------
BALANCE AT DECEMBER 31, 1995 ...............    $21,831       $  129,507      $  2,077,894      $  2,229,232
 Issuance of common stock, net of cost of
   $1,255,668...............................      2,563        3,927,519                --         3,930,082
 Stock options granted to non-employees.....         --           94,000                --            94,000
 Distributions .............................         --               --        (4,211,972)       (4,211,972)
 Net income ................................         --               --         2,565,763         2,565,763
                                                -------       ----------      ------------      ------------
BALANCE AT DECEMBER 31, 1996 ...............     24,394        4,151,026           431,685         4,607,105
 Stock registration costs ..................         --          (91,148)               --           (91,148)
 Stock issued to an employee ...............         10           18,740                --            18,750
 Distributions .............................         --               --          (175,115)         (175,115)
 Net income ................................         --               --         1,116,999         1,116,999
                                                -------       ----------      ------------      ------------
BALANCE AT DECEMBER 31, 1997 ...............    $24,404       $4,078,618      $  1,373,569      $  5,476,591
                                                =======       ==========      ============      ============

The accompanying notes are an integral part of these consolidated financial statements.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                 SIX MONTHS ENDED JUNE 30,       YEARS ENDED DECEMBER 31,
                                                              ------------------------------- -------------------------------
                                                                    1998            1997            1997            1996
                                                              --------------- --------------- --------------- ---------------
                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ..................................................  $    912,822    $    939,424    $  1,116,999    $  2,565,763
ADJUSTMENTS TO RECONCILE NET INCOME TO
 NET CASH PROVIDED BY OPERATING
 ACTIVITIES
 Depreciation and amortization ..............................       188,285         145,361         578,553         388,607
 Bad debt expense ...........................................            --              --       1,143,499              --
 Write-down of investments in partnerships ..................            --              --          58,226         269,519
 Deferred income tax (benefit) provision ....................            --        (205,697)       (631,362)        411,394
 Income from investments in partnerships ....................      (262,875)       (806,225)       (540,977)        (40,759)
 Stock issued to an employee ................................            --              --          18,750              --
 Stock options granted to non employees .....................            --              --              --          94,000
 Gain (loss) on sale of property and equipment ..............            --         (24,685)        (62,327)         27,734
 CHANGES IN OPERATING ASSETS AND
  LIABILITIES
  Accounts and notes receivable .............................      (879,295)        265,346      (1,657,564)       (520,522)
  Inventories ...............................................      (228,489)         42,749        (217,995)       (108,029)
  Advances and temporary deposits ...........................       349,651          91,479        (461.613)         75,478
  Prepaid show expenses .....................................    (7,603,029)     (1,173,833)       (812,203)       (117,363)
  Other current assets ......................................        14,728          76,007         207,635        (158,312)
  Other assets ..............................................       (50,000)             --         (67,500)             --
  Deferred costs ............................................      (719,371)         47,614         (44,604)        182,929
  Accounts payable ..........................................      (174,805)        226,942         268,826          72,290
  Accrued liabilities .......................................          (809)        384,943         303,840         134,428
  Advance ticket sales ......................................            --              --       2,635,096      (2,767,831)
  Deferred Income ...........................................     6,290,802       1,212,027              --              --
                                                               ------------    ------------    ------------    ------------
   NET CASH PROVIDED BY OPERATING
     ACTIVITIES .............................................    (2,162,385)      1,221,452       1,835,279         509,326
                                                               ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ..........................      (169,450)        (15,151)       (480,639)       (925,875)
Proceeds from sale of assets ................................            --         143,500         206,500              --
Investments in partnerships .................................       681,629      (4,033,595)     (1,883,544)       (873,720)
Payments from (advances to) affiliates ......................      (327,253)         39,170         396,621        (189,198)
Intangible assets ...........................................            --          34,592        (200,000)          4,952
                                                               ------------    ------------    ------------    ------------
   NET CASH USED IN INVESTING ACTIVITIES ....................       184,926      (3,831,484)     (1,961,062)     (1,983,841)
                                                               ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt ..........................................     3,100,000         375,000       8,243,700       1,914,057
Repayment of debt ...........................................      (149,663)       (290,755)     (8,377,428)     (3,070,417)
Net proceeds from (cash used for) private placement .........            --              --              --       9,115,832
Distributions ...............................................            --        (175,115)       (175,115)     (4,211,972)
Deferred debt issuance costs ................................            --              --              --        (792,577)
Stock registration costs ....................................            --         (91,148)        (91,148)             --
                                                               ------------    ------------    ------------    ------------
   NET CASH (USED IN) PROVIDED BY
     FINANCING ACTIVITIES ...................................     2,950,337        (182,018)       (399,991)      2,954,923
                                                               ------------    ------------    ------------    ------------
   NET (DECREASE) INCREASE IN CASH AND
     CASH EQUIVALENTS .......................................       972,878      (2,792,050)       (525,774)      1,480,408
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR .......................................................     5,410,837       5,936,611       5,936,611       4,456,203
                                                               ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR ......................  $  6,383,715    $  3,144,561    $  5,410,837    $  5,936,611
                                                               ============    ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
 Cash paid during the year for:
  Interest ..................................................  $    343,506    $    311,145    $    681,996    $    490,628
                                                               ============    ============    ============    ============
  Income taxes ..............................................  $    457,388    $    997,105    $  1,264,475    $    250,000
                                                               ============    ============    ============    ============
SUPPLEMENTAL INFORMATION ON NONCASH
 INVESTING AND FINANCING ACTIVITIES:
  Conversion of notes to common stock .......................  $     81,736    $         --    $         --    $         --
                                                               ------------    ------------    ------------    ------------
  Distribution of notes receivable to affiliates ............  $         --    $         --    $         --    $         --
                                                               ============    ============    ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF OPERATIONS


     Magicworks Entertainment Incorporated (the "Company"), through its subsidiaries and partnerships, acquires domestic and international stage and ancillary rights to theatrical productions, produces and promotes live entertainment, manages and books performances and shows, and provides ancillary services including transportation and merchandising of a broad range of products associated with its productions and performers.


MERGERS, ACQUISITIONS AND BUSINESS COMBINATIONS


     On July 29, 1996, the Company consummated a simultaneous merger (the "Merger") with certain other affiliated businesses. On the same date and on September 27, 1996, the Company issued and sold 400.06 and 14.8 Units, respectively, in a private placement (see Note 4). Upon completion of the private placement, the Company merged with and into Shadow Wood Corporation ("Shadow Wood"), a publicly-traded Delaware corporation. In accordance with the terms of the Merger, each share of the Company's common stock issued and outstanding was converted into one share of Shadow Wood's common stock. Shadow Wood was the surviving corporation and investors in the private placement became security holders of Shadow Wood. Shadow Wood changed its name to Magicworks Entertainment Incorporated.


     On August 28, 1996, the Company acquired all of the outstanding capital stock of MovieTime Entertainment, Inc. ("MovieTime") in exchange for 1,199,999 shares of the Company's common stock. MovieTime was formed in May 1995. The principals of MovieTime are the same as the principals and management of the Company. Accordingly, the acquisition was accounted for on a historical cost basis in a manner similar to a pooling of interests. The consolidated financial statements presented for periods prior to the acquisition date have been restated to reflect the accounts of MovieTime since inception. Revenues and loss generated by MovieTime since inception and included in the accompanying consolidated statements of income are as follows:



                                                              1996
                                                         --------------
         Revenues ....................................     $   81,077
                                                           ----------
         Loss before pro forma income taxes ..........     $ (674,703)
                                                           ==========

     Revenues and loss generated by MovieTime prior to the date of acquisition and included in the accompanying consolidated statements of income for the year ended December 31, 1996 were $59,546 and ($449,161), respectively. Effective April 30, 1997, the Company dissolved MovieTime and ceased its operations.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

     On December 31, 1996, the Company acquired all of the outstanding capital stock of Space Agency, Inc. ("Space"), now known as Magicworks West, Inc. (see Name changes section of Note 1), in exchange for 1,320,001 shares of the Company's common stock. The acquisition has been accounted for using the pooling of interests method of accounting. Accordingly, the consolidated financial statements presented for periods prior to the acquisition date have been restated to reflect the accounts of Space since inception. Revenues, income and distributions to stockholders generated by Space since inception and included in the accompanying consolidated statements of income are as follows:



                                                                1996
                                                           --------------
         Revenues ......................................    $24,740,750
                                                            ===========
         Income before pro forma income taxes ..........    $ 1,149,712
                                                            ===========
         Distributions to stockholders .................    $ 1,606,331
                                                            ===========

     A final S-Corporation distribution of $175,115 was made to the Space stockholders during 1997.


BASIS OF PRESENTATION


     The accompanying consolidated financial statements include the accounts of Magicworks Entertainment Incorporated, all its subsidiaries and certain partnerships involved in theatrical productions. All significant intercompany balances and transactions have been eliminated.


     For periods prior to July 29, 1996, the accompanying financial statements present the combined results of Magic Promotion, Inc., Magic Promotions, Inc., Touring Artists Group, Inc., Performing Arts Management of North Miami, Inc., Diamond Bullet Merchandising, Inc., MovieTime Entertainment, Inc. and Space Agency, Inc.


NAME CHANGES


     The Company has effectuated corporate name changes for the following subsidiaries:



FORMER NAME                            NEW NAME
------------------------------------   ---------------------------------------------
Magic Promotion, Inc.                  Magicworks Entertainment International, Inc.
Magic Promotions, Inc.                 Magicworks Theatricals, Inc. ("MTI")
Diamond Bullet Merchandising, Inc.     Magicworks Merchandising, Inc. ("MMI")
MagicSpace, Inc. (1)                   Magicworks West, Inc. ("MWI")
Magic Concert Promotions, Inc.         Magicworks Concerts, Inc. ("MCI")

----------
(1) Space, which was acquired by the Company on December 31, 1996, was subsequently merged into MagicSpace, Inc.


CASH AND CASH EQUIVALENTS


     Cash and cash equivalents include cash and investments in short-term highly liquid financial instruments, primarily time deposits and money market accounts, with original maturities of three months or less. Due to the short maturity period of the cash equivalents, the carrying amount of these instruments approximates their fair values. Included in cash and cash equivalents are interest-bearing deposits of $3,752,423 and $3,886,969 at December 31, 1997 and 1996, respectively.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

INVENTORIES


     Inventories are valued at the lower of cost, determined on a first-in first-out basis, or net realizable value.


PREPAID SHOW EXPENSES


     Prepaid show costs consist of all costs relating to promoting a show including artist advances and advertising. These costs are expensed over the term of the related show for a period not to exceed six months.


PROPERTY AND EQUIPMENT


     Property and equipment are stated at cost, less accumulated depreciation and amortization. Assets are depreciated using the straight-line method over the estimated useful lives of the assets, or the lease terms if shorter, as follows:


  Leasehold improvements .......... Lease term
  Furniture and equipment ......... 3 to 7 years
  Vehicles ........................ 10 to 15 years

     Repairs of property and equipment and minor replacements and renewals are charged to maintenance expense, which is included in general and administrative expenses, as incurred.


INVESTMENTS IN PARTNERSHIPS


     The Company has partnership interests, ranging from 1% to 20%, in various theatrical productions. Because the Company does not exercise significant influence over the operating and financial policies of these productions, these investments are carried at cost, $1,069,716 and $397,331 at December 31, 1997 and 1996, respectively, and income is only recognized when received in the form of distributions. The Company recognized no income from these partnerships in 1997 and 1996.


     The Company has eleven joint venture interests ranging from 21% to 50%, in various seasonal productions. Because the Company exercises influence over the operating and financial policies of these productions, these investments are accounted for under the equity method. The carrying value of such investments was $3,204,257 and $1,510,347 at December 31, 1997 and 1996, respectively. The Company recognized income from investments in partnerships of $540,977 and $40,759 in 1997 and 1996, respectively.


DEFERRED COSTS


     Deferred costs include pre-opening legal and professional fees incurred in connection with the North Miami Performing Arts Center (The "Arts Center") amounting to $373,532 which will be amortized over a maximum period of three years once operations commence (see Note 9).


     Additionally, deferred debt costs of approximately $836,000 were incurred in connection with the private placement of debt (see Note 4), and are being amortized over the 5-year term of the debt. Amortization of deferred debt costs amounted to $166,039 and $68,566 in 1997 and 1996, respectively.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

INTANGIBLE ASSETS

     Intangible assets consists of the following at December 31:



                                                               1997            1996
                                                          -------------   -------------
         Booking agreement (1) ........................    $       --      $  341,595
         Management operating agreements (2) ..........       300,000         466,962
         Trademark (3) ................................       200,000              --
                                                           ----------      ----------
                                                              500,000         808,557
         Less accumulated amortization ................      (100,833)       (482,812)
                                                           ----------      ----------
         Intangible assets, net .......................    $  399,167      $  325,745
                                                           ==========      ==========

----------
(1) The booking agreement resulted from the acquisition of the National Artists Management Company, Inc. in 1992. The agreement was amortized over a period of five years and was fully amortized at December 31, 1997.


(2) Management operating agreements consist of various agreements being amortized over periods from five to thirty years. As of December 31, 1997 agreements amounting to $166,962 have been fully amortized and only one agreement remains in effect, the management operating agreement relating to the proposed Arts Center (see Note 9). That agreement is being amortized over a thirty-year period, the term of the agreement which began in 1993.

(3) The trademark was acquired when the Company entered into a limited liability company agreement to form The Booking Group, LLC, and will be amortized over a five-year period beginning in 1997.

     Amortization expense incurred associated with intangible assets amounted to $126,579 and $123,745 for 1997 and 1996, respectively.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. If this review indicates the asset will not be recoverable, as generally determined based on estimated undiscounted cash flows over the remaining amortization period, the carrying amount of the asset would be adjusted to fair value.


REVENUES

     Revenues are recognized when earned, which is generally at the time of the theatrical performance or entertainment event. Production revenues represent the Company's share of performance revenues earned for events where the Company functions as the event's producer. Producer activities include acquisition of theatrical stage rights and all activities necessary to mount the production. Such activities include, but are not limited to, engaging a director, set construction, costume preparation, arrangements of lighting and sound equipment, staging rehearsals and theater bookings. Cash received in advance of a performance is reflected as advance ticket sales in the accompanying consolidated balance sheets. Promotion revenues represent the Company's share of performance operating results where the Company serves as promoter. The promotion of an event involves the presentation of such event at particular venues. The promoter is responsible for ticket sales, advertising and marketing of the event. In certain cases, the Company may function as both the producer and promoter of an event. With respect to the Company's share of production and promotion receipts, when the Company holds an interest in a show of less than 51%, the Company records its share of the net profits, but does not record the corresponding revenues or expenses.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

RECEIVABLES

     Receivables include amounts due from shows which the Company acts as the promoter, advances to shows for start-up costs which will be repaid from profit distributions, and amounts due from theaters for ticket sales. The Company provides an allowance for losses on accounts receivable based on a monthly review of the outstanding receivables and evaluation of their collectibility. In 1997, the Company generated significant production and promotion revenues by its new concert and international divisions. As a result of these new ventures, the timing in which these receivables are expected to be collected requires the Company to set up a provision for potential uncollectible accounts. Changes in the allowance for losses on accounts receivable for the year ended December 31, 1997 are as follows:


            Balance, beginning of the year .........   $       --
            Provision for uncollectibles ...........    1,143,499
            Write-offs .............................     (471,428)
                                                       ----------
            Balance, end of the year ...............   $  672,071
                                                       ==========

     A substantial portion of the Company's revenues are derived from the production and promotion of live entertainment acts and events throughout the United States, Canada and South America. Changes in the entertainment preferences of the general populations could affect the Company's future revenues.

CONCENTRATIONS OF CREDIT RISK

     The Company has no significant off balance sheet concentration of credit risk. The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents.

INCOME TAXES

     As a result of the Merger, the Company and its subsidiaries, previously S-Corporations, became subject to U.S. corporate income tax. Prior to July 30, 1996, the stockholders included their proportionate share of the Company's income in their respective tax returns.

     The accompanying consolidated statements of income include pro forma income taxes due for periods prior to the Merger as if the Company had been subject to federal and state corporate income taxes, based on the tax laws in effect during those periods and statutory rates applied to pre-tax accounting income.

     The Company follows the SFAS No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of December 31, 1997 and 1996, the carrying amount of cash and cash equivalents, accounts and notes receivable and accounts payable approximates fair value due to the short-term nature of these accounts.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

NET INCOME AND PRO FORMA NET INCOME PER COMMON SHARE

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 simplifies the current standards for computing earnings per share ("EPS") under Accounting Principles Board Opinion ("APB") 15, "Earnings per Share," by replacing the existing calculation of primary EPS with a basic EPS calculation. It requires a dual presentation, for complex capital structures, of basic and diluted EPS on the face of the income statement and requires a reconciliation of basic EPS factors to diluted EPS factors. The impact of adopting SFAS 128 in 1997 was immaterial.


     Basic net income and pro forma net income per common share is computed by dividing net income or pro forma net income by the weighted average number of common shares outstanding. Diluted net income and pro forma net income per common share assumes the maximum dilutive effect from stock options and warrants, and conversion of the Company's convertible notes (see Note 4). For all periods presented, basic and diluted net income per share are the same.

     The following is the reconciliation of the numerators and denominators of the basic and dilutive earnings per share calculation:



                                                                         1997            1996
                                                                     ------------   -------------
Weighted average number of common shares .........................   24,398,546      22,907,463
Impact of dilutive warrants and options (1) ......................       35,894          81,649
                                                                     ----------      ----------
Weighted average number of shares of common stock and common
 stock equivalents for fully diluted earnings per share ..........   24,434,440      22,989,112
                                                                     ==========      ==========

----------
(1) Unsecured senior convertible notes are anti-dilutive.


STOCK-BASED COMPENSATION

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", which applies to transactions with non-employees, the Company has recognized expense for stock options issued to consultants in fiscal 1996, as more fully described in Note 10. The Company intends to continue applying the provisions of APB 25, "Accounting for Stock Issued to Employees" for transactions with employees, as permitted by SFAS 123.


NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the FASB issued SFAS No. 129, "Disclosures of Information about Capital Structure" which is effective for fiscal years ending after December 15, 1997. SFAS No. 129 requires disclosing information about an entity's capital structure. The impact of adopting SFAS No. 129 in fiscal 1997 was immaterial.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which is required to be adopted in fiscal 1998. This statement establishes standards to reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. The Company currently does not have other comprehensive income and therefore does not believe the adoption of SFAS No. 130 will have a significant impact on its financial statement presentation.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is required to be adopted in fiscal 1998. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments including, among other things, a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. The Company currently has one reporting segment and therefore does not believe the adoption of SFAS No. 131 will have a significant impact on its financial statement presentation.


RECLASSIFICATIONS

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current fiscal year's presentation.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:



                                                       1997            1996
                                                  -------------   -------------
         Leasehold improvements ...............    $  134,100      $  121,001
         Furniture and equipment ..............       665,534         587,781
         Vehicles .............................     1,834,200       2,085,022
                                                   ----------      ----------
                                                    2,633,834       2,793,804
                                                   ----------      ----------
         Less accumulated depreciation and
          amortization ........................      (535,049)       (745,549)
                                                   ----------      ----------
         Property and equipment, net ..........    $2,098,785      $2,048,255
                                                   ==========      ==========

3. ACCRUED LIABILITIES

     Accrued liabilities consist of the following at December 31:



                                                   1997         1996
                                               -----------   ----------
         Payroll-related accruals ..........    $130,249      $ 90,996
         Accrued show expenses .............     240,582            --
         Other .............................     161,817       137,812
                                                --------      --------
                                                $532,648      $228,808
                                                ========      ========

4. PRIVATE PLACEMENT

     On July 29, 1996, the Company issued and sold 400.06 Units for which it received net proceeds of $8,782,832. On September 27, 1996, the Company sold an additional 14.8 Units pursuant to the private placement for which it received additional net proceeds of $333,000. Each unit consists of an unsecured senior convertible note (the "Notes") in the principal amount of $12,500 bearing interest at a rate of 10% per annum, and 5,000 shares of common stock. The value attributable to the common shares was $2.50 per share. As a placement fee, the placement agent received 488,820 shares of the Company's common stock.


     The Notes require interest payments semi-annually on June 30 and December
31. The Notes contain mandatory sinking fund requirements which are calculated to retire 75% of the face amount of the Notes after payment of seven consecutive equal quarterly contributions, the first such contribution to occur on October 1, 1999 and every ninety days thereafter.

     The principal amount and accrued and unpaid interest on each Note is convertible (in whole but not in part), at any time prior to July 30, 2001, at a conversion price of $3.50 per share (subject to adjustment in certain circumstances). The Notes may be prepaid by the Company at its option, at the principal amount plus accrued but unpaid interest.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

     In addition to the placement fee described above, the Company issued the placement agent 500,000 warrants at an exercise price of $3.00 per share, (subject to adjustment in certain circumstances), and has authorized up to 1,481,643 redeemable warrants that may be issued in connection with the prepayment of the Notes in certain circumstances at $3.50 per share.


5. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:



                                                                        1997            1996
                                                                   -------------   -------------
Various notes payable with interest ranging from 9.75% to
 10.9%, principal due monthly through February 2004,
 collateralized by vehicles. ...................................    $1,160,970      $1,276,348
Convertible notes (see Note 4) .................................     5,185,750       5,185,750
Capital lease obligation payable in monthly installments through
 September 1997 including interest imputed at a rate of 10%,
 collateralized by a vehicle. ..................................            --          18,350
                                                                    ----------      ----------
                                                                     6,346,720       6,480,448
Less current portion ...........................................      (299,557)       (302,956)
                                                                    ----------      ----------
                                                                    $6,047,163      $6,177,492
                                                                    ==========      ==========

     Scheduled maturities of long-term debt are as follows:


  1998 ...................    $  299,557
  1999 ...................       869,330
  2000 ...................     2,480,791
  2001 ...................     2,511,529
  2002 ...................       185,513
                              ----------
                              $6,346,720
                              ==========

     The Company has a committed line of credit agreement expiring in May 1998 with a bank that provides for short-term borrowings of up to $5.0 million by the Company. Borrowings under this agreement bear interest at the London Interbank Offered Rate (LIBOR) plus 250 basis points. This agreement is collateralized by substantially all the Company's assets. At December 31, 1997, the full amount of the line of credit was available for borrowing.


6. EMPLOYEE BENEFIT PLANS

     Effective January 1, 1988, the Company initiated a Money Purchase Plan and Trust (the "Plan") for all full-time employees of MTI who have completed one year of service and are at least 21 years of age. The Company contributes an amount not to exceed 10% of the participating employee's compensation or $16,000. In addition, the Plan permits the Company to make additional discretionary contributions to the Plan. Total contributions to the Plan were $85,000 and $55,792 in 1997 and 1996, respectively. Employees vest in the Company's discretionary contributions at the rate of 20% per year upon completion of two years of service.

     MWI has a qualified profit sharing plan for the employees. Contributions to the plan are determined by the Board of Directors each year, and are limited to an amount not to exceed 15% of eligible compensation paid to participants for the year. Employees are eligible to participate in the plan after one year if they are over 21 and work at least 1,000 hours each year. MWI made contributions to the plan of $23,500 and $59,222 in 1997 and 1996, respectively.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

     Effective fiscal 1998, the Company plans to adopt a resolution to submit a proposal to the Internal Revenue Service ("IRS") to freeze, distribute and terminate both of the aforementioned plans, with the assets not to be distributed until a final determination letter is received by the IRS. Through a professional employer organization, effective January 1998, the Company has implemented a 401(k) Profit Sharing Plan and Trust, (the "401(k) Plan"). With the exception of individuals employed by the Company as of the initial plan year effective date, who will be immediately eligible to participate in the plan, employees will become eligible to participate after completing one year of service provided the employee is over the age 21. Participants may elect to contribute from 1% to 15% of their annual compensation into the 401(k) Plan. The Company will make matching contributions in an amount equal to 25% of the participant's contribution. Participants shall become vested in the employer contribution portion of their account as follows:



YEARS OF VESTING SERVICE            VESTING %
--------------------------------   ----------
  1 ............................         0%
  2 ............................        20%
  3 ............................        40%
  4 ............................        60%
  5 ............................        80%
  6 or more ....................       100%

     The 401(k) Plan will be administered by, and offer the funds and investment options of, a national asset management company.


7. RELATED PARTY TRANSACTIONS

     In the normal course of its business, the Company conducts business with certain stockholders and their respective affiliates. In the opinion of management, the transactions with related parties are equivalent to terms from unrelated parties.

     Fees paid by the Company for accounting, general management, office and other administrative services to entities controlled by certain principal stockholders were $0 and $25,750 in 1997 and 1996, respectively, and are reflected in general and administrative expenses in the accompanying consolidated statements of income for the applicable periods.

     The Company entered into three non-cancelable operating leases for office space with related entities. As of December 31, 1997, one of the above mentioned non-cancelable operating leases has expired and the Company continues to occupy the premises on a month to month rental basis. The Company is required to pay taxes, maintenance, insurance and utility costs. Payments under these leases and rental arrangements totaled $106,832 and $80,504 in 1997 and 1996, respectively. See Note 9 for a summary of future minimum commitments under the non-cancelable operating leases.


8. INCOME TAXES

     The provision for income taxes consists of the following:



                                    1997           1996
                               -------------   -----------
  Current ..................    $1,378,686      $185,822
  Deferred .................      (631,362)      411,394
                                ----------      --------
                                $  747,324      $597,216
                                ==========      ========
  Federal ..................    $  653,436      $514,028
  State ....................        93,888        83,188
                                ----------      --------
                                $  747,324      $597,216
                                ==========      ========

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

     Prior to July 29, 1996, the stockholders included their proportionate share of the Company's income in their respective tax returns. Pro forma income taxes represent the estimated tax provision, at 39%, which would have been recorded had the Company been a taxable entity in 1996.

     A reconciliation of the difference between the expected provision for income taxes using the statutory federal tax rate and the Company's actual provision is as follows:



                                                                         1997            1996
                                                                     -----------   ---------------
         Provision using statutory rate of 34% ...................    $633,870      $  1,071,424
         State income taxes ......................................      61,522            50,745
         Income earned in period prior to July 29, 1996 ..........          --        (1,161,758)
         Deferred income taxes recorded at July 29,
          1996 ...................................................          --           548,525
         Other ...................................................      51,932            88,280
                                                                      --------      ------------
                                                                      $747,324      $    597,216
                                                                      ========      ============

     Deferred taxes are due to timing differences in reporting of certain income and expense items for book purposes and income tax purposes. Deferred taxes at December 31, 1996 consist primarily of the impact, prior to July 29, 1996, of the Company reporting its income on a cash basis.


9. COMMITMENTS AND CONTINGENCIES


LITIGATION


     An arbitration proceeding had been instituted by MMI, a subsidiary of the Company, against Robert L. Ferman ("Ferman"), a former financial advisor to certain of the Company's predecessors. MMI's claim had been for rescission, fraud and breach of fiduciary duty in connection with a consulting agreement under which MMI agreed to pay Ferman a monthly retainer fee of $2,500 and an equity position in MMI in the event that Ferman was successful in locating an acceptable underwriter for a proposed initial public offering of the securities of the Company or its affiliates. In March 1997, the Company and Ferman settled the proceeding. The parties are in the process of revising the definitive agreement for execution and expect the matter to be resolved in the near future at a cost of approximately $60,000 to the Company.


     In October 1994, a former independent contractor filed a complaint against the partnership that produced "Jesus Christ Superstar" in the Common Pleas Court of Philadelphia County seeking consequential damages of $5,000,000 arising from the termination of an employment contract by such partnership. A trial date has been set for June 1, 1998. Management believes, based on the advice of counsel, that the lawsuit is without merit, and that the outcome of this suit will not have a material adverse effect on its financial condition or results of operations.

     Performing Arts Management of North Miami, Inc., a wholly-owned subsidiary of the Company ("PAM"), commenced an action against the City of North Miami (the "City") for failure to perform under the operating management agreement between PAM and the City relating to PAM's management of the Arts Center (see
Note 1). The City filed a counterclaim alleging that the Company had breached the management contract. The dispute stems from the City's inability to deliver a permit to the Company to build the Arts Center as required under the operating agreement and the City's assertion that PAM breached the agreement by failing to make certain payments alleged to be required thereunder. The Company has incurred expenditures related to its PAM contract totaling $626,032 at December 31, 1997, which were capitalized and are included in deferred costs and intangible assets in the accompanying consolidated balance sheets. In August 1998, the Company determined that the assets capitalized were no longer realizable and wrote off all related assets.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

     In July 1997, Spinnaker III filed suit against MCI, U.S. Tobacco and Club LaVela, alleging (among other things not related to Magic) that Magic breached its contract with Spinnaker to host the ROAR Tour performance. The case is in the discovery phase with no trial date yet set. Management believes, based on the advice of counsel, that Spinnaker's claims are without merit, and that the outcome of this suit will not have a material adverse effect on its financial condition or results of operations.


MANAGEMENT AGREEMENTS


     The Company entered into management agreements with Niko Associates ("Niko") to manage the daily general operations during the entire periods of production of Dolliko, Judas and Impossible. Management fees are calculated based on fixed weekly fees ranging from $2,000 to $5,000 per performance week plus reimbursement of certain overhead related costs. Management fees paid by the Company to Niko amounted to $405,000 and $635,000 in 1997 and 1996, respectively, and are reflected in production expenses in the accompanying consolidated statements of income.


OPERATING LEASES


     The Company leases office space from affiliated (see Note 7) and unaffiliated entities under operating lease agreements that extend through June 2001. The following is a schedule of approximate future minimum lease payments required under such non-cancelable operating leases at December 31, 1997:





YEAR ENDED DECEMBER 31,      AFFILIATED     UNAFFILIATED       TOTAL
-------------------------   ------------   --------------   -----------
1998 ....................     $ 77,800        $ 58,300       $136,100
1999 ....................       80,200          67,450        147,650
2000 ....................       82,600           5,650         88,250
2001 ....................       28,000              --         28,000
                              --------        --------       --------
                              $268,600        $131,400       $400,000
                              ========        ========       ========

     The Company also has month-to-month leases with affiliated (see Note 7) and unaffiliated entities. Rent expense amounted to $200,023 and $161,140, for the years ended December 31, 1997 and 1996, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of income.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with key personnel that require future minimum payments as follows:



YEAR ENDED DECEMBER 31,
-------------------------
  1998 ..................    $1,631,000
  1999 ..................     1,484,583
  2000 ..................     1,191,250
  2001 ..................       700,000
                             ----------
                             $5,006,833
                             ==========

10. STOCK OPTIONS

     At the discretion of management, the Company may grant options to purchase the Company's stock to employees, directors, consultants, and other unrelated parties. The Company granted options to purchase an aggregate of 637,750 and 216,500 shares in 1997 and 1996, respectively as follows:



                                                                 EXERCISE
                                                   OPTIONS         PRICE
                                                  ---------   --------------
         Balance at December 31, 1995 .........         --
          Grants ..............................    216,500    $2.50 - $3.50
          Exercises ...........................         --
          Canceled ............................         --
                                                   -------
         Balance at December 31, 1996 .........    216,500    $2.50 - $3.50
          Grants ..............................    637,750    $1.75 - $3.56
          Exercises ...........................         --
          Canceled ............................         --
                                                   -------
         Balance at December 31, 1997 .........    854,250    $1.75 - $3.56
                                                   =======

     Options exercisable December 31, 1997 and 1996 were 259,250 and 166,500, respectively.

     The Company applies APB 25 and its related interpretations in accounting for options granted to employees. Accordingly, no compensation cost has been recognized related to such grants. Had compensation cost for the Company's stock options been based on fair value at the grant dates for awards granted, consistent with the provisions of SFAS 123, the Company's 1997 net income and net income per share, and the 1996 pro forma net income and pro forma income per share would have been reduced to the amounts indicated below:



                                                               1997            1996
                                                          -------------   -------------
         Net income and pro forma net income ..........
         As reported ..................................    $1,116,999      $1,404,005
         Pro forma for the impact of SFAS 123 .........    $1,011,728      $1,384,146
         Net income per share and pro forma income per
          share, basic and diluted
         As reported ..................................    $      .05      $      .06
         Pro forma for the impact of SFAS 123 .........    $      .04      $      .06

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 25.0%, risk-free interest rate of 6.5%, expected dividends of $0 and expected terms of 3 years.

            MAGICWORKS ENTERTAINMENT INCORPORATED AND SUBSIDIARIES

     In 1996, the Company recorded expense of $94,000 related to 200,000 stock options granted to non-employees of the Company. In determining the expense to be recorded, the Company applied the Black-Scholes model using the same assumptions described above.


11. SUBSEQUENT EVENTS


     On September 11, 1998 the Company was acquired by SFX Entertainment Inc.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)




                                                                                SEPTEMBER 30,   DECEMBER 31,
                                                                                     1998           1997
                                                                               --------------- -------------
                                                                                 (UNAUDITED)      (NOTE 1)
ASSETS
Current assets
 Cash and cash equivalents ...................................................    $  4,500       $  8,944
 Cash escrow .................................................................         746            704
 Accounts receivable, net ....................................................      14,791          6,930
 Prepaid production costs ....................................................       1,193            553
 Prepaid expenses and other current assets ...................................         595            436
                                                                                  --------       --------
   Total current assets ......................................................      21,825         17,567
Property and equipment, net ..................................................       2,895          2,040
Receivables--non current .....................................................       1,365            668
Notes receivable .............................................................       2,135          1,887
Deposits and deferred expenses ...............................................       2,314            677
Intangible assets--net .......................................................      59,648         23,951
                                                                                  --------       --------
                                                                                  $ 90,182       $ 46,790
                                                                                  ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable and accrued expenses .......................................    $  8,728       $  4,592
 Acquisition indebtedness--current portion ...................................       1,515            775
 Escrow payable ..............................................................         685            527
 Deferred revenues ...........................................................         523            626
                                                                                  --------       --------
   Total current liabilities .................................................      11,451          6,520
Notes payable--bank ..........................................................      33,140
Acquisition indebtedness--non-current ........................................       3,777          2,144
Deferred rent ................................................................         651            696
Deferred income taxes ........................................................         964            960
Common stock (545 shares) subject to put options .............................       3,420          3,184
Stockholders' equity
 Preferred stock, $.01 par value; 5,000 shares authorized, no shares issued
 Common stock, $.01 par value; 25,000 shares authorized, 18,086
 (September 30, 1998) and 17,913 (December 31, 1997) shares issued
 and outstanding .............................................................         175            174
 Additional paid-in capital ..................................................      39,593         36,885
 Accumulated deficit .........................................................      (3,003)        (3,781)
 Cumulative translation adjustment ...........................................          14              8
                                                                                  --------       --------
   Total stockholders' equity ................................................      36,779         33,286
                                                                                  --------       --------
                                                                                  $ 90,182       $ 46,790
                                                                                  ========       ========

Note: The condensed consolidated balance sheet at December 31, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.




     See accompanying notes to condensed consolidated financial statements.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)




                                                          THREE MONTHS ENDED         NINE MONTHS ENDED
                                                            SEPTEMBER 30,              SEPTEMBER 30,
                                                           1998         1997        1998          1997
                                                        ----------   ---------   ----------   ------------
Revenues ............................................    $14,199      $5,817      $35,470       $ 11,991
Operating expenses ..................................      8,739       3,716       23,726          7,664
General and administrative expenses .................      2,865       1,500        8,239          4,502
Non cash compensation ...............................       (157)         81          367            165
Depreciation and amortization .......................        660          72        1,463             91
                                                         -------      ------      -------       --------
Income/(loss) from operations .......................      2,092         448        1,675           (431)
Interest expense, net ...............................        227         222          120            224
Financing expense ...................................         --         756           --            756
                                                         -------      ------      -------       --------
Income/(loss) before income taxes ...................      1,865        (530)       1,555         (1,411)
Income taxes ........................................        423          77          541             77
                                                         -------      ------      -------       --------
Net income/(loss) ...................................      1,442        (607)       1,014         (1,448)
Accretion of obligation related to the put option
 issued in connection with the ProServ
 acquisition ........................................         79          --          236             --
                                                         -------      ------      -------       --------
Net income/(loss) applicable to common
 stockholders .......................................    $ 1,363      $ (607)     $   778       $ (1,488)
                                                         =======      ======      =======       ========
Net income/(loss) per share--basic and dilutive .....    $   .08      $ (.08)     $   .05       $   (.20)
                                                         =======      ======      =======       ========

     See accompanying notes to condensed consolidated financial statements.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)




                                                                              NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                             1998           1997
                                                                         ------------   ------------
NET CASH USED IN OPERATING ACTIVITIES ................................    $  (3,547)      $ (2,184)
INVESTING ACTIVITIES
 Recent Acquisitions, net of cash acquired ...........................      (30,736)            --
 Purchase of equipment and leasehold improvements, net of landlord
   contribution ......................................................         (702)        (1,240)
 Employee loan .......................................................           --           (424)
 Deposits and deferred expenses ......................................         (970)        (2,200)
 Increase in other assets ............................................                        (568)
                                                                                          --------
   Net cash used in investing activities .............................      (32,408)        (4,432)
                                                                          ---------       --------
FINANCING ACTIVITIES
 Proceeds under Credit Agreement .....................................       33,140             --
 Proceeds from Bridge Financing ......................................           --         10,500
 Costs related to stock offerings ....................................         (187)          (131)
 Costs related to Credit Agreement ...................................         (667)            --
 Costs related to Tender Offer .......................................           --         (9,580)
 Payment of acquisition indebtedness .................................         (775)          (500)
                                                                          ---------       --------
   Net cash provided by financing activities .........................       31,511            289
                                                                          ---------       --------
NET DECREASE/INCREASE IN CASH ........................................       (4,444)        (6,327)
CASH AT BEGINNING OF PERIOD ..........................................        8,944          7,231
                                                                          ---------       --------
CASH AT END OF PERIOD ................................................    $   4,500       $    904
                                                                          =========       ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 Issuance of common stock to an employee .............................    $     100             --
                                                                          =========       ========
 In connection with Recent Acquisitions
   Issuance of common stock ..........................................    $   2,616             --
                                                                          =========       ========
   Notes payable .....................................................    $   2,594             --
                                                                          =========       ========
   Obligation to issue common stock in future ........................    $     416             --
                                                                          =========       ========
 Note received in connection with sale of an interest in an associated
   company ...........................................................    $     300             --
                                                                          =========       ========
 Issuance of options to purchase 105 shares of Common stock in
   connection with Bridge Financing for the Tender Offer .............                    $    394
                                                                                          ========

     See accompanying notes to condensed consolidated financial statements.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)




                                                         ADDITIONAL                  CUMULATIVE       TOTAL
                                  NUMBER OF    COMMON      PAID-IN    ACCUMULATED   TRANSLATION   STOCKHOLDERS'
                                    SHARES      STOCK      CAPITAL      DEFICIT      ADJUSTMENT      EQUITY
                                 ----------- ---------- ------------ ------------- ------------- --------------
Balance--December 31, 1997 .....   17,913       $174      $36,885      $ (3,781)          8         $33,286
Issuance of common stock:
 In connection with
   acquisitions ................      549         5         2,611                                     2,616
 To an employee ................       16                     100                                       100
Cancellation of IPO Escrow
 Shares ........................     (392)       (4)            4                                        --
QBQ Escrow Shares ..............                              180                                       180
Secondary Offering costs .......                             (187)                                     (187)
Foreign currency translation
 adjustment ....................                                                          6               6
Net income for period ..........                                            778                         778
                                   ------       ----      -------      --------         ---         -------
Balance--September 30, 1998
 (unaudited) ...................   18,086       $175      $39,593      $ (3,003)        $14         $36,779
                                   ======       ====      =======      ========         ===         =======

     See accompanying notes to condensed consolidated financial statements.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES
           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1 -- MERGER WITH SFX ENTERTAINMENT

     On July 23, 1998, The Marquee Group, Inc. (the "Company") entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), with SFX Entertainment, Inc. ("Parent") and SFX Acquisition Corp., a wholly-owned subsidiary of Parent ("Sub"), pursuant to which Sub will merge with and into the Company (the "Merger") and the Company will continue as the surviving corporation of the Merger. Pursuant to the Merger Agreement, upon the consummation of the Merger, each outstanding share of common stock, $.01 par value, of the Company will be converted into the right to receive from Parent
0.1111 shares of Class A Common Stock, $.01 par value, of Parent (the "SFX Class A Common Stock")(the "Exchange Ratio"). If the SFX Class A Common Stock Price (as defined below) is greater than $42.75, then the Exchange Ratio shall be the quotient obtained by dividing $4.75 by the SFX Class A Common Stock Price. The term "SFX Class A Common Stock Price" means the average of the last reported sale price for the fifteen consecutive trading days ending on the fifth trading day prior to the effective time of the Merger on the primary exchange on which the SFX Class A Common Stock is traded (the NASDAQ National Market).

     Additionally, the Merger Agreement places certain restrictions on the conduct of business by the Company, including a restriction on the incurrence of indebtedness and the making of capital expenditures.

     The consummation of the Merger is subject to the satisfaction of a number of conditions set forth in the Merger Agreement, including approval by the Company's stockholders. Certain of these conditions have been satisfied as of November 12, 1998, including the expiration of the applicable waiting period for the merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The Merger is expected to be consummated in the first quarter of 1999.


NOTE 2 -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Item 310(b) of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for an interim period are not necessarily indicative of the results that may be expected for a full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997.

     The Company was formed in July 1995 for the purpose of providing integrated event management, television programming and production, marketing, talent representation and consulting services in the sports, news and entertainment industries. In furtherance of its business strategy, the Company acquired by merger on December 12, 1996, concurrently with the closing of its initial public offering ("IPO"), Sports Marketing & Television International, Inc. ("SMTI"), which provides production and marketing services to sporting events, sports television shows, and professional and collegiate leagues and organizations, and Athletes and Artists, Inc. ("A&A"), a sports and media representation firm. The acquisitions of SMTI and A&A are referred to as the "1996 Acquisitions". In October 1997, the Company acquired ProServ, Inc. and ProServ Television, Inc. (collectively, "ProServ") (the "ProServ Acquisition") and QBQ Entertainment, Inc. ("QBQ") (the "QBQ Acquisition") (collectively, the "1997 Acquisitions"). The Company also completed the secondary offering (the "Second Offering") of 8,500,000 shares of its common stock at $5.00 per share in the fourth quarter of 1997. In August and September 1998, the Company acquired Alphabet City Industries, Inc. and Alphabet City Sports Records, Inc., Cambridge Holding Corporation, Park Associates Limited, Tony Stephens Associates Limited, and Tollin/Robbins Productions (collectively, the "Recent Acquisitions"). Accordingly, the accompanying condensed consolidated financial statements include the accounts of the Company, the 1997 Acquisitions and the Recent Acquisitions from their respective dates of acquisition. All significant intercompany transactions and accounts have been eliminated.


NOTE 3 -- EARNINGS PER COMMON SHARE

     Basic earnings per share applicable to common stockholders is based upon the net loss after reduction of amounts, if any, for accretion of the obligation related to the put option issued in connection with the ProServ Acquisition divided by the weighted average number of shares of common stock outstanding during the year. Shares of common stock placed in escrow upon completion of the Company's initial public offering have been excluded from the calculation of basic earnings per share. The Company's outstanding options, warrants and contingently issuable shares are not included for diluted earnings per share because the effect would be anti-dilutive for 1997. The following table sets forth the computation of the adjusted weighted average number of common stock outstanding:




                                                                            SEPTEMBER 30, 1998
                                                                  ---------------------------------------
                                                                   THREE MONTHS ENDED   NINE MONTHS ENDED
                                                                  -------------------- ------------------
                                                                     (IN THOUSANDS)      (IN THOUSANDS)
  Denominator for basic earnings per share--weighted
    average shares ..............................................        16,859              16,660
  Effect of dilutive securities--Employee stock options .........           177                 141
                                                                         ------              ------
  Denominator for dilutive earnings per share--adjusted
    weighted average shares .....................................        17,036              16,801
                                                                         ======              ======

NOTE 4 -- NON-CASH COMPENSATION CHARGE

     In connection with the acquisition of QBQ in October 1997, the Company placed in escrow 78,702 shares of its common stock issued to the seller as a portion of the purchase price. As of March 31, 1998, the Company has determined that it is probable that the financial thresholds required to be met for the release of these escrowed shares will be achieved in 1998, and, accordingly has recorded a charge of $180,000 for the nine months ended September 30, 1998 as non-cash compensation in the accompanying condensed consolidated statements of operations. This compensation charge will be adjusted based upon the changes in the fair market value of the shares subject to the escrow arrangement through the actual release date.


NOTE 5 -- BANK CREDIT AGREEMENT

     On July 31, 1998, the Company and its subsidiaries entered into a Credit Agreement, as amended, (the "Credit Agreement") with BankBoston, NA, which provides for a revolving line of credit for loans and letters of credit
(subject to a $2 million sublimit) of up to $35 million in the aggregate. The revolving credit facility under the Credit Agreement may be used to finance acquisitions and to fund working capital needs. Loans under the Credit
Agreement bear interest at a floating rate equal to a base rate which approximates prime plus an applicable margin, or a Eurocurrency rate plus an applicable margin. The applicable margin is dependent on the Company achieving certain leverage ratios. In August and September 1998, the Company borrowed a total of approximately $33.1 million under the revolving credit facility in connection with the Recent Acquisitions, with the interest rate associated with such borrowings of approximately 8.3% for domestic borrowings and 10.5% for British (pounds sterling) borrowings (at September 30, 1998). The obligations of the Company under the Credit Agreement are secured by a first priority security interest in all existing and future acquired property of the Company, including the capital stock of its subsidiaries. The Company's obligations under the Credit Agreement are also guaranteed by the Company's present and future subsidiaries and secured by a first priority security interest in all existing and future property of these subsidiaries. The Credit Agreement also contains financial leverage and coverage ratios, which may inhibit the Company's ability to incur other indebtedness, and restrictions on capital expenditures, distributions and other payments. However, the Company will be permitted to incur additional indebtedness outside of the Credit Agreement to acquire businesses secured solely by the assets of such acquired businesses, as long as the Company is in compliance with the financial covenants of the Credit Agreement exclusive of such indebtedness and the related borrowing base applicable to the businesses acquired. The term of the Credit Agreement is three years with borrowing availability reduced periodically commencing January 1, 2000. See "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for additional information.


NOTE 6 -- RECENT ACQUISITIONS

     On August 3, 1998, the Company consummated its acquisition of substantially all of the assets of Alphabet City Industries, Inc. and all of the outstanding stock of Alphabet City Sports Records, Inc., both of which are sports and music marketing companies which develop strategic alliances among sports leagues, music companies and corporate sponsors (collectively, the "Alphabet City Acquisition"). The aggregate purchase price for the Alphabet City Acquisition was approximately $4.0 million consisting of $3.4 million in cash (excluding assumed liabilities) and 200,000 shares of the Company's common stock. In addition, the Company may be obligated to make significant additional payments (up to $9 million) based upon the financial performance of the acquired businesses.

     On August 6, 1998, the Company consummated its acquisition of all of the outstanding stock of Cambridge Holding Corporation ("Cambridge"), a golf representation company, whose client roster includes a mix of established PGA Tour winners and many prospects on the Nike Tour (the "Cambridge Acquisition"). The aggregate purchase price for Cambridge was approximately $3.9 million consisting of $3.5 million in cash and 89,536 shares of the Company's common stock. In addition, the Company may be obligated to make additional payments aggregating approximately $2.0 million based upon the future financial performance of Cambridge.

     On August 13, 1998, the Company acquired Park Associates Limited ("PAL"), a sports and media talent representation firm in the United Kingdom. (the "PAL Acquisition"). The initial consideration for the PAL Acquisition was approximately (pounds sterling)2.6 million (approximately $3.2 million) consisting of (pounds sterling)1.6 million (approximately $2.6 million) in cash and 117,440 shares of the Company's common stock. In addition, the Company will pay an additional (pounds sterling)800,000 (approximately $1.3 million) in cash and (pounds sterling)200,000 (approximately $330,000) in common stock (based on the closing price of such stock as reported in The Wall Street Journal during the twenty days prior to the date of each payment) in five equal annual installments.

     On September 2, 1998, the Company consummated its acquisition of Tony Stephens Associates Limited ("TSA"), a major soccer talent representation firm in the United Kingdom (the "TSA Acquisition"). The initial consideration for the TSA Acquisition was approximately consisting of (pounds sterling)1.8 million (approximately $3.0 million), of which (pounds sterling)1.4 million (approximately $2.3 million) was paid in cash and 142,291 shares of the Company's common stock were issued. In addition, the Company will pay an additional (pounds sterling)200,000 (approximately $330,000) in cash and (pounds sterling)50,000 (approximately $83,000) in the form of shares of the Company's common stock.

     On September 18, 1998, the Company consummated its acquisition of all the issued and outstanding equity interests in Halcyon Days, Productions, Inc., Robbins Entertainment Group, Inc. and Tollin/Robbins Management, LLC (collectively, "Tollin/Robbins") (the "Tollin/Robbins Acquisition"). Tollin/Robbins is an award-winning independent film and television production company. The initial consideration for the Tollin/Robbins Acquisition was $20.5 million in cash. In addition, the two sellers will each receive $800,000 in cash, payable in four equal annual installments beginning September 1, 1999 and will receive additional consideration based on the EBITDA (as defined in the acquisition agreement) of the acquired entities through 2003, payable in shares of the Company's common stock and cash.


     The funds used to consummate each of the Recent Acquisitions were principally obtained from borrowings under the Credit Agreement.

                         REPORT OF INDEPENDENT AUDITORS


To the Stockholders of
The Marquee Group, Inc.


We have audited the accompanying consolidated balance sheet of The Marquee Group, Inc. and Subsidiaries (the "Company") as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly in all material respects, the consolidated financial position of the Company at December 31, 1997, and the consolidated results of its operations and its cash flows for the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        Ernst & Young LLP


New York, New York
March 5, 1998

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                (IN THOUSANDS)




                                                                               DECEMBER 31,
                                                                                   1997
                                                                              -------------
ASSETS
Current assets:
 Cash and cash equivalents ................................................     $  8,944
 Cash escrow ..............................................................          704
 Accounts receivable -- net ...............................................        6,930
 Television and event costs ...............................................          553
 Prepaid expenses and other current assets ................................          436
                                                                                --------
    Total current assets ..................................................       17,567
Property and equipment, net ...............................................        2,040
Noncurrent receivables ....................................................          668
Notes receivable ..........................................................        1,887
Deposits ..................................................................          677
Intangible assets -- net ..................................................       23,951
                                                                                --------
                                                                                $ 46,790
                                                                                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities .................................     $  4,592
 Acquisition indebtedness -- current portion ..............................          775
 Escrow payable ...........................................................          527
 Deferred revenues ........................................................          626
                                                                                --------
    Total current liabilities .............................................        6,520
Acquisition indebtedness -- non-current ...................................        2,144
Deferred rent .............................................................          696
Deferred income taxes .....................................................          960
Common stock (545 shares) subject to put options ..........................        3,184
Stockholders' equity
 Preferred stock, $.01 par value, 5,000 shares authorized, no shares issued
 Common stock, $.01 par value; 25,000 shares authorized, 8,769 and
   17,913 shares issued and outstanding ...................................          174
 Additional paid-in capital ...............................................       36,885
 Accumulated deficit ......................................................       (3,781)
 Cumulative translation adjustment ........................................            8
                                                                                --------
    Total stockholders' equity ............................................       33,286
                                                                                --------
                                                                                $ 46,790
                                                                                ========

                            See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                      YEAR ENDED
                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1997           1996
                                                                              ------------   -----------
Revenues ..................................................................     $ 21,268      $  2,869
Operating expenses ........................................................       14,459         2,563
General and administrative expenses .......................................        6,316         2,199
Loss on abandonment of lease ..............................................          466            --
Deferred compensation .....................................................          145            56
Depreciation and amortization .............................................          371             5
                                                                                --------      --------
Loss from operations ......................................................         (489)       (1,954)
Interest expense, net .....................................................           22           283
Financing expense .........................................................          756           193
                                                                                --------      --------
Loss before income taxes ..................................................       (1,267)       (2,430)
Income tax benefit (provision) ............................................          (45)           20
                                                                                --------      --------
Net loss ..................................................................       (1,312)       (2,410)
Accretion of obligation related to the put option issued in connection with
 the ProServ acquisition ..................................................           59            --
                                                                                --------      --------
Net loss applicable to common stockholders ................................     $ (1,371)     $ (2,410)
                                                                                ========      ========
Net loss per share applicable to common stockholders-basic and dilutive ...     $  (0.15)     $  (1.03)
                                                                                ========      ========
Weighted number of shares outstanding .....................................        9,377         2,347
                                                                                ========      ========

                            See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)




                                         NUMBER OF   COMMON      ADDITIONAL
                                           SHARES     STOCK   PAID-IN CAPITAL
                                        ----------- -------- -----------------
Balance -- December 31, 1995 ..........     1,938     $ 19      $       --
Issuance of common stock:
 Issuance to employee .................        50       --             119
 Conversion of Debentures .............       667        7           1,993
 Initial public offering, net of
   offering costs .....................     3,852       39          15,547
 Acquisitions .........................     2,262       23           1,488
Distribution to acquired companies'
 former stockholders ..................        --       --         (10,970)
"S" Corporation dividend ..............        --       --            (382)
Amortization of deferred
 compensation .........................        --       --              --
Net loss for the year ended
 December 31, 1996 ....................        --       --              --
                                            -----     ----      ----------
Balance -- December 31, 1996 ..........     8,769       88           7,795
Initial public offering costs .........        --       --            (131)
Issuance of common stock:
 Second offering, net of offering
   costs ..............................     8,500       85          38,470
 Acquisitions .........................       644        1             624
Tender Offer ..........................        --       --         (10,280)
Issuance of options:
 In connection with financing of
   Tender Offer .......................        --       --             394
 In connection with acquisitions ......        --       --              13
Amortization of deferred
 compensation .........................        --       --              --
Foreign currency translation
 adjustment ...........................        --       --              --
Net loss for the year ended
 December 31, 1997 ....................        --       --              --
                                            -----     ----      ----------
                                           17,913     $174      $   36,885
                                           ======     ====      ==========



                                                                      CUMULATIVE
                                           DEFERRED     ACCUMULATED   TRANSLATION
                                         COMPENSATION     DEFICIT     ADJUSTMENT      TOTAL
                                        -------------- ------------- ------------ ------------
Balance -- December 31, 1995 ..........    $    --       $     --          --      $       19
Issuance of common stock:
 Issuance to employee .................       (119)            --          --              --
 Conversion of Debentures .............         --             --          --           2,000
 Initial public offering, net of
   offering costs .....................         --             --          --          15,586
 Acquisitions .........................         --             --          --           1,511
Distribution to acquired companies'
 former stockholders ..................         --             --          --         (10,970)
"S" Corporation dividend ..............         --             --          --            (382)
Amortization of deferred
 compensation .........................         56             --          --              56
Net loss for the year ended
 December 31, 1996 ....................         --         (2,410)         --          (2,410)
                                           -------       --------          --      ----------
Balance -- December 31, 1996 ..........        (63)        (2,410)         --           5,410
Initial public offering costs .........         --             --          --            (131)
Issuance of common stock:
 Second offering, net of offering
   costs ..............................         --             --          --          38,555
 Acquisitions .........................         --             --          --             625
Tender Offer ..........................         --             --          --         (10,280)
Issuance of options:
 In connection with financing of
   Tender Offer .......................         --             --          --             394
 In connection with acquisitions ......         --             --          --              13
Amortization of deferred
 compensation .........................         63             --          --              63
Foreign currency translation
 adjustment ...........................         --             --           8               8
Net loss for the year ended
 December 31, 1997 ....................         --         (1,371)         --          (1,371)
                                           -------       --------          --      ----------
                                           $    --       $ (3,781)        $ 8      $   33,286
                                           =======       ========         ===      ==========

                            See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                                             YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                     ---------------------------
                                                                                         1997           1996
                                                                                     ------------   ------------
Operating activities
Net loss .........................................................................    $  (1,371)      $ (2,410)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization ...................................................          385              5
 Deferred compensation ...........................................................          145             56
 Deferred income taxes ...........................................................           --            (40)
 Noncash financing expense .......................................................          394             --
 Accretion of put option and imputed interest ....................................          189             --
 Loss on abandonment of lease ....................................................          335             --
 Changes in operating assets and liabilities:
   Cash escrow ...................................................................         (461)            --
   Accounts receivable ...........................................................       (2,297)           906
   Television and event costs ....................................................         (553)            --
   Prepaid expenses ..............................................................          100           (178)
   Accounts payable and accrued liabilities ......................................       (1,551)          (173)
   Escrow payable ................................................................          323             --
   Deferred revenues .............................................................          573             --
                                                                                      ---------       --------
Net cash used in operating activities ............................................       (3,789)        (1,834)
                                                                                      ---------       --------
Investing activities
    Acquisitions, net of cash acquired ...........................................      (15,223)            --
    Loan to seller of business acquired ..........................................       (1,500)            --
    Payment of acquired indebtedness .............................................       (2,469)            --
    Distribution to subsidiaries' former stockholders ............................           --         (9,000)
    Cash acquired through acquisition of subsidiaries ............................           --            504
    Purchase of equipment and leasehold improvements, net of landlord contribution       (1,473)          (122)
    Employee loan ................................................................         (446)            --
    Security deposits ............................................................         (527)           (45)
                                                                                      ---------       --------
Net cash used in investing activities ............................................      (21,638)        (8,663)
                                                                                      ---------       --------
Financing activities
    Proceeds from loans payable -- related parties ...............................           --            767
    Repayments of loans payable to related parties ...............................         (122)          (200)
    Proceeds of private placement ................................................           --          1,555
    Proceeds from IPO, net of offering costs .....................................         (131)        15,586
    Proceeds from bridge financing ...............................................       10,500             --
    Costs related to Tender Offer ................................................      (10,280)            --
    Proceeds from second offering, net of offering costs .........................       38,555             --
    Payment of acquisition indebtedness ..........................................         (882)            --
    Repayment of bridge financing ................................................      (10,500)            --
                                                                                      ---------       --------
Net cash provided by financing activities ........................................       27,140         17,708
                                                                                      ---------       --------
Increase in cash and cash equivalents ............................................        1,713          7,211
Cash at beginning of period ......................................................        7,231             20
                                                                                      ---------       --------
Cash at end of period ............................................................    $   8,944       $  7,231
                                                                                      ---------       --------
Supplemental disclosure of non-cash financing activities:
Exchange of loans payable to related parties for Debentures ......................           --       $    445
                                                                                      =========       ========
Conversion of debentures to common stock .........................................           --       $  2,000
                                                                                      =========       ========
Issuance of acquisition indebtedness .............................................    $   1,319       $  1,970
                                                                                      =========       ========
S Corporation dividend payable ...................................................           --       $    382
                                                                                                      ========
Issuance of common stock in connection with acquisitions .........................    $   3,750             --
                                                                                      =========
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
 Income taxes ....................................................................    $     313       $     --
                                                                                      =========       ========
 Interest ........................................................................    $     285       $    254
                                                                                      =========       ========

                            See accompanying notes.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS AND ORGANIZATION

     The Marquee Group, Inc. (the "Company"), which began operations in 1996, provides integrated event management, television programming and production, marketing, talent representation and consulting services in the sports, news and other entertainment industries.


PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all intercompany accounts and transactions.


REVENUE RECOGNITION

     The primary sources of the Company's revenues are fees from providing event management, television programming and production, sports marketing and consulting services and commissions from representation of sports, news and entertainment personalities. Revenues from events are recognized when the events are held. Revenues from television programming and production services are recognized when the programs are available for broadcast. Marketing revenues are recognized for guaranteed amounts when contractual obligations are met (subsequent royalties are recorded when received). Revenues from advertising services are recognized in the month the advertisement is broadcast or printed. Commissions based on profit or gross receipt participations are recorded upon the determination of such amounts. Consulting revenue is recognized as services are provided. Commissions from the Company's talent representation services are recognized as revenue when they become payable to the Company under the terms of the Company's agreements with its clients. Generally, such commissions are payable by clients upon their receipt of payments for performance of services.


CASH EQUIVALENTS

     The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.


TELEVISION AND EVENT COSTS

     Television and event costs are recorded as incurred and are expensed when the programs are available for use or when the event is held.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives ranging from five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term.


INTANGIBLES

     Intangibles represent the excess of the purchase price of acquisitions over the tangible net assets acquired and are amortized over twenty years using the straight-line method. The Company periodically reviews the recoverability of the carrying value of these assets and the period of amortization based on the current and expected future non-discounted income from operations of the entities giving rise to these intangibles to determine whether events and circumstances warrant revised estimates of carrying value or useful lives.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

DEFERRED RENT

     The Company leases premises under leases which provide for periodic increases over the lease term. Pursuant to Statement of Financial Accounting Standards No. 13, "Accounting for Leases," the Company records rent expense on a straight-line basis. The effect of these differences is recorded as deferred rent.


INCOME TAXES

     The Company accounts for income taxes under the liability method as required by Statement of Financial Accounting Standards Board Statement No. 109 ("FAS 109"), "Accounting for Income Taxes." FAS 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Under this approach, differences between financial statement and tax bases of assets and liabilities are determined, and deferred income tax assets and liabilities are recorded for those differences that have future tax consequences. Valuation allowances are established, if necessary, to reduce any deferred tax asset recorded to an amount that will more likely than not be realized in future periods. Income tax expense is composed of the current tax payable or refundable for the period plus or minus the net change in deferred tax assets and liabilities.


EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented in conformity with the Statement No. 128 requirements.

     Basic earnings per share applicable to common stockholders is based upon net loss after reduction of amounts, if any, for accretion of the obligation related to the put option issued in connection with the ProServ Acquisition (see Note 3) divided by the weighted average number of shares of common stock outstanding during the year. Shares of common stock placed in escrow upon completion of the Initial Public Offering ("IPO") described in Note 2 and in connection with the QBQ Acquisition described in Note 3 have been excluded from the calculation of basic earnings per share. The shares of common stock issued upon the automatic conversion of the debentures (see Note 5) are considered outstanding for all periods presented.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade accounts receivable.

     At December 31, 1997 and 1996, approximately 90% of the Company's cash and cash equivalents was invested with one financial institution.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

     For the year ended December 31, 1997, one client represented approximately 28% of reported revenues.

     Concentrations of credit risk with respect to accounts receivable are limited due to the large number of entities comprising the Company's client base.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates that the carrying amounts of its financial instruments, principally noncurrent receivables and liabilities, approximates the fair value.


RECLASSIFICATIONS

     Certain reclassifications have been made in the 1996 financial statements to conform to the 1997 presentation.


2. PUBLIC OFFERINGS AND TENDER OFFER

     In December 1996, the Company closed its initial public offering ("IPO") of 3,852,500 units (the "Units"), each unit consisting of one share of common stock and one redeemable warrant, at a price of $5.00 per Unit. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $7.50, subject to adjustment, at any time until December 4, 2001. The warrants are redeemable by the Company under certain circumstances at a redemption price of $.05 per warrant. (See below.)

     The Company also granted to the underwriters, or their designees, options (the "IPO Options") to purchase up to 335,000 Units. The Units purchasable upon exercise of the IPO Options are identical to the Units described above, except that the underlying warrants are redeemable only by the Company under limited circumstances. The IPO Options are exercisable during a three-year period commencing December 12, 1998 at an exercise price of $8.25, subject to adjustment in certain events.

     Certain of the Company's officer/stockholders have placed an aggregate of 1,275,000 of their shares of common stock in escrow. These shares will not be assignable or transferable (but may be voted) until such time as they are released from escrow based upon the Company meeting certain annual earnings levels or the common stock attaining certain price levels. All reserved shares remaining in escrow on March 31, 2000 will be forfeited and contributed to the Company's capital. In the event the Company attains any of the earnings thresholds or stock prices providing for the release of the escrow shares to the stockholders, the Company will recognize compensation expense at such time based on the then fair market value of the shares.

     In September 1997, the Company purchased in a tender offer approximately 4 million of the 4.5 million outstanding warrants at a cash purchase price of $2.40 per warrant. In order to consummate its purchase of the Warrants, the Company borrowed $10.5 million pursuant to a loan agreement (the "Bridge Facility"). The Company repaid such borrowing with a portion of the net proceeds of its second public offering described below. In connection with the Bridge Facility, the Company paid the lender fees and expenses of $362,000 and issued to the lender immediately exercisable options to acquire an aggregate of 105,000 shares of common stock, at an exercise price of $2.25, subject to adjustment in certain circumstances. The options will expire in 2007. As a result of the issuance of the options, the Company recorded financing expense of $394,000 in 1997.

     On October 14, 1997 and November 12, 1997, the Company consummated a second public offering (the "Second Offering") of 8.5 million shares (including the Underwriters' overallotment) of the Company's common stock at $5.00 per share. The proceeds to the Company after deducting the underwriting discount and commissions and other expenses was approximately $39 million.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

3. ACQUISITIONS


1996 ACQUISITIONS

     On December 12, 1996, the Company acquired by merger, concurrently with the closing of its IPO, Sports Marketing & Television International, Inc. ("SMTI") which provides production and marketing services to sporting events, sports television shows and professional and collegiate leagues and organizations and, Athletes and Artists, Inc. ("A&A"), a sports and media talent representation firm, collectively the "1996 Acquisitions". The SMTI stockholders received cash of $6,500,000 from the proceeds of the IPO, an additional $1,500,000 payable in five equal installments over five years and 1,292,307 shares of the Company's common stock. The A&A stockholders received cash of $2,500,000 from the proceeds of the IPO, miscellaneous reimbursements of $80,000, an additional $1,000,000 payable in five equal installments over five years and 969,231 shares of the Company's common stock.

     The 1996 Acquisitions were accounted for as a consolidation at historical cost due to the significance of the equity interests in the Company held by the former stockholders of SMTI and A&A following completion of the acquisitions. Accordingly, the acquired assets and liabilities were recorded at their historical amounts. The capital stock of SMTI and A&A was included in additional paid-in capital. In addition, the cash paid to the former stockholders of SMTI and A&A was recorded as a dividend charged to additional paid-in capital.

     SMTI was an S Corporation prior to the merger. The SMTI stockholders received a distribution of approximately $350,000 during 1997, which represents 40% of the taxable earnings of SMTI prior to the merger.

     The accompanying consolidated financial statements include the accounts of SMTI and A&A from December 12, 1996.


ACQUISITION OF PROSERV

     On October 14, 1997, the Company acquired all of the outstanding stock of ProServ, Inc. and ProServ Television, Inc. (collectively, "ProServ"), an established provider of international sports event management, television production, marketing, talent representation and consulting. The aggregate purchase price for ProServ was approximately $10.8 million in cash and 250,000 shares of the Company's common stock. The Company may be obligated to make additional earn-out payments over the next four years of up to $2.5 million based upon ProServ achieving, during this period, certain levels of revenues and earnings before interest, taxes, depreciation and amortization. The Company also repaid approximately $2.5 million of ProServ's outstanding indebtedness at the acquisition date. The Company used a portion of the proceeds of the Second Offering to finance the acquisition and the repayment of the outstanding indebtedness. Under certain circumstances, the Company may be required to repurchase up to all of the 250,000 shares of the common stock issued in connection with the acquisition for an aggregate purchase price of up to $1.9 million.

     The acquisition was accounted for using the purchase method, with the aggregate puchase price allocated to the tangible net assets based upon estimated fair market values. The total purchase price of $13.4 million, which includes costs incurred in connection with the acquisition, exceeded the tangible net asset deficiency acquired by approximately $17 million, which has been recorded as an intangible. ProServ's results of operations for the period from the October 14, 1997 have been included in the accompanying consolidated financial statements. The potential earn-out will be recorded as additional purchase price when earned.


ACQUISITION OF QBQ

     On October 14, 1997, the Company acquired substantially all of the assets of QBQ Entertainment, Inc. ("QBQ"), a company that books tours and appearances for a variety of

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES entertainers. The aggregate purchase price for QBQ was approximately $3.1 million in cash, $1.6 million payable in annual installments payable over eight years and 393,514 shares of common stock, including 78,702 shares held in escrow and subject to forfeiture if certain financial performance tests are not met. In connection with an employment agreement with the chief executive officer and sole stockholder of QBQ, the Company granted a five-year, non-recourse loan of $1.5 million, secured by the common stock issued in connection with the QBQ acquisition. The Company used a portion of the proceeds of the Second Offering to finance the acquisition and the loan. Under certain circumstances, the Company may be required to repurchase up to 295,135 shares of common stock issued in connection with the acquisition for an aggregate purchase price of up to $1.9 million.


     The QBQ acquisition was accounted for using the purchase method of accounting and the results of its operations have been included in the accompanying financial statements from October 14, 1997. The total purchase price of approximately $7.2 million, which includes costs incurred in connection with the acquisition, exceeded the tangible net assets acquired by approximately the same amount and has been recorded as intangibles.


     The following unaudited pro forma information is presented as if the Company had completed the acquisition of ProServ, QBQ, SMTI and A&A and the Secondary Offering at the beginning of the respective periods and gives effect to the related contractually required reductions in personnel, officers' salaries and employee benefits:




                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             1997        1996
                                                          ---------- ------------
                                                           (IN THOUSANDS, EXCEPT
                                                              PER SHARE DATA)
   Pro forma revenues ...................................  $34,953     $ 29,932
   Pro forma net loss applicable to common stockholders .  $  (521)    $ (2,814)
   Pro forma net loss per share applicable to common
     stockholders--basic and dilutive ...................  $  (.03)    $   (.17)
   Pro forma weighted average shares ....................   16,559       16,559

     Aggregate maturities for the indebtedness related to the Company's acquisitions, exclusive of the put options, as of December 31, 1997 is as follows:




                                                             (IN THOUSANDS)
                                                            ---------------
       1998 .............................................        $  775
       1999 .............................................           775
       2000 .............................................           730
       2001 .............................................           730
       2002 .............................................           230
       Thereafter .......................................           375
                                                                 ------
                                                                  3,615
       Less: amounts representing interest ..............           696
                                                                 ------
       Total, including current portion of $775..........        $2,919
                                                                 ------

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT


     At December 31, 1997, property and equipment consists of the following:




                                                           (IN THOUSANDS)
                                                          ---------------
   Furniture and fixtures .............................        $  952
   Leasehold improvements .............................         1,190
   Vehicles ...........................................            27
                                                               ------
                                                                2,169
   Accumulated depreciation and amortization ..........           129
                                                               ------
                                                               $2,040
                                                               ======

5. PRIVATE PLACEMENT


     In August 1996, the Company issued debentures (the "Debentures"), in the aggregate principal amount of $2 million, each Debenture consisted of $50,000 principal amount of 10% Convertible Debentures. Interest on the Debentures of $254,000 was calculated for the period from the final closing of the Private Placement to a date one year from the effective date of the Company's IPO. The Debentures were automatically converted into units (see Note 2) identical in all respects to those offered in the IPO at a rate of one unit for each $3.00 principal amount of Debentures.


     Stockholders of the Company and stockholders of SMTI and A&A purchased an aggregate of $750,000 principal amount of Debentures, of which $445,103 was in exchange for existing indebtedness of the Company to the stockholders. In addition, the Company repaid $125,000 to one of the officer/stockholders from the proceeds of the private placement.


6. INCOME TAXES


     The income tax expense (benefit) consists of:




                                    YEAR ENDED
                                   DECEMBER 31,
                                 -----------------
                                  1997      1996
                                 ------   --------
                                  (IN THOUSANDS)
   Current:
     Federal .................    $--      $  --
     State and local .........     45        (20)
                                  ---      -----
                                   45        (20)
                                  ---      -----
   Deferred:
     Federal .................     --         30
     State and local .........     --         10
                                  ---      -----
                                   --         40
                                  ---      -----
                                  $45      $  20
                                  ===      =====

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

     A reconciliation of the federal statutory tax rate to the actual effective rate is as follows:




                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    -----------   ------------
   Statutory rate ...............................................       (34.0)%       (34.0)%
   State and local income taxes, net of federal benefit .........         2.3            .4
   Valuation allowance ..........................................        26.3          31.8
   Permanent differences ........................................         8.9           1.0
                                                                        -----         -----
   Effective rate ...............................................         3.5%          (.8)%
                                                                        =====         =====

     The deferred tax assets and liabilities is comprised of the following:




                                                                        DECEMBER, 31,
                                                                   -----------------------
                                                                      1997         1996
                                                                   ----------   ----------
                                                                       (IN THOUSANDS)
   Cumulative effect of change in tax accounting basis .........    $   (228)    $   (343)
   Deferred compensation expense ...............................         (67)         (29)
   Deferred rent ...............................................         (48)          --
   Net operating losses ........................................       1,494        1,051
   ProServ tax audits ..........................................        (617)          --
   Valuation allowance .........................................      (1,494)      (1,022)
                                                                    --------     --------
   Net deferred tax liabilities ................................    $   (960)    $   (343)
                                                                    ========     ========

     At December 31, 1997, the Company had net operating loss carryforwards of approximately $3.3 million which will begin to expire in 2011. ProServ had net operating losses of approximately $2.6 million at the time of the acquisition. These losses are subject to limitations under the Internal Revenue Code and will begin to expire in 2010.

     In connection with examinations of the consolidated federal tax returns of ProServ for years 1993 through 1995, the Internal Revenue Service has challenged the tax treatment of certain significant transactions. The French taxing authorities are conducting an audit of ProServ's former subsidiary, located in France, for the same period. Although ProServ's management believes that there are valid defenses to defeat any tax assessment, the Company has provided for these contingencies. Such amounts have been included in deferred tax liabilities at December 31, 1997.

     The Company recorded an increase in the valuation allowance of $472,000 for the year ended December 31, 1997.

7. STOCKHOLDERS' EQUITY

     On July 17, 1996, the Board of Directors and stockholders of the Company approved an increase in the authorized capitalization of the Company to 25 million shares of common stock, par value $.01 per share, and 5 million shares of preferred stock, par value $.01 per share. In addition, in August 1996 the Board of Directors and the stockholders of the Company approved a stock split whereby 999 shares of the 1,000 shares of common stock outstanding at that time were split on the basis of approximately 1,940-for-1 and the remaining one share of common stock outstanding at that time was split on the basis of 50,000-for-1. All share information in the financial statements reflect the stock split.

COMMON STOCK RESERVED FOR ISSUANCE

     As of December 31, 1997, the Company has 1,197,503 shares of common stock reserved for issuance upon the exercise of the warrants and the IPO Options (see Note 2), 800,000 shares of

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES common stock reserved for issuance upon exercise of options pursuant to the 1996 and 1997 Stock Option Plans and 315,000 shares reserved for issuance under other options and warrants of the Company.


8. STOCK OPTION PLAN


     The Company's Board of Directors has adopted and the stockholders have approved the Company's 1996 and 1997 Stock Option Plans (the "Plan"). The Plan provides for the grant, at the discretion of the Board of Directors, of (i) options that are intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code to certain employees and consultants and (ii) options not intended to so qualify. The aggregate number of shares of common stock for which options may be granted under the Plan is 800,000 shares.


     The Plan is administered by a Stock Option Committee (the "Committee") which is appointed by the Board of Directors. The Committee determines who among those eligible will be granted options, the time or times at which options will be granted, the terms of the options, including the exercise price, the number of shares subject to the options and the terms and conditions of exercise.


     A summary of the activity in the Plan is as follows:




                                                 NUMBER OF     WEIGHTED AVERAGE
                                                   SHARES       EXERCISE PRICE
                                                -----------   -----------------
   Granted--1996 ............................     230,000          $  5.71
   Granted--1997 ............................       7,500           $5.875
   Forfeited--1997 ..........................      (4,000)         $  5.00
                                                  -------          -------
   Outstanding at December 31, 1997 .........     233,500          $  5.72
                                                  =======          =======
   Exercisable at December 31, 1996 .........          --               --
                                                  =======          =======
   Exercisable at December 31, 1997 .........      23,575          $  5.69
                                                  =======          =======

     Options outstanding as of December 31, 1997 have exercise prices ranging from $5 to $6.25 per share. The options vest in annual installments over the three to five year period commencing one year from the date of grant.


     The Company has elected to follow Accounting Principles Board opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of options valuation models that were not developed for use in valuing employee stock options. The exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant and, therefore, no compensation expense is recognized.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996:




ASSUMPTION                                                    1997           1996
--------------------------------------------------------   ---------   ---------------
   Risk-free rate ......................................    5.47%      5.45% to 6.18%
   Dividend yield ......................................      0%             0%
   Volatility factor of the expected market price of the
     Company's common stock ............................     .54             .72
   Average life ........................................   3 years         4 years

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:




                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                        1996           1997
                                                                    ------------   ------------
                                                                          (IN THOUSANDS,
                                                                      EXCEPT PER SHARE DATA)
   Pro forma net loss applicable to common stockholders .........     $ (2,454)      $ (1,547)
   Pro forma net loss per share applicable to common
     stockholders--basic and dilutive ...........................     $  (1.05)      $  (0.16)

     The weighted average fair value of options granted during the years ended December 31, 1997 and 1996 was $2.43 and $2.57, respectively. The weighted average remaining contractual life of options outstanding at December 31, 1997 is 4.8 years.


9. RELATED PARTY TRANSACTIONS

     In December 1997, the Company repaid an officer/stockholder the $121,615 outstanding at December 31, 1996. Interest on the loan accrued at 12%.

     The Company provided services as a subcontractor for SMTI aggregating $724,000, for the period from January 1, 1996 to December 12, 1996 (see Note
3), which are included in 1996 revenues in the accompanying consolidated statement of operations.

     During August 1996, the Company entered into a six-year consulting agreement with Sillerman Communications Management Corporation ("SCMC"), which is controlled by Robert F.X. Sillerman, the Chairman of the Company and the controlling stockholder of The Sillerman Companies, Inc. ("TSC"), a principal stockholder of the Company, that provides for a monthly fee of $30,000 commencing in September 1997. In March 1997, SCMC assigned its rights, obligations, and duties under the consulting agreement to The Sillerman Companies, Inc. In October 1997, TSC waived its right to future monthly payments under the consulting agreement.

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

     In February 1997, the Company paid $400,000 to SCMC as an advance against special advisory services to be provided. In connection with the ProServ Acquisition and the QBQ Acquisition, TSC received Special Advisory Fees of $450,000 (of which $400,000 was offset against the amounts previously advanced), and, in connection with the Tender Offer, an immediately exercisable option to purchase 200,000 shares of common stock at $7.00 per share. In addition, the Company paid $75,000 to TSC for expenses.

     In consideration for Mr. Sillerman's guarantee of a portion of the $1.5 million letter of credit issued to replace the escrow in connection with the ProServ Acquisition, the Company, in November 1997, granted Mr. Sillerman an immediately exercisable, five-year option to purchase 10,000 shares of common stock at an exercise price per share of $5.00 and paid Mr. Sillerman $75,000, including $25,000 for his related legal fees and expenses.

     In April 1997, in connection with the employment of an officer of the Company, the Company loaned the officer $446,000 which loan by its terms may be forgiven. In addition, the officer will over a three year period beginning with his date of employment receive $100,000 payable in shares of Common Stock.


10. INVESTMENT IN JOINT VENTURE

     SMTI and NBC formed a limited liability corporation, Celebrity Golf Championship, LLC ("CGC") to conduct the annual golfing tournament known as The Celebrity Golf Championship. Earnings are allocated 75% to NBC and 25% to SMTI in accordance with the LLC agreement. All profits from CGC are distributed annually.

     Condensed financial information for CGC is as follows:



                                   DECEMBER 31,
                                       1997
                                 ---------------
                                  (IN THOUSANDS)
   Cash .......................       $  232
                                      ======
   Due to SMTI ................       $  232
                                      ======

                                   YEAR ENDED DECEMBER 31,
                                 ---------------------------
                                      1997         1996
                                   -----------    ------
                                       (IN THOUSANDS)
   Revenues ...................       $3,529       $2,743
   Operating expenses .........        2,699        2,067
                                 -----------      -------
   Net income .................       $  830       $  676
                                 ===========      =======

11. COMMITMENTS AND CONTINGENCIES

     The Company leases office space under operating leases that expire through 2008. These operating leases provide for basic annual rents plus escalation charges. The aggregate future minimum lease payments (including the deferred rent liability of $696,000) required under these leases, net of noncancelable sublease income of $2,370,000 as of December 31, 1997 are as follows:



                            (IN THOUSANDS)
                           ---------------
   1998 ................        $1,223
   1999 ................         1,124
   2000 ................         1,173
   2001 ................         1,078
   2002 ................           999
   Thereafter ..........         3,862
                                ------
                                $9,459
                                ======

                   THE MARQUEE GROUP, INC. AND SUBSIDIARIES

     The Company also rents office space on a month-to-month basis. Rent expense amounted to $45,000 and $303,000, respectively, for the years ended December 31, 1996 and 1997.


     The Company has notified the landlord for space previously occupied by one of the Company's subsidiaries that the space has been abandoned. The Company has recorded a loss of $466,000 for the year ended December 31, 1997 related to the settlement with the landlord and to write-off the related abandoned fixed assets.


     The Company has entered into employment agreements with key executives for periods ranging from three to five years.


     The Company is subject to certain legal proceedings and claims, which have arisen, in the ordinary course of its business. In the opinion of management, settlement of these actions, when ultimately concluded, will not have a material adverse effect on the Company's financial condition, results of operations and liquidation.


12. SUBSEQUENT EVENT


     In March 1998, the Company entered into a non-binding letter of intent to acquire Alphabet City Industries and Alphabet City Sports Records, Inc. (collectively, the "Pending Acquisition"), both of which are sports and music marketing companies which develop strategic alliances among sports leagues, music companies and corporate sponsors. The aggregate purchase price for the Pending Acquisition will be approximately $4.0 million consisting of $3.0 million in cash and 1.0 million in shares of Common Stock. In addition, the Company may be obligated to make additional payments based upon the financial performance of the acquired businesses. In connection with entering into the letter of intent, the Company advanced Alphabet City Industries $350,000.

                        REPORT OF INDEPENDENT AUDITORS



To the Stockholders
Alphabet City Sports Records, Inc. and
 Alphabet City Industries, Inc.


     We have audited the accompanying combined balance sheet of Alphabet City Sports Records, Inc. and Alphabet City Industries, Inc. as of December 31, 1997, and the related combined statements of income and cash flows for the year ended December 31, 1997 and for the period from April 11, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Alphabet City Sports Records, Inc. and Alphabet City Industries, Inc. at December 31, 1997 and the combined results of their operations and their cash flows for the year ended December 31, 1997 and for the period from April 11, 1996 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.



                                        Ernst & Young LLP



New York, New York
May 21, 1998

                      ALPHABET CITY SPORTS RECORDS, INC.
                        ALPHABET CITY INDUSTRIES, INC.

                            COMBINED BALANCE SHEETS




                                                        DECEMBER 31,      JUNE 30,
                                                            1997            1998
                                                       --------------   ------------
                                                                         (UNAUDITED)
ASSETS
Current assets:
 Cash ..............................................     $      651     $   56,643
 Accounts receivable ...............................        527,207        902,561
 Prepaid expenses and other current assets .........        444,684        627,992
                                                         ----------     ----------
Total current assets ...............................        972,542      1,587,196
Property and equipment, net ........................         31,340         31,920
Other assets .......................................         10,669         17,191
                                                         ----------     ----------
Total assets .......................................     $1,014,551     $1,636,307
                                                         ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Loan payable ......................................     $       --     $  350,000
 Accounts payable ..................................        836,247        990,898
 Accrued liabilities ...............................         56,627        254,217
                                                         ----------     ----------
Total current liabilities ..........................        892,874      1,595,115
Stockholders' equity ...............................        121,677         41,192
                                                         ----------     ----------
Total liabilities and stockholders' equity .........     $1,014,551     $1,636,307
                                                         ==========     ==========

                            See accompanying notes.

                      ALPHABET CITY SPORTS RECORDS, INC.
                         ALPHABET CITY INDUSTRIES, INC.

                         COMBINED STATEMENTS OF INCOME




                                                                    PERIOD FROM
                                                                   APRIL 11, 1996         SIX MONTHS ENDED
                                                   YEAR ENDED      (INCEPTION) TO             JUNE 30,
                                                  DECEMBER 31,      DECEMBER 31,    -----------------------------
                                                      1997              1996             1998            1997
                                                 --------------   ---------------   -------------   -------------
                                                                                             (UNAUDITED)
Revenues .....................................     $2,976,331        $1,316,763      $1,476,069      $1,930,736
Cost of revenues .............................      1,796,194         1,003,949         968,846       1,192,385
                                                   ----------        ----------      ----------      ----------
Gross profit .................................      1,180,137           312,814         507,223         738,351
Operating expenses:
 Selling expenses ............................        424,109           196,984         217,700         199,258
 General and administrative expenses .........        663,836            59,919         350,008         294,701
                                                   ----------        ----------      ----------      ----------
   Total operating expenses ..................      1,087,945           256,903         567,708         493,959
                                                   ----------        ----------      ----------      ----------
Income from operations .......................         92,192            55,911         (60,485)        244,392
Other income/(expenses) ......................         10,944                --              --         (12,676)
                                                   ----------        ----------      ----------      ----------
Income before income taxes ...................        103,136            55,911         (60,485)        231,716
Provision for income taxes ...................         23,000            14,370          20,000          14,789
                                                   ----------        ----------      ----------      ----------
Net income ...................................     $   80,136        $   41,541      $  (80,485)     $  216,927
                                                   ==========        ==========      ==========      ==========

                            See accompanying notes.

                      ALPHABET CITY SPORTS RECORDS, INC.
                         ALPHABET CITY INDUSTRIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS




                                                                         PERIOD FROM
                                                                        APRIL 11, 1996         SIX MONTHS ENDED
                                                        YEAR ENDED      (INCEPTION) TO             JUNE 30,
                                                       DECEMBER 31,      DECEMBER 31,    -----------------------------
                                                           1997              1996             1998            1997
                                                      --------------   ---------------   -------------   -------------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income ........................................     $   80,136       $   41,541       $  (80,485)     $  216,927
 Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
   Depreciation and amortization ..................          3,527              983            4,123           2,068
   Changes in operating assets and liabilities:
    Accounts receivable ...........................       (256,870)        (270,337)        (375,354)       (112,324)
    Other current assets ..........................       (414,684)         (30,000)        (183,308)        (29,949)
    Other assets ..................................         (5,081)              --           (6,522)         (1,775)
    Accounts payable ..............................        595,330          240,917          154,651         136,649
    Accrued liabilities ...........................          2,472           54,155          197,590          57,256
                                                        ----------       ----------       ----------      ----------
Net cash provided by (used in) operating
 activities .......................................          4,830           37,259         (289,305)        268,852
                                                        ----------       ----------       ----------      ----------
INVESTING ACTIVITIES
Purchases of fixed assets .........................        (30,617)          (5,233)          (4,703)        (27,352)
Payment of security deposit .......................         (5,588)              --               --          (5,588)
                                                        ----------       ----------       ----------      ----------
Net cash used in investing activities .............        (36,205)          (5,233)          (4,703)        (32,940)
                                                        ----------       ----------       ----------      ----------
FINANCING ACTIVITIES
Proceeds from loan ................................             --               --          350,000              --
                                                        ----------       ----------       ----------      ----------
Net cash provided by financing activities .........             --               --          350,000              --
                                                        ----------       ----------       ----------      ----------
Net (decrease) increase in cash ...................        (31,375)          32,026           55,992         235,912
Cash at beginning of year .........................         32,026               --              651          32,026
                                                        ----------       ----------       ----------      ----------
Cash at end of year ...............................     $      651       $   32,026       $   56,643      $  267,938
                                                        ==========       ==========       ==========      ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
Income taxes paid .................................     $   53,740       $       --       $   15,133      $       --
                                                        ==========       ==========       ==========      ==========
Interest paid .....................................     $       --       $       --       $       --      $       --
                                                        ==========       ==========       ==========      ==========

                            See accompanying notes.

                      ALPHABET CITY SPORTS RECORDS, INC.
                         ALPHABET CITY INDUSTRIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1997 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS AND ORGANIZATION

     Alphabet City Sports Records, Inc. and Alphabet City Industries, Inc. (collectively, the "Company") were organized in New York on April, 11, 1996 and May 14, 1997, respectively. The Company's main purpose is creating, licensing, marketing and distributing recorded music through non-music retail outlets in association with a broad spectrum of professional and college sports teams and leagues. The Company also provides non-traditional marketing and media services to various corporations.


PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of Alphabet City Sports Records, Inc. and Alphabet City Industries, Inc. The companies are under common ownership. All significant intercompany transactions have been eliminated in combination.


REVENUE RECOGNITION

     Revenues from the sale of music CDs and cassettes are recognized upon shipment to the customers. Marketing and media revenues are recognized as services are provided or upon the delivery to the client of the materials created for them by the Company.


ADVANCES AND RECOUPABLE COSTS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 50, Financial Reporting in the Record and Music Industry, advances to artists and producers are capitalized as an asset when the current popularity and past performance of the artist or producer provides a sound basis for estimating the probable future recoupment of such advances from sales. Any portion of such advances not deemed to be recoupable from future sales is reserved at the balance sheet date. All other advances which do not meet the above criteria are expensed when incurred.


LICENSE AGREEMENTS

     Certain of the Company's compilation products are master recordings under license from various sports teams and organizations for the right to use the names, logos and other material directly related to the team or organization. Typically, minimum guarantees or non-returnable advances are required to obtain the licenses and are realized through future sales of the product. The amounts paid for minimum guarantees or non-returnable advances are charged to expense over the license term. When anticipated sales appear to be insufficient to fully recover the minimum guarantees or non-returnable advances, a provision against current operations is made for anticipated losses.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives ranging from three to seven years.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      ALPHABET CITY SPORTS RECORDS, INC.
                         ALPHABET CITY INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1997 IS UNAUDITED)

INTERIM FINANCIAL STATEMENTS

     The unaudited interim information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Interim results are not necessarily indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.


INCOME TAXES

     Income taxes are provided on the liability method as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes (which are not material) reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     The shareholders of Alphabet City Industries, Inc. have elected under Subchapter S of the Internal Revenue Code to include the Company's income in their own income for Federal income tax purposes. Alphabet City Sports Records, Inc. was incorporated as a "C Corporation."


2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:





                                              DECEMBER 31,      JUNE 30,
                                                  1997            1998
                                             --------------   -----------
   Furniture and equipment ...............      $ 35,850       $ 40,553
   Less accumulated depreciation .........        (4,510)        (8,633)
                                                --------       --------
                                                $ 31,340       $ 31,920
                                                ========       ========

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consist of the following:





                                     DECEMBER 31,      JUNE 30,
                                         1997            1998
                                    --------------   -----------
   Project costs ................      $352,397       $441,322
   Inventory ....................        33,161         50,161
   Prepaid expenses .............        34,076         40,881
   Other current assets .........        25,050         95,628
                                       --------       --------
                                       $444,684       $627,992
                                       ========       ========

4. COMMITMENTS AND CONTINGENCIES

     The Company leases its office space. The lease provides for escalations of rent based upon the increase in certain operating expenses.

                      ALPHABET CITY SPORTS RECORDS, INC.
                         ALPHABET CITY INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1997 IS UNAUDITED)

     Future minimum payments under operating leases consist of the following:



  Year ending December 31:
  1998 ........................  $51,200
  1999 ........................    9,200
                                 -------
                                 $60,400
                                 =======


     There was no rent expense in 1996; rent expense was $36,084, $15,055 and $21,197 for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998, respectively.


5. STOCKHOLDERS' EQUITY

     Stockholders' equity consists of the following:




                                                             COMMON       RETAINED        DUE FROM
                                                TOTAL         STOCK       EARNINGS      STOCKHOLDERS
                                            ------------   ----------   ------------   -------------
Alphabet City Sports Records, Inc.:
 Issuance of common stock--1996 .........    $      --      $ 1,000      $      --       $  (1,000)
 Net income .............................       41,541           --         41,541              --
                                             ---------      -------      ---------       ---------
Balance at December 31, 1996 ............       41,541        1,000         41,541          (1,000)
 Net income .............................       40,781           --         40,781              --
                                             ---------      -------      ---------       ---------
Balance at December 31, 1997 ............       82,322        1,000         82,322          (1,000)
                                             ---------      -------      ---------       ---------
Alphabet City Industries, Inc.:
 Issuance of common stock--1997 .........           --        1,000             --          (1,000)
 Net income .............................       39,355           --         39,355              --
                                             ---------      -------      ---------       ---------
Balance at December 31, 1997 ............       39,355        1,000         39,355          (1,000)
                                             ---------      -------      ---------       ---------
Combined stockholders' equity at
 December 31, 1997 ......................    $ 121,677      $ 2,000      $ 121,677       $  (2,000)
                                             =========      =======      =========       =========

     Alphabet City Sports Records, Inc. has 200 shares of no par value common stock authorized and 20 shares are issued and outstanding. Alphabet City Industries, Inc. has 200 shares of no par value common stock authorized and 20 shares are issued and outstanding.


6. MAJOR CUSTOMERS/SUPPLIER

     For the period from April 11, 1996 to December 31, 1996, approximately 92% of combined revenues were derived from one customer. For the year ended December 31, 1997, three customers accounted for approximately 22%, 17%, and 13% of combined revenues, respectively. For the six months ended June 30, 1998 two customers accounted for approximately 52% and 19% of combined revenues, respectively. For the six months ended June 30, 1997, three customers accounted for approximately 26%, 23% and 21% of combined revenues respectively.

     For the period from April 11, 1996 to December 31, 1996, 100% of the CDs produced were manufactured by one vendor. For the year ended December 31, 1997, 86% of the CDs produced were manufactured by one vendor. For the six months ended June 30, 1998, two vendors manufactured 53% and 32%, respectively, of the CD's produced.

                      ALPHABET CITY SPORTS RECORDS, INC.
                         ALPHABET CITY INDUSTRIES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1997 IS UNAUDITED)

7. IMPACT OF YEAR 2000 (UNAUDITED)


     The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and has developed an implementation plan to resolve the issue. The Company presently believes that, with modifications to existing software, the cost of which is not material to the results of operations or financial condition of the Company, the Year 2000 problem will not pose significant operational problems for the Company's computer systems.


8. SUBSEQUENT EVENT


     On August 3, 1998, The Marquee Group, Inc. consummated its acquisition of substantially all of the assets of Alphabet City Industries, Inc. and all of the outstanding stock of Alphabet City Sports Records, Inc. (collectively, the "Alphabet City Acquisition"). The aggregate purchase price for the Alphabet City Acquisition was approximately $3.4 million in cash (excluding assumed liabilities) and 200,000 shares of The Marquee Group, Inc. common stock.

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders
Cambridge Holding Corporation, Inc.


     We have audited the accompanying consolidated balance sheet of Cambridge Holding Corporation, Inc. and Subsidiary (the "Company") as of December 31, 1997 and the related consolidated statements of operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1997 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                        Ernst & Young LLP



New York, New York
June 3, 1998

              CAMBRIDGE HOLDING CORPORATION, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS




                                                                  DECEMBER 31,       JUNE 30,
                                                                      1997             1998
                                                                 --------------   --------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
 Cash ........................................................     $  162,781       $  241,425
 Accounts receivable .........................................        767,204          773,613
 Other current assets ........................................         24,345           13,330
                                                                   ----------       ----------
Total current assets .........................................        954,330        1,028,368
Property and equipment, net ..................................          4,537            2,186
Other assets .................................................         62,878           62,878
                                                                   ----------       ----------
Total assets .................................................     $1,021,745       $1,093,432
                                                                   ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ............................................     $  883,411       $  723,279
 Accrued liabilities .........................................         25,938          112,153
                                                                   ----------       ----------
Total current liabilities ....................................        909,349          835,432
                                                                   ----------       ----------
Stockholders' equity:
 Common stock, $1 par; authorized 25,000 shares; 10,000 shares
   issued ....................................................         10,000           10,000
 Retained earnings ...........................................        123,552          269,156
                                                                   ----------       ----------
                                                                      133,552          279,156
 Less 6,666 shares held in treasury, at cost .................        (21,156)         (21,156)
                                                                   ----------       ----------
Total stockholders' equity ...................................        112,396          258,000
                                                                   ----------       ----------
Total liabilities and stockholders' equity ...................     $1,021,745       $1,093,432
                                                                   ==========       ==========

                            See accompanying notes.

                      CAMBRIDGE HOLDING CORPORATION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                     SIX MONTHS ENDED
                                                   YEAR ENDED            JUNE 30,
                                                  DECEMBER 31,   -------------------------
                                                      1997           1998          1997
                                                 -------------   -----------   -----------
                                                                        (UNAUDITED)
Revenue ......................................    $1,318,763      $691,276      $874,692
Expenses:
 Stockholders' salary expense ................       487,974       182,576       173,880
 Other salary expense ........................       153,536        48,935        58,619
 Travel and entertainment ....................       127,458        71,886        65,316
 General and administrative expenses .........       581,520       158,135       273,488
                                                  ----------      --------      --------
Total expenses ...............................     1,350,488       461,532       571,303
(Loss) income from operations ................       (31,725)      229,744       303,389
Other income:
 Interest income .............................        12,746           860         1,656
 Other income ................................         2,000            --            --
                                                  ----------      --------      --------
                                                      14,746           860         1,656
                                                  ----------      --------      --------
(Loss) income before income taxes ............       (16,979)      230,604       305,045
Income tax provision .........................            --        85,000       113,000
                                                  ----------      --------      --------
Net loss .....................................    $  (16,979)     $145,604      $192,045
                                                  ==========      ========      ========

                            See accompanying notes.

                      CAMBRIDGE HOLDING CORPORATION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                         DECEMBER 31,   -------------------------
                                                             1997           1998          1997
                                                        -------------   -----------   -----------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss ............................................    $  (16,979)     $ 145,604     $ 192,045
Adjustments to reconcile net loss to net cash
 provided by operating activities:
 Depreciation .......................................         9,405          2,351         4,702
 Changes in operating assets and liabilities:
   Accounts receivable ..............................      (476,866)        (6,409)      210,630
   Other current assets .............................        (4,800)        11,015         8,615
   Other assets .....................................        (2,444)            --            --
   Accounts payable and accrued liabilities .........       616,394        (73,917)      (11,847)
                                                         ----------      ---------     ---------
Net cash provided by operating activities ...........       124,710         78,644       404,145
                                                         ----------      ---------     ---------
INVESTING ACTIVITIES
Purchase of fixed assets ............................        (2,773)            --        (2,773)
                                                         ----------      ---------     ---------
Net cash used in investing activities ...............        (2,773)            --        (2,773)
                                                         ----------      ---------     ---------
Net increase in cash ................................       121,937         78,644       401,372
Cash at beginning of year ...........................        40,844        162,781        40,844
                                                         ----------      ---------     ---------
Cash at end of year .................................    $  162,781      $ 241,425     $ 442,216
                                                         ==========      =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid ...................................    $    9,222      $   8,219     $      --
                                                         ==========      =========     =========
Interest paid .......................................    $       --      $      --     $      --
                                                         ==========      =========     =========

                            See accompanying notes.

             CAMBRIDGE HOLDING CORPORATION, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS AND BASIS OF PRESENTATION

     The Company is a full service sports management and marketing firm, specializing in both the representation of professional athletes and corporate consulting. The accompanying consolidated financial statements include the accounts of Cambridge Holding Corporation, Inc. and its wholly owned subsidiary, Cambridge Sports International, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.


REVENUE RECOGNITION

     The Company's revenues arise primarily from percentage fees or commissions received for the negotiation of professional sporting contracts and marketing and endorsement contracts. The Company recognizes revenue ratably over the performance period of the associated contract.


ACCOUNTS RECEIVABLE

     Accounts receivable at December 31, 1997 and June 30, 1998 include approximately $731,000 and $582,000, respectively, which represents amounts billed on behalf of professional athletes relating to sporting contracts and marketing and endorsement contracts. Such amounts are to be paid, net of the Company's commission, to the professional athletes upon collection.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives ranging from five to seven years.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


INTERIM FINANCIAL STATEMENTS

     The unaudited interim information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Interim results are not necessarily indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.


INCOME TAXES

     Income taxes are provided on the liability method as required by Statement of Financial Accounting Standard Statement No. 109, "Accounting for Income Taxes." Deferred income taxes (which are not material), reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

             CAMBRIDGE HOLDING CORPORATION, INC. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1997 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:




                                              DECEMBER 31,      JUNE 30,
                                                  1997            1998
                                             --------------   ------------
   Furniture and equipment ...............     $  13,734       $  13,734
   Computer equipment ....................        27,333          27,333
                                               ---------       ---------
                                                  41,067          41,067
   Less accumulated depreciation .........       (36,530)        (38,881)
                                               ---------       ---------
                                               $   4,537       $   2,186
                                               =========       =========

3. COMMITMENTS AND CONTINGENCIES

     The Company leases its office space. The lease provides for escalations of rent based upon the increase in certain operating expenses.

     Future minimum payments under noncancelable operating leases is as follows:



   Years ending December 31:
     1998 ..................    $25,000
     1999 ..................      4,200
                                -------
                                $29,200
                                =======

     Rent expense was $32,878, $16,309, and $14,242 for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998, respectively.


4. SIGNIFICANT CLIENTS

     For the year ended December 31, 1997, three professional athletes accounted for approximately 32%, 18% and 11% of consolidated revenue, respectively.

     For the six months ended June 30, 1998 and 1997, two professional athletes accounted for approximately 12% and 12% and 34% and 6% of consolidated revenue, respectively.


5. IMPACT OF YEAR 2000 (UNAUDITED)

     The Company has conducted a review of its computer systems to identify the systems that could be effected by the "Year 2000" issue and has developed an implementation plan to resolve the issue. The Company presently believes that, with modifications to existing software, the cost of which is not material to the results of operations or financial condition of the Company, the Year 2000 problem will not pose significant operational problems for the Company's computer systems.


6. SUBSEQUENT EVENT

     On August 6, 1998, The Marquee Group, Inc. consummated its acquisition of all of the outstanding stock of Cambridge Sports International, Inc. The aggregate purchase price was approximately $3.5 million in cash and 89,536 shares of The Marquee Group, Inc.'s common stock.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and the Shareholders of Park Associates Limited.


     We have audited the accompanying balance sheet of Park Associates Limited ("the Company") as of December 31, 1997 and the related statements of profit and loss account and cash flows for the year ended December 31, 1997 all expressed in pounds sterling, (together, "the financial statements") which, as described in the financial statements (pages F-226 to F-236), have been prepared on the basis of accounting principles generally accepted in the United Kingdom. These financial statements are the responsibility of the Directors of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Park Associates Limited as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United Kingdom.


     United Kingdom accounting principles vary in certain material respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of shareholders' equity and financial position as of December 31, 1997, and the determination of net profit for year ended December 31, 1997 to the extent summarized in Note 22 to the financial statements.



Grant Thornton
Chartered Accountants
Nottingham
England
May 28, 1998 except for the information presented in the Cash Flow Statement, notes 13, 14, 15 and 22 for which the date is September 22, 1998.

                            PARK ASSOCIATES LIMITED

                                 BALANCE SHEET
                             AT DECEMBER 31, 1997




                                                                         1997
                                                            NOTE   (pounds sterling)
                                                           ------  -----------------
Fixed assets:
Tangible assets ........................................      7         331,588
Investments ............................................      8             194
                                                                        -------
                                                                        331,782
Current assets:
Debtors ................................................      9         216,862
Cash at bank and in hand ...............................                 87,806
                                                                        -------
                                                                        304,668
Creditors: amounts falling due within one year .........     10        (323,189)
                                                                       --------
Net current liabilities ................................                (18,521)
                                                                       --------
Net assets .............................................                313,261
                                                                       ========
Capital and reserves:
Called up share capital ................................     11          10,000
Profit and loss account ................................     12         303,261
                                                                       --------
Shareholders' fund .....................................     13         313,261
                                                                       ========

The accompanying accounting policies and notes form an integral part of this financial statement.

                            PARK ASSOCIATES LIMITED

                            PROFIT AND LOSS ACCOUNT
                         YEAR ENDED DECEMBER 31, 1997




                                                                         1997
                                                           NOTE    (pounds sterling)
                                                          ------   -----------------
Commission and fees receivable ........................                2,971,136
Commission and fees payable ...........................               (2,294,181)
                                                                      ----------
                                                                         676,955
Administrative expenses ...............................                 (523,039)
Other operating income ................................                   15,400
                                                                      ----------
Operating profit ......................................                  169,316
Net interest ..........................................      3             4,702
                                                                      ----------
Profit on ordinary activities before taxation .........                  174,018
Tax on profit on ordinary activities ..................      5           (44,706)
                                                                      ----------
Profit for the financial year .........................     13           129,312
Dividends .............................................      6           (60,000)
                                                                      ----------
Profit transferred to reserves ........................     12            69,312
                                                                      ==========

There were no recognized gains or losses other than the profit for the year.
































The accompanying accounting policies and notes form an integral part of this financial statement.

                            PARK ASSOCIATES LIMITED

                              CASH FLOW STATEMENT
                         YEAR ENDED DECEMBER 31, 1997




                                                                                        1997
                                                                            NOTE  (pounds sterling)
                                                                           ------ -----------------
Net cash inflow from operating activities ..............................   14          249,887
Returns on investments and servicing of finance:
Interest received ......................................................                 4,702
                                                                                       -------
Net cash inflow from returns on investments and servicing of finance ...                 4,702
                                                                                       -------
Taxation ...............................................................               (47,370)
                                                                                       -------
Capital expenditure and financial investment:
Purchase of tangible fixed assets ......................................               (54,995)
Sale of tangible fixed assets ..........................................                13,700
                                                                                       -------
Net cash outflow from capital expenditure and financial investment .....               (41,295)
                                                                                       -------
Acquisitions and disposals:
Purchase of investments ................................................                  (194)
                                                                                       -------
Net cash outflow from acquisitions and disposals .......................                  (194)
                                                                                       -------
Equity dividends paid ..................................................              (104,000)
                                                                                      --------
Increase in cash .......................................................   15           61,730
                                                                                      ========

The accompanying accounting policies and notes form an integral part of this financial statement.

                            PARK ASSOCIATES LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED DECEMBER 31, 1997


1. PRINCIPAL ACCOUNTING POLICIES


BASIS OF PREPARATION

     The financial statements have been prepared under the historical cost convention.

     The principal accounting policies of the company have remained unchanged from the previous year and are set out below.


TURNOVER

     Turnover is the gross amount receivable by the company, invoiced on behalf of the clients when the company acts as agents and for other services provided, excluding VAT and trade discounts.


INCOME FROM INVESTMENTS

     Investment income comprises interest receivable on bank deposits.


DEPRECIATION

     Depreciation is calculated to write down the cost less estimated residual value of all tangible fixed assets other than freehold land and buildings by the reducing balance method. The rates generally applicable are:



   Motor vehicles ................   25%
   Fixtures and fittings .........   10%
   Computer equipment ............   33%

     No depreciation is provided on freehold land and buildings as it is the company's policy to maintain these assets in a continual state of sound repair. The useful lives of these assets are thus so long and residual values so high that any depreciation would not be material. Residual values are based on prices prevailing at the date of acquisition or subsequent valuation. Provision is made in the profit and loss account for any permanent diminution in value.


INVESTMENTS

     Investments are included at cost less amounts written off. Profits or losses arising from disposals of fixed asset investments are treated as part of the result from ordinary activities.


DEFERRED TAXATION

     Deferred tax is provided using the tax rates estimated to arise when the timing differences reverse and is accounted for to the extent that it is probable that a liability or asset will crystallize. Unprovided deferred tax is disclosed as a contingent liability.

     Debit balances arising in respect of advance corporation tax on dividends payable or proposed are carried forward to the extent that they are expected to be recoverable.


FOREIGN CURRENCIES

     Transactions in foreign currencies are translated at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities in foreign currencies are translated at the rates of exchange

                            PARK ASSOCIATES LIMITED

                     FOR THE YEAR ENDED DECEMBER 31, 1997

ruling at the balance sheet date. Where exchange differences result from the translation of foreign currency borrowings raised to acquire foreign assets they are taken to reserves and offset against the differences arising from the translation of those assets. All other exchange differences are dealt with through the profit and loss account.


CONTRIBUTIONS TO PENSION FUNDS


DEFINED CONTRIBUTION SCHEME


     The pension costs charged against profits represent the amount of the contributions payable to the scheme in respect of the accounting period.


LEASED ASSETS


     All other leases are regarded as operating leases and the payments made under them are charged to the profit and loss account on a straight-line basis over the lease term.


2. TURNOVER AND PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION




                                                                        1997
                                                                      (pounds
                                                                      sterling)
                                                                      --------
   The profit on ordinary activities is stated after:
   Auditors' remuneration .........................................     2,000
   Depreciation and amortization:
   Tangible fixed assets, owned ...................................    13,990
   Other operating lease rentals ..................................     3,000
   Rent receivable in respect of:
   Operating leases including rents of land and buildings .........    15,400

3. NET INTEREST




                                                             1997
                                                           (pounds
                                                           sterling)
                                                            ------
   Other interest receivable and similar income .........   4,702
                                                            =====

4. DIRECTORS AND EMPLOYEES




                                                     1997
                                                   (pounds
                                                   sterling)
                                                  ----------
   Staff costs during the year were as follows:
   Wages and salaries .........................    253,818
   Social security costs ......................     26,317
   Other pension costs ........................     76,791
                                                   -------
                                                   356,926
                                                   =======

                            PARK ASSOCIATES LIMITED

                     FOR THE YEAR ENDED DECEMBER 31, 1997

The average number of employees of the company during the year was nine.




                                                                          1997
                                                                        (pounds
                                                                        sterling)
                                                                       ----------
   Emoluments ......................................................    112,760
   Pension contributions to money purchase pension schemes .........     57,765
                                                                        -------
                                                                        170,525
                                                                        =======

During the year two directors participated in money purchase pension schemes.


5. TAX ON PROFIT ON ORDINARY ACTIVITIES




                                              1997
                                            (pounds
                                            sterling)
                                            -------
   UK Corporation tax at 21.75% .........   44,706
                                            ======

6. DIVIDENDS




                                                                                         1997
                                                                                       (pounds
                                                                                       sterling)
                                                                                       ---------
   Ordinary shares -- first interim dividend of (pounds sterling)6 per share .........   60,000
                                                                                         ======

7. TANGIBLE FIXED ASSETS




                                                   FREEHOLD                    FIXTURES
                                                   LAND AND        MOTOR          AND        COMPUTER
                                                  BUILDINGS      VEHICLES      FITTINGS     EQUIPMENT       TOTAL
                                                   (pounds       (pounds       (pounds       (pounds       (pounds
                                                  sterling)      sterling)     sterling)     sterling)     sterling)
                                                 -----------   ------------   ----------   -----------   ------------
Cost:
At January 1, 1997 ...........................     261,382         22,375       34,343         8,146        326,246
Additions ....................................          --         42,250        9,367         3,378         54,995
Disposals ....................................          --        (22,375)          --            --        (22,375)
                                                   -------        -------       ------         -----        -------
At December 31, 1997 .........................     261,382         42,250       43,710        11,524        358,866
Depreciation:
At January 1, 1997 ...........................          --          9,778       12,106         2,008         23,892
Provided in the year .........................          --          8,787        2,565         2,638         13,990
Eliminated on disposals ......................          --        (10,604)          --            --        (10,604)
                                                   -------        -------       ------        ------        -------
At December 31, 1997 .........................          --          7,961       14,671         4,646         27,278
                                                   -------        -------       ------        ------        -------
Net book amount at December 31, 1998 .........     261,382         34,289       29,039         6,878        331,588
                                                   =======        =======       ======        ======        =======

8. FIXED ASSETS INVESTMENTS




                                                     1997
                                                   (pounds
                                                   sterling)
                                                   ---------
   Cost:
   Additions ....................................   194
                                                    ---
   Net book amount at December 31, 1997 .........   194
                                                    ===

                            PARK ASSOCIATES LIMITED

                     FOR THE YEAR ENDED DECEMBER 31, 1997

9. DEBTORS




                                                1997
                                              (pounds
                                              sterling)
                                              ---------
   Trade debtors ..........................    199,783
   Other debtors ..........................     13,871
   Prepayments and accrued income .........      3,208
                                               -------
                                               216,862
                                               =======

10. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR




                                                  1997
                                                (pounds
                                                sterling)
                                               ----------
   Trade creditors .........................    196,000
   Advance corporation tax .................     15,000
   Corporation tax .........................     17,036
   Social security and other taxes .........     34,106
   Other creditors .........................     22,606
   Loans from directors ....................     25,435
   Accruals and deferred income ............     13,006
                                                -------
                                                323,189
                                                =======

11. SHARE CAPITAL




                                                                  1997
                                                                (pounds
                                                                sterling)
                                                                --------
   Authorized:
   10,000 ordinary shares of (pounds sterling)1 each .........   10,000
                                                                 ======
   Allotted, called up and fully paid:
   10,000 ordinary shares of (pounds sterling)1 each .........   10,000
                                                                 ======

Allotments during the year:


     On July 31, 1997, the company by passing Resolutions at an Extraordinary General Meeting increased its authorized share capital to (pounds sterling) 10,000 ordinary shares of (pounds sterling)1 each. The company capitalized (pounds sterling)9,900 standing to the credit of accumulated reserves and applied these funds to take up the allotment of 9,900 (pounds sterling)1 ordinary shares at par to its existing shareholders.

12. RESERVES




                                            PROFIT AND
                                           LOSS ACCOUNT
                                        (pounds sterling)
                                        -----------------
   At January 1, 1997 ...................    243,849
   Retained profit for the year .........     69,312
   Bonus issue of shares ................     (9,900)
                                             -------
   At December 31, 1997 .................    303,261
                                             =======

                            PARK ASSOCIATES LIMITED

                     FOR THE YEAR ENDED DECEMBER 31, 1997

13. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS




                                                            1997
                                                      (pounds sterling)
                                                      -----------------
   Profit for the financial year ....................      129,312
   Dividends ........................................      (60,000)
                                                           -------
   Net increase in shareholders' funds ..............       69,312
   Shareholders' funds at January 1, 1997 ...........      243,949
                                                           -------
   Shareholders' funds at December 31, 1997 .........      313,261
                                                           =======

14. NET CASH INFLOW FROM OPERATING ACTIVITIES




                                                                        1997
                                                                      (pounds
                                                                     sterling)
                                                                    -----------
   Operating profit .............................................     169,316
   Depreciation .................................................      13,990
   Profit on sale of tangible fixed assets- .....................      (1,929)
   Increase in debtors ..........................................     (84,759)
   Increase in creditors ........................................     153,269
                                                                      -------
   Net cash inflow from continuing operating activities .........     249,887
                                                                      =======

15. RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT




                                                 1997
                                                (pounds
                                               sterling)
                                               ---------
   Increase in cash in the year .............   61,730
                                                ------
   Movement in net debt in the year .........   61,730
   Net funds at January 1, 1997 .............   26,076
                                                ------
   Net funds at December 31, 1997 ...........   87,806
                                                ======

16. ANALYSIS OF CHANGES IN NET DEBT




                                          AT                          AT
                                      JANUARY 1                   DECEMBER 31
                                         1997       CASH FLOW        1997
                                       (pounds       (pounds       (pounds
                                      sterling)     sterling)     sterling)
                                     -----------   -----------   ------------
   Cash in hand, at bank ........  .   26,076        61,730        87,806
                                       ======        ======        ======

17. CAPITAL COMMITMENTS


     The company had no capital commitments at December 31, 1997.


18. CONTINGENT LIABILITIES


     There were no contingent liabilities at December 31, 1997.

                            PARK ASSOCIATES LIMITED

                     FOR THE YEAR ENDED DECEMBER 31, 1997

19. PENSIONS


     Defined Contribution Scheme


     The company operates a defined contribution pension scheme for the benefit of the directors and senior employees. The assets of the scheme are administered by trustees in a fund independent from those of the company.


20. LEASING COMMITMENTS


     Operating lease payments amounting to (pounds sterling)7,750 are due within one year. The leases to which these amounts relate expire as follows:




                                             1997
                                           LAND AND
                                           BUILDINGS
                                            (pounds
                                           sterling)
                                          ----------
   Between one and five years .........   7,750
                                          =====

21. TRANSACTIONS WITH DIRECTORS AND RELATED PARTIES


     (a) Transactions with directors


     Amounts due in respect of loans, quasi-loans and credit transactions by directors were as follows:




                              AMOUNT         MAXIMUM
                           OUTSTANDING      LIABILITY
                               1997        DURING YEAR
                             (pounds        (pounds
                            sterling)       sterling)
                          -------------   ------------
   J R Holmes .........   --                  496
   P McGarvey .........   --                   69

     (b) Transactions with other related parties were as follows:


     J R Holmes and P McGarvey are partners in Benson McGarvey Henderson and the inter business transactions in the year were rent receivable and management charges amounting to (pounds sterling)15,400 and (pounds sterling)8,709.


     J R Holmes is a director of both Gary Lineker Promotions Limited and David Gower Promotions Limited. Park Associates Limited was involved in normal trading activities with both companies during the year. Commission and fees receivable in respect of Gary Lineker Promotions Limited being (pounds sterling)128,175 and David Gower Promotions Limited (pounds sterling)31,222 with debtors due at the period end of (pounds sterling)8,842 and (pounds sterling)2,181.


22. RECONCILIATION TO US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (US
     GAAP)


     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain material respects from generally accepted accounting principles in the United States ("US GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

                            PARK ASSOCIATES LIMITED

                     FOR THE YEAR ENDED DECEMBER 31, 1997

     The following is a summary of the material adjustment to profit on ordinary activities and shareholders' equity which would have been required in applying the significant differences between UK and US GAAP.

(a) Reconciliation of profit and loss accounts:




                                                                             1997
                                                                           (pounds
                                                                           sterling)
                                                                          -----------
   Profit for financial year reported under:
   UK GAAP ...........................................................      69,312
   Depreciation expense ..............................................      (5,420)
                                                                            ------
   Net income in accordance with US GAAP .............................      63,892
                                                                            ======
   Earnings per share -- basic and dilutive ..........................       15.12
                                                                            ======
   Weighted average shares outstanding -- basic and dilutive .........       4,225
                                                                            ======
   (b) Reconciliation of shareholders' equity
   Shareholders' equity per GAAP .....................................     313,261
   Depreciation expense ..............................................     (42,005)
                                                                           =======
   Shareholders' equity in accordance with US GAAP ...................     271,256
                                                                           =======
   (c) Changes in shareholders' equity on a US GAAP basis
   Shareholders' equity at beginning of year .........................     207,364
   Net income ........................................................      63,892
                                                                           =======
   Shareholders' equity at end of year ...............................     271,256
                                                                           =======

     In preparing the summary of differences between UK and US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the estimates of revenue and expenses. Accounting estimates have been employed in these financial statements to determine reported amounts, including realizability, useful lives of tangible assets, income taxes and other areas. Actual results could differ from those estimates.

     The following is a description of the US GAAP reconciling item:

     Under UK GAAP no depreciation has been provided on freehold buildings as it is the company's policy to maintain these assets in a continual state of sound repair. The useful lives of these assets are thus so long and residual values so high that any depreciation would not be material. Residual value is based on prices prevailing at the date of acquisition or subsequent valuation.

     For US GAAP purposes the acquisition cost of the freehold buildings is depreciated over 39 years from the original date of purchase.

CASH FLOW INFORMATION

     Under UK GAAP, the Cash Flow Statement is presented in accordance with UK Financial Reporting Standard No. 1, as revised ("FRS 1"). The Statement prepared under FRS 1 presents substantially the same information as that required under US GAAP as interpreted by Statement of Financial Accounting Standard No. 95.

     Under UK GAAP, cash flows are presented for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investment acquisitions and disposals and equity dividends paid. US GAAP requires the classification of cash flows as resulting from operating, investing and financing activities.

                            PARK ASSOCIATES LIMITED

                     FOR THE YEAR ENDED DECEMBER 31, 1997

     Cash flows under UK GAAP in respect of interest received and taxation would be included within the operating activities. Capital expenditure and financial investment and cash flows from acquisitions and disposals would be included within investing activities under US GAAP. Equity dividends paid would be included within financing activities under US GAAP.

                            PARK ASSOCIATES LIMITED

                        UNAUDITED INTERIM BALANCE SHEET




                                                                             AT JUNE 30,
                                                                    -----------------------------
                                                                         1998            1997
                                                                       (pounds         (pounds
                                                            NOTE       sterling)      sterling)
                                                           ------   -------------   -------------
Fixed assets:
Tangible assets ........................................   2             23,994         330,622
Investments ............................................                     --             194
                                                                         ------         -------
                                                                         23,994         330,816
                                                                         ------         -------
Current assets:
Debtors ................................................                274,167         202,572
Cash at bank and in hand ...............................                104,354          98,686
                                                                        -------         -------
                                                                        378,521         301,258
                                                                        -------         -------
Creditors: amounts falling due within one year .........               (306,437)       (305,303)
                                                                       --------        --------
Net current assets/(liabilities) .......................                 72,084          (4,045)
                                                                       --------        --------
Total assets less current liabilities ..................                 96,078         326,771
Provisions for liabilities and charges .................                 (2,437)             --
                                                                       --------        --------
                                                                         93,641         326,771
                                                                       ========        ========
Capital and reserves:
Called up share capital ................................                 10,000             100
Profit and loss account ................................                 83,641         326,671
                                                                       --------        --------
Shareholders' funds ....................................   3             93,641         326,771
                                                                       ========        ========

  The accompanying notes form an integral part of these financial statements.

                            PARK ASSOCIATES LIMITED

                   UNAUDITED INTERIM PROFIT AND LOSS ACCOUNT




                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                          ---------------------------------
                                                                                1998              1997
                                                                              (pounds           (pounds
                                                                  NOTE       sterling)         sterling)
                                                                 ------   ---------------   ---------------
Commission and fees receivable ...............................                1,558,380         1,348,246
Commission and fees payable ..................................               (1,189,489)       (1,069,103)
                                                                             ----------        ----------
                                                                                368,891           279,143
                                                                             ----------        ----------
Administrative expenses ......................................     2           (554,533)         (179,863)
Other operating income .......................................                    7,260             8,140
                                                                             ----------        ----------
Operating (loss)/profit ......................................                 (178,382)          107,420
Net interest .................................................                    4,691             1,856
                                                                             ----------        ----------
(Loss)/profit on ordinary activities before taxation .........                 (173,691)          109,276
Tax on (loss)/profit on ordinary activities ..................                   18,071           (26,454)
                                                                             ----------        ----------
(Loss)/profit for the financial period .......................     3           (155,620)           82,822
Dividends ....................................................     3            (64,000)               --
                                                                             ----------        ----------
(Loss)/profit transferred to reserves ........................                 (219,620)           82,822
                                                                             ==========        ==========

There were no recognized gains or losses other than the (loss)/profit for the financial periods.






























  The accompanying notes form an integral part of these financial statements.

                            PARK ASSOCIATES LIMITED

                     UNAUDITED INTERIM CASH FLOW STATEMENT




                                                                                    SIX MONTHS ENDED
                                                                                        JUNE 30,
                                                                               ---------------------------
                                                                                   1998           1997
                                                                                 (pounds        (pounds
                                                                       NOTE     sterling)      sterling)
                                                                      ------   ------------   ------------
Net cash inflow from operating activities .........................   4            78,625        158,118
Return on investments and servicing of finance:
Interest received .................................................                 4,691          1,856
                                                                                   ------        -------
Net cash inflow from returns on investments and servicing of
 finance ..........................................................                 4,691          1,856
                                                                                   ------        -------
Taxation ..........................................................               (31,000)       (11,000)
                                                                                  -------        -------
Capital expenditure and financial investment:
Purchase of tangible fixed assets .................................                  (487)       (45,870)
Sale of tangible fixed assets .....................................                28,525         13,700
                                                                                  -------        -------
Net cash inflow/(outflow) from capital expenditure and
 financial investment .............................................                28,038        (32,170)
                                                                                  -------        -------
Acquisition and disposals:
Purchase of investments ...........................................                    --           (194)
Sale of investments ...............................................                   194             --
                                                                                  -------        -------
Net cash inflow/(outflow) from acquisitions and disposals .........                   194           (194)
                                                                                  -------        -------
Equity dividends paid .............................................               (64,000)       (44,000)
                                                                                  -------        -------
Increase in cash ..................................................   5            16,548         72,610
                                                                                  =======        =======

  The accompanying notes form an integral part of these financial statements.

                            PARK ASSOCIATES LIMITED



                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

         FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 AND JUNE 30 1997


1.  BASIS OF ACCOUNTING

     The interim financial statements for the six months to June 30, 1998 and 1997 are unaudited and have been prepared in accordance with the accounting policies adopted in the financial statements for the year ended December 31, 1997.


2. STAFF COSTS AND DISPOSAL OF FREEHOLD PROPERTY

     (a) On June 17, 1998 the company voted to directors, J R Holmes and P McGarvey, bonuses in equal share by way of transfer of the freehold property at open market value at that date.

     The following amounts are included in Administrative expenses in respect of the above transaction:




                                                      (pounds
                                                     sterling)
                                                     ---------
   Directors' bonuses .............................   200,000
   Loss on disposal of freehold property ..........    61,382

     The net book value of tangible fixed assets at June 30, 1998 has been reduced by (pounds sterling)261,382 as a result of the above disposal.

     (b) Additional costs relating to other staff in respect of bonuses, pension contributions and redundancy amounting to (pounds sterling)77,365 were paid in the six months ended June 30, 1998 for which there were no equivalent costs in the six-month period to June 30, 1997.


3.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS




                                                                   1998          1997
                                                                 (pounds       (pounds
                                                                sterling)     sterling)
                                                              -------------   ---------
   (Loss)/profit for the financial period .................      (155,620)      82,822
   Dividends ..............................................       (64,000)          --
                                                                 --------       ------
   Net (decrease)/increase in shareholders' funds .........      (219,620)      82,822
   Shareholders' funds at January 1 .......................       313,261      243,949
                                                                 --------      -------
   Shareholders' funds at June 30 .........................        93,641      326,771
                                                                 ========      =======

4. NET CASH INFLOW FROM OPERATING ACTIVITIES




                                                                         1998           1997
                                                                        (pounds       (pounds
                                                                       sterling)     sterling)
                                                                    -------------   -----------
   Operating (loss)/profit ......................................      (178,382)      107,420
   Depreciation .................................................         6,428         5,831
   Directors' bonuses by transfer of property ...................       200,000            --
   Loss/(profit) on sale of tangible fixed assets ...............        73,128        (1,929)
   Increase in debtors ..........................................       (22,395)      (70,469)
   (Decrease)/increase in creditors .............................          (154)      117,265
                                                                       --------       -------
   Net cash inflow from continuing operating activities .........        78,625       158,118
                                                                       ========       =======

                            PARK ASSOCIATES LIMITED

         FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 AND JUNE 30 1997

5. ANALYSIS OF CHANGES IN NET DEBT




                                          AT                        AT
                                      JANUARY 1                   JUNE 30
                                         1998       CASH FLOW      1998
                                       (pounds       (pounds     (pounds
                                      sterling)     sterling)    sterling)
                                     -----------   -----------   --------
   Cash in hand, at bank .........     87,806        16,548      104,354
                                       ======        ======      =======


                                          AT                        AT
                                      JANUARY 1                   JUNE 30
                                         1997       CASH FLOW      1998
                                       (pounds       (pounds     (pounds
                                      sterling)     sterling)   sterling)
                                     -----------   -----------  ---------
   Cash in hand, at bank ........  .   26,076        72,610       98,686
                                       ======        ======       ======

6. RECONCILIATION TO US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (US GAAP)

     The US GAAP reconciliations of net profit/(loss) and shareholders' equity included herein is unaudited. Certain information and disclosures, normally included in financial statements prepared in accordance with US GAAP, have been omitted as permitted by such requirements. However, the company believes that the disclosures made are adequate to make the information presented not misleading.


SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain material respects from generally accepted accounting principle in the United States ("US GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

     The following is a summary of the material adjustments to profit/(loss) on ordinary activities and shareholders' equity which would have been required in applying the significant differences between UK and US GAAP.

     (a) Reconciliation of profit and loss accounts for the six months ended June 30, 1998 and 1997:




                                                                            1998          1997
                                                                          (pounds       (pounds
                                                                         sterling)     sterling)
                                                                       -------------  -----------
   Net (loss)/profit per UK GAAP .....................................   (219,620)       82,822
   Depreciation expense ..............................................     (2,258)       (2,710)
   Difference in loss on disposal ....................................     44,263            --
                                                                         --------        ------
   Net (loss)/income in accordance with US GAAP ......................   (177,615)       80,112
                                                                         ========        ======
   (Loss)/earnings per share --basic and dilutive ....................     (17.76)       801.12
                                                                         ========        ======
   Weighted average shares outstanding -- basic and dilutive .........     10,000           100
                                                                         ========        ======

                            PARK ASSOCIATES LIMITED

         FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998 AND JUNE 30 1997

6. RECONCILIATION TO US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (US GAAP) (CONTINUED)

     (b) Reconciliation of shareholders' equity at June 30, 1998 and 1997:




                                                                   1998           1997
                                                                 (pounds        (pounds)
                                                                sterling)       sterling)
                                                               ------------   ------------
   Shareholders' equity per UK GAAP ........................       93,641        326,771
   Depreciation expense ....................................      (44,263)       (39,295)
   Difference in loss on disposal ..........................       44,263             --
                                                                  -------        -------
   Shareholders' equity in accordance with US GAAP .........       93,641        287,476
                                                                  =======        =======

     (c) Changes in Shareholders' equity on a US GAAP basis:





                                                                1998          1997
                                                              (pounds       (pounds
                                                             sterling)     sterling)
                                                           -------------   ----------
   Shareholders' equity at beginning of period .........       271,256      207,364
   Net (loss)/profit ...................................      (177,615)      80,112
                                                              --------      -------
   Shareholders' equity at end of period ...............        93,641      287,476
                                                              ========      =======


     In preparing the summary of differences between UK and US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the estimates of revenue and expenses. Accounting estimates have been employed in these financial statements to determine reported amounts, including realizability, useful lives of tangible assets, income taxes and other areas. Actual results could differ from those estimates.

     The following is a description of the US GAAP reconciling item:

     Under UK GAAP no depreciation has been provided on freehold buildings as it is the company's policy to maintain these assets in a continual state of sound repair. The useful lives of these assets are thus so long and residual values so high that any depreciation would not be material. Residual value is based on prices prevailing at the date of acquisition or subsequent valuation.

     For US GAAP purposes the acquisition cost of the freehold buildings is depreciated over 39 years from the original date of purchase.

     CASH FLOW INFORMATION

     Under UK GAAP, the Cash Flow Statement is presented in accordance with UK Financial Reporting Standard No. 1, as revised ("FRS 1"). The Statement prepared under FRS 1 presents substantially the same information as that required under US GAAP as interpreted by SFAS No. 95.

     Under UK GAAP, cash flows are presented for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investment acquisitions and disposals and equity dividends paid. US GAAP requires the classification of cash flows as resulting from operating, investing and financing activities.


     Cash flows under UK GAAP in respect of interest received and taxation would be included within the operating activities. Capital expenditure and financial investment and cash flows from acquisitions and disposals would be included within investing activities under US GAAP. Equity dividends paid would be included within financing activities under US GAAP.

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors
The Marquee Group, Inc.



     We have audited the accompanying combined balance sheets of Tollin-Robbins Entertainment as of December 31, 1997 and 1996, and the related combined statements of operations and comprehensive income, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Tollin-Robbins Entertainment at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                        Ernst & Young LLP



Los Angeles, California
July 6, 1998

                         TOLLIN-ROBBINS ENTERTAINMENT

                            COMBINED BALANCE SHEETS
                                (000'S OMITTED)




                                                                       DECEMBER 31
                                                                 -----------------------      JUNE 30
                                                                    1997         1996          1998
                                                                 ---------   -----------   ------------
                                                                                            (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents ...................................    $  102       $   712       $ 2,243
 Marketable securities .......................................        --            --           723
 Producer fee receivable .....................................        --            --           130
 Management fee receivable ...................................        60            --            --
 Advances to stockholders ....................................        --            --           132
 Deferred income tax .........................................        --            80            --
 Other .......................................................         8            --            59
                                                                  ------       -------       -------
Total current assets .........................................       170           792         3,287
Property and equipment, net ..................................       310           321           298
                                                                  ------       -------       -------
Total assets .................................................    $  480       $ 1,113       $ 3,585
                                                                  ======       =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses .......................    $   73       $    68       $    99
 Payable to stockholders .....................................       388           840         1,536
 Deferred revenue ............................................       152           762            77
                                                                  ------       -------       -------
Total current liabilities ....................................       613         1,670         1,712
Stockholders' equity (deficit):
 Capital stock ...............................................         4             4             4
 Accumulated equity (deficit) ................................      (137)         (561)        1,880
 Accumulated other comprehensive income (loss) ...............        --            --           (11)
                                                                  ------       -------       -------
Total stockholders' equity (deficit) .........................      (133)         (557)        1,873
                                                                  ------       -------       -------
Total liabilities and stockholders' equity (deficit) .........    $  480       $ 1,113       $ 3,585
                                                                  ======       =======       =======

                            See accompanying notes.

                         TOLLIN-ROBBINS ENTERTAINMENT

                       COMBINED STATEMENTS OF OPERATIONS
                                (000'S OMITTED)




                                             YEAR ENDED DECEMBER      SIX MONTHS ENDED
                                                     31                    JUNE 30
                                            ---------------------   ---------------------
                                               1997        1996        1998        1997
                                            ---------   ---------   ---------   ---------
                                                                         (Unaudited)
Revenues:
 Producer fees ..........................    $4,284      $3,133      $3,955      $2,270
 Post-production revenue ................       595         490         247         268
 Management services ....................        60          --          40          --
 Other ..................................       134          52          50          15
                                             ------      ------      ------      ------
Total revenues ..........................     5,073       3,675       4,292       2,553
Operating expenses:
 Compensation to stockholders and related
   benefits .............................     3,223       3,551       1,600       1,612
 Post-production expenses ...............       374         274         111         166
 General and administrative .............       846         482         529         363
 Depreciation expense ...................        75          50          35          35
 Other expenses .........................        51          60          --          --
                                             ------      ------      ------      ------
Total operating expenses ................     4,569       4,417       2,275       2,176
Income (loss) before income tax provision
 (benefit) ..............................       504        (742)      2,017         377
Income tax provision (benefit) ..........        80         (80)         --          52
                                             ------      ------      ------      ------
Net income (loss) .......................    $  424      $ (662)     $2,017      $  325
                                             ======      ======      ======      ======

                            See accompanying notes.

                         TOLLIN-ROBBINS ENTERTAINMENT

             COMBINED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)




                                                                            ACCUMULATED
                                                              RETAINED         OTHER
                                                  COMMON      EARNINGS     COMPREHENSIVE
                                                   STOCK     (DEFICIT)        INCOME          TOTAL
                                                 --------   -----------   --------------   -----------
Balance at January 1, 1996 ...................      $ 4       $   101         $   --         $   105
 Net loss ....................................       --          (662)                          (662)
                                                    ---       -------                        -------
Balance at December 31, 1996 .................        4          (561)            --            (557)
 Net income ..................................       --           424             --             424
                                                    ---       -------         ------         -------
Balance at December 31, 1997 .................        4          (137)            --            (133)
 Net income (unaudited) ......................       --         2,017             --           2,006
 Other comprehensive income (loss)
   (unaudited) ...............................       --            --            (11)            (11)
                                                    ---       -------         ------         -------
Balance at June 30, 1998 (unaudited) .........      $ 4       $ 1,880         $  (11)        $ 1,873
                                                    ===       =======         ======         =======

                            See accompanying notes.

                         TOLLIN-ROBBINS ENTERTAINMENT

                       COMBINED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)




                                                                                     SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31             JUNE 30
                                                       -----------------------   -------------------------
                                                          1997         1996          1998          1997
                                                       ----------   ----------   -----------   -----------
                                                                                        (Unaudited)
OPERATING ACTIVITIES
Net income (loss) ..................................     $ 424        $ (662)      $ 2,017       $   325
Adjustments to reconcile net income (loss)
 to net cash provided by (used in) operating
 activities:
 Depreciation and amortization .....................        75            50            35            35
 Loss on disposal of fixed assets ..................        51            60            --            --
 Deferred income tax ...............................        80           (80)           --            52
 Changes in operating assets and liabilities:
   Producer fee receivable .........................        --            --          (130)           --
   Management fee receivable .......................       (60)           --            60            --
   Advances to stockholders ........................        --            --          (132)         (330)
   Other assets ....................................          (8)          4           (51)           --
   Accounts payable and accrued expenses ...........         5          (104)           26            23
   Payable to stockholders .........................      (452)          681         1,148           772
   Deferred revenue ................................      (610)          903           (75)         (469)
                                                         -------      ------       -------       -------
Net cash provided by (used in) operating
 activities ........................................      (495)          852         2,898          (392)
INVESTING ACTIVITIES
Purchases of marketable securities .................        --            --          (734)           --
Purchases of equipment .............................      (115)         (336)          (23)         (101)
                                                         -------      ------       -------       -------
Net cash used in investing activities ..............      (115)         (336)         (757)         (101)
                                                         -------      ------       -------       -------
Increase (decrease) in cash ........................      (610)          516         2,141           307
Cash and cash equivalents at beginning of
 period ............................................       712           196           102           712
                                                         -------      ------       -------       -------
Cash and cash equivalents at end of period .........     $ 102        $  712       $ 2,243       $ 1,019
                                                         =======      ======       =======       =======

                            See accompanying notes.

                         TOLLIN-ROBBINS ENTERTAINMENT

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                (INFORMATION FOR THE PERIOD ENDED JUNE 30, 1997
               AND SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRESENTATION AND BUSINESS ACTIVITIES

     The combined financial statements of Tollin-Robbins Entertainment are comprised of the following entities: Tollin-Robbins Productions; Halcyon Days Productions, Inc. (Halcyon); Robbins Entertainment Group, Inc. (Robbins); and Tollin-Robbins Management (TRM) (collectively referred to herein as the Company). All significant intercompany accounts and transactions have been eliminated.

     Tollin-Robbins Productions, a California General Partnership (the Partnership), was formed in November 1993. Halcyon and Robbins are the equal partners of the Partnership. Profit and losses are allocated equally to each partner. The Partnership is engaged in the business of providing executive producer, director, writer, post-production, and other creative services to owners and distributors of entertainment programming.

     Halcyon was incorporated in California in November 1990, and is an S Corporation under the Internal Revenue Code; Mr. Tollin is the sole stockholder of this entity. Robbins was initially incorporated in California in May 1991 as a C Corporation and elected, effective January 1, 1998, an S Corporation status under the Internal Revenue Code. Mr. Robbins is the sole stockholder of this entity. These two entities each receive their 50% share of the results of operations generated by the Partnership.

     TRM, a California limited liability company which was formed in April 1997, is engaged in the business of providing management services to artists. Messrs. Tollin and Robbins are the sole members of TRM. TRM typically receives a percentage of the compensation paid to the artists it represents.


UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited combined financial statements at June 30, 1998 and for the six month periods ended June 30, 1998 and 1997 have been prepared on the same basis as the audited combined financial statements and, in the opinion of management, include all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the combined financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the six month period ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.


SIGNIFICANT CUSTOMER

     Approximately 79% in 1997 and 87% in 1996 of the Company's total producer fees and post-production revenues shown in the accompanying combined statement of operations was received from Nickelodeon/MTV Networks and affiliated companies.


REVENUE RECOGNITION

     Executive producer and other creative services revenue is recognized as the related production services are rendered. Pursuant to a two-year production services agreement with Nickelodeon/MTV Networks (Agreement) which commenced as of February 1, 1996, the Partnership will receive $1,750,000 per year in guaranteed payments (payable in equal bi-monthly installments over the term). Such revenue is recognized ratably over the Agreement's term. In addition to the guaranteed

                         TOLLIN-ROBBINS ENTERTAINMENT

                (INFORMATION FOR THE PERIOD ENDED JUNE 30, 1997
               AND SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

payments, the Partnership received a signing bonus of $500,000, which is being recognized ratably over the original two year term. Both parties to the Agreement have agreed to extend the term to a third year (February 1, 1998 -- January 31, 1999). The Partnership will receive a guaranteed minimum payment of $2,500,000 for its services over the third year.

     Management fee commissions are recognized as services are rendered by the related artists who are represented by TRM.


CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less and investments in money market accounts to be cash equivalents.


MARKETABLE SECURITIES

     Marketable securities are accounted for using Statement of Financial Account Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At June 30, 1998, the Company's marketable securities, all of which are classified as available-for sale as defined by SFAS 115, consist primarily of municipal securities. Pursuant to SFAS 115, such investments are stated at market value, and unrealized gains and losses on such securities are reflected, net of tax, in other comprehensive income or loss.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method, generally ranging from seven to ten years.


INCOME TAXES

     Income taxes are accounted for using Statement of Financial Account Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


COMPREHENSIVE INCOME

     Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS 130 established new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. SFAS 130 requires unrealized gains and losses on the Company's available-for-sale securities to be included in other comprehensive income.

     For the six month period ended June 30, 1998, the Company's comprehensive income was $2,006,000. The comprehensive income differs from the net income in the first six months of 1998 due to the inclusion of the Company's unrealized loss on marketable securities in its comprehensive income.

                         TOLLIN-ROBBINS ENTERTAINMENT

                (INFORMATION FOR THE PERIOD ENDED JUNE 30, 1997
               AND SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2. MARKETABLE SECURITIES (UNAUDITED)

     At June 30, 1998, the Company has classified all investments as available-for-sale.

     The amortized cost, gross unrealized loss and fair value of the marketable securities are as follows (in 000's):




                                                       GROSS
                                      AMORTIZED     UNREALIZED     FAIR
                                         COST          LOSS        VALUE
                                     -----------   ------------   ------
   Municipal obligations .........       $734         $ (11)       $723

     Contractual maturities of marketable debt securities at June 30, 1998 are as follows (in 000's):




                                                      AMORTIZED     FAIR
                                                         COST       VALUE
                                                     -----------   ------
   Due in one year or less .......................       $102       $100
   Due after one year through five years .........        160        156
   Due after 10 years ............................        472        467
                                                         ----       ----
   Total debt securities .........................       $734       $723
                                                         ====       ====

3. PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following (in 000's):




                                                 DECEMBER 31,          JUNE 30,
                                                1997        1996         1998
                                             ---------   ---------   ------------
                                                                      (Unaudited)
   Equipment .............................    $  185      $  167        $  208
   Furniture and fixtures ................       306         279           306
                                              ------      ------        ------
                                                 491         446           514
   Less accumulated depreciation .........      (181)       (125)         (216)
                                              ------      ------        ------
                                              $  310      $  321        $  298
                                              ======      ======        ======

4. STOCKHOLDERS' EQUITY (DEFICIT)

     The Company's capital stock consists of the common stock of Halcyon and Robbins. The partners' equity of the Partnership has been eliminated.

     At December 31, 1997 and 1996, there were 1,000 shares of common stock authorized, issued and outstanding of Halcyon, and 3,000 shares of common stock authorized, issued and outstanding of Robbins. All shares of common stock were issued at $1 per share.

                         TOLLIN-ROBBINS ENTERTAINMENT

                (INFORMATION FOR THE PERIOD ENDED JUNE 30, 1997
               AND SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

5. INCOME TAXES

     Partnerships and limited liability companies are not subject to federal or state income taxes and, accordingly, no provision for income taxes has been provided for the Partnership and TRM. The partners of the Partnership and members of TRM are required to report their proportional share of gains, losses, credits and deductions on their respective income tax returns.

     Halcyon is an S Corporation under Section 1361 of the Internal Revenue Code. Under the provisions of the Internal Revenue Code, federal and state taxes based on income for S Corporations are generally the direct liability of the stockholders. Therefore, no federal and state tax provision has been provided on S Corporation earnings other than certain state minimum taxes based on income.

     Robbins was a C Corporation as of December 31, 1997 and 1996 and, accordingly, was subject to federal and state taxes. Robbins elected S Corporation status effective January 1, 1998; accordingly, no federal and state tax provision has been provided for the three months ended June 30, 1998 other than certain state minimum taxes based on income.

     The Company's provision for income taxes (benefit) consists of the applicable amounts based on Robbins' result of operations and was as follows (in 000's):




                             YEAR ENDED        SIX MONTHS
                            DECEMBER 31,          ENDED
                         ------------------     JUNE 30,
                          1997       1996         1997
                         ------   ---------   ------------
                                               (Unaudited)
   Deferred ..........
  Federal ............    $50       $ (50)         $33
  State ..............     30         (30)          19
                          ---       -----          ---
                          $80       $ (80)         $52
                          ===       =====          ===

     A reconciliation from the provision for income taxes based on the federal statutory rate of 15% to the actual rate follows:




                                                                      YEAR ENDED
                                                                     DECEMBER 31,          SIX MONTHS
                                                                ----------------------        ENDED
                                                                   1997         1996      JUNE 30, 1997
                                                                ----------   ---------   --------------
                                                                                           (Unaudited)
   Statutory rate applied to income before income taxes......       15.0%       15.0%          15.0%
   State income taxes, net of federal income tax benefit.....        7.5         7.5            7.5
   Income from non-taxable entities .........................      (12.6)       (8.4)         (11.9)
   Other non-deductible expenses ............................        0.5         0.5            0.4
   Other, net ...............................................        5.5        (3.8)           2.8
                                                                   -----        ----          -----
                                                                    15.9%       10.8%          13.8%
                                                                   =====        ====          =====

     The Company's deferred tax assets as of December 31, 1996 was principally comprised of deferred revenue.

6. DEFERRED REVENUE

     Deferred revenue consists of advances from television networks and production companies for services not yet rendered.

                         TOLLIN-ROBBINS ENTERTAINMENT

                (INFORMATION FOR THE PERIOD ENDED JUNE 30, 1997
               AND SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

7.  COMMITMENT AND CONTINGENCIES


     The Company rents its office facilities on a month-to-month basis from an entity controlled by Messrs. Tollin and Robbins, the owners of the building. The monthly rent is $3,750.


8. YEAR 2000 (UNAUDITED)


     Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. Such programs are unable to properly distinguish between the year 1900 and the year 2000. This situation is frequently referred to as the "Year 2000 problem." The Company believes that all of its own computer software is year 2000 compliant and that it will not need to make significant modifications or replacements to its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and the shareholders of Tony Stephens Associates
Limited


     We have audited the accompanying balance sheet of Tony Stephens Associates Limited ("the Company") as of April 30, 1998 and the related statements of profit and loss account and cash flows for the year ended April 30, 1998 all expressed in pounds sterling, (together, "the financial statements") which, as described in the financial statements (pages F-252 to F-257), have been prepared on the basis of accounting principles generally accepted in the United Kingdom. These financial statements are the responsibility of the Directors of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tony Stephens Associates Limited as of April 30, 1998, and the results of its operations and its cash flows for the year ended April 30, 1998, in conformity with accounting principles generally accepted in the United Kingdom.


     United Kingdom accounting principles vary in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of shareholders' equity and financial position as of April 30, 1998 and the determination of net profit for year ended April 30, 1998 to the extent summarised in Note 11 to the financial statements.


Richard E Woodhall
Chartered Accountants and Registered Auditors
Birmingham
England


July 14, 1998 except for information presented in the Cash Flow Statement, and notes 10 and 11 which the date is October 2, 1998.

                       TONY STEPHENS ASSOCIATES LIMITED

                           ABBREVIATED BALANCE SHEET
                                AT 30 APRIL 1998




                                                                        1998
                                                                      (pounds
                                                                     sterling)
                                                            NOTES       000
                                                           -------   ---------
FIXED ASSETS ...........................................
Tangible assets ........................................   4              31
                                                                          --
CURRENT ASSETS
Debtors ................................................                 235
Cash at bank ...........................................                  97
                                                                         ---
                                                                         332
CREDITORS: amounts falling due within one year .........   5            (326)
                                                                        ----
NET CURRENT ASSETS .....................................                   6
                                                                        ----
TOTAL ASSETS LESS CURRENT LIABILITIES ..................                  37
                                                                        ====
CAPITAL AND RESERVES
Called up share capital ................................   6               1
Profit and loss account ................................   7              36
                                                                        ----
                                                           8              37
                                                                        ====

The accompanying notes form an integral part of the financial statements.

                       TONY STEPHENS ASSOCIATES LIMITED

                            PROFIT AND LOSS ACCOUNT
                       FOR THE YEAR ENDED 30 APRIL 1998




                                                                        1998
                                                                      (pounds
                                                                     sterling)
                                                            NOTES       000
                                                           -------   ---------
TURNOVER ..............................................                 3,106
Cost of sales .........................................                (2,646)
                                                                       ------
GROSS PROFIT ..........................................                   460
Administrative expenses ...............................                  (206)
                                                                       ------
OPERATING PROFIT ......................................   2               254
Interest received .....................................                     9
                                                                       ------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION .........                   263
Taxation ..............................................   3               (70)
                                                                       ------
PROFIT FOR THE FINANCIAL YEAR AFTER TAXATION ..........                   193
Retained profit brought forward .......................   7                33
                                                                       ------
                                                                          226
Dividends paid ........................................                  (190)
                                                                       ------
RETAINED PROFIT CARRIED FORWARD .......................   7                36
                                                                       ======

There were no recognised gains or losses other than the profit for the financial period.


The accompanying notes form an integral part of the financial statements.

                       TONY STEPHENS ASSOCIATES LIMITED

                            STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED 30 APRIL 1998




                                                                        1998
                                                                      (pounds
                                                                     sterling)
                                                           NOTES        000
                                                          -------    ---------
NET CASH INFLOW FROM OPERATING ACTIVITIES                  10(a)       261
                                                                       ----
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received .................................                      9
                                                                       ----
TAXATION
Corporation tax paid ..............................                    (76)
                                                                       ----
CAPITAL EXPENDITURE
Payments to acquire tangible fixed assets .........                    (17)
                                                                       ----
EQUITY DIVIDENDS PAID
                                                                      (190)
                                                                      -----
DECREASE IN CASH ..................................        10(b)       (13)
                                                                      =====
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS
                                                                      1998
                                                                    (pounds
                                                                    sterling)
                                                                       000
                                                                    -------
Decrease in cash in the year ......................        10(b)       (13)
                                                                    -------
MOVEMENT IN NET FUNDS IN THE YEAR .................                    (13)
NET FUNDS AT 1 MAY 1997 ...........................                    110
                                                                    -------
NET FUNDS AT 30 APRIL 1998 ........................                     97
                                                                    =======

The accompanying notes form an integral part of the financial statements.

                       TONY STEPHENS ASSOCIATES LIMITED

                             NOTES TO THE ACCOUNTS
                               AT 30 APRIL 1998


1. ACCOUNTING POLICIES


ACCOUNTING CONVENTION


     The accounts have been prepared under the historical cost convention and in accordance with the Financial Reporting Standard for Small Entities.


TURNOVER


     Turnover represents net invoiced services, excluding VAT.


DEPRECIATION


     Depreciation is provided on all tangible fixed assets, at rates calculated to write off the cost evenly over a period which does not exceed anticipated useful life.


Equipment and vehicles -- over 4 years.


PENSION COSTS


     The Company operates a money purchase pension scheme and contributions are charged to the profit and loss account in the year in which they are paid.


OPERATING LEASES


     Rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged to profit and loss account as incurred.


2. OPERATING PROFIT


     This is stated after charging:




                                                      1998
                                                    (pounds
                                                    sterling)
                                                       000
                                                    ---------
   Depreciation of tangible fixed assets .........     13
   Auditors' remuneration ........................      2
   Directors' remuneration .......................    109
   Operating lease rentals .......................      8
   Pension costs .................................     40
                                                      ===

     During the year retirement benefits were accruing to 2 directors (1997 --
2) in respect of money purchase pension schemes.


3. TAX ON PROFIT ON ORDINARY ACTIVITIES




                                   1998
                                 (pounds
                                 sterling)
                                    000
                                 ---------
   UK corporation tax .........   70
                                  ==

                       TONY STEPHENS ASSOCIATES LIMITED

                             NOTES TO THE ACCOUNTS
                                AT 30 APRIL 1998

4. TANGIBLE FIXED ASSETS




                                                VEHICLES AND
                                                 EQUIPMENT
                                                  (pounds
                                                 sterling)
                                                   000
                                               -------------
   Cost:
   At 1 May 1997 ...........................        43
   Additions ...............................        17
                                                    --
   At 30 April 1998 ........................        60
                                                    --
   Depreciation:
   At 1 May 1997 ...........................        16
   Provided in the year ....................        13
                                                    --
   At 30 April 1998 ........................        29
                                                    --
   Net book value at 30 April 1998 .........        31
                                                    ==

5. CREDITORS: amounts falling due within one year




                                           1998
                                         (pounds
                                         sterling)
                                            000
                                         ---------
   Trade creditors ....................    272
   Corporation tax ....................     24
   Tax and National Insurance .........     30
                                           ---
                                           326
                                           ===

6. SHARE CAPITAL




                                                                              1998
                                                                            (pounds
                                                                     1998   sterling)
                                                                      NO.      000
                                                                   -------  ---------
   Authorised ordinary shares of (pounds sterling)1 each ........   1,000     1,000
                                                                    =====     =====


                                                                           1998
                                                                  1998   (pounds
                                                                   NO.   sterling)
                                                                 ------  --------
   Allotted, called up and fully paid ordinary shares of
     (pounds sterling)1 each ...................................  500       500
                                                                  ===       ===

7. RESERVES

                                              PROFIT AND
                                             LOSS ACCOUNT
                                               (pounds
                                               sterling)
                                                 000
                                            -------------
   At 1 May 1997 ........................         33
   Retained profit for the year .........          3
                                                  --
   At 30 April 1998 .....................         36
                                                  ==

                       TONY STEPHENS ASSOCIATES LIMITED

                             NOTES TO THE ACCOUNTS
                                AT 30 APRIL 1998

8.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS




                                                       1998
                                                      (pounds
                                                     sterling)
                                                        000
                                                     ---------
   Profit for the year ..........................       193
   Dividends ....................................      (190)
                                                       ----
   Net increase in shareholders' funds ..........         3
   Shareholders' funds at 1 May 1997 ............        34
                                                       ----
   Shareholders' funds at 30 April 1998 .........        37
                                                       ====

9.  LEASING COMMITMENTS


     As at 30 April 1998 the company had annual commitments of (pounds sterling)8,319 and on a non con-cancellable operating lease which expires in January 2000.


10. NOTES TO THE STATEMENT OF CASH FLOWS


  a) Reconciliation of operating profit to net cash inflow from operating activities




                                                            1998
                                                          (pounds
                                                          sterling)
                                                             000
                                                         ---------
   Operating profit ..................................       254
   Depreciation of tangible fixed assets .............        13
   Increase in debtors ...............................      (210)
   Increase in creditors .............................       204
                                                            ----
   Net cash inflow from operating activities .........       261
                                                            ====

  b) Analysis of changes in net funds




                                        AT 1 MAY                   AT 30 APRIL
                                          1997       CASH FLOW        1998
                                         (pounds      (pounds       (pounds
                                         sterling)    sterling)     sterling)
                                           000          000            000
                                       ----------   -----------   ------------
  Cash at bank and in hand .........       110          (13)           97
                                           ===          ===            ==

11. RECONCILIATION TO US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (US GAAP)


     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements as well as additional disclosures required by US GAAP.


     There are no material adjustments to profit for the year, cash flows and shareholders' equity in applying the significant differences between UK and US GAAP.

                       TONY STEPHENS ASSOCIATES LIMITED

                        UNAUDITED INTERIM BALANCE SHEETS




                                                                           JUNE 30,
                                                                     ---------------------
                                                                        1998        1997
                                                                       (pounds    (pounds
                                                                       sterling)  sterling)
                                                            NOTES        000         000
                                                           -------    ---------   ---------
FIXED ASSETS
Tangible assets ........................................       6          32          25
                                                                          --          --
CURRENT ASSETS
Debtors ................................................       7         334          84
Cash at bank and in hand ...............................                  28         263
                                                                         ---         ---
                                                                         362         347
CREDITORS: amounts falling due within one year .........       8        (308)       (331)
                                                                        ----        ----
NET CURRENT ASSETS .....................................                  54          16
                                                                        ----        ----
TOTAL ASSETS LESS CURRENT LIABILITIES ..................                  86          41
                                                                        ====        ====
CAPITAL AND RESERVES
Called up share capital ................................       9           1           1
Profit and loss account ................................      10          85          40
                                                                        ----        ----
SHAREHOLDERS' FUNDS ....................................      11          86          41
                                                                        ====        ====

The accompanying notes form an integral part of these financial statements.

                       TONY STEPHENS ASSOCIATES LIMITED

                   UNAUDITED INTERIM PROFIT AND LOSS ACCOUNTS




                                                                  JUNE 30,
                                                           -----------------------
                                                               1998         1997
                                                             (pounds      (pounds
                                                             sterling)    sterling)
                                                  NOTES         000          000
                                                 -------    -----------   ---------
COMMISSIONS AND FEES RECEIVABLE ..............                 1,891       1,118
Commissions and fees payable .................                (1,612)       (881)
                                                              ------       -----
                                                                 279         237
Administrative expenses ......................                  (102)        (89)
                                                              ------       -----
OPERATING PROFIT .............................   2               177         148
Bank interest receivable .....................                     5           3
                                                              ------       -----
PROFIT ON ORDINARY ACTIVITIES BEFORE
 TAXATION ....................................                   182         151
Tax on profit on ordinary activities .........   5               (52)        (38)
                                                              ------       -----
PROFIT FOR THE PERIOD ........................                   130         113
Dividends ....................................                   (64)        (83)
                                                              ------       -----
PROFIT RETAINED FOR THE PERIOD ...............                    66          30
                                                              ======       =====

There were no recognised gains or losses other than the profit for the financial period.


The accompanying notes form an integral part of these financial statements.

                       TONY STEPHENS ASSOCIATES LIMITED

                   UNAUDITED INTERIM STATEMENT OF CASH FLOWS




                                                                              JUNE 30,
                                                                       ----------------------
                                                                          1998        1997
                                                                        (pounds     (pounds
                                                                        sterling)   sterling)
                                                            NOTES          000         000
                                                         -----------   ---------   ----------
NET CASH INFLOW FROM OPERATING ACTIVITIES ............        14(a)         86        110
                                                                            --        ----
RETURNS ON INVESTMENTS AND SERVICING OF
 FINANCE
Interest received ....................................                       5          3
                                                                            --        ----
TAXATION
Corporation tax paid .................................                     (54)       (46)
                                                                           ---        ----
CAPITAL EXPENDITURE
Payments to acquire tangible fixed assets ............                     (18)          (6)
Receipts from sales of tangible fixed assets .........                      --         19
                                                                           ---        -----
                                                                           (18)        13
                                                                           ---        -----
EQUITY DIVIDENDS PAID ................................                    (120)      (120)
                                                                          ----       ------
DECREASE IN CASH .....................................        14(b)       (101)       (40)
                                                                          ====       ======
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS
                                                                         1998      1997
                                                                        (pounds   (pounds
                                                                        sterling) sterling)
                                                                          000       000
                                                                        --------  --------
Decrease in cash in period ...........................        14(b)       (101)       (40)
                                                                       -------     --------
MOVEMENTS IN NET FUNDS IN THE YEAR ...................                    (101)       (40)
NET FUNDS AT 1 JANUARY ...............................                     129        303
                                                                       -------     --------
NET FUNDS AT 30 JUNE .................................                      28        263
                                                                       =======     ========

The accompanying notes form an integral part of these financial statements.

                       TONY STEPHENS ASSOCIATES LIMITED

                    NOTES TO THE UNAUDITED INTERIM ACCOUNTS
                                AT 30 JUNE 1998


1. ACCOUNTING POLICIES


BASIS FOR PREPARATION

     The financial statements have been prepared under the historical cost convention.

     The principal accounting policies of the company are set out below.


TURNOVER

     Turnover is gross amount receivable by the company, invoiced on behalf of clients when the company acts as agents and for other services provided, excluding VAT and trade discounts.


DEPRECIATION

     Depreciation is provided on all tangible fixed assets, at rates calculated to write off the cost, less estimated residual value based on prices prevailing at the date of acquisition, of each asset evenly over its expected useful life, as follows:

     Equipment and vehicles - over 4 years


DEFERRED TAXATION

     Deferred taxation is provided using the liability method on all timing differences which are expected to reverse in the future without being replaced, calculated at the rate at which it is anticipated the timing differences will reverse. Advance corporation tax which is expected to be recoverable in the future is deducted from the deferred taxation balance.

     Deferred tax assets are only recognised if recovery without replacement by equivalent debit balances is reasonably certain.


CONTRIBUTIONS TO PENSION FUNDS

     The pension costs for the money purchase scheme charged against profits represent the amount of the contributions payable to the scheme in respect of the accounting period.


LEASED ASSETS

     All other leases are regarded as operating leases and the payments made under them are charged to the profit and loss account on a straight-line basis over the lease term.


2. OPERATING PROFIT

     This is stated after charging:




                                                    1998       1997
                                                   (pounds   (pounds
                                                   sterling) sterling)
                                                     000        000
                                                  ---------- ---------
   Auditors' remuneration .....................       1          1
   Depreciation of owned fixed assets .........       7          5
   Other operating lease rentals ..............       4          4
                                                    ===        ===

                       TONY STEPHENS ASSOCIATES LIMITED

                                AT 30 JUNE 1998

3. STAFF COSTS




                                       1998       1997
                                      (pounds   (pounds
                                      sterling) sterling)
                                        000        000
                                     ---------- ---------
   Wages and salaries ............      49         31
   Social security costs .........       6          3
   Other pension costs ...........      15         25
                                        --         --
                                        70         59
                                        ==         ==

     The average number of employees of the company during the period was 5 (1997 - 4).


4. DIRECTORS' REMUNERATION




                                                                         1998       1997
                                                                        (pounds   (pounds
                                                                        sterling) sterling)
                                                                          000        000
                                                                        --------- ---------
   Emoluments ......................................................      35         27
   Pension contributions to money purchase pension schemes .........      14         24
                                                                          --         --
                                                                          49         51
                                                                          ==         ==

     During the period 2 directors (1997 -2 directors) participated in money purchase pension schemes.


5. TAX ON PROFIT ON ORDINARY ACTIVITIES




                                    1998      1997
                                  (pounds   (pounds
                                  sterling) sterling)
                                     000      000
                                  --------- --------
   UK corporation tax .........     52        38
                                    ==        ==

6. TANGIBLE FIXED ASSETS




                                                             FIXTURES
                                                  MOTOR         AND        COMPUTER
                                                VEHICLES     FITTINGS     EQUIPMENT     TOTAL
                                                 (pounds      (pounds      (pounds     (pounds
                                                sterling)    sterling)     sterling)  sterling)
                                                   000         000           000         000
                                               ----------   ----------   -----------   ------
   Cost
   At 1 January 1998 .......................       16           10            17         43
   Additions ...............................       18           --            --         18
                                                   --           --            --         --
   At 30 June 1998 .........................       34           10            17         61
                                                   --           --            --         --
   Depreciation
   At 1 January 1998 .......................       10            4             8         22
   Provided in the period ..................        4            1             2          7
                                                   --           --            --         --
   At 30 June 1998 .........................       14            5            10         29
                                                   --           --            --         --
   Net book amount at 30 June 1998 .........       20            5             7         32
                                                   ==           ==            ==         ==
   Net book amount at 30 June 1997 .........        7            7            11         25
                                                   ==           ==            ==         ==

                       TONY STEPHENS ASSOCIATES LIMITED

                                AT 30 JUNE 1998

7. DEBTORS




                                                1998      1997
                                              (pounds   (pounds
                                              sterling) sterling)
                                                 000       000
                                              --------- ---------
   Trade debtors ..........................      234       74
   Loans to directors .....................      100       --
   Prepayments and accrued income .........       --       10
                                                 ---       --
                                                 334       84
                                                 ===       ==

8. CREDITORS: amounts falling due within one year




                                                 1998      1997
                                               (pounds   (pounds
                                               sterling) sterling)
                                                  000       000
                                               --------- ---------
   Trade creditors .........................      221       254
   Corporation tax .........................       39        29
   Social security and other taxes .........       45        32
   Other creditors .........................        3        --
   Dividend payable ........................       --        16
                                                  ---       ---
                                                  308       331
                                                  ===       ===

9. SHARE CAPITAL




                                                                     1998      1997
                                                                      NO.       NO.
                                                                    -------   ------
   Authorised ordinary shares of (pounds sterling)1 each .........   1,000     1,000
                                                                     =====     =====


                                                                                 1998      1997
                                                               1998     1997   (pounds    (pounds
                                                                NO.      NO.   sterling)  sterling)
                                                              ------   ------  ---------  ---------
   Allotted, called up and full paid ordinary shares of
     (pounds sterling) each ................................   500      500       500        500
                                                               ===      ===       ===        ===

10. RESERVES




                                                PROFIT AND
                                               LOSS ACCOUNT
                                                 (pounds
                                                 sterling)
                                                   000
                                              -------------
   At 1 January 1998 .......................        19
   Retained profit for the period ..........        66
                                                    --
   At 30 June 1998 .........................        85
                                                    ==

11. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS




                                                     1998      1997
                                                   (pounds   (pounds
                                                   sterling) sterling)
                                                      000       000
                                                   -------   --------
   Profit for the period .......................     130        113
   Dividends ...................................     (64)       (83)
                                                     ---        ---
   Net increase in shareholders' funds .........      66         30
   Shareholders' funds at 1 January ............      20         11
                                                     ---        ---
   Shareholders' funds at 30 June ..............      86         41
                                                     ===        ===

                       TONY STEPHENS ASSOCIATES LIMITED

                                AT 30 JUNE 1998

12. LEASING COMMITMENTS


     Operating lease payments amounting to (pounds sterling)8,319 (1997 - (pounds sterling)8,719) are due within one year. The leases to which these amounts relate expire as follows:




                                            1998      1997
                                          (pounds   (pounds
                                          sterling) sterling)
                                             000       000
                                          --------- ---------
   Between one and five years .........       8         8
                                           =======   ======

13. PENSIONS


Money Purchase Scheme


     The company operates a money purchase pension scheme for the benefit of the directors and senior employees. The assets of the scheme are administered by trustees in a fund independent from those of the company.


14. NOTES TO THE STATEMENT OF CASH FLOWS


     a) Reconciliation of operating profit to net cash inflow from operating activities




                                                                            1998        1997
                                                                           (pounds    (pounds
                                                                           sterling)  sterling)
                                                                             000         000
                                                                           ---------  ---------
   Operating profit .................................................        177         148
   Depreciation of tangible fixed assets ............................          7           5
   Profit on sale of tangible fixed assets ..........................         (2)         --
   (Increase)/decrease in operating debtors and prepayments .........        (93)        (23)
   Increase/(decrease) in operating creditors and accruals ..........         (3)        (20)
                                                                             ---         ---
   Net cash inflow from operating activities ........................         86         110
                                                                             ===         ===

     b) Reconciliation of operating profit to net cash inflow from operating activities




                                             AT                        AT
                                         1 JANUARY                   30 JUNE
                                            1998       CASH FLOW      1998
                                          (pounds       (pounds     (pounds
                                          sterling)     sterling)   sterling)
                                             000          000          000
                                         -----------   -----------  ---------
   Cash at bank and in hand .........        129         (101)         28
                                             ===         ====          ==

15. RECONCILIATION TO US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (US GAAP)


     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). Such differences involve methods for measuring the amounts shown in the financial statements as well as additional disclosures required by US GAAP.

     There are no material adjustments to profit for the year, cash flows and shareholders' equity in applying the significant differences between UK and US GAAP.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders of
 ProServ, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheet of ProServ, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProServ, Inc. and Subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.





                                        COOPERS & LYBRAND L.L.P.





Washington, D.C.
June 25, 1997

                        PROSERV, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                                   DECEMBER 31,     JUNE 30, 1997
                                                                  --------------   --------------
                                                                       1996          (UNAUDITED)
                                                                  --------------   --------------
ASSETS
Current assets:
 Cash and cash equivalents ....................................    $    168,295     $  1,181,889
 Restricted cash ..............................................              --          254,401
 Accounts receivable, net .....................................       3,241,184        4,099,189
 Prepaid expenses and other current assets ....................         158,364          259,944
                                                                   ------------     ------------
Total current assets ..........................................       3,567,843        5,795,423
Property and equipment, net ...................................         468,444          450,949
Noncurrent accounts receivable ................................       1,228,206        1,158,819
Other assets ..................................................          76,426           49,019
                                                                   ------------     ------------
Total assets ..................................................    $  5,340,919     $  7,454,210
                                                                   ============     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Current portion of notes payable .............................    $    900,000     $  2,175,000
 Accounts payable .............................................       1,104,623        2,330,864
 Accrued expenses .............................................       1,003,968          554,250
 Income tax payable ...........................................          48,290          156,207
 Production rights payable ....................................          42,741          370,588
 Accounts payable--clients ....................................              --          254,401
 Deferred revenue .............................................         659,386        1,098,213
 Deferred income taxes ........................................         259,000          259,000
                                                                   ------------     ------------
Total current liabilities .....................................       4,018,008        7,198,523
Notes payable .................................................         650,000               --
Deferred rent .................................................         875,778          776,726
Minority interest .............................................              --           24,683
                                                                   ------------     ------------
Total liabilities .............................................       5,543,786        7,999,932
                                                                   ------------     ------------
Commitments and contingencies
Stockholders' deficit:
 Class A preferred stock, $1,000 par value--2,000 shares
   authorized; 600 shares issued and outstanding ..............         600,000          600,000
 Common stock, $1.00 par value--20,000 shares authorized; 1,250
   shares issued and outstanding ..............................           1,250            1,250
 Additional paid-in capital ...................................       3,571,692        3,571,692
 Unearned compensation ........................................        (341,369)        (258,475)
 Accumulated deficit ..........................................      (4,232,051)      (4,659,107)
 Cumulative translation adjustment ............................         197,611          198,918
                                                                   ------------     ------------
Total stockholders' deficit ...................................        (202,867)        (545,722)
                                                                   ------------     ------------
Total liabilities and stockholders' deficit ...................    $  5,340,919     $  7,454,210
                                                                   ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                        YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                   -----------------------------------   -------------------------------
                                                         1996               1995              1997             1996
                                                   ----------------   ----------------   -------------   ---------------
                                                                                                   (UNAUDITED)
Operating revenue ..............................     $ 13,387,810       $ 17,792,247      $6,438,343      $  5,253,016
Operating expenses .............................       10,130,353         11,926,379       4,739,531         4,872,175
General and administrative expenses ............        5,000,927          6,581,388       1,921,300         2,481,005
Restructuring costs ............................          565,000                 --              --                --
Legal settlement ...............................               --            300,000              --                --
Loss on sublease ...............................               --            293,832              --                --
                                                     ------------       ------------      ----------      ------------
Loss from operations ...........................       (2,308,470)        (1,309,352)       (222,488)       (2,100,164)
Interest expense, net ..........................          208,691            190,967          71,368           124,438
Equity in loss of joint venture ................               --             (6,927)             --                --
Gain on sale of joint venture interest .........               --             67,763              --                --
Minority interest ..............................               --                 --          24,683                --
                                                     ------------       ------------      ----------      ------------
Loss before income taxes .......................       (2,517,161)        (1,439,483)       (318,539)       (2,224,602)
Provision (benefit) for income taxes ...........          239,824             (1,126)        108,517             2,003
                                                     ------------       ------------      ----------      ------------
Net loss .......................................     $ (2,756,985)      $ (1,438,357)     $ (427,056)     $ (2,226,605)
                                                     ============       ============      ==========      ============

The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)




                                                        ADDITIONAL
                                   PREFERRED   COMMON     PAID-IN      TREASURY
                                     STOCK      STOCK     CAPITAL        STOCK
                                  ----------- -------- ------------ --------------
Balance, January 1, 1995 ........  $600,000    $1,000   $  248,041    $ (218,020)
Net loss ........................        --        --           --            --
Treasury stock reissued
 under restricted
 purchase .......................        --        --           --       218,020
Amortization of unearned
 compensation ...................        --        --           --            --
Foreign currency
 translation adjustment .........        --        --           --            --
                                   --------    ------   ----------    ----------
Balance, December 31,
 1995 ...........................   600,000     1,000      248,041            --
Net loss ........................        --        --           --            --
Issuance of stock options .......        --        --      323,901            --
Issuance of common stock                 --       250    2,999,750            --
Amortization of unearned
 compensation ...................        --        --           --            --
Foreign currency
 translation adjustment .........        --        --           --            --
                                   --------    ------   ----------    ----------
Balance, December 31,
 1996 ...........................   600,000     1,250    3,571,692            --
Net loss (unaudited) ............        --        --           --            --
Amortization of unearned
 compensation
 (unaudited) ....................        --        --           --            --
Foreign currency
 translation adjustment
 (unaudited) ....................        --        --           --            --
                                   --------    ------   ----------    ----------
Balance, June 30, 1997
 (unaudited) ....................  $600,000    $1,250   $3,571,692    $       --
                                   ========    ======   ==========    ==========



                                                                  CUMULATIVE
                                     UNEARNED      ACCUMULATED    TRANSLATION
                                   COMPENSATION      DEFICIT      ADJUSTMENT       TOTAL
                                  -------------- --------------- ------------ ---------------
Balance, January 1, 1995 ........   $  (59,778)   $    (36,709)   $ 141,468    $     676,002
Net loss ........................           --      (1,438,357)          --       (1,438,357)
Treasury stock reissued
 under restricted
 purchase .......................     (218,020)             --           --               --
Amortization of unearned
 compensation ...................      164,937              --           --          164,937
Foreign currency
 translation adjustment .........           --              --      107,332          107,332
                                    ----------    ------------    ---------    -------------
Balance, December 31,
 1995 ...........................     (112,861)     (1,475,066)     248,800         (490,086)
Net loss ........................           --      (2,756,985)          --       (2,756,985)
Issuance of stock options .......     (323,901)             --           --               --
Issuance of common stock                    --              --           --        3,000,000
Amortization of unearned
 compensation ...................       95,393              --           --           95,393
Foreign currency
 translation adjustment .........           --              --      (51,189)         (51,189)
                                    ----------    ------------    ---------    -------------
Balance, December 31,
 1996 ...........................     (341,369)     (4,232,051)     197,611         (202,867)
Net loss (unaudited) ............           --        (427,056)          --         (427,056)
Amortization of unearned
 compensation
 (unaudited) ....................       82,894              --           --           82,894
Foreign currency
 translation adjustment
 (unaudited) ....................           --              --        1,307            1,307
                                    ----------    ------------    ---------    -------------
Balance, June 30, 1997
 (unaudited) ....................   $ (258,475)   $ (4,659,107)   $ 198,918    $    (545,722)
                                    ==========    ============    =========    =============

The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                  YEARS ENDED
                                                                                 DECEMBER 31,
                                                                       ---------------------------------
                                                                             1996             1995
                                                                       ---------------- ----------------
Cash flows from operating activities:
 Net loss ............................................................   $ (2,756,985)    $ (1,438,357)
 Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities:
   Depreciation ......................................................        181,048          152,349
   Deferred income taxes .............................................         77,000         (288,119)
   Provision for bad debts ...........................................        537,820          385,616
   Amortization of unearned compensation .............................         95,393          164,937
   Equity in loss of investee ........................................             --            6,927
   Gain on distribution from joint venture ...........................             --          (67,763)
   Realized gain on sale of marketable securities ....................             --           (4,511)
   Minority interest .................................................             --               --
   Changes in assets and liabilities:
    Restricted cash ..................................................       (332,999)         (31,886)
    Accounts receivable ..............................................       (256,278)         466,686
    Income tax receivable ............................................         83,175          143,959
    Prepaid expenses and other current assets ........................        233,664          (74,220)
    Noncurrent accounts receivable ...................................        410,016          445,949
    Other assets .....................................................         (6,202)          37,275
    Accounts payable .................................................       (702,583)         212,128
    Accrued expenses .................................................         21,551           35,000
    Income tax payable ...............................................        (47,869)          96,159
    Production rights payable ........................................        (12,573)        (522,327)
    Deferred revenue .................................................       (211,276)      (1,109,279)
    Deferred rent ....................................................       (172,879)         263,036
    Accounts payable-clients .........................................        332,999           31,886
                                                                         ------------     ------------
     Net cash (used in) provided by operating activities .............     (2,526,978)      (1,094,555)
                                                                         ------------     ------------
Cash flows from investing activities:
 Proceeds from sale of marketable securities .........................             --          216,590
 Purchases of property and equipment .................................        (74,297)        (142,609)
 Investment in joint venture .........................................        (10,836)         (89,164)
                                                                         ------------     ------------
     Net cash used in investing activities ...........................        (85,133)         (15,183)
                                                                         ------------     ------------
Cash flows from financing activities:
 Proceeds from issuance of capital stock .............................      3,000,000               --
 Proceeds from notes payable .........................................      1,250,000        2,460,000
 Payments on notes payable ...........................................     (1,800,000)      (1,822,500)
                                                                         ------------     ------------
     Net cash provided by financing activities .......................      2,450,000          637,500
                                                                         ------------     ------------
Effect of exchange rate changes on cash and cash equivalents .........         47,626           30,090
                                                                         ------------     ------------
Increase (decrease) in cash and cash equivalents .....................       (114,485)        (442,148)
Cash and cash equivalents, beginning of period .......................        282,780          724,928
                                                                         ------------     ------------
Cash and cash equivalents, end of period .............................   $    168,295     $    282,780
                                                                         ============     ============
Supplemental disclosure of cash flow information:
 Cash paid during the year for income taxes, net of refunds ..........   $    127,518     $     61,930
                                                                         ============     ============
 Cash paid during the year for interest ..............................   $    224,461     $    181,106
                                                                         ============     ============
Noncash investing and financing activities:
 Issuance of treasury stock for restricted stock award ...............   $         --     $    218,020
                                                                         ============     ============



                                                                          SIX MONTHS ENDED JUNE 30,
                                                                       -------------------------------
                                                                            1997            1996
                                                                       -------------- ----------------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
 Net loss ............................................................   $ (427,056)    $ (2,226,605)
 Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities:
   Depreciation ......................................................       51,408           60,111
   Deferred income taxes .............................................           --               --
   Provision for bad debts ...........................................           --               --
   Amortization of unearned compensation .............................       82,894           35,000
   Equity in loss of investee ........................................           --           10,836
   Gain on distribution from joint venture ...........................           --               --
   Realized gain on sale of marketable securities ....................           --               --
   Minority interest .................................................       24,683               --
   Changes in assets and liabilities:
    Restricted cash ..................................................     (260,238)        (303,193)
    Accounts receivable ..............................................     (964,658)        (862,833)
    Income tax receivable ............................................           --           83,175
    Prepaid expenses and other current assets ........................     (112,525)         (63,933)
    Noncurrent accounts receivable ...................................       69,387               --
    Other assets .....................................................      (37,195)          13,791
    Accounts payable .................................................    1,466,375        1,798,750
    Accrued expenses .................................................     (315,592)        (278,124)
    Income tax payable ...............................................      107,917          (16,754)
    Production rights payable ........................................      327,847          540,732
    Deferred revenue .................................................      442,410          840,737
    Deferred rent ....................................................      (99,052)        (339,969)
    Accounts payable-clients .........................................      260,238          303,193
                                                                         ----------     ------------
     Net cash (used in) provided by operating activities .............      616,843         (405,086)
                                                                         ----------     ------------
Cash flows from investing activities:
 Proceeds from sale of marketable securities .........................           --               --
 Purchases of property and equipment .................................       (5,001)         (14,770)
 Investment in joint venture .........................................           --          (10,836)
                                                                         ----------     ------------
     Net cash used in investing activities ...........................       (5,001)         (25,606)
                                                                         ----------     ------------
Cash flows from financing activities:
 Proceeds from issuance of capital stock .............................           --               --
 Proceeds from notes payable .........................................      425,000          957,500
 Payments on notes payable ...........................................           --               --
                                                                         ----------     ------------
     Net cash provided by financing activities .......................      425,000          957,500
                                                                         ----------     ------------
Effect of exchange rate changes on cash and cash equivalents .........      (23,248)           1,194
                                                                         ----------     ------------
Increase (decrease) in cash and cash equivalents .....................    1,013,594          528,002
Cash and cash equivalents, beginning of period .......................      168,295          282,780
                                                                         ----------     ------------
Cash and cash equivalents, end of period .............................   $1,181,889     $    810,782
                                                                         ==========     ============
Supplemental disclosure of cash flow information:
 Cash paid during the year for income taxes, net of refunds ..........   $       --     $         --
                                                                         ==========     ============
 Cash paid during the year for interest ..............................   $   71,368     $    124,438
                                                                         ==========     ============
Noncash investing and financing activities:
 Issuance of treasury stock for restricted stock award ...............   $       --     $         --
                                                                         ==========     ============

The accompanying notes are an integral part of these consolidated financial statements.

                        PROSERV, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                              1996 IS UNAUDITED)


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


DESCRIPTION OF BUSINESS

     ProServ, Inc. and Subsidiaries (the Company) is an international corporation operating as one segment in the business of sports marketing. The Company provides career management and advisory services to professional athletes and also engages in sports event management and promotion, production and distribution of television sports broadcasting, and corporate sports consulting. The Company conducts its business principally in North America and Europe.

     The Company experienced negative cash flow from operations during the years ended December 31, 1996 and 1995, and the Company has been reliant on financing activities to fund its operations. As further described in Note 4, the Company has certain lines of credit available to fund working capital through May 31, 1998. In management's opinion, the Company has sufficient financing available to meet its current obligations as they come due.


BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries and a partially owned subsidiary in which the Company has a controlling financial interest through its direct and indirect ownership. The following entities are included in the consolidated financial statements:

      o  ProServ, Inc.

      o  ProServ Europe

      o  ProServ, U.K.

      o  ProServ Financial Services, Inc.

      o  ProServ Television, Inc.

     The above subsidiaries are wholly-owned except for ProServ Television, Inc. (ProServ TV), which is 49% owned by the Company and 51% owned by an officer/majority shareholder of the Company. The 51% ownership is accounted for as a minority interest in the accompanying consolidated financial statements. As of December 31, 1996, there was no minority interest liability. All significant intercompany balances and transactions have been eliminated in consolidation.


INVESTMENT IN JOINT VENTURE

     The Company accounts for its investment in joint venture (see Note 10) under the equity method. Under this method, the original investment is recorded at cost and adjusted by the Company's share of undistributed earnings of the joint venture. The investment balance is further adjusted for additional investments in and cash distributions from the joint venture.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)

REVENUE RECOGNITION

     The Company's revenues arise primarily from a percentage fee or commissions received for performing services. The Company recognizes revenue when services have been performed. Fees or commissions collected in advance for services to be performed in subsequent years are recorded on the accompanying consolidated balance sheets as deferred revenue. Deferred revenue is recognized when the event is held or the Company's client performs under the related contract. Revenue associated with television event production is recorded net of fees payable to the related events. All recognized but unpaid fees are included in the accompanying consolidated balance sheets as production rights payable. The Company manages or represents various sporting events and has an ownership interest in certain of these events. Revenues and expenses from these events are recognized on the accrual basis.


CASH EQUIVALENTS

     Short-term investments with an original maturity of three months or less are considered to be cash equivalents.


RESTRICTED CASH

     The Company collects endorsement fees, special appearance fees, and tournament earnings on behalf of its clients. These funds are held in separate bank accounts pending disbursement to the individual clients. These cash balances are reflected separately on the accompanying consolidated balance sheets as restricted cash with a corresponding accounts payable to clients.


ACCOUNTS RECEIVABLE

     Accounts receivable are recorded net of an allowance for doubtful accounts of $577,650 and $569,559 at December 31, 1996 and June 30, 1997, respectively.


CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents in two financial institutions which are insured by the Federal Depository Insurance Corporation (FDIC). The Company has not experienced any losses on these balances to date. In addition, the Company maintains a repurchase agreement with one of the financial institutions, in which excess funds are deposited by the financial institution in an overnight investment account. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific clients, historical trends and other information.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash and cash equivalents, restricted cash, accounts receivable, notes payable and accounts payable approximate fair value as of December 31, 1996 because of the relatively short maturity of these instruments. The carrying value of noncurrent receivables approximates fair value as of December 31, 1996 based on discounted future cash flows using a discount rate that approximates the current interest rate available from the Company's financial institutions.

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to fifteen years. Leasehold improvements are amortized over the remaining lease term using the straight-line method. Upon retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.


INCOME TAXES

     ProServ, Inc. and ProServ Financial Services, Inc. file a consolidated Federal income tax return. ProServ TV files separate Federal and state returns and ProServ Europe and ProServ U.K. file separate tax returns in their respective tax jurisdictions. The Company accounts for income taxes utilizing the liability method. Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is the current tax expense for the period plus the change during the period in deferred tax assets and liabilities.


STOCK OPTIONS

     In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 is effective for the year ended December 31, 1996. SFAS 123 permits companies to account for stock based compensation based on the provisions prescribed in SFAS 123 or based on the authoritative guidance in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." The Company has elected to continue to account for its stock based compensation in accordance with APB 25, however, as required by SFAS 123, the Company has disclosed the pro forma impact on the financial statements assuming the recognition provisions of SFAS No. 123 had been adopted.


CURRENCY TRANSLATION

     The assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rates in effect on the reporting date and revenues and expenses are translated at the weighted average exchange rate in effect during the period. Adjustments resulting from these translations are included as a separate component of stockholders' equity.


UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial information as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 is unaudited. The unaudited interim financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. The unaudited interim financial information should be read in conjunction with the audited financial statements and related notes thereto. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:




                                                                DECEMBER 31,        JUNE 30,
                                                                    1996              1997
                                                               --------------   ---------------
                                                                                  (UNAUDITED)
   Office equipment ........................................    $  1,651,915     $  1,570,645
   Leasehold improvements ..................................         264,639          225,351
   Tape library ............................................         229,813          229,813
                                                                ------------     ------------
                                                                   2,146,367        2,025,809
   Less: accumulated depreciation and amortization .........      (1,677,923)      (1,574,860)
                                                                ------------     ------------
                                                                $    468,444     $    450,949
                                                                ============     ============

     Depreciation and amortization expense was $181,048 and $152,349 for the years ended December 31, 1996 and 1995, respectively and $51,408 and $60,111 for the six months ended June 30, 1997 and 1996, respectively.


3. NONCURRENT ACCOUNTS RECEIVABLE

     Noncurrent accounts receivable include certain contractually earned amounts for which there is no future performance required by the Company and outstanding loans that will not be collected within one year from the balance sheet date. Amounts to be collected during the twelve months subsequent to December 31, 1996 are included in accounts receivable. The noncurrent accounts receivable are reflected at the present value of future receipts based on the discount rate prevailing on the date upon which the earnings process is complete and are recorded net of an unamortized discount of approximately $872,000 and $837,000 as of December 31, 1996 and June 30, 1997, respectively. Interest resulting from the amortization of the discount, which is included in operating revenues, was approximately $80,000 and $129,000 for the years ended December 31, 1996 and 1995, respectively and approximately $35,000 and $50,000 for the six months ended June 30, 1997 and 1996, respectively. Based on the present value at December 31, 1996 of future cash receipts, the noncurrent accounts receivable will be realized over the next five years and thereafter as follows as of December 31, 1996 and June 30, 1997:




                                      DECEMBER 31,       JUNE 30,
                                          1996             1997
                                     --------------   --------------
                                                        (UNAUDITED)
   1997 ..........................     $  482,559       $  482,559
   1998 ..........................        534,836          465,449
   1999 ..........................         52,695           52,695
   2000 ..........................         11,724           11,724
   2001 ..........................         12,566           12,566
   Thereafter ....................        616,385          616,385
                                       ----------       ----------
                                        1,710,765        1,641,378
   Less: current portion .........       (482,559)        (482,559)
                                       ----------       ----------
    Total ........................     $1,228,206       $1,158,819
                                       ==========       ==========

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)

4. NOTES PAYABLE

     Notes payable consist of the following:




                                      DECEMBER 31,        JUNE 30,
                                          1996              1997
                                     --------------   ---------------
                                                        (UNAUDITED)
   Lines of credit ...............     $1,450,000      $  2,150,000
   Term notes payable ............        100,000            25,000
                                       ----------      ------------
    Total notes payable ..........      1,550,000         2,175,000
   Less: current portion .........       (900,000)       (2,175,000)
                                       ----------      ------------
    Noncurrent portion ...........     $  650,000      $         --
                                       ==========      ============

LINES OF CREDIT

     The Company maintains three lines of credit providing an aggregate working capital facility of $1,850,000 and $2,100,000 at December 31, 1996 and June 30, 1997, respectively, of which $1,450,000 and $1,950,000 was outstanding as of December 31, 1996 and June 30, 1997, respectively. Specific descriptions of these lines of credit are set forth below.

     The Company maintains two of its lines of credit with one financial institution for an aggregate working capital facility of up to $1,100,000. Total amounts outstanding under these lines of credit were $700,000 and $1,100,000 at December 31, 1996 and June 30, 1997, respectively. Interest payments are due monthly on these facilities at the bank's prime rate (8.25% at December 31, 1996 and 8.5% at June 30, 1997). These lines of credit are collateralized by substantially all of the Company's assets and certain future contract rights and are guaranteed by a shareholder of the Company. One of the lines maintained by ProServ TV is also guaranteed by ProServ, Inc. The line of credit agreements contain certain restrictive covenants, including a minimum cash flow coverage requirement, a minimum net worth requirement and restrictions on incurring additional indebtedness and issuing shares of common stock. As of December 31, 1996, the Company was not in compliance with these covenants but received a waiver from the bank related to each covenant violation. These facilities expired on May 31, 1997. On June 17, 1997, the Company renegotiated these lines of credit. The lines were combined into one $1,100,000 line of credit with a maturity date of May 31, 1998. The revised line of credit agreement requires a principal payment of $550,000 on the earlier of October 15, 1997 or the closing of a definitive purchase and sale agreement (the Agreement) between the majority shareholder of the Company and The Marquee Group (see Note 10) and a principal payment on the earlier of October 30, 1997 or 15 days after the closing of the Agreement. All other terms of the previous lines of credit remain the same.

     The Company has an additional line of credit at another bank that provides for a working capital facility of up to $750,000 and $1,000,000 at December 31, 1996 and June 30, 1997, respectively, of which $750,000 and $850,000 was outstanding as of December 31, 1996 and June 30, 1997, respectively. Interest payments were due monthly on this facility at the prime rate as published in the Wall Street Journal (8.25% at December 31, 1996 and 9.5% at June 30, 1997). This line of credit expired on December 31, 1996. The Company subsequently renegotiated this line of credit, and the resulting new terms include a scheduled principal payment of $150,000 on or before September 30, 1997 with the remaining outstanding balance due May 31, 1998. The terms of the renegotiated line of credit terms included an increase in the maximum principal available on the line of credit to $1,000,000 and an increased interest rate of prime (as published in the Wall Street Journal) plus 1%. This line is collateralized by the rights to the Company's earnings generated by an agreement related to a specific Company sponsored event, earnings generated from certain ongoing management contracts, the rights to certain cash flow generated from the Company's team sports operations and certain royalties

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


4. NOTES PAYABLE (CONTINUED)

received by the Company pursuant to a specific contract. The line is also guaranteed by a shareholder of the Company. The line contains certain restrictive covenants, including a requirement that the Company maintain thirty consecutive days with a zero balance on this line. The Company was not in compliance with this covenant as of December 31, 1996, but received a waiver from the bank related to this covenant violation.

     During 1996, the Company borrowed an additional $482,500 from this financial institution. Interest payments were due monthly on this facility at the prime rate (as published in the Wall Street Journal) plus 2%. This loan was repaid in full during July 1996.

     The majority shareholder of the Company also entered into a line of credit agreement with a third financial institution during 1996. This line provides the Company with up to $600,000 in borrowings, none of which was outstanding at December 31, 1996 and $200,000 of which was outstanding at June 30, 1997. Interest payments are due monthly at the bank's prime rate (8.50% at December 31, 1996 and 9% at June 30, 1997) plus .50%, and this line expired July 31, 1997. This line is collateralized by the majority shareholder's primary residence. The line was subsequently renewed through December 31, 1997 with all of the terms remaining the same.

     The weighted average interest rate on short term borrowings was approximately 8.75% and 9.25% for the years ended December 31, 1996 and 1995, respectively and approximately 9% and 8.5% for the six months ended June 30, 1997 and 1996, respectively.


TERM NOTES PAYABLE

     The Company maintains a term note payable with a financial institution with quarterly principal payments and monthly interest payments at the bank's prime rate (8.25% at December 31, 1996). The note is collateralized by substantially all of the Company's assets as well as certain future contract rights and is guaranteed by a shareholder of the Company. This note expired on July 31, 1997 and was repaid in full at that time. The term notes payable agreement contained certain restrictive covenants including a minimum cash flow coverage requirement, a minimum net worth requirement, and restrictions on incurring additional indebtedness and issuing common stock. As of December 31, 1996, the Company was not in compliance with these covenants but received a waiver from the bank related to each covenant violation.


5. INCOME TAXES

     The components of the provision (benefit) for income taxes were as follows:



                                                            SIX MONTHS
                          YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                        ---------------------------   ----------------------
                            1996           1995          1997         1996
                        -----------   -------------   ----------   ---------
                                                           (UNAUDITED)
   Current:
    Federal .........    $123,116      $  220,340      $ 74,117     $1,903
    State ...........      39,708          41,313        13,100        100
    Foreign .........          --          25,340        21,300         --
                         --------      ----------      --------     ------
                          162,824         286,993       108,517      2,003
                         --------      ----------      --------     ------
   Deferred
    Federal .........          --        (276,119)           --         --
    State ...........          --         (12,000)           --         --
    Foreign .........      77,000              --            --         --
                         --------      ----------      --------     ------
                           77,000        (288,119)           --         --
                         --------      ----------      --------     ------
     Total ..........    $239,824      $   (1,126)     $108,517     $2,003
                         ========      ==========      ========     ======

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


5. INCOME TAXES (CONTINUED)

     Although the Company has a loss before income taxes on a consolidated basis for the years ended December 31, 1996 and 1995, ProServ TV has generated taxable income for both of those years, giving rise to the current provision. The Company's consolidated provision (benefit) for income taxes differs from the provision (benefit) that would have resulted from applying the federal statutory rates to net income before taxes. The reasons for these differences are as follows:



                                                                                           SIX MONTHS
                                                   YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                               -------------------------------   ------------------------------
                                                    1996             1995             1997            1996
                                               --------------   --------------   -------------   --------------
                                                                                          (UNAUDITED)
   (Benefit) provision based upon Federal
     statutory rate of 34% .................     $ (855,835)      $ (489,424)      $ (99,911)      $ (756,365)
   State tax provision--ProServ TV .........         20,000           28,432          13,000               --
   IRS contingency (see Note 7) ............             --           57,000              --               --
   Increase in deferred tax asset valuation
     allowance .............................      1,054,000          312,000         220,000          746,868
   French tax audit (see Note 7) ...........         77,000               --              --               --
   Other ...................................        (55,341)          90,866          24,572           11,500
                                                 ----------       ----------       ---------       ----------
                                                 $  239,824       $   (1,126)      $ 108,517       $    2,003
                                                 ==========       ==========       =========       ==========

     The sources and tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:


                                                  DECEMBER 31,        JUNE 30,
                                                      1996              1997
                                                 --------------   ---------------
                                                                    (UNAUDITED)
   Deferred tax assets:
    Net operating loss carryforwards .........    $  1,244,000     $  1,464,000
    AMT credit carryforwards .................         109,000          109,000
    Deferred rent ............................         333,000          310,000
    Accrued liabilities ......................         302,000          300,000
    Foreign tax credit carryforwards .........         360,000          360,000
                                                  ------------     ------------
                                                     2,348,000        2,543,000
    Less: valuation allowance ................      (1,726,000)      (1,946,000)
                                                  ------------     ------------
    Total deferred tax assets ................         622,000          597,000
                                                  ------------     ------------
   Deferred tax liabilities:
    Property and equipment ...................         (80,000)         (80,000)
    Accounts receivable ......................        (535,000)        (510,000)
    IRS contingency ..........................        (182,000)        (182,000)
    French Tax Audit .........................         (77,000)         (77,000)
    Other ....................................          (7,000)          (7,000)
                                                  ------------     ------------
    Total deferred tax liabilities ...........        (881,000)        (856,000)
                                                  ------------     ------------
    Net deferred tax liability ...............    $   (259,000)    $   (259,000)
                                                  ============     ============

     As of December 31, 1996 and June 30, 1997, the Company had foreign tax credit carryforwards (FTC's) of $360,000 expiring in 1997. Utilization of the FTC's is subject to certain limitations, including the generation of future foreign source taxable income, the effective tax rate on such income and the amount of future U.S. taxable income. Based on the expiration of the FTC's in 1997, their recoverability is doubtful; therefore, a valuation allowance has been established for the full amount of these FTC's at December 31, 1996 and June 30, 1997. The $1,054,000 and $320,000 increases in the valuation allowance at December 31, 1996 and June 30, 1997, respectively, relate primarily to the Company's net operating loss carryforwards generated during 1996 and 1997.

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


5. INCOME TAXES (CONTINUED)

     The Company has approximately $3,054,000 in domestic net operating loss carryforwards and approximately $220,000 in foreign net operating loss carryforwards. The realizability of the deferred tax asset generated from these operating loss carryforwards is dependent upon future taxable income generated by the entity to which the operating loss carryforwards relate. The Company's net operating loss carryforwards expire as follows:



  2010 ................    $1,324,000
  2011 ................     1,950,000
                           ----------
                           $3,274,000
                           ==========

6. RESTRUCTURING COSTS

     During 1996, the Company incurred $565,000 in restructuring costs related to closing down the Paris office of ProServ Europe. Included in these costs were approximately $432,000 in severance, resulting from the termination of 16 employees and $133,000 in other miscellaneous costs. There were no significant accrued expenses resulting from this restructuring included in the consolidated balance sheet as of December 31, 1996.


7. COMMITMENTS AND CONTINGENCIES


LEASE COMMITMENTS

     The Company rents all of its space under operating leases, primarily a twelve-year lease that expires in May 2001. The terms of this lease included a waiver of rental payments for the first year of the lease term and scheduled rent increases at specified intervals during the twelve year term of the lease. The Company is recognizing rent expense on a straight-line basis over the life of the lease, giving rise to deferred rent. The rental payments prescribed in the lease are also subject to changes resulting from changes in the consumer price index. During 1995, the Company entered into an agreement with the lessor resulting in a reduction of the space under lease and a corresponding reduction in annual rental payments. In connection with this agreement and in connection with a sublease entered into during 1995, the Company recorded a non-cash loss of $293,832 in the consolidated statement of operations for the year ended December 31, 1995. The loss reflects the Company's future lease commitments for space for which no future benefit to the Company is anticipated. Aggregate future minimum rental payments, net of noncancelable subleases, greater than one year as of December 31, 1996, are as follows:




                        RENTAL        SUBLEASE
                       PAYMENTS        INCOME          NET
                    -------------   -----------   -------------
   1997 .........    $  825,501      $169,057      $  656,444
   1998 .........       838,869       182,511         656,358
   1999 .........       847,086       186,161         660,925
   2000 .........       844,548       189,884         654,664
   2001 .........       351,895        80,166         271,729
                     ----------      --------      ----------
                     $3,707,899      $807,779      $2,900,120
                     ==========      ========      ==========

     Rent expense, net of sublease income of $160,902 and $11,572, was $740,444 and $1,321,612 for the years ended December 31, 1996 and 1995, respectively. Rent expense, net of sublease income of $81,612 and $74,870, was $244,553 and $305,305 for the six months ended June 30, 1997 and 1996, respectively.

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain key officers of the Company. These employment agreements set forth salary terms and provide for the issuance of restricted common stock of the Company that will be released to the officers at specified dates if the officers remain with the Company. Unearned compensation, representing the difference between the price of the restricted stock issued to the officers and the estimated fair value of the stock on the effective date of the agreements, is amortized over the stated period of performance. Amortization of unearned compensation, which represents a non-cash charge, was $95,393 and $164,937 for the years ended December 31, 1996 and 1995, respectively, and $82,894 and $35,000 for the six months ended June 30, 1997 and 1996, respectively.

     During 1996, one of the employment agreements with an officer of the Company was revised. The terms of this revised agreement include a reduction in the period of performance associated with the restricted common stock mentioned above and certain cash bonus provisions based on the achievement of specific criteria set forth in the agreement. Additionally, the officer was granted options to purchase 50 shares of the Company's common stock at an exercise price of $2,585 per share. Twenty-five of these options will vest on December 31, 1997 and the remaining 25 options will vest on December 31, 1998. All 50 options were outstanding and there were none exercisable as of December 31, 1996. The fair value of these options, which was determined using the Black-Scholes Valuation method, was $10,042 per share on the date of grant, and the assumptions used to estimate the fair value were as follows: risk-free interest rate 5.71%; expected term of 5 years; expected volatility of 0%; and dividend yield of 0%. The remaining contractual life of these options was 4.8 years as of December 31, 1996. Had the recognition provisions of SFAS 123 been implemented and this compensation cost recorded based on the fair value of the stock options at the date of grant, the Company's net loss would have been $2,771,000 for the year ended December 31, 1996.

     Subsequent to December 31, 1996, an employment agreement with a second key officer was revised. This revised employment agreement included the grant of new options to purchase 30 shares of the Company's common stock that will vest at specified dates in 1997 and 1998 based on the achievement of certain performance criteria.

OTHER

     In the normal course of business, the Company enters into certain contracts in which specified revenue levels are guaranteed to its clients. Any material known future losses related to these guarantees are recorded in the period in which the losses are determined.

CONTINGENCIES

     The Company was a party to a suit filed by a former client alleging legal and investment advisory wrongdoing on the part of the Company and several other named parties. Pursuant to an agreement dated May 28, 1996, the Company and the other named parties reached a settlement with the former client. Under the terms of the agreement, the Company is required to pay $300,000 in aggregate from March 1997 through March 1999 in three annual installments. Additionally, the Company could be liable for recapture taxes due by the former client on any passive income to be generated by certain of the investments in question. The Company's potential liability related to these recapture taxes is not presently estimable. The Company's payments related to this settlement agreement are guaranteed by a shareholder of the Company. As a result of the settlement agreement, the Company recorded a one-time expense of $300,000 in the consolidated statement of operations for the year ended December 31, 1995. The related liability is recorded in accrued expenses as of December 31, 1996 and June 30, 1997.

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

     The Company, a former employee (current business associate) and a former client have been named as defendants in a lawsuit, in which the plaintiff alleges that the Company's former client breached a contract to act in a motion picture and that the Company and the former employee tortiously interfered with the former client's contractual relations to the plaintiff. The Company, the former employee and its former client have each filed motions for summary judgment, requesting the dismissal of the complaint. The Company is not presently able to determine the likelihood of any exposure resulting from this lawsuit.

     The Company, a former employee (current business associate) and a client are defendants in a lawsuit. The plaintiff alleges that the Company's client breached a contract to act in a motion picture and the former employee (current business associate) and the Company tortiously interfered with the client's contractual relations with the plaintiff. The plaintiff seeks unspecified damages. The parties are engaging in discovery. The Company is not presently able to determine the likelihood of any exposure resulting from this lawsuit.

     In connection with examinations of the consolidated federal tax returns of ProServ, Inc. and ProServ Financial Services, Inc. for the years 1990 through 1993, the Internal Revenue Service (IRS) has raised questions regarding the tax treatment of certain significant transactions. Although the Company believes it has valid defenses to defeat any tax assessment, the Company has accrued $182,000, reflected in deferred income taxes (see Note 5), for this contingency, representing the best estimate of the exposure to the Company as of December 31, 1996 and June 30, 1997.

     The French taxing authorities are conducting an audit of ProServ Europe's tax returns for the years 1993 through 1995. The Company has accrued $77,000, reflected in deferred income taxes (see Note 5), for this contingency, representing the best estimate of the exposure to the Company as of December 31, 1996 and June 30, 1997.

     In the normal course of business, the Company is involved in various lawsuits. Management is of the opinion that any liability or loss resulting from such litigation will not have a material adverse effect on the consolidated financial statements.


8. EMPLOYEE BENEFIT PLAN

     The Company sponsors a qualified defined contribution plan under section 401(k) of the Internal Revenue Code. The defined contribution plan enables all full time employees who have completed one year of service with the Company to make voluntary contributions to the plan of up to 15% of their compensation not to exceed the dollar limits prescribed by the IRS. Additional contributions to be made by the Company are prescribed in the Plan, subject to certain limitations. The Company's expense related to the plan totaled approximately $35,000 and $45,000 for the years ended December 31, 1996 and 1995, respectively.


9. AGREEMENT AND MEMORANDUM OF UNDERSTANDING

     In January 1992, an Agreement and Memorandum of Understanding was executed with a former officer of the Company under which the former officer represents, through a separate company, certain former clients of the Company. Under the terms of the agreements, the revenue on certain playing and endorsement contracts was divided between the companies based on varying percentages and terms, including dates of execution, renegotiations and renewals of such playing and endorsement contracts. Net revenue recognized under this agreement was approximately $694,000 and $1,228,000 for the years ended December 31, 1996 and 1995, respectively and $81,000 and $184,000 for the six months ended June 30, 1997 and 1996, respectively.

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)

10. INVESTMENT IN JOINT VENTURE


     On March 30, 1995, the Company and a former executive of the Company formed a corporate joint venture to produce sports and entertainment events for television. Under the terms of the original joint venture agreement, the Company invested $48,000 in cash, certain contracts and events with a fair value of $400,000, and $52,000 in professional service, valued at cost, to be contributed over a one year period, collectively representing a 50% interest in the joint venture. The fair value of the contracts and events was agreed upon by both original shareholders of the joint venture. As of December 31, 1996 and 1995, the Company had incurred $52,000 and $41,000, respectively, of the professional services as part of the Company's investment in the joint venture.



     In December 1995, the joint venture entered into an agreement with a third investor for the purchase of a 20% ownership interest in the joint venture for $550,000 in cash. The agreement stipulated that each previously existing shareholder in the joint venture would receive a $150,000 payment as a result of this cash infusion. Upon completion of this transaction, the Company's interest in the joint venture was reduced to 40%


     The Company's basis in the contracts and events that were contributed to the joint venture was $0 upon the initial contribution. The Company is amortizing the resulting basis difference over the seven year estimated life of the related contracts and events.


     The joint venture allocates and distributes income and losses in proportion to each shareholders' percentage ownership. The following represents a rollforward of the investment in joint venture for the years ending December 31, 1996 and 1995:


       Balance, January 1, 1995 .....................                   $      --
       Cash investment ..............................                      48,000
       Professional services ........................                      41,164
       Equity in loss of investee:
        Share of investee net loss ..................      (52,165)
        Amortization of basis difference ............       45,238
                                                           -------
                                                                           (6,927)
       Reduction of investment based on sale of joint
        venture interest ............................                     (82,237)
                                                                        ---------
       Balance, December 31, 1995 ...................                          --
       Professional services ........................                      10,836
       Equity in loss of investee:
        Amortization of basis difference ............       57,142
        Share of investee net loss ..................      (67,978)
                                                           -------
                                                                          (10,836)
                                                                        ---------
       Balance December 31, 1996 ....................                   $      --
                                                                        =========

     The Company's proportionate share of the joint venture's net loss for the year ended December 31, 1996 and the six month period ended June 30, 1997 was approximately $72,000 and $89,000, respectively; however, since the investment in joint venture balance is $0, these losses were only recognized to the extent of the amortization of the basis difference in the contracts and events and the professional services contributed to the joint venture.

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


10. INVESTMENT IN JOINT VENTURE (CONTINUED)

     Summarized unaudited financial information of the joint venture are as follows:



                                            YEARS ENDED                      SIX MONTHS ENDED
                                           DECEMBER 31,                          JUNE 30,
                                 ---------------------------------   ---------------------------------
                                       1996              1995              1997              1996
                                 ---------------   ---------------   ---------------   ---------------
                                                                                (UNAUDITED)
STATEMENTS OF OPERATIONS
Operating revenues ...........    $    910,000       $   505,000      $    828,000      $    713,000
Operating expenses ...........      (1,090,000)         (609,000)       (1,051,000)       (1,039,000)
                                  ------------       -----------      ------------      ------------
Net loss .....................    $   (180,000)      $  (104,000)     $   (223,000)     $   (326,000)
                                  ============       ===========      ============      ============
BALANCE SHEET
Total assets .................    $  1,266,000                        $    904,000
Total liabilities ............        (301,000)                           (132,000)
                                  ------------                        ------------
Shareholders' equity .........    $    965,000                        $    772,000
                                  ============                        ============

11. FINANCIAL INFORMATION BY GEOGRAPHIC AREA

     Operating revenue, (loss) income from operations and identifiable assets for the Company's North America and European operations are as follows:



                                            YEARS ENDED                       SIX MONTHS ENDED
                                           DECEMBER 31,                           JUNE 30,
                                -----------------------------------   --------------------------------
                                      1996               1995              1997             1996
                                ----------------   ----------------   -------------   ----------------
                                                                                (UNAUDITED)
Operating revenue
 North America ..............     $ 10,910,000       $ 14,551,000      $5,472,071       $  4,369,182
 Europe .....................        2,478,000          3,241,000         966,272            883,834
                                  ------------       ------------      ----------       ------------
   Total ....................     $ 13,388,000       $ 17,792,000      $6,438,343       $  5,253,016
                                  ============       ============      ==========       ============
(Loss) income from operations
 North America ..............     $ (1,465,000)      $ (1,421,000)     $ (257,554)      $ (1,337,216)
 Europe .....................         (843,000)           112,000          35,066           (762,948)
                                  ------------       ------------      ----------       ------------
   Total ....................     $ (2,308,000)      $ (1,309,000)     $ (222,488)      $ (2,100,164)
                                  ============       ============      ==========       ============
Identifiable assets
 North America ..............     $  4,786,000       $  5,384,000      $5,598,000
 Europe .....................          555,000          1,604,000       1,856,000
                                  ------------       ------------      ----------
   Total ....................     $  5,341,000       $  6,988,000      $7,454,000
                                  ============       ============      ==========

12. SUBSEQUENT EVENTS (UNAUDITED)

     The majority shareholder of the Company has entered into a Purchase and Sale Agreement dated as of June 25, 1997 with The Marquee Group, Inc. ("Marquee"), pursuant to which he has agreed to sell 70.4% of the outstanding common stock and 100% of the outstanding preferred stock of ProServ, Inc. and 51% of the outstanding capital stock of ProServ TV, the remainder of which is owned by ProServ, Inc. Pursuant to the agreement, the aggregate purchase price is $6.5 million, subject to certain adjustments, and 250,000 shares of common stock of Marquee. The majority shareholder of the Company has the option to receive the $6.5 million in cash or $3.5 million in cash and a $3.0 million promissory note payable on January 2, 1998. In June 1997, Marquee deposited $1.5 million, in escrow,

                        PROSERV, INC. AND SUBSIDIARIES

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1996 IS UNAUDITED)


12. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

as a down payment of the purchase price to secure its obligations under the purchase agreement. In August 1997, the agreement was amended to permit Marquee to replace its down payment with a $1.5 million letter of credit delivered to the majority shareholder of the Company.


     Marquee has also entered into a Stock Purchase Agreement dated as of July 2, 1997 (the "Non-Employee Stock Purchase Agreement") with the holder of 250 shares of the Company's common stock, pursuant to which Marquee has agreed to purchase the shares held for an aggregate purchase price of $3.0 million. The consummation of the purchase will take place concurrently with the consummation of the purchase of the majority shareholders' shares.


     Marquee has also entered into agreements with William J. Allard, the president and chief operating officer of the Company, and two other officers of the Company, pursuant to which Marquee has agreed to purchase an aggregate of 120 shares of the Company's Common Stock and options to purchase an aggregate of 70 shares of the Company's Common Stock for an aggregate purchase price of $1.3 million.

                        REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholder of QBQ Entertainment, Inc.


     We have audited the accompanying balance sheet of QBQ Entertainment, Inc. as of December 31, 1996, and the related statements of operations, stockholder's equity (deficiency) and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QBQ Entertainment, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


     As discussed in Note 3 to the financial statements, the Company changed its method of computing rent expense and depreciation and amortization of property and equipment in 1995.



                                          David Berdon & Co. LLP


New York, New York
June 13, 1997

                            QBQ ENTERTAINMENT, INC.

                                BALANCE SHEETS




                                                                DECEMBER 31, 1996   JUNE 30, 1997
                                                               ------------------- --------------
                                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents ...................................      $ 323,237        $1,243,145
 Accounts receivable .........................................         27,634            39,880
 Prepaid expenses ............................................          6,070             5,189
 Loan receivable--stockholder ................................         60,936            33,820
                                                                    ---------        ----------
   TOTAL CURRENT ASSETS ......................................        417,877         1,322,034
PROPERTY AND EQUIPMENT--NET ..................................         82,235            69,391
CASH--RESTRICTED .............................................         17,554            16,287
                                                                    ---------        ----------
                                                                    $ 517,666        $1,407,712
                                                                    =========        ==========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
CURRENT LIABILITIES
 Accrued expenses and other liabilities ......................      $ 130,005        $   84,774
 Loan payable--bank ..........................................        170,000                --
 Clients' deposits payable ...................................        266,610         1,049,651
                                                                    ---------        ----------
   TOTAL CURRENT LIABILITIES .................................        566,615         1,134,425
                                                                    ---------        ----------
DEFERRED LEASE OBLIGATION ....................................         10,736             6,709
                                                                    ---------        ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY (DEFICIENCY)
 Common stock--no par value; 100 shares authorized, issued and
   outstanding ...............................................            100               100
 Additional paid-in capital ..................................            900               900
 Accumulated earnings (losses) ...............................        (60,685)          265,578
                                                                    ---------        ----------
   TOTAL STOCKHOLDER'S EQUITY (DEFICIENCY) ...................        (59,685)          266,578
                                                                    ---------        ----------
                                                                    $ 517,666        $1,407,712
                                                                    =========        ==========

The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.

                           STATEMENTS OF OPERATIONS




                                                     YEARS ENDED                   SIX MONTHS ENDED
                                                    DECEMBER 31,                       JUNE 30,
                                            -----------------------------   ------------------------------
                                                 1996            1995            1997            1996
                                            -------------   -------------   -------------   --------------
                                                                                     (UNAUDITED)
REVENUE
 Commissions ............................    $1,358,922      $1,495,245      $1,013,115       $  468,137
                                             ----------      ----------      ----------       ----------
EXPENSES
 Operating ..............................       274,224         299,484         126,963          122,671
 General and administrative .............       930,815       1,071,657         457,246          437,433
 Depreciation and amortization ..........        38,043          49,398          12,844           28,212
                                             ----------      ----------      ----------       ----------
   TOTAL EXPENSES .......................     1,243,082       1,420,539         597,053          588,316
                                             ----------      ----------      ----------       ----------
INCOME (LOSS) FROM OPERATIONS ...........       115,840          74,706         416,062         (120,179)
                                             ----------      ----------      ----------       ----------
OTHER INCOME (EXPENSE)
 Interest income ........................        12,329          13,764           7,863            4,901
 Interest expense .......................       (24,329)         (1,797)         (5,404)         (19,663)
 Gain on sale of automobile .............            --              --          25,000               --
                                             ----------      ----------      ----------       ----------
   TOTAL OTHER INCOME (EXPENSE) .........       (12,000)         11,967          27,459          (14,762)
                                             ----------      ----------      ----------       ----------
INCOME (LOSS) BEFORE INCOME
 TAXES ..................................       103,840          86,673         443,521         (134,941)
PROVISION FOR STATE AND
 LOCAL INCOME TAXES .....................        12,521          15,140          41,680              120
                                             ----------      ----------      ----------       ----------
NET INCOME (LOSS) .......................    $   91,319      $   71,533      $  401,841       $ (135,061)
                                             ==========      ==========      ==========       ==========

The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.

                STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIENCY)
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                    AND THE SIX MONTHS ENDED JUNE 30, 1997




                                                COMMON STOCK
                                           ----------------------    ADDITIONAL     ACCUMULATED
                                            NUMBER OF                  PAID-IN       EARNINGS
                                              SHARES      AMOUNT       CAPITAL       (LOSSES)         TOTAL
                                           -----------   --------   ------------   ------------   -------------
BALANCE--JANUARY 1, 1995 as
 previously reported ...................       100         $100         $900        $  193,484     $  194,484
Prior period adjustments ...............        --           --           --           (41.410)       (41,410)
                                               ---         ----         ----        ----------     ----------
BALANCE--JANUARY 1, 1995 as
 restated ..............................       100          100          900           152,074        153,074
Net income for the year ended
 December 31, 1995 .....................        --           --           --            71,533         71,533
Distribution to stockholder ............        --           --           --          (282,033)      (282,033)
                                               ---         ----         ----        ----------     ----------
BALANCE--DECEMBER 31, 1995 .............       100          100          900           (58,426)       (57,426)
Net income for the year ended
 December 31, 1996 .....................        --           --           --            91,319         91,319
Distribution to stockholder ............        --           --           --           (93,578)       (93,578)
                                               ---         ----         ----        ----------     ----------
BALANCE--DECEMBER 31, 1996 .............       100          100          900           (60,685)       (59,685)
Net income for the six months ended June
 30, 1997 ..............................        --           --           --           401,841        401,841
Distribution to stockholder ............        --           --           --           (75,578)       (75,578)
                                               ---         ----         ----        ----------     ----------
BALANCE--JUNE 30, 1997
 (Unaudited) ...........................       100         $100         $900        $  265,578     $  266,578
                                               ===         ====         ====        ==========     ==========

The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.

                           STATEMENTS OF CASH FLOWS




                                                             YEARS ENDED              SIX MONTHS ENDED
                                                            DECEMBER 31,                  JUNE 30,
                                                      ------------------------- ----------------------------
                                                          1996         1995          1997          1996
                                                      ------------ ------------ ------------- --------------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...................................  $   91,319   $   71,533   $  401,841     $ (135,061)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
   Depreciation and amortization ....................      38,043       49,398       12,844         28,212
   (Gain) on sale of automobile .....................          --           --      (25,000)            --
   Decrease (increase) in:
    Accounts receivable .............................       1,639       19,879      (12,246)        16,138
    Prepaid expenses ................................       8,936       (9,556)         881         (3,626)
   Increase (decrease) in:
    Accrued expenses and other liabilities ..........      37,185      (40,650)     (45,231)       (21,619)
    Clients' deposits payable .......................     222,035      (21,400)     783,041      1,591,665
    Deferred lease obligation .......................      (6,385)      (3,052)      (4,027)        (2,359)
                                                       ----------   ----------   ----------     ----------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES .........................................     392,772       66,152    1,112,103      1,473,350
                                                       ----------   ----------   ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment .................     (34,440)     (21,682)          --        (19,288)
Proceeds from sale of automobile ....................          --           --       25,000             --
(Increase) decrease in loans to stockholder .........      (5,034)     (55,902)      27,116        143,029
                                                       ----------   ----------   ----------     ----------
NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES ...............................     (39,474)     (77,584)      52,116        123,741
                                                       ----------   ----------   ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of loan payable--bank ....................    (300,000)          --     (170,000)            --
(Increase) decrease in restricted cash ..............        (898)        (864)       1,267           (461)
Distributions to stockholder ........................     (93,578)    (282,033)     (75,578)            --
Proceeds from loan payable--bank ....................     170,000      300,000           --             --
                                                       ----------   ----------   ----------     ----------
NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES ...............................    (224,476)      17,103     (244,311)          (461)
                                                       ----------   ----------   ----------     ----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS ........................................     128,822        5,671      919,908      1,596,630
CASH AND CASH EQUIVALENTS--
 BEGINNING OF PERIOD ................................     194,415      188,744      323,237        194,415
                                                       ----------   ----------   ----------     ----------
CASH AND CASH EQUIVALENTS--
 END OF PERIOD ......................................  $  323,237   $  194,415   $1,243,145     $1,791,045
                                                       ==========   ==========   ==========     ==========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
  Cash paid during the period for:
   Interest .........................................  $   23,479   $      379   $    6,253     $   10,596
                                                       ==========   ==========   ==========     ==========
   Income taxes .....................................  $      558   $   64,307   $    4,104     $      565
                                                       ==========   ==========   ==========     ==========

The accompanying notes to financial statements are an integral part of these statements.

                            QBQ ENTERTAINMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1997 AND 1996 IS UNAUDITED)


NOTE 1 -- ORGANIZATION

     QBQ Entertainment, Inc. (the "Company") was incorporated and commenced operations in April 1986 as a booking agent in the music and entertainment industry.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Revenue Recognition

     The Company receives advance deposits, on behalf of its clients, in the ordinary course of business, to book an artist/entertainer for a future event (i.e., concert). Commission income is recognized when the event takes place. The funds held on behalf of the Company's clients are held in a separate bank account.

 (b) Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents, which at times exceed federally insured amounts, with a major financial institution.

     Commissions earned during 1996 includes approximately $521,000 from two clients, which represents approximately 38% of revenue earned during the year ended December 31, 1996. Commissions earned during 1995 includes approximately $875,000 from three clients, which represents approximately 58% of revenue earned during the year ended December 31, 1995.

     Commissions earned during the six months (unaudited) ended June 30, 1997 includes approximately $534,000 from one client and accounts for approximately 53% of the commissions earned. Commissions earned during the six months (unaudited) ended June 30, 1996 includes approximately $369,000 from five clients and account for approximately 79% of the commissions earned.

 (c) Income Taxes

     The Company has elected "S" corporation status under the applicable provisions of the Internal Revenue Code and New York State tax law. The Company will be treated for federal and New York State income tax purposes substantially as if it were a partnership while a valid election is in effect, and the stockholder's respective share in the net income (loss) of the Company will be reportable on his individual returns. The Company remains liable for New York City general corporation tax and certain New York State corporate income taxes.

 (d) Property and Equipment

     Property and equipment are stated at cost and are being depreciated under the straight-line method over the estimated useful lives of the related assets, which range from 3 1/2 to 7 years.

 (e) Use of Estimates in Financial Statement Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1996 and June 30, 1997, and the reported amounts of revenues and expenses during the two years ended December 31, 1996, and the six months ended June 30, 1997 and 1996. Actual results could differ from those estimates.

                            QBQ ENTERTAINMENT, INC.

         (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1996 IS UNAUDITED)

 (f) Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less when purchased.

(g) Accounts Receivable

     The Company has deemed all receivables collectible at December 31, 1996 and June 30, 1997 (unaudited) and does not anticipate any additional probable material losses as at those dates.


NOTE 3 -- PRIOR PERIOD ADJUSTMENTS

     The Company has changed its method of accounting in computing rent expense and depreciation and amortization of property and equipment in 1995 as a result of the misapplication of accounting principles prior to the year ended December 31, 1995. Accordingly, accumulated earnings has been reduced by $41,410 as of January 1, 1995 for the cumulative effect of these prior period adjustments. The Company has not determined the effect of these changes on income as previously reported for the year ended December 31, 1994.


NOTE 4 -- LOAN RECEIVABLE -- STOCKHOLDER

     At December 31, 1996 and June 30, 1997 (unaudited), $60,936 and $33,820, respectively, were due from the Company's sole stockholder. These amounts represent noninterest-bearing demand loans made to the stockholder.


NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment -- net consists of the following at December 31, 1996 and June 30, 1997:




                                                            DECEMBER 31,    JUNE 30,
                                                                1996          1997
                                                           -------------- ------------
                                                                           (UNAUDITED)
 Furniture and fixtures ..................................    $ 70,770      $ 70,770
 Equipment ...............................................     170,053       170,053
 Automobiles .............................................     108,235            --
 Leasehold improvements ..................................       6,138         6,138
                                                              --------      --------
                                                               355,196       246,961
 Less, accumulated depreciation and amortization .........     272,961       177,570
                                                              --------      --------
                                                              $ 82,235      $ 69,391
                                                              ========      ========

NOTE 6 -- LOAN PAYABLE -- BANK

     Loan payable -- bank at December 31, 1996, amounting to $170,000, represents borrowings by the Company under a $300,000 unsecured grid demand promissory loan agreement ("grid loan"). These borrowings were repaid by the Company during the six months ended June 30, 1997.

     Interest charged under the grid loan is payable monthly at the rate of 1% above the bank's reference rate. Interest expense on the grid loan amounted to $24,329 and $1,797 for the years ended December 31, 1996 and 1995, respectively, and $5,404 and $19,663 for the six months (unaudited) ended June 30, 1997 and 1996, respectively.

     All borrowings under the grid loan are guaranteed by the Company's stockholder.

                            QBQ ENTERTAINMENT, INC.

         (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1996 IS UNAUDITED)

NOTE 7 -- LEASE COMMITMENT


     The Company occupies premises for its office facilities under a noncancelable operating lease agreement which commenced on May 15, 1993 and expires on May 14, 1998. Minimum lease payments required under the terms of such lease agreement at December 31, 1996 are as follows:



  1997 ..........  $65,625
  1998 ..........   21,875
                   -------
  Total .........  $87,500
                   =======

     The lease also requires payment of additional sums under escalation clauses. Rent expense, which is reflected on a straight-line basis over the term of the lease, amounted to $51,948 for the years ended December 31, 1996 and 1995, and $25,956 for the six months (unaudited) ended June 30, 1997 and 1996. Obligations of $10,736 and $6,709, representing pro-rata future payments, are reflected in the accompanying December 31, 1996 and June 30, 1997 (unaudited) balance sheets, respectively.


     The Company is contingently liable for a standby letter of credit, in the sum of $15,156, given to its landlord in lieu of a security deposit. This letter of credit is secured by a certificate of deposit that matures on April 14, 1998.


NOTE 8 -- RETIREMENT PLANS


     The Company has two defined contribution plans, a profit sharing plan and a money purchase plan, both of which cover all eligible employees. Contributions to the profit-sharing plan are based on 0% to 15% of eligible employees' annual salaries. Contributions to the money purchase plans are based on 5% of eligible employees' annual salaries. Costs of the plans charged to operations for the years ended December 31, 1996 and 1995 amounted to $74,951 and $67,165, respectively, and $37,476 and $33,582 for the six months (unaudited) ended June 30, 1997 and 1996, respectively.


NOTE 9 -- SUBSEQUENT EVENTS


     (a) On July 3, 1997, the Company received approximately $2,959,000 from a promoter on behalf of one of the Company's clients as an advance deposit for a series of concerts beginning in March 1998. The Company has placed this deposit into an interest-bearing escrow account, in which the promoter is entitled to the interest earned.


     (b) In July 1997, the Company entered into an agreement with The Marquee Group, Inc. and Subsidiaries ("Purchaser") to sell substantially all its assets for an aggregate purchase price of $7.2 million, of which $3.1 million is payable at closing, $1.6 million is payable over eight years and $2.5 million is payable in shares of common stock of the Purchaser.

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         AGREEMENT AND PLAN OF MERGER

                                     AMONG
                           SFX ENTERTAINMENT, INC.,
                             SFX ACQUISITION CORP.
                                      AND
                            THE MARQUEE GROUP, INC.







                              (COMPOSITE VERSION)











--------------------------------------------------------------------------------

                               TABLE OF CONTENTS








                            SECTION                              PAGE
--------------------------------------------------------------- -----
                        ARTICLE I -- THE MERGER
1.01.   THE MERGER ............................................ I-8
1.02.   EFFECTIVE TIME; CLOSING ............................... I-8
1.03.   EFFECT OF THE MERGER .................................. I-8
1.04.   CERTIFICATE OF INCORPORATION; BYLAWS .................. I-8
1.05.   DIRECTORS AND OFFICERS ................................ I-8
    ARTICLE II -- CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
2.01.   CONVERSION OF SECURITIES .............................. I-9
2.02.   EXCHANGE OF MARQUEE STOCK CERTIFICATES ................ I-10
2.03.   STOCK TRANSFER BOOKS .................................. I-13
2.04.   STOCK OPTIONS. ........................................ I-13
2.05.   WARRANTS .............................................. I-13
2.06.   STOCK APPRECIATION RIGHTS. ............................ I-14
        ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF MARQUEE
3.01.   ORGANIZATION AND QUALIFICATION; SUBSIDIARIES .......... I-14
3.02.   CERTIFICATE OF INCORPORATION AND BYLAWS. .............. I-15
3.03.   CAPITALIZATION ........................................ I-15
3.04.   AUTHORITY RELATIVE TO THIS AGREEMENT .................. I-16
3.05.   NO CONFLICT; REQUIRED FILINGS AND CONSENTS ............ I-16
3.06.   PERMITS; COMPLIANCE. .................................. I-17
3.07.   SEC FILINGS; FINANCIAL STATEMENTS. .................... I-17
3.08.   ABSENCE OF CERTAIN CHANGES OR EVENTS .................. I-18
3.09.   ABSENCE OF LITIGATION. ................................ I-20
3.10.   EMPLOYEE BENEFIT MATTERS .............................. I-20
3.11.   LABOR MATTERS. ........................................ I-22
3.12.   INTELLECTUAL PROPERTY. ................................ I-23
3.13.   TAXES ................................................. I-23
3.14.   OPINION OF FINANCIAL ADVISOR .......................... I-24
3.15.   VOTE REQUIRED. ........................................ I-24
3.16.   BROKERS ............................................... I-24
3.17.   TANGIBLE PROPERTY. .................................... I-25
3.18.   MATERIAL AND ACQUISITION CONTRACTS .................... I-25
3.19.   CERTAIN BUSINESS PRACTICES ............................ I-26
3.20.   BOARD RECOMMENDATION .................................. I-26
3.21.   CHANGE IN CONTROL. .................................... I-26
3.22.   ENVIRONMENTAL MATTERS. ................................ I-26
3.23.   ACCOUNTS RECEIVABLE. .................................. I-28
3.24.   INSURANCE. ............................................ I-28
3.25.   REAL PROPERTY AND LEASES .............................. I-28
3.26.   INTERESTED PARTY TRANSACTIONS. ........................ I-29
3.27.   CLIENTS AND EVENTS .................................... I-29
3.28.   RESTRICTIONS ON BUSINESS ACTIVITIES. .................. I-29
3.29.   CORPORATE RECORDS. .................................... I-29
3.30.   STATE TAKEOVER STATUTES. .............................. I-30

                               SECTION                                 PAGE
--------------------------------------------------------------------- -----
ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SFX AND
  ACQUISITION SUB
4.01.   CORPORATE ORGANIZATION AND QUALIFICATION .................... I-30
4.02.   CERTIFICATE OF INCORPORATION AND BYLAWS. .................... I-30
4.03.   OWNERSHIP OF ACQUISITION SUB; NO PRIOR ACTIVITIES. .......... I-30
4.04.   CAPITALIZATION .............................................. I-30
4.05.   AUTHORITY RELATIVE TO THIS AGREEMENT ........................ I-31
4.06.   NO CONFLICT; REQUIRED FILINGS AND CONSENTS .................. I-31
4.07.   SEC FILINGS; FINANCIAL STATEMENTS. .......................... I-32
4.08.   ABSENCE OF CERTAIN CHANGES OR EVENTS ........................ I-33
4.09.   ABSENCE OF LITIGATION. ...................................... I-33
4.10.   TAXES ....................................................... I-33
4.11.   OPINION OF FINANCIAL ADVISOR ................................ I-34
4.12.   BROKERS ..................................................... I-34
4.13.   BOARD RECOMMENDATION ........................................ I-34
4.14.   PERMITS; COMPLIANCE. ........................................ I-34
4.15.   CERTAIN BUSINESS PRACTICES .................................. I-34
4.16.   INTERESTED PARTY TRANSACTIONS. .............................. I-35
4.17.   ERISA COMPLIANCE ............................................ I-35
ARTICLE V -- CONDUCT OF BUSINESS PENDING THE MERGER
5.01.   CONDUCT OF BUSINESS BY MARQUEE PENDING THE MERGER. .......... I-35
5.02.   CONDUCT OF BUSINESS BY SFX PENDING THE MERGER. .............. I-37
5.03.   OTHER ACTIONS. .............................................. I-37
ARTICLE VI -- ADDITIONAL AGREEMENTS
6.01.   REGISTRATION STATEMENT; PROXY STATEMENT. .................... I-37
6.02.   STOCKHOLDERS' MEETINGS ...................................... I-39
6.03.   APPROPRIATE ACTION; CONSENTS; FILINGS. ...................... I-39
6.04.   ACCESS TO INFORMATION. ...................................... I-40
6.05.   ACQUISITION PROPOSALS. ...................................... I-41
6.06.   DIRECTORS' AND OFFICERS' INDEMNIFICATION .................... I-42
6.07.   OBLIGATIONS OF ACQUISITION SUB .............................. I-42
6.08.   PUBLIC ANNOUNCEMENTS ........................................ I-42
6.09.   NOTIFICATION OF CERTAIN MATTERS. ............................ I-43
6.10.   FURTHER ACTION .............................................. I-43
6.11.   AFFILIATE AGREEMENTS; TAX TREATMENT. ........................ I-43
6.12.   EMPLOYEE BENEFIT PLANS ...................................... I-44
6.13.   RELEASES .................................................... I-44
6.14.   CERTAIN AGREEMENTS .......................................... I-44
6.15.   GOVERNANCE .................................................. I-44
6.16    FINANCING MATTERS ........................................... I-44
ARTICLE VII -- CONDITIONS TO THE MERGER
7.01.   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. ................ I-44
7.02.   CONDITIONS TO THE OBLIGATIONS OF SFX AND ACQUISITION SUB      I-45
7.03.   CONDITIONS TO THE OBLIGATIONS OF MARQUEE .................... I-45
ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER
8.01.   TERMINATION. ................................................ I-46

                          SECTION                            PAGE
----------------------------------------------------------- -----
8.02.   FEES AND EXPENSES; EFFECT OF TERMINATION .......... I-47
8.03.   AMENDMENT. ........................................ I-48
8.04.   WAIVER ............................................ I-48
ARTICLE IX -- GENERAL PROVISIONS
        NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
9.01.   AGREEMENTS ........................................ I-49
9.02.   NOTICES ........................................... I-49
9.03.   CERTAIN DEFINITIONS. .............................. I-50
9.04.   SEVERABILITY ...................................... I-50
9.05.   ASSIGNMENT; BINDING EFFECT; BENEFIT. .............. I-51
9.06.   INCORPORATION OF SCHEDULES ........................ I-51
9.07.   SPECIFIC PERFORMANCE .............................. I-51
9.08.   GOVERNING LAW. .................................... I-51
9.09.   HEADINGS .......................................... I-51
9.10.   COUNTERPARTS ...................................... I-51
9.11.   WAIVER OF JURY TRIAL .............................. I-51
9.12.   ENTIRE AGREEMENT .................................. I-51

Exhibit A - Marquee Disclosure Schedule
Exhibit B - SFX Disclosure Schedule
Exhibit C - Form of Affiliate Agreements
Exhibit D - SFX Tax Certificate
Exhibit E - Marquee Tax Certificate
Exhibit F - Amendment to Unit Purchase Option Agreement

                                 DEFINED TERMS




TERM                                                                LOCATION
------------------------------------------------------------------ ---------
Acquisition Contracts ............................................   3.18
Acquisition Sub .................................................. recitals
Acquisition Sub Common Stock .....................................   2.01
affiliate ........................................................   9.03
Affiliate Agreements .............................................   6.11
Agreement ........................................................ recitals
beneficial owner .................................................   9.03
Benefit Plans ....................................................   3.10
Blue Sky Laws ....................................................   3.05
business day .....................................................   9.03
Certificate ......................................................   2.02
Certificate of Merger ............................................   1.02
Claim ............................................................   6.06
Closing ..........................................................   1.02
Code ............................................................. recitals
commercially reasonable efforts ..................................   6.03
Commonly Controlled Entity .......................................   3.10
control ..........................................................   9.03
Copyrights .......................................................   3.12
Defined Benefit Plan .............................................   3.10
Delaware Law ..................................................... recitals
Effective Time ...................................................   1.02
Employment Agreement Amendments .................................. recitals
Environmental and Occupational Safety and Health Claims ..........   3.22
Environmental Laws ...............................................   3.22
Environmental Permits ............................................   3.22
ERISA ............................................................   3.10
Escrow Agreement ................................................. recitals
Escrow Releases .................................................. recitals
Exchange Act .....................................................   3.05
Exchange Agent ...................................................   2.02
Exchange Fund ....................................................   2.02
Exchange Ratio ...................................................   2.01
GAAP .............................................................   3.07
Governmental Authority ...........................................   3.06
Hazardous Materials ..............................................   3.22
HSR Act ..........................................................   3.05
Indebtedness .....................................................   3.05
Indemnified Parties ..............................................   6.06
Intellectual Property Assets .....................................   3.12
Law ..............................................................   3.05
Marks ............................................................   3.12
Marquee .......................................................... recitals
Marquee Affiliate ................................................   6.11
Marquee Balance Sheet ............................................   3.07
Marquee Banker ...................................................   3.14
Marquee Common Stock .............................................   2.01
Marquee Disclosure Schedule ...................................... Art. III
Marquee Independent Committee .................................... recitals
Marquee Interim Balance Sheet ....................................   3.07

TERM                                           LOCATION
--------------------------------------------- ---------
Marquee Permits .............................   3.06
Marquee SEC Reports .........................   3.07
Marquee Stockholders' Meeting ...............   6.02
Marquee Subsidiaries ........................   3.01
Material Adverse Effect .....................   3.01
Material Contracts ..........................   3.18
Merger ...................................... recitals
Merger Consideration ........................   2.01
Occupational Safety and Health Laws .........   3.22
Options .....................................   2.04
Order .......................................   7.01
Pension Plan ................................   3.10
person ......................................   9.03
Proprietary Information .....................   3.12
Proxy Statement .............................   6.01
Registration Statement ......................   6.01
Reported Price ..............................   2.01
SAR .........................................   2.06
SEC .........................................   3.07
Secretary ...................................   1.02
Securities Act ..............................   3.05
Settlement Agreement ........................ recitals
SFX ......................................... recitals
SFX Banker ..................................   4.10
SFX Balance Sheet ...........................   4.07
SFX Class A Common Stock ....................   2.01
SFX Class A Common Stock Price ..............   2.01
SFX Disclosure Schedule .....................  Art. IV
SFX Independent Committee ................... recitals
SFX Interim Balance Sheet ...................   4.07
SFX SEC Reports .............................   4.06
SFX Subsidiary ..............................   4.04
Shareholders' Agreement ..................... recitals
Specified Expenses ..........................   8.02
Stock Option Plans ..........................   2.04
subsidiary ..................................   9.03
Surviving Corporation .......................   1.01
Takeover Proposal ...........................   6.05
Tax .........................................   3.13
Tax Return ..................................   3.13
Terminating Marquee Breach ..................   8.01
Terminating SFX Breach ......................   8.01
Termination Date ............................   8.01
Termination Fee .............................   8.02
Transactions ................................ recitals
TSC ......................................... recitals
Unit Purchase Option ........................   2.04
Unit Purchase Option Amendment ..............   6.13
Warrants ....................................   2.05

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 23, 1998, as amended on September 21, 1998, October 5, 1998, October 16, 1998 and January 24, 1999 (this "Agreement"), by and among SFX ENTERTAINMENT, INC., a Delaware corporation ("SFX"), SFX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of SFX ("Acquisition Sub"), and THE MARQUEE GROUP, INC., a Delaware corporation ("Marquee").


                             W I T N E S S E T H:

     WHEREAS, Acquisition Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), intends to merge with and into Marquee (the "Merger");

     WHEREAS, the Board of Directors of Marquee (including a special committee of the independent directors of Marquee, the "Marquee Independent Committee")
(a) has determined that the Merger is advisable and in the best interests of Marquee and its stockholders, (b) has approved and adopted this Agreement and the transactions contemplated hereby (the "Transactions") and (c) has recommended the approval and adoption of this Agreement and the approval of the Merger by, and directed that this Agreement and the Merger be submitted to a vote of, the stockholders of Marquee;

     WHEREAS, the Board of Directors of SFX (including a special committee of the independent directors of SFX, the "SFX Independent Committee") has determined that the Merger is in the best interests of SFX and its stockholders and has approved and adopted this Agreement and the Transactions;

     WHEREAS, the Board of Directors of Acquisition Sub has determined that the Merger is in the best interests of Acquisition Sub and its stockholder and has approved and adopted this Agreement and the Transactions;

     WHEREAS, on July 22, 1998, the attorneys for the plaintiffs and defendants named therein entered into a Memorandum of Understanding (the "Settlement Agreement") with respect to the class action complaint filed in Chancery Court in the State of Delaware, New Castle County, CA #16355NC, and SFX is relying on such agreement in entering into this Agreement;

     WHEREAS, simultaneously herewith, Marquee, SFX, The Sillerman Companies, Inc. ("TSC") and certain officers and stockholders of Marquee have entered into agreements to release and waive such officers' and stockholders' rights to receive shares of Marquee Common Stock (as hereinafter defined) ("Escrow Releases") pursuant to an escrow agreement dated August 15, 1996, as amended (the "Escrow Agreement"), and SFX is relying on such agreements in entering into this Agreement;

     WHEREAS, simultaneously herewith, Marquee, SFX, TSC and certain officers and stockholders of Marquee have entered into an agreement to terminate the Shareholders' Agreement dated as of March 21, 1996, as amended (the "Shareholders' Agreement"), and SFX is relying on such agreement in entering into this Agreement;

     WHEREAS, simultaneously herewith, Marquee, SFX and certain officers of Marquee and its subsidiaries have entered into amendments to existing employment agreements ("Employment Agreement Amendments"), and SFX is relying on such amendments in entering into this Agreement; and

     WHEREAS, SFX and Marquee intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SFX, Acquisition Sub and Marquee hereby agree as follows:


                            ARTICLE I -- THE MERGER

     SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), (a) Acquisition Sub shall be merged with and into Marquee, (b) the separate corporate existence of Acquisition Sub shall cease, and (c) Marquee shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. EFFECTIVE TIME; CLOSING. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to Article VIII, as promptly as practicable (and in any event within five business days) following the satisfaction or waiver of the conditions set forth in Article VII (or such other date as may be agreed to in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary") in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary (or such later time as may be agreed to in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York (or such other place and time as the parties hereto may agree).

     SECTION 1.03. EFFECT OF THE MERGER. The effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Marquee and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Marquee and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04. CERTIFICATE OF INCORPORATION; BYLAWS. (a) The Certificate of Incorporation of Marquee, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

     (b) The Bylaws of Marquee, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

     SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are elected or appointed and qualified, as the case may be. Marquee shall obtain such resignations as may be necessary to effect the foregoing. The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

       ARTICLE II -- CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. CONVERSION OF SECURITIES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, Marquee or the holders of any of the following shares of capital stock, and except as otherwise provided herein:

     (i) each share of Common Stock, $.01 par value, of Marquee (the "Marquee Common Stock") then issued and outstanding (other than shares to be canceled in accordance with Section 2.01(a)(iii)) shall be converted into the right to receive from SFX a number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock, $.01 par value, of SFX (the "SFX Class A Common Stock"), equal to the Exchange Ratio (as defined in Section 2.01(b)) (the "Merger Consideration");

     (ii) all shares of Marquee Common Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration into which such shares of Marquee Common Stock were converted in the Merger. The holders of certificates previously evidencing such shares of Marquee Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Marquee Common Stock except as otherwise provided herein or by Delaware Law. Such certificates previously evidencing Marquee Common Stock shall be exchanged for the Merger Consideration issued in consideration therefor upon the surrender of such certificates previously evidencing Marquee Common Stock in accordance with the provisions of Section 2.02. No fractional shares of SFX Class A Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e);

     (iii) any shares of Marquee Common Stock (A) owned by SFX or Marquee or any wholly-owned subsidiary of SFX or Marquee or (B) held in escrow pursuant to the Escrow Agreement shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto; and

     (iv) each share of common stock, $.01 par value, of Acquisition Sub (the "Acquisition Sub Common Stock"), then issued and outstanding shall be converted into and become a number of fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Surviving Corporation equal to the quotient realized by dividing (A) the aggregate number of shares of Marquee Common Stock determined on a fully-diluted basis immediately prior to the Effective Time by (B) the aggregate number of shares of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time. The phrase "on a fully-diluted basis" shall mean, as of any date, the number of shares of Marquee Common Stock then outstanding (including any shares of Marquee Common Stock that are owned by and held in the treasury of Marquee), together with the aggregate number of shares of Marquee Common Stock that Marquee may be required, as of such date or thereafter, to issue (with or without notice, lapse of time or the action of any third party) pursuant to any outstanding securities, options, warrants, commitments, agreements, arrangements or undertakings of any kind (including, without limitation, the Options and Warrants (as such terms are defined in Sections 2.04 and 2.05) and assuming the maximum number of shares of Marquee Common Stock issuable thereunder).

     (b) 'Exchange Ratio' shall have the following meaning, subject to adjustment pursuant to Section 2.01(c):

         (i) if the SFX Class A Common Stock Price (as defined hereinafter) is less than or equal to $42.75, then 'Exchange Ratio' shall mean 0.1111 of a share of SFX Class A Common Stock;

         (ii) if the SFX Class A Common Stock Price is greater than $42.75 but less than or equal to $60.00, then 'Exchange Ratio' shall mean a number of shares of SFX Class A Common Stock equal to the quotient obtained by dividing $4.75 by the SFX Class A Common Stock Price;

         (iii) if the SFX Class A Common Stock Price is greater than $60.00 but less than or equal to $66.00, then 'Exchange Ratio' shall mean a number of shares of SFX Class A Common Stock equal to the difference between
       (A) 0.1000 less (B) the quotient obtained by dividing 1.25 by the SFX Class A Common Stock Price; and

         (iv) if the SFX Class A Common Stock Price is greater than $66.00, then 'Exchange Ratio' shall mean a number of shares of SFX Class A Common Stock equal to the quotient obtained by dividing $5.35 by the SFX Class A Common Stock Price.

As used in this Agreement, the term 'SFX Class A Common Stock Price' means the average of the last reported sale price of the SFX Class A Common Stock for the fifteen consecutive trading days ending on the fifth trading day prior to the Effective Time on the primary exchange on which the SFX Class A Common Stock is traded, including the Nasdaq National Market.

     (c) If between the date of this Agreement and the Effective Time, except as otherwise contemplated herein, the outstanding Marquee Common Stock or SFX Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares.


             SECTION 2.02. EXCHANGE OF MARQUEE STOCK CERTIFICATES.

     (a) EXCHANGE AGENT. Promptly after the Effective Time, SFX shall make available to a bank or trust company organized under the laws of, and having an office in, the United States or any state thereof (the "Exchange Agent") and designated by SFX and approved by Marquee (which approval shall not be unreasonably withheld), for exchange in accordance with this Article II, through such reasonable procedures as SFX may adopt, certificates representing shares of SFX Class A Common Stock constituting the Merger Consideration (such shares of SFX Class A Common Stock, together with any dividends or distributions with respect thereto, and any cash payable in lieu of any fractional shares pursuant to Section 2.02(e), being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from SFX, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.01 and cash contemplated by Section 2.02(e) out of the Exchange Fund.

     (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, SFX will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Marquee Common Stock (other than shares canceled in accordance with Section 2.01(a)(iii)) (each a "Certificate" and collectively, the "Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFX Class A Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of SFX Class A Common Stock which such holder has the right to receive in respect of the Marquee Common Stock formerly represented by such Certificate (after taking into account all Marquee Common Stock then held by such holder), together with any cash in lieu of fractional SFX Class A Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. Subject to Section 2.02(i), under no circumstances will any holder of a Certificate be entitled to receive any part of the shares of SFX Class A Common Stock into which the shares of Marquee Common Stock were converted in the Merger until such holder shall have surrendered such Certificate. In the event of a transfer of ownership of Marquee Common Stock which is not registered in the transfer records of Marquee, the shares of SFX Class A Common Stock into which such shares of Marquee Common Stock were converted in the Merger may be issued in accordance with this Article II to the transferee if the Certificate evidencing such shares of Marquee Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the certificate representing the number of whole shares of SFX Class A Common Stock, which the holder has the right to receive in respect of the Marquee Common Stock formerly represented by such Certificate (after taking into account all Marquee Common Stock then held by such holder), together with cash in lieu of fractional shares of SFX Class A Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or distributions to which such holder is entitled pursuant to Section 2.02(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II. SFX agrees, from and after the Effective Time, to treat the holders of Certificates as holding of record the whole number of shares of SFX Class A Common Stock which the holder has the right to receive pursuant to this Agreement for purposes of voting and determinations of quorums for voting.

     (c) DISTRIBUTIONS WITH RESPECT TO UN-EXCHANGED SHARES OF SFX CLASS A COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to SFX Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the shares of SFX Class A Common Stock into which such shares of Marquee Common Stock were converted in the Merger, until the holder of such Certificate shall surrender such Certificate for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the applicable Merger Consideration as provided in Section 2.02(b) (including any cash paid or other distributions pursuant to Section 2.02(e)), without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of SFX Class A Common Stock evidenced by such Certificate and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SFX Class A Common Stock.

     (d) NO FURTHER RIGHTS IN MARQUEE COMMON STOCK. All shares of SFX Class A Common Stock delivered upon conversion of the Marquee Common Stock in accordance with the terms hereof (along with any cash paid or other distributions pursuant to Sections 2.02(c) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Marquee Common Stock.

     (e) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of SFX Class A Common Stock shall be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of Marquee Common Stock who would otherwise be entitled to receive a fraction of a share of SFX Class A Common Stock, after aggregating all shares of SFX Class A Common Stock which such holder would be entitled to receive under Section 2.01, shall receive an amount equal to the SFX Class A Common Stock Price multiplied by the fraction of a share of SFX Class A Common Stock to which such holder would otherwise be entitled, without interest. Except as required by applicable law, no dividend or distribution of SFX shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of SFX.

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund, including any interest on any cash portion thereof, which remains undistributed to the holders of Marquee Common Stock for one year after the Effective Time shall be delivered to SFX upon demand, and, subject to Section 2.02(g), any holders of Marquee Common Stock who have not theretofore complied with this
Article II shall thereafter look only to SFX for the shares of SFX Class A Common Stock, any cash in lieu of fractional shares of SFX Class A Common Stock and any dividends or other distributions to which they are entitled pursuant to this Section 2.02.

     (g) NO LIABILITY. None of SFX, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of SFX Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SFX, on a daily basis. Any interest and other income resulting from such investments shall be paid to SFX.


     (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution of an indemnity agreement by such person and/or the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares of SFX Class A Common Stock and unpaid dividends and distributions on shares of SFX Class A Common Stock deliverable in respect thereof pursuant to this Agreement.

     (j) WITHHOLDING RIGHTS. SFX or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Marquee Common Stock such amounts as SFX or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by SFX or the

Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Marquee Common Stock in respect of which such deduction and withholding were made by SFX or the Exchange Agent.

     SECTION 2.03. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Marquee shall be closed, and there shall be no further registration of transfers of Marquee Common Stock thereafter on the records of Marquee. At or after the Effective Time, any Certificates presented to the Exchange Agent or SFX for any reason shall be converted into the right to receive the Merger Consideration, cash in lieu of fractional shares of SFX Class A Common Stock and any dividends or other distributions to which they are entitled pursuant to Section 2.02.

     SECTION 2.04. STOCK OPTIONS. At the Effective Time, each then outstanding
(a) option to purchase shares of Marquee Common Stock granted by Marquee pursuant to Marquee's 1996 and 1997 Stock Option Plan (collectively, the "Stock Option Plans"), (b) option to purchase shares of Marquee Common Stock, dated October 7, 1997, granted by Marquee to Robert F.X. Sillerman, (c) option to purchase Marquee Common Stock, dated October 14, 1997, granted by Marquee to Adam Kornfeld, (d) option to purchase Marquee Common Stock, dated August 26, 1997 or September 11, 1997, granted by Marquee to The Huff Alternative Income Fund, L.P., (e) option to purchase Marquee Common Stock, dated September 11, 1997 granted by Marquee to TSC, and (f) unit purchase option (the "Unit Purchase Option"), dated December 11, 1996, granted by Marquee to Royce Investment Group, Inc. (collectively, the "Options"), shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by SFX. The holders of such Options shall continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreements pursuant to which such Options were issued as in effect immediately prior to the Effective Time, except that (i) such Options shall be exercisable for that number of whole shares of SFX Class A Common Stock equal to the product of the number of shares of Marquee Common Stock covered by the Option immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of SFX Class A Common Stock, and (ii) the per share exercise price for the shares of SFX Class A Common Stock issuable upon the exercise of such assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Marquee Common Stock specified for such Option under the applicable stock option plan or agreement in effect immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent. At the Effective Time, SFX shall reserve for issuance the number of shares of SFX Class A Common Stock that will become issuable upon the exercise of the Options pursuant to this Section 2.04. Nothing in this Section 2.04 shall affect the schedule of vesting (or the acceleration thereof) with respect to the Options to be assumed by SFX as provided in this Section 2.04. Notwithstanding anything to the contrary, nothing herein shall require SFX to issue fractional shares of SFX Class A Common Stock upon the exercise of any Option.

     SECTION 2.05. WARRANTS. At the Effective Time, each then outstanding warrant to purchase Marquee Common Stock (a) issued pursuant to that certain warrant agreement, dated December 5, 1996, by and among Marquee, Continental Stock Transfer & Trust Company, Royce Investment Group, Inc and Continental Broker-Dealer Corporation and (b) issuable upon exercise of the Unit Purchase Option (collectively, the "Warrants") shall be assumed by SFX. The holders of such Warrants shall continue to have, and be subject to, the same terms and conditions set forth in such Warrants (including, without limitation, any provision contained therein relating to the repurchase or redemption thereof), except that (i) such Warrants shall be exercisable for that number of shares of SFX Class A Common Stock equal to the product of the number of shares of Marquee Common Stock covered by the Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the per share exercise price for the shares of SFX Class A Common Stock issuable upon the exercise of such assumed Warrant shall be equal to the quotient determined by dividing the exercise price per share of Marquee Common Stock specified for such Warrant in effect immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent. Notwithstanding anything to the contrary, nothing herein shall require SFX to issue fractional shares of SFX Class A Common Stock upon the exercise of any Warrant. At the Effective Time, SFX shall reserve for issuance the number of shares of SFX Class A Common Stock that will become issuable upon the exercise of such Warrants pursuant to this
Section 2.05.

     SECTION 2.06. STOCK APPRECIATION RIGHTS. At the Effective Time, each then outstanding (a) cash-only stock appreciation right ("SAR") issued by Marquee to Arthur Barron, dated February 12, 1998, (b) SAR issued by Marquee to Myles Schumer, dated February 12, 1998, and (c) SAR issued by Marquee to each of Arthur Barron, Myles Schumer and Howard Tytel, dated February 12, 1998 shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by SFX. The holders of such SARs shall continue to have, and be subject to, the same terms and conditions set forth in the agreements pursuant to which such SARs were issued as in effect immediately prior to the Effective Time, except that (i) such SARs shall be exercisable for cash representing that number of whole shares of SFX Class A Common Stock equal to the product of the number of shares of Marquee Common Stock covered by the SAR immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of SFX Class A Common Stock, and (ii) the per share strike price for the cash representing shares of SFX Class A Common Stock issuable upon the exercise of such assumed SAR shall be equal to the quotient determined by dividing the strike price per share of Marquee Common Stock specified for such SAR under the applicable agreement immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting strike price down to the nearest whole cent. The holders of the SARs will be entitled to receive only cash upon exercise of the SARs in lieu of shares of SFX Class A Common Stock as such amount shall be determined in accordance with the agreements pursuant to which the SARs were issued.


           ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF MARQUEE

     Except as set forth in the disclosure schedule delivered by Marquee to SFX attached hereto as Exhibit A (the "Marquee Disclosure Schedule"), which identifies exceptions by specific section references, Marquee hereby represents and warrants to SFX and Acquisition Sub that:

     SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Marquee is a corporation, and each subsidiary of Marquee (each a "Marquee Subsidiary" and collectively, the "Marquee Subsidiaries," which terms shall be deemed to include all corporations and other entities that become subsidiaries of Marquee subsequent to the date hereof) is a corporation or other entity, in each case
(i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) which has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Marquee and each Marquee Subsidiary are duly qualified or licensed as a foreign corporation (or other entity) to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Marquee. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any person, any change or effect that, individually or when taken together with all other changes or effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect and which are continuing as of that date, is or is reasonably likely to be materially adverse to the financial condition, business, results of operations or prospects of such person and its subsidiaries, taken as a whole. As of the date hereof, a true and correct list of all Marquee Subsidiaries, together with the jurisdiction of organization of each Marquee Subsidiary and the percentage of the outstanding capital stock (or other ownership interest) of each Marquee Subsidiary owned by Marquee and each other Marquee Subsidiary, is set forth in Section 3.01 of the Marquee Disclosure Schedule. Except as specifically disclosed in Section 3.01 of the Marquee Disclosure Schedule, Marquee does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. Marquee has made available to SFX true, complete and correct copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of Marquee and each Marquee Subsidiary, each as amended to date. Neither Marquee nor any Marquee Subsidiary is in violation of any provision of its Certificate of Incorporation or Bylaws or other organizational document, as applicable.

     SECTION 3.03. CAPITALIZATION. The authorized capital stock of Marquee consists of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of July 20, 1998, 17,918,003 shares of Marquee Common Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to preemptive rights, and no shares have been issued or become outstanding between such date and the date hereof, other than pursuant to exercise of outstanding options or warrants described in Sections 2.04, 2.05 and 2.06 hereof, in Section 3.03(a) of the Marquee Disclosure Schedule or in a Marquee SEC Report (as defined herein) filed as of the date hereof. As of the date hereof, no shares of preferred stock of Marquee were issued and outstanding. Except as set forth in Sections 2.04, 2.05 and 2.06 hereof or as specified in Section 3.03(a) of the Marquee Disclosure Schedule or as disclosed in a Marquee SEC Report filed as of the date hereof, there are no options, warrants, stock appreciation rights or other rights, agreements, arrangements or commitments of any character (including, without limitation, employment and acquisition agreements) relating to the issued or unissued capital stock of, or other equity interests in, Marquee or any Marquee Subsidiary or obligating Marquee or any Marquee Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Marquee or any Marquee Subsidiary. Except as set forth in Section 3.03(b) of the Marquee Disclosure Schedule, there are no outstanding contractual obligations of Marquee or any Marquee Subsidiary to repurchase, redeem or otherwise acquire any shares of Marquee Common Stock or any capital stock of, or any equity interest in, any Marquee Subsidiary. Each outstanding share of capital stock of, or other equity interest in, each Marquee Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or interest owned by Marquee or another Marquee Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Marquee's or such other Marquee Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no notes, bonds, debentures or other indebtedness of Marquee having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Marquee may vote.

     SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Marquee has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval and adoption of this Agreement by Marquee's stockholders in accordance with this Agreement and Delaware Law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Marquee and the consummation by Marquee of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Marquee are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of Marquee as set forth in Section 3.15 and the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Marquee and, assuming the due authorization, execution and delivery of this Agreement by SFX and Acquisition Sub, constitutes a legal, valid and binding obligation of Marquee, enforceable against Marquee in accordance with its terms.

     SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Marquee do not, and the performance of this Agreement by Marquee will not, subject to, (x) with respect to the Merger, obtaining the requisite approval and adoption of this Agreement by Marquee's stockholders in accordance with this Agreement and Delaware Law, and
(y) obtaining the consents, approvals, authorizations and permits and making the filings described in Section 3.05(b) of this Agreement, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Marquee or any Marquee Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Law" or "Laws") applicable to Marquee or any Marquee Subsidiary or by which any property or asset of Marquee or any Marquee Subsidiary is bound or affected, or (iii) except as described in Section 3.05(a)(iii) of the Marquee Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or give to others any right to invalidate or terminate any purchase or other right to acquire property under, or result in the creation of a lien or other encumbrance on any property or asset of Marquee or any Marquee Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, evidence of Indebtedness, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Marquee or any Marquee Subsidiary is a party or by which Marquee or any Marquee Subsidiary or any property or asset of Marquee or any Marquee Subsidiary is bound or affected, except, in any of the cases enumerated in clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, rights, liens and consents which individually or in the aggregate (x) would not reasonably be expected to have a Material Adverse Effect on Marquee, and (y) would not prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement. For purposes of this Agreement, "Indebtedness" shall mean, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (v) all capitalized lease obligations of such person, (vi) all obligations of others secured by a lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such person and (ix) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

     (b) The execution and delivery of this Agreement by Marquee do not, and the performance of this Agreement by Marquee will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to have a Material Adverse Effect on Marquee, would not prevent or delay consummation of the Transactions, and would not otherwise prevent Marquee from timely performing its obligations under this Agreement in any material respect.


     SECTION 3.06. PERMITS; COMPLIANCE. Each of Marquee and the Marquee Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") legally necessary for Marquee or any Marquee Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Marquee (the "Marquee Permits") and, as of the date hereof, no suspension or cancellation of any of the Marquee Permits is pending or, to the knowledge of Marquee, threatened. Neither Marquee nor any Marquee Subsidiary is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (i) any Law applicable to Marquee or any Marquee Subsidiary or by which any property or asset of Marquee or any Marquee Subsidiary is bound or affected, except in the case of any such conflict, default or violation which would not reasonably be expected to have a Material Adverse Effect, or (ii) any of the Marquee Permits.

     SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Marquee has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (collectively, the "Marquee SEC Reports"). The Marquee SEC Reports, after giving effect to any amendments thereto, (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Marquee Subsidiary is currently required to file any form, report or other document with the Securities and Exchange Commission (the "SEC").

     (b) Each of the financial statements (including, in each case, any notes thereto) contained in the Marquee SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-QSB or Form 10-Q do not contain all GAAP notes to such financial statements), and each fairly presented in all material respects the financial position, results of operations and changes in stockholders' equity and cash flows of Marquee and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on Marquee).

     (c) Except (i) to the extent set forth on the audited consolidated balance sheet of Marquee as of December 31, 1997, including the notes to the audited financial statements of which such balance sheet is a part and which is included in Marquee's Form 10-KSB for the year ended December 31, 1997 (the "Marquee Balance Sheet"), or (ii) to the extent set forth on the consolidated balance sheet of Marquee as of March 31, 1998, including the notes to the financial statements of which such balance sheet is a part and which is included in Marquee's Form 10-Q for the three months ended March 31, 1998 (the "Marquee Interim Balance Sheet"), neither Marquee nor any Marquee Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in (x) the ordinary course of business consistent with past practice since March 31, 1998 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marquee or (y) connection with this Agreement.

     (d) Marquee has heretofore made available to SFX true, complete and correct copies of all amendments and modifications (if any) that have not been filed by Marquee with the SEC to all agreements, documents and other instruments that previously had been filed by Marquee as exhibits to the Marquee SEC Reports and are currently in effect.

     (e) Assuming that the representations and warranties of Marquee contained in this section are true and correct, SFX has determined that Marquee's historical financial performance, as reported in the Marquee SEC Reports for the six months ended June 30, 1998, is satisfactory to SFX for purposes of this Agreement.

     SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1998, Marquee has conducted its business only in the ordinary course and in a manner consistent with Marquee's past practice, and, except as set forth in Sections
3.08 and 5.01 of the Marquee Disclosure Schedule, as disclosed in a Marquee SEC Report filed as of the date hereof or as contemplated by this Agreement, there has not been:

     (a) any amendment or other change to the Certificate of Incorporation or Bylaws of Marquee or any Marquee Subsidiary;

     (b) any issuance, sale, pledge, disposal, grant, encumbrance, or authorization of the issuance, sale, pledge, disposition, grant or encumbrance by Marquee or any Marquee Subsidiary of (i) any shares of their capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Marquee or any Marquee Subsidiary (except for the issuance of shares of capital stock pursuant to the exercise of Options and Warrants outstanding on March 31, 1998), or (ii) any of their assets;

     (c) any declaration, setting aside, making or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of Marquee or any Marquee Subsidiary;

     (d) any reclassification, combination, split or division by Marquee or any Marquee Subsidiary of any of their capital stock or redemption, purchase or other acquisition, directly or indirectly, of any of their capital stock or securities or obligations convertible into or exchangeable or exercisable for such capital stock;

     (e) any commitment or incurrence by Marquee or any Marquee Subsidiary of any capital expenditure in excess of $50,000;

     (f) any incurrence of any indebtedness for borrowed money in excess of $50,000 or issuance of any debt securities or assumption, guarantee or endorsement, or otherwise becoming responsible as an accommodation, for the obligations of any person, or making of any loans or advances;

     (g) any acquisition by Marquee or any Marquee Subsidiary (including, without limitation, by merger, consolidation or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets;

     (h) any contract or agreement entered into or modified, amended or terminated by Marquee or any Marquee Subsidiary material to their businesses, results of operations or financial condition;

     (i) any (i) increase in the compensation payable or to become payable to any director, officer or other employee, or consultant or advisor, of Marquee or any Marquee Subsidiary, (ii) grant of any bonus to, or grant of any severance or termination pay to, except pursuant to existing compensation and benefit plans, practices or arrangements that have been previously disclosed to SFX, any director, officer or other employee, or consultant or advisor, of Marquee or any Marquee Subsidiary, (iii) employment or severance agreement that has a potential duration of more than 90 days or that involves an aggregate payment of more than $50,000, entered into with any director, officer or other employee, or consultant or advisor, of Marquee or any Marquee Subsidiary, or
(iv) collective bargaining agreement entered into or amended;

     (j) any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund established, adopted, entered into or amended for the benefit of any director, officer or class of employees of Marquee or any Marquee Subsidiary;

     (k) any settlement or compromise by Marquee or any Marquee Subsidiary of any pending or threatened litigation which would reasonably be expected to have a Material Adverse Effect on Marquee or which relates to the Transactions;

     (l) any event, circumstance or fact (whether or not covered by insurance), individually or in the aggregate, (i) having or reasonably likely to have a Material Adverse Effect on Marquee or (ii) likely to prevent or delay consummation of the Transactions or to otherwise prevent Marquee from timely performance of its obligations under this Agreement; or

     (m) any material change by Marquee or any Marquee Subsidiary in its accounting methods, principles or practices, except as may be required by GAAP.


     SECTION 3.09. ABSENCE OF LITIGATION. Section 3.09 of the Marquee Disclosure Schedule sets forth each instance in which any of Marquee and the Marquee Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Marquee and the Marquee Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which has not otherwise been disclosed in the Marquee SEC Reports filed as of the date of this Agreement and which (x) would reasonably be expected to have a Material Adverse Effect on Marquee or (y) would prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement. Neither Marquee nor any Marquee Subsidiary nor any property or asset of Marquee or any Marquee Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award.

     SECTION 3.10. EMPLOYEE BENEFIT MATTERS. Except as disclosed in Section
3.10 of the Marquee Disclosure Schedule or as disclosed in a Marquee SEC Report filed as of the date hereof:

     (a) Marquee has delivered or made available to SFX each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by Marquee, any of the Marquee Subsidiaries or any other person or entity that, together with Marquee, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of any current or former employees, officers, directors or independent contractors of Marquee or any of the Marquee Subsidiaries or with respect to which Marquee or any Commonly Controlled Entity has any material contingent liability (collectively, "Benefit Plans"). Marquee has delivered or made available to SFX true, complete and correct copies of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan for which the filing of any such report is required by ERISA or the Code, (ii) the most recent summary plan description for each Benefit Plan for which the preparation of any such summary plan description is required by ERISA, (iii) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan and (iv) a schedule of employer expenses with respect to each Benefit Plan for the current plan year of each Benefit Plan.

     (b) Each Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. To the knowledge of Marquee, there are no investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings pending or threatened against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that, individually or in the aggregate, (i) are reasonably likely to result in a Material Adverse Effect on Marquee or (ii) would prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement.

     (c) There has been no application for waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. No Pension Plan has or had at any time during the current plan year an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code.


     (d) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of Marquee, (i) no such determination letter has been revoked, (ii) revocation of such letter has not been threatened, and (iii) such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification. Marquee has delivered or made available to SFX a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. To the knowledge of Marquee, no event has occurred that could subject any Pension Plan to any tax under Section 511 of the Code that, individually or in the aggregate, will result in a Material Adverse Effect on Marquee or would prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement.


     (e) Neither Marquee nor any of the Marquee Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that involves the assets of any Benefit Plan that, to Marquee's knowledge, is reasonably likely to subject Marquee, any of the Marquee Subsidiaries, any employee of Marquee or any Marquee Subsidiary or, to the knowledge of Marquee, a non-employee trustee, non-employee administrator or other non-employee fiduciary of any trust created under any Benefit Plan to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code that individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect on Marquee. Within the past five years, no Pension Plan that is subject to Title IV of ERISA has been terminated other than in a standard termination in accordance with Section 4041(b) of ERISA or, to the knowledge of Marquee, has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the reporting requirement has not been waived by applicable regulations, and no such Pension Plan is reasonably expected to be terminated other than in such a standard termination. None of Marquee, any of the Marquee Subsidiaries or, to the knowledge of Marquee, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Benefit Plan has breached the fiduciary duty provisions of ERISA or any other applicable law in a manner that, individually or in the aggregate, is reasonably likely to, result in a Material Adverse Effect on Marquee.


     (f) Neither Marquee nor any of the Marquee Subsidiaries sponsors or maintains any Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) (a "Defined Benefit Plan").


     (g) No Commonly Controlled Entity has incurred any liability under Title IV of ERISA (other than for contributions not yet due to a Defined Benefit Plan and other than for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due), which liability, to the extent currently due, has not been fully paid (or accrued on such entity's financial statements) and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Marquee.

     (h) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject Marquee to liability at any time after the date hereof that individually, or in the aggregate, is reasonably likely to result in a Material Adverse Effect on Marquee.

     (i) Neither Marquee nor the Marquee Subsidiaries contributes to or participates in any multi-employer plan (as defined in Section 3(31) or 4001(a)(3) of ERISA). No Commonly Controlled Entity has withdrawn from any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) where such withdrawal has resulted in any "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid.

     (j) Prior to the date hereof, Marquee has made available to SFX copies of all agreements and Benefit Plans under which any employee of Marquee or any of the Marquee Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement as a result of the transactions contemplated by this Agreement.
Section 3.10(j) of the Marquee Disclosure Schedule sets forth any severance payments contained in such agreements or Benefit Plans which provide for payments in excess of $100,000 to any such employee.

     (k) No Benefit Plan provides that payments pursuant to such Benefit Plan may be made in securities of a Commonly Controlled Entity, nor does any trust maintained pursuant to any Benefit Plan hold any securities of a Commonly Controlled Entity.

     (l) Notwithstanding any of the foregoing to the contrary, the representations and warranties of this Section 3.10, other than clauses (a) and
(i), shall not apply to any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), nor shall they apply with respect to any actions or omissions of a Pension Plan prototype plan sponsor of which Marquee has no knowledge.

     (m) There are no arrangements or contracts with any employee, director or independent contractor that require any deferred compensation or benefits to be paid or provided following either the consummation of the transactions contemplated under this Agreement or the termination of service.

     SECTION 3.11. LABOR MATTERS. Neither Marquee nor any Marquee Subsidiary is a party to any collective bargaining agreement, memorandum of understanding, settlement or other labor union contract applicable to persons employed by Marquee or any Marquee Subsidiary. There are no material representation or certificate proceedings or petitions seeking a representation proceeding pending or, to the knowledge of Marquee, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Marquee, there are no material organizing activities of Marquee or any of the Marquee Subsidiaries, with respect to any group of employees of Marquee or the Marquee Subsidiaries and no union or labor organization has been recognized by Marquee or any Marquee Subsidiary as an exclusive bargaining representative for employees of Marquee or any Marquee Subsidiary.

     There (i) is no grievance, arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against Marquee or any Marquee Subsidiary pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to Marquee's knowledge, threatened, and (ii) has been no adjudication by any court, arbitrator, mediator, or governmental agency or tribunal, that, in the case of either (i) or (ii), has or that would reasonably be expected to have a Material Adverse Effect on Marquee or otherwise limit or affect the business operations of Marquee.

     SECTION 3.12. INTELLECTUAL PROPERTY. (a) The term "Intellectual Property Assets" includes: (i) all fictional business names, designs, trade names, trade dress, registered and unregistered trademarks, and service marks used or intended to be used by Marquee or any Marquee Subsidiary in relation to its goods or services or events, including, without limitation, those names identified on Marquee Disclosure Schedule 3.12(a)(i) (collectively, "Marks");
(ii) all copyrights authored or placed in a tangible medium by any employee of, or any person retained by, Marquee or any Marquee Subsidiary within the scope of such employment or retention, or otherwise acquired by Marquee or any Marquee Subsidiary, including, without limitation, those names identified on Marquee Disclosure Schedule 3.12(a)(ii) (collectively, "Copyrights"); (iii) all proprietary information, confidential materials, trade secrets, know-how, inventions, improvements, marketing plans, strategies, forecasts, customer information, customer lists, and the like, developed, designed, made, or conceived by any employee of, or any person retained by, Marquee or any Marquee Subsidiary, within the scope of such employment or retention, or otherwise acquired by Marquee or any Marquee Subsidiary (collectively, "Proprietary Information"); and (iv) all rights of Marquee or any Marquee Subsidiary to any intellectual property of a third party, including, without limitation, licenses with respect to any trade name, trademark, service mark, patent, copyright, trade secret, or other proprietary right of a third party.

     (b) There are no outstanding and, to Marquee's knowledge, no threatened disputes or disagreements with respect to any contract, agreement or arrangement relating to the Intellectual Property Assets to which Marquee or any Marquee Subsidiary is a party or by which Marquee or any Marquee Subsidiary is bound. The Intellectual Property Assets are all those necessary for the operation of Marquee's and the Marquee Subsidiaries' businesses as they are currently conducted or contemplated to be conducted by Marquee. Marquee or a Marquee Subsidiary is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property Assets without payment to a third party.

     (c) All applications and registrations for any Mark, Copyright or Proprietary Information are currently in compliance with all formal legal requirements, are valid and in full force and effect, and are not subject to any fees or taxes or actions falling due within ninety days after the Closing. No application or registration for a Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Marquee's knowledge, (i) no such action is threatened with respect to any such application or registration, and (ii) there is no potentially interfering registration or application of any third party.

     (d) To Marquee's knowledge, no Mark, Copyright, or Proprietary Information is infringed or violated by a third party or has been subject to any adverse claim or challenged or threatened in any way by a third party.

     (e) Neither Marquee nor any Marquee Subsidiary infringes or violates, or has received notice that either is alleged to infringe or violate, any trade name, trademark, service mark, patent, copyright, trade secret or other proprietary right of any third party.

     SECTION 3.13. TAXES. Except as described in Section 3.13 of the Marquee Disclosure Schedule:

     (a) Marquee and each of the Marquee Subsidiaries have filed all material Tax Returns (as hereinafter defined) that they were required to file, or requests for extensions to file such returns have been timely filed, have been granted and have not expired. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) shown as due on any Tax Return filed by any of Marquee and the Marquee Subsidiaries have been paid. No claim has ever been made by an authority in a jurisdiction where any of Marquee and the Marquee Subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. There are no Tax liens on any of the assets of any of Marquee and the Marquee Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than those which in the aggregate would not have a Material Adverse Effect on Marquee or Taxes being contested in good faith by appropriate proceedings.

     (b) No deficiencies for any Taxes have been proposed, asserted or assessed against Marquee or any of the Marquee Subsidiaries that are not adequately provided for on its financial statements, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on Marquee, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. The U.S. Federal income Tax returns of Marquee and each Marquee Subsidiary consolidated in such returns have been either examined by and settled with the U.S. Internal Revenue Service or closed by virtue of the applicable statute of limitations. There is no audit, examination, deficiency or refund litigation pending with respect to Taxes, and, during the past three years, no taxing authority has given written notice of the intent to commence any such examination, audit deficiency or refund litigation.

     (c) Marquee and the Marquee Subsidiaries shall not be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law.

     (d) Each of Marquee and the Marquee Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (e) As used in this Agreement, "Taxes" shall include all Federal, state, local, foreign and other income, franchise, use, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, domestic or foreign, including any interest, penalties or additions with respect thereto. "Tax Return" means any return, report, declaration, claim for refund, information statement or other documentation (including any additional or supporting material and including any amendment thereof) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

     SECTION 3.14. OPINION OF FINANCIAL ADVISOR. Marquee has received the written opinion of Prudential Securities, Inc. (the "Marquee Banker") on the date of this Agreement to the effect that, as of the date hereof (January 24, 1999), the Merger Consideration is fair, from a financial point of view, to the holders of Marquee Common Stock.

     SECTION 3.15. VOTE REQUIRED. The affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Marquee Common Stock is the only vote of the holders of any class or series of capital stock of Marquee necessary to approve the Merger.

     SECTION 3.16. BROKERS. No broker, finder or investment banker (other than the Marquee Banker) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Marquee or any Marquee Subsidiary.

     SECTION 3.17. TANGIBLE PROPERTY. Marquee and the Marquee Subsidiaries have good title to, or a valid leasehold interest in, the tangible personal properties and assets used by them or shown on the Marquee Balance Sheet or the Marquee Interim Balance Sheet or acquired after the date thereof (except those sold or otherwise disposed of for fair value since the date of the Marquee Balance Sheet or the Marquee Interim Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement), which are free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens arising or incurred in the ordinary course of business, (b) purchase money liens and liens securing rental payments under capital lease arrangements, (c) liens which would not reasonably be expected to have a Material Adverse Effect on Marquee, (d) liens and encumbrances identified and reflected on the Marquee Balance Sheet or the Marquee Interim Balance Sheet, as the case may be, and (e) mortgages, pledges, liens, encumbrances, charges or other security interests that do not, individually, or in the aggregate, materially adversely affect the current use of such property. All of the assets of Marquee and the Marquee Subsidiaries have been maintained in all material respects in accordance with the past practice of Marquee and the Marquee Subsidiaries and generally accepted industry practice, are in good operating condition and are usable in the ordinary course of business, except as would not, individually or in the aggregate, have a Material Adverse Effect on Marquee.

     SECTION 3.18. MATERIAL AND ACQUISITION CONTRACTS. (a) Section 3.18(a) of the Marquee Disclosure Schedule lists each contract which is required by its terms or is currently expected to result in the payment or receipt by Marquee or any Marquee Subsidiary of more than $100,000 per year or $250,000 in the aggregate over the term of the contract (collectively, "Material Contracts"), to which Marquee or any Marquee Subsidiary is a party, except for contracts which have been filed and publicly available prior to the date of this Agreement in any Marquee SEC Reports; provided, however, that Section 3.18(a) of the Marquee Disclosure Schedule shall contain a list of all employment agreements and shall set forth the material terms of any oral contracts. There are no oral contracts that, individually or in the aggregate, are material to Marquee and the Marquee Subsidiaries, taken as a whole. Each Material Contract is in full force and effect and, to the knowledge of Marquee, is enforceable against the parties thereto in accordance with its terms. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by Marquee or any Marquee Subsidiary or, to the knowledge of Marquee, any third party under such Material Contracts, except for such defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Marquee. Marquee or the applicable Marquee Subsidiary has duly complied in all material respects with the provisions of each Material Contract to which it is a party.

     (b) Section 3.18(b) of the Marquee Disclosure Schedule lists each contract, agreement, arrangement or letter of intent (whether binding or non-binding) entered into by Marquee or any Marquee Subsidiary subsequent to March 31, 1998 for the acquisition (whether by merger or otherwise) of the assets or operations of any person for which the consideration payable by Marquee exceeds $100,000 or results in the issuance of Marquee Common Stock (collectively, and together with any contract or agreement entered into on a basis consistent with and pursuant to the terms of any such arrangement or letter of intent, "Acquisition Contracts"). Marquee has delivered or made available to SFX a true, complete and correct copy of each Acquisition Contract, as amended to the date hereof. Each Acquisition Contract is in full force and effect and, to the knowledge of Marquee, is enforceable against the parties thereto in accordance with its terms. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by Marquee or any

Marquee Subsidiary or, to the best knowledge of Marquee, any third party under such Acquisition Contracts. Marquee or the applicable Marquee Subsidiary has duly complied in all material respects with the provisions of each Acquisition Contract to which it is a party.

     SECTION 3.19. CERTAIN BUSINESS PRACTICES. Marquee, each Marquee Subsidiary and, to the knowledge of Marquee, each director, officer, authorized agent or employee of Marquee or any Marquee Subsidiary have not, directly or indirectly,
(a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, (d) violated any of the provisions of Section 999 of the Code or
Section 8 of the Export Administration Act, as amended, or (e) established or maintained any fund or asset that has not been recorded in the books and records of Marquee and the Marquee Subsidiaries, except, in each case, as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Marquee.

     SECTION 3.20. BOARD RECOMMENDATION. At a meeting duly called and held in compliance with Delaware Law, (a) the Marquee Independent Committee has unanimously adopted a resolution approving the Merger and recommended that the Board of Directors of Marquee approve this Agreement and the Transactions, (b) the Board of Directors of Marquee has unanimously adopted a resolution (with two abstentions) (i) approving the Merger, based on a determination that the Merger is in the best interests of the Marquee stockholders, and (ii) approving and adopting this Agreement and the Transactions and recommending approval and adoption of this Agreement and the Transactions by the stockholders of Marquee.


     SECTION 3.21. CHANGE IN CONTROL. Except as set forth in Section 3.21 of the Marquee Disclosure Schedule or as disclosed in a Marquee SEC Report filed as of the date hereof, neither Marquee nor any Marquee Subsidiary is a party to any contract, agreement or understanding which is currently expected to result in the payment or receipt by Marquee or any Marquee Subsidiary of $50,000 or more individually and $100,000 or more in the aggregate which contains a "change in control," "potential change in control" or similar provision. Except as set forth in Section 3.21 of the Marquee Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) result in any payment (whether of severance pay or otherwise) becoming due from Marquee or any Marquee Subsidiary to any person,
(b) materially increase any benefits otherwise payable by Marquee or any Marquee Subsidiary or (c) result in the acceleration of the time of payment or vesting of any such benefits.

     SECTION 3.22. ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Materials" means (A) those substances, pollutants, contaminants or hazardous waste regulated under the following federal statutes and their state counterparts, as in effect at the relevant time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act, (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof, (C) polychlorinated biphenyls, (D) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it, and (E) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation, and (ii) "Environmental Laws" means any federal, state, foreign, or local Law, rule or regulation, as in effect at the relevant time, and including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to (A) the environment or public health and safety or (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; (iii) "Occupational Safety and Health Laws" means any legal requirement designed to provide safe and healthful working conditions and reduce occupational safety and health hazards.

     (b) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marquee and except as disclosed in a Marquee SEC Report filed as of the date hereof: (i) Marquee and each Marquee Subsidiary are in material compliance with all applicable Environmental Laws and Occupational Safety and Health Laws, (ii) Marquee and each Marquee Subsidiary have obtained all permits, approvals, identification numbers, licenses or other governmental authorizations required under any applicable Environmental Laws ("Environmental Permits") and are in compliance with their requirements, (iii) such Environmental Permits will remain with the Surviving Corporation pursuant to the Merger without the consent of any Governmental Authority, (iv) to Marquee's knowledge there are no underground or aboveground storage tanks or any surface impoundments, landfills, dumps, septic tanks, pits, sumps or lagoons (collectively, "Tanks") in which Hazardous Materials are being or have been treated, stored or disposed of on any owned or leased real property, and there were no such Tanks on any real property formerly owned, leased or occupied by Marquee or any Marquee Subsidiary during the period of such ownership or occupancy, (v) there is, to the knowledge of Marquee, no friable asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws, (vi) Marquee and the Marquee Subsidiaries have not released, discharged or disposed of Hazardous Materials except in compliance with applicable Environmental Law and have no knowledge of a threat of release of Hazardous Materials on any owned or leased real property or on any real property formerly owned, leased or occupied by Marquee or any Marquee Subsidiary not in compliance with applicable Environmental Laws, (vii) other than routine operational matters neither Marquee nor any of the Marquee Subsidiaries is undertaking, and neither Marquee nor any of the Marquee Subsidiaries has completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, and (viii) there are no pending or, to the knowledge of Marquee, past or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, Occupational Safety and Health Laws, any Environmental Permits or any Hazardous Materials ("Environmental and Occupational Safety and Health Claims") against Marquee or any Marquee Subsidiary or any of their property or property to which Hazardous Materials generated, manufactured, received, transferred, used or processed by Marquee or any Marquee Subsidiary have been transported, treated, stored, handled, transferred, disposed, recycled or received and to the knowledge of Marquee there are no existing circumstances that can reasonably be expected to form the basis of any such Environmental and Occupational Safety and Health Claim.

     (c) Marquee and the Marquee Subsidiaries have delivered to SFX or Acquisition Sub copies of any environmental reports, studies or analyses in its possession or under its control relating to owned or leased real property or the operations of Marquee or the Marquee Subsidiaries.

     SECTION 3.23. ACCOUNTS RECEIVABLE. Except as would not have a Material Adverse Effect on Marquee, all of the accounts receivable reflected in the Marquee Balance Sheet or the Marquee Interim Balance Sheet or created thereafter (a) are valid receivables subject to no set-offs or counterclaims,
(b) are current and collectible and (c) will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Marquee Balance Sheet or the Marquee Interim Balance Sheet, as the case may be, as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of Marquee and the Marquee Subsidiaries.

     SECTION 3.24. INSURANCE. Section 3.24 of the Marquee Disclosure Schedule sets forth a list of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Marquee or any Marquee Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past one year. With respect to each such insurance policy designated as "current": (a) the policy is in full force and effect, (b) Marquee has not received notice from any insurance carrier of the intention of such carrier to discontinue any such policy, (c) neither Marquee nor any Marquee Subsidiary is, and, to the knowledge of Marquee, no other party to the policy is, in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and (d) no party to the policy has repudiated any provision thereof. Section 3.24 of the Marquee Disclosure Schedule lists any self-insurance arrangements affecting any of Marquee and the Marquee Subsidiaries. All material assets and risks of Marquee and each Marquee Subsidiary are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of Marquee or such Marquee Subsidiary.


                    SECTION 3.25. REAL PROPERTY AND LEASES.

     (a) Section 3.25(a) of the Marquee Disclosure Schedule lists and describes briefly all real property that any of Marquee and each Marquee Subsidiary owns. With respect to each such parcel of owned real property and except as noted in
Section 3.25(a) of the Marquee Disclosure Schedule: (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any liens or encumbrances, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character which do not affect materially and adversely the current use, occupancy, or value, or the marketability of title, of the property subject thereto, (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property that would have a Material Adverse Effect on Marquee's use of such property, and (iii) there are no outstanding options or rights of first refusal to purchase, lease or occupy the parcel of real property, or any portion thereof or interest therein which would have a Material Adverse Effect on Marquee's use of such property.

     (b) Section 3.25(b) of the Marquee Disclosure Schedule lists and describes briefly all real property leased or subleased to any of Marquee and any Marquee Subsidiary. With respect to each lease and sublease (i) the lease or sublease is legal, valid, binding and enforceable against Marquee or such Marquee Subsidiary, and in full force and effect in all material respects, (ii) to the knowledge of Marquee, no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder, (iii) no party to the lease or sublease has repudiated any material provision thereof, (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease, (v) none of Marquee or any Marquee Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or sub-leasehold, and (vi) except as would not have a Material Adverse Effect on Marquee, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) legally required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

     SECTION 3.26. INTERESTED PARTY TRANSACTIONS. No event or transaction has occurred or been entered into that would be required to be, and has not been, reported by Marquee as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as disclosed in the Marquee SEC Reports filed as of the date of this Agreement, neither Marquee nor any Marquee Subsidiary has any liability or any other obligation of any nature whatsoever to any officer, director or affiliate of Marquee or of any Marquee Subsidiary.

     SECTION 3.27. CLIENTS AND EVENTS. No client, sponsor or customer of Marquee or any Marquee Subsidiary that during the 12 month period preceding the date of this Agreement individually accounted for at least 1%, or in the aggregate accounted for 5%, of Marquee's consolidated gross revenues (i) has indicated to Marquee or any Marquee Subsidiary that it will stop, or decrease materially the rate of, buying services or products of Marquee and the Marquee Subsidiaries or (ii) has at any time on or after March 31, 1998 decreased materially its usage of the services or products of Marquee and the Marquee Subsidiaries. Marquee and the Marquee Subsidiaries have not received any notice or other indication of the termination or reduction of Marquee's or any Marquee Subsidiary's involvement in or receipt of fees from any event that Marquee or such Marquee Subsidiary promoted, organized or otherwise derived revenues from during such preceding 12 month period, except for such events that individually accounted for less than 1%, or in the aggregate accounted for 5%, of Marquee's consolidated gross revenues during such preceding 12 month period.

     SECTION 3.28. RESTRICTIONS ON BUSINESS ACTIVITIES. To the knowledge of Marquee, there is no material agreement, judgment, injunction, order or decree binding upon Marquee or any Marquee Subsidiary that has, or reasonably could be expected to have, the effect of prohibiting or materially impairing any current or future business practice of Marquee or any Marquee Subsidiary, any acquisition of property by Marquee or any Marquee Subsidiary or the conduct of business by Marquee or any Marquee Subsidiary as currently conducted or as proposed to be conducted by Marquee or any Marquee Subsidiary.

     SECTION 3.29. CORPORATE RECORDS. The books of account, minute books, stock record books and other records of Marquee and the Marquee Subsidiaries are complete and correct and have been maintained in accordance with sound business practices. The minute books of Marquee and the Marquee Subsidiaries made available to SFX contain true, complete and correct records of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Marquee and each Marquee Subsidiary, and reflect all transactions referred to in such minutes accurately in all material respects.

     SECTION 3.30. STATE TAKEOVER STATUTES. The Board of Directors of Marquee has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined in such Section
203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions. To Marquee's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement or any of the Transactions.


            ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SFX AND
                                ACQUISITION SUB

     Except as set forth in the Disclosure Schedule delivered by SFX to Marquee attached hereto as Exhibit B (the "SFX Disclosure Schedule"), which identifies exceptions by specific section references, SFX and Acquisition Sub hereby, jointly and severally, represent and warrant to Marquee that:

     SECTION 4.01. CORPORATE ORGANIZATION AND QUALIFICATION. SFX is a corporation, and each subsidiary of SFX (each a "SFX Subsidiary" and collectively, the "SFX Subsidiaries") is a corporation or other entity, in each case (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) which has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SFX and each SFX Subsidiary are duly qualified or licensed as a foreign corporation (or other entity) to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on SFX.

     SECTION 4.02. CERTIFICATE OF INCORPORATION AND BYLAWS. SFX has heretofore made available to Marquee a complete and correct copy of the Certificate of Incorporation and Bylaws of SFX, and the Certificate of Incorporation and Bylaws of Acquisition Sub, each as amended to date. Neither SFX nor Acquisition Sub is in violation of any provision of its Certificate of Incorporation or Bylaws.

     SECTION 4.03. OWNERSHIP OF ACQUISITION SUB; NO PRIOR ACTIVITIES. Acquisition Sub is a direct or indirect wholly-owned subsidiary of SFX. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 4.04. CAPITALIZATION. The authorized capital stock of SFX consists of 100,000,000 shares of SFX Class A Common Stock, 10,000,000 shares of Class B Common Stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. As of July 20, 1998, 28,753,194 shares of SFX Class A Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, and no shares have been issued or become outstanding between such date and the date hereof, other than pursuant to exercise of outstanding options or warrants of SFX described in Section 4.04 of the SFX Disclosure Schedule or as disclosed in an SFX

SEC Report (as defined herein) filed prior to the date hereof. As of the date hereof, (a) 1,697,037 shares of Class B Common Stock of SFX were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, and (b) no shares of preferred stock were issued and outstanding. The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, of which, as of the date of this Agreement, 100 shares are issued and outstanding and held by SFX. Except as contemplated by this Agreement, as set forth in Section 4.04 of the SFX Disclosure Schedule or as disclosed in an SFX SEC Report filed prior to the date hereof, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SFX or any SFX Subsidiary, obligating SFX or any SFX Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, SFX or any SFX Subsidiary. Except as disclosed in an SFX SEC Report, there are no outstanding contractual obligations of SFX or any SFX Subsidiary to repurchase, redeem or otherwise acquire any shares of SFX Common Stock, or any capital stock of, or any equity interests in, any SFX subsidiary. The shares of SFX Class A Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, SFX's Certificate of Incorporation or Bylaws or any agreement to which SFX is a party or by which SFX is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

     SECTION 4.05. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of SFX and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SFX and Acquisition Sub and the consummation by SFX and Acquisition Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SFX or Acquisition Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the issuance of SFX Class A Common Stock pursuant to the Merger, the applicable rules and regulations of the Nasdaq Stock Market, and with respect to the Merger, the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law). This Agreement has been duly and validly executed and delivered by SFX and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by Marquee, constitutes a legal, valid and binding obligation of each of SFX and Acquisition Sub enforceable against each of SFX and Acquisition Sub in accordance with its terms.

     SECTION 4.06. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by SFX and Acquisition Sub do not, and the performance of this Agreement by SFX and Acquisition Sub will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in Section 4.06(b) of the SFX Disclosure Schedule or in
Section 4.06(b) of this Agreement, (i) conflict with or violate the Certificate of Incorporation or Bylaws of SFX or any SFX Subsidiary, (ii) conflict with or violate any Law applicable to SFX or any SFX Subsidiary or by which any property or asset of any of them is bound or affected or (iii) except as specified in Section 4.06(a)(iii) of the SFX Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of SFX or any SFX Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SFX or any SFX Subsidiary is a party or by which SFX or any SFX Subsidiary or any property or asset of any of them is bound or affected, except, in any cases enumerated in clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on SFX or prevent SFX and Acquisition Sub from timely performing their respective obligations under this Agreement and consummating the Transactions.

     (b) The execution and delivery of this Agreement by SFX and Acquisition Sub do not, and the performance of this Agreement by SFX and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) pursuant to the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act and filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law, (ii) such filings with and approvals of the Nasdaq Stock Market to permit the shares of SFX Class A Common Stock to be listed, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to have a Material Adverse Effect on SFX and would not prevent or delay consummation of the Transactions, or otherwise prevent SFX or Acquisition Sub from performing their respective obligations under this Agreement.

     SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) SFX has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "SFX SEC Reports"). The SFX SEC Reports after giving effect to any amendments thereto, (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SFX SEC Reports was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all GAAP notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of SFX and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on SFX).

     (c) Except (i) to the extent set forth on the audited consolidated balance sheet of SFX as of December 31, 1997, including the notes to the audited financial statements of which such balance sheet is a part and which is included in SFX's Form 10-K for the year ended December 31, 1997 (the "SFX Balance Sheet"), or (ii) to the extent set forth on the consolidated balance sheet of SFX as of March 31, 1998, including the notes to the financial statements of which such balance sheet is a part and which is included in SFX's Form 10-Q for the three months ended March 31, 1998 (the "SFX Interim Balance Sheet"), neither SFX nor any SFX Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in (x) the ordinary course of business consistent with past practice since March 31, 1998 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SFX or
(y) connection with this Agreement.

     (d) SFX has heretofore made available to Marquee true, complete and correct copies of all amendments and modifications (if any) that have not been filed by SFX with the SEC to all agreements, documents and other instruments that previously had been filed by SFX as exhibits to the SFX SEC Reports and are currently in effect.

     SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since March 31, 1998, except in the ordinary course and in a manner consistent with SFX's past practice or as contemplated by, or disclosed pursuant to, this Agreement, including Section 4.08 of the SFX Disclosure Schedule, or disclosed in any SFX SEC Report filed since March 31, 1998, there has not been (i) any event or events (whether or not covered by insurance), individually or in the aggregate, having or reasonably likely to have a Material Adverse Effect on SFX, (ii) any material change by SFX in its accounting methods, principles or practices, or
(iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of SFX or any redemption, purchase or other acquisition of any of its securities.

     (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 4.09. ABSENCE OF LITIGATION. Section 4.09 of the SFX Disclosure Schedule sets forth each instance in which any of SFX and the SFX Subsidiaries
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of SFX and the SFX Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which has not otherwise been disclosed in the SFX SEC Reports filed as of the date of this Agreement and which (x) would reasonably be expected to have a Material Adverse Effect on SFX or (y) would prevent or delay consummation of the Transactions or otherwise prevent SFX from timely performance of its obligations under this Agreement. Neither SFX nor any SFX Subsidiary nor any property or asset of SFX or any SFX Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award.

     SECTION 4.10. TAXES. Except as described in Section 4.10 of the SFX Disclosure Schedule:

     (a) SFX and each of the SFX Subsidiaries have filed all material Tax Returns that they were required to file, or requests for extensions to file such returns have been timely filed, granted and have not expired, or requests for extensions to file such returns have been timely filed, have been granted and have not expired. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due on any Tax Return by any of SFX and the SFX Subsidiaries have been paid. No claim has ever been made by an authority in a jurisdiction where any of SFX and the SFX Subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. There are no Tax liens on any of the assets of any of SFX and the SFX Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than those which in the aggregate would not have a Material Adverse Effect or Taxes being contested in good faith by appropriate proceedings.

     (b) No deficiencies for any Taxes have been proposed, asserted or assessed against SFX or any of the SFX Subsidiaries that are not adequately provided for on its financial statements, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect on SFX, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. The U.S. Federal income Tax Returns of SFX and each SFX Subsidiary consolidated in such returns have been either examined by and settled with the U.S. Internal Revenue Service or closed by virtue of the applicable statute of limitations. There is no audit, examination, deficiency or refund litigation pending with respect to Taxes, and, during the past three years, no taxing authority has given written notice of the intent to commence any such examination, audit deficiency or refund litigation.

     (c) SFX and the SFX Subsidiaries shall not be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of
Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law.

     (d) Each of SFX and the SFX Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     SECTION 4.11. OPINION OF FINANCIAL ADVISOR. SFX has received the written opinion of Lehman Brothers (the "SFX Banker") on the date of this Agreement to the effect that, as of the date hereof (January 24, 1999), the Merger Consideration to be offered by SFX in the Merger is fair, from a financial point of view, to SFX.

     SECTION 4.12. BROKERS. No broker, finder or investment banker (other than the SFX Banker) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SFX or any SFX Subsidiary.

     SECTION 4.13. BOARD RECOMMENDATION. At a meeting duly called and held in compliance with Delaware Law, (a) the SFX Independent Committee has unanimously adopted a resolution approving the Merger and recommended that the Board of Directors of SFX approve the Merger, (b) the Board of Directors of SFX has unanimously adopted a resolution (with two abstentions) (i) approving the Merger, based on a determination that the Merger is in the best interests of the SFX stockholders, and (ii) approving and adopting this Agreement and the Transactions.

     SECTION 4.14. PERMITS; COMPLIANCE. Each of SFX and the SFX Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority legally necessary for SFX or any SFX Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except for those which the failure to possess would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on SFX.

     SECTION 4.15. CERTAIN BUSINESS PRACTICES. As of the date of this Agreement, SFX, each SFX Subsidiary and, to the knowledge of SFX, each director, officer, authorized agent or employee of SFX or any SFX Subsidiary have not, directly or indirectly, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, (d) violated any of the provisions of Section 999 of the Code or Section 8 of the Export Administration Act, as amended, or (e) established or maintained any fund or asset that has not been recorded in the books and records of SFX and the SFX Subsidiaries, except, in each case, as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on SFX.

     SECTION 4.16. INTERESTED PARTY TRANSACTIONS. No event or transaction has occurred or been entered into that would be required to be, and has not been, reported by SFX as a "Certain Relationship or Related Transaction" pursuant to
Item 404 of Regulation S-K promulgated by the SEC. Except as disclosed in the SFX SEC Reports filed as of the date of this Agreement, SFX does not have any liability or any other obligation of any nature whatsoever to any officer, director or affiliate of SFX.

     SECTION 4.17. ERISA COMPLIANCE. With respect to each "employee benefit plan" (as defined in Section 3(1) of ERISA) maintained or contributed to by SFX, no event has occurred and, to the knowledge of SFX, no condition or set of circumstances exists, in connection with which SFX could be subject to any liabilities (except liabilities for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law that are individually or in the aggregate reasonably likely to have a Material Adverse Effect on SFX.


              ARTICLE V -- CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. CONDUCT OF BUSINESS BY MARQUEE PENDING THE MERGER. Marquee covenants and agrees that, from the date of this Agreement until the earlier of
(x) the date on which this Agreement is terminated and (y) the Effective Time, except as contemplated by this Agreement, Marquee shall, and shall cause the Marquee Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, during the aforementioned period, except as contemplated by this Agreement, Marquee shall not, and shall not permit any Marquee Subsidiary to, without the consent of SFX (which shall not be unreasonably withheld):

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Marquee Subsidiary to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) other than as set forth in Section 5.01(b) of the Marquee Disclosure Schedule or as set forth in the agreements specifically identified thereon, purchase, redeem or otherwise acquire any shares of capital stock of Marquee or any Marquee Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than as set forth in Section 5.01(b) of the Marquee Disclosure Schedule or as set forth in the agreements specifically identified thereon;

     (c) amend its Certificate of Incorporation, Bylaws or other comparable organizational documents;

     (d) except as and to the extent set forth in the Acquisition Contracts, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to Marquee and the Marquee Subsidiaries, taken as a whole;

     (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, that are material to Marquee and the Marquee Subsidiaries, taken as a whole;

     (f) except in the ordinary course of business consistent with past practice, except as set forth in Section 5.01(f) of the Marquee Disclosure Schedule or as set forth in the agreements specifically identified thereon and except for intercompany Indebtedness between Marquee and any Marquee Subsidiary or between Marquee Subsidiaries, (i) incur or guarantee any Indebtedness, or
(ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to Marquee or any direct or indirect wholly owned Marquee Subsidiary or to officers and employees of Marquee or any Marquee Subsidiary for travel, business or relocation expenses in the ordinary course of business;

     (g) make or agree to make any new capital expenditures which in the aggregate are in excess of $50,000;

     (h) make any tax election that could reasonably be expected to have a Material Adverse Effect on Marquee or settle or compromise any material income tax liability;

     (i) except as required by Law, and except in the ordinary course of business or as would not (x) reasonably be expected to have a Material Adverse Effect on Marquee or (y) prevent or delay consummation of the Transactions or otherwise prevent Marquee from timely performance of its obligations under this Agreement, enter into (other than entry into the Acquisition Contracts and the agreement contemplated by Section 7.02(d)), modify, amend or terminate any material contract or agreement to which Marquee or any Marquee Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

     (j) except as required by Law, modify, amend or terminate any Acquisition Contract or waive, release or assign any material rights or claims thereunder;

     (k) make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

     (l) fail to act in the ordinary course of business consistent with past practice of Marquee, exercising commercially reasonable care to (i) preserve substantially intact Marquee's and each Marquee Subsidiary's present business organization, (ii) keep available the services of any employee with an employment contract with Marquee or any Marquee Subsidiary, and (iii) preserve its present relationships with clients, sponsors, suppliers and others having significant business dealings with them;

     (m) fail to use commercially reasonable efforts to maintain the material assets of Marquee and each Marquee Subsidiary in their current physical condition, except for ordinary wear and tear and damage, provided that nothing contained herein shall be deemed to prohibit Marquee or the Marquee Subsidiaries from undertaking or completing any capital expenditures permitted by clause (g) hereof;

     (n) merge or consolidate with or into any other legal entity or dissolve or liquidate any Marquee Subsidiary;

     (o) except as required by the terms and provisions of written contracts between Marquee or any Marquee Subsidiary and an employee thereof as in existence on the date of this Agreement or as set forth in Section 5.01(o) of the Marquee Disclosure Schedule or as set forth in the agreements specifically identified thereon, (i) adopt or amend any Benefit Plan other than in the ordinary course of business consistent with past practice or as required by Law, or (ii) materially increase in any manner the aggregate compensation or fringe benefits (including, without limitation, commissions) of any officer, director, or employee or other personnel of Marquee or any Marquee Subsidiary (whether employees or independent contractors) other than as required by Law;

     (p) pay, discharge or satisfy any material (on a consolidated basis for Marquee and the Marquee Subsidiaries taken as a whole) claims, liabilities, or obligations (absolute, accrued, asserted or un-asserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material (on a consolidated basis for Marquee and the Marquee Subsidiaries, taken as a whole) accounts payable, liabilities or obligations when due and payable;

     (q) engage in any transactions with any of its affiliates other than (i) transactions between Marquee and any Marquee Subsidiary or among Marquee Subsidiaries, or (ii) transactions disclosed as of the date of this Agreement in the Marquee SEC Reports; or

     (r) authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 5.02. CONDUCT OF BUSINESS BY SFX PENDING THE MERGER. SFX covenants and agrees that, from the date of this Agreement until the earlier of (x) the date on which this Agreement is terminated and (y) the Effective Time, unless Marquee shall otherwise agree in writing or except as otherwise required by this Agreement, SFX shall, and shall cause the SFX Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except where the failure to so act would not adversely affect SFX's ability to perform its obligations hereunder. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall prohibit SFX from (i) consummating acquisitions with respect to which definitive agreements have been executed as of the date hereof, (ii) entering into transactions, on an arm's length basis, in connection with the consummation of such acquisitions, including, without limitation, debt and/or equity financing, or (iii) entering into additional acquisition agreements on an arm's length basis.

     SECTION 5.03. OTHER ACTIONS. Between the date of this Agreement and the Effective Time, Marquee and SFX shall use their best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied. Marquee and SFX shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied.


                      ARTICLE VI -- ADDITIONAL AGREEMENTS

     SECTION 6.01. REGISTRATION STATEMENT; PROXY STATEMENT. (a) Within 105 days after the execution of this Agreement, SFX and Marquee shall prepare and file with the SEC a preliminary proxy statement or a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") including therein a proxy statement to be sent to the stockholders of Marquee (the "Proxy Statement") and prospectus, in connection with the registration under the Securities Act of the shares of SFX Class A Common Stock to be issued to the holders of the Marquee Common Stock pursuant to the Merger. SFX and Marquee shall cooperate with each other in connection with any other filings with the SEC that either is obligated to make as a result of the Transactions. SFX and Marquee each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, SFX shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of SFX Class A Common Stock pursuant to the Merger. Each of Marquee and SFX shall pay its own expenses incurred in connection with the Registration Statement, Proxy Statement and the Marquee Stockholders' Meeting (as defined herein), including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that Marquee and SFX each shall pay one-half of any filing fees and printing expenses incurred in connection therewith. Marquee shall furnish all information concerning Marquee as SFX may reasonably request, and SFX shall furnish all information concerning SFX as Marquee may reasonably request, in each case in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, Marquee shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include the unanimous recommendation of the Marquee Independent Committee and the recommendation of the Board of Directors of Marquee in favor of the Merger, unless otherwise required by the applicable fiduciary duties of the directors as determined by such directors in good faith after consultation with independent legal counsel.

     No amendment or supplement to the Proxy Statement or the Registration Statement will be made by SFX or Marquee without the approval of the other party, which shall not be unreasonably withheld. SFX and Marquee each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the SFX Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     SFX shall prepare and submit to the Nasdaq Stock Market a listing application covering the shares of SFX Class A Common Stock issuable in the Merger (including shares issuable upon exercise of Options and Warrants), and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of SFX Class A Common Stock, subject to official notice of issuance. Marquee shall cooperate fully with SFX with respect to such listing.

     SFX shall use commercially reasonable efforts to maintain the effectiveness of the Registration Statement (and maintain the current status of the Prospectus contained therein) for so long as the Options and Warrants remain outstanding.

     (b) SFX represents, warrants and agrees that the information supplied by SFX or its representatives for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Marquee, (iii) the time of the Marquee Stockholders' Meeting, and (iv) the Effective Time (with respect to the Registration Statement only), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to SFX or any SFX Subsidiary, or their respective officers or directors, should be discovered by SFX which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, SFX shall promptly inform Marquee. Notwithstanding the foregoing, SFX and Acquisition Sub make no representation or warranty with respect to any information supplied by Marquee or any of its representatives which is contained in the Registration Statement or Proxy

Statement. All documents that SFX is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

     (c) Marquee represents, warrants and agrees that the information supplied by Marquee or its representatives for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Marquee,
(iii) the time of the Marquee Stockholders' Meeting, and (iv) the Effective Time (with respect to the Registration Statement only), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Marquee or any Marquee Subsidiary, or their respective officers or directors, should be discovered by Marquee which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Marquee shall promptly inform SFX. Notwithstanding the foregoing, Marquee makes no representation or warranty with respect to any information supplied by SFX or Acquisition Sub or any of their representatives in the Registration Statement or Proxy Statement. All documents that Marquee is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

     (d) Marquee, SFX and Acquisition Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the Registration Statement and the Proxy Statement, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

     SECTION 6.02. STOCKHOLDERS' MEETINGS. Marquee shall call a meeting of its stockholders (the "Marquee Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger, and Marquee shall use all commercially reasonable efforts to hold the Marquee Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Without limiting the generality of the foregoing, Marquee agrees that its obligations pursuant to the preceding sentence shall not be affected by the commencement, public proposal, public disclosure or communication to Marquee of any Takeover Proposal (as defined hereinafter), unless this Agreement has been terminated. Unless otherwise required under applicable fiduciary duties of Marquee's directors, as determined in good faith after consultation with independent legal counsel, Marquee shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals.

     SECTION 6.03. APPROPRIATE ACTION; CONSENTS; FILINGS. (a) Marquee, SFX and Acquisition Sub shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from all applicable

Governmental Authorities all consents, licenses, permits, waivers, approvals, authorizations or orders legally required to be obtained or made by SFX or Marquee or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities Laws, (B) the rules and regulations of the Nasdaq National Market, (C) Delaware Law, (D) the HSR Act and any related governmental request thereunder, and (E) all other applicable Laws; provided that SFX and Marquee shall cooperate fully with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Marquee and SFX shall use reasonable best efforts to furnish to each other all information required for each application or other filing to be made pursuant to the rules and regulations of the Nasdaq National Market and all applicable Laws (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the Transactions. Notwithstanding anything herein to the contrary, the withdrawal and prompt re-filing of SFX's filings with respect to the Merger pursuant to the HSR Act on or about September 18, 1998, shall not be deemed to violate this Agreement, nor shall the taking of any reasonable action in dealing with inquires with respect to the Merger by the Department of Justice be deemed to violate this Agreement; provided, however, that nothing contained herein shall be deemed to require consummation of the Merger on any terms other than as set forth in this Agreement.

     (b) (i) Each of SFX and Marquee shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (A) legally necessary to consummate the Transactions, (B) disclosed or required to be disclosed in the Marquee Disclosure Schedule or the SFX Disclosure Schedule or (C) required to prevent a Material Adverse Effect on SFX or Marquee from occurring prior to or after the Effective Time; provided, however, that "commercially reasonable efforts" as used in this Agreement shall not require any party to undertake extraordinary or unreasonable measures to obtain any approvals or consents, including, without limitation, the initiation or prosecution of legal proceedings. At Closing, Marquee will deliver landlord estoppel certificates in form reasonably satisfactory to SFX.

     (ii) If SFX or Marquee fails to obtain any third party consent described in subsection (b)(i) above, then it shall use its commercially reasonable efforts, and shall take any actions reasonably requested by the other party, to minimize any adverse effect upon Marquee and SFX, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the earlier of (x) the termination of this Agreement and (y) the Effective Time, each party shall promptly notify the other party of any actual or, to the best knowledge of the first party, threatened action, proceeding or investigation by or before any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger, the conversion of Marquee Common Stock into SFX Class A Common Stock pursuant to the Merger or the Transactions or
(ii) seeking to restrain or prohibit the consummation of the Merger or the Transactions or otherwise limit the right of SFX to own or operate all or any portion of the businesses or assets of Marquee, which in either case is reasonably likely to have a Material Adverse Effect on Marquee prior to the Effective Time, or a Material Adverse Effect on SFX (including the Surviving Corporation) after the Effective Time.

     SECTION 6.04. ACCESS TO INFORMATION. (a) From the date hereof until the earlier of (x) the termination of this Agreement and (y) the Effective Time, SFX and Marquee will each provide to the other, during normal business hours and upon reasonable notice, access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than information and documents that in the opinion of such other party's counsel may not be disclosed under applicable Law.

     (b) Marquee shall cooperate fully (with SFX responsible for all reasonable costs and expenses) with SFX in connection with certain financing transactions SFX may undertake. In connection therewith, at the request of SFX, Marquee (with SFX responsible for all reasonable costs and expenses) will cause its officers, directors, employees, representatives, consultants and advisors to assist in the preparation of offering memoranda and pro forma financial information and to participate in any road show presentations SFX shall undertake in connection therewith, provided that such assistance shall not unreasonably interfere with the performance by any of such officers, directors, employees, representatives, consultants or advisors of services for Marquee. In furtherance of the foregoing, Marquee shall use its best efforts to cause its auditors to provide and allow the filing of consents and "comfort letters" and other documentation as may be required for the inclusion of any financial statements of Marquee prepared at the request of SFX, to allow such financial statements to be used in public or private financing documents.

     SECTION 6.05. ACQUISITION PROPOSALS. Neither Marquee nor any Marquee Subsidiary shall initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries to obtain a Takeover Proposal, or enter into an agreement with respect to any Takeover Proposal or agree to or endorse any Takeover Proposal, or authorize or permit any of the officers, directors or employees of Marquee or any Marquee Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by Marquee or any Marquee Subsidiary to take any such action, and Marquee shall promptly notify SFX of all relevant terms and conditions of any such inquiries and proposals received by Marquee or any Marquee Subsidiary or by any such officer, director, investment banker, financial advisor or attorney (including the identity of the person from whom such inquiry or proposal was received), and if such inquiry or proposal is in writing, Marquee shall deliver or cause to be delivered to SFX a copy of such inquiry or proposal; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of Marquee or any Marquee Subsidiary or their representatives from (i) furnishing information to, facilitating, entering into discussions or negotiations with, or agreeing with, any person or entity in connection with an unsolicited bona fide Takeover Proposal that involves consideration to Marquee's stockholders with a value that the Board of Directors of Marquee reasonably believes, after consultation with the Marquee Banker, is superior to the consideration provided for in the Merger, if, and only to the extent that (A) the Board of Directors of Marquee, after consultation with independent legal counsel determines in good faith that such action is required for the Board of Directors of Marquee to comply with its fiduciary duties to stockholders imposed by applicable Law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Marquee (x) provides as promptly as practicable written notice to SFX of Marquee's intention to furnish such information to, or begin such discussions or negotiations with, such person or entity and (y) obtains from such person or entity a customary confidentiality agreement, or
(ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" shall mean any of the following involving Marquee or any Marquee Subsidiary:
(i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Marquee and the Marquee Subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for 25% or more of any outstanding class of capital stock of Marquee or the filing of a registration statement under the Securities Act in connection therewith, (iv) the acquisition by any person of "beneficial ownership" or the right to acquire beneficial ownership of, or the formation of any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of any class of capital stock of Marquee, or (v) any public announcement of a proposal, plan or intention to do any of the foregoing.

     SECTION 6.06. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, who has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Marquee or any of the Marquee Subsidiaries, or an employee of Marquee or any of the Marquee Subsidiaries who acts as a fiduciary under any employee benefit plan of Marquee or any of the Marquee Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer or such an employee of Marquee or any of the Marquee Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware Law or the Surviving Corporation's Certificate of Incorporation and Bylaws, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law or the Surviving Corporation's Certificate of Incorporation and Bylaws; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which shall not be unreasonably withheld). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to SFX, and the Surviving Corporation shall pay all fees and expenses of such counsel for such Indemnified Parties. The Indemnified Parties as a group shall retain only one law firm (plus appropriate local counsel) to represent them with respect to each such Claim unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event each such Indemnified Party shall be entitled to retain separate legal counsel at the expense of the Surviving Corporation. SFX hereby unconditionally and irrevocably guarantees the full and prompt payment and performance of any and all of the Surviving Corporation's obligations under this Agreement. The indemnification provisions in the Surviving Corporation's Certificate of Incorporation and Bylaws shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any matter that would affect adversely the rights thereunder of any Indemnified Party, unless such modification shall be required by Delaware Law.

     (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Marquee covering all of the individuals currently covered thereby (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred at or prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to pay annual premiums for such insurance in excess of 200% in the aggregate of Marquee's current annual premium unless SFX continues to maintain its directors' and officers' liability insurance despite a comparable increase; and provided further, that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

     SECTION 6.07. OBLIGATIONS OF ACQUISITION SUB. SFX shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and hereby irrevocably and unconditionally guarantees all such obligations of Acquisition Sub.

     SECTION 6.08. PUBLIC ANNOUNCEMENTS. SFX and Marquee shall consult with each other before issuing any press release or otherwise making any public statements with respect to this

Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation. Prior to the Effective Time, Marquee will not issue any other press release or otherwise make any public statements regarding its business, except, in each case, as may be required by Law or any listing agreement with the American Stock Exchange or any other exchange to which Marquee is a party. Marquee and SFX shall consult with each other concerning the means by which the employees, clients, sponsors and suppliers of, and others having dealings with, Marquee and the Marquee Subsidiaries will be informed of the Transactions.

     SECTION 6.09. NOTIFICATION OF CERTAIN MATTERS. (a) Between the date of this Agreement and the Closing Date, each of Marquee and SFX shall promptly notify the other party in writing (i) if it becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, (ii) if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (iii) in the event of any breach of any covenant contained in this Agreement or (iv) of the occurrence of any event or change (A) making, or which insofar as can be reasonably foreseen would make, the satisfaction of the conditions contained in Article VII impossible or unlikely or (B) having, or which insofar as can be reasonably foreseen would have, a Material Adverse Effect on such party. The delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (b) If any fact, condition or event described in paragraph (a) above would require any change in the Marquee Disclosure Schedule or the SFX Disclosure
Schedule if such disclosure schedule were dated the date of the occurrence or discovery of any such fact or condition, then Marquee or SFX, as the case may be, will promptly deliver to the other party a supplement to such disclosure schedule specifying such change. If the receiving party does not deliver written notice of termination pursuant to Section 8.01(e) or Section 8.01(f) within 20 days after delivery of such supplement, then the portions of the applicable disclosure schedule relating to the delivering party's representations and warranties (but no other portion of such disclosure schedule) shall be deemed to have included the information set forth in such supplement as if set forth therein on the date hereof and for all purposes hereof, including, without limitation, Sections 7.02(a) and 7.03(a).

     SECTION 6.10. FURTHER ACTION. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time, including, without limitation, any required documents to permit SFX to assume the Options and Warrants; provided, however, that this Section shall not require either party to undertake extraordinary or commercially unreasonable measures in connection therewith, including, without limitation, the initiation or prosecution of legal proceedings.

     SECTION 6.11. AFFILIATE AGREEMENTS; TAX TREATMENT. (a) Section 6.11(a) of the Marquee Disclosure Schedule lists the names and addresses of those persons who are, in Marquee's reasonable judgment, "affiliates" of Marquee within the meaning of Rule 145 under the Securities Act (each, a "Marquee Affiliate"). Marquee shall use all best efforts to obtain Affiliate Agreements in the form of Exhibit C hereto ("Affiliate Agreements") from (i) at least 30 days prior to the Effective Time, each of the officers, directors and stockholders of Marquee specified in Section 6.11(a) of the Marquee Disclosure Schedule and (ii) any person who may be deemed to have become an Marquee Affiliate (under Rule 145 under the Securities Act) after the date of this Agreement and on or prior to the Effective Time as soon as practicable after the date on which such person attains such status. Each party hereto shall use its best efforts to cause the Merger to qualify as a reorganization qualifying under the provisions of
Section 368(a) of the Code, including, without limitation, that SFX agrees that, with respect to the Merger, it will, and will cause the Surviving Corporation to, satisfy the continuity of business enterprise requirements within the meaning of Treas. Reg. ss. 1.368-1(d).

     (b) Both on the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of Marquee and on the date that the Merger is consummated, Marquee and SFX shall receive an opinion of Baker & McKenzie, reasonably satisfactory in form and substance to Marquee and its counsel Paul, Hastings, Janofsky & Walker LLP and SFX, based, in each case, upon representation letters substantially in the form of Exhibits D and E, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, (ii) SFX, Acquisition Sub and Marquee will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) neither the stockholders of Marquee nor Marquee shall recognize any gain or loss or dividend income for U.S. federal income Tax purposes as a result of the Merger, other than (in the case of the stockholders of Marquee) to the extent such stockholders receive cash in lieu of fractional shares in the Merger.

     SECTION 6.12. EMPLOYEE BENEFIT PLANS. SFX and Marquee agree that the Benefit Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined by SFX after the Effective Time. To the extent such Benefit Plans are not continued, it is the current non-binding intent of the parties that employee benefit plans of SFX which are no less favorable, in the aggregate, to the employees covered by such plans shall be provided.

     SECTION 6.13. RELEASES. Marquee shall use its commercially reasonable efforts to obtain, prior to the Effective Time, the amendment to the Unit Purchase Option in the form attached hereto as Exhibit F from the holder(s) of the Unit Purchase Option ("Release Agreement").

     SECTION 6.14. CERTAIN AGREEMENTS. Marquee shall use its best efforts to enter into the agreements (and consummate the transactions contemplated therein) listed in Section 6.14 of the SFX Disclosure Schedule substantially in such manner as set forth therein.

     SECTION 6.15. GOVERNANCE. At or prior to the Effective Time, SFX will cause Robert M. Gutkowski to be appointed as a non-voting observer to the Board of Directors of SFX.

     SECTION 6.16. FINANCING MATTERS. SFX hereby agrees to provide financing to Marquee, on mutually acceptable terms and in an amount not to exceed US$5.0 million in the aggregate, solely for purposes of permitting Marquee to make the acquisition described on Schedule 6.16 hereof. If this Agreement is terminated for any reason, the amount of such financing, together with interest thereon at the rate stated therein, shall be repaid by Marquee to SFX within one year of such termination.

                    ARTICLE VII -- CONDITIONS TO THE MERGER

     SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Marquee, SFX and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the Transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of Marquee in accordance with Delaware Law and Marquee's Certificate of Incorporation and Bylaws;

     (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used all reasonable efforts to prevent the entry of any such Order that may be entered;

     (c) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

     (d) SFX and Marquee shall have received from the Nasdaq Stock Market evidence that the shares of SFX Class A Common Stock to be issued to the stockholders of Marquee in the Merger shall be listed on the Nasdaq National Market immediately following the Effective Time;

     (e) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; provided, however, that the condition set forth in this Section 7.01(e) shall be deemed satisfied if such waiting period is terminated on the condition that SFX divest of, or take any other action with respect to, any interest to be acquired by it in QBQ Entertainment, Inc., provided that Marquee cooperates with SFX if any action is to be taken prior to the Closing;

     (f) SFX and Marquee shall have received the tax opinion provided for in
Section 6.11; and

     (g) all other consents, authorizations, orders and approvals of (or filings or registrations with) any third party or governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except (x) for filings in connection with the Merger and any other documents required to be filed after the Effective Time and (y) where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on either the business of Marquee and the Marquee Subsidiaries, taken as a whole, following the Effective Time, or the business of SFX and the SFX Subsidiaries, taken as a whole, following the Effective Time.

     SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF SFX AND ACQUISITION
SUB. The obligations of SFX and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) Marquee shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Time, and the representations and warranties of Marquee set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not have a Material Adverse Effect on Marquee, and SFX shall have received a certificate signed on behalf of Marquee by the chief executive officer and the chief financial officer of Marquee to such effect;

     (b) SFX shall have received a signed Affiliate Agreement from each Marquee Affiliate and any other person who may be deemed to have become an affiliate of Marquee (under Rule 145 under the Securities Act) after the date of this Agreement and at or prior to the Effective Time;

     (c) since the date of this Agreement, there shall not have occurred any Material Adverse Effect relating to Marquee, and SFX shall have received a certificate, subject to a knowledge qualification, of the chief executive officer and chief financial officer of Marquee to that effect;

     (d) Marquee shall have entered into a credit agreement with BankBoston, N.A. on substantially the same terms as set forth in the commitment letter between Marquee and BankBoston, N.A. dated June 19, 1998, a copy of which has been provided to SFX;

     (e) each of the Escrow Releases, the Settlement Agreement and the Employment Agreement Amendments shall remain in full force and effect; and

     (f) Marquee shall have (i) consummated the acquisition set forth in
Section 7.02(f) of the Marquee Disclosure Schedule substantially as described therein or (ii) entered into an agreement to acquire one or more comparable entities (including, without limitation, in terms of EBITDA and operations) on comparable terms and conditions (including, without limitation, purchase price), such entity or entities, terms and conditions being acceptable to SFX (including the SFX Independent Committee) and the SFX Banker in their sole discretion.

     SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF MARQUEE. The obligations of Marquee to consummate the Merger are subject to the satisfaction of the following additional conditions:

     (a) SFX and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by them on or prior to the Effective Time, and the representations and warranties of SFX and Acquisition Sub set forth in this Agreement shall be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not have a Material Adverse Effect on SFX, and Marquee shall have received a certificate signed on behalf of SFX by the chief executive officer and the chief financial officer of SFX to such effect; and

     (b) since the date of this Agreement, there shall not have occurred any Material Adverse Effect relating to SFX, and Marquee shall have received a certificate, subject to a knowledge qualification, of the chief executive officer and the chief financial officer of SFX to that effect.


               ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

     (a) by mutual written consent duly authorized by the Boards of Directors (including the Marquee Independent Committee or the SFX Independent Committee, as the case may be) of each of SFX and Marquee;

     (b) by either SFX or Marquee, if either (i) the Effective Time shall not have occurred on or before April 30, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 6.03(a) and under the proviso to Section 7.01(b);

     (c) by SFX, if (i) the Marquee Independent Committee or the Board of Directors of Marquee fails to recommend, withdraws, or materially modifies or materially changes, their recommendations of this Agreement or the Merger in a manner adverse to SFX or shall have resolved to do any of the foregoing, (ii) the Marquee Independent Committee or the Board of Directors of Marquee shall have recommended to the stockholders of Marquee a Takeover Proposal or shall have failed to recommend against accepting a Takeover Proposal or take no position with respect thereto or shall have resolved to do any of the foregoing, or (iii) any person (other than SFX, Acquisition Sub or any affiliate thereof) shall have acquired "beneficial ownership" or the right to acquire beneficial ownership of, or any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 25% of the then outstanding shares of any class of capital stock of Marquee;

     (d) by Marquee or SFX, if the stockholders of Marquee shall have failed to approve and adopt this Agreement, the Merger and the other Transactions at a meeting duly convened therefor;

     (e) by SFX, upon a breach of any representation, warranty, covenant or agreement on the part of Marquee set forth in this Agreement, or if any representation or warranty of Marquee shall have become untrue, in either case such that the conditions set forth in Section 7.02 would not be satisfied (a "Terminating Marquee Breach"); provided, however, that such Terminating Marquee Breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach ("Material Breach") (provided that SFX is not then in Material Breach of any representation, warranty, covenant or agreement set forth in this Agreement);

     (f) by Marquee, upon breach of any representation, warranty, covenant or agreement on the part of SFX set forth in this Agreement, or if any representation or warranty of SFX shall have become untrue, in either case such that the conditions set forth in Section 7.03 would not be satisfied ("Terminating SFX Breach"); provided, however, that such Terminating SFX Breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that Marquee is not then in Material Breach of any representation, warranty, covenant or agreement set forth in this Agreement);

     (g) by Marquee or the Marquee Independent Committee, upon the revocation by the Marquee Banker of its written fairness opinion if such revocation was
(i)(A) directly related to a material misstatement or omission contained in the information regarding SFX provided to the Marquee Banker by SFX, and (B) Marquee does not directly or indirectly solicit such a revocation or (ii) a direct result of a Material Adverse Effect with respect to SFX;

     (h) by SFX or the SFX Independent Committee, upon the revocation by the SFX Banker of its written fairness opinion if such revocation was (i)(A) directly related to a material misstatement or omission contained in the information regarding Marquee provided to the SFX Banker by Marquee, and (B) SFX does not directly or indirectly solicit such a revocation or (ii) a direct result of a Material Adverse Effect with respect to Marquee; or

     (i) by Marquee, if Marquee accepts a Takeover Proposal in accordance with its obligations under Section 6.05; provided that it complies with the applicable requirements of Section 8.02.

     SECTION 8.02. FEES AND EXPENSES; EFFECT OF TERMINATION. (a) Except as provided in Section 6.01 and below in this Section 8.02, and except for filing fees under the HSR Act in connection with the transactions contemplated by this Agreement, 50% of which shall be paid by SFX and 50% of which shall be paid by Marquee, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) Marquee shall pay, or shall cause to be paid, upon demand in same day funds to SFX a termination fee (the "Termination Fee") of $900,000, and Specified Expenses (as defined herein), if:

     (i) this Agreement is terminated pursuant to Section 8.01(i) or Section 8.01(c) (except in the event a termination occurs pursuant to Section 8.01(c)(i) due to the occurrence of an event described in Section 8.01(f) or 8.01(g)); or

     (ii) this Agreement is terminated pursuant to Section 8.01(b)(i) or 8.01(d) and in either event a Takeover Proposal has been made prior to such termination and definitive documentation with respect to such Takeover Proposal is entered into within 12 months of such termination.

     (c) Except in connection with a termination pursuant to which the Termination Fee would otherwise be due and owing, Marquee shall pay SFX upon demand a fee in same day funds of $500,000, if this Agreement is terminated pursuant to Section 8.01(d).


     (d) The fees and expenses pursuant to this section shall be paid without reservation of rights or protests, and Marquee, upon making such payment, shall be deemed to have released and waived any and all rights that it may have to recover such amounts.


     (e) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, all obligations of the parties hereto shall terminate except the obligations of the parties pursuant to this Section
8.02 and Article IX.


     No termination of this Agreement pursuant to Section 8.01(e), (f), (g) or
(h) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding the foregoing, if SFX is required to file suit to seek the Termination Fee or Specified Expenses, and it ultimately succeeds on the merits, it shall be entitled to all expenses, including attorneys' fees, which it has incurred in enforcing its rights under this Section 8.02.


     (f) As used herein, "Specified Expenses" means all reasonable out-of-pocket expenses and fees actually incurred or accrued by a party or on its behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to such party (including financing, commitment and other fees payable thereto), accountants and other experts and consultants to such party and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith; provided, however, that the aggregate amount of Specified Expenses shall not exceed $500,000.


     SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the approval of this Agreement and the Merger by the stockholders of Marquee; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the stockholders of Marquee without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.


     SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto with the consent of its Independent Committee and Board of Directors may
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                       ARTICLE IX -- GENERAL PROVISIONS

     SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.10 and the agreements delivered pursuant to this Agreement shall survive the Effective Time indefinitely, or for such other term specified in any such agreements, and except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to SFX or Acquisition Sub:

         SFX Entertainment, Inc.
          650 Madison Avenue, 16th Floor
          New York, New York 10022
          Attention: Robert F.X. Sillerman
          Facsimile: (212) 753-3188

          with copies to:

          Baker & McKenzie
          Two Allen Center, Suite 1200
          1200 Smith Street
          Houston, Texas 77002-4579
          Attention: Amar Budarapu
          Facsimile: (713) 427-5099

          Morgan, Lewis & Bockius LLP
          101 Park Avenue
          New York, New York 10128
          Attention: Howard L. Shecter
          Facsimile: (212) 309-7044

     if to Marquee:

         The Marquee Group, Inc.
          888 Seventh Avenue
          New York, New York 10019
          Attention: Robert M. Gutkowski
          Facsimile: (212) 977-4625

          with a copy to:

          Paul, Hastings, Janofsky & Walker LLP
          399 Park Avenue, 31st Floor
          New York, New York 10022
          Attention: William F. Schwitter
          Facsimile: (212) 319-4090

     SECTION 9.03. CERTAIN DEFINITIONS. Unless the context requires otherwise, for purposes of this Agreement, the term:

     (a) "affiliate" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

     (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

     (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

     (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the rights, interests and obligations hereunder of Acquisition Sub may be assigned to any SFX Subsidiary. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II and Section 6.06, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.


     SECTION 9.06. INCORPORATION OF SCHEDULES. The Marquee Disclosure Schedule and the SFX Disclosure Schedule referred to herein and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

     SECTION 9.08. GOVERNING LAW. EXCEPT TO THE EXTENT THAT DELAWARE LAW IS MANDATORILY APPLICABLE TO THE MERGER AND THE RIGHTS OF THE STOCKHOLDERS OF MARQUEE AND ACQUISITION SUB, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE CITY OF NEW YORK, STATE OF NEW YORK.

     SECTION 9.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.11. WAIVER OF JURY TRIAL. Each of SFX, Marquee and Acquisition Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of SFX, Marquee or Acquisition Sub in the negotiation, administration, performance and enforcement thereof.

     SECTION 9.12. ENTIRE AGREEMENT. This Agreement, the Marquee Disclosure Schedule, the SFX Disclosure Schedule, the Exhibits attached hereto, and all documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.


                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, SFX, Acquisition Sub and Marquee have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        SFX ENTERTAINMENT, INC.



                                        By: /s/ Robert F.X. Sillerman
                                           ------------------------------------

                                           Robert F.X. Sillerman

                                           Executive Chairman and
                                           Member of the Office of the Chairman




                                        SFX ACQUISITION CORP.



                                        By: /s/ Robert F.X. Sillerman
                                           ------------------------------------

                                           Robert F.X. Sillerman

                                           Executive Chairman



                                        THE MARQUEE GROUP, INC.



                                        By: /s/ Robert M. Gutkowski
                                           ------------------------------------

                                           Robert M. Gutkowski

                                           President and Chief Executive
                                           Officer

           ANNEX II -- OPINION OF PRUDENTIAL SECURITIES INCORPORATED


PRIVATE AND CONFIDENTIAL


                                                               January 24, 1999

The Board of Directors
The Marquee Group, Inc.
888 7th Avenue, 37th Floor
New York, NY 10019

Members of the Board,

     We understand that The Marquee Group, Inc., a Delaware corporation (the "Company"), SFX Entertainment, Inc., a Delaware corporation ("SFX"), and SFX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of SFX (the "Acquisition Sub"), propose to amend the Agreement and Plan of Merger dated as of July 23, 1998 (as amended through October 16, 1998, the "Agreement"). Pursuant to the Agreement, as amended, the Acquisition Sub shall merge with and into the Company and the Company shall be the surviving corporation (the "Merger"). In the Merger each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive the number of shares of Class A common stock, par value $0.01 per share, of SFX (the "SFX Common Stock") equal to a ratio (the "Exchange Ratio") determined in the following manner:

   (i) if the SFX Average Price (as defined below) is less than or equal to $42.75, the Exchange Ratio shall mean 0.1111 of a share of the SFX Common Stock;

   (ii) if the SFX Average Price is greater than $42.75 but less than or equal to $60.00, then the Exchange Ratio shall mean a number of shares of SFX Common Stock equal to the quotient obtained by dividing $4.75 by the SFX Average Price;

   (iii) if the SFX Average Price is greater than $60.00 but less than or equal to $66.00, then the Exchange Ratio shall mean a number of shares of SFX Common Stock equal to (a) 0.1000 less (b) the quotient obtained by dividing $1.25 by the SFX Average Price;

   (iv) if the SFX Average Price is greater than $66.00, the Exchange Ratio shall mean a number of shares equal to the quotient obtained by dividing $5.35 by the SFX Average Price.

The "SFX Average Price" shall equal the average of the last reported sale price of the SFX Common Stock as reported by the Nasdaq National Market for the fifteen consecutive trading days ending on the fifth trading day prior to the effective time of the Merger.

     You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the holders of the Company Common Stock (other than Robert F.X. Sillerman and Howard J. Tytel).

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

   (i) the Agreement and a draft dated January 20, 1999 of amendment no. 4 to the Agreement ("Amendment No. 4");

   (ii) certain publicly-available historical financial and operating data concerning the Company including, but not limited to, (a) the Annual Reports to Stockholders and Annual Reports on Form 10-KSB of the Company for the fiscal years ended December 31, 1996 and 1997, (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998 and (c) the Company's Prospectus, dated October 7, 1997, relating to the sale of 7,500,000 shares of the Company Common Stock;

   (iii) certain publicly-available historical financial and operating data concerning SFX including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1997,
              (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998, (c) SFX's Prospectus, dated May 20, 1998, relating to the sale of 7,000,000 shares of SFX Common Stock, (d) Prospectus Supplement No. 3 to SFX's Prospectus, dated June 30, 1998, relating to the sale of 3,740,034 shares of SFX Common Stock and (e) the Current Report on Form 8-K, dated November 23, 1998;

   (iv) certain information relating to the Company, including financial forecasts prepared by the management of the Company;

   (v) certain information relating to the acquisitions of Alphabet City Industries, Inc., Alphabet City Sports Records, Inc., Cambridge Sports International, Park Associates Limited, Tollin/Robbins Productions, Tollin/Robbins Management, LLC, and Tony Stephens Associates Limited by the Company (the "Acquisitions"), including selected financial data and certain financial forecasts prepared by the management of the Company in connection with the Acquisitions;

   (vi) certain information relating to SFX, including financial forecasts prepared by the management of SFX;

   (vii) the financial terms of certain recent transactions we deemed relevant to our inquiry;

   (viii) the historical stock prices and trading volumes of the Company Common Stock and the SFX Common Stock; and

   (ix) such other financial studies, analyses and investigations that we deemed appropriate.

     We have assumed, with your consent, that the draft dated January 20, 1999 of Amendment No. 4 which we reviewed (as referred to above) will conform in all material respects to that document when in final form.

     We have discussed with the senior management of the Company and SFX: (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies, and (iv) such other matters as we deemed relevant.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly-available or was provided to us by the Company and SFX and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or SFX. With respect to certain financial forecasts provided to us by the management of the Company for the Company and the companies acquired in the Acquisitions (the "Acquired Companies") and by the management of SFX for SFX, we have assumed that such information (and the assumptions and bases therefor) represents the Company's management's best currently available estimate as to the future financial performance of the Company and the Acquired Companies, and SFX's management's best currently available estimate as to the future financial performance of SFX. For purposes of our opinion, we have assumed the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Further, our opinion is based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

     In connection with our advisory assignment, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, indications of interest from third parties for the acquisition of all or part of the Company. Our opinion does not address, nor should it be construed to address, the relative merits of the Merger or any alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which the SFX Common Stock will trade following consummation of the Merger.

     We have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Merger and will receive an advisory fee for such services, a portion of which fee is contingent upon the consummation of the Merger. As you know, we have in the past provided investment banking services to the Company and SFX and have received customary fees for the rendering of such services. In particular, we served as an underwriter for SFX's offering of 7,000,000 shares of SFX Common Stock on May 20, 1998. In addition, we may serve as an underwriter in connection with a contemplated public offering of SFX Common Stock. We also publish equity research reports relating to the Company. In the ordinary course of business we may actively trade the shares of the Company Common Stock and the SFX Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


     This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote or as to any other action stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior consent, except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's stockholders.


     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock (other than Robert F.X. Sillerman and Howard J. Tytel) from a financial point of view.



                                       Very truly yours,



                                       PRUDENTIAL SECURITIES INCORPORATED